FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226123-10

PROSPECTUS

$746,733,000 (Approximate)

Benchmark 2020-B20 Mortgage Trust

(Central Index Key Number 0001824482)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

German American Capital Corporation
(Central Index Key Number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-B20

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2020-B20 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B20 consisting of the certificate classes identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates and VRR Interest”) and the VRR interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2020-B20 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates and the RR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR Interest will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in November 2020. The rated final distribution date for the certificates is the distribution date in October 2053.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$13,046,000		0.5563%	Fixed(5)	March 2025
Class A-2	$69,728,000		1.7503%	Fixed(5)	October 2025
Class A-3	$68,875,000		1.9454%	Fixed(5)	October 2027
Class A-4	$170,000,000		1.7462%	Fixed(5)	March 2030
Class A-5	$260,642,000		2.0341%	Fixed(5)	October 2030
Class A-SB	$18,529,000		1.8509%	Fixed(5)	March 2030
Class X-A	$667,339,000	(6)	1.7426%	Variable(7)	October 2030
Class X-B	$79,394,000	(6)	0.6968%	Variable(7)	October 2030
Class A-S	$66,519,000		2.3748%	Fixed(5)	October 2030
Class B	$38,624,000		2.5266%	Fixed(5)	October 2030
Class C	$40,770,000		3.3856%	WAC Cap(5)	October 2030

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 17.4% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 24.0% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 37.0% of each class of offered certificates and Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 21.6% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 30, 2020. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 113.5% of the aggregate certificate balances of the offered certificates plus accrued interest from October 1, 2020, before deducting expenses payable by the depositor.

J.P. Morgan	Goldman Sachs & Co. LLC	Deutsche Bank Securities	Citigroup

 Co-Lead Managers and Joint Bookrunners

Academy Securities	Drexel Hamilton
Co-Manager	Co-Manager

October 20, 2020

Benchmark Commercial Mortgage Securities Trust 2020-B20

Commercial Mortgage Pass-Through Certificates, Series 2020-B20

Idaho
3 properties
$11,887,500
1.3% of total
Minnesota
2 properties
$49,300,000
5.5% of total
Wisconsin
1 property
$6,186,126
0.7% of total
Illinois
11 properties
$43,553,474
4.8% of total
Indiana
1 property
$1,534,615
0.2% of total
Michigan
3 properties
$56,194,169
6.2% of total
Pennsylvania
1 property
$4,800,000
0.5% of total
New York
7 properties
$186,300,000
20.6% of total
Washington
3 properties
$40,290,000
4.5% of total
Ohio
2 properties
$582,754
0.1% of total
Oregon
1 property
$2,615,000
0.3% of total
Nevada
2 properties
$70,000,000
7.7% of total
New Jersey
1 property
$5,200,000
0.6% of total
California
10 properties
$241,580,250
26.7% of total
Maryland
1 property
$464,640
0.1% of total
Georgia
9 properties
$3,944,665
0.4% of total
Arizona
1 property
$40,400,000
4.5% of total
Kansas
1 property
$11,959,907
1.3% of total
Florida
2 properties
$16,551,136
1.8% of total
Texas
24 properties
$95,050,993
10.5% of total
Louisiana
1 property
$7,080,000
0.8% of total
Alabama
1 property
$7,800,000
0.9% of total
Kentucky
1 property
$213,648
0.0% of total
Percentage of Allocated Mortgage Loan Amount
0.0% – 5.0%
5.1% – 10.0%
10.1% – 26.7%

Summary of Certificates and VRR Interest

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$13,046,000		30.000%	0.5563%	Fixed(5)	March 2025	2.48	11/20 – 3/25
A-2	$69,728,000		30.000%	1.7503%	Fixed(5)	October 2025	4.65	3/25 – 10/25
A-3	$68,875,000		30.000%	1.9454%	Fixed(5)	October 2027	6.96	10/27 – 10/27
A-4	$170,000,000		30.000%	1.7462%	Fixed(5)	March 2030	9.00	9/28 – 3/30
A-5	$260,642,000		30.000%	2.0341%	Fixed(5)	October 2030	9.79	3/30 – 10/30
A-SB	$18,529,000		30.000%	1.8509%	Fixed(5)	March 2030	7.25	10/25 – 3/30
X-A	$667,339,000	(6)	NAP	1.7426%	Variable(7)	October 2030	NAP	NAP
X-B	$79,394,000	(6)	NAP	0.6968%	Variable(7)	October 2030	NAP	NAP
A-S	$66,519,000		22.250%	2.3748%	Fixed(5)	October 2030	9.96	10/30 – 10/30
B	$38,624,000		17.750%	2.5266%	Fixed(5)	October 2030	9.96	10/30 – 10/30
C	$40,770,000		13.000%	3.3856%	WAC Cap(5)	October 2030	9.96	10/30 – 10/30
Non-Offered Certificates
X-D	$50,426,000	(6)	NAP	1.6645%	Variable(7)	October 2030	NAP	NAP
X-F	$12,875,000	(6)	NAP	1.4145%	Variable(7)	October 2030	NAP	NAP
X-G	$10,729,000	(6)	NAP	1.4145%	Variable(7)	October 2030	NAP	NAP
X-H	$8,583,000	(6)	NAP	1.4145%	Variable(7)	October 2030	NAP	NAP
X-NR	$28,968,432	(6)	NAP	1.4145%	Variable(7)	October 2030	NAP	NAP
D	$28,968,000		9.625%	2.0000%	Fixed(5)	October 2030	9.96	10/30 – 10/30
E	$21,458,000		7.125%	2.0000%	Fixed(5)	October 2030	9.96	10/30 – 10/30
F	$12,875,000		5.625%	2.2500%	Fixed(5)	October 2030	9.96	10/30 – 10/30
G	$10,729,000		4.375%	2.2500%	Fixed(5)	October 2030	9.96	10/30 – 10/30
H	$8,583,000		3.375%	2.2500%	Fixed(5)	October 2030	9.96	10/30 – 10/30
NR	$28,968,432		0.000%	2.2500%	Fixed(5)	October 2030	9.96	10/30 – 10/30
S(8)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The VRR interest balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. See “VRR Interest Summary” below.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates), on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Description of the Certificates”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class D, Class E, Class F, Class G, Class H and Class NR certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set opposite such class in the table. The pass through rate for the Class C certificates for each distribution date will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (referred to as the “WAC rate”), and (ii) the initial pass-through rate for such class set forth in the table above. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The notional amount of the Class X-H certificates will be equal to the certificate balance of the Class H certificates outstanding from time to time. The notional amount of the Class X-NR certificates will be equal to the certificate balance of the Class NR certificates outstanding from time to time. The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. The pass-through rate for the Class X-H certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class H certificates for the related distribution date. The pass-through rate for the Class X-NR certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class NR certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

VRR Interest Summary

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Expected Weighted Average Life (Years)(3)	Expected Principal Window(3)
Class RR	$35,420,444	3.6645%	(4)	October 2030	8.87	11/20 – 10/30
RR Interest	$9,754,000	3.6645%	(4)	October 2030	8.87	11/20 – 10/30

(1)	The Class RR certificates and the RR interest will collectively constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the applicable sponsors (or their “majority-owned affiliates”, as such term is defined in the Credit Risk Retention Rules) as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR interest”. The VRR interest represents the right to receive approximately 5.0% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates and the RR interest on each distribution date, as further described under “Credit Risk Retention”. The owner of the RR interest is referred to in this prospectus as the “RR interest owner” and the RR interest owner and the holders of the Class RR certificates (the “Class RR certificateholders”) are referred to collectively in this prospectus as the “VRR interest owners”.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(4)	Although they do not have specified pass-through rates (other than for tax reporting purposes), the effective interest rate for the RR interest and the Class RR certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	61
Risks Relating to the Mortgage Loans	61
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	61
Risks of Commercial and Multifamily Lending Generally	62
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	63
Office Properties Have Special Risks	68
Mixed Use Properties Have Special Risks	68
Industrial Properties Have Special Risks	69
Hotel Properties Have Special Risks	70
Risks Related to Casino Properties	72
Risks Relating to Affiliation with a Franchise or Hotel Management Company	72
Self-Storage Properties Have Special Risks	73
Retail Properties Have Special Risks	74
Multifamily Properties Have Special Risks	76
Sale-Leaseback Transactions Have Special Risks	78
Condominium Ownership May Limit Use and Improvements	80
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	81
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	82
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	83
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	84
Risks Related to Zoning Non-Compliance and Use Restrictions	86
Risks Relating to Inspections of Properties	87
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	89
Risks Associated with Blanket Insurance Policies or Self-Insurance	90

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	90
Limited Information Causes Uncertainty	91
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	91
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	92
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	93
Static Pool Data Would Not Be Indicative of the Performance of this Pool	93
Appraisals May Not Reflect Current or Future Market Value of Each Property	94
Seasoned Mortgage Loans Present Additional Risk of Repayment	95
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	96
The Borrower’s Form of Entity May Cause Special Risks	96
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	98
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	99
Other Financings or Ability to Incur Other Indebtedness Entails Risk	100
Tenancies-in-Common May Hinder Recovery	101
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	101
Risks Associated with One Action Rules	102
State Law Limitations on Assignments of Leases and Rents May Entail Risks	102
Risks of Anticipated Repayment Date Loans	102
Various Other Laws Could Affect the Exercise of Lender’s Rights	102
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	103
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	103
Risks Related to Ground Leases and Other Leasehold Interests	105
Increases in Real Estate Taxes May Reduce Available Funds	106
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	106
Risks Related to Conflicts of Interest	107
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	107
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	109
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	109
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	111
Potential Conflicts of Interest of the Operating Advisor	112
Potential Conflicts of Interest of the Asset Representations Reviewer	113
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	114
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	116

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	117
Other Potential Conflicts of Interest May Affect Your Investment	117
Other Risks Relating to the Certificates	118
The Certificates Are Limited Obligations	118
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	118
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	119
European Risk Retention and Due Diligence Requirements	120
Recent Developments Concerning the Proposed Japanese Retention Requirements	122
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	123
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	125
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	129
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	129
Risks Relating to Modifications of the Mortgage Loans	134
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	135
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	136
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	136
Risks Relating to Interest on Advances and Special Servicing Compensation	136
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	136
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	137
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	138
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	138
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	138
Description of the Mortgage Pool	142
General	142

Co-Originated or Third-Party Originated Mortgage Loans	143
Certain Calculations and Definitions	144
Definitions	144
Mortgage Pool Characteristics	152
Overview	152
Property Types	154
Mortgage Loan Concentrations	159
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	159
Geographic Concentrations	161
Mortgaged Properties With Limited Prior Operating History	161
Tenancies-in-Common or Diversified Ownership	162
Condominium and Other Shared Interests	162
Fee and Leasehold Estates; Ground Leases	163
COVID-19 Considerations	164
Environmental Considerations	166
Redevelopment, Renovation and Expansion	170
Assessments of Property Value and Condition	171
Appraisals	171
Engineering Reports	172
Zoning and Building Code Compliance and Condemnation	172
Litigation and Other Considerations	173
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	175
Tenant Issues	176
Tenant Concentrations	176
Lease Expirations and Terminations	176
Purchase Options and Rights of First Refusal	180
Affiliated Leases	181
Insurance Considerations	182
Use Restrictions	183
Appraised Value	185
Non-Recourse Carveout Limitations	186
Real Estate and Other Tax Considerations	188
Delinquency Information	189
Certain Terms of the Mortgage Loans	189
Amortization of Principal	189
Due Dates; Mortgage Rates; Calculations of Interest	189
ARD Loans	190
Prepayment Protections and Certain Involuntary Prepayments	191
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	193
Defeasance; Collateral Substitution	194
Partial Releases	195
Escrows	199
Mortgaged Property Accounts	199
Exceptions to Underwriting Guidelines	200
Additional Indebtedness	200
General	200
Whole Loans	200
Mezzanine Indebtedness	201
Other Indebtedness	203
The Whole Loans	204
General	204
The Serviced Pari Passu Whole Loans	211
The Non-Serviced Pari Passu Whole Loans	214
The Non-Serviced AB Whole Loans	217
Transaction Parties	250
The Sponsors and Mortgage Loan Sellers	250
JPMorgan Chase Bank, National Association	250
General	250
JPMCB Securitization Program	251
Review of JPMCB Mortgage Loans	252
JPMCB’s Underwriting Guidelines and Processes	253
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	258
Compliance with Rule 15Ga-1 under the Exchange Act	258
Retained Interests in This Securitization	258
Citi Real Estate Funding Inc.	258
CREFI’s Commercial Mortgage Origination and Securitization Program	259
Review of the CREFI Mortgage Loans	259
CREFI’s Underwriting Guidelines and Processes	263
Compliance with Rule 15Ga-1 under the Exchange Act	267
Retained Interests in This Securitization	267
German American Capital Corporation	267
General	267
GACC’s Securitization Program	268

Review of GACC Mortgage Loans.	269
DB Originators’ Underwriting Guidelines and Processes.	270
Exceptions.	275
Compliance with Rule 15Ga-1 under the Exchange Act.	275
Retained Interests in This Securitization.	275
Goldman Sachs Mortgage Company	276
General.	276
GSMC’s Commercial Mortgage Securitization Program.	276
Review of GSMC Mortgage Loans.	276
The Goldman Originator	278
Goldman Originator’s Underwriting Guidelines and Processes.	279
Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines	284
Compliance with Rule 15Ga-1 under the Exchange Act.	284
Retained Interests in This Securitization	284
Compensation of the Sponsors.	285
The Depositor	285
The Issuing Entity	285
The Trustee and Certificate Administrator	286
The Master Servicer and Special Servicer	288
The Operating Advisor and Asset Representations Reviewer	292
Credit Risk Retention	293
Qualifying CRE Loans	294
The VRR Interest	294
Material Terms of the VRR Interest	294
Description of the Certificates	298
General	298
Distributions	300
Method, Timing and Amount	300
Available Funds	301
Priority of Distributions	302
Pass-Through Rates	306
Interest Distribution Amount	308
Principal Distribution Amount	309
Certain Calculations with Respect to Individual Mortgage Loans	310
Excess Interest	312
Application Priority of Mortgage Loan Collections or Whole Loan Collections	312
Allocation of Yield Maintenance Charges and Prepayment Premiums	315
Assumed Final Distribution Date; Rated Final Distribution Date	317
Prepayment Interest Shortfalls	317
Subordination; Allocation of Realized Losses	319
Reports to Certificateholders and the RR Interest Owner; Certain Available Information	321
Certificate Administrator Reports	321
Information Available Electronically	327
Voting Rights	331
Delivery, Form, Transfer and Denomination	332
Book-Entry Registration	332
Definitive Certificates	335
Certificateholder Communication	335
Access to Certificateholders’ Names and Addresses	335
Requests to Communicate	335
List of Certificateholders	336
Description of the Mortgage Loan Purchase Agreements	336
General	336
Dispute Resolution Provisions	345
Asset Review Obligations	346
Pooling and Servicing Agreement	346
General	346
Assignment of the Mortgage Loans	347
Servicing Standard	347
Subservicing	348
Advances	349
P&I Advances	349
Servicing Advances	350
Nonrecoverable Advances	351
Recovery of Advances	352
Accounts	353
Withdrawals from the Collection Account	355
Servicing and Other Compensation and Payment of Expenses	358
General	358
Master Servicing Compensation	362
Special Servicing Compensation	365
Disclosable Special Servicer Fees	369
Certificate Administrator and Trustee Compensation	370
Operating Advisor Compensation	370
Asset Representations Reviewer Compensation	371
CREFC® Intellectual Property Royalty License Fee	372
Appraisal Reduction Amounts	372

Maintenance of Insurance	379
Modifications, Waivers and Amendments	382
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	386
Inspections	388
Collection of Operating Information	389
Special Servicing Transfer Event	389
Asset Status Report	391
Realization Upon Mortgage Loans	394
Sale of Defaulted Loans and REO Properties	396
The Directing Certificateholder	399
General	399
Major Decisions	401
Asset Status Report	405
Replacement of Special Servicer	405
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	405
Servicing Override	407
Rights of Holders of Companion Loans	407
Limitation on Liability of Directing Certificateholder	408
The Operating Advisor	408
General	408
Duties of Operating Advisor at All Times	409
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	412
Recommendation of the Replacement of the Special Servicer	412
Eligibility of Operating Advisor	412
Other Obligations of Operating Advisor	413
Delegation of Operating Advisor’s Duties	414
Termination of the Operating Advisor With Cause	414
Rights Upon Operating Advisor Termination Event	415
Waiver of Operating Advisor Termination Event	415
Termination of the Operating Advisor Without Cause	415
Resignation of the Operating Advisor	416
Operating Advisor Compensation	416
The Asset Representations Reviewer	416
Asset Review	416
Eligibility of Asset Representations Reviewer	421
Other Obligations of Asset Representations Reviewer	421
Delegation of Asset Representations Reviewer’s Duties	422
Assignment of Asset Representations Reviewer’s Rights and Obligations	422
Asset Representations Reviewer Termination Events	422
Rights Upon Asset Representations Reviewer Termination Event	423
Termination of the Asset Representations Reviewer Without Cause	423
Resignation of Asset Representations Reviewer	424
Asset Representations Reviewer Compensation	424
Limitation on Liability of the Risk Retention Consultation Parties	424
Replacement of Special Servicer Without Cause	425
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	426
Termination of Master Servicer and Special Servicer for Cause	428
Servicer Termination Events	428
Rights Upon Servicer Termination Event	429
Waiver of Servicer Termination Event	430
Resignation of the Master Servicer and the Special Servicer	430
Limitation on Liability; Indemnification	431
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	433
Dispute Resolution Provisions	434
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	434
Repurchase Request Delivered by a Party to the PSA	434
Resolution of a Repurchase Request	435
Mediation and Arbitration Provisions	438
Servicing of the Servicing Shift Mortgage Loans	439
Servicing of the Non-Serviced Mortgage Loans	439

General	439
Servicing of Certain Non-Serviced AB Mortgage Loans	442
Servicing of the Moffett Place - Building 6 Mortgage Loan	442
Servicing of the MGM Grand & Mandalay Bay Mortgage Loan	443
Rating Agency Confirmations	443
Evidence as to Compliance	445
Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding	446
Termination; Retirement of Certificates	446
Amendment	448
Resignation and Removal of the Trustee and the Certificate Administrator	450
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	451
Certain Legal Aspects of Mortgage Loans	451
General	453
Types of Mortgage Instruments	453
Leases and Rents	453
Personalty	454
Foreclosure	454
General	454
Foreclosure Procedures Vary from State to State	454
Judicial Foreclosure	455
Equitable and Other Limitations on Enforceability of Certain Provisions	455
Nonjudicial Foreclosure/Power of Sale	455
Public Sale	456
Rights of Redemption	456
Anti-Deficiency Legislation	457
Leasehold Considerations	457
Cooperative Shares	458
Bankruptcy Laws	458
Environmental Considerations	463
General	463
Superlien Laws	463
CERCLA	464
Certain Other Federal and State Laws	464
Additional Considerations	465
Due-on-Sale and Due-on-Encumbrance Provisions	465
Subordinate Financing	465
Default Interest and Limitations on Prepayments	465
Applicability of Usury Laws	466
Americans with Disabilities Act	466
Servicemembers Civil Relief Act	466
Anti-Money Laundering, Economic Sanctions and Bribery	467
Potential Forfeiture of Assets	467
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	468
Pending Legal Proceedings Involving Transaction Parties	469
Use of Proceeds	469
Yield and Maturity Considerations	469
Yield Considerations	469
General	469
Rate and Timing of Principal Payments	470
Losses and Shortfalls	471
Certain Relevant Factors Affecting Loan Payments and Defaults	472
Delay in Payment of Distributions	472
Yield on the Certificates with Notional Amounts	473
Weighted Average Life	473
Pre-Tax Yield to Maturity Tables	479
Material Federal Income Tax Considerations	484
General	484
Qualification as a REMIC	485
Status of Offered Certificates	486
Taxation of Regular Interests	487
General	487
Original Issue Discount	487
Acquisition Premium	489
Market Discount	489
Premium	490
Election To Treat All Interest Under the Constant Yield Method	490
Treatment of Losses	491
Yield Maintenance Charges and Prepayment Premiums	491
Sale or Exchange of Regular Interests	492
Taxes That May Be Imposed on a REMIC	492
Prohibited Transactions	492
Contributions to a REMIC After the Startup Day	493
Net Income from Foreclosure Property	493
REMIC Partnership Representative	493
Taxation of Certain Foreign Investors	493
FATCA	494

Backup Withholding	495
Information Reporting	495
3.8% Medicare Tax on “Net Investment Income”	495
Reporting Requirements	495
Certain State and Local Tax Considerations	496
Method of Distribution (Conflicts of Interest)	496
Incorporation of Certain Information by Reference	498

Where You Can Find More Information	499
Financial Information	499
Certain ERISA Considerations	499
General	499
Plan Asset Regulations	500
Administrative Exemptions	501
Insurance Company General Accounts	502
Legal Investment	503
Legal Matters	504
Ratings	504
Index of Defined Terms	508

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB
ANNEX E-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC
ANNEX F-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI
ANNEX G-1	GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GSMC
ANNEX H	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and VRR Interest, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA AND UNITED KINGDOM

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“QUALIFIED INVESTOR”) AS DEFINED IN REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UK MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OR THE UK OF OFFERED CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UK OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA AND UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR (AS DEFINED ABOVE) IN THE EEA OR IN THE UK. FOR THE PURPOSES OF THIS PROVISION, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

APPLICABILITY OF EU LAW IN THE UK

THE UK WITHDREW FROM AND CEASED TO BE A MEMBER STATE OF THE EUROPEAN UNION (“EU”) AT 11:00 P.M. GMT ON JANUARY 31, 2020. THE WITHDRAWAL AGREEMENT ENTERED INTO BETWEEN THE UK AND THE EU PROVIDES FOR A TRANSITION PERIOD, COMMENCING ON JANUARY 31, 2020 AND ENDING AT 11:00 P.M. GMT ON DECEMBER 31, 2020 (SUCH PERIOD, THE “TRANSITION PERIOD”) UNLESS OTHERWISE PROVIDED IN THE WITHDRAWAL AGREEMENT, EU LAW (INCLUDING THE EU SECURITIZATION REGULATION) WILL BE APPLICABLE TO AND IN THE UK DURING THE TRANSITION PERIOD.

EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS, NOR ANY OTHER PARTY TO THE TRANSACTION, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES IN A MANNER PRESCRIBED BY ARTICLE 6 OF EU REGULATION (EU) 2017/2402 (“EU SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PERSON UNDERTAKES TO TAKE ANY OTHER ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY APPLICABLE REQUIREMENT UNDER SUCH REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF SUCH REGULATION. CONSEQUENTLY, THE CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS WHICH ARE SUBJECT TO ANY SUCH REQUIREMENTS. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS”.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA), RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS

DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS

NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of

Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk WEIGHTING to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2020-B20 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation;

●	Citi Real Estate Funding Inc., a New York corporation; and

●	Goldman Sachs Mortgage Company, a New York limited partnership.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Goldman Sachs Mortgage Company is an affiliate of Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of the non-offered certificates and Goldman Sachs Bank USA, an initial risk retention consultation party, and the holder of a portion of the VRR interest and an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	3	$122,500,000	13.6%
Citi Real Estate Funding Inc.	12	252,572,750	28.0
Goldman Sachs Mortgage Company	10	195,080,000	21.6
German American Capital Corporation	7	193,336,126	21.4
JPMorgan Chase Bank National Association/Citi Real Estate Funding Inc.(2)	1	70,000,000	7.7
Citi Real Estate Funding Inc./German American Capital Corporation(3)	1	70,000,000	7.7
Total	34	$903,488,876	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The 120 Wall Street mortgage loan is evidenced by four promissory notes: (i) Note A-4 and Note A-5, with an aggregate principal balance of $35,000,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller, and (ii) Note A-6 and Note A-7, with an aggregate principal balance of $35,000,000 as of the cut-off date, as to which CREFI is acting as mortgage loan seller.

(3)	The MGM Grand & Mandalay Bay mortgage loan is evidenced by two promissory notes: (i) Note A-13-4, with a principal balance of $46,666,667 as of the cut-off date, as to which CREFI is acting as mortgage loan seller, and (ii) Note A-15-4, with a principal balance of $23,333,333 as of the cut-off date, as to which GACC is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and the related serviced companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate), which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted KKR CMBS II Aggregator Type 1 L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans.

See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the RR interest owner that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class H and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that KKR CMBS II Aggregator Type 1 L.P. (or an affiliate) will purchase the Class F, Class G, Class H and Class NR certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that KKR Real Estate Credit Opportunity Partners II L.P. will be the initial directing certificateholder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or equivalent party) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the 120 Wall Street whole loan, a servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the 120 Wall Street whole is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention Consultation Party

The “risk retention consultation parties” will be (i) a party selected by JPMCB, (ii) a party selected by GS Bank USA and (iii) a party selected by CREFI, in each case, as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. JPMCB, GSMC and CREFI (or affiliates thereof)

are expected to be appointed as the initial risk retention consultation parties.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in October 2020, or with respect to any mortgage loan that has its first due date after October 2020, the date that would otherwise have been the related due date in October 2020.

Closing Date	On or about October 30, 2020.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in November 2020.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, Minnesota, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final Distribution Date

The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	March 2025
Class A-2	October 2025
Class A-3	October 2027
Class A-4	March 2030
Class A-5	October 2030
Class A-SB	March 2030
Class X-A	October 2030
Class X-B	October 2030
Class A-S	October 2030
Class B	October 2030
Class C	October 2030

The rated final distribution date will be the distribution date in October 2053.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2020-B20:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes (referred to as the “offered certificates”) and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-H, Class X-NR, Class D, Class E, Class F, Class G, Class H, Class NR, Class S, Class R and Class RR (referred to as the “non-offered certificates”). The certificates (other than the Class RR, Class S and Class R certificates) are collectively referred to as the “non-VRR certificates”.

The certificates and the RR interest will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirty-four (34) fixed rate commercial mortgage loans secured by first mortgage liens on eighty-nine (89) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-one (21) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) ten (10) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties), and (iii) three (3) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$13,046,000	1.44%	30.000%
Class A-2	$69,728,000	7.72%	30.000%
Class A-3	$68,875,000	7.62%	30.000%
Class A-4	$170,000,000	18.82%	30.000%
Class A-5	$260,642,000	28.85%	30.000%
Class A-SB	$18,529,000	2.05%	30.000%
Class X-A	$667,339,000	NAP	NAP
Class X-B	$79,394,000	NAP	NAP
Class A-S	$66,519,000	7.36%	22.250%
Class B	$38,624,000	4.27%	17.750%
Class C	$40,770,000	4.51%	13.000%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	0.5563%
Class A-2	1.7503%
Class A-3	1.9454%
Class A-4	1.7462%
Class A-5	2.0341%
Class A-SB	1.8509%
Class X-A	1.7426%(2)
Class X-B	0.6968%(2)
Class A-S	2.3748%
Class B	2.5266%
Class C	3.3856%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate. The pass-through rate for the Class C certificates, on each distribution date, will be a per annum rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average pass-through rates on the Class B and Class C certificates for the related distribution date weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.001875% to 0.04250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00853%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00270%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00025%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the RR interest owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR interest owner.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR interest owner. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan(1)	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate(3)
Moffett Place - Building 6	0.02000%	0.25000%
MGM Grand & Mandalay Bay	0.000625%	0.25000%
Coleman Highline	0.00125%	0.25000%
Agellan Portfolio	0.00125%	0.25000%
333 South Wabash	0.03300%	0.25000%
Redmond Town Center	0.00125%	0.25000%
USAA Plano	0.00125%	0.25000%
Amazon Industrial Portfolio	0.00125%	0.25000%
711 Fifth Avenue	0.00250%	0.25000%

(1)	Does not reflect the 120 Wall Street mortgage loan, a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, after the securitization of the related controlling companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR Interest and Non-VRR Certificates

The aggregate amount available for distributions to holders of the non-VRR certificates and the VRR interest owners on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR interest will at all times be the product of such amount multiplied by the VRR percentage and (b) the non-VRR certificates will at all times be the product of such amount multiplied by the non-VRR percentage, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

The “non-VRR percentage” is an amount expressed as a percentage equal to 100% minus the VRR percentage. At all times, the sum of the VRR percentage and the non-VRR percentage will equal 100%.

The “VRR percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial VRR interest balance of the VRR interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the VRR interest balance of the VRR interest.

B. Amount and Order of Distributions

On each distribution date, funds available for distribution to the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex H, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H, Class X-NR, Class S, Class R and Class RR certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal Entitlements

A description of the interest entitlement of each class of non-VRR certificates and the VRR interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of non-VRR certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively.

D. Yield Maintenance Charges, Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of Losses and Certain Expenses

The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates and the RR interest will be allocated between the VRR interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates are interest-only certificates and the Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates are not offered by this prospectus.

***	Other than the Class X-D, Class X-F, Class X-G, Class X-H, Class X-NR, Class S, Class R and Class RR certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class X-NR certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interest will reduce the interest balance of the VRR interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-H certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class H certificates. The notional amount of the Class X-NR certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class NR certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR interest and the allocation of losses to the non-VRR certificates and the VRR interest.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates are required to be further allocated among the classes of non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated between the VRR interest, on the one hand, and the Class S certificates, on the other hand, in accordance with their respective percentage allocation entitlement on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate”, compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-four (34) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in eighty-nine (89) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $903,488,876.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-four (34) commercial and multifamily mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of thirteen (13) mortgage loans (58.3%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of three (3) mortgage loans (19.9%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
Moffett Place - Building 6	$74,850,000	8.3%	$58,250,000	$66,900,000	55.7%	2.33x
120 Wall Street	$70,000,000	7.7%	$95,000,000	N/A	57.9%	2.74x
MGM Grand & Mandalay Bay	$70,000,000	7.7%	$1,564,200,000	$1,365,800,000	65.2%	2.70x
4 West 58th Street	$62,500,000	6.9%	$62,500,000	N/A	69.4%	1.94x
Coleman Highline	$40,000,000	4.4%	$115,000,000	N/A	50.8%	3.64x
Agellan Portfolio	$35,000,000	3.9%	$196,000,000	$172,000,000	73.1%	1.78x
333 South Wabash	$30,000,000	3.3%	$210,000,000	N/A	62.8%	2.75x
Redmond Town Center	$30,000,000	3.3%	$71,500,000	N/A	67.2%	1.79x
USAA Plano	$25,000,000	2.8%	$38,600,000	N/A	53.0%	2.84x
The Hub	$25,000,000	2.8%	$19,205,881	N/A	54.7%	3.04x
Troy Technology Park	$25,000,000	2.8%	$20,000,000	N/A	72.9%	1.66x
Amazon Industrial Portfolio	$24,100,000	2.7%	$115,000,000	N/A	64.7%	2.38x
711 Fifth Avenue	$15,000,000	1.7%	$530,000,000	N/A	54.5%	2.90x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

The 120 Wall Street whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Moffett Place - Building 6	MOFT 2020-B6	8.3%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
MGM Grand & Mandalay Bay	BX 2020-VIVA	7.7%	KeyBank National Association	Situs Holdings, LLC	Wilmington Trust, National Association
Coleman Highline	Benchmark 2020-B19	4.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Agellan Portfolio	Benchmark 2020-B18	3.9%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
333 South Wabash	Benchmark 2020-B19	3.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Redmond Town Center	Benchmark 2020-B19	3.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
USAA Plano	Benchmark 2020-B19	2.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Amazon Industrial Portfolio	Benchmark 2020-B19	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
711 Fifth Avenue	GSMS 2020-GC47	1.7%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(1)
Moffett Place - Building 6	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	PIMCO DISCO Fund III LP(2)
MGM Grand & Mandalay Bay	Citibank, N.A.	Citibank, N.A.	N/A	N/A	CF LV SASB Holdings LLC(2)
Coleman Highline	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
Agellan Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	(3)
333 South Wabash	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	(4)
Redmond Town Center	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
USAA Plano	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
Amazon Industrial Portfolio	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
711 Fifth Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco X, LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The subject whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related whole loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(3)	The initial directing party for Agellan Portfolio Whole Loan is FIAM LLC, acting in its capacity as investment manager for one or more of its clients, or one of its affiliates, as the directing party for the Agellan Portfolio loan-specific certificates issued under the Benchmark 2020-

B18 pooling and servicing agreement. During the continuance of an Agellan Portfolio control appraisal period, the directing holder (or equivalent party) under the Benchmark 2020-B18 pooling and servicing agreement (initially Eightfold Real Estate Capital, L.P.) is expected to be the directing party for the Agellan Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Agellan Portfolio Whole Loan”.

(4)	Pursuant to the related intercreditor agreement, with respect to the 333 South Wabash whole loan, a non-serviced whole loan, an affiliate of AIG has been irrevocably appointed as the controlling note holder representative so long as certain AIG affiliates continue to hold notes aggregating at least $75,000,000 in outstanding principal balance of the 333 South Wabash whole loan and, accordingly, will exercise control and consultation rights on behalf of the directing holder for the 333 South Wabash whole loan during such period. Accordingly, for purposes of discussing the rights of the directing holder for the 333 South Wabash whole loan and related matters in this prospectus, the notes evidencing the portion of the 333 South Wabash whole loan held by the applicable AIG affiliates will be deemed to collectively constitute the related controlling note for so long as the applicable AIG affiliates hold at least $75,000,000 in outstanding principal balance of the 333 South Wabash whole loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$903,488,876
Number of Mortgage Loans	34
Number of Mortgaged Properties	89
Range of Cut-off Date Balances	$2,300,000 to $74,850,000
Average Cut-off Date Balance	$26,573,202
Range of Mortgage Rates	2.80000% to 4.62820%
Weighted average Mortgage Rate	3.56841%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	111 months
Range of remaining terms to maturity	53 months to 120 months
Weighted average remaining term to maturity	109 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	349 months
Range of remaining amortization terms(2)	300 months to 360 months
Weighted average remaining amortization term(2)	349 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(5)	35.5% to 72.9%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(5)	56.0%
Range of LTV Ratios as of the maturity date(3)(4)(5)	34.8% to 69.4%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	53.5%
Range of UW NCF DSCR(4)(6)(7)	1.41x to 4.95x
Weighted average UW NCF DSCR(4)(6)(7)	2.71x
Range of UW NOI Debt Yield(4)(5)(6)	7.4% to 17.9%
Weighted average UW NOI Debt Yield(4)(5)(6)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	65.4%
Interest Only-Balloon	12.1%
Balloon	12.0%
ARD-Interest Only	10.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-four (24) mortgage loans (75.9%), that are interest-only for the entire term or until the related anticipated repayment date.

(3)	With respect to the Moffett Place - Building 6 mortgage loan (8.3%), the MGM Grand & Mandalay Bay mortgage loan (7.7%), the Coleman Highline mortgage loan (4.4%), the Point West Portfolio mortgage loan (4.4%), the USAA Plano mortgage loan (2.8%), the Troy Technology Park mortgage loan (2.8%) and the Westlake Center mortgage loan (2.4%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to thirteen (13) mortgage loans (58.3%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans.

(5)	With respect to the Home Ranch Health Center mortgage loan (2.3%), the LTV Ratios as of the Cut-off Date and the maturity date, and the UW NOI Debt Yield were calculated based on the Cut-off Date Balance (or in the case of the LTV Ratio as of the maturity date, the maturity date principal balance) net of a $2,070,000 holdback reserve. The LTV Ratio as of the Cut-off Date and maturity date based on the full Cut-off Date Balance and maturity date principal balance of $20,400,000 is 64.8%. The UW NOI Debt Yield based on the full Cut-off Date Balance is 8.2%.

(6)	With respect to the MGM Grand & Mandalay Bay mortgage loan (7.7%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the MGM Grand & Mandalay Bay Whole Loan, based only on the master lease rent, are 2.70x and 9.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

Other than with respect to the 333 South Wabash mortgage loan, all of the mortgage loans accrue interest on an actual/360 basis. The 333 South Wabash mortgage loan accrues interest on a 30/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on Limited Operating Histories

With respect to twelve (12) mortgage loans (37.5%), some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting Standards	Certain of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to the MGM Grand & Mandalay Bay mortgage loan (7.7%), the related mortgage loan is structured with a 10-year ARD and a 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which JPMCB, as retaining sponsor, intends to satisfy the credit risk retention requirements of the U.S. credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates and the RR interest in a manner prescribed by Article 6 of European Union (“EU”) Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such regulation. Furthermore, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any person with any requirements of such regulation. Consequently, the offered certificates and the RR interest may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—European Risk Retention and Due Diligence Requirements”.

Information Available to Certificateholders and the RR Interest Owner

On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and the RR interest owner, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR interest owner may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after the distribution date in October 2030 and the MGM Grand & Mandalay Bay mortgage loan or the USAA Plano mortgage loan is still an asset of the issuing entity, then such mortgage loan will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest and (iii) such holder (or holders) pay an amount equal to the VRR interest’s proportionate share of the price specified in this prospectus. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the 120 Wall Street mortgage loan and the MGM Grand & Mandalay Bay mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR interest owner and any related companion loan holders (as a collective whole as if such certificateholders, RR interest owner and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Moffett Place - Building 6 whole loan, the MGM Grand & Mandalay Bay whole loan and the Agellan Portfolio whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust (the “Grantor Trust”) and the holders of the Class S certificates and the VRR interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic.  The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. There can be no assurance as to when states will permit full resumption of economic activity, as to whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to disruptions in global financial markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has begun to contract, and it is unclear how large the contraction will be, how long it will last, and when economic expansion will resume. For example, unemployment rates, which were generally estimated to be approximately 4% in the first three months of 2020, jumped to approximately 13% in May 2020 before declining to 7.9% in September 2020 based on reports from the U.S. Department of Labor.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such requests). You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions. As the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases, and regions that have been particularly impacted have varied and may continue to vary as the pandemic progresses. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally;

●	retail properties, due to store closures, either government-mandated or voluntary, tenants refusing to pay rent and restrictions on and reduced interest in social gatherings, on which retail properties rely;

●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●	multifamily and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●	office properties, particularly those with significant tenants that operate co-working or office-sharing spaces, due to restrictions on and reduced interest in such spaces, which risk is enhanced by the fact that subtenants of such spaces typically operate under short term leases; and

●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

With respect to all the property types listed above, the borrowers with respect to mortgage loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors. Federal, state and local governmental authorities have implemented (and may implement additional) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in Oregon imposes a temporary moratorium on foreclosures and other lender remedies. Any such measures may lead to shortfalls and losses on the certificates.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates and VRR Interest”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

There can be no assurances that the NRSROs engaged by the depositor will issue the expected ratings on the closing date (or at all) or that such ratings will not be withdrawn or placed on watch immediately or shortly after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D, Annex E, Annex F and Annex G hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Sponsors May Not Make Required Repurchases or Substitutions of

Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider, as the country reopens, the impact that a surge in COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already sought such arrangements. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should expect that a number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties. See “Description of the Mortgage Pool—COVID-19 Considerations”. See also Annex A-3 for additional information. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their July, August and/or September 2020 debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have experienced significant dislocations, illiquidity and volatility in the past. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1 and representation and warranty number 7 in Annex F-1, representation and warranty number 6 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences.

In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

In addition, some hospitality properties also operate a casino business at the property, which is subject to a number of risks. See “—Risks Related to Casino Properties” below.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property.

Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, student tenants having a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the MGM Grand & Mandalay Bay mortgaged properties (7.7%), the Skywater Technology HQ Mortgaged Property (4.3%) and the Diversey mortgaged property (0.7%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR interest owner to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, mixed use, industrial and hotel properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Texas, Nevada, Michigan and Minnesota. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR interest owner.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, for certain mortgaged properties, the borrower sponsors may currently plan to undertake elective renovations in the future. We cannot assure you that sufficient funds will be available to the related borrower sponsor to undertake such elective renovations.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties. See also representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR interest owner.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2021.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the “Terrorism Insurance Program.” The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1 and representation and warranty number 29 in Annex G-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool do not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the RR interest owner until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR interest owner. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR interest owner. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions” and “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

The Pell City Shopping Center mortgage loan (0.9%) is a seasoned mortgage loan that was originated approximately nine (9) months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR interest owner if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations”. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See

“Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR interest owner as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representations and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee and Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases (other than in the case of the Keylock Storage Portfolio – Pendleton mortgaged property (0.3%)) has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and one of the originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the VRR interest owners by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or such VRR interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or VRR interest owner by whom such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA (or its majority-owned affiliate) (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the 120 Wall Street whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Each expected VRR interest owner and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of any class of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor, an originator, the expected holder of a portion of the VRR Interest and an initial risk retention consultation party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, the expected holder of a portion of the VRR Interest, an initial risk retention consultation party and the holder of Pari Passu Companion Loans with respect to the MGM Grand & Mandalay Bay Whole Loan and the Redmond Town Center Whole Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, DBR Investments Co. Limited, an originator and the holder of a 100% equity participation interest in one or more Pari Passu Companion Loans with respect to the MGM Grand & Mandalay Bay Whole Loan, and Deutsche Bank AG, New York Branch, an originator. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of Goldman Sachs Mortgage Company, a sponsor and an initial risk retention consultation party, and GS Bank USA, an originator, the expected owner of a portion of the VRR Interest and the holder of Pari Passu Companion Loans with respect to The Hub Whole Loan and the 711 Fifth Avenue Whole Loan. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2020-B20 non-offered certificates or the RR Interest owner, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

KKR Real Estate Credit Opportunity Partners II L.P. is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any excluded loan), and Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the risk retention consultation parties or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate) will be the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, any servicing shift whole loan and any applicable excluded loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan and any servicing shift mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and any servicing shift mortgage loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Moffett Place - Building 6	MOFT 2020-B6	MOFT 2020-B6	PIMCO DISCO Fund III LP(2)
120 Wall Street	Benchmark 2020-B20	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association(3)
MGM Grand & Mandalay Bay	BX 2020-VIVA	BX 2020-VIVA	CF LV SASB Holdings LLC(2)
4 West 58th Street	Benchmark 2020-B20	Benchmark 2020-B20	KKR Real Estate Credit Opportunity Partners II L.P.
Coleman Highline	Benchmark 2020-B19	Benchmark 2020-B19	RREF IV Debt AIV, LP
Agellan Portfolio	Benchmark 2020-B18	Benchmark 2020-B18	(4)
333 South Wabash	Benchmark 2020-B19	Benchmark 2020-B19 (5)	(5)
Redmond Town Center	Benchmark 2020-B19	Benchmark 2020-B19	RREF IV Debt AIV, LP
USAA Plano	Benchmark 2020-B19	Benchmark 2020-B19	RREF IV Debt AIV, LP
Troy Technology Park	Benchmark 2020-B20	Benchmark 2020-B20	KKR Real Estate Credit Opportunity Partners II L.P.
The Hub	Benchmark 2020-B20	Benchmark 2020-B20	KKR Real Estate Credit Opportunity Partners II L.P.
Amazon Industrial Portfolio	Benchmark 2020-B19	Benchmark 2020-B19	RREF IV Debt AIV, LP
711 Fifth Avenue	GSMS 2020-GC47	GSMS 2020-GC47	LD II Holdco X, LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(3)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of each servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the related controlling class representative or directing certificateholder (or equivalent entity) under such securitization.

(4)	The initial directing party for Agellan Portfolio whole loan is FIAM LLC, acting in its capacity as investment manager for one or more of its clients, or one of its affiliates as the loan-specific directing holder for the Agellan Portfolio loan-specific certificates issued under the Benchmark 2020-B18 pooling and servicing agreement. During the continuance of an Agellan Portfolio control appraisal period, the directing holder (or equivalent party) under the Benchmark 2020-B18 pooling and servicing agreement (initially Eightfold Real Estate Capital, L.P.) is expected to be the directing party for the Agellan Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Agellan Portfolio Whole Loan”.

(5)	Pursuant to the related intercreditor agreement, with respect to the 333 South Wabash whole loan, a non-serviced whole loan, an affiliate of AIG has been irrevocably appointed as the controlling note holder representative so long as certain AIG affiliates continue to hold notes aggregating at least $75,000,000 in outstanding principal balance of the 333 South Wabash whole loan and, accordingly, will exercise control and consultation rights on behalf of the directing holder for the 333 South Wabash whole loan during such period. Accordingly, for purposes of discussing the rights of the directing holder for the 333 South Wabash whole loan and related matters in this prospectus, the notes evidencing the portion of the 333 South Wabash whole loan held by the applicable AIG affiliates will be deemed to collectively constitute the related controlling note for so long as the applicable AIG affiliates hold at least $75,000,000 in outstanding principal balance of the 333 South Wabash whole loan.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates or the RR interest, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest, and they may have interests in conflict with those of the certificateholders and the RR interest owner. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owner. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift mortgage loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR interest owner, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class G, Class H and Class NR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition the B-piece buyer may enter into hedging arrangements and certain other transactions or otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer is expected to appoint KKR Real Estate Credit Opportunity Partners II L.P. as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans and the servicing shift mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans or the servicing shift whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of non-VRR certificates and the VRR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR interest, on one hand, and the non-VRR certificates, on the other hand, as described in “Credit Risk Retention—The VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR interest owner will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

European Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU and in the UK (the “European Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in Regulation (EU) 2017/2402 (the “European Securitization Regulation”) (and, in certain cases, their consolidated subsidiaries) (together, “European Institutional Investors”), including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers which manage or market alternative investment funds in the EU or in the UK; investment firms (as defined in Regulation (EU) No 575/2013 and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS) as set out in the European Securitization Regulation as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The European Risk Retention and Due Diligence Requirements restrict European Institutional Investors from investing in securitizations unless, amongst other things, such European Institutional Investors have verified that: (i) if established in a country other than a member state of the EU or the EEA or the UK, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the European Securitization Regulation and the risk retention is disclosed to European Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the European Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a country other than a member state of the EU or the European Economic Area (“EEA”) or the UK, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

It is expected that, with effect from the end of the Transition Period, the European Securitization Regulation will form part of U.K. domestic law as amended by The Securitisation (Amendment) (EU Exit) Regulations 2019.  The Securitisation (Amendment) (EU Exit) Regulations 2019 (among other things) (i) prescribe the types of “institutional investor” to which the European Securitization Regulation will apply in the U.K. (“U.K. Institutional Investors”) and (ii) include certain changes to the European Risk Retention and Due Diligence Requirements insofar as such requirements apply to U.K. Institutional Investors.  References in the following paragraphs of this section “European Risk Retention and Due Diligence Requirements” to the European Risk Retention and Due Diligence Requirements and to European Institutional Investors also refer, respectively, to the European Risk Retention and Due Diligence Requirements in the amended form applicable from the end of the Transition Period to U.K. Institutional Investors and to U.K. Institutional Investors.

Failure to comply with one or more of the European Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those European Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant European Institutional Investor. Aspects of the European Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to relevant national regulators remain unclear. None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any European Institutional Investor for the purposes of its compliance with any applicable European Risk Retention and Due Diligence Requirement or any similar requirements. None of the sponsors, the depositor or the underwriters, or any of their respective affiliates, or any other person, provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any European Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any European Institutional Investor with any European Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any European Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the European Risk Retention and Due Diligence Requirements and their compliance with any applicable European Risk Retention and Due Diligence Requirements.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors"). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or RR interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action.  The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies.  For example, Kroll Bond Rating Agency, LLC agreed to pay $1.25 million to the Securities and Exchange Commission to settle allegations that the company allowed analysts to make adjustments to the estimated impact of loan defaults on cash flows for commercial mortgage-backed securities, that such adjustments “had material effects on the final ratings but did not require any analytical method for determining when and how those adjustments should be made”, and that the company’s internal controls “failed to prevent or detect the ambiguity”.   Any such determination or other enforcement action may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class X-NR certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class X-NR certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class X-NR certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR interest owner. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans allocated to the non-VRR certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and the RR interest will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-VRR certificates and the interest balance of the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR balance certificates and the VRR interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR Certificates, first the Class NR certificates, then the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocated to the non-VRR certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class X-NR certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders and the RR interest owner generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and any servicing shift mortgage loan) and the right to replace the special servicer with or without cause (other than with respect to any excluded loan and any servicing shift mortgage loan, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan. See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)     may act solely in its interests or the interests of the holders of the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor its interests or the interests of the holders of the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class H and Class NR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor ” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR interest owner and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders, RR interest owner and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The Moffett Place - Building 6 Whole Loan—Special Servicer Appointment Rights, ”—The Non-Serviced AB Whole Loans—MGM Grand & Mandalay Bay Whole Loan—Special Servicer Appointment Rights”, ” and “—The Non-Serviced AB Whole Loans—The Agellan Portfolio Whole Loan—Special Servicer Appointment Rights ”. Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) other than with respect to the trust subordinate companion loan, cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates or the RR interest owner;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder or RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the 120 Wall Street mortgage loan (7.7%), which is comprised of promissory notes contributed to this securitization by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

In addition, with respect to the MGM Grand & Mandalay Bay mortgage loan (7.7%), which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Citi Real Estate Funding Inc. and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR interest owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR interest. Likewise, amounts received and allocated to the VRR interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the Agellan Portfolio mortgage loan (3.9%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan, the related pari passu companion loans and the related subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR interest owner to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), the parent of Goldman Sachs Mortgage Company, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by GSMC, GACC, and CREFI are not transfers by banks, and in any event, even if the FDIC Safe Harbor were applicable to these transfers, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the RR interest owner continuing to hold the full non-notionally reduced amount of such certificates or the RR interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR interest owner. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the RR interest owner and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR interest owner. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2020-26 easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications) with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment.

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-four (34) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $903,488,876 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in October 2020, or with respect to any Mortgage Loan that has its first Due Date after October 2020, the date that would otherwise have been the related Due Date in October 2020.

Thirteen (13) Mortgage Loans (58.3%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of ten (10) Mortgage Loans (38.4%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), and (iii) in the case of three (3) Mortgage Loans (19.9%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association (“JPMCB”)	3	$122,500,000	13.6%
Citi Real Estate Funding Inc. (“CREFI”)	12	252,572,750	28.0
Goldman Sachs Mortgage Company (“GSMC“)	10	195,080,000	21.6
German American Capital Corporation (“GACC”)	7	193,336,126	21.4
JPMCB/CREFI(2)	1	70,000,000	7.7
CREFI/GACC(3)	1	70,000,000	7.7
Total	34	$903,488,876	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The 120 Wall Street Mortgage Loan is evidenced by four promissory notes: (i) Note A-4 and Note A-5, with an aggregate principal balance of $35,000,000 as of the Cut-off Date, as to which JPMCB is acting as mortgage loan seller, and (ii) Note A-6 and Note A-7, with an aggregate principal balance of $35,000,000 as of the cut-off date, as to which CREFI is acting as mortgage loan seller.

(3)	The MGM Grand & Mandalay Bay Mortgage Loan is evidenced by two promissory notes: (i) Note A-13-4, with a principal balance of $46,666,667 as of the Cut-off Date, as to which CREFI is acting as mortgage loan seller, and (ii) Note A-15-4, with a principal balance of $23,333,333 as of the Cut-off Date, as to which GACC is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Moffett Place - Building 6 Mortgage Loan (8.3%), which is being sold by German American Capital Corporation, is part of a Whole Loan which was co-originated by DBR Investments Co. Limited and JPMorgan Chase Bank, National Association.

●	The 120 Wall Street Mortgage Loan (7.7%), for which JPMorgan Chase Bank and Citi Real Estate Funding Inc. are the mortgage loan sellers, is part of a Whole Loan which was co-originated by JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Wells Fargo Bank, National Association.

●	The MGM Grand & Mandalay Bay Mortgage Loan (7.7%) is part of a Whole Loan which was co-originated by CREFI, Barclays Capital Real Estate Inc., Deutsche Bank AG, New York Branch and Société Générale Financial Corporation. CREFI is acting as mortgage loan seller with respect to Note A-13-4 with an outstanding principal balance of approximately $46,666,667 and GACC is acting as mortgage loan seller with respect to Note A-15-4 with an outstanding principal balance of approximately $23,333,333.

●	The 333 South Wabash Mortgage Loan (3.3%), for which GSMC is the mortgage loan seller, is part of a Whole Loan that was co-originated by GS Bank, American General Life Insurance Company, The Variable Annuity Life Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA., and American Home Assurance Company.

●	The 711 Fifth Avenue Mortgage Loan (1.7%), for which GSMC is the mortgage loan seller, is part of a Whole Loan that was co-originated by GS Bank and Bank of America, N.A.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 30, 2020 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, (iii) with respect to the 120 Wall Street Mortgage Loan, each of JPMCB and CREFI will sell one or more promissory notes comprising such Mortgage Loan to the depositor and (iv) with respect to the MGM Grand & Mandalay Bay Mortgage Loan, each of CREFI and GACC will sell one or more promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. In particular, such appraisals do not reflect the effects of the COVID-19 pandemic on the Mortgaged Properties. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that :

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the

stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective Cut-off Date LTV Ratio and/or LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

With respect to the Home Ranch Health Center Mortgaged Property (2.3%), the Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD of 58.2% and 58.2%, respectively, were calculated net of a holdback reserve of $2,070,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD of such Mortgage Loan based on the full principal balance as of each of the Cut-off Date and Maturity Date of $20,400,000 are 64.8% and 64.8%, respectively.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units or rooms, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten NOI”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NCF DSCR of the related Whole Loan, based only on the master lease rent, is 2.70x.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

In particular, with respect to certain of the 15 largest Mortgage Loans, including the Moffett Place - Building 6 Mortgage Loan (8.3%), the Point West Portfolio Mortgage Loan (4.4%), the 333 South Wabash Mortgage Loan (3.3%) and the Earhart Corporate Center Mortgage Loan (3.3%), UW NOI and UW NCF were based on the “straight line” or average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or parent entities. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof).

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NOI DSCR of the related Whole Loan, based only on the master lease rent, is 2.70x.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s).

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NCF Debt Yield of the related Whole Loan, based only on the master lease rent, is 9.7%.

With respect to the Home Ranch Health Center Mortgage Loan (2.3%), the Underwritten NCF Debt Yield was calculated based on the Cut-off Date Balance net of a $2,070,000 holdback reserve. The Underwritten NCF Debt Yield based on the full Cut-off Date Balance of $20,400,000 is 7.8%.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. UW NOI for other Mortgage Loans may also include straight line rent for certain tenants.

In particular, with respect to certain of the 15 largest Mortgage Loans, including the Moffett Place - Building 6 Mortgage Loan (8.3%), the Point West Portfolio Mortgage Loan (4.4%), the 333 South Wabash Mortgage Loan (3.3%) and the Earhart Corporate Center Mortgage Loan (3.3%), UW NOI and UW NCF were based on the “straight line” or average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or parent entities.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof).

No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Operating Income set forth in this prospectus intended to represent such future cash flows. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten NOI”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NOI Debt Yield of the related Whole Loan, based only on the master lease rent, is 9.7%.

With respect to the Home Ranch Health Center Mortgage Loan (2.3%), the UW NOI Debt Yield was calculated based on the Cut-off Date Balance net of a $2,070,000 holdback reserve. The UW NOI Debt Yield based on the full Cut-off Date Balance of $20,400,000 is 8.2%.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, and (d) in the case of a Mortgaged Property operated as a self-storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$903,488,876
Number of Mortgage Loans	34
Number of Mortgaged Properties	89
Range of Cut-off Date Balances	$2,300,000 to $74,850,000
Average Cut-off Date Balance	$26,573,202
Range of Mortgage Rates	2.80000% to 4.62820%
Weighted average Mortgage Rate	3.56841%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	111 months
Range of remaining terms to maturity	53 months to 120 months
Weighted average remaining term to maturity	109 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	349 months
Range of remaining amortization terms(2)	300 months to 360 months
Weighted average remaining amortization term(2)	349 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(5)	35.5% to 72.9%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(5)	56.0%
Range of LTV Ratios as of the maturity date(3)(4)(5)	34.8% to 69.4%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	53.5%
Range of UW NCF DSCR(4)(6)(7)	1.41x to 4.95x
Weighted average UW NCF DSCR(4)(6)(7)	2.71x
Range of UW NOI Debt Yield(4)(5)(6)	7.4% to 17.9%
Weighted average UW NOI Debt Yield(4)(5)(6)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	65.4%
Interest Only-Balloon	12.1%
Balloon	12.0%
ARD-Interest Only	10.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-four (24) Mortgage Loans (75.9%), that are interest-only for the entire term or until the related anticipated repayment date.

(3)	With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the Coleman Highline Mortgage Loan (4.4%), the Point West Portfolio Mortgage Loan (4.4%), the USAA Plano Mortgage Loan (2.8%), the Troy Technology Park Mortgage Loan (2.8%) and the Westlake Center Mortgage Loan (2.4%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to thirteen (13) Mortgage Loans (58.3%) with one or more Pari Passu Companion Loans and Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans.

(5)	With respect to the Home Ranch Health Center Mortgage Loan (2.3%), the LTV Ratio as of the Cut-off Date, LTV Ratio as of the maturity date and the UW NOI Debt Yield were calculated based on the Cut-off Date Balance (or in the case of the LTV Ratio as of the maturity date, the maturity date principal balance) net of a $2,070,000 holdback reserve. The LTV Ratio as of the Cut-off Date and maturity date based on the full Cut-off Date Balance and maturity date principal balance of $20,400,000 is 64.8%. The UW NOI Debt Yield based on the full Cut-off Date Balance is 8.2%.

(6)	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the MGM Grand & Mandalay Bay Whole Loan, based only on the master lease rent, are 2.70x and 9.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include nine (9) Mortgage Loans (34.3%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	9	$279,342,804	30.9%
Suburban	9	173,980,645	19.3
Medical	1	9,500,000	1.1
Mixed Use
Office/Retail	2	77,500,000	8.6
Retail/Office	2	55,000,000	6.1
Industrial/Office	1	25,000,000	2.8
Medical/Retail	1	20,400,000	2.3
Multifamily/Retail	1	5,700,000	0.6
Multifamily/Office	1	2,300,000	0.3
Industrial
Flex/R&D	3	64,130,250	7.1
Warehouse/Distribution	20	38,437,841	4.3
Flex	23	13,120,223	1.5
Manufacturing	1	6,186,126	0.7
Warehouse	1	168,486	0.0
Hotel
Full Service	2	70,000,000	7.7
Self Storage
Self Storage	8	36,722,500	4.1
Retail
Anchored	1	7,800,000	0.9
Other	1	7,250,000	0.8
Multifamily
Mid-Rise	1	5,800,000	0.6
Garden	1	5,150,000	0.6
Total	89	$903,488,876	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and certain mixed-use properties that include office tenants:

●	With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), the sole tenant, Google, has recently encountered national and international scrutiny for, among other things, use and dissemination of users’ personal data and propagation of inaccurate information. In addition, the U.S. House Committee On The Judiciary announced an antitrust investigation that would include Google. Further, on October 20, 2020, the United States Department of Justice, along with eleven state attorneys general, filed a civil antitrust lawsuit against Google in the U.S. District Court for the District of Columbia. In addition, the European Union has opened preliminary investigations into Google’s data practices, including an investigation into its processing of location data.

●	With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), the related borrower sponsor owns other buildings in the office campus in which the Mortgaged Property is located that are also leased to Google, as well as other office campuses within a five mile radius of the Mortgaged Property, some of which are leased to Google. In the event that the existing tenant(s) at the Mortgaged Property and/or such other properties were to elect not to renew or to downsize their space, it is likely such properties would compete with the Mortgaged Property.

●	With respect to the 120 Wall Street Mortgage Loan (7.7%), twelve (12) tenants at the Mortgaged Property, representing in the aggregate approximately 31.6% of the net rentable area, are not-for-profit tenants. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such tenant.

●	With respect to the Coleman Highline Mortgage Loan (4.4%), the single tenant at the related Mortgaged Property, Roku, Inc. (“Roku”) leases approximately 357,000 square feet of office space at an adjacent property that is also owned by the related borrower sponsor. However, the Mortgage Loan documents include anti-poaching language providing that the borrower and any affiliate thereof may not enter into an agreement with the owner of such adjacent property in an attempt to collude with such owner to move Roku off of the Mortgaged Property; such restriction is applicable during the term of Roku’s lease and for nine months thereafter.

The borrowers with respect to other Mortgage Loans secured by office properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by office properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties compete with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the Mortgaged Property, and may have greater name recognition and financial and marketing resources than such Mortgaged Property, some of which may be operated by affiliates of the master tenant of such Mortgaged Property.

Each of the Mortgaged Properties is currently self-managed by the sole tenant, MGM Lessee II, LLC (the “MGM Tenant”) and/or certain affiliated subtenants of the MGM Tenant and there are no franchise agreements, license agreements or management agreements currently in place at either of the Mortgaged Properties to which the borrowers are parties. The MGM Grand hotel and Mandalay Bay hotel at the Mortgaged Properties are each unflagged. The Four Seasons hotel and the Delano hotel at the Mortgaged Properties are each flagged and are each subject to a license agreement to which the borrowers are not parties. Such license agreements may expire during the term of the MGM Grand & Mandalay Bay Whole Loan, and the MGM Grand & Mandalay Bay Whole Loan documents do not require that such license agreements be extended or that such portions of the Mortgaged Properties be branded, flagged and/or operated as a Four Seasons hotel or Delano hotel.

Each of the related Mortgaged Properties are master leased by the borrowers to a sole tenant, MGM Lessee II, LLC, a wholly-owned subsidiary of MGM Resorts International, pursuant to a sale-leaseback transaction. The related master lease has an initial term expiring on February

28, 2050, with two, 10-year renewal options. In turn, MGM Lessee II, LLC subleased a portion of the Mortgaged Properties to each of Mandalay Bay, LLC, Mandalay Place, LLC and MGM Grand Hotel, LLC (collectively, and together with any future subtenant pursuant to the terms of the master lease, the “MGM/Mandalay Operating Subtenant”). Each MGM/Mandalay Operating Subtenant is (and must continue to be) a subsidiary of MGM Resorts International. Each MGM/Mandalay Operating Subtenant executed a joinder to the master lease on the origination date for the purposes of (x) agreeing to be bound by the terms and provisions of the master lease regarding the disposition of any portion of MGM Lessee II, LLC’s property owned by such MGM/Mandalay Operating Subtenant and (y) granting a security interest to the borrower in the portion of MGM Lessee II, LLC’s pledged property owned by such MGM/Mandalay Operating Subtenant and certain reserve funds under the master lease. Neither MGM Lessee II, LLC nor any MGM/Mandalay Operating Subtenant is a borrower nor an obligor under the Mortgage Loan documents. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Properties. Due to the need to find a tenant with the ability to obtain a gaming license and to manage the various operations at the Mortgaged Properties, if MGM Lessee II, LLC (and/or any operating subtenant thereof) were to fail to comply with the terms of the master lease or with any applicable gaming licenses, the borrowers may be unable to locate a suitable tenant at comparable rental rates or at all. The master tenant is not a bankruptcy remote entity. A bankruptcy of the master tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrowers’ rental revenue and materially and adversely affect the borrowers. In addition, it is possible that a bankruptcy court could re-characterize the master lease transaction as a lending transaction, which would cause the borrowers to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Risk Factors—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—"Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks”.

Each of the related Mortgaged Properties consist of a resort and casino and, as of the trailing twelve months ending June 30, 2020 (i) with respect to the Mandalay Bay Mortgaged Property, approximately 33.8% of the revenues were from hotel rooms, approximately 29.8% of the revenues were from food and beverage sales, approximately 13.6% of the revenues were from gaming, and approximately 22.8% of the revenues were from other sources and (ii) with respect to the MGM Grand Mortgaged Property, approximately 26.2% of the revenues were from hotel rooms, approximately 27.4% of the revenues were from food and beverage sales, approximately 24.4% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources.

MGM Lessee II, LLC, the master tenant, is permitted, without the borrower’s consent, to mortgage or otherwise encumber its estate in and to the leased property to one or more permitted leasehold mortgagees under one or more permitted leasehold mortgages and to pledge its right, title and interest under the related master lease as security for such permitted leasehold mortgage or any debt agreement secured thereby. The permitted leasehold mortgagee will not be entitled to be treated as such under the master lease unless, among other things, the leasehold mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the leasehold estate are subject and subordinate to the terms of the master lease and such person executes a joinder to any existing intercreditor agreement between the permitted leasehold mortgagee and any holder of a mortgage or deed of trust secured by the Mortgaged Properties. Any permitted leasehold mortgage will be required to cover both Mortgaged Properties, and the master tenant will not have the right to encumber its (or any MGM/Mandalay Operating Subtenant’s) interest in one Mortgaged Property separately from the other Mortgaged Property. The lender’s ability to exercise remedies under the Mortgage Loan if there is a master lease event of default could be restricted by the master lease. Any permitted leasehold mortgagee will be given additional cure periods, to cure certain defaults triggered by the master tenant under the master lease, including a default triggered by a bankruptcy proceeding of the master tenant or the master lease guarantor. There could be a possible deterioration of the Mortgaged Properties or its business or operations during this extended cure period. The ability of the borrower and the lender to terminate the master lease as a result of a default by the master tenant could be limited after a foreclosure initiated by the permitted leasehold mortgagee since the permitted leasehold mortgagee is not required to cure defaults not susceptible to cure by the permitted leasehold mortgagee upon its foreclosure and assumption of the master lease. Furthermore, in the event of a foreclosure of the Mortgage Loan, the lender will be required to grant the master tenant (or any permitted leasehold mortgagee that succeeds to its interest) nondisturbance in the event that certain conditions are met, including that there is no uncured master lease event of default.

In addition, with respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), upon a casualty at the related Mortgaged Properties (i) involving proceeds of less than $50,000,000 or (ii) involving proceeds of $50,000,000 or more where (x) the master tenant elects to restore the affected Mortgaged Property and reasonably demonstrates that the restoration can be completed within four years of the date on which master tenant can reasonably access the affected Mortgaged Property for the purposes of commencing restoration or (y) the master tenant is required by the master lease to restore the affected Mortgaged Property, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the affected Mortgaged Property to the master tenant so long as it satisfies the conditions in the master lease.

●	With respect to the MGM Grand Mortgaged Property (4.2%), approximately 29.8% of underwritten revenue solely for the hotel portion of the Mortgaged Property was derived from food and beverage sales.

●	With respect to the Mandalay Bay Mortgaged Property (3.5%), approximately 30.0% of underwritten revenue solely for the hotel portion of the Mortgaged Property was derived from food and beverage sales.

The borrowers with respect to Mortgage Loans secured or supported by hospitality properties may face increased fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses because of travel limitations implemented by governments and businesses as well as declining interest in travel generally due to the COVID-19 pandemic. We cannot assure you that other borrowers of Mortgage Loans secured or supported by hotel properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	With respect to the 71 Leonard Mortgage Loan (0.3%), 4 units out of 8 multifamily units are rent controlled.

Each of the mixed use Mortgaged Properties has one or more office, retail, multifamily, medical and/or industrial components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have

Special Risks”, “—Industrial Properties Have Special Risks” and "—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses", as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	9	28.1%
Non-profit	4	13.6%
Government Tenant	5	12.2%
Theater	2	10.2%
Restaurant	2	5.6%
Gym, fitness center or a health club	2	4.2%
Grocery Store	2	3.6%
Bank Branch	2	2.4%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Moffett Place - Building 6	$74,850,000	8.3%	423	3.50x	37.1%	Office
120 Wall Street	$70,000,000	7.7%	247	2.74x	57.9%	Office
MGM Grand & Mandalay Bay(3)	$70,000,000	7.7%	167,645	4.95x	35.5%	Hotel
4 West 58th Street	$62,500,000	6.9%	1,496	1.94x	69.4%	Mixed Use
Northern Trust Office	$40,400,000	4.5%	270	2.58x	62.6%	Office
Coleman Highline	$40,000,000	4.4%	407	3.64x	50.8%	Office
Point West Portfolio	$39,500,000	4.4%	114	3.30x	59.4%	Office
Skywater Technology HQ	$39,000,000	4.3%	99	1.80x	49.5%	Industrial
Agellan Portfolio	$35,000,000	3.9%	38	3.03x	41.9%	Various
2010 South Lamar	$32,100,000	3.6%	401	2.17x	59.9%	Office
Top 3 Total/Weighted Average	$214,850,000	23.8%		3.72x	43.4%
Top 5 Total/Weighted Average	$317,750,000	35.2%		3.23x	50.9%
Top 10 Total/Weighted Average	$503,350,000	55.7%		3.07x	51.4%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per SF/Unit/Room, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans and/or related mezzanine loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are (a) with respect to the Moffett Place - Building 6 Mortgage Loan, 2.33x and 55.7%, respectively, (b) with respect to the MGM Grand & Mandalay Bay Mortgage Loan, 2.70x and 65.2%, respectively and (c) with respect to the Agellan Portfolio Mortgage Loan, 1.78x and 73.1%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Moffett Place – Building 6 Mortgage Loan (8.3%), the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the Coleman Highline Mortgage Loan (4.4%) and the Point West Portfolio Mortgage Loan (4.4%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

(3)	In the case of the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), UW NCF DSCR is calculated based on the initial master lease annual rent of $292,000,000.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include seven (7) Mortgage Loans (25.1%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
MGM Grand & Mandalay Bay	$70,000,000	7.7%
Point West Portfolio	39,500,000	4.4
Agellan Portfolio	35,000,000	3.9
KW Portfolio	28,330,250	3.1
Amazon Industrial Portfolio	24,100,000	2.7
Keylock Storage Portfolio	19,642,500	2.2
Mid Atlantic Storage Portfolio	10,000,000	1.1
Total	$226,572,750	25.1%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 5.0% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
333 South Wabash	$30,000,000	3.3%
711 Fifth Avenue	15,000,000	1.7
Total for Group 1:	$45,000,000	5.0%

Group 2:
47 Ann	$5,700,000	0.6%
71 Leonard	2,300,000	0.3
Total for Group 2:	$8,000,000	0.9%

Mortgage Loans with related borrowers are identified under “Related Borrower” in Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	10	$241,580,250	26.7%
New York	7	$186,300,000	20.6%
Texas	24	$95,050,993	10.5%
Nevada	2	$70,000,000	7.7%
Michigan	3	$56,194,169	6.2%
Minnesota	2	$49,300,000	5.5%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout seventeen (17) other states, with no more than 4.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Thirty-nine (39) Mortgaged Properties (43.6%) are located in California, Washington, Texas and Florida and are more susceptible to wildfires.

Eleven (11) Mortgaged Properties (30.1%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 15%.

Two Mortgaged Properties (10.5%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the respective Mortgaged Properties securing the Skywater Technology HQ Mortgage Loan (4.3%), the Earhart Corporate Center Mortgage Loan (3.3%), the KW Portfolio Mortgage Loan (3.1%), the USAA Plano Mortgage Loan (2.8%), the Troy Technology Park Mortgage Loan (2.8%) and the Diversey Mortgage Loan (0.7%) was acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on limited prior operating history and limited financial figures and information.

Each of the respective Mortgaged Properties securing the Moffett Place - Building 6 Mortgage Loan (8.3%), the Coleman Highline Mortgage Loan (4.4%), the 2010 South Lamar Mortgage Loan (3.6%), the 3861 Sepulveda Boulevard Mortgage Loan (1.1%) and the Rosencrans Apartment Homes Mortgage Loan (0.6%), were each constructed (or in the case of the Rosencrans Apartment Homes Mortgage Loan, approximately 48.8% of the units were constructed), were substantially renovated or were in a lease-up period, within the 12-month period preceding the origination of the related Mortgage Loan and have no or limited prior operating history and/or lack historical financial figures and information.

Each of the respective Mortgaged Properties securing the Skywater Technology HQ Mortgage Loan (4.3%) and the 3861 Sepulveda Boulevard Mortgage Loan (1.1%) are each a single tenant property and the Mortgaged Properties securing the Amazon Industrial Portfolio Mortgage Loan (2.7%) are leased to a single tenant under a triple net lease, and in each case the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property or Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Four (4) Mortgaged Properties securing the Point West Portfolio Mortgage Loan (4.4%) and the Home Ranch Health Center Mortgage Loan (2.3%) have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

The Agellan Portfolio Mortgage Loan (3.9%) is secured by the related borrower’s interest in one or more units in a condominium. The borrower controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), the Mortgaged Property consists of a single office building totaling 314,352 square feet, which is part of a larger six-building campus known as Moffett Place (the “Moffett Place - Building 6 Campus“), which includes approximately 1.9 million square feet of office space (all of which is currently leased to Google), an approximately 52,500 square foot conference center, a swimming pool, an outdoor common area space, a café and three separate parking structures and surface parking. To govern access to the non-collateral common areas, conference facility and parking structures (the “Moffett Place - Building 6 Common Area Spaces“), the Mortgaged Property is subject to a declaration of covenants, conditions and restrictions (the “Moffett Place - Building 6 CCR“) with Moffett Place LLC (an affiliate of the related borrower sponsor and an affiliate of the owner of the non-collateral buildings at the Moffett Place - Building 6 Campus), which grants the borrower non-exclusive easement rights over the Moffett Place Common Area Spaces. Ownership of the Moffett Place - Building 6 Common Area Spaces governed by the Moffett Place - Building 6 CCR is held by Moffett Place Association LLC (the “Moffett Place - Building 6 Association“). Under the Moffett Place - Building 6 CCR, each completed building in the Moffett Place - Building 6 Campus is entitled to a proportionate share of the voting interest in the Moffett Place - Building 6 Association, with the borrower’s interest being 20% (subject to reduction if additional buildings are built on the Moffett Place - Building 6 Campus), and accordingly, the borrower does not control the Moffett Place - Building 6 Association. The borrower and its affiliates may seek to reconfigure and reduce the Moffett Place - Building 6 Common Area Spaces and transfer a portion of the Moffett Place - Building 6 Common Area Spaces to an affiliate of the borrower or the Moffett Place - Building 6 Association to allow for the construction of one or more office buildings and associated common area improvements (the “Moffett Place - Building 6 Common Area Subdivision and Release“). In connection with such transfer, the borrower and the other members of the Moffett Place - Building 6 Association intend to amend the terms of the Moffett Place - Building 6 CCR to allow a Moffett Place - Building 6 Common Area Subdivision and Release. The Mortgage Loan documents permit the borrower to effectuate a Moffett Place - Building 6 Common Area Subdivision and Release subject to the satisfaction of certain terms and conditions, including, among others: (a) such subdivision and release (i) will not materially adversely interfere with any tenant’s use of its leased premises under its lease, (ii) will not materially adversely affect the Mortgaged Property or its use or operation, (iii) does not violate the terms of any document or instrument relating to the Mortgaged Property or Moffett Place - Building 6 Common Area Spaces, (iv) will not cause any portion of the Mortgaged Property and/or the reduced common area to violate any legal requirements (including as to zoning and parking), and (v) does not create any liens on the Mortgaged Property or Moffett Place - Building 6 Common Area Spaces and (b) compliance with certain REMIC related conditions.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee and Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)(3)	87	$838,373,876	92.8%
Fee/Leasehold(3)	2	65,115,000	7.2
Total	89	$903,488,876	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	With respect to the 120 Wall Street Mortgage Loan (7.7%), the related borrower sponsor has owned the Mortgaged Property since 1980, but has deeded the mortgaged property to the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”) and leased it back as the ground lessee in connection with the real estate tax program, which provides a proportionate reduction in real estate taxes in the form of a payment in lieu of taxes based upon the percentage of space leased to not-for-profit tenants. The Mortgage Loan is secured by both the borrower’s leasehold interest and ESD’s fee simple interest. The borrower is required to buy back the fee interest in the Mortgaged Property in 2032 for a nominal fee of $1.00. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information regarding the payment in lieu of taxes program.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases (other than in the case of the Keylock Storage Portfolio – Pendleton Mortgaged Property (0.3%)) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

COVID-19 Considerations

The following table contains information regarding the status of the Mortgage Loans and Mortgaged Properties provided by the respective borrowers as of the date set forth in the “Information As Of Date” column. The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. The information in this chart is as of the date indicated and is based on information provided by the related borrowers. The information was based on reports and data aggregated from the related borrower’s existing financial and operational reporting systems and in certain circumstances was produced on an interim or ad hoc basis or was provided by the related borrower verbally. While we have no reason to believe the information presented is not accurate, we cannot assure you that it will not change or be updated in the future.

No.	Property Name	Mortgage Loan Seller	Information as of Date	Property Type	August Debt Service Payment Received (Yes/No)	September Debt Service Payment Received (Yes/No)	Forbearance or Other Debt Service Relief Requested (Yes/No)	Other Loan Modification Requested (Yes/No)	Lease Modification or Rent Relief Requested (Yes/No)	Occupied SF or Unit Count Making Full August Rent Payment (%)	UW August Base Rent Paid (%)	Occupied SF or Unit Count Making Full September Rent Payment (%)	UW September Base Rent Paid (%)
1	Moffett Place - Building 6(1)	GACC	10/1/2020	Office	NAP	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%
2	120 Wall Street(2)	JPMCB/CREFI	10/1/2020	Office	NAP	NAP	No	No	Yes	90.1%	92.9%	91.5%	95.8%
3	MGM Grand & Mandalay Bay	CREFI/GACC	10/6/2020	Hotel	Yes	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%
4	4 West 58th Street(3)	JPMCB	10/1/2020	Mixed Use	Yes	Yes	No	Yes	Yes	N/A	N/A	N/A	N/A
5	Northern Trust Office	CREFI	10/6/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
6	Coleman Highline(4)	GACC	10/1/2020	Office	NAP	NAP	No	No	No	NAP	NAP	NAP	NAP
7	Point West Portfolio(5)	GACC	10/6/2020	Office	NAP	NAP	No	No	Yes	97.2%	99.0%	99.7%	99.9%
8	Skywater Technology HQ	CREFI	10/6/2020	Industrial	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
9	Agellan Portfolio(6)	JPMCB	10/1/2020	Various	Yes	Yes	No	No	Yes	100.0%	98.0%	96.8%	97.8%
10	2010 South Lamar	CREFI	10/6/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
11	333 South Wabash	GSMC	9/30/2020	Office	NAP	NAP	No	No	Yes(7)	98.3%	97.8%	89.8%	87.4%
12	Redmond Town Center(8)	CREFI	10/2/2020	Mixed Use	Yes	Yes	No	No	No	55.1%	60.7%	59.5%	64.4%
13	Earhart Corporate Center	GSMC	10/2/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
14	2665 North First	CREFI	10/2/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
15	KW Portfolio	CREFI	10/2/2020	Various	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
16	USAA Plano(9)	GSMC	8/31/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
17	The Hub(10)	GSMC	9/25/2020	Mixed Use	NAP	NAP	No	No	Yes	96.1%	97.6%	98.3%	99.2%
18	Troy Technology Park	JPMCB	10/1/2020	Mixed Use	NAP	NAP	NAP	NAP	NAP	100.0%	100.0%	100.0%	100.0%
19	Amazon Industrial Portfolio	GSMC	9/1/2020	Industrial	NAP	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%
20	Westlake Center	GSMC	9/28/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
21	Home Ranch Health Center(11)	GACC	10/1/2020	Mixed Use	NAP	NAP	No	No	Yes	98.2%	98.3%	98.2%	98.3%
22	Keylock Storage Portfolio	CREFI	10/2/2020	Self Storage	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
23	711 Fifth Avenue	GSMC	9/25/2020	Mixed Use	Yes	Yes	No	No	Yes	100.0%	100.0%	100.0%	100.0%
24	6655 Wedgwood	CREFI	9/30/2020	Industrial	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
25	Mid Atlantic Storage Portfolio	CREFI	9/30/2020	Self Storage	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
26	3861 Sepulveda Boulevard	GSMC	9/22/2020	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
27	Pell City Shopping Center	GSMC	9/26/2020	Retail	Yes	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%
28	Tesla Service Center of Chicago	GACC	10/1/2020	Retail	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
29	Storage Post – Jefferson, LA	GSMC	9/6/2020	Self Storage	NAP	NAP	No	No	No	NAP	NAP	NAP	NAP
30	Diversey	GACC	10/1/2020	Industrial	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
31	167 North 6th Street	CREFI	10/6/2020	Multifamily	NAP	NAP	No	No	No	90.3%	96.5%	90.0%	95.2%
32	47 Ann	CREFI	10/6/2020	Mixed Use	NAP	NAP	No	No	No	74.7%	70.7%	(12)	77.3%
33	Rosencrans Apartment Homes	GACC	10/1/2020	Multifamily	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
34	71 Leonard	CREFI	11/6/2020	Mixed Use	NAP	NAP	No	No	No	100.0%	100.0%	(13)	100.0%

(1)	The sole tenant is in a free rent period through May 2021. As a result, the rent payment has been drawn from the upfront free rent reserve.

(2)	The third largest tenant at the Mortgaged Property, AFS, which accounts for 5.9% of underwritten base rent, has requested a rent reduction or a reduction in its square footage on the fourth floor by approximately 18,000 square feet. Two additional tenants at the property, Geourgoulis / Cohen and The New Press, 2.2% of underwritten base rent, have each missed one payment but are expected to make such payment in full by the end of 2020.

(3)	The Mortgaged Property is fully open and operational. The largest tenant, Neiman Marcus, is current with respect to all outstanding contractual rent obligations. The second largest tenant, Netflix, took possession of its space in September 2020. Due to a delay in construction caused by NYC’s stop construction order, the tenant’s rent commencement date was pushed back from January 2021 to March 2021. Of the remaining tenants (with no individual tenant representing greater than 4.2% of underwritten base rent), several are in free rent and/or abatement periods, in some instances related to delayed rent commencement dates as a function of the COVID-19 pandemic.

(4)	The sole tenant received six months of free rent with a rent commencement date of October 1, 2020. As of March 2020, Roku began moving employees into the space at Building 3. The borrower indicated that Roku intends to move roughly 30% of its workforce back into Building 3 by the end of 2020. The work remaining on Building 4 is expected to be completed and furnished by the end of 2020, with Roku taking occupancy by the end of the first quarter of 2021. The sole tenant completed its October rent payment.

(5)	Three tenants totaling 4.9% of the underwritten base rent and 2.8% of the occupied square feet have requested rent relief. One tenant representing 0.0% of the underwritten base rent and 0.3% of the occupied square footage was granted a rent abatement from May 2020 to December 2020. One tenant representing 2.8% of the underwritten base rent and 2.6% of the occupied square footage was granted a 50% rent abatement in May, June and July 2020 in exchange for one additional year in its lease term. One tenant representing 2.1% of the underwritten base rent and 0.0% of the occupied square footage was granted a 50% rent deferral in April, May and June 2020 to be paid in three equal installments from January to March 2021. One tenant representing 1.8% of the underwritten base rent and 1.8% of the occupied square footage has yet to take occupancy of its space due to the delay in its buildout caused by the COVID-19 pandemic. The rent commencement date is expected to be in December 2020.

(6)	As of September 2020, one of the tenants representing 0.1% of the underwritten base rent has been granted a two month rent deferral agreement to be paid back in six installments from September 2020 to February 2021. In addition, 24 tenants (totaling 5.3% of the net rentable square feet) are in discussions with the borrowers for rent relief.

(7)	One tenant, representing approximately 2.4% of underwritten base rent has requested a lease modification, which is not yet finalized.

(8)	Information above represents the amount of borrower collections.

(9)	Information above refers only to USAA and not nThrive, due to seller credits reserved for at origination (remaining USAA free rent, gap rent and USAA tenant improvement allowance) and a letter of credit in the amount of remaining nThrive payments (which may be drawn upon in the event the tenant fails to make a rent payment). nThrive is current on rent payments but has requested and received a deferral of some of its termination payment (such payment being made to the seller of the property, not the sponsor).

(10)	Six tenants, representing approximately 28.4% of the underwritten base rent have requested rent relief.

(11)	Four tenants totaling 12.1% of the underwritten base rent and 13.2% of the occupied square footage have requested rent relief. One tenant representing 3.1% of the underwritten base rent and 4.7% of the occupied square footage was granted a rent deferral for April and May 2020, in exchange for two months added to its lease term. One tenant representing 3.3% of the underwritten base rent and 3.5% of the occupied square footage was granted a rent deferral for April and May 2020 and the tenant has since fully paid the deferred rent and is current on all rent payments. One tenant representing 3.8% of the underwritten base rent and 3.3% of the occupied square footage was granted a rent deferral for March, April and May 2020 with the deferred rent to be amortized and paid over six months from June to November 2020. One tenant representing 1.7% of the underwritten base rent and 1.8% of the occupied square footage has made a partial rent payment from June to September 2020 with the deferred rent terms still being discussed, but expected to be paid in 2020 with additional months added to its lease term.

(12)	The borrower reported that 100.0% of multifamily tenants at the Mortgaged Property have paid rent for the month of September 2020. The borrower reported that the retail tenant at the Mortgaged Property has not made its September rent payment. The borrower is in discussions with the tenant.

(13)	The borrower reported that 69.0% of the multifamily tenants and 100.0% of the commercial tenants at the Mortgaged Property have paid rent for the month of September 2020.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related borrowers have obtained environmental insurance against claims for pollution and remediation legal liability (the “PLL Policy”) from Evanston Insurance Company, with the lenders as named insureds, with per incident and aggregate limits of $25,000,000. The current PLL Policy term expires in 2025. The MGM Grand & Mandalay Bay Whole Loan documents require that the PLL Policy term extend at least two years beyond the date of repayment of the MGM Grand & Mandalay Bay Whole Loan (the “Required PLL Policy Term”), provided that the borrowers may obtain a policy with a term less than the Required PLL Policy Term, so long as the borrowers renew or extend such PLL Policy by the shorter of three years or a term not less than the Required PLL Policy term within ten business days of the current PLL Policy term expiration.

●	With respect to the Coleman Highline Mortgaged Property (4.4%), the ESA identified a REC relating to the historic operations of a defense contractor on the Mortgaged Property, as well as the Mortgaged Property’s adjacency to the San Jose Airport. Environmental sampling and testing between 1997 and 2000 identified groundwater contaminants, and monitoring wells and equipment were installed. Further testing and soil gas sampling in 2014 and 2018 reflected that contaminants are not significantly migrating off-site, and that volatile organic compound concentrations did not exceed commercial screening levels. However, concentrations of trichloroethene and vinyl chloride in excess of the applicable commercial screening level were detected. The California Environmental Protection Agency (“Cal EPA”) determined in October 2018 that a vapor barrier membrane should be installed beneath the structural slab of the buildings occupying the Mortgaged Property as a precautionary measure, and also proposed the installation of a passive sub-slab vapor mitigation system (“VMS”) due to the trichloroethene and vinyl chloride identified. The ESA concluded that based on the prior remedial action, the on-going groundwater extraction and treatment remediation remedy, the results of the prior soil gas sampling results, along with the vapor barriers and the VMS installed and the prior presence of the defense contractor on the Mortgaged Property is not expected to represent a significant environmental concern at this time. However, the report concluded that the on-going groundwater extraction remedy and remaining open case at the Mortgaged Property constituted a REC.

Pursuant to the Corrective Action Consent Agreement effective January 2, 1996, that certain California Department of Toxic Substances Control (“DTSC”) Financial Assurance Cost Validation Memorandum dated June 21, 2016, and that certain DTSC Branch Chief Acceptance Memorandum dated September 23, 2016 pursuant to the Right of Entry Agreement and Easement dated as of December 21, 1999 by and between FMC Corporation (“FMC”) and LNR Santa Clara I, LLC, and Easement Agreement and Memorandum of Right of Entry recorded against the Coleman Highline Mortgaged Property and various related documents (the “Operative FMC Documents”), FMC is required to perform corrective action thereon, pursuant to the Resource Conservation and Recovery Act, which currently requires FMC to operate and maintain a groundwater extraction and treatment system and to maintain financial assurance to cover all current and future corrective action costs, which such financial assurance is presently $17,387,856 through the year 2045, to address the soil and groundwater contamination present at the Mortgaged Property.

The related borrower for the Coleman Highline Mortgage Loan (4.4%) is required to maintain pollution legal liability (“PLL”) insurance against claims for pollution and remediation legal liability resulting from existing conditions and new pollution events related to the Mortgaged Property. The borrower obtained such a PLL insurance policy (the “Coleman Highline PLL Policy”) from Lloyd’s Syndicates 623/2623, with the borrower as named insured, with per incident and aggregate limits of $10,000,000 and a self-insured retention of $100,000 for each incident; the policy names the lender as additional insured pursuant to a “Mortgagee Assignment” endorsement providing automatic rights of assignment in the event of default. The current Coleman Highline PLL Policy term expires in March 2028. The Mortgage Loan documents require that the policy term be at least three years past the latest possible extended maturity date of the related Mortgage Loan (the “Coleman Highline Required PLL Period”); provided, however, the borrower may obtain the Coleman Highline PLL Policy for an initial policy term of ten years so long as at least ten business days prior to the expiration thereof, the borrower renews or extends the Coleman Highline PLL Policy for a term not less than the Coleman Highline Required PLL Period.

●	With respect to the Redmond Town Center Mortgage Loan (3.3%), the ESA identifies as a REC dry cleaning operations historically located onsite. A Phase II was conducted in December 2019 to assess whether the historic dry cleaning operations may have adversely impacted the Mortgaged Property. The Phase II did not identify any impacts above laboratory detection limits in the soil or groundwater samples analyzed. Impacts were identified in soil vapor samples above residential but below non-residential land use standards. Given the current use of the Mortgaged Property as a shopping center, the Phase II consultant determined that identified soil vapor impacts did not pose an unacceptable vapor intrusion threat to indoor air, and concluded that no further investigation at the Mortgaged Property was necessary. However, to mitigate any potential for environmental liability caused by historic operations at the Mortgaged Property, as well as present and future use of the Mortgaged Property, the borrower obtained an environmental insurance policy issued by Zurich with CREFI and its successors and/or assigns as the named insured. The policy, which expires in February 2028, includes a loss limit of $7,000,000 (per claim and in the aggregate) and a $25,000 deductible. The maturity date of the Mortgage Loan is March 6, 2025.

●	With respect to The Hub Mortgage Loan (2.8%), the related Phase I ESA noted that the Mortgaged Property is listed on a Brownfield sites database in connection with potential soil impacts from petroleum, semi-volatile organic compounds and metals. According to the Phase I ESA, no further information is available in the applicable regulatory database other than that the related Brownfield cleanup application was withdrawn in 2005. In addition, the Phase I ESA noted that an underground storage tank was removed from the Mortgaged Property in 2006 for which a tank closure report was unavailable. Based on the redevelopment of the Mortgaged Property in 2005, which included excavation for the existing foundation, and the lack of reported releases, the Phase I ESA did not consider either issue to be evidence of a recognized environmental condition. However, it did recommend further review of investigative records and the obtainment of a tank closure report, as applicable, to determine if there are any residual impacts at the Mortgaged Property. The related environmental consultant has submitted requests for further information to both the New York State Department of Environmental Conservation and the New York City Office of Environmental Remediation, which remain pending.

●	With respect to the Tesla Service Center of Chicago Mortgage Loan (0.8%), the related ESA identified a controlled recognized environmental condition (“CREC”) pertaining to historic industrial operations occurring on the site of the Mortgaged Property and adjacent lots, and resultant groundwater and soil contamination. As a result of such contamination, the site was enrolled in the Illinois Environmental Protection Agency’s ( “IEPA”) Site Remediation Program on July 12, 2017. Subsequently, the IEPA issued a No Further Remediation letter on April 19, 2019 that provided certain conditions and terms required for the related Mortgaged Property to remain in good standing with the IEPA, including (1) preventative controls relating to contaminant exposure in the event of future excavation and construction activities be developed and implemented, (2) engineering controls including asphalt, concrete, stone and soil barriers be maintained and (3) institutional controls requiring concrete flooring for future construction, and prohibition of potable water supply wells. The ESA determined that the existence of such preventative, engineering, and institutional controls to address historic contamination constituted a CREC.

●	With respect to the Storage Post – Jefferson, LA Mortgage Loan (0.8%), according to the related Phase I ESA, a no further action letter was issued to the Mortgaged Property by the Louisiana Department of Environmental Quality (DEQ) in 2001 following remediation activities to lower hydrocarbon concentrations in the soil and groundwater below applicable Louisiana DEQ Evaluation and Correction Action Program (RECAP) screening standards. While the Phase I ESA identified this as a historic recognized environmental condition for which no further action was necessary, it also identified potential subsurface soil and groundwater impacts from, among other things, (i) certain above ground fuel tanks (ASTs) located at the Mortgaged Property and (ii) a property located adjacent to the Mortgaged Property that is currently enrolled in a remediation program due to reported concentrations of certain contaminants in excess of applicable Louisiana DEQ standards. A Phase II ESA performed at the Mortgaged Property in December 2019 identified soil and groundwater impacts, including, among other things, lead, arsenic, barium and aromatic concentrations in excess of applicable RECAP screening standards and has recommended that the Louisiana DEQ be notified.

●	With respect to the Diversey Mortgage Loan (0.7%), the related ESA identified a CREC resulting from various industrial operations occurring both on and adjacent to the Mortgaged Property, including shoe manufacturing from the 1920s to 1970s, and production of cleaning chemicals from the 1970s to the present. The Mortgaged Property was entered into the Voluntary Party Liability Exemption (“VPLE”) program in 1998 and has undergone several site investigations related to chlorinated solvent and petroleum impacts. According to the ESA, the majority of onsite petroleum impacts have been subsequently addressed via remedial soil excavation, although a limited amount of residual soil and ground water impacts are present beneath the existing building. The Wisconsin Department of Natural Resources (“WDNR”) issued a VPLE Certificate of Completion (the “VPLE Certificate”) to Hydrite Chemical (“Hydrite”), the former owner of the site, on September 23, 2008 and placed the site on the Registry of Contaminated Sites. Such certificate granted an exemption from future environmental liability for historical contamination, runs with the land and is transferrable and applies to any successor or assign of the voluntary party. The ESA further states that this exemption requires the certificate holder (i.e., Hydrite Chemical) to purchase an environmental liability insurance policy and that Hydrite Chemical has done so. However, the ESA noted that the risk of vapor intrusion was not assessed by the WDNR in connection with the 2008 issuance of the VPLE Certificate, but that such intrusion may be a concern to current and future site occupants. The ESA states that according to the WDNR, if further investigation and remediation into such intrusion became necessary, the WDNR would bear the costs thereof because the site had been issued a VPLE Certificate. The related borrower obtained an Enviro Covered Location Insurance Policy (Site Environmental) (“ECLIPSE”) policy from Beazley (Lloyd’s Syndicates 623/2623), with the borrower as named insured, and the lender as additional named insured and controlling insured lender, with a per incident limit of $3,000,000 and aggregate limit of $6,000,000 and a deductible of $50,000 per incident. Such policy is a blanket policy that also covers additional locations. The policy expires on March 11, 2030, prior to the maturity date of the Diversey Mortgage Loan on October 6, 2030. The Mortgage Loan documents require that the term for the borrower’s policy extend to or beyond the maturity date of the related Mortgage Loan (the “Diversey Required Policy Term”), provided that the borrower may obtain a policy with a term less than the Diversey Required Policy Term, so long as the borrower renews or extends the policy for a term not less than the Diversey Required Policy Term within ten business days prior to the expiration. In addition, the borrower purchased a Lender Environmental Collateral Protection and Liability Insurance policy from Steadfast Insurance Company, with the lender and its successors and assigns as the named insured, per incident and aggregate limits of $1,000,000, a self-insured retention of $50,000, and a term ending September 22, 2033.

●	With respect to the Agellan Portfolio – Rothway Mortgaged Property (0.1%), the ESA report identified a REC related to groundwater contamination due to the release of chlorinated solvents from a former dry-cleaning facility located nearby. As of June 2019, monitoring results from groundwater monitoring wells identified multiple contaminants exceeding the Texas Risk Reduction Program Tier 1 Protective Concentration Levels for groundwater, with the groundwater plume extending under the Mortgaged Property. The ESA report noted that the migration of chlorinated solvents in groundwater beneath the Mortgaged Property is a Vapor Encroachment Condition. In August 2018, Texas Commission on Environmental Quality issued an Innocent Owner/Operator Program (“IOP”) Certificate to the borrower, stating that the borrower is not liable for investigation, monitoring, remediation, or corrective or other response actions regarding the conditions attributable to the release or migration of contaminants in groundwater from off-site sources. With respect to the REC, the ESA recommended that (a) a vapor intrusion assessment be performed, (b) the borrower maintain the IOP Certificate, and (c) upon the dry-cleaner remediation site being issued closure, the onsite monitoring wells be plugged and abandoned with a State of Texas Plugging Report submitted to the Water Well Drillers Section of the Texas Department of Licensing and Regulation within 30 days of plugging. In connection with the foregoing conditions at the Mortgaged Property, the borrower provided an environmental policy from Steadfast Insurance Company, with the lender as the named insured, with per incident and aggregate limits of $3,000,000 and a $25,000 per incident self-insured retention, and with a term that extends approximately three years beyond the Mortgage Loan term with the insurance premium paid at origination.

●	With respect to the KW Portfolio - 10054 Old Grove Road Mortgaged Property (1.6%), the ESA identifies as a controlled REC impacts to shallow soil and soil gas at the Mortgaged Property that remain above unrestricted land use levels and that are associated with historical onsite operations. Impacts were first identified in 2012, and initial remedial actions were conducted including excavation and offsite treatment/disposal of impacted soil and concrete from two locations, which were then back-filled with clean soil. In February 2017, a Land Use Covenant & Agreement (“LUC”) was entered into for the Mortgaged Property, which prohibits its use for residential, hospital, school and day care purposes, and also prohibits the extraction of groundwater. The ESA indicates that a capped area (“Capped Area”) has been established at the Mortgaged Property to cover residually impacted soil located under the existing building perimeter and in the South Utility Yard. Additionally, a Sub-Slab Depressurization System (“SSDS”) was installed within the Capped Area to address vapor intrusion concerns. The ESA reports that an indoor air assessment was conducted at the Mortgaged Property in April 2020 by an environmental consultant identified as The Reynolds Group (“TRG”). Based upon the resulting 2020 air assessment report dated June 18, 2020, TRG concluded that the SSDS could be terminated without adverse impact to the indoor air inhalation risk of occupants within the Mortgaged Property’s building. TRG also concluded that if results from the next air sampling event scheduled for October 2020 are consistent with the April results, then TRG will request that the governing agency approve termination of SSDS operations. Given the historic remedial activities conducted on-site, the LUC and engineering controls, such as the Capped Area and SSDS, in place at the site, and TRG’s June 2020 assessment, the Phase I ESA consultant determined that no further investigation was necessary at the Mortgaged Property. However, the Phase I ESA consultant did recommend the continued monitoring of indoor air quality at the Mortgaged Property as required by the governing agency, as well as continued compliance with LUC restrictions, including maintenance and inspection requirements associated with the Capped Area. The Phase I ESA consultant estimated the cost to for continued compliance to be $33,000 to $361,000 (depending in part on whether the SSDS will be decommissioned) over a five year period. Pursuant to the terms of the related Mortgage Loan documents, the related borrower is required to, among other things, provide the lender with evidence in form and substance reasonably satisfactory to the lender that the borrower has (i) entered into a new O&M program with respect to the Mortgaged Property, (ii) provided a surety bond or other financial security to the California Department of Toxic Substances Control as required by the LUC or the O&M program and (iii) otherwise performed and satisfied the related borrower’s obligations set forth in the environmental escrow agreement between the seller of the Mortgaged Property and the related borrower.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs or other required renovations exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to the 4 West 58th Street Mortgage Loan (6.9%), the borrower is investing approximately $1.5 million in capital improvements and approximately $1.8 million in tenant improvements, including with respect to the Mortgaged Property’s theater space leased to Netflix, Inc. (“Netflix”), the second largest tenant occupying 10,651 square feet (12.8% of NRA).

Since March 2020, the borrower has been performing capital improvements such as staircases, lobby, elevator, ADA bathroom work and mechanical work, and such improvements are expected to be completed shortly. Upon completion of the landlord’s work, the borrower has indicated that Netflix is expected to invest approximately $1.5 million to the improvements of its leased space before reopening. In addition, the borrower has indicated that each of Northwell Health (fourth largest tenant, 6.2% of NRA) and Union Sq. Dermatology (fifth largest tenant, 6.2% of NRA) is undertaking or expected to undertake improvements at its respective premises. The borrower reserved $7,811,435 at loan origination in connection with outstanding tenant improvements and leasing commissions.

●	With respect to the Skywater Technology HQ Mortgage Loan (4.3%), pursuant to the Mortgage Loan documents, the related borrower is required to complete (or cause the sole tenant, Skywater Technology Foundry, Inc., to complete) the buildout of certain expansion space and obtain (or cause the sole tenant to obtain) a permanent certificate of occupancy for such expansion space and deliver the same to the lender on or prior to the earlier to occur of (i) November 30, 2020, or (ii) the expiration date of the temporary certificate of occupancy issued with respect to such space. Under the terms of the sales contract pursuant to which the related borrower purchased the Mortgaged Property, the sole tenant at the Mortgaged Property is required to complete the buildout and accordingly, the sole tenant deposited $8,398,715 into an escrow with a third party for all remaining draws under the related construction contract. The lender obtained a security interest in such escrowed funds as additional collateral for the Mortgage Loan.

●	With respect to the USAA Plano Mortgage Loan (2.8%), the tenant USAA is performing an estimated $25,000,000 renovation at the Mortgaged Property to build out its related space (the “USAA Build-Out”). Under the related lease, the USAA Build-Out is required to be performed at the sole cost and expense of USAA, provided that the borrower is required to contribute a tenant allowance of up to $8,187,045.50. At origination, the borrower deposited with the lender $8,187,045.50 in connection with the USAA Build-Out.

●	With respect to the Westlake Center Mortgage Loan (2.4%), pursuant to the lease with Westlake Management Services, Inc, the largest tenant at the Mortgaged Property, the borrower is required to perform an estimated $3,176,097 in remaining renovations at the Mortgaged Property including, among other things, completion of an expansion of the existing parking garage and upgrades to certain common areas at the Mortgaged Property. At origination, the borrower deposited with the lender approximately $3,176,097 to complete such renovations.

There can be no assurance that these renovations will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within ten (10) months of the Closing Date (other than with respect to the Pell City Shopping Center Mortgage Loan (0.9%), for which the related appraisal was dated within ten (10) months and performed within fourteen (14) months of the Closing Date), conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Appraisal and

Loan-To-Value Ratio” and “—Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within eleven (11) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Physical Assessment Report” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1, representation and warranty number 25 in Annex F-1 and representation and warranty number 24 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the 4 West 58th Street Mortgage Loan (6.9%), one of the borrowers, Solow Building Company III, L.L.C., is a defendant in a lawsuit filed by a former corporate tenant. The tenant operated a high-end beauty clinic out of the 9th floor of the building. In a complaint filed on March 27, 2018, the tenant alleged that construction undertaken beginning in 2015 by another tenant, Bergdorf Goodman, on the first eight floors interfered with the plaintiff tenant’s quiet enjoyment of the leased premises, and that noise, dust, and vibrations from the construction made it impossible to operate the clinic, cost the clinic customers, and damaged the owner’s reputation with her high-end clientele. The plaintiff tenant also alleged that the borrower had knowledge and control over Bergdorf Goodman’s construction and deliberately misrepresented the effects and length of the construction when discussing it with the plaintiff tenant. While the borrower agreed to a rent abatement in 2016 because of the ongoing construction, the plaintiff tenant agreed to, but did not, begin paying rent again in 2017. The borrower eventually commenced an eviction proceeding in housing court against the plaintiff tenant and was awarded possession of the premises and a monetary judgment of nearly $400,000 for unpaid rent. The plaintiff tenant subsequently brought this action in the New York Supreme Court. They assert breach of contract and fraud claims against the borrower, and nuisance, trespass, and negligence claims against both the borrower and Bergdorf Goodman. The plaintiff tenant claims damages of at least $15 million, with the exact amount to be determined at trial. According to the plaintiff tenant, damages are purportedly based on destruction of specialized equipment caused by the dust from construction, loss of income due to the clinic’s eventual closure, money spent to renovate the leased premises, harm to reputation, and the plaintiff tenant’s liability for rent payments on the leased premises. The borrower has asserted counterclaims for breach of contract based on non-payment of rent, as well as attorney’s fees and money damages in the amount of the rent abatement. The borrower also asserted cross-claims against Bergdorf Goodman for both common law and contractual indemnification in the amount of any award the court confers on the plaintiff tenant (i.e., up to $15 million). The recourse carveout guarantor, Sheldon H. Solow, signed a recourse guaranty that provides for recourse to the extent of any losses incurred as a result of the pending litigation.

In addition, with respect to the 4 West 58th Street Mortgaged Property (6.9%), The Neiman Marcus Group LLC. (“Neiman Marcus”), the largest tenant at the Mortgaged Property (the “Tenant”), filed bankruptcy under chapter 11 of the Bankruptcy Code on May 7, 2020. On June 6, 2020, the Tenant’s debtors filed their initial proposed plan of reorganization and disclosure statement (as thereafter amended, the “Proposed Plan”). The bankruptcy court approved the Proposed Plan on September 4, 2020, pursuant to which the reorganized entity assumed the lease at the Mortgaged Property on September 25, 2020. The bankruptcy filing triggered a cash sweep (the “Trigger Event”) under the Mortgage Loan documents and, as a result, all excess cash flow from the Mortgaged Property was, and continues to be, deposited in an excess cash flow reserve held by the lender. Under the Mortgage Loan documents, the Trigger Event may be cured by, among other conditions, the replacement of the Tenant with a replacement tenant pursuant to a lease entered into in accordance with the terms of the Mortgage Loan documents. Pursuant to a letter received by the lender on October 7, 2020, the borrower challenged the lender’s actions and explained that the Tenant effectuated a corporate restructuring by, inter alia, (i) filing new organizational documents, (ii) dissolving the Tenant’s ownership interests, (iii) appointing new board members, and (iv) assuming the lease, resulting in the estate of the Tenant being dissolved and The Neiman Marcus Group LLC. emerging as a reorganized debtor. The borrower further asserted that it has satisfied the Trigger Event cure conditions, given that the reorganized entity (a) has a creditworthiness and financial standing superior to that of the pre-bankruptcy Tenant, (b) assumed the lease, and (c) is in occupancy of the premises, open for business, and paying full contractual rent, and, therefore, the cash sweep event should be terminated and amounts held in the excess cash flow reserve should be released to the borrower. The lender disagrees with the borrower’s position and has not terminated the Trigger Event or released amounts held in the excess cash flow reserve. However, we cannot assure you that the master servicer or the special servicer will not come to a different view and elect to discontinue the Trigger Event and release the funds currently held in the excess cash flow reserve account, or otherwise amend terms of the loan agreement in connection with any related action. In addition, we cannot assure you that the continued imposition of the Trigger Event will not result in further actions by the borrower, including litigation, to terminate the Trigger Event and/or obtain the release of the funds held in the excess cash flow reserve. Further, we cannot assure you that any such actions would not result in additional trust fund expenses being incurred by the trust and losses being incurred by the certificateholders.

With respect to the Northern Trust Office Mortgage Loan (4.5%), an affiliate of the borrower sponsor is the subject of an ongoing dispute related to an alleged breach of contract. The borrower affiliate was under contract to purchase a retail shopping center in Chicago, Illinois. During the COVID-19 pandemic, the unrelated seller was unable to satisfy certain conditions to closing of the contract, specifically, the seller was unable to deliver satisfactory estoppel certificates from the tenants. The borrower affiliate terminated the contract due to the seller’s failure to satisfy the closing condition, and the seller is disputing the termination of the contract and the release of the borrower affiliate’s earnest money deposit of $1,500,000.

With respect to the 2010 South Lamar Mortgage Loan (3.6%), the borrower sponsor was named in a lawsuit filed by a unit owner of one of the condo units in an unrelated project of the borrower sponsor, 70 Rainey Street, a newly constructed condo building in Austin, Texas. The unit owner alleges that the borrower sponsor fraudulently sold him what was marketed as a high-end luxury condo but contained construction-related defects including uneven floors, bowed walls and corroded fixtures. The unit owner is petitioning the court to certify a class action of approximately 160 unit owners who would have allegedly purchased units with the same or similar defects. The unit owner acknowledges that damages are uncertain at this time, but could be in excess of $200 million.

With respect to the 333 South Wabash Mortgage Loan (3.3%), the borrower and several entities in the ownership structure (including Michael Shvo, Deutsche Finance America (“DFA”), and related entities), are defendants in a lawsuit filed in the Superior Court of California, County of San Francisco on July 20, 2020, in which the plaintiff, according to the related borrower sponsor, seeks damages of approximately $3,000,000. The plaintiff, Serdar Bilgili (the founder of BLG Capital (“BLG”)) claims, among other things, that (i) BLG, Shvo and DFA had a joint venture to acquire the Mortgaged Property at the beginning of 2020; (ii) Shvo and DFA informed BLG that the acquisition of the Mortgaged Property was cancelled; and (iii) Shvo and DFA proceeded to form a new entity that entered into a new agreement to acquire the Mortgaged Property without BLG. BLG seeks to recover its right to certain asset management fees and carried interest. The lender required a guaranty from DFA and Shvo to cover any losses to the lender from the litigation (and any associated bankruptcy risk). We cannot assure you, however, that DFA or Shvo would be willing or able to fulfill their obligations under the related Mortgage Loan documents with respect to any such losses. See “—Non-Recourse Carveout Limitations”.

With respect to the 333 South Wabash Mortgage Loan (3.3%), Michael Shvo, one of the borrower sponsors and limited non-recourse carveout guarantors, pled guilty to second- and third-degree tax fraud in 2018, relating to evasion of approximately $1,200,000 taxes on art, furniture, jewelry and a luxury sports vehicle, and was required to pay approximately $3,500,000 in unpaid taxes, penalties and related interest (which obligation has been fully satisfied).

With respect to the Redmond Town Center Mortgage Loan (3.3%), a portion of the Mortgaged Property is subject to threatened condemnation by Sound Transit, the Central Puget Sound Regional Transit Authority, for minor easements in connection with the construction of a railroad on a neighboring property. The proposed easements are as follows: (i) a temporary vibration monitoring easement, the form of which is subject to the rights of tenants under leases and states that it will not interfere with the use and occupancy of the Mortgaged Property, (ii) a temporary construction easement the proposed location of which was plotted on the survey and does not materially impact the operation of the Mortgaged Property in any way, and (iii) a permanent water easement, the proposed location of which was plotted on the survey and does not materially impact the operation of the Mortgaged Property.

Approval of the form of easement was not included in the Mortgage Loan documents; accordingly, the borrower will need to obtain the lender’s approval before execution and recordation of same. As of origination, the easement forms had not yet been agreed to by Sound Transit. If the parties cannot agree to a final form, Sound Transit may file a petition for condemnation in which case the transfer of easements would be by court order.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Point West Portfolio Mortgage Loan (4.4%), The Hub Mortgage Loan (2.8%), the Home Ranch Health Center Mortgage Loan (2.3%), the Tesla Service Center of Chicago Mortgage Loan (0.7%) and the 167 North 6th Street Mortgage Loan (0.6%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Point West Portfolio Mortgage Loan (4.4%), the related borrower sponsor has sponsored three other commercial real estate projects, as to which related commercial real estate loans were subject to discounted payoffs or short sales during the period from 2010 through 2014. Such commercial real estate loans included an approximately $17 million commercial mortgage loan as to which a $12.5 million short sale was made back to the related borrower sponsor in 2014 (and a discounted payoff was also made on a related mezzanine loan), an approximately $21.9 million commercial mortgage loan, as to which an approximately $15 million discounted payoff was made in 2014, and an approximately $7,275,000 commercial mortgage loan as to which a discounted payoff of $4,500,000 was made in 2011.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-four (24) Mortgaged Properties (36.9%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	Ten (10) of the Mortgaged Properties (6.8%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	With respect to the USAA Plano Mortgage Loan (2.8%), the related Mortgaged Property was underwritten as leased to a single tenant, USAA. However, although USAA has executed a lease for the entire Mortgaged Property, it is only in occupancy of approximately 54.2% of the net rentable square footage of the Mortgaged Property because the remaining space is still occupied by and subject to a lease with another tenant, nThrive. USAA is anticipated to take possession of 50% of the remaining space by September 2021 and the remainder of such space by January 2022 following the expiration of the lease with nThrive. We cannot assure you that USAA will take occupancy of or commence paying rent on the remaining space as anticipated or at all.

●	With respect to The Hub Mortgage Loan (2.8%), NYC Department of Finance, the largest tenant at the Mortgaged Property, leases approximately 43.9% of the net rentable square footage and 50.1% of the total rent at the Mortgaged Property.

See “—Lease Expirations and Terminations” below, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed-use, industrial and flex Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage Loan, and (in the case of a Mortgage Loan secured by more than one Mortgaged Property) such Mortgaged Property(ies) secures at least 75% of the Mortgage Loan by allocated loan amount.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Moffett Place - Building 6	8.3%	1/31/2029	8/6/2030
Coleman Highline	4.4%	9/30/2030	9/6/2030
KW Portfolio	3.1%	Various	10/6/2030
Tesla Service Center of Chicago	0.8%	4/30/2029	10/6/2030

There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Earhart Corporate Center	3.3%	68.2%	2030	10/6/2030
6655 Wedgwood	1.1%	51.6%	2025	10/6/2030

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

For example, with respect to the 4 West 58th Street Mortgage Loan (6.9%), the second largest tenant, Netflix (12.8% of net rentable area, 47.3% of underwritten base rent), signed a new lease for the Mortgaged Property’s theater space, dated as of November 20, 2019, with a 10-year term that commenced on July 1, 2020. The landlord delivered the space to Netflix in September 2020 and Netflix’s rent commencement date is scheduled to begin in March 2021. The Netflix lease expires in December 2030, which is less than a year from the Mortgage Loan maturity date of March 1, 2030, and has four five-year renewal options, each of which the tenant may exercise with an 18-month prior notice. Given the nature of the space, if Netflix does not renew its lease at initial maturity it may be difficult for the borrower to find a replacement tenant, which may in turn result in an increased risk that the borrower is unable to refinance the Mortgaged Property at maturity.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	With respect to the 120 Wall Street Mortgage Loan (7.7%), the 4 West 58th Street Mortgage Loan (6.9%), the Northern Trust Office Mortgage Loan (4.5%), the Redmond Town Center Mortgaged Property (3.3%), the Point West Portfolio – 1610 & 1620 Arden Way Mortgaged Property (2.0%), the Point West Portfolio – 1601 Response Road Mortgaged Property (0.9%), the Earhart

Corporate Center Mortgaged Property (3.3%) and the 333 South Wabash Mortgaged Property (3.3%), each related Mortgaged Property is subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
2665 North First	3.2%	State of CA, DGS	24.4%	31.0%
Point West Portfolio – 1610 & 1620 Arden Way	2.0%	Social Security Administration	18.0%	22.2%
Point West Portfolio – 1610 & 1620 Arden Way	2.0%	Covered California	7.2%	8.1%
Point West Portfolio – 1601 Response Road	0.9%	CA Health Benefit Exchange	20.9%	23.2%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), the sole tenant at the Mortgaged Property, Google, is building out its space, and has not yet taken occupancy of the Mortgaged Property. In addition, Google is entitled to twelve months’ free rent through May 1, 2021. At origination, $12,062,876 was reserved in respect of such free rent.

●	With respect to the 120 Wall Street Mortgage Loan (7.7%), (a) the largest tenant by net rentable area, Droga5, LLC, subleases approximately 13,076 square feet out the total of 202,396 square feet to Jax Media through June 2029 at a base rental rate of $52.15 per square foot; (b) the third largest tenant by net rentable area, AFS-USA, Inc., is currently subleasing 13,076 square feet in addition to its space of 40,029 square feet from Success Academy Charter School, the second largest tenant by net rentable area, through June 2029 at a base rental rate of $39.00 per square foot; (c) the fifth largest tenant by net rentable area, Center for Appellate Litigation, is currently subleasing 8,788 square feet in addition to its space of 20,535 square feet from American Suicide Foundation through November 2021, at which point Center for Appellate Litigation will pay $58.00 per square foot pursuant to a direct lease thereafter.

●	With respect to the 120 Wall Street Mortgage Loan (7.7%), several of the tenants at the Mortgaged Property were in free rent or gap rent periods, including the largest tenant, Droga5, LLC, which will be in a gap rent period from August 1, 2021 through September 30, 2021. At loan origination, the borrower deposited $1,759,579 into a rent concession reserve.

●	With respect to the 4 West 58th Street Mortgage Loan (6.9%), seven tenants, including Neiman Marcus, Netflix, Northwell Health, and Union Sq. Dermatology, the largest, second largest, fourth largest, and fifth largest tenants, respectively, at the Mortgaged Property, have free rent or vacancy periods from March 2020 through, in certain cases, December 2020. At loan origination, the borrower reserved an aggregate amount of $5,799,156 to cover all vacancies, gap rent, prepaid rent, outstanding free rent concessions and rent abatements under the related leases.

●	With respect to the 4 West 58th Street Mortgage Loan (6.9%), Northwell Health, the fourth largest tenant at the Mortgaged Property representing approximately 6.2% of the net rentable area, is expected to take occupancy of its space at the Mortgaged Property in September 2020 and is expected to commence paying rent in November 2020. At loan origination, the borrower reserved $81,921.66 to cover for the free rent period.

●	With respect to the Coleman Highline Mortgage Loan (4.4%), the sole tenant at the Mortgaged Property, Roku, is in the process of completing the buildout of its space for one of the two office buildings at the Mortgaged Property, as to which floor coverings and cubicles have not yet been installed, as Roku has determined to pause the remaining work to assess how best to configure its office for a post-COVID-19 work environment, and accordingly Roku has not yet taken occupancy of this building.

●	With respect to the Point West Portfolio Mortgage Loan (4.4%), the fourth largest tenant at the 1601 Response Road Mortgaged Property, DGS Speech Pathology, has a lease commencement date in February 2021. Gap rent has not been reserved for.

●	With respect to the 333 South Wabash Mortgage Loan (3.3%), the largest tenant, The Northern Trust Company, representing approximately 45.4% of the net rentable square footage at the Mortgaged Property, has signed a lease with respect to an additional approximately 5.0% of the net rentable square footage at the Mortgaged Property commencing in 2023. Additionally, The Northern Trust Company has three options to contract up to two full floors of its space effective on August 31 in 2027, 2030 and 2032 upon, among other conditions, (x) 12 months’ notice with respect to the contraction options exercisable in 2027 and 2032 and (y) 18 months’ notice with respect to the contraction option exercisable in 2030. Additionally, The Northern Trust Company has a free rent period until August 31, 2021, and a partial rent abatement from September 1, 2021 until August 31, 2022. The second largest tenant, Chicago Housing Authority, representing approximately 18.4% of the net rentable square footage at the Mortgaged Property, has a free rent period until December 31, 2020. The fourth largest tenant, Akuna Capital LLC, representing approximately 4.7% of the net rentable square footage at the Mortgaged Property, has a free rent period until December 31, 2020. At origination, the borrower reserved approximately $23,171,188 with respect to free rent, rent abatements or other rent concessions, and any operating bridge credits.

●	With respect to the Earhart Corporate Center Mortgage Loan (3.3%), the largest tenant, XPO Logistics Freight, Inc., leasing approximately 68.2% of the net rentable square footage at the Mortgaged Property, subleases approximately 3.8% of its space to RevSpring, Inc. for a term expiring on July 31, 2022. XPO Logistics Freight, Inc. remains responsible for any of its obligations under the prime lease.

●	With respect to the KW Portfolio – 2742 Dow Avenue Mortgaged Property (1.5%), Memorial Health Services, the sole tenant, subleases 100% of its space to Doctor’s Best Inc. for a term coterminous to the master lease, which expires on December 29, 2029.

●	With respect to the KW Portfolio – 10054 Old Grove Road Mortgaged Property (1.6%), the related borrower was required to deposit in a reserve account an amount equal to $400,000.00, representing the free rent and/or gap rent relating to the lease with the sole tenant, Manscaped, Inc., to be disbursed in equal amounts from November 2020 through May 2021.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Top Fifteen Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties with respect to the largest 15 Mortgage Loans or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), Google, the sole tenant at the related Mortgaged Property, is not required to occupy or to continuously operate the premises and Google has the right to cease operations (whether or not Google vacates the premises) without the same constituting a default under the Google lease, provided Google continues to pay rent and perform its obligations under the Google lease and also has the right to remain open for business only on the days and during the hours Google determines is commercially practical.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants with respect to the 15 largest Mortgage Loans:

●	With respect to the Moffett Place - Building 6 Mortgage Loan (8.3%), so long as the landlord owns the Mortgaged Property, the sole tenant, Google, has a right of first offer to purchase all or any portion of the six-building Moffett Place Campus upon which the Mortgaged Property is located which the landlord has determined in its sole discretion to sell. Such right does not apply to an offer to sell one or more buildings in the Moffett Place Campus to an affiliate of the landlord or to a sale or transfer to an entity which becomes the owner of the Mortgaged Property or the Moffett Place Campus (or any portion thereof) through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchase at a foreclosure sale, but would apply to subsequent transfers.

●	With respect to the Northern Trust Office Mortgage Loan (4.5%), the lease for the sole tenant at the related Mortgaged Property, Northern Trust Corporation, grants Northern Trust Corporation a right of first offer to purchase the Mortgaged Property upon the landlord’s election to sell the Mortgaged Property to an unaffiliated third party. The right of first offer does not apply in the event of a foreclosure or conveyance in lieu of foreclosure.

●	With respect to the Skywater Technology HQ Mortgage Loan (4.3%), the lease for the sole tenant at the related Mortgaged Property, Skywater Technology Foundry, Inc. (“Skywater”), grants Skywater a right of first offer to purchase the Mortgaged Property upon the landlord’s election to sell the Mortgaged Property, or the directly or indirectly of the partnership interests, membership interests, stock, or other equity interests of landlord. The right of first offer does not apply in the event of a foreclosure or deed in lieu of foreclosure, or in connection with the immediately succeeding sale of the Mortgaged Property following a foreclosure or conveyance in lieu thereof.

●	With respect to the 2010 South Lamar Mortgage Loan (3.6%), the lease for the sole tenant at the related Mortgaged Property, Juul Labs, Inc. (“Juul”), grants Juul a right of first offer to purchase the Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first offer is subordinate to the Mortgage Loan documents, and does not apply in connection with a foreclosure or conveyance in lieu thereof or to the first transfer by the lender of the Mortgaged Property following a foreclosure if such transfer is to an affiliate of the lender.

●	With respect to the Earhart Corporate Center Mortgage Loan (3.3%), the largest tenant at the Mortgaged Property, XPO Logistics Freight, Inc., has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer (i) is subordinate to the Mortgage Loan documents and (ii) does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale of the Mortgaged Property thereafter.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, the USAA Plano Mortgage Loan (2.8%), the Amazon Industrial Portfolio Mortgage Loan (2.7%), the Keylock Storage Portfolio Mortgage Loan (2.2%), the 3861 Sepulveda Boulevard Mortgage Loan (1.1%), the Tesla Service Center of Chicago Mortgage Loan (0.8%) and the Diversey Mortgage Loan (0.7%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease or have vacant space that is subject to a master lease with an affiliate of the borrower:

●	With respect to the Skywater Technology HQ Mortgage Loan (4.3%), the sole tenant, Skywater Technology Foundry, Inc., is an affiliate of the borrower.

●	With respect to the 2665 North First Mortgage Loan (3.2%), the second largest tenant, OneSpace, representing approximately 19.4% of the net rentable area, and the seventh largest tenant, OneLin Capital Corp, representing approximately 2.9% of the net rentable area are affiliates of the borrowers and borrower sponsors.

●	With respect to the Westlake Center Mortgage Loan (2.4%), the related borrower sponsor is owned and controlled by a private family trust that is also a significant shareholder in the publicly traded Westlake Chemical Corporation, the parent entity of and lease guarantor for the largest tenant at the Mortgaged Property, Westlake Management Services, Inc.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, the Moffett Place - Building 6 Mortgage Loan (8.3%), the Coleman Highline Mortgage Loan (4.4%), the Point West Portfolio Mortgage Loan (4.4%), the Redmond Town Center Mortgage Loan (3.3%), the 2665 North First Mortgage Loan (3.2%), the KW Portfolio Mortgage Loan (3.1%), the Home Ranch Health Center Mortgage Loan (2.3%) and the 3861 Sepulveda Boulevard Mortgage Loan (1.1%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 15%.

In the case of fourteen (14) Mortgage Loans (51.5%), the related borrowers (or in the case of the MGM Grand & Mandalay Bay Mortgage Loan, the master tenant) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the Mortgage Loan documents permit the borrowers to rely on insurance provided by the sole tenant, MGM Lessee II, LLC, provided that, among other conditions, MGM Lessee II, LLC maintains insurance policies (the “MGM Policies”) on each of the related Mortgaged Properties that satisfy the requirements set forth in the Mortgage Loan documents, except that, so long as the master lease is in effect, the MGM Policies are permitted to vary from the requirements otherwise set forth in the Mortgage Loan documents with respect to (i) the named storm sublimit, which may be no less than $700,000,000 per occurrence (which amount is less than the full replacement cost otherwise required under the Mortgage Loan documents) and (ii) any property or terrorism deductible, which may be no greater than $5,000,000 (which, with respect to the terrorism deductible, is higher than the maximum terrorism deductible of $500,000 otherwise provided for under the Mortgage Loan documents).

●	With respect to the Diversey Mortgage Loan (0.7%), the related borrower may rely on the insurance provided by the single tenant, so long as the tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related mortgage loan documents (provided that the tenant’s insurance may include a deductible of $250,000). If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1, and representation and warranty number 29 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 Annex F-2 and Annex G-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Coleman Highline Mortgaged Property (4.4%), the 1,219-space parking structure on such site (the “Collateral Parking Structure”) is subject to a Declaration of Covenants, Conditions and Restrictions (the “Coleman Highline CCR”), pursuant to which: (i) all parking structures on the Mortgaged Property and the neighboring phase of the development (“Coleman Highline Phase 1”, and the entire development in which the Coleman Highline Mortgaged Property is located, the “Coleman Highline Development”) are to be utilized for shared parking among the Mortgaged Property and the Coleman Highline Phase 1 and (ii) all parking structures located on the Coleman Highline Development are subject to various control rights of a “declarant” which is an affiliate of the related guarantor. The declarant has agreed that, notwithstanding anything to the contrary contained in the Coleman Highline CCR: (i) the parking structure on the Mortgaged Property will be insured in accordance with the terms of the related Mortgage Loan documents, (ii) any proceeds of the foregoing insurance will be held by the related lender and made available for restoration, (iii) the Mortgaged Property will always have access to sufficient parking to satisfy all legal requirements (including zoning requirements) as well as all requirements relating to parking set forth in the lease of Roku, the sole tenant at the Mortgaged Property, and (iv) the Mortgaged Property will always have access to no less than (x) 65 parking spaces in the parking structures and surface parking located on the Mortgaged Property on an exclusive basis and (y) 1,116 parking spaces in the parking structures and surface parking located on the Mortgaged Property and the Coleman Highline Phase 1 on a non-exclusive basis.

●	With respect to the Home Ranch Health Center Mortgage Loan (2.3%), the Mortgaged Property is subject to rights of reversion under a deed restriction under a recorded indenture dated December 17, 1915. The deed restriction provides that “neither the owner nor the occupant of the premises shall use or cause to be used, or allow or authorize in any manner, directly or indirectly, said premises or any portion thereof to be used for the purpose of vending intoxicating liquors for drinking purposes, whether such vending shall be directly or under some evasive guise.” Tenants at the Mortgaged Property include restaurants and stores that sell liquor. The deed restriction provides that “upon the violation of any of the conditions or provisions hereinbefore set forth the title to said premises shall immediately, ipso facto, revert to and vest in the grantors, their heirs, successors and legal representatives.” In the event that any person were to seek to enforce the right of reversion, and were to be successful, because the indenture was recorded prior to the Mortgage Loan, the indenture would prime the lien of the Mortgage Loan, and the trust, as lender (or as owner following a foreclosure or other exercise of remedies), would lose its right in the Mortgaged Property. The Mortgage Loan documents provide for loss recourse to the related non-recourse carveout guarantors in the event of any violation of the deed restriction, and for full recourse in the event that a violation of the deed restriction results in a reversion or loss of all or any portion of the Mortgaged Property. In addition, the lender’s title policy for the Mortgaged Property contains an endorsement insuring the lender against a loss or damage sustained by reason of a violation of a covenant or restriction in a document or instrument in effect at the date of the policy that divests, subordinates or extinguishes the lien of the insured mortgage, results in the invalidity, unenforceability or lack of priority of such lien, or causes a loss of the insured’s title acquired in satisfaction or partial satisfaction of the indebtedness. We cannot assure you that the non-recourse carveout guarantors or the title company will have the resources to, or will, perform their related obligations with respect to the right of reversion. Accordingly, any exercise of the right of reversion could result in delays in distributions to Certificateholders and/or a complete loss to the trust with respect to the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1, and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As- Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Moffett Place - Building 6(1)	8.3%	37.1%	37.1%	$359,200,000	40.0%	40.0%	$333,000,000
Coleman Highline(2)	4.4%	50.8%	50.8%	$305,100,000	51.5%	51.5%	$301,100,000
USAA Plano(3)	2.8%	53.0%	53.0%	$119,900,000	64.1%	64.1%	$99,200,000
Troy Technology Park(4)	2.8%	72.9%	60.9%	$61,700,000	77.3%	64.6%	$58,200,000
Westlake Center(5)	2.4%	66.3%	53.5%	$32,600,000	72.5%	58.5%	$29,800,000

(1)	With respect to the Moffett Place - Building 6 Mortgage Loan, the Appraised Value of the Mortgaged Property is “As Stabilized” as of May 1, 2021, which assumes the stabilized operation of the Mortgaged Property as of the date of valuation.

(2)	With respect to the Coleman Highline Mortgage Loan, the Appraised Value of the Mortgaged Property represents the “As Stabilized” value as of October 1, 2020, which assumes free rent has burned off and rent commencement has begun.

(3)	With respect to the USAA Plano Mortgage Loan, the Appraised Value of $119,900,000 of the Mortgaged Property represents the “Hypothetical Value” value as of August 2, 2020. The “Hypothetical Value” value assumes that the scheduled occupancy by USAA of the entire Mortgaged Property occurs as of August 2, 2020. However, although USAA has executed a lease for the entire Mortgaged Property, it is only in occupancy of approximately 54.2% of the net rentable square footage of the Mortgaged Property because the remaining space is still occupied by and subject to a lease with another tenant, nThrive. USAA is anticipated to take possession of approximately 50% of the remaining space by September 2021 and the remainder of such space by January 2022 following the expiration of the lease with nThrive. The “As-Is” appraised value of the Mortgaged Property as of August 2, 2020 was $99,200,000.

(4)	With respect to the Troy Technology Park Mortgage Loan, the Appraised Value represents the “Hypothetical As Portfolio” Appraised Value, which assumes $3,500,000 is funded at closing for an upfront rollover reserve. At origination, the borrower reserved $3,500,000 for all outstanding tenant improvements and outstanding repairs. The “As Portfolio” value as of July 27, 2020 is $58,200,000.

(5)	With respect to the Westlake Center Mortgage Loan, the Appraised Value of $32,600,000 of the Mortgaged Property represents the “Hypothetical Value” value as of July 1, 2020. The “Hypothetical Value” value assumes that the scheduled occupancy by Westlake Management Services, Inc. of its entire space occurs as of July 1, 2020. However, although Westlake Management Services, Inc. has executed a lease for approximately 85.07% of the net rentable square footage at the Mortgaged Property, it is only in occupancy of approximately 71.76% of the net rentable square footage of the Mortgaged Property. Westlake Management Services, Inc. is anticipated to take possession of its remaining space by January 2024. The “As-Is” appraised value of the Mortgaged Property as of July 1, 2020 is $29,800,000.

With respect to the Point West Portfolio Mortgage Loan (4.4%), the Appraised Value reflects the portfolio valuation of $66,500,000 (the “Portfolio Value”), which is less than the “as-is” appraised value of $66,910,000 (the sum of the respective “as-is” values for the individual Mortgaged Properties securing the Mortgage Loan). The Portfolio Value applied a 20.0% discount to the “as-is” value of the retail pad included in the 1610 & 1620 Arden Way Mortgaged Property, the retail component of a portfolio otherwise comprised of office properties.

With respect to the Agellan Portfolio Mortgage Loan (3.9%), the Appraised Value is based on an aggregate “as-is” value of the Mortgaged Properties and is inclusive of excess land value that is defined in each individual Mortgaged Property appraisal and serves as collateral for the Mortgage Loan. The excess vacant land parcels are associated with the Sarasota Distribution Hub and Supervalu properties, and may be released pursuant to satisfying conditions set forth in the Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

With respect to the 711 Fifth Avenue Mortgage Loan (1.7%), the Appraised Value of $1,000,000,000 as of January 23, 2020 is an “as-is” appraised value that includes the extraordinary assumption that the timely and workmanlike completion of certain scheduled renovations and improvements will be commensurate to similar Class A and Class B office buildings in the competitive marketplace.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1, and representation and warranty number 26 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), each of the related non-recourse carveout guarantors’ liability for (i) any bankruptcy-related recourse events, is several (and not joint) and is limited to an amount equal to 10% of the then outstanding principal balance of the related Whole Loan as of the date of any such event and (ii) any transfers of either the Mortgaged Property or controlling equity interests in the borrowers made in violation of the Mortgage Loan documents, is limited to recourse for losses to the lender (and not full recourse). In addition, the Mortgage Loan documents only provide recourse to the borrowers (and not the related non-recourse carveout guarantors) for any breaches of the environmental covenants set forth in the Mortgage Loan documents; provided, however, that if the borrowers fail to maintain an environmental insurance policy satisfying the conditions set forth in the related Mortgage Loan documents, the non-recourse carveout guarantors will be liable for any losses to the lender relating to breaches of the environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the Mortgage Loan documents and (y) for any amounts recovered under the environmental policy. Also, recourse for waste is limited to willful misconduct by the related borrowers, guarantors or certain of their affiliates that results in physical damage or waste to the Mortgaged Properties. See “—Insurance Considerations”.

●	With respect to the Coleman Highline Mortgage Loan (4.4%), the two related non-recourse carveout guarantors are liable on a several, and not joint, basis, with one guarantor’s liability capped at 95%, and the other guarantor’s liability capped at 5%. Also with respect to such Mortgage Loan, pursuant to the environmental indemnity agreement (the “Coleman EIA”) entered into at loan origination, the related guarantor is not liable to the lender for any losses thereunder to the extent that the Coleman Highline PLL Policy covers the applicable loss in full and the borrower and guarantor are diligently pursuing in a commercially reasonable manner payment of the applicable claim pursuant to the Coleman Highline PLL Policy. Such guarantor will be liable to the lender under the Coleman EIA upon the earlier to occur of (i) the expiration of any claim period or termination of, any Coleman Highline PLL Policy that has not been effectively renewed or replaced pursuant to the requirements of the Mortgage Loan documents, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a Coleman Highline PLL Policy, (iii) any insurer declining coverage for a claim made by the lender pursuant to the Coleman Highline PLL Policy and/or any claim that is not covered by the Coleman Highline PLL Policy, (iv) any insurer failing to pay insurance proceeds to the borrower and guarantor for any reason within 180 days of the lender making any demand of such parties, and (v) any such insurance proceeds received by the lender under the Coleman Highline PLL Policy failing to cover any and all losses of the parties indemnified under the Coleman EIA. In addition, such guarantor will not be liable to any parties indemnified under the Coleman EIA for any losses to the extent that FMC is required to protect, defend, indemnify, release and hold harmless from and against any and all such losses pursuant to the Operative FMC Documents and the borrower and guarantor are diligently pursuing in a commercially reasonable manner indemnification of such losses pursuant to the Operative FMC Documents; provided that the guarantor will be liable under the Coleman EIA upon the earlier to occur of (i) the expiration or termination of the indemnification provisions of the Operative FMC Documents (it being understood that indemnifications may survive the actual expiration of the Operative FMC Documents), and/or the Operative FMC Documents otherwise failing to be in full force and effect resulting in an inability to enforce the obligations of FMC thereunder, (ii) FMC being in monetary or material non-monetary default under the FMC Operative Documents beyond any applicable notice-and-cure period, (iii) such losses not being within the scope of FMC’s obligations pursuant to the Operative FMC Documents, (iv) FMC failing to pay such loss to the related lender for any reason within 180 days of an indemnified person making any demand of the borrower and guarantor pursuant to the Coleman EIA, and (v) any payment received by the lender from FMC pursuant to the Operative FMC Documents failing to cover any and all losses of persons indemnified under the Coleman EIA. See “—Environmental Considerations” above.

●	With respect to the Agellan Portfolio Mortgage Loan (3.9%), the aggregate liability of the related guarantor with respect to the matters that constitute full recourse carveouts (each, a “Full Recourse Event”) under the Mortgage Loan documents may not exceed an amount equal to (x) 20% of the outstanding principal balance of the Whole Loan as of the first occurrence of a Full Recourse Event plus (y) any and all reasonable third-party costs incurred by the lender (including reasonable and out-of-pocket attorney’s fees and costs) in connection with the enforcement of the Full Recourse Event thereunder and the collection of amounts due thereunder.

●	With respect to the 333 South Wabash Mortgage Loan (3.3%), the non-recourse carveout guarantors have provided a limited non-recourse carveout guaranty that only covers certain existing litigation and any bankruptcy as a result of such litigation. Other than for the events described above, there is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan. See “—Litigation and Other Considerations”.

●	With respect to the 711 Fifth Avenue Mortgage Loan (1.7%), there is no separate non-recourse carveout guarantor, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 41 in Annex F-1 and representation and warranty number 40 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 120 Wall Street Mortgage Loan (7.7%), the Mortgaged Property is subject to a real estate tax program between the borrower and the New York State Urban Development Corporation d/b/a Empire State Development. Under the program, the borrower makes a payment in lieu of real estate taxes (“PILOT”). The PILOT amount is reduced (a) proportionately to the extent that not-for-profit (“NFP”) tenants lease space at the Mortgaged Property (such proportionate reduction, the “NFP Benefit”) and (b) for certain other tax benefits that the Mortgaged Property would otherwise be eligible for if the Mortgaged Property was owned by the borrower, resulting in expense savings. A proportionate amount of the NFP Benefit is then required to be passed back to each NFP tenant in the form of a rent credit. Under the PILOT program, the borrower will benefit from tax savings of between $1,644,088 and $1,918,014 until the PILOT program expires. The taxes were underwritten based on the abated tax amount. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee and Leasehold Estates; Ground Leases” for additional information.

●	With respect to the Amazon Industrial Portfolio – 6925 Riverview Avenue Mortgaged Property (1.3%), the Mortgaged Property is subject to an industrial revenue bond (“IRB”) and PILOT lease structure. In July 2016, the previous owner of the Mortgaged Property, RELP Turner, LLC (“RELP”), and the Unified Government of Wyandotte County/Kansas City, Kansas (the “Municipality”) entered into a development agreement (the “Development Agreement”) pursuant to which the Municipality agreed to issue an IRB with a maximum principal amount of $138,010,000, maturing on December 1, 2027. RELP entered into a payment-in-lieu of taxes agreement, which granted RELP a 100% abatement of taxes on the Mortgaged Property for the period that the IRB remains outstanding, provided that RELP paid $5,000 per year in lieu of taxes. RELP ground leased the Mortgaged Property to the Municipality pursuant to a ground lease (the “PILOT Ground Lease”); the Municipality leased the Mortgaged Property to RELP pursuant to a lease (together with the PILOT Ground Lease, the “PILOT Leases”), and RELP subleased the Mortgaged Property to Amazon. RELP purchased the bonds for $138,010,000 and the proceeds were disbursed to RELP as reimbursement for the development costs of 6925 Riverview Avenue. The borrower acquired RELP’s interests in the IRB and the PILOT Leases. As successor-in-interest to RELP under the Development Agreement, the borrower will be required to satisfy certain ongoing covenants in order to maintain the tax abatement, including: (1) the sole tenant, Amazon, is required to continuously operate and employ at least 1,000 full time employees at the Mortgaged Property; and (2) the sole tenant and the borrower will be required to become dues paying members of the K Area Chamber of Commerce and the Wyandotte Economic Development Corporation. If there is a default under the Development Agreement that remains uncured following 90 days’ notice from the Municipality, then the Municipality will be entitled to: (1) receive $1,500,000 of liquidated damages from the borrower, (2) terminate the Development Agreement, and (3) recover the amount of any tax abatement previously received by RELP or the borrower, including any sales tax exemptions received by RELP, the borrower or Amazon in connection with the IRB (the Development Agreement provided that personal property and services purchased entirely with the proceeds of the IRB for the construction of the 6925 Riverview Avenue Mortgaged Property were exempt from Kansas’s 6.5% sales tax). Potential liability could exceed $30,000,000, and following a foreclosure the lender would step into the borrower’s obligations under the Development Agreement.

●	With respect to the Pell City Shopping Center Mortgage Loan (0.9%), the related Mortgaged Property benefits from a redevelopment reimbursement agreement (the “Redevelopment Reimbursement Agreement”) between the borrower, the City of Pell City and St. Clair County, pursuant to which the City of Pell City and St. Clair County agreed to reimburse the borrower for certain costs related to the redevelopment of the Mortgaged Property by paying the borrower a portion of sales tax revenues generated from the operations of the tenants at the Mortgaged Property. The Redevelopment Reimbursement Agreement requires the City of Pell City and St. Clair County to pay the borrower an amount equal to 50% of any such sales tax revenues in excess of $5,000,000 during each fiscal year through and including the fiscal year ending December 2022, subject to an aggregate cap of $600,000. The lender included such payments in its underwriting. See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information, see “—COVID-19 Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-two (22) Mortgage Loans (65.4%) are interest-only for the entire term of the Mortgage Loans until the maturity date.

Six (6) Mortgage Loans (12.1%) provide for payments of interest only for the first 24 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Four (4) Mortgage Loans (12.0%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Two (2) Mortgage Loans (10.5%) are interest-only until the Anticipated Repayment Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	4	$ 157,900,000	17.5%
5	1	70,000,000	7.7
6	27	570,588,876	63.2
7	1	35,000,000	3.9
11	1	70,000,000	7.7
Total:	34	$ 903,488,876	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	32	92.2%
5	1	4.5
5 (once per year)	1	3.3
Total	34	100.0%

As used in this prospectus, “Grace Period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

Other than the 333 South Wabash Mortgage Loan (3.3%), all of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). The 333 South Wabash Mortgage Loan accrues interest on a 30/360 basis.

ARD Loans

The MGM Grand & Mandalay Bay Mortgage Loan (7.7%) and the USAA Plano Mortgage Loan (2.8%) (each, an “ARD Loan“) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. In addition, with respect to each ARD Loan, such loan is interest-only until the Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon), including, in the case of the MGM Grand & Mandalay Bay Mortgage Loan, any such interest that as Accrued and Deferred Principal (as defined below) has been added to the principal balance of the Mortgage Loan following the Anticipated Repayment Date and that has been collected from the related borrower (after payment in full of all other principal and interest due and owing on the MGM Grand & Mandalay Bay Mortgage Loan). Any payments and other collections of Accrued and

Deferred Principal will not be taken into account for purposes of calculating any amounts distributable as principal in respect of the Certificates or the “Stated Principal Balance” of the MGM Grand & Mandalay Bay Mortgage Loan.

Other than in the case of the MGM Grand & Mandalay Bay Mortgage Loan, which is described below, after the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the related ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), on each payment date after the related Anticipated Repayment Date, interest will accrue on the Mortgage Loan at the higher adjusted interest rate, and the borrower will continue to be obligated to make payments of interest in monthly installments. On each payment date following the related Anticipated Repayment Date, up to and including the related maturity date, the borrower will be required to pay to the lender, (i) first, an amount equal to the scheduled monthly debt service payment amount and (ii) second, to the extent of funds available in the excess cash flow reserve account, an amount equal to the monthly additional interest amount (i.e., the amount accrued at the adjusted interest rate minus the amount of interest due as the scheduled monthly debt service payment). The failure to make the payment in clause (i) immediately above as and when due constitutes a Mortgage Loan event of default, but the failure to make the payment in clause (ii) immediately above (or the failure to have sufficient funds available in the excess cash flow reserve account to make such payment) as and when due will not constitute a Mortgage Loan event of default. If the borrower does not pay any such monthly additional interest amount (such amount not paid, together with interest accrued thereon at the adjusted interest rate, the “Accrued Interest”), the Accrued Interest will remain an obligation of the borrower but the borrower’s obligation to pay such Accrued Interest will be deferred and such Accrued Interest will be added to the principal balance of the Mortgage Loan (such additional principal, the “Accrued and Deferred Principal”) and will be payable on the maturity date of the Mortgage Loan to the extent not sooner paid pursuant to the related Mortgage Loan agreement.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the

prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to five (5) Mortgage Loans (13.0%), the related borrower is permitted, after a lockout period of 11 to 24 payments following the origination date, to prepay the Mortgage Loan with the payment of a yield maintenance charge, if such prepayment occurs prior to the related open prepayment period.

With respect to the 120 Wall Street Mortgage Loan (7.7%), the borrower may prepay the Whole Loan at any time during the term of the Whole Loan with a 15-day prior notice and, if such prepayment date occurs before July 11, 2030, upon payment of a yield maintenance premium. The borrower also has the option to defease the Whole Loan at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Whole Loan to be securitized and (b) the payment date occurring in November 2023.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related borrower is permitted to prepay the Mortgage Loan in whole or in part at any time provided that, amongst other things, if such prepayment occurs prior to September 5, 2029, the borrower must pay the applicable yield maintenance premium (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a special release or default release). Thereafter the Mortgage Loan may be prepaid without a yield maintenance premium or prepayment premium. Defeasance of the MGM Grand & Mandalay Bay Mortgage Loan is permitted at any time after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last note comprising the Mortgage Loan to be securitized or (ii) February 14, 2023.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	$ 73,642,500	8.2%
4	16	338,060,250	37.4
5	8	175,336,126	19.4
6	2	92,500,000	10.2
7	5	223,950,000	24.8
Total:	34	$ 903,488,876	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-five (25) Mortgage Loans (the “Defeasance Loans”) (62.6%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to four (4) Mortgage Loans (24.5%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of (a) a yield maintenance premium or (b) the greater of a yield maintenance premium and a prepayment premium of 0.5% or 1% of the prepaid amount, as applicable, during a prepayment period in the months between 0 and 31 months, as applicable, following the origination date of the respective Mortgage Loan, and prior to the open prepayment period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

With respect to the 333 South Wabash Mortgage Loan (3.3%), as to the related Whole Loan, the Mortgage Loan documents permit the borrower to substitute U.S. government securities as collateral for the Mortgage Loan and obtain a release of the related Mortgaged Property at any time on or after the payment date in September 2024, so long as the borrower simultaneously (i) substitutes U.S. government securities as collateral for the Pari Passu Companion Loans identified as Note Tranche A-2-B and Note Tranche A-2-C on the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “—The Whole Loans—General” and (ii) prepays the Pari Passu Companion Loans identified as Note AGL, Note AGL-Fortitude, Note VALIC, Note AHAC, Note AHAC-Fortitude and Note NUFI-Fortitude on the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” in “—The Whole Loans—General” in whole with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount.

With respect to the 711 Fifth Avenue Mortgage Loan (1.7%), provided no event of default is continuing, the borrower has the right at any time after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) March 6, 2023, and solely in connection with, at the borrower’s option, the achievement of a DY Cure Event, to defease a portion of the Mortgage Loan in the amount necessary to cause the achievement of a DY Cure Event as determined by the lender in its reasonable discretion without a corresponding release of any collateral from the liens of the Mortgage Loan documents subject to the satisfaction of certain conditions, including, among others, delivery of defeasance collateral in an amount sufficient to make all payments of interest and principal due under the defeased note until the first payment date in the prepayment period, a REMIC opinion and a rating agency confirmation. A “DY Cure Event” means (a) no event of default is continuing and (b) the achievement of a debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, equal to or greater than 7.0% (which (i) after the lockout period, debt yield test may be achieved, at the borrower’s sole discretion, by either (x) making voluntary prepayments or (y) effectuating a partial defeasance, in amounts necessary to achieve the debt yield or (ii) debt yield test may be achieved, at the borrower’s sole discretion, by depositing in a reserve account, as additional collateral, cash or a letter of credit in an amount that when subtracted from the principal indebtedness for purposes of calculating debt yield would result in a debt yield that equals or exceeds 7.0% (provided that the aggregate notional amount of all outstanding letters of credit delivered at no time exceed 10% of the principal indebtedness).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the borrower may at any time obtain the release of either individual Mortgaged Property, provided, among other conditions, (i) the borrower prepays the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the applicable release amount (together with any applicable yield maintenance premium) in an amount equal to, with respect to either individual Mortgaged Property, the lesser of (a) the entire then outstanding principal balance of the related Whole Loan or (b) an amount equal to the allocated loan amount for such Mortgaged Property ($1,635,000,000 for the MGM Grand Mortgaged Property and $1,365,000,000 for the Mandalay Bay Mortgaged Property) multiplied by the following applicable percentages: (1) 105% until such time as the outstanding principal balance of the related Whole Loan has been reduced to $2,250,000,000 and (2) thereafter, 110% (the amounts described in each of (a) and (b), as applicable, the

“Release Amount”), in each instance, together with any applicable yield maintenance premium, (ii) after giving effect to such release, the debt service coverage ratio, as of the date of such release, is not less than 4.81x, and (iii) satisfaction of customary REMIC conditions. Notwithstanding the debt service coverage ratio requirement in clause (ii) above, in order to satisfy such debt service coverage ratio requirement, the borrower may prepay a portion of the Whole Loan, together with any applicable yield maintenance premium, or deposit cash with the lender to be held as cash collateral for the Whole Loan; provided, further, in the event such debt service coverage ratio requirement is not satisfied and the release of the applicable Mortgaged Property is in connection with an arm’s-length transfer to an unaffiliated third party, the borrower may obtain the release of the applicable individual Mortgaged Property upon payment of an amount equal to the greater of (i) the applicable Release Amount, together with any applicable yield maintenance premium and (ii) the lesser of (x) 100% of the applicable net sales proceeds derived from the sale of the individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio requirement described above, together with any applicable yield maintenance premium).

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the borrower may obtain the release of either individual Mortgaged Property in order to cure a default or event of default under the MGM Grand & Mandalay Bay Whole Loan documents that is related to such individual Mortgaged Property (a “Default Release”), provided that, among other conditions: (i) prior to releasing such individual Mortgaged Property, the borrower first uses commercially reasonable efforts to cure such default or event of default (which efforts do not require any capital contributions to be made to the borrower or include any obligations of the borrower or guarantor to use any operating income or rents from the Mortgaged Property other than the applicable individual Mortgaged Property that is subject to the default or event of default to effectuate such cure), (ii) such default or event of default was not caused by (or at the direction of) the borrower or its affiliates in bad faith in order to circumvent the partial release requirements set forth in the MGM Grand & Mandalay Bay Whole Loan documents, (iii) the borrower prepays the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the Release Amount, provided that no yield maintenance premium will be required for a prepayment made in connection with a Default Release and (iv) satisfaction of customary REMIC requirements.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the borrower may, at any time after the earlier of (i) the date that is two (2) years from the closing date of the last securitization that includes the last note to be securitized and (ii) February 14, 2023, voluntarily defease a portion of the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan solely in connection with a release of an individual Mortgaged Property from the lien of the applicable security instrument (in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Whole Loan documents relating to a release of an individual Mortgaged Property other than the prepayment of any yield maintenance premium (if any)), provided that, among other conditions, (i) the borrower defeases the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the Release Amount for such individual Mortgaged Property, (ii) after giving effect to such release, the debt service coverage ratio, as of the date of such release, is not less than 4.81x, and (iii) satisfaction of customary REMIC conditions. Notwithstanding the debt service coverage ratio requirement in clause (ii) above, in order to satisfy such debt service coverage ratio requirement, the borrower may defease a portion of the MGM Grand & Mandalay Bay Whole Loan, or deposit cash with the lender to be held as cash collateral for the MGM Grand & Mandalay Bay Whole Loan; provided, that in the event such debt service coverage ratio requirement is not satisfied and the release of the applicable Mortgaged Property is in connection with an arm’s-length transfer to an unaffiliated third party, the borrower may release the applicable individual Mortgaged Property upon defeasing the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the greater of (i) the applicable Release Amount together with any yield maintenance premium then required (if any), and (ii) the lesser of (x) 100% of the applicable net sales proceeds derived from the sale of the individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio requirement described above), together with any yield maintenance premium then required (if any).

●	With respect to the Agellan Portfolio Mortgage Loan (3.9%), the Mortgage Loan documents permit the borrowers to release an individual Mortgaged Property (each, an “Individual Property”) from the lien of the mortgage, provided that the borrowers satisfy certain terms and conditions set forth in the Mortgage Loan documents (the “Individual Loan Repayment Conditions”), including, among other things, (i) no event of default under the Mortgage Loan documents has occurred and is continuing (other than an event of default that would be cured by the release of such Individual Property); (ii) the applicable individual borrower (each such borrower, an “Individual Borrower”) will make a voluntary prepayment of the Mortgage Loan in an amount equal to the Agellan Portfolio Release Price (as defined below) for the Individual Property; (iii) after giving effect to the release of the applicable Individual Property (including the portion of the Whole Loan prepaid pursuant to the terms of the Mortgage Loan documents), the debt service coverage ratio for the Mortgaged Properties then remaining subject to the liens of the mortgages (excluding the Individual Property requested to be released) based on the trailing 12-month period immediately preceding the release of the applicable Individual Property will be equal to or greater than the greater of (A) the Release Debt Service Coverage Ratio (as defined below), and (B) the debt service coverage ratio for all of the Mortgaged Properties then remaining subject to the liens of the mortgages (including the Individual Property requested to be released) immediately preceding the release of the applicable Individual Property based on the trailing 12 month period immediately preceding the release of the applicable Individual Property (such greater amount, the “Required Release DSCR”), provided that the borrowers will have the right to do any one or a combination of the following to achieve the Required Release DSCR in accordance with the Mortgage Loan documents: make a prepayment of the Whole Loan, deliver a letter of credit and/or deposit cash collateral with lender; and (iv) subsequent to such release, each Individual Borrower will continue to be a special purpose entity. The Mortgage Loan documents also provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Whole Loan is prepaid by an amount set forth in the Mortgage Loan documents or the borrower delivers a REMIC opinion. “Release Debt Service Coverage Ratio” means a debt service coverage ratio of 1.70x. “Agellan Portfolio Release Price” means, with respect to any Individual Property being released, (i) until an amount equal to $60,450,000 has been prepaid in connection with partial releases in accordance with the Mortgage Loan documents, 110% of the Whole Loan amount allocated to such Individual Property and (ii) thereafter, 115% of the Whole Loan amount allocated to such Individual Property. In addition, the Mortgage Loan documents provide that the borrowers may release certain non-income producing parcels comprising a portion of Sarasota Distribution Hub, Supervalu and Naperville Woods Office Center properties upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the payment of a release price set forth therein.

●	With respect to the KW Portfolio Mortgage Loan (3.1%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the date that is two (2) years from the closing date of the last securitization that includes the last note to be securitized and (b) September 24, 2023, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.56x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 8.5% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 65.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

●	With respect to the Amazon Industrial Portfolio Mortgage Loan (2.7%), at any time (x) after the first monthly payment date following the earlier to occur of (i) July 30, 2023 and (ii) the second anniversary of the date on which the entire Whole Loan is securitized but (y) prior to August 1, 2027, the borrower is permitted to obtain the release of the 6925 Riverview Avenue Mortgaged Property from the lien of the mortgage upon, among other conditions, (a) payment of the applicable Amazon Industrial Portfolio Release Price, (b) no event of default under the Whole Loan documents has occurred and is continuing, (c) after giving effect to the release, the debt yield is no less than the greater of (x) the debt yield immediately prior to such release and (y) 7.44%, and (d) delivery of a customary REMIC opinion. The “Amazon Industrial Portfolio Release Price” means an amount equal to the greater of (x) 110% of the allocated loan amount for the applicable Mortgaged Property or (y) the portion of the net proceeds received by the applicable borrower in connection with the sale of such Mortgaged Property that, when applied to the repayment of the Whole Loan, would result in a loan-to-value ratio not greater than 65%.

●	With respect to the Mid Atlantic Storage Portfolio Mortgage Loan (1.1%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the date that is two (2) years from the closing date of the last securitization that includes the last note to be securitized and (b) September 25, 2024, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 1.77x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 55.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Furthermore, some of the Mortgage Loans, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-five (25) of the Mortgage Loans (70.2%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Sixteen (16) of the Mortgage Loans (68.2% of the balance of these property types) are secured or partially secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty-two (22) of the Mortgage Loans (50.3%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Thirteen (13) of the Mortgage Loans (36.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	23	$ 739,450,000	81.8%
Springing Lockbox	10	156,958,876	17.4
Soft Lockbox	1	7,080,000	0.8
Total:	35	$ 943,376,162	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the Mortgage Loan is structured with a 10-year ARD and a 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan of 35.5% in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for hospitality properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan based on annual master lease rents of 4.95x, in comparison to a net cash flow debt service coverage ratio of 1.50x that is provided for in GACC’s underwriting guidelines for hospitality properties and (iii) the experience of the loan sponsors and their affiliates. One of the borrower sponsors for the MGM Grand & Mandalay Bay Mortgage Loan is a subsidiary of Blackstone Real Estate Income Trust, Inc.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Moffett Place - Building 6	$74,850,000	8.3%	$49,000,000	$125,150,000	$249,000,000	3.95585%	37.1%	69.3%	3.50x	1.59x
Agellan Portfolio	$35,000,000	3.9%	$31,000,000	$368,000,000	$434,000,000	4.85003%	41.9%	78.8%	3.03x	1.54x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans, if applicable.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances, if applicable.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans, if applicable.

Each mezzanine loan related to the Mortgage Loans identified in the table above, is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the

Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related mortgage loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
120 Wall Street	$70,000,000	57.9%	2.37x	7.7%	Y
MGM Grand & Mandalay Bay	$70,000,000	67.00%	4.81x	N/A	Y
4 West 58th Street	$62,500,000	69.4%	1.50x	N/A	Y
Home Ranch Health Center	$20,400,000	60.00%	1.99x	8.05%	Y
711 Fifth Avenue	$15,000,000	54.50%	2.80x	8.98%	Y

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to Agellan Portfolio Mortgage Loan (3.9%), the Mortgage Loan documents permit (y) the pledge or encumbrance by one or more of Elad Genesis Limited Partnership, the guarantor of the Mortgage Loan (the “Guarantor”), and Agellan Commercial Real Estate Investment Trust, which indirectly owns each borrower (together with the Guarantor, individually and collectively, “Permitted Pledgor”), of their respective indirect ownership interests in each borrower pursuant to a general security agreement or similar instrument to an institutional lender providing a corporate line of credit facility or corporate credit facility or similar transaction (but not in the nature of mezzanine or similar financing) secured by all or a substantial portion of such Permitted Pledgor’s assets and involving direct (other than with respect to the Mortgaged Properties) or indirect interests in multiple properties or Persons, where (1) payment of the obligations under such corporate line of credit facility, corporate credit facility or similar transaction is not dependent solely or primarily from cash flow from the Mortgaged Properties, (2) such credit facility is secured by substantial real estate assets in addition to the Mortgaged Properties and (3) the percentage of the value of the Mortgaged Properties to the total value of all collateral subject to such pledge or encumbrance for such corporate line of credit facility, corporate credit facility or similar transaction will not exceed the percentage of the value of the Mortgaged Properties to the total value of all assets owned (directly or indirectly) by such Permitted Pledgor as of the loan origination date (any pledge or encumbrance meeting the foregoing requirements set forth in this clause (y) being hereinafter referred to as a “Permitted Pledge”), provided after giving effect to any such transfer under this clause (y), (A) the Guarantor must own, in the aggregate, more than 50.1% of the direct or indirect equity ownership interest in each Individual Borrower and each general partner or managing member of the applicable Individual Borrower (each, an “SPE Party”); (B) the Guarantor must control each Individual Borrower and each SPE Party and (C) an Elad Canada Realty Inc. and/or any successor thereof or any entity that is majority owned and controlled by Elad Canada Realty Inc. or its successor thereof (each, an “Elad Entity”) or a qualified transferee (as described in the Mortgage Loan documents) (a “Qualified Transferee”) must control the guarantor or (z) the foreclosure (or the exercise of similar rights and remedies) by the holder of a Permitted Pledge, provided that the holder of the Permitted Pledge is an institutional lender and after giving effect to any such transfer under this clause (z) (I) the Guarantor or a Qualified Transferee must own, in the aggregate, more than 50.1% of the direct or indirect equity ownership interest in each Individual Borrower and each SPE Party; (II) the Guarantor or a Qualified Transferee must control each Individual Borrower and each SPE Party, (III) an Elad Entity or a Qualified Transferee must control the Guarantor and (IV) if a Qualified Transferee (and not an Elad Entity) controls the Guarantor, each Individual Borrower and each SPE Party pursuant to this clause (IV) after giving effect to any such transfer, then as a condition to any such transfer, such Qualified Transferee (or an affiliate thereof reasonably acceptable to the lender) that is a replacement guarantor, must assume all of the liabilities and obligations of the Guarantor under the related guaranty and the environmental indemnity or execute a replacement guaranty and environmental indemnity substantially similar thereto or otherwise reasonably acceptable to the lender in accordance with the Mortgage Loan documents, in which case the Guarantor must be released from all liabilities and obligations arising under the guaranty and the environmental indemnity due to acts or omissions occurring from and after the date of such assumption or replacement guaranty and environmental indemnity.

●	With respect to Agellan Portfolio Mortgage Loan (3.9%), each of Agellan Commercial REIT U.S. L.P., 9385 Washington Blvd LP, 6100 McIntosh LP, Agellan Warrenville LP, Continental Drive LP, Norcross Springs LP, Corridor Park LP and Chicago Industrial Properties 1 LP (collectively, the “Intercompany Loan Lenders”) is a lender under a intercompany loan (each, an “Intercompany Loan”) to Piper Commercial Holdings LLC, an indirect parent company of the Intercompany Loan Lenders. The Intercompany Loans are fully funded, non-interest bearing, and collectively have an aggregate outstanding amount of $152,880,751. Each Intercompany

Loan is unsecured and subject and subordinate to the Mortgage Loan in all respects. The borrower under each Intercompany Loan has agreed that so long as the Mortgage Loan remains outstanding, it will not (i) commence any legal or equitable proceedings against an Intercompany Loan Lender or otherwise in connection with such Intercompany Loan or (ii) assert any claims or demands whatsoever under applicable law against the Intercompany Loan Lender.

●	With respect to The Hub Mortgage Loan (2.8%), the related Mortgaged Property is subject to a subordinate loan (the “Subordinate Loan”) obtained in connection with the development of the Mortgaged Property in 2006 in favor of the New York City Economic Development Corporation (“NYCEDC”) in the original principal amount of $4,000,000, of which $2,560,000 is outstanding (after giving effect to the scheduled October payment). There is no interest payable under the Subordinate Loan, which requires annual principal payments of $160,000 and matures in October 2036 (at which point the Subordinate Loan is scheduled to have fully amortized). At origination, NYCEDC entered into a subordination agreement pursuant to which NYCEDC is prohibited from exercising its rights and remedies under the Subordinate Loan (including any foreclosure or acceleration of the Subordinate Loan) without the lender’s consent until either (i) 90 days have passed from the date of notice from NYCEDC to the lender of NYCEDC’s intention to exercise remedies or (ii) the lender has accelerated the Mortgage Loan or taken any action to appoint a receiver or to foreclose on the senior mortgage. Under the subordination agreement, (i) NYCEDC is required to deliver written notice of any default under the Subordinate Loan to the lender within five business days after the occurrence of such default and (ii) the lender has the right (but not the obligation) to cure any such default within the same period, if any, provided to the Mortgagor under the Subordinate Loan documents, except that the lender’s time period to cure does not commence until the date on which the lender receives notice of the default (provided that the lender agrees not to exercise any such right so long as the Mortgagor is diligently pursuing a cure thereof). NYCEDC also agrees not to commence or join with other creditors in commencing any bankruptcy proceeding with respect to the Mortgagor without the lender’s prior written consent.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Moffett Place - Building 6 Mortgaged Property, the 120 Wall Street Mortgaged Property, the MGM Grand & Mandalay Bay Mortgaged Properties, the 4 West 58th Street Mortgaged Property, the Coleman Highline Mortgaged Property, the Agellan Portfolio Mortgaged Properties, the 333 South Wabash Mortgaged Property, the Redmond Town Center Mortgaged Property, the USAA Plano Mortgaged Property, The Hub Mortgaged Property, the Troy Technology Park Mortgaged Property and the Amazon Industrial Portfolio Mortgaged Properties, the 711 Fifth Avenue Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the Moffett Place - Building 6 Mortgaged Property, the MGM Grand & Mandalay Bay Mortgaged Properties and the Agellan Portfolio Mortgaged Properties, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Moffett Place - Building 6 Whole Loan, the MGM Grand & Mandalay Bay Whole Loan and the Agellan Portfolio Whole Loan are the only AB Whole Loans related to the issuing entity.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan“ means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means any Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA“ means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Servicing Shift Securitization Date” means, with respect to a Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means any Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut- off Date LTV Ratio(1)(2)	Whole Loan Cut- off Date LTV Ratio(2)(3)	Mortgage Loan Under- written NCF DSCR(1)(4)	Whole Loan Under- written NCF DSCR(3)(4)
Moffett Place - Building 6	$74,850,000	8.3%	$58,250,000	$66,900,000	37.1%	55.7%	3.50x	2.33x
120 Wall Street	$70,000,000	7.7%	$95,000,000	N/A	57.9%	57.9%	2.74x	2.74x
MGM Grand & Mandalay Bay	$70,000,000	7.7%	$1,564,200,000	$1,365,800,000	35.5%	65.2%	4.95x	2.70x
4 West 58th Street	$62,500,000	6.9%	$62,500,000	N/A	69.4%	69.4%	1.94x	1.94x
Coleman Highline	$40,000,000	4.4%	$115,000,000	N/A	50.8%	50.8%	3.64x	3.64x
Agellan Portfolio	$35,000,000	3.9%	$196,000,000	$172,000,000	41.9%	73.1%	3.03x	1.78x
333 South Wabash	$30,000,000	3.3%	$210,000,000	N/A	62.8%	62.8%	2.75x	2.75x
Redmond Town Center	$30,000,000	3.3%	$71,500,000	N/A	67.2%	67.2%	1.79x	1.79x
USAA Plano	$25,000,000	2.8%	$38,600,000	N/A	53.0%	53.0%	2.84x	2.84x
The Hub	$25,000,000	2.8%	$19,205,881	N/A	54.7%	54.7%	3.04x	3.04x
Troy Technology Park	$25,000,000	2.8%	$20,000,000	N/A	72.9%	72.9%	1.66x	1.66x
Amazon Industrial Portfolio	$24,100,000	2.7%	$115,000,000	N/A	64.7%	64.7%	2.38x	2.38x
711 Fifth Avenue	$15,000,000	1.7%	$530,000,000	N/A	54.5%	54.5%	2.90x	2.90x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan, mezzanine loan or other subordinate indebtedness.

(2)	With respect to each of the Moffett Place – Building 6 Mortgage Loan (8.3%), the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the Coleman Highline Mortgage Loan (4.4%), the USAA Plano Mortgage Loan (2.8%) and the Troy Technology Park Mortgage Loan (2.8%), and the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(3)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness.

(4)	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NCF DSCR of the related Whole Loan, based only on the master lease rent, is 2.70x.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Moffett Place - Building 6	Non-Serviced	MOFT 2020-B6	A-1-S	Non-Control	Pari Passu	$400,000	MOFT 2020-B6
			A-2-S	Non-Control	Pari Passu	$100,000	MOFT 2020-B6
			A-1-C1	Non-Control	Pari Passu	$10,000,000	Benchmark 2020-B20
			A-1-C2	Non-Control	Pari Passu	$15,000,000	Benchmark 2020-B20
			A-1-C3	Non-Control	Pari Passu	$20,000,000	Benchmark 2020-B20
			A-1-C4	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B20
			A-1-C5	Non-Control(2)	Pari Passu	$31,230,000	Benchmark 2020-B19
			A-1-C6	Non-Control	Pari Passu	$4,850,000	Benchmark 2020-B20
			A-2-C	Non-Control	Pari Passu	$26,520,000	Benchmark 2020-B19
			B-1	Control(2)	Subordinate	$53,520,000	MOFT 2020-B6
			B-2	Control(2)	Subordinate	$13,380,000	MOFT 2020-B6
120 Wall Street	Servicing Shift	(3)	Note A-1	Control	Pari Passu	$70,000,000	Wells Fargo Bank, National Association
			Note A-2	Non-Control	Pari Passu	$10,000,000	Wells Fargo Bank, National Association
			Note A-3	Non-Control	Pari Passu	$15,000,000	Wells Fargo Bank, National Association
			Note A-4	Non-Control	Pari Passu	$17,500,000	Benchmark 2020-B20
			Note A-5	Non-Control	Pari Passu	$17,500,000	Benchmark 2020-B20
			Note A-6	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B20
			Note A-7	Non-Control	Pari Passu	$10,000,000	Benchmark 2020-B20
MGM Grand & Mandalay Bay	Non-Serviced	BX 2020-VIVA	Note A-1	Non-Control	Pari Passu	$268,056	BX 2020-VIVA
			Note A-2	Non-Control	Pari Passu	$134,028	BX 2020-VIVA
			Note A-3	Non-Control	Pari Passu	$134,028	BX 2020-VIVA
			Note A-4	Non-Control	Pari Passu	$134,028	BX 2020-VIVA
			Note A-5	Non-Control	Pari Passu	$317,944	BX 2020-VIV2
			Note A-6	Non-Control	Pari Passu	$158,972	BX 2020-VIV2
			Note A-7	Non-Control	Pari Passu	$158,972	BX 2020-VIV2
			Note A-8	Non-Control	Pari Passu	$158,972	BX 2020-VIV2
			Note A-9	Non-Control(2)	Pari Passu	$400,000	BX 2020-VIV3
			Note A-10	Non-Control	Pari Passu	$200,000	BX 2020-VIV3
			Note A-11	Non-Control	Pari Passu	$200,000	BX 2020-VIV3
			Note A-12	Non-Control	Pari Passu	$200,000	BX 2020-VIV3
			Note A-13-1	Non-Control	Pari Passu	$43,333,333	Benchmark 2020-B18
			Note A-14-1	Non-Control	Pari Passu	$44,500,000	BBCMS 2020-C8
			Note A-15-1	Non-Control	Pari Passu	$21,666,667	Benchmark 2020-B18
			Note A-16-1	Non-Control	Pari Passu	$25,000,000	BBCMS 2020-C8
			Note A-13-2	Non-Control	Pari Passu	$53,333,333	Benchmark 2020-B19
			Note A-14-2	Non-Control	Pari Passu	$40,000,000	Barclays Bank PLC or its affiliate
			Note A-15-2	Non-Control	Pari Passu	$50,000,000	DBJPM 2020-C9

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-16-2	Non-Control	Pari Passu	$301,347,000	Société Générale Financial Corporation
			Note A-13-3	Non-Control	Pari Passu	$509,360,667	CREFI
			Note A-14-3	Non-Control	Pari Passu	$241,847,000	Barclays Bank PLC or its affiliate
			Note A-15-3	Non-Control	Pari Passu	$26,666,667	Benchmark 2020-B19
			Note A-13-4	Non-Control	Pari Passu	$46,666,667	Benchmark 2020-B20
			Note A-15-4	Non-Control	Pari Passu	$23,333,333	Benchmark 2020-B20
			Note A-15-5	Non-Control	Pari Passu	$204,680,333	DBRI
			Note B-1-A	Non-Control	Subordinate	$70,549	BX 2020-VIVA
			Note B-2-A	Non-Control	Subordinate	$35,274	BX 2020-VIVA
			Note B-3-A	Non-Control	Subordinate	$35,274	BX 2020-VIVA
			Note B-4-A	Non-Control	Subordinate	$35,274	BX 2020-VIVA
			Note B-1-B	Non-Control	Subordinate	$61,396	BX 2020-VIVA
			Note B-2-B	Non-Control	Subordinate	$30,698	BX 2020-VIVA
			Note B-3-B	Non-Control	Subordinate	$30,698	BX 2020-VIVA
			Note B-4-B	Non-Control	Subordinate	$30,698	BX 2020-VIVA
			Note B-5-A	Non-Control	Subordinate	$83,451	BX 2020-VIV2
			Note B-6-A	Non-Control	Subordinate	$41,726	BX 2020-VIV2
			Note B-7-A	Non-Control	Subordinate	$41,726	BX 2020-VIV2
			Note B-8-A	Non-Control	Subordinate	$41,726	BX 2020-VIV2
			Note B-9-A	Non-Control(2)	Subordinate	$171,886,000	BX 2020-VIV3
			Note B-10-A	Non-Control	Subordinate	$85,943,000	BX 2020-VIV3
			Note B-11-A	Non-Control	Subordinate	$85,943,000	BX 2020-VIV3
			Note B-12-A	Non-Control	Subordinate	$85,943,000	BX 2020-VIV3
			Note B-5-B	Non-Control(2)	Subordinate	$149,658,604	BX 2020-VIV2
			Note B-6-B	Non-Control	Subordinate	$74,829,302	BX 2020-VIV2
			Note B-7-B	Non-Control	Subordinate	$74,829,302	BX 2020-VIV2
			Note B-8-B	Non-Control	Subordinate	$74,829,302	BX 2020-VIV2
			Note C-1	Control(2)	Subordinate	$224,560,000	BX 2020-VIVA
			Note C-2	Non-Control	Subordinate	$112,280,000	BX 2020-VIVA
			Note C-3	Non-Control	Subordinate	$112,280,000	BX 2020-VIVA
			Note C-4	Non-Control	Subordinate	$112,280,000	BX 2020-VIVA
4 West 58th Street	Serviced	NAP	Note A-1	Control	Pari Passu	$62,500,000	Benchmark 2020-B20
			Note A-2	Non-Control	Pari Passu	$30,000,000	JPMCB
			Note A-3	Non-Control	Pari Passu	$20,000,000	JPMCB
			Note A-4	Non-Control	Pari Passu	$12,500,000	JPMCB
Coleman Highline	Non-Serviced	Benchmark 2020-B19	Note A-1	Control	Pari Passu	$40,000,000	Benchmark 2020-B19
			Note A-2	Non-Control	Pari Passu	$30,000,000	DBJPM 2020-C9
			Note A-3	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B19
			Note A-4	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B20

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-5	Non-Control	Pari Passu	$20,000,000	Benchmark 2020-B19
			Note A-6	Non-Control	Pari Passu	$15,000,000	Benchmark 2020-B20
Agellan Portfolio	Non-Serviced	Benchmark 2020-B18	Note A-1	Non-Control	Pari Passu	$75,000,000	Benchmark 2020-B18
			Note A-2	Non-Control	Pari Passu	$50,000,000	DBJPM 2020-C9
			Note A-3	Non-Control	Pari Passu	$30,000,000	Benchmark 2020-B19
			Note A-4	Non-Control	Pari Passu	$30,000,000	Benchmark 2020-B19
			Note A-5	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B20
			Note A-6	Non-Control	Pari Passu	$11,000,000	DBJPM 2020-C9
			Note A-7	Non-Control	Pari Passu	$10,000,000	Benchmark 2020-B20
			Note B	Control	Subordinate	$172,000,000	Benchmark 2020-B18
333 South Wabash	Non-Serviced	Benchmark 2020-B19	Note AGL	Non-Control	Pari Passu	$75,600,000	AGL(4)
			Note AGL-Fortitude	Non-Control	Pari Passu	$15,400,000	AGL
			Note VALIC	Non-Control	Pari Passu	$35,000,000	VALIC(4)
			Note Tranche A-2-A	Non-Control	Pari Passu	$30,000,000	Benchmark 2020-B20
			Note Tranche A-2-B(5)	Control	Pari Passu	$50,000,000	Benchmark 2020-B19
			Note Tranche A-2-C	Non-Control	Pari Passu	$20,000,000	DBJPM 2020-C9
			Note AHAC	Non-Control	Pari Passu	$8,400,000	AHAC(4)
			Note AHAC-Fortitude	Non-Control	Pari Passu	$2,800,000	AHAC
			Note NUFI- Fortitude	Non-Control	Pari Passu	$2,800,000	NUFI(4)
Redmond Town Center	Non-Serviced	Benchmark 2020-B19	Note A-1-1	Non-Control	Pari Passu	$5,000,000	Benchmark 2020-B19
			Note A-1-2-1	Non-Control	Pari Passu	$5,000,000	CREFI
			Note A-1-2-2	Non-Control	Pari Passu	$16,500,000	CREFI
			Note A-2	Control	Pari Passu	$25,000,000	Benchmark 2020-B19
			Note A-3-1	Non-Control	Pari Passu	$5,000,000	Benchmark 2020-B20
			Note A-3-2	Non-Control	Pari Passu	$20,000,000	CREFI
			Note A-4	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B20
USAA Plano	Non-Serviced	Benchmark 2020-B19	Note A-1	Control	Pari Passu	$38,600,000	Benchmark 2020-B19
			Note A-2	Non-Control	Pari Passu	$25,000,000	Benchmark 2020-B20
The Hub	Serviced	NAP	Note A-1	Control	Pari-Passu	$25,000,000	Benchmark 2020-B20
			Note A-2	Non-Control	Pari-Passu	$19,205,881	GS Bank
Troy Technology Park	Serviced	NAP	Note A-1	Control	Pari Passu	$25,000,000	Benchmark 2020-B20
			Note A-2	Non-Control	Pari Passu	$20,000,000	JPMCB
Amazon Industrial Portfolio	Non-Serviced	Benchmark 2020-B19	Note A-1	Control	Pari Passu	$80,000,000	Benchmark 2020-B19
			Note A-2	Non-Control	Pari Passu	$35,000,000	DBJPM 2020-C9
			Note A-3	Non-Control	Pari Passu	$24,100,000	Benchmark 2020-B20
711 Fifth Avenue	Non-Serviced	GSMS 2020-GC47	Note A-1-1	Control	Pari Passu	$50,000,000	GSMS 2020-GC47

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-1-2	Non-Control	Pari Passu	$50,000,000	GS Bank
			Note A-1-3	Non-Control	Pari Passu	$50,000,000	GS Bank
			Note A-1-4	Non-Control	Pari Passu	$50,000,000	GS Bank
			Note A-1-5-A	Non-Control	Pari Passu	$25,000,000	GS Bank
			Note A-1-5-B	Non-Control	Pari Passu	$15,000,000	Benchmark 2020-B20
			Note A-1-5-C	Non-Control	Pari Passu	$5,000,000	GS Bank
			Note A-1-6	Non-Control	Pari Passu	$20,000,000	JPMDB 2020-COR7
			Note A-1-7	Non-Control	Pari Passu	$20,000,000	JPMDB 2020-COR7
			Note A-1-8	Non-Control	Pari Passu	$20,000,000	Benchmark 2020-B18
			Note A-1-9	Non-Control	Pari Passu	$20,000,000	Benchmark 2020-B18
			Note A-1-10	Non-Control	Pari Passu	$12,500,000	GSMS 2020-GC47
			Note A-1-11	Non-Control	Pari Passu	$10,000,000	DBJPM 2020-C9
			Note A-1-12	Non-Control	Pari Passu	$10,000,000	DBJPM 2020-C9
			Note A-1-13	Non-Control	Pari Passu	$5,000,000	Benchmark 2020-B18
			Note A-1-14	Non-Control	Pari Passu	$5,000,000	DBJPM 2020-C9
			Note A-1-15	Non-Control	Pari Passu	$10,000,000	Benchmark 2020-B19
			Note A-1-16	Non-Control	Pari Passu	$2,500,000	GS Bank
			Note A-1-17	Non-Control	Pari Passu	$1,500,000	GS Bank
			Note A-2-1	Non-Control	Pari Passu	$60,000,000	BANK 2020-BNK28
			Note A-2-2	Non-Control	Pari Passu	$43,000,000	BANK 2020-BNK27
			Note A-2-3	Non-Control	Pari Passu	$40,500,000	BANA
			Note A-2-4	Non-Control	Pari Passu	$20,000,000	BBCMS 2020-C8

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(3)	The 120 Wall Street Whole Loan will be serviced under the Benchmark 2020-B20 PSA until the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA.

(4)	Entity names have been abbreviated for presentation. “AGL” represents American General Life Insurance Company. “AHAC” represents American Home Assurance Company. “NUFI” represents National Union Fire Insurance Company of Pittsburgh, PA. “VALIC” represents The Variable Annuity Life Insurance Company.

(5)	The controlling note is Tranche A-2-B; however, so long as AGL, VALIC, AHAC and NUFI (collectively, the “Life Company Lenders”) hold at least $75,000,000 in outstanding principal balance of the 333 South Wabash Whole Loan, Asset Management (U.S.), LLC (“AIG”) is irrevocably appointed as the controlling note holder representative with the ability to exercise all rights of the Controlling Note holder. Accordingly, for purposes of discussing the rights of the directing holder and related matters in this Prospectus, the notes evidencing the portion of the 333 South Wabash Whole Loan held by the Life Company Lenders will be deemed to collectively constitute the related Controlling Note, for so long as the Life Company Lenders hold at least $75,000,000 in outstanding principal balance of the 333 South Wabash Whole Loan.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of Each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, in the case of the Staples Headquarters Mortgage Loan, the related Co-Lender Agreement does not limit the transfer of more than 49%

of the beneficial interest in such Non-Serviced Mortgage Loan or a related Non-Serviced Pari Passu Companion Loan.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent, solely with respect to the directing certificateholder, or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Moffett Place - Building 6 Whole Loan

General

The Moffett Place - Building 6 Mortgage Loan (8.3%) is part of a split loan structure comprised of nine (9) senior promissory notes and two (2) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $200,000,000. Five such senior promissory notes designated A-1-C1, A-1-C2, A-1-C3, A-1-C4 and A-1-C6 with an aggregate initial principal balance of $74,850,000 (collectively, the “Moffett Place - Building 6 Mortgage Loan”), will be deposited into this securitization. The Moffett Place - Building 6 Whole Loan (as defined below) is evidenced by (i) the Moffett Place - Building 6 Mortgage Loan, (ii) two (2) senior promissory notes designated as A-1-S and A-2-S (the “Moffett Place - Building 6 Standalone Pari Passu Companion Loans“), which have an aggregate initial principal balance of $500,000; (iii) two (2) senior promissory notes designated as A-1-C5 and A-2-C (the “Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loans“ and, together with the Moffett Place - Building 6 Standalone Pari Passu Companion Loans, the “Moffett Place - Building 6 Pari Passu Companion Loans“), which have an aggregate initial principal balance of $57,750,000; and (iv) two (2) subordinate promissory notes designated B-1 and B-2 (the “Moffett Place - Building 6 Subordinate Companion Loans“ and, together with the Moffett Place - Building 6 Standalone Pari Passu Companion Loans, the “Moffett Place - Building 6 Standalone Companion Loans“), which have an aggregate initial principal balance of $66,900,000.

The Moffett Place - Building 6 Mortgage Loan, the Moffett Place - Building 6 Pari Passu Companion Loans and the Moffett Place - Building 6 Subordinate Companion Loans are referred to herein, collectively, as the “Moffett Place - Building 6 Whole Loan“, and the Moffett Place - Building 6 Pari Passu Companion Loans and the Moffett Place - Building 6 Subordinate Companion Loans are referred to herein as the “Moffett Place - Building 6 Companion Loans“. The Moffett Place - Building 6 Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Moffett Place - Building 6 Mortgage Loan. The Moffett Place - Building 6 Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Moffett Place - Building 6 Mortgage Loan and Moffett Place - Building 6 Pari Passu Companion Loans.

Only the Moffett Place - Building 6 Mortgage Loan is included in the issuing entity. The Moffett Place - Building 6 Standalone Companion Loans were contributed to a securitization trust (the “MOFT 2020-B6 Securitization“) governed by a trust and servicing agreement (the “MOFT 2020-B6 TSA“). The Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Moffett Place - Building 6 Whole Loan (the “Moffett Place - Building 6 Noteholders“) are subject to an Intercreditor Agreement (the “Moffett Place - Building 6 Intercreditor Agreement“). The following summaries describe certain provisions of the Moffett Place - Building 6 Intercreditor Agreement.

Servicing

The Moffett Place - Building 6 Whole Loan (including the Moffett Place - Building 6 Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the MOFT 2020-B6 TSA by KeyBank National Association as master servicer (in such capacity, the “Moffett Place - Building 6 Servicer“), and, if necessary, KeyBank National Association, as special servicer (in such capacity, the “Moffett Place - Building 6 Special Servicer“), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the Moffett Place - Building 6 Intercreditor Agreement.

Advances

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Moffett Place - Building 6 Mortgage Loan (but not on the Moffett Place - Building 6 Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Moffett Place - Building 6 Mortgage Loan.

Property protection advances in respect of the Moffett Place - Building 6 Whole Loan will be made by the Moffett Place - Building 6 Servicer or the trustee under the MOFT 2020-B6 TSA (the “Moffett Place - Building 6 Trustee“), as applicable, unless a determination of nonrecoverability is made under the MOFT 2020-B6 TSA, as described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments Prior to a Moffett Place - Building 6 Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the Moffett Place - Building 6 Whole Loan borrower to pay money due under the Moffett Place - Building 6 Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the Moffett Place - Building 6 Whole Loan becomes a specially serviced mortgage loan under the MOFT 2020-B6 TSA (a “Moffett Place - Building 6 Triggering Event of Default“) has occurred and is continuing, all amounts available for payment on the Moffett Place - Building 6 Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Moffett Place - Building 6 Intercreditor Agreement, as follows:

(i)        first, (A) first, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee from general collections of the issuing entity or related Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Moffett Place - Building 6 Subordinate Companion (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Moffett Place - Building 6 Standalone Companion Loans), to the holders of the Moffett Place - Building 6 Standalone Companion Loans

(or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, to the holders of the Moffett Place - Building 6 Standalone Companion Loans (or the Moffett Place - Building 6 Servicer, Moffett Place - Building 6 Special Servicer or the Moffett Place - Building 6 Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Moffett Place - Building 6 Standalone Companion Loans (or the Moffett Place - Building 6 Servicer, Moffett Place - Building 6 Special Servicer or the Moffett Place - Building 6 Trustee, as applicable), with respect to the Moffett Place - Building 6 Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the MOFT 2020-B6 TSA;

(iii)       third, initially, to the holders of the Moffett Place - Building 6 Whole Loan (or the Moffett Place - Building 6 Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Moffett Place - Building 6 Whole Loan (or the Moffett Place - Building 6 Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Moffett Place - Building 6 Whole Loan under the MOFT 2020-B6 TSA;

(iv)       fourth, pari passu, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan;

(v)        fifth, pari passu, in respect of principal, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the Moffett Place - Building 6 Mortgage Loan and Moffett Place - Building 6 Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vi)       sixth, if the proceeds of any foreclosure sale or any liquidation of the Moffett Place - Building 6 Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Moffett Place - Building 6 Pari Passu Companion Loan and the Moffett Place - Building 6 Mortgage Loan;

(vii)      seventh, to the holders of any of the Moffett Place - Building 6 Subordinate Companion Loans that are not included in the MOFT 2020-B6 Securitization (or the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6 Special Servicer or Moffett Place - Building 6 Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Moffett Place - Building 6 Subordinate Companion Loans (or the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6

Special Servicer or Moffett Place - Building 6 Trustee (if any), as applicable), with respect to the Moffett Place - Building 6 Whole Loan pursuant to the MOFT 2020-B6 TSA and the Moffett Place - Building 6 Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the MOFT 2020-B6 TSA or the Moffett Place - Building 6 Intercreditor Agreement, and any cure payment made by the holders of Moffett Place - Building 6 Subordinate Companion Loans pursuant to the Moffett Place - Building 6 Intercreditor Agreement;

(viii)      eighth, pari passu, to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Moffett Place - Building 6 Subordinate Companion Loan;

(ix)       ninth, pari passu, in respect of principal, to the holders of the Moffett Place - Building 6 Subordinate Companion Loans all payments and prepayments of principal until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the Moffett Place - Building 6 Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Moffett Place - Building 6 Subordinate Companion Loan;

(xi)      eleventh, any interest accrued at the default rate on the outstanding principal balance of the Moffett Place - Building 6 Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Moffett Place - Building 6 Whole Loan interest rate and (iii) not required to be paid to the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6 Trustee or the Moffett Place - Building 6 Special Servicer, the applicable master servicer or the trustee under the Pooling and Servicing Agreement, or the master servicer or trustee under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Moffett Place - Building 6 Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)      twelfth, pro rata and pari passu, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Moffett Place - Building 6 Pari Passu Companion Loans and Moffett Place - Building 6 Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

(xiii)     thirteenth, pro rata and pari passu, to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Moffett Place - Building 6 Subordinate Companion Loans, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

(xiv)     fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6 Trustee or the Moffett Place - Building 6 Special Servicer under the MOFT 2020-B6 TSA, the applicable master servicer or the trustee under the Pooling and Servicing Agreement, or a master servicer or trustee under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Moffett Place - Building 6 Intercreditor Agreement), to each Moffett Place - Building 6 Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)      fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Moffett Place - Building 6 Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments After a Moffett Place - Building 6 Triggering Event of Default

Generally, for so long as a Moffett Place - Building 6 Triggering Event of Default has occurred and is continuing, all amounts available for payment on the Moffett Place - Building 6 Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Moffett Place - Building 6 Intercreditor Agreement, as follows:

(i)         first, (A) first, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee from general collections of the issuing entity or related Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee and, if applicable, the applicable master servicer and the master servicer under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Moffett Place - Building 6 Subordinate Companion (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Moffett Place - Building 6 Standalone Companion Loans), to the holders of the Moffett Place - Building 6 Standalone Companion Loans (or the Moffett Place - Building 6 Servicer or the Moffett Place - Building 6 Trustee) up to the

amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, to the holders of the Moffett Place - Building 6 Standalone Companion Loans (or the Moffett Place - Building 6 Servicer, Moffett Place - Building 6 Special Servicer or the Moffett Place - Building 6 Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Moffett Place - Building 6 Standalone Companion Loans (or the Moffett Place - Building 6 Servicer, Moffett Place - Building 6 Special Servicer or the Moffett Place - Building 6 Trustee, as applicable), with respect to the Moffett Place - Building 6 Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the MOFT 2020-B6 TSA;

(iii)       third, initially, to the holders of the Moffett Place - Building 6 Whole Loan (or the Moffett Place - Building 6 Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Moffett Place - Building 6 Whole Loan (or the Moffett Place - Building 6 Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Moffett Place - Building 6 Whole Loan under the MOFT 2020-B6 TSA;

(iv)       fourth, pari passu to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan;

(v)        fifth, pari passu, to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Moffett Place - Building 6 Subordinate Companion Loan;

(vi)       sixth, pari passu, in respect of principal, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vii)      seventh, if the proceeds of any foreclosure sale or any liquidation of the Moffett Place - Building 6 Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Moffett Place - Building 6 Pari Passu Companion Loan and the Moffett Place - Building 6 Mortgage Loan;

(viii)      eighth, to the holders of any of the Moffett Place - Building 6 Subordinate Companion Loans that are not included in the MOFT 2020-B6 Securitization (or the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6 Special Servicer or Moffett Place - Building 6 Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Moffett Place - Building 6 Subordinate Companion Loans (or the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6 Special Servicer or Moffett Place - Building 6 Trustee (if any), as applicable), with respect to the Moffett Place - Building 6 Whole Loan pursuant to the MOFT 2020-B6 TSA and the Moffett Place - Building 6 Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the MOFT 2020-B6 TSA or the Moffett Place - Building 6 Intercreditor Agreement, and any cure payment made by the holders of Moffett Place - Building 6 Subordinate Companion Loans pursuant to the Moffett Place - Building 6 Intercreditor Agreement;

(ix)       ninth, pari passu in respect of principal, to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the Moffett Place - Building 6 Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Moffett Place - Building 6 Subordinate Companion Loan;

(xi)       eleventh, pro rata and pari passu, to the holders of the Moffett Place - Building 6 Pari Passu Companion Loans and to the issuing entity, as holder of the Moffett Place - Building 6 Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Moffett Place - Building 6 Pari Passu Companion Loans and Moffett Place - Building 6 Mortgage Loan, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)      twelfth, pro rata and pari passu, to the holders of the Moffett Place - Building 6 Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Moffett Place - Building 6 Subordinate Companion Loans and Moffett Place - Building 6 Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

(xiii)     thirteenth, any interest accrued at the default rate on the outstanding principal balance of the Moffett Place - Building 6 Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Moffett Place - Building 6 Whole Loan interest rate and (iii) not required to be paid to the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6 Trustee or the Moffett Place - Building 6 Special Servicer, the applicable master servicer or the trustee under the Pooling and Servicing Agreement, or the master servicer or trustee under any pooling and servicing agreement relating to a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Moffett Place - Building 6 Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

(xiv)     fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Moffett Place - Building 6 Servicer, the Moffett Place - Building 6

Trustee or the Moffett Place - Building 6 Special Servicer under the MOFT 2020-B6 TSA, the applicable master servicer or the trustee under the Pooling and Servicing Agreement, or a master servicer or trustee under any pooling and servicing agreement relating to an Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Moffett Place - Building 6 Intercreditor Agreement), to Moffett Place - Building 6 Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)      fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Moffett Place - Building 6 Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments After a Moffett Place - Building 6 Triggering Event of Default” and the “—Application of Payments Prior to a Moffett Place - Building 6 Triggering Event of Default” section above, with respect to Moffett Place - Building 6 Mortgage Loan, the Moffett Place - Building 6 Pari Passu Companion Loans and the Moffett Place - Building 6 Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Moffett Place - Building 6 Whole Loan.

Consultation and Control

The controlling noteholder under the Moffett Place - Building 6 Intercreditor Agreement will be (i) prior to a control appraisal period the securitization trust created pursuant to the terms of the MOFT 2020-B6 TSA. Pursuant to the terms of the MOFT 2020-B6 TSA, the related controlling class representative, which is expected to initially be PIMCO DISCO Fund III LP, a subsidiary of an investment fund managed by Pacific Investment Management Company LLC (the “Moffett Place - Building 6 Directing Certificateholder“) and (ii) after a control appraisal period, the Note A-1-C5 noteholder, and the controlling noteholder will have consent and/or consultation rights with respect to the Moffett Place - Building 6 Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Moffett Place - Building 6 Special Servicer will be required to provide copies to the issuing entity and any holder of a Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, of any notice, information and report that is required to be provided to the Moffett Place - Building 6 Directing Certificateholder pursuant to the MOFT 2020-B6 TSA with respect to any major decision, or the implementation of any recommended actions outlined in an asset status report, within the same time frame such notice, information and report is required to be provided to the Moffett Place - Building 6 Directing Certificateholder, and at any time the controlling noteholder is Note A-1-C5, the Moffett Place - Building 6 Special Servicer will be required to consult with each non-controlling noteholder that is a holder of an A Note on a strictly non-binding basis, to the extent having received such notices, information and reports, any such non-controlling noteholder requests consultation with respect to any such major decision or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such non-controlling noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any non-controlling noteholder by the Moffett Place - Building 6 Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Moffett Place - Building 6 Special Servicer will no longer be obligated to consult with such non-controlling noteholder, whether or not such non-controlling noteholder has responded within such ten (10) business day period.

Cure Rights

If the Moffett Place - Building 6 Subordinate Companion Loans are no longer included in the MOFT 2020-B6 Securitization and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Moffett Place - Building 6 Whole Loan, then the Moffett Place - Building 6 Subordinate Companion Loan holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Moffett Place - Building 6 Subordinate Companion Loan holders elect to cure a default by way of a payment of money (a “Cure Payment“), the Moffett Place - Building 6 Subordinate Companion Loan holders will be required to make such Cure Payment as directed by the Moffett Place - Building 6 Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Moffett Place - Building 6 Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Moffett Place - Building 6 Subordinate Companion Loan holders and the applicable cure period has not expired and the Moffett Place - Building 6 Subordinate Companion Loan holders are permitted to cure under the terms of the Moffett Place - Building 6 Intercreditor Agreement, the default will not be treated as a default or a Moffett Place - Building 6 Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After a Moffett Place - Building 6 Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the Moffett Place - Building 6 Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Moffett Place - Building 6 Mortgaged Property or (iii) for purposes of treating the Moffett Place - Building 6 Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Moffett Place - Building 6 Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) Cure Events over the life of the Moffett Place - Building 6 Whole Loan and no single Cure Event may exceed four (4) consecutive months. A “Cure Event“ means the Moffett Place - Building 6 Subordinate Companion Loan Holders’ exercise of their cure rights whether for one month or for consecutive months in the aggregate.

Purchase Option

If the Moffett Place - Building 6 Subordinate Companion Loans are no longer included in the MOFT 2020-B6 Securitization and a Moffett Place - Building 6 Triggering Event of Default has occurred and is continuing, then, upon written notice from the Moffett Place - Building 6 Special Servicer of such occurrence (a “Repurchase Option Notice“), the Moffett Place - Building 6 Subordinate Companion Loan holders will have the right (and if all of the Moffett Place - Building 6 Subordinate Companion Loan holders provide such notice, then all of the Moffett Place - Building 6 Subordinate Companion Loan holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the Moffett Place - Building 6 Special Servicer (the “Repurchase Election Notice“) after the occurrence of the Moffett Place - Building 6 Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Moffett Place - Building 6 Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the MOFT 2020-B6 TSA and the Moffett Place - Building 6 Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Moffett Place - Building 6 Mortgage Loan and Moffett Place - Building 6 Pari Passu Companion Loans for the applicable purchase price provided in the Moffett Place - Building 6 Intercreditor Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The Moffett Place - Building 6 Special Servicer will be required to give the Moffett Place - Building 6 Subordinate Companion Loan holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL“). If the Moffett Place - Building 6 Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a

Notice of Foreclosure/DIL stating its intent to the Moffett Place - Building 6 Subordinate Companion Loan holders and the Moffett Place - Building 6 Subordinate Companion Loan holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the Moffett Place - Building 6 Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Moffett Place - Building 6 Subordinate Companion Loan holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the Moffett Place - Building 6 Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Moffett Place - Building 6 Mortgage Loan and the Moffett Place - Building 6 Pari Passu Companion Loans.

Sale of Defaulted Moffett Place - Building 6 Whole Loan

Pursuant to the terms of the Moffett Place - Building 6 Intercreditor Agreement, if the Moffett Place - Building 6 Whole Loan becomes a defaulted mortgage loan, and if the Moffett Place - Building 6 Special Servicer determines to sell the Moffett Place - Building 6 Mortgage Loan and the Moffett Place - Building 6 Companion Loans in accordance with the Moffett Place - Building 6 TSA, then the Moffett Place - Building 6 Special Servicer will have the right and the obligation to sell the Moffett Place - Building 6 Mortgage Loan and the Moffett Place - Building 6 Companion Loans as notes evidencing one whole loan in accordance with the terms of the MOFT 2020-B6 TSA. In connection with any such sale, the Moffett Place - Building 6 Special Servicer will be required to follow the procedures set forth in the MOFT 2020-B6 TSA.

Special Servicer Appointment Rights

Pursuant to the Moffett Place - Building 6 Intercreditor Agreement and the MOFT 2020-B6 TSA, the Moffett Place - Building 6 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the Moffett Place - Building 6 Special Servicer then acting with respect to the Moffett Place - Building 6 Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loan holders.

The MGM Grand & Mandalay Bay Whole Loan

General

The MGM Grand & Mandalay Bay Mortgage Loan (7.7%) is part of a split loan structure comprised of fifty (50) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The MGM Grand & Mandalay Bay Mortgage Loan is evidenced by 2 promissory notes, Note A-13-4 and Note A-15-4, with a Cut-off Date Balance of $70,000,000. The “MGM Grand & Mandalay Bay Whole Loan“ consists of (a) the MGM Grand & Mandalay Bay Mortgage Loan, (b) 24 pari passu companion notes (the “MGM Grand & Mandalay Bay Pari Passu Companion Loans“ and, together with the MGM Grand & Mandalay Bay Mortgage Loan, the “MGM Grand & Mandalay Bay A Notes”) evidenced by promissory notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9, A-10, A-11, A-12, A-13-1, A-13-2, A-13-3, A-14-1, A-14-2, A-14-3, A-15-1, A-15-2, A-15-3, A-15-5, A-16-1 and A-16-2, (c) 12 senior subordinate companion B notes (the “MGM Grand & Mandalay Bay Senior B Notes“) evidenced by promissory notes B-1-A, B-2-A, B-3-A, B-4-A, B-5-A, B-6-A, B-7-A, B-8-A, B-9-A, B-10-A, B-11-A and B-12-A, (d) 8 junior subordinate companion B notes (the “MGM Grand & Mandalay Bay Junior B Notes” and, together with the MGM Grand & Mandalay Bay Senior B Notes, the “MGM Grand & Mandalay Bay B Notes“) evidenced by promissory notes B-1-B, B-2-B, B-3-B, B-4-B, B-5-B, B-6-B, B-7-B and B-8-B and (e) 4 subordinate companion C notes (the “MGM Grand & Mandalay Bay C Notes“ and, together with the with the MGM Grand & Mandalay Bay B Notes, the “MGM Grand & Mandalay Bay Subordinate Companion Loans”) evidenced by promissory notes C-1, C-2, C-3 and C-4. The MGM Grand & Mandalay Bay Subordinate Companion Loans and the MGM Grand & Mandalay Bay A Notes (excluding the MGM Grand & Mandalay Bay Mortgage Loan) are collectively referred to as the “MGM Grand & Mandalay Bay Companion Loans“.

Servicing

Pursuant to the terms of the related Amended and Restated Agreement Between Noteholders (the “MGM Grand & Mandalay Bay Co-Lender Agreement“), the MGM Grand & Mandalay Bay Whole Loan will be serviced and administered in accordance with the servicing agreement governing the securitization of note A-1, which is the trust and servicing agreement (the “BX 2020-VIVA TSA“), dated as of May 5, 2020, between Citigroup Commercial Mortgage Securities Inc., as depositor, KeyBank National Association, as master servicer (the “BX 2020-VIVA Servicer“), Situs Holdings, LLC, as special servicer (the “BX 2020-VIVA Special Servicer“), Citibank, N.A., as certificate administrator, and Wilmington Trust, National Association, as trustee (the “BX 2020-VIVA Trustee“), by the BX 2020-VIVA Servicer and the BX 2020-VIVA Special Servicer, subject to the terms of the MGM Grand & Mandalay Bay Co-Lender Agreement. Amounts payable to the issuing entity as holder of the MGM Grand & Mandalay Bay Mortgage Loan pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Citibank, N.A., as custodian under the BX 2020-VIVA TSA, is the custodian of the mortgage file related to the MGM Grand & Mandalay Bay Whole Loan (other than the promissory notes evidencing the MGM Grand & Mandalay Bay Mortgage Loan and the related MGM Grand & Mandalay Bay Companion Loans not included in the BX 2020-VIVA securitization).

Application of Payments

The MGM Grand & Mandalay Bay Co-Lender Agreement sets forth the respective rights of the holders of the MGM Grand & Mandalay Bay Mortgage Loan and the related MGM Grand & Mandalay Bay Companion Loans with respect to distributions of funds received in respect of the MGM Grand & Mandalay Bay Whole Loan, and provides, in general, that:

●	The MGM Grand & Mandalay Bay C Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to any such MGM Grand & Mandalay Bay C Note will at all times be junior, subject and subordinate to the MGM Grand & Mandalay Bay A Notes and the MGM Grand & Mandalay Bay B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such MGM Grand & Mandalay Bay A Notes and MGM Grand & Mandalay Bay B Notes, as further described below. The MGM Grand & Mandalay Bay Junior B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to any MGM Grand & Mandalay Bay Junior B Note will at all times be junior, subject and subordinate to the MGM Grand & Mandalay Bay A Notes and the MGM Grand & Mandalay Bay Senior B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the MGM Grand & Mandalay Bay A Notes and the MGM Grand & Mandalay Bay Senior B Notes, as further described below. The MGM Grand & Mandalay Bay Senior B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to any such MGM Grand & Mandalay Bay Senior B Note will at all times be junior, subject and subordinate to the MGM Grand & Mandalay Bay A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such MGM Grand & Mandalay Bay A Notes, as further described below.

●	Prior to the occurrence and continuance of (i) any event of default with respect to an obligation of the related borrower to pay money due under the MGM Grand & Mandalay Bay Whole Loan or (ii) any non-monetary event of default as a result of which the MGM Grand & Mandalay Bay Whole Loan becomes a specially serviced mortgage loan under the BX 2020-VIVA TSA (which, for clarification, will not include any imminent event of default (each, a “Triggering Event of Default”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties or amounts realized as proceeds of the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2020-VIVA TSA will be applied and distributed by the BX 2020-VIVA Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in BX 2020-VIVA TSA):

(i)	first, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by any servicer or trustee on its behalf and not previously paid or reimbursed) with respect to the MGM Grand & Mandalay Bay Whole Loan pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA;

(ii)	second, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay A Note at the applicable net initial interest rate;

(iii)	third, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable net initial interest rate;

(iv)	fourth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable net initial interest rate;

(v)	fifth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable net initial interest rate;

(vi)	sixth, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay A Notes, in an aggregate amount equal to the principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(vii)	seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Senior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(viii)	eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Junior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(ix)	ninth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay C Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(x)	tenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xi)	eleventh, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(x) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xii)	twelfth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xi) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xiii)	thirteenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xii) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xiv)	fourteenth, following the Anticipated Repayment Date, to the holders of the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay A Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xv)	fifteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xvi)	sixteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xvii)	seventeenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xviii)	eighteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay A Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(xix)	nineteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Senior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(xx)	twentieth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Junior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(xxi)	twenty-first, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay C Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(xxii)	twenty-second, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxi) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxiii)	twenty-third, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxiv)	twenty-fourth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxv)	twenty-fifth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiv) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxvi)	twenty-sixth, to the holders of the MGM Grand & Mandalay Bay A Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay A Note in accordance with the mortgage loan agreement;

(xxvii)	twenty-seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Senior B Note in accordance with the mortgage loan agreement;

(xxviii)	twenty-eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Junior B Note in accordance with the mortgage loan agreement

(xxix)	twenty-ninth, to the holders of the MGM Grand & Mandalay Bay C Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay C Note in accordance with the mortgage loan agreement;

(xxx)	thirtieth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the BX 2020-VIVA TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer (in each case provided that such reimbursements or payments relate to the MGM Grand & Mandalay Bay Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, shall be paid to the holders of the MGM

Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, based on their respective percentage interests; and

(xxxi)	thirty-first, if any excess amount is available to be distributed in respect of the MGM Grand & Mandalay Bay Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xxx), any remaining amount shall be paid pro rata to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, in accordance with their respective initial percentage interests.

●	Upon the occurrence and continuance of a Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties or amounts realized as proceeds of the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2020-VIVA TSA will be applied and distributed by the BX 2020-VIVA Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in BX 2020-VIVA TSA):

(i)	first, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by any servicer or trustee on its behalf and not previously paid or reimbursed) with respect to the MGM Grand & Mandalay Bay Whole Loan pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA;

(ii)	second, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related A Note at the applicable net initial interest rate;

(iii)	third, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable net initial interest rate;

(iv)	fourth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable net initial interest rate;

(v)	fifth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable net initial interest rate;

(vi)	sixth, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay A Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(vii)	seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Senior B Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(viii)	eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Junior B Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(ix)	ninth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay C Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(x)	tenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xi)	eleventh, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(x) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xii)	twelfth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xi) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate

(xiii)	thirteenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xii) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xiv)	fourteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay A Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xv)	fifteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xvi)	sixteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xvii)	seventeenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xviii)	eighteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay A Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(xix)	nineteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Senior B Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(xx)	twentieth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Junior B Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(xxi)	twenty-first, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay C Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(xxii)	twenty-second, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxi) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxiii)	twenty-third, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxiv)	twenty-fourth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxv)	twenty-fifth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiv) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxvi)	twenty-sixth, to the holders of the MGM Grand & Mandalay Bay A Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each related holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay A Note in accordance with the mortgage loan agreement;

(xxvii)	twenty-seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Senior B Note in accordance with the mortgage loan agreement;

(xxviii)	twenty-eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Junior B Note in accordance with the mortgage loan agreement;

(xxix)	twenty-ninth, to the holders of the MGM Grand & Mandalay Bay C Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay C Note in accordance with the mortgage loan agreement;

(xxx)	thirtieth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the BX 2020-VIVA TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer (in each case provided that such reimbursements or payments relate to the MGM Grand & Mandalay Bay Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, based on their respective percentage interests; and

(xxxi)	thirty-first, if any excess amount is available to be distributed in respect of the MGM Grand & Mandalay Bay Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xxx), any remaining amount will be paid pro rata to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, in accordance with their respective initial percentage interests.

All expenses and losses relating to the MGM Grand & Mandalay Bay Whole Loan and the MGM Grand & Mandalay Bay Mortgaged Properties will be allocated first, pro rata, to the MGM Grand & Mandalay Bay C Notes and then, pro rata, to the MGM Grand & Mandalay Bay Junior B Notes and then, pro rata, to the MGM Grand & Mandalay Bay Senior B Notes, and then, pro rata, to the MGM Grand & Mandalay Bay Mortgage Loan and the MGM Grand & Mandalay Bay A Notes. Notwithstanding anything to the contrary, if an advance of principal or interest is made with respect to any note relating to the MGM Grand & Mandalay Bay Whole Loan, then advance interest amounts thereon will only be reimbursed from default interest and late payment charges collected on the MGM Grand & Mandalay Bay Whole Loan, as and to the extent provided in the BX 2020-VIVA TSA, from amounts paid by the related borrower to cover such advance interest amounts and otherwise (i) in the case of the MGM Grand & Mandalay Bay A Notes, first, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay C Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), second, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay Junior B Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), third, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay Senior B Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), and fourth, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made, (ii) in the case of the MGM Grand & Mandalay Bay Senior B Notes, first, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay C Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), second, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the Junior B Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), and third, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made, (iii) in the case of the MGM Grand & Mandalay Bay Junior B Notes, first, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay C Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), and second, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made, and (iv) in the case of the MGM Grand & Mandalay Bay C Notes, solely out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the MGM Grand & Mandalay Bay Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the MGM Grand & Mandalay Bay Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the MGM Grand & Mandalay Bay Companion Loans.

Certain costs and expenses allocable to the MGM Grand & Mandalay Bay Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the MGM Grand & Mandalay Bay Whole Loan may, to the extent allocable to the MGM Grand & Mandalay Bay Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement, the controlling holder with respect to the MGM Grand & Mandalay Bay Whole Loan (the “MGM Grand & Mandalay Bay Controlling Noteholder“), as of any date of determination, will be (i) the holder of note C-1, unless an MGM Grand & Mandalay Bay C Note Control Appraisal Period has occurred and is continuing, (ii) if an MGM Grand & Mandalay Bay C Note Control Appraisal Period has occurred and is continuing, the holder of note B-5-B, or any other MGM Grand & Mandalay Bay Junior B Note specified by the holder of note B-5-B, unless an MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period has occurred and is continuing, (iii) if an MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period has occurred and is continuing, the holder of note B-9-A, or any other MGM Grand & Mandalay Bay Senior B Note specified by the holder of note B-9-A, unless an MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period has occurred and is continuing, or (iv) if an MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period has occurred and is continuing, the holder of note A-9, or any other MGM Grand & Mandalay Bay A Note specified by the holder of note A-9; provided that, if any such holder would be the MGM Grand & Mandalay Bay Controlling Noteholder pursuant to the terms of the MGM Grand & Mandalay Bay Co-Lender Agreement, but a greater than 49% interest in the subject controlling note is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the MGM Grand & Mandalay Bay Controlling Noteholder (and, in the case of note C-1, an MGM Grand & Mandalay Bay C Note Control Appraisal Period will be deemed to exist, in the case of note B-5-B or any other designated MGM Grand & Mandalay Bay Junior B Note, an MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period will be deemed to exist, and in the case of note B-9-A or any other designated MGM Grand & Mandalay Bay Senior B Note, an MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period will be deemed to exist). Further, no representative entitled to exercise the rights of an MGM Grand & Mandalay Bay Controlling Noteholder may be a borrower, borrower affiliate or other borrower restricted party.

Pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the MGM Grand & Mandalay Bay Whole Loan (whether or not a servicing transfer event under the BX 2020-VIVA TSA has occurred and is continuing) that would constitute an MGM Grand & Mandalay Bay Major Decision, the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, will be required to provide the MGM Grand & Mandalay Bay Controlling Noteholder (or its representative) with at least ten (10) business days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested MGM Grand & Mandalay Bay Major Decision. The BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, is not permitted to take any action with respect to such MGM Grand & Mandalay Bay Major Decision (or make a determination not to take action with respect to such MGM Grand & Mandalay Bay Major Decision), unless and until the BX 2020-VIVA Special Servicer receives the written consent of the MGM Grand & Mandalay Bay Controlling Noteholder (or its representative) before implementing a decision with respect to such MGM Grand & Mandalay Bay Major Decision; provided that the provisions of the BX 2020-VIVA TSA will govern the consent and consultation rights under the MGM Grand & Mandalay Bay Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the BX 2020-VIVA TSA, the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer, as applicable, may take actions with respect to the MGM Grand & Mandalay Bay Mortgaged Properties before obtaining the consent of the MGM Grand & Mandalay Bay Controlling Noteholder if the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the BX 2020-VIVA TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the MGM Grand & Mandalay Bay Whole Loan as a collective whole, and the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer, as applicable, has made a reasonable effort to contact the MGM Grand & Mandalay Bay Controlling Noteholder.

Notwithstanding the foregoing, the BX 2020-VIVA Servicer and the BX 2020-VIVA Special Servicer will not be permitted to follow any advice or consultation provided by the MGM Grand & Mandalay Bay Controlling Noteholder (or its representative) that would require or cause the BX 2020-VIVA Servicer or

BX 2020-VIVA Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the BX 2020-VIVA TSA, require or cause the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, to violate provisions of the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA, require or cause the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, to violate the terms of the MGM Grand & Mandalay Bay Whole Loan, or materially expand the scope of the BX 2020-VIVA Servicer’s or BX 2020-VIVA Special Servicer’s, as applicable, responsibilities under the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA.

Following the occurrence and during the continuance of an MGM Grand & Mandalay Bay C Note Control Appraisal Period, the BX 2020-VIVA Special Servicer will be required to (A) provide copies to the issuing entity (at any time the holder of the MGM Grand & Mandalay Bay Mortgage Loan is not the MGM Grand & Mandalay Bay Controlling Noteholder) and each holder of an MGM Grand & Mandalay Bay A Note or an MGM Grand & Mandalay Bay B Note (at any time such holder is not the MGM Grand & Mandalay Bay Controlling Noteholder) (each, a “MGM Grand & Mandalay Bay Non-Controlling Noteholder“) of any notice, information and report that is required to be provided to the MGM Grand & Mandalay Bay Controlling Noteholder pursuant to the BX 2020-VIVA TSA with respect to any MGM Grand & Mandalay Bay Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the MGM Grand & Mandalay Bay Controlling Noteholder, and (B) consult with each holder of an MGM Grand & Mandalay Bay A Note or an MGM Grand & Mandalay Bay B Note (at any time such holder is not the MGM Grand & Mandalay Bay Controlling Noteholder) or its representative on a strictly non-binding basis, to the extent having received such notices, information and reports, any such MGM Grand & Mandalay Bay Non-Controlling Noteholder requests consultation with respect to any such MGM Grand & Mandalay Bay Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such MGM Grand & Mandalay Bay Non-Controlling Noteholder or its representative; provided that after the expiration of a period of 10 business days from the delivery to any such MGM Grand & Mandalay Bay Non-Controlling Noteholder by the BX 2020-VIVA Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the BX 2020-VIVA Special Servicer will no longer be obligated to consult with such MGM Grand & Mandalay Bay Non-Controlling Noteholder, whether or not such MGM Grand & Mandalay Bay Non-Controlling Noteholder has responded within such 10 business day period. Notwithstanding the consultation rights of any holder of an MGM Grand & Mandalay Bay A Note or an MGM Grand & Mandalay Bay B Note that is an MGM Grand & Mandalay Bay Non-Controlling Noteholder set forth in the immediately preceding sentence, the BX 2020-VIVA Special Servicer may make any MGM Grand & Mandalay Bay Major Decision or take any recommended action outlined in an asset status report before the expiration of the aforementioned 10 business day period if the BX 2020-VIVA Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the noteholders. In no event will the BX 2020-VIVA Special Servicer be obligated at any time to follow or take any alternative actions recommended by an MGM Grand & Mandalay Bay Non-Controlling Noteholder.

A “MGM Grand & Mandalay Bay C Note Control Appraisal Period“ will exist with respect to the MGM Grand & Mandalay Bay Whole Loan, if and for so long as (a)(1) the initial principal balance of the MGM Grand & Mandalay Bay C Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay C Notes after the date of their creation, (y) any appraisal reduction amounts for the MGM Grand & Mandalay Bay Whole Loan that are allocated to such MGM Grand & Mandalay Bay C Notes in reduction of their regular principal balances and (z) any losses realized with respect to the MGM Grand & Mandalay Bay Mortgaged Properties or the MGM Grand & Mandalay Bay Whole Loan that are allocated to the MGM Grand & Mandalay Bay C Notes in reduction of their regular principal balances, is less than (b) 25% of the remainder of (i) the initial principal balance of the MGM Grand & Mandalay Bay C Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay C Notes after the date of their creation.

A “MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period“ will exist with respect to the MGM Grand & Mandalay Bay Whole Loan, if and for so long as (a)(1) the initial principal balance of the

MGM Grand & Mandalay Bay Junior B Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Junior B Notes after the date of their creation, (y) any appraisal reduction amounts for the MGM Grand & Mandalay Bay Whole Loan that are allocated to such MGM Grand & Mandalay Bay Junior B Notes in reduction of their regular principal balances and (z) any losses realized with respect to the MGM Grand & Mandalay Bay Mortgaged Properties or the MGM Grand & Mandalay Bay Whole Loan that are allocated to the MGM Grand & Mandalay Bay Junior B Notes in reduction of their regular principal balances, is less than (b) 25% of the remainder of (i) the initial principal balance of the MGM Grand & Mandalay Bay Junior B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Junior B Notes after the date of their creation.

A “MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period“ will exist with respect to the MGM Grand & Mandalay Bay Whole Loan, if and for so long as (a)(1) the initial principal balance of the MGM Grand & Mandalay Bay Senior B Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Senior B Notes after the date of their creation, (y) any appraisal reduction amounts for the MGM Grand & Mandalay Bay Whole Loan that are allocated to such MGM Grand & Mandalay Bay Senior B Notes in reduction of their regular principal balances and (z) any losses realized with respect to the MGM Grand & Mandalay Bay Mortgaged Properties or the MGM Grand & Mandalay Bay Whole Loan that are allocated to the MGM Grand & Mandalay Bay Senior B Notes in reduction of their regular principal balances, is less than (b) 25% of the remainder of (i) the initial principal balance of the MGM Grand & Mandalay Bay Senior B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Senior B Notes after the date of their creation.

“MGM Grand & Mandalay Bay Major Decision“ means a “Major Decision” under the BX 2020-VIVA TSA.

Sale of Defaulted Whole Loan

If the MGM Grand & Mandalay Bay Whole Loan becomes a defaulted mortgage loan under the BX 2020-VIVA TSA and the BX 2020-VIVA Special Servicer decides to sell the notes included in the BX 2020-VIVA securitization, the BX 2020-VIVA Special Servicer will be required to sell the MGM Grand & Mandalay Bay Mortgage Loan and the MGM Grand & Mandalay Bay Companion Loans, together as notes evidencing one whole loan in accordance with the BX 2020-VIVA TSA. Notwithstanding the foregoing, the BX 2020-VIVA Special Servicer will not be permitted to sell the MGM Grand & Mandalay Bay Mortgage Loan or any MGM Grand & Mandalay Bay A Note or MGM Grand & Mandalay Bay B Note not included in the BX 2020-VIVA securitization (such notes, the “MGM Grand & Mandalay Bay Non-Lead Securitization Notes”) without the consent of the holders thereof (including the issuing entity, as holder of the MGM Grand & Mandalay Bay Mortgage Loan) (together, the “MGM Grand & Mandalay Bay Non-Lead Noteholders“) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the MGM Grand & Mandalay Bay Non-Lead Securitization Notes, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BX 2020-VIVA Special Servicer, a copy of the most recent appraisal for the MGM Grand & Mandalay Bay Whole Loan and any documents in the servicing file maintained by the BX 2020-VIVA Servicer and/or BX 2020-VIVA Special Servicer with respect to the MGM Grand & Mandalay Bay Whole Loan reasonably requested by the MGM Grand & Mandalay Bay Non-Lead Noteholder that are material to the price of the MGM Grand & Mandalay Bay Non-Lead Securitization Notes, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the controlling class representative under the BX 2020-VIVA TSA) prior to the proposed sale date, all information and documents being provided to other offerors and all leases or other documents that are approved by the BX 2020-VIVA Special Servicer in connection with the proposed sale, provided that such MGM Grand & Mandalay Bay Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement, the MGM Grand & Mandalay Bay Controlling Noteholder (or its controlling noteholder representative) will be entitled to terminate the rights and obligations of the BX 2020-VIVA Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the MGM Grand & Mandalay Bay Whole Loan.

The Agellan Portfolio Whole Loan

General

The Agellan Portfolio Mortgage Loan (3.9%) is part of a split loan structure comprised of eight mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Agellan Portfolio Mortgage Loan is evidenced by two promissory notes, Note A-5 and Note A-7, with an aggregate Cut-off Date Balance of $35,000,000.

The subordinate companion loan, evidenced by Note B with a Cut-off Date Balance of $172,000,000 (the “Agellan Portfolio Subordinate Companion Loan”), is subordinate to the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans (as defined below).

The related Pari Passu Companion Loans (the “Agellan Portfolio Pari Passu Companion Loans”) is evidenced by (i) Note A-1 with a Cut-off Date Balance of $75,000,000, (ii) Note A-2 with a Cut-off Date Balance of $50,000,000, (iii) Note A-3 with a Cut-off Date Balance of $30,000,000, (iv) Note A-4 with a Cut-off Date Balance of $30,000,000, and (v) Note A-6 with a Cut-off Date Balance of $11,000,000. Only the Agellan Portfolio Mortgage Loan is included in the issuing entity. The Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority. The Agellan Portfolio Subordinate Companion Loan is subordinate to the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans in terms of priority. The Agellan Portfolio Mortgage Loan, the Agellan Portfolio Subordinate Companion Loan and the Agellan Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus as the Agellan Portfolio Whole Loan (the “Agellan Portfolio Whole Loan”). Each of the related Agellan Portfolio Pari Passu Companion Loans are currently included in one or more separate securitizations.

The rights of the issuing entity as the holder of the Agellan Portfolio Mortgage Loan and the rights of the holders of the Agellan Portfolio Pari Passu Companion Loans and the Agellan Portfolio Subordinate Companion Loan are subject to an Intercreditor Agreement (the “Agellan Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Agellan Portfolio Intercreditor Agreement.

Prior to the occurrence and continuance of an Agellan Portfolio Control Appraisal Period, the holder of the Agellan Portfolio Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Agellan Portfolio Whole Loan, each as more fully described below.

An “Agellan Portfolio Control Appraisal Period” will exist with respect to the Agellan Portfolio Whole Loan, if and for so long as (a)(1) the initial principal balance of the Agellan Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Agellan Portfolio Subordinate Companion Loan, (y) any appraisal reductions for the Agellan Portfolio Whole Loan that are allocated to the Agellan Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Agellan Portfolio Whole Loan that are allocated to the Agellan Portfolio Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Agellan Portfolio Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the Agellan Portfolio Subordinate Companion Loan. The holder of the Agellan Portfolio Subordinate Companion Loan also has the right to purchase the

Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans in whole but not in part in certain instances as set forth below.

The holder of the Agellan Portfolio Subordinate Companion Loan is entitled to avoid a Agellan Portfolio Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Agellan Portfolio Intercreditor Agreement (either (x) or (y), the “Agellan Portfolio Threshold Event Collateral”) and (ii) the Agellan Portfolio Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property.

Notwithstanding the foregoing, prior to the securitization of the Agellan Portfolio Subordinate Companion Loan, the foregoing will apply. If the Agellan Portfolio Subordinate Companion Loan is securitized and for so long as the Agellan Portfolio Subordinate Companion Loan is an asset of the issuing entity related to such securitization, the foregoing will not apply and have no force or effect.

Servicing

The Agellan Portfolio Whole Loan (including the Agellan Portfolio Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the pooling and servicing agreement (the “Benchmark 2020-B18 PSA”) dated July 1, 2020, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Benchmark 2020-B18 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “Benchmark 2020-B18 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Benchmark 2020-B18 Certificate Administrator”), as trustee (in such capacity, the “Benchmark 2020-B18 Trustee”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “Benchmark 2020-B18 Operating Advisor”) and as asset representations reviewer (in such capacity, the “Benchmark 2020-B18 Asset Representations Reviewer”), by the Benchmark 2020-B18 Servicer and the Benchmark 2020-B18 Special Servicer, subject to the terms of the Agellan Portfolio Intercreditor Agreement.

Application of Payments

The Agellan Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Agellan Portfolio Mortgage Loan, the holder of the Agellan Portfolio Subordinate Companion Loan, and the holder of the Agellan Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the Agellan Portfolio Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Agellan Portfolio Whole Loan, (ii) any other event of default for which the Agellan Portfolio Whole Loan is actually accelerated, (iii) any other event of default which causes the Agellan Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Agellan Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Agellan Portfolio Subordinate Companion Loan or the default cure period has not yet expired and the holder of the Agellan Portfolio Subordinate Companion Loan is exercising its cure rights under the Agellan Portfolio Intercreditor Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the Benchmark 2020-B18 PSA to the Benchmark 2020-B18 Servicer, Benchmark 2020-B18 Special Servicer, Benchmark 2020-B18 Operating Advisor, Benchmark 2020-B18 Certificate Administrator, Benchmark 2020-B18 Asset Representations Reviewer or Benchmark 2020-B18 Trustee, payments and proceeds received with respect to the Agellan Portfolio Whole Loan will generally be applied in the following order:

first, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

second, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests of principal payments received, if any, until their principal balances have been reduced to zero;

third, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs, in each case to the extent reimbursable by the borrower but not previously reimbursed to such holder (or paid or advanced by the Benchmark 2020-B18 Servicer or Benchmark 2020-B18 Special Servicer on their behalf and not previously paid or reimbursed);

fourth, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each such note multiplied by (ii) the applicable relative spread (as set forth in the Agellan Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower and allocated to the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans;

fifth, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata basis any penalty charges;

sixth, to the extent the holder of the Agellan Portfolio Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Agellan Portfolio Intercreditor Agreement, to reimburse such holder for all such cure payments;

seventh, to the holder of the Agellan Portfolio Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest on the outstanding principal balance the Agellan Portfolio Subordinate Companion Loan at its net interest rate;

eighth, to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount equal to its percentage interest of principal payments received, if any, until its balance has been reduced to zero;

ninth, to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of such note multiplied by (ii) the applicable relative spread (as set forth in the Agellan Portfolio Intercreditor Agreement), and (iii) any prepayment premium to the extent paid by the borrower and allocated to the Agellan Portfolio Subordinate Companion Loan;

tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Agellan Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Agellan Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

eleventh, to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount equal to any penalty charges received;

twelfth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2020-B18 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2020-B18 Servicer or Benchmark 2020-B18 Special Servicer (in each case provided that such reimbursements or payments relate to the Agellan Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the Agellan Portfolio Mortgage Loan, each holder of the Agellan Portfolio Pari Passu Companion Loans and the holder of the Agellan Portfolio Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

thirteenth, if any excess amount is available to be distributed in respect of the Agellan Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid pro rata to the holder of the Agellan Portfolio Mortgage Loan, each holder of the Agellan Portfolio Pari Passu Companion Loans and the holder of the Agellan Portfolio Subordinate Companion Loan, based on their respective percentage interests.

Following the occurrence and during the continuance of a Agellan Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the Benchmark 2020-B18 PSA to the Benchmark 2020-B18 Servicer, Benchmark 2020-B18 Special Servicer, Benchmark 2020-B18 Operating Advisor, Benchmark 2020-B18 Certificate Administrator, Benchmark 2020-B18 Asset Representations Reviewer and Benchmark 2020-B18 Trustee, payments and proceeds with respect to the Agellan Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

first, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

second, to the Agellan Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance of the Agellan Portfolio Subordinate Companion Loan at the net note B rate;

third, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans, pro rata, based on their outstanding principal balance until their principal balances have been reduced to zero;

fourth, to the holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs, in each case to the extent reimbursable by the borrower but not previously reimbursed to such holder (or paid or advanced by the Benchmark 2020-B18 Servicer or Benchmark 2020-B18 Special Servicer on their behalf and not previously paid or reimbursed);

fifth, to each holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest multiplied by (ii) the applicable relative spread (as set forth in the Agellan Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower and allocated to the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans;

sixth, to the extent the holder of the Agellan Portfolio Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the sixth Intercreditor Agreement, to reimburse such holder for all such cure payments;

seventh, to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

eighth, to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount equal to the product of (i) percentage interest of such note multiplied by (ii) the relative spread (as set forth in the Agellan Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower and allocated to the Agellan Portfolio Subordinate Companion Loan;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(eighth) and, as a result of a workout, the balance of the Agellan Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the Agellan Portfolio Subordinate Companion Loan principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2020-B18 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2020-B18 Servicer or Benchmark 2020-B18 Special Servicer (in each case provided that such reimbursements or payments relate to the Agellan Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the Agellan Portfolio Mortgage Loan, each holder of the Agellan Portfolio Pari Passu Companion Loans and the holder of the Agellan Portfolio Subordinate Companion Loan, pro rata, based on their respective percentage interests;

eleventh, to the holder of the Agellan Portfolio Mortgage Loan and each holder of the Agellan Portfolio Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charged received with respect to the related note;

twelfth, to the holder of the Agellan Portfolio Subordinate Companion Loan in an amount equal to any penalty charges received with respect to the related note; and

thirteenth, if any excess amount is available to be distributed in respect of the Agellan Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid pro rata to the holder of the Agellan Portfolio Mortgage Loan, each holder of the Agellan Portfolio Pari Passu Companion Loans and the holder of the Agellan Portfolio Subordinate Companion Loan, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Agellan Portfolio Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Subordinate Companion Loan but not out of payments or other collections on the Agellan Portfolio Pari Passu Companion Loans or any loans included in any future securitization trust related to the Agellan Portfolio Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advance) allocable to the Agellan Portfolio Pari Passu Companion Loans and the Agellan Portfolio Subordinate Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the Agellan Portfolio Pari Passu Companion Loans and the Agellan Portfolio Subordinate Companion Loan or from general collections with respect to the securitization of the Agellan Portfolio Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Agellan Portfolio Intercreditor Agreement, the controlling holder with respect to the Agellan Portfolio Whole Loan (the “Agellan Portfolio Controlling Noteholder”), as of any date of determination, will be (i) the holder of the Agellan Portfolio Subordinate Companion Loan, unless a Agellan Portfolio Control Appraisal Period has occurred and is continuing or (ii) an Agellan Portfolio Control Appraisal Period has occurred and is continuing, the holder of note A-1; provided that at any time the holder of note A-1 is the Agellan Portfolio Controlling Noteholder and is included in the Benchmark 2020-B18 securitization, references to the “Agellan Portfolio Controlling Noteholder” will mean the Controlling Class Certificateholders, as and to the extent provided in the Benchmark 2020-B18 PSA; provided, further, that, if the holder of the Agellan Portfolio Subordinate Companion Loan would be the Agellan Portfolio Controlling Noteholder pursuant to the terms hereof, but any interest in the Agellan Portfolio Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the Agellan Portfolio Controlling Noteholder, a Agellan Portfolio Control Appraisal Period will be deemed to have occurred. The Agellan Portfolio Subordinate Companion Loan holder is the Agellan Portfolio Controlling Noteholder as of the Closing Date.

Pursuant to the Agellan Portfolio Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Agellan Portfolio Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Agellan Portfolio Major Decision (as defined below) has been requested or proposed, at least ten business days prior to taking action with respect to such Agellan Portfolio Major Decision (or making a determination not to take action with respect to such Agellan Portfolio Major Decision), the Benchmark 2020-B18 Servicer must receive the written consent of the Agellan Portfolio Controlling Noteholder (or its representative) before implementing a decision with respect to such Agellan Portfolio Major Decision. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Benchmark 2020-B18 Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Agellan Portfolio Controlling Noteholder (or its representative) if the Benchmark 2020-B18 Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders of the Agellan Portfolio Whole Loan, and the Benchmark 2020-B18 Servicer has made a reasonable effort to contact the Agellan Portfolio Controlling Noteholder (or its representative). The foregoing does not relieve the holder of the Agellan Portfolio Mortgage Loan (or Benchmark 2020-B18 Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the Benchmark 2020-B18 Servicer may not follow any advice or consultation provided by the Agellan Portfolio Controlling Noteholder (or its representative) that would require or cause the Benchmark 2020-B18 Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the Benchmark 2020-B18 Servicer to violate provisions of the Agellan Portfolio Intercreditor Agreement or the Benchmark 2020-B18 PSA, require or cause the Benchmark 2020-B18 Servicer to violate the terms of the Agellan Portfolio Whole Loan, or materially expand the scope of any Benchmark 2020-B18 Servicer’s responsibilities under the Agellan Portfolio Intercreditor Agreement.

During the continuance of a Agellan Portfolio Control Appraisal Period, the holder of the Agellan Portfolio Mortgage Loan (or the servicer acting on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the Agellan Portfolio Controlling Class Representative pursuant to the Benchmark 2020-B18 PSA with respect to any Agellan Portfolio Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Agellan Portfolio Whole Loan, to each holder of the notes of the Agellan Portfolio Whole Loan other than the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Subordinate Companion Loan (or the controlling class representative thereof) (each such holder, a “Non-Controlling Note Holder”), within the same time frame it is required to provide to the Agellan Portfolio Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the Agellan Portfolio Controlling Class Representative under the Benchmark 2020-B18 PSA due to the occurrence of a Benchmark 2020-B18 Control Termination Event or a Benchmark 2020-B18 Consultation Termination Event).

In addition to the consultation rights of each Non-Controlling Note Holder (or its representative), during the continuance of a Agellan Portfolio Control Appraisal Period, the Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Benchmark 2020-B18 Servicer) with the holder of the Agellan Portfolio Mortgage Loan (or the servicer acting on its behalf) at the offices of the Benchmark 2020-B18 Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Benchmark 2020-B18 Servicer, as applicable, in which servicing issues related to the Agellan Portfolio Whole Loan are discussed.

“Agellan Portfolio Major Decision” means a Major Decision under the Benchmark 2020-B18 PSA or, at any time that Note A-1 is not included in a securitization:

i.	any workout or other change to any Agellan Portfolio Whole Loan that would result in any modification of, or waiver with respect to, the Agellan Portfolio Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Agellan Portfolio Whole Loan or a modification or waiver of any other monetary term of the Agellan Portfolio Whole Loan relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the Mortgage Loan documents or a modification or waiver of any material non-monetary provision of the Agellan Portfolio Whole Loan, including but not limited to provisions which restrict the borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Property or the borrower;

ii.	any modification of, or waiver with respect to, the Agellan Portfolio Whole Loan that would result in a discounted pay-off of the Agellan Portfolio Subordinate Companion Loan;

iii.	any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an Event of Default;

iv.	any material direct or indirect sale of all or any material portion of the Mortgaged Property or REO Property;

v.	any determination to bring the REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the REO Property;

vi.	any substitution, release or addition of collateral for the Agellan Portfolio Whole Loan other than those required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion;

vii.	any release of the borrower or guarantor from liability with respect to the Agellan Portfolio Whole Loan including, without limitation, by acceptance of an assumption of the Agellan Portfolio Whole Loan by a successor borrower or replacement guarantor except as expressly permitted by the Mortgage Loan documents;

viii.	any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (2) accelerate the Agellan Portfolio Whole Loan (other than automatic accelerations pursuant to the Mortgage Loan documents);

ix.	any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, except in each case as expressly permitted by the Mortgage Loan documents;

x.	any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent the lender’s approval is required by the Mortgage Loan documents);

xi.	the waiver or modification of any documentation relating to the guarantor’s obligations under the guaranty;

xii.	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower unless any option to purchase the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans pursuant to the Agellan Portfolio Intercreditor Agreement has expired or been waived under the Agellan Portfolio Intercreditor Agreement;

xiii.	any determination of an Acceptable Insurance Default (as defined in the Benchmark 2020-B18 PSA) with respect to the Mortgaged Property;

xiv.	the approval of any Annual Budget (as defined in the Mortgage Loan documents), to the extent the lender has such approval under the Mortgage Loan documents;

xv.	the approval of any Major Lease (as defined in the Mortgage Loan documents), to the extent the lender has such approval under the Mortgage Loan documents; and

xvi.	the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the Mortgage Loan documents and for which there is no material lender discretion.

A “Benchmark 2020-B18 Control Termination Event” will occur when (a) the Class F certificates under the Benchmark 2020-B18 PSA have a certificate balance (taking into account the application of any Cumulative Appraisal Reduction Amounts (as defined in the Benchmark 2020-B18 PSA) to notionally reduce the certificate balance of such class) reduced to less than 25% of the initial certificate balance of that class; provided, that a Benchmark 2020-B18 Control Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of pooled principal balance certificates under the Benchmark 2020-B18 PSA other than the Class F, Class G or Class H-RR certificates under the Benchmark 2020-B18 PSA have been reduced to zero and (b) the Agellan Portfolio Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring.

A “Benchmark 2020-B18 Consultation Termination Event” will occur when (a) none of the Class F, Class G or Class H-RR certificates under the Benchmark 2020-B18 PSA has a then-outstanding certificate balance (without regard to the application of any Cumulative Appraisal Reduction Amounts (as defined in the Benchmark 2020-B18 PSA)) equal to at least 25% of the initial certificate balance of that class; provided, that a Benchmark 2020-B18 Consultation Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of pooled principal balance certificates other than the Class F, Class G or Class H-RR certificates under the Benchmark 2020-B18 PSA have been reduced to zero and (b) the Agellan Portfolio Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Mortgage Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

Cure Rights

In the event that the borrower of the Agellan Portfolio Whole Loan fails to make any payment of principal or interest on the Agellan Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a Agellan Portfolio Control Appraisal Period has occurred and is continuing, the holder of the Agellan Portfolio Subordinate Companion Loan will have the right to cure such event of default, subject to certain limitations set forth in the Agellan Portfolio Intercreditor Agreement. The holder of the Agellan Portfolio Subordinate Companion Loan will be limited to four cures of monetary defaults, no more than three of which may be consecutive, or cures of non-monetary defaults. The holder of the Agellan Portfolio Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Notwithstanding the foregoing, prior to the securitization of the Agellan Portfolio Subordinate Companion Loan, the foregoing will apply. If the Agellan Portfolio Subordinate Companion Loan is securitized and for so long as the Agellan Portfolio Subordinate Companion Loan is an asset of the issuing entity related to such securitization, the foregoing will not apply and have no force or effect.

Purchase Option

If an event of default with respect to Agellan Portfolio Whole Loan has occurred and is continuing, the holder of the Agellan Portfolio Subordinate Companion Loan will have the option to purchase the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans, (b) accrued and unpaid interest on the Agellan Portfolio Mortgage Loan and the Agellan Portfolio Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Agellan Portfolio Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Agellan Portfolio Mortgage Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Agellan Portfolio Whole Loan to the Benchmark 2020-B18 Asset Representations Reviewer, (g) if (i) the borrower or borrower related party is the purchaser or (ii) if the Agellan Portfolio Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Agellan Portfolio Intercreditor Agreement, any liquidation or workout fees, and (h) certain additional amounts to the extent provided for in the Agellan Portfolio Intercreditor Agreement.

Notwithstanding the foregoing, prior to the securitization of the Agellan Portfolio Subordinate Companion Loan, the foregoing purchase option will apply. If the Agellan Portfolio Subordinate Companion Loan is securitized and for so long as the Agellan Portfolio Subordinate Companion Loan is an asset of the issuing entity related to such securitization, the foregoing purchase option will not apply and have no force or effect.

Special Servicer Appointment Rights

Pursuant to the terms of the Agellan Portfolio Intercreditor Agreement and the Benchmark 2020-B18 PSA, the holder of the Agellan Portfolio Subordinate Companion Loan (prior to the occurrence and continuance of a Agellan Portfolio Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the Agellan Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The related Outside Serviced Directing Holder under the Benchmark 2020-B18 PSA (after the occurrence and continuance of a Agellan Portfolio Control Appraisal Period and prior to the occurrence and continuance of a Benchmark 2020-B18 Control Termination Event), and the applicable certificateholders with the requisite percentage of Voting Rights (after the occurrence and continuance of a Agellan Portfolio Control Appraisal Period and the occurrence and continuance of Benchmark 2020-B18 Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the Agellan Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2019, of JPMorgan Chase & Co., the 2019 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by the depositor. In its fiscal year ended December 31, 2019, JPMCB originated and securitized approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 15, 2020, which is the same date of JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the three year period ending June 30, 2020, please refer to each Form ABS-15G filed by the depositor as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) that includes information related to JPMCB for additional information with respect to the repurchase or replacement requests made in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations during such period.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention” and the Class R Certificates. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI“) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor“ or “Mortgage Loan Seller“, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans“. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC“), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

With respect to the 120 Wall Street Whole Loan, which was originated by Wells Fargo Bank, National Association, JPMCB and CREFI, portions of which are being sold by JPMCB and CREFI, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex F-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex F-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex F-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool (considering any Crossed Mortgage Loans as a single Mortgage Loan), and the abbreviated loan summaries for those of the CREFI Mortgage Loans (considering any Crossed Mortgage Loan as a single Mortgage Loan) included in the next 5 largest Mortgage Loans in the Mortgage Pool, which the loan summaries and the abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex F-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex F-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex F-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex F-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act.

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2020. CREFI’s Central Index Key is 0001701238. With respect to the period from and including October 1, 2017 to September 30, 2020, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Deutsche Bank AG, New York Branch (“DBNY”) or DBR Investments Co. Limited, a Cayman Islands exempted company incorporated in the Cayman Islands (“DBRI“), each an affiliate of GACC, originated (either directly, or, in some cases, through table funding arrangements), all of the GACC Mortgage Loans, except with respect to (i) the MGM Grand & Mandalay Bay Whole Loan, which was co-originated by DBNY, CREFI, Barclays Capital Real Estate Inc. and Société Générale Financial Corporation and (ii) the Moffett Place - Building 6 Whole Loan, which was co-originated by DBRI and JPMCB.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBRI, an originator, DBNY, an originator and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. DBRI will sell the GACC Mortgage Loans to GACC on the Closing Date. Prior to the date of this prospectus, DBRI purchased for cash from DBNY a 100% equity participation in each of the GACC Mortgage Loans originated by DBNY. DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans to GACC on the Closing Date. During the period from DBRI’s purchase of such participation interests to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans. It is also expected that DBRI will hold a 100% equity participation in one or more MGM Grand & Mandalay Bay Companion Loans after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ“) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2020 is approximately $85.363 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates may rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as a sponsor of the securitization described in this prospectus and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the MGM Grand & Mandalay Bay Whole Loan, which was co-originated by CREFI, Barclays Capital Real Estate Inc., DBNY, and Société Générale Financial Corporation, portions of which are being sold by GACC and CREFI, the CREFI Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by a DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and DBNY are each an originator and are affiliated with GACC, with each other and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Disclosed above are DBRI’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from DBRI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBRI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBRI made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), the Mortgage Loan is structured with a 10-year ARD and a 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan of 35.5% in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for hospitality properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan based on annual master lease rents of 4.95x, in comparison to a net cash flow debt service coverage ratio of 1.50x that is provided for in GACC’s underwriting guidelines for hospitality properties and (iii) the experience of the loan sponsors and their affiliates. One of the borrower sponsors for the MGM Grand & Mandalay Bay Mortgage Loan is a subsidiary of Blackstone Real Estate Income Trust, Inc.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2020. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2017 to and including June 30, 2020, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire in the future, pursuant to secondary market transactions, certain classes of certificates. GACC and/or any affiliate will have the right to dispose of any certificates held thereby at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General.

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of GS Bank, an originator and the initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool – Co-Originated or Third-Party Originated Mortgage Loans” in this Prospectus.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program.

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2019, GSMC originated or acquired approximately 3,045 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $132.7 billion. As of December 31, 2019, GSMC had acted as a sponsor and mortgage loan seller on approximately 211 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion and $9,960 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and 2019, respectively.

Review of GSMC Mortgage Loans.

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex G-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans and groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex A-3—Description of the Top Fifteen

Mortgage Loans and Cross-Collateralized Groups and Additional Mortgage Loan Information”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes.

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex F-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the

Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The 711 Fifth Avenue Whole Loan was co-originated by GS Bank and Bank of America, N.A. The 333 South Wabash Whole Loan was co-originated by GS Bank, American General Life Insurance Company, The Variable Annuity Life Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA., and American Home Assurance Company.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act.

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 13, 2020. GSMC’s Central Index Key is 0001541502. With respect to the period from and including July 1, 2017 to and including June 30, 2020, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the RR Interest. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the RR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owner.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owner upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2020-B20 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owner and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee and Certificate Administrator”, “—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.97 trillion in assets and approximately 266,000 employees as of June 30, 2020, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2020, Wells Fargo Bank was acting as trustee on approximately 401 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $197 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2020, Wells Fargo Bank was acting as securities administrator with respect to more than $549 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2020, Wells Fargo Bank was acting as custodian of more than 288,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For four CMBS transactions, Wells Fargo Bank, disclosed transaction-level noncompliance on its 2019 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For two CMBS transactions, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. For two CMBS transactions, a technical issue caused a wire processing delay that resulted in a portion of the distribution for each transaction to occur one business day late. Wells Fargo Bank has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

Beginning on June 18, 2014, a group of institutional investors filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York, against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts.  The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee's alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In November 2018, Wells Fargo Bank reached an agreement, in which it denied any wrongdoing, to resolve such claims on a classwide basis for the 271 RMBS trusts at issue.  On May 6, 2019, the court entered an order approving the settlement agreement.  Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement.  With respect to such litigations, Wells

Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo Bank has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo Bank notice of their representation and warranty breaches.

With respect to each of the foregoing litigations, Wells Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the related RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the Certificates to Investors on the Closing Date, will be entitled at their discretion to acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Non-Serviced Mortgage Loans and Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“DBRS Morningstar”)and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “above average” and DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. Furthermore, Midland’s business continuity and disaster recover plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2020, Midland was master and/or primary servicing approximately 28,094 commercial and multifamily mortgage loans with a principal balance of approximately $486 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 12,071 of such loans, with a total principal balance of approximately $242 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland assisted KKR CMBS II Aggregator Type 1 L.P. or its affiliate with due diligence relating to the Mortgage Loans.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$351	$387
Total	$486	$532	$606

As of September 30, 2020, Midland was named the special servicer in approximately 390 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $169 billion. With respect to such transactions as of such date, Midland was administering approximately 386 assets with an outstanding principal balance of approximately $7.5 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2017 to 2019.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder (or equivalent entity), any holder of a Companion Loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related Intercreditor Agreement and limitations on the right of such person to remove or replace the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GSMC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain GSMC Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also (i) the master servicer and special servicer of the Agellan Portfolio Whole Loan, which is serviced under the Benchmark 2020-B18 PSA (ii) the master servicer of the 333 South Wabash, Redmond Town Center, Coleman Highline, USAA Plano and Amazon Industrial Portfolio Whole Loans, which are serviced under the Benchmark 2020-B19 PSA.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and expects to move to an automated solution for this process.

The foregoing information regarding Midland under this section titled “—The Master Servicer and Special Servicer” has been provided by Midland.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform uses specialized compliance checking software and has a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other advisory assignments.

As of September 30, 2020, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 203 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $185 billion. As of September 30, 2020, Pentalpha Surveillance was acting as asset representations reviewer for approximately 83 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $78 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. JPMCB has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The “VRR Interest” is an interest in the issuing entity representing the right to receive approximately (but not less than) 5.0% of all amounts collected on the Mortgage Loans (net of expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates, the Class S Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates and the Class S Certificates on each Distribution Date). The two types of interests comprising the VRR Interest will be (i) an uncertificated interest acquired by GS Bank (or its MOA) as described below (the “RR Interest”) and (ii) the definitive Class RR certificates acquired by the Retaining Sponsor (or its MOA) and CREFI (or its MOA) as described below (the “Class RR Certificates”). The VRR Interest will constitute an “eligible vertical interest” (as defined in the Credit Risk Retention Rules) in the issuing entity and will have an aggregate initial VRR Interest Balance of $45,174,444. The owner of the RR Interest is referred to as the “RR Interest Owner” and the RR Interest Owner and the holders of the Class RR Certificates are referred to collectively as the “VRR Interest Owners”;

●	The Retaining Sponsor is expected to retain a portion of the VRR Interest, in the form of Class RR Certificates, with a VRR Interest Balance equal to $28,689,822, representing approximately 63.5% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”);

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI in the form of Class RR Certificates, with a VRR Interest Balance equal to $6,730,622, representing approximately 14.9% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 37.0% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; CREFI is expected to acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired on the Closing Date by GS Bank (or its MOA), in the form of the RR Interest, with a VRR Interest Balance equal to $9,754,000 (the “Original RR Interest Balance”), representing approximately 21.6% of the entire VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion”); GS Bank originated Mortgage Loans representing approximately 21.6% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; GS Bank is expected to acquire the GS Bank VRR Interest Portion from the Retaining Sponsor on the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 43.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

“VRR Percentage” means a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

The Retaining Sponsor, CREFI and GS Bank (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §43.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates and the Class S Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the sum of (i) the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such

Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest, pro rata based on the VRR Interest Balances of each of the RR Interest and the Class RR certificates; and, in connection therewith, the VRR Interest Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, to reimburse (with interest) prior write-offs of the VRR Interest Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date (the “VRR Interest Rate”).

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

“RR Interest Balance” means, with respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the VRR Interest”, (b) any VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth and Twenty-eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth and Twenty-ninth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date and the VRR Interest, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess

Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Description of the Certificates

General

The certificates will be issued and the RR interest will be created pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

The Benchmark 2020-B20 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B20 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class NR, Class S, Class R and Class RR.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class NR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Certificates (other than the Class RR and Class S certificates and the Residual Certificates) are collectively referred to in this prospectus as the “Non-VRR Certificates”. The Class RR certificates and the RR Interest are collectively referred to in this prospectus as the “VRR Interest”.

Upon initial issuance, the Principal Balance Certificates and the Class RR Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, and the RR Interest will have the respective interest balance, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$13,046,000
A-2	$69,728,000
A-3	$68,875,000
A-4	$170,000,000
A-5	$260,642,000
A-SB	$18,529,000
X-A	$667,339,000
X-B	$79,394,000
A-S	$66,519,000
B	$38,624,000
C	$40,770,000
Non-Offered Certificates and RR Interest
X-D	$50,426,000
X-F	$12,875,000
X-G	$10,729,000
X-H	$8,583,000
X-NR	$28,968,432
D	$28,968,000
E	$21,458,000
F	$12,875,000
G	$10,729,000
H	$8,583,000
NR	$28,968,432
RR	$35,420,444
RR Interest	$9,754,000

The “Certificate Balance” of any class of Principal Balance Certificates or Class RR certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class RR certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $667,339,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balance of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $79,394,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $50,426,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $12,875,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $10,729,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates outstanding from time to time. The initial Notional Amount of the Class X-H certificates will be approximately $8,583,000. The Notional Amount of the Class X-NR certificates will equal the Certificate Balance of the Class NR certificates outstanding from time to time. The initial Notional Amount of the Class X-NR certificates will be approximately $28,968,432.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in November 2020.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (and the RR Interest Owner) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders and the RR Interest Owner;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount for such Distribution Date (such sum, the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Non-VRR Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Non-VRR Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Non-VRR Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Non-VRR Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Non-VRR Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Non-VRR Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-eighth, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates and the Class H certificates have been reduced to zero, to the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class NR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Non-VRR Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 0.5563%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 1.7503%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 1.9454%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 1.7462%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 2.0341%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 1.8509%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 2.3748%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 2.5266%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the lesser of (i) 3.3856% and (ii) the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.0000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 2.0000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 2.2500%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 2.2500%.

The Pass-Through Rate on the Class H certificates will be a per annum rate equal to 2.2500%.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to 2.2500%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for such Distribution Date.

The Pass-Through Rate for the Class X-H certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class H certificates for such Distribution Date.

The Pass-Through Rate for the Class X-NR certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class NR certificates for such Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the VRR Interest Rate.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date; and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Non-VRR Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Non-VRR Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Non-VRR Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex H. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex H. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Non-VRR Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan

(including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owner or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections);

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation)

at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, a portion of the prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period in an amount equal to the product of (x) the Non-VRR Percentage and (y) the aggregate of the prepayment premiums and Yield Maintenance Charges collected in respect of the Mortgage Loans for the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates other than the Class X-F, Class X-G, Class X-H, Class X-NR, Class F, Class G, Class H and Class NR Certificates in the following manner: (1) pro rata, among (u) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (v) the group of the Class X-B, Class B and Class C certificates (the “YM Group B”), and (w) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”, and collectively with the YM Group A and the YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: with respect to each YM Group, (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph. On each Distribution Date, the VRR Interest will be entitled to prepayment premiums and Yield Maintenance Charges in an amount equal to the product of (x) the VRR Percentage and (y) all prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-H, Class X-NR, Class F, Class G, Class H, Class NR, Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-NR certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, the Non-VRR Percentage of all prepayment premiums and Yield Maintenance Charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-D certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates and the RR Interest is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates or the RR Interest Balance of the RR Interest, as applicable, would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	March 2025
Class A-2	October 2025
Class A-3	October 2027
Class A-4	March 2030
Class A-5	October 2030
Class A-SB	March 2030
Class X-A	October 2030
Class X-B	October 2030
Class A-S	October 2030
Class B	October 2030
Class C	October 2030

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in October 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)        the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125%per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing, (other than with respect to an Excluded Loan), the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, are the “Excess Prepayment Interest Shortfall”).

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H and Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-VRR Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to the Non-VRR Certificates prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Non-VRR Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-VRR Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Non-VRR Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2,

Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Non-VRR Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates, the Class H certificates and the Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to Certificateholders and the RR Interest Owner on that date, the certificate administrator will be required to calculate the Non-VRR Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Non-VRR Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Non-VRR Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class H certificates;

third, to the Class G certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Realized Losses among the Senior

Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Non-VRR Realized Losses. VRR Realized Losses, rather than Non-VRR Realized Losses, will be allocated to the VRR Interest. The VRR Realized Losses and the Non-VRR Realized Losses are referred to in this prospectus as “Realized Losses”. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount or VRR Interest Balance, as the case may be, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Non-VRR Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders and the RR Interest Owner; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and the RR Interest Owner of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or the RR Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and in reduction in the RR Interest Balance of the RR Interest and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, RR Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owner to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)         a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)         a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)         a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)         a CREFC® advance recovery report;

(5)         a CREFC® total loan report;

(6)         a CREFC® operating statement analysis report;

(7)         a CREFC® comparative financial status report;

(8)         a CREFC® net operating income adjustment worksheet;

(9)         a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)       a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owner by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2021, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2021, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be each of (i) the party selected by JPMCB (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by GS Bank (such party, the “VRR-B Risk Retention Consultation Party”), and (iii) the party selected by CREFI (such party, the “VRR-C Risk Retention Consultation Party”), in each case as a holder of a portion of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of each Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from JPMCB (in the case of the VRR-A Risk Retention Consultation Party), GS Bank (in the case of the VRR-B Risk Retention Consultation Party) or CREFI (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Parties are expected to be JPMCB, GSMC and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means (a) with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the RR Interest Owner, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR certificates) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or the RR Interest Owner that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or the RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owner may have under the PSA. Certificateholders and the RR Interest Owner will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates or the RR Interest;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the RR Interest Owner of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders or the RR Interest Owner of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owner and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, the RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owner and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, the RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the RR Interest Owner only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates and the Class RR certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the Class RR certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. None of the Class S and Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”, “—Certificateholder Communication” and ”—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect

Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of all or a portion of a certificate evidencing the Class RR certificates must be consented to by the retaining sponsor and the depositor and may be subject to any additional requirements pursuant to the PSA. The Class RR certificates will be evidenced by one or more certificates and are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a

“Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2020-B20

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an ”MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which CREFI, GACC and JPMCB are selling Mortgage Loans, the 120 Wall Street Mortgage Loan and the MGM Grand & Mandalay Bay Mortgage Loan will each constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by CREFI, GACC or JPMCB, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)         the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)       an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)        the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)        an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)        the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)       originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)      the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)        an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)       the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)      the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)       the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)      the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)     the original or a copy of all related environmental insurance policies; and

(xix)     a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the 120 Wall Street Mortgage Loan and the MGM Grand & Mandalay Bay Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)         the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)         the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)       any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      a copy of all related environmental reports; and

(xiv)      a copy of all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of the insurance consultant report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)      a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)     a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)      a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1, Annex F-1 and Annex G-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2, Annex F-2 and Annex G-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or the RR Interest Owner in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s discovery of any Material Defect;

(y)   such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (z); or

(z)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)     cure such Material Defect in all material respects, at its own expense,

(b)     repurchase the affected Mortgage Loan or REO Loan (or, in the case of the MGM Grand & Mandalay Bay Mortgage Loan and the 120 Wall Street Mortgage Loan, the applicable portion of each thereof) at the Purchase Price, or

(c)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the 120 Wall Street Mortgage Loan and the MGM Grand & Mandalay Bay Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the trustee or custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the MGM Grand & Mandalay Bay Mortgage Loan and the 120 Wall Street Mortgage Loan, the applicable portion of each thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect,

(ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the 120 Wall Street Mortgage Loan and the MGM Grand & Mandalay Bay Mortgage Loan, the applicable portion of each thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, in the case of a Material Defect with respect to the 120 Wall Street Mortgage Loan and the MGM Grand & Mandalay Bay Mortgage Loan, each of JPMCB and CREFI will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the 120 Wall Street Mortgage Loan was a separate Mortgage Loan, and each of CREFI and GACC will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the MGM Grand & Mandalay Bay Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the 120 Wall Street Mortgage Loan and the MGM Grand & Mandalay Bay Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)        have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)        have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)        constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)        have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)      not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)       have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)        be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the RR Interest Owner and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the 120 Wall Street Mortgage Loan (7.7%), which was co-originated by Wells Fargo Bank, National Association, JPMCB and CREFI and the MGM Grand & Mandalay Bay Mortgage Loan (7.7%), which was co-originated by CREFI, Barclays Capital Real Estate Inc., GACC and Société Générale Financial Corporation, each of JPMCB and CREFI will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the 120 Wall Street Mortgage Loan that it sold to the depositor (approximately 50.00% and 50.00% with respect to JPMCB and CREFI, respectively), and each of CREFI and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the MGM Grand & Mandalay Bay Mortgage Loan that it sold to the depositor (approximately 66.67% and 33.33% with respect to CREFI and GACC, respectively). It is possible that under certain circumstances only one of JPMCB and CREFI will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the 120 Wall Street Mortgage Loan if there is a Material Defect. It is also possible that under certain circumstances only one of CREFI and GACC will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the MGM Grand & Mandalay Bay Mortgage Loan if there is a Material Defect. JPMCB and CREFI will be the mortgage loan sellers with respect to an approximately 50.00% interest and 50.00% interest, respectively, in the 120 Wall Street Mortgage Loan. CREFI and GACC will be the mortgage loan sellers with respect to an approximately 66.67% interest and 33.33% interest, respectively, in the MGM Grand & Mandalay Bay Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the 120 Wall Street Whole Loan and/or the MGM Grand & Mandalay Bay Whole Loan will continue to be serviced and administered under the applicable PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the 120 Wall Street Whole Loan and/or the MGM Grand & Mandalay Bay from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and ”—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to a Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the RR Interest Owner. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owner the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders and the RR Interest Owner (as a collective whole as if such Certificateholders and the RR Interest Owner constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owner and the holder of the related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make Advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-

servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owner. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO

Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon, and may be conclusively relied upon by, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their ”as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced

Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this and the immediately preceding paragraph will be conclusive and binding on the Certificateholders and the RR Interest Owner, and, with respect to a non-recoverability determination made by the special servicer, will be conclusive and binding on, and may be conclusively relied upon by, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the

Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Non-VRR Certificates and (ii) VRR Available Funds to the VRR Interest Owners as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account“), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Non-VRR Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Non-VRR Certificates and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited (i) into the Non-VRR Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and (ii) into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Non-VRR Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Principal Balance Certificates (including to reimburse for Non-VRR Realized Losses previously allocated to such certificates), and amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Available Funds to all amounts due and payable to the VRR Interest Owners (including to reimburse for the VRR Realized Losses previously allocated to the VRR Interest). Any remaining amounts will be held in the Non-VRR Gain-on-Sale Reserve Account and VRR Interest Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the

Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee,

the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, any Companion Loan and any Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.001875% to 0.04250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions regardless of who processes such decision provided, however, that the master servicer will receive 0% of any COVID Modification Fees;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00125%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.000625% to 0.03300% per annum with respect to such Non-Serviced Mortgage Loan (or, in the case of the 120 Wall Street Mortgage Loan after the related Servicing Shift Securitization Date, 0.00125% per annum), which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of$3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess

Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan during a related Imminent Default Liquidation Fee Restricted Period) or REO Property (except with respect to any Non-Serviced Mortgage Loan), (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller's obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)      within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)     the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of COVID Modification Fees,

(ii)     100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying assumption transaction,

(iii)     100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)     50% of all Excess Modification Fees (other than COVID Modification Fees) and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision regardless of who processes such decision,

(v)      late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date;

(vi)     with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds; and

(vii)    100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, that no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during any Imminent Default Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Workout Fee or any fee payable by the related borrower during any Imminent Default Workout Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Liquidation Fee or any fee payable by the related borrower during any Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Fee Restricted Period” means any Imminent Default Workout Fee Restricted Period or Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Workout Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the earlier of (i) the date (if any) on which such Specially

Serviced Loan is modified and (ii) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y), (5) or (7) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

An “Imminent Default Liquidation Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, where (A) a payment default has occurred with respect to the related balloon payment and (B) the borrower has provided prior to the related maturity date a Refinancing/P&S Document in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, during the period commencing upon the date of such payment default and ending on the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default, (iii) the date that the related borrower fails to make the Assumed Scheduled Payment, and (iv) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) or (5) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (5) or (7) of the definition of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer will be required to deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) of the definition of “Servicing Transfer Event” and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO

Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00853%per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00270% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the RR Interest as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal  the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owner, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)        120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)        the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)        30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)        30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)        60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)        a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)        immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary in the definition of Appraisal Reduction Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3), (4), (5) or (7) of the definition of Appraisal Reduction Event) or the entry into of a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement.

The “COVID Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i)        prior to the modification or forbearance or waiver, the related borrower certified to the Special Servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID Emergency;

(ii)        the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b), in each instance, as may be reasonably determined by the special servicer in its discretion in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID Emergency;

(iii)        the related COVID Modification Agreement is entered into no later than the date that is 3 months following the cancellation of the COVID Emergency;

(iv)        if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is forborne or deemed no longer outstanding;

(v)        any COVID Modification Agreement requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 21 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(vi)        the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer, ((i) prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder and (ii) in consultation with the special servicer, provided that the special servicer will be entitled to consult for a period of no longer than two (2) business days, so long as the special servicer provided the related appraisal more than two (2) business days prior to the related Determination Date for the Collection Period during which the related appraisal is received by the special servicer), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.   the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) by an appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information in the special servicer’s possession requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owner. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of Non-VRR Certificates then-outstanding (i.e., first, to the Class NR certificates; second, to the Class H certificates; third, to the Class G certificates; fourth, to the Class F certificates; fifth, to the Class E certificates; sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances”.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates, on the other hand, based on the VRR Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, and fifth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining Voting Rights and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or

Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan and after consultation with the Risk Retention Consultation Parties) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the RR Interest Owner. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing

Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses".

Borrowers may request payment forbearance because of COVID-19 related financial hardship. Subject to the conditions relating to COVID Modifications, the special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to the 2021 calendar year, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were specifically covered by Revenue Procedure 2020-26), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is specifically covered by Revenue Procedure 2020-26, (ii) such forbearance is permitted under another provision of the PSA (including forbearances due to default or reasonably foreseeable default) and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment”.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to $30,000 (“COVID Modification Fees”) (plus reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) and may only be borne by the related borrower, not the issuing entity.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the third preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)     grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)     approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)     approving annual operating budgets other than as set forth in clause (xviii) of the definition of “Major Decisions”;

(iv)     subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)     approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)     granting waivers of minor covenant defaults (other than financial covenants);

(vii)     to the extent not a Major Decision pursuant to clause (x) of the definition of Major Decision, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, free rent or rent credit reserves pursuant to an approved lease, tenant improvements pursuant to an approved lease and leasing commissions pursuant to an approved lease, other than a funding or disbursement listed in the proviso below, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(viii)     any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)     approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)     any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)     consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)     consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)     grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)     any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)     any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination; and

(xvi)     grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially

Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan (including, for the avoidance of doubt, any property management changes), the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder, unless the Directing Certificateholder notifies the special servicer it does not want to receive such notices), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the

Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted on a strictly non-binding basis with the Risk Retention Consultation Parties and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted with the Risk Retention Consultation Parties on a strictly non-binding basis and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement. No master servicer or special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2022) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2022, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the

PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2021 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under "Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports". Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include a delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer or the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or, if Midland is not both the master servicer and the special servicer, the special servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the RR Interest Owner (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer or, if Midland is not both the master servicer and the special servicer, the special servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owner (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding anything to the contrary in the definition of Special Servicing Transfer Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3) or (4) of the definition of “Special Servicing Transfer Event”) will constitute a Special Servicing Transfer Event under the Pooling and Servicing Agreement, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion

Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owner with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders and the RR Interest Owner, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owner; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process. The operating advisor’s review of any such Final Asset Status Report will only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the RR Interest Owner (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owner as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan), will be entitled to consult on a strictly non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owner, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owner is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owner to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owner. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders and the RR

Interest Owner or, in the case of a Serviced Whole Loan, Certificateholders, the RR Interest Owner and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Companion Holder constituted a single lender and (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Parties in accordance with the PSA), such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owner and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders, the RR Interest Owner and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) (which consultation will be on a non-binding basis) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owner and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of

Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owner, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be:

(A)   with respect to each Serviced Mortgage Loan (other than any Servicing Shift Whole Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder; and

(B)   with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder.

The initial Trust Directing Certificateholder is expected to be KKR Real Estate Credit Opportunity Partners II L.P.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR certificates.

The “Control Eligible Certificates” will be any of the Class H and Class NR certificates.

The “Loan-Specific Directing Holder” with respect to any Servicing Shift Whole Loan, prior to the applicable Servicing Shift Securitization Date, the holder of the related Control Note. On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs, COVID Modifications and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xiii) of the definition of Master Servicer Decision;

(iii)    any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)    any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)     any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement as described under clause (xiv) of the definition of “Master Servicer Decision”;

(vii)     consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     any determination of an Acceptable Insurance Default;

(ix)     (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield (in each case calculated based on the trailing 12 month financial statements for the related quarterly reporting period) for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period calculated based on the trailing 12 month financial statements for such quarterly reporting period; provided that if the related borrower is delinquent in providing any financial statements, then the test provided for in this clause (y) will be deemed to have failed and related property management company changes will be deemed to be a “Major Decision” until such financial statements are provided; or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)     any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to any Mortgage Loan that is not a Specially Serviced Loan, any Routine Disbursements; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage

Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(xi)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)     approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)     determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property);

(xvii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xviii)     approving annual operating budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.40x (to the extent lender approval is required under the Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related mortgagor

(excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan); and

(xix)     approving waivers regarding the receipt of financial statements other than as provided in clause (ii) of the definition of “Master Servicer Decisions”.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent and the Directing Certificateholder’s consent.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package”) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class H certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class H and Class NR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor is necessary to protect the interests of the Certificateholders and the RR Interest Owner (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owner and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder, any Risk Retention Consultation Party, any Companion Loan holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, a Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owner.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders and the RR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or the RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more companion loan holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more companion loan holders) over the interests of the holders of one or more other classes of certificates or RR Interest; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder or RR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder and RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the holders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder, the RR Interest, the RR Interest Owner or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the RR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance LLC is also expected to be the operating advisor under the Benchmark 2020-B19 PSA with respect to the 333 South Wabash Whole Loan, the Redmond Town Center Whole Loan, the USAA Plano Whole Loan and the Amazon Industrial Portfolio Whole Loan, and in this capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the Benchmark 2020-B19 PSA that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)   recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)    after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owner and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan sellers, the depositor, the master servicer, the special servicer, the asset representations reviewer, any Risk Retention Consultation Party, the RR Interest Owner, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the RR Interest Owner), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)     the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause, and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders, any Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Parties and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders and the RR Interest Owner in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owner, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2012, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2015 and June 30, 2020 was approximately 13.1%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 23.8% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an

Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Parties, the RR Interest Owner, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent

Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is neither affiliated with nor Risk Retention Affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the RR Interest Owner), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or

(ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owner and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)   may act solely in the interests of the applicable VRR Interest Owner;

(3)   does not have any liability or duties to the holders of any class of certificates;

(4)   may take actions that favor the interests of the holders of one or more classes (including the Class RR Certificates) or the RR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and/or the Class RR certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates and/or Class RR certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and/or Class RR certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable

Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owner, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and the RR Interest Owner of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders and the RR Interest Owner of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates and the Class RR certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates and the Class RR Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator's website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the Class RR certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan or the RR Interest Owner and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)     the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h)  under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h)  of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the

Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan or the RR Interest Owner, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owner (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners and the RR Interest Owner by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading "—Resolution of a Repurchase Request" will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the Class RR Certificateholder) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the RR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loans

The servicing of the Servicing Shift Mortgage Loan is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization related to such Servicing Shift PSA has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA is unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the BX 2020-VIVA TSA and the MOFT 2020-B6 TSA, which differ as described under “—Servicing of the Moffett Place - Building 6 Mortgage Loan”, “—Servicing of the MGM Grand & Mandalay Bay Mortgage Loan” below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2020-B20 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans; except that, in the case of the Non-Serviced PSA for each of the Moffett Place - Building 6 Whole Loan and the MGM Grand & Mandalay Bay Whole Loan, the related Non-Serviced PSA does not contain an express exception in the definition of “Appraisal Reduction Event” (or equivalent term) for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 emergency.

●	With respect to each of the Moffett Place - Building 6 Whole Loan and the MGM Grand & Mandalay Bay Whole Loan, the related Non-Serviced PSA does not contain an express exception to any servicing transfer events for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 emergency.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2020-B20 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related Non-Serviced Securitization Trust does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Non-Serviced PSA does not provide for any “risk retention consultation party”.

●	There is no operating advisor under the Non-Serviced PSA related to the Moffett Place - Building 6 Whole Loan or the MGM Grand & Mandalay Bay Whole Loan.

●	Under the Non-Serviced PSAs related to each of the Moffett Place - Building 6 Whole Loan, or the MGM Grand & Mandalay Bay Whole Loan, there is no asset representations reviewer and there is no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of Certain Non-Serviced AB Mortgage Loans

Servicing of the Moffett Place - Building 6 Mortgage Loan

The Moffett Place – Building 6 Mortgage Loan is being serviced pursuant to the MOFT 2020-B6 TSA. The servicing terms of the MOFT 2020-B6 TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MOFT 2020-B6 TSA earns a primary servicing fee with respect to the Moffett Place – Building 6 Mortgage Loan equal to 0.02000% per annum.

●	Upon the Moffett Place – Building 6 Mortgage Loan becoming a specially serviced loan under the MOFT 2020-B6 TSA, the related Non-Serviced Special Servicer under the MOFT 2020-B6 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the MOFT 2020-B6 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.

●	The related Non-Serviced Special Servicer under the MOFT 2020-B6 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Moffett Place – Building 6 Whole Loan”.

Servicing of the MGM Grand & Mandalay Bay Mortgage Loan

The MGM Grand & Mandalay Bay Mortgage Loan is being serviced pursuant to the BX 2020-VIVA TSA. The servicing terms of the BX 2020-VIVA TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2020-VIVA TSA earns a primary servicing fee with respect to the MGM Grand & Mandalay Bay Mortgage Loan equal to 0.000625% per annum.

●	Upon the MGM Grand & Mandalay Bay Mortgage Loan becoming a specially serviced loan under the BX 2020-VIVA TSA, the related Non-Serviced Special Servicer under the BX 2020-VIVA TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum, subject to an annual cap of $250,000.

●	The related Non-Serviced Special Servicer under the BX 2020-VIVA TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%, subject to a maximum workout fee of $2,500,000.

●	The related Non-Serviced Special Servicer under the BX 2020-VIVA TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%, subject to a maximum liquidation fee of $2,500,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of

Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owner, unless the Certificateholders or the RR Interest Owner have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owner of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and the RR Interest and (c) such holder (or holders) pay an amount equal to the VRR Interest’s proportionate share of the price specified in this prospectus or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if such right is being exercised after the Distribution Date in October 2030 and the MGM Grand & Mandalay Bay Mortgage Loan or the USAA Plano Mortgage Loan is still an asset of the issuing entity, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owner, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owner or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)     to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition or the RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owner (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owner, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owner or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates and the RR Interest Owner or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan or that otherwise materially and adversely affects the RR Interest Owner without the RR Interest Owner’s consent.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch (or, in the case of clauses (a)-(c), such other rating with respect to which a Rating Agency Confirmation is obtained); and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders the RR Interest Owner, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Ten (10) Mortgaged Properties (26.7%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Seven (7) Mortgaged Properties (20.6%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas. Twenty-four (24) Mortgaged Properties (10.5%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one or more of the 4 West 58th Street Pari Passu Companion Loans and the Troy Technology Park Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

CREFI, a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds multiple Pari Passu Companion Loans with respect to the MGM Grand & Mandalay Bay Whole Loan and three Pari Passu Companion Loans with respect to the Redmond Town Center Whole Loan.

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to all of the CREFI Mortgage Loans (32.4%) and the GSMC Mortgage Loans (11.2%), except for the related Mortgage File with respect to the CREFI Mortgage Loans and certain of the GSMC Mortgage Loans that are currently Non-Serviced Mortgage Loans.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBRI, an originator, and DBNY, an originator. DBRI or an affiliate currently holds a 100% equity participation interest in one or more of the MGM Grand & Mandalay Bay Passu Companion Loans.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to its inclusion in the issuing entity, three (3) Mortgage Loans to be contributed to this securitization by GACC, representing approximately 3.6% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans, including, prior to their inclusion in the issuing entity, eleven (11) Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 24.6% of the Initial Pool Balance.

GSMC is a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and an affiliate of Goldman Sachs & Co. LLC, an underwriter for the offering of the certificates and GS Bank, an originator and the holder of a portion of the VRR Interest. GS Bank or an affiliate currently holds one or more of the 711 Fifth Avenue Pari Passu Companion Loans and The Hub Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between GSMC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain GSMC Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also (i) the master servicer and special servicer of the Agellan Portfolio Whole Loan, which is serviced under the Benchmark 2020-B18 PSA, (ii) the master servicer of the 333 South Wabash, Redmond Town Center, Coleman Highline, USAA Plano and Amazon Industrial Portfolio Whole Loans, which are serviced under the Benchmark 2020-B19 PSA.

Midland Loan Services, a Division of PNC Bank, National Association, assisted KKR CMBS II Aggregator Type 1 L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Wells Fargo Bank, the Trustee and Certificate Administrator, is also (i) the trustee, certificate administrator and custodian with respect to the Agellan Portfolio Whole Loan which is serviced under the Benchmark 2020-B18 PSA, (ii) the certificate administrator and custodian with respect to the 711 Fifth Avenue Whole Loan, which is serviced under the GSMS 2020-GC47 PSA and (iii) the trustee, certificate administrator and custodian with respect to the Moffett Place-Building 6 Whole Loan, which is serviced under the MOFT 2020-B6 TSA.

Pentalpha Surveillance, LLC is also the operating advisor under the Benchmark 2020-B19 PSA, pursuant to which the 333 South Wabash Whole Loan, the Redmond Town Center Whole Loan, the USAA Plano Whole Loan and the Amazon Industrial Portfolio Whole Loan will be serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the

Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class X-NR certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Non-VRR Realized Loss and VRR Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and the RR Interest Owner in reduction of the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Non-VRR Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$667,339,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$79,394,000	Class B and Class C
Class X-D	$50,426,000	Class D and Class E
Class X-F	$12,875,000	Class F
Class X-G	$10,729,000	Class G
Class X-H	$8,583,000	Class H
Class X-NR	$28,968,432	Class NR

Certificateholders and the RR Interest Owner are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$667,339,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$79,394,000	Class B and Class C
Class X-D	$50,426,000	Class D and Class E
Class X-F	$12,875,000	Class F
Class X-G	$10,729,000	Class G
Class X-H	$8,583,000	Class H
Class X-NR	$28,968,432	Class NR

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in November 2020;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owner, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about October 30, 2020;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPY scenario);

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	84%	84%	84%	84%	84%
October 2022	65%	65%	65%	65%	65%
October 2023	40%	40%	40%	40%	40%
October 2024	12%	12%	12%	12%	12%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.48	2.47	2.47	2.47	2.47

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.65	4.64	4.62	4.60	4.41

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.96	6.94	6.92	6.89	6.66

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	83%	83%	83%	83%	83%
October 2029	70%	66%	61%	53%	0%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.00	8.96	8.91	8.83	8.55

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	83%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.79	9.76	9.71	9.66	9.38

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	79%	79%	79%	79%	79%
October 2027	56%	56%	56%	56%	56%
October 2028	33%	33%	33%	33%	33%
October 2029	9%	9%	9%	9%	9%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.25	7.25	7.25	7.25	7.25

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.93	9.68

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.96	9.71

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.96	9.71

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2020 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99995%	0.9588%	0.9605%	0.9608%	0.9608%	0.9608%
99.24995%	0.8556%	0.8568%	0.8571%	0.8571%	0.8571%
99.49995%	0.7527%	0.7535%	0.7537%	0.7537%	0.7537%
99.74995%	0.6502%	0.6506%	0.6507%	0.6507%	0.6507%
99.99995%	0.5481%	0.5481%	0.5481%	0.5481%	0.5481%
100.24995%	0.4464%	0.4459%	0.4459%	0.4459%	0.4459%
100.49995%	0.3451%	0.3442%	0.3440%	0.3440%	0.3440%
100.74995%	0.2441%	0.2427%	0.2425%	0.2425%	0.2425%
100.99995%	0.1435%	0.1417%	0.1413%	0.1413%	0.1413%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99989%	1.2950%	1.2941%	1.2927%	1.2904%	1.2707%
102.24989%	1.2399%	1.2389%	1.2373%	1.2348%	1.2128%
102.49989%	1.1849%	1.1838%	1.1821%	1.1793%	1.1549%
102.74989%	1.1301%	1.1289%	1.1270%	1.1240%	1.0973%
102.99989%	1.0755%	1.0742%	1.0721%	1.0688%	1.0398%
103.24989%	1.0210%	1.0196%	1.0174%	1.0138%	0.9824%
103.49989%	0.9667%	0.9652%	0.9628%	0.9589%	0.9253%
103.74989%	0.9125%	0.9109%	0.9083%	0.9042%	0.8682%
103.99989%	0.8585%	0.8567%	0.8540%	0.8497%	0.8114%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99955%	1.6353%	1.6346%	1.6337%	1.6323%	1.6221%
102.24955%	1.5975%	1.5967%	1.5957%	1.5942%	1.5827%
102.49955%	1.5597%	1.5589%	1.5578%	1.5561%	1.5434%
102.74955%	1.5221%	1.5212%	1.5200%	1.5181%	1.5042%
102.99955%	1.4846%	1.4836%	1.4823%	1.4803%	1.4651%
103.24955%	1.4472%	1.4461%	1.4447%	1.4425%	1.4262%
103.49955%	1.4099%	1.4087%	1.4072%	1.4049%	1.3873%
103.74955%	1.3727%	1.3714%	1.3698%	1.3673%	1.3486%
103.99955%	1.3356%	1.3342%	1.3325%	1.3299%	1.3099%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99989%	1.7444%	1.7443%	1.7443%	1.7442%	1.7440%
100.24989%	1.7142%	1.7140%	1.7138%	1.7135%	1.7123%
100.49989%	1.6841%	1.6838%	1.6834%	1.6828%	1.6807%
100.74989%	1.6540%	1.6536%	1.6531%	1.6523%	1.6492%
100.99989%	1.6241%	1.6235%	1.6228%	1.6218%	1.6178%
101.24989%	1.5942%	1.5935%	1.5927%	1.5914%	1.5865%
101.49989%	1.5645%	1.5636%	1.5626%	1.5611%	1.5553%
101.74989%	1.5348%	1.5338%	1.5326%	1.5308%	1.5241%
101.99989%	1.5051%	1.5041%	1.5027%	1.5007%	1.4930%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99963%	1.8091%	1.8084%	1.8074%	1.8062%	1.7999%
102.24963%	1.7814%	1.7805%	1.7795%	1.7781%	1.7711%
102.49963%	1.7537%	1.7528%	1.7516%	1.7501%	1.7423%
102.74963%	1.7261%	1.7251%	1.7238%	1.7221%	1.7137%
102.99963%	1.6986%	1.6975%	1.6961%	1.6943%	1.6851%
103.24963%	1.6712%	1.6700%	1.6685%	1.6665%	1.6566%
103.49963%	1.6438%	1.6426%	1.6409%	1.6388%	1.6281%
103.74963%	1.6165%	1.6152%	1.6135%	1.6112%	1.5998%
103.99963%	1.5893%	1.5879%	1.5860%	1.5836%	1.5715%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99970%	1.5532%	1.5532%	1.5532%	1.5532%	1.5533%
102.24970%	1.5169%	1.5169%	1.5169%	1.5169%	1.5170%
102.49970%	1.4807%	1.4807%	1.4807%	1.4807%	1.4808%
102.74970%	1.4446%	1.4446%	1.4446%	1.4446%	1.4447%
102.99970%	1.4086%	1.4086%	1.4086%	1.4086%	1.4087%
103.24970%	1.3727%	1.3727%	1.3727%	1.3727%	1.3728%
103.49970%	1.3370%	1.3370%	1.3370%	1.3370%	1.3370%
103.74970%	1.3013%	1.3013%	1.3013%	1.3013%	1.3013%
103.99970%	1.2657%	1.2657%	1.2657%	1.2657%	1.2657%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
10.66401%	5.9098%	5.8475%	5.7676%	5.6502%	5.0276%
10.91401%	5.3210%	5.2577%	5.1767%	5.0576%	4.4272%
11.16401%	4.7526%	4.6885%	4.6064%	4.4855%	3.8476%
11.41401%	4.2035%	4.1385%	4.0553%	3.9328%	3.2876%
11.66401%	3.6725%	3.6067%	3.5223%	3.3983%	2.7459%
11.91401%	3.1585%	3.0919%	3.0065%	2.8809%	2.2215%
12.16401%	2.6607%	2.5933%	2.5068%	2.3797%	1.7135%
12.41401%	2.1781%	2.1099%	2.0224%	1.8938%	1.2209%
12.66401%	1.7099%	1.6409%	1.5525%	1.4224%	0.7431%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
4.02465%	8.2961%	8.2987%	8.3023%	8.3079%	7.8749%
4.27465%	6.8282%	6.8312%	6.8352%	6.8416%	6.3923%
4.52465%	5.4861%	5.4895%	5.4940%	5.5011%	5.0365%
4.77465%	4.2519%	4.2556%	4.2606%	4.2684%	3.7894%
5.02465%	3.1110%	3.1149%	3.1203%	3.1288%	2.6362%
5.27465%	2.0513%	2.0555%	2.0613%	2.0704%	1.5650%
5.52465%	1.0630%	1.0675%	1.0737%	1.0833%	0.5657%
5.77465%	0.1379%	0.1427%	0.1492%	0.1594%	-0.3698%
6.02465%	-0.7310%	-0.7259%	-0.7191%	-0.7084%	-1.2486%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99942%	2.1509%	2.1509%	2.1509%	2.1504%	2.1449%
102.24942%	2.1231%	2.1231%	2.1231%	2.1225%	2.1164%
102.49942%	2.0954%	2.0954%	2.0954%	2.0947%	2.0880%
102.74942%	2.0678%	2.0678%	2.0678%	2.0670%	2.0597%
102.99942%	2.0402%	2.0402%	2.0402%	2.0394%	2.0314%
103.24942%	2.0127%	2.0127%	2.0127%	2.0119%	2.0032%
103.49942%	1.9853%	1.9853%	1.9853%	1.9844%	1.9751%
103.74942%	1.9580%	1.9580%	1.9580%	1.9570%	1.9471%
103.99942%	1.9307%	1.9307%	1.9307%	1.9296%	1.9191%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99915%	2.3018%	2.3018%	2.3018%	2.3018%	2.2964%
102.24915%	2.2738%	2.2738%	2.2738%	2.2738%	2.2678%
102.49915%	2.2459%	2.2459%	2.2459%	2.2459%	2.2392%
102.74915%	2.2180%	2.2180%	2.2180%	2.2180%	2.2107%
102.99915%	2.1902%	2.1902%	2.1902%	2.1902%	2.1823%
103.24915%	2.1625%	2.1625%	2.1625%	2.1625%	2.1540%
103.49915%	2.1349%	2.1349%	2.1349%	2.1349%	2.1257%
103.74915%	2.1073%	2.1073%	2.1073%	2.1073%	2.0975%
103.99915%	2.0799%	2.0799%	2.0799%	2.0799%	2.0694%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99921%	3.1567%	3.1567%	3.1567%	3.1567%	3.1513%
102.24921%	3.1275%	3.1275%	3.1275%	3.1275%	3.1214%
102.49921%	3.0983%	3.0983%	3.0983%	3.0983%	3.0916%
102.74921%	3.0692%	3.0692%	3.0692%	3.0692%	3.0618%
102.99921%	3.0402%	3.0402%	3.0402%	3.0402%	3.0322%
103.24921%	3.0113%	3.0113%	3.0113%	3.0113%	3.0027%
103.49921%	2.9824%	2.9824%	2.9824%	2.9824%	2.9732%
103.74921%	2.9537%	2.9537%	2.9537%	2.9537%	2.9438%
103.99921%	2.9250%	2.9250%	2.9250%	2.9250%	2.9145%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-NR, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class NR certificates and the regular interests that correspond in the aggregate to the VRR Interest (in the case of the Class RR certificates and the RR Interest, excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of Excess Interest, the Excess Interest Distribution Account and the VRR REMIC Regular Interests will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code, (b) the VRR Interest will represent undivided beneficial interests in both the VRR REMIC Regular Interests and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four (4) of the Mortgaged Properties (2.1%) are multifamily properties or mixed-use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interest holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest holder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interest holder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder or RR Interest Owner, as applicable, must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owner.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owner to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$2,274,234	$3,128,616	$4,826,277	$2,816,873	$0	$0
Class A-2	$12,155,280	$16,721,764	$25,795,388	$15,055,568	$0	$0
Class A-3	$12,006,581	$16,517,203	$25,479,826	$14,871,390	$0	$0
Class A-4	$29,635,119	$40,768,413	$62,890,316	$36,706,152	$0	$0
Class A-5	$45,436,215	$62,505,652	$96,422,693	$56,277,440	$0	$0
Class A-SB	$3,230,054	$4,443,517	$6,854,674	$4,000,755	$0	$0
Class X-A	$116,333,355	$160,037,367	$246,877,415	$144,090,863	$0	$0
Class X-B	$13,840,298	$19,039,808	$29,371,257	$17,142,637	$0	$0
Class A-S	$11,595,873	$15,952,201	$24,608,241	$14,362,685	$0	$0
Class B	$6,733,099	$9,262,583	$14,288,680	$8,339,638	$0	$0
Class C	$7,107,199	$9,777,225	$15,082,577	$8,802,999	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 113.5% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2020, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $7,702,175.08, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC, (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI and (iv) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by GSMC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the EEA or in the UK. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the UK.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-10) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

With respect to the Redmond Town Center Mortgage Loan (3.3%), persons who have an ongoing relationship with the Wyoming Retirement System, which is a governmental plan, should note that such plan owns an approximately 11.2% interest in the borrower. Such persons should consult with counsel regarding whether this relationship would affect their ability to purchase or hold the certificates.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption (the conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and

Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered

Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class X-A Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C Certificates receive investment grade credit ratings from two of the three Rating Agencies.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owner of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in October 2053. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owner might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	331
1986 Act	486
1996 Act	464
3
30/360 Basis	364
4
401(c) Regulations	503
A
AB Modified Loan	377
AB Whole Loan	204
Accelerated Mezzanine Loan Lender	325
Acceptable Insurance Default	380
Accrued and Deferred Principal	191
Accrued Interest	191
Acting General Counsel’s Letter	138
actual/360	103
Actual/360 Basis	190, 354
Actual/360 Loans	354
ADA	466
Additional Exclusions	380
Administrative Cost Rate	308
ADR	144
Advances	350
Affirmative Asset Review Vote	418
Agellan Portfolio Control Appraisal Period	242
Agellan Portfolio Controlling Noteholder	246
Agellan Portfolio Intercreditor Agreement	242
Agellan Portfolio Major Decision	247
Agellan Portfolio Pari Passu Companion Loans	242
Agellan Portfolio Release Price	197
Agellan Portfolio Sequential Pay Event	243
Agellan Portfolio Subordinate Companion Loan	242
Agellan Portfolio Threshold Event Collateral	243
Agellan Portfolio Whole Loan	242

Aggregate Available Funds	301
Aggregate Gain-on-Sale Entitlement Amount	302
Aggregate Principal Distribution Amount	309
AIG	211
Amazon Industrial Portfolio Release Price	198
anchor tenant	75
Annual Debt Service	145
Anticipated Repayment Date	190
Appraisal Reduction Amount	374
Appraisal Reduction Event	372
Appraised Value	145
Appraised-Out Class	378
ARD Loan	190
as-is	86
ASR Consultation Process	394
Assessment of Compliance Report	446
Asset Representations Reviewer Asset Review Fee	371
Asset Representations Reviewer Cap	371
Asset Representations Reviewer Fee	371
Asset Representations Reviewer Fee Rate	371
Asset Representations Reviewer Termination Event	422
Asset Review	419
Asset Review Notice	418
Asset Review Quorum	418
Asset Review Report	420
Asset Review Report Summary	420
Asset Review Standard	419
Asset Review Trigger	416
Asset Review Vote Election	418
Asset Status Report	391
Assumed Final Distribution Date	317
Assumed Scheduled Payment	310
Attestation Report	446
Available Funds	302
B
Balloon Balance	145
banking entities	119
Bankruptcy Code	458
Base Interest Fraction	316
Benchmark	268

Benchmark 2020-B18 Asset Representations Reviewer	243
Benchmark 2020-B18 Certificate Administrator	243
Benchmark 2020-B18 Consultation Termination Event	249
Benchmark 2020-B18 Control Termination Event	249
Benchmark 2020-B18 Operating Advisor	243
Benchmark 2020-B18 PSA	243
Benchmark 2020-B18 Servicer	243
Benchmark 2020-B18 Special Servicer	243
Benchmark 2020-B18 Trustee	243
Borrower Party	324
Borrower Party Affiliate	325
B-piece buyer	116
Breach Notice	341
BSCMI	251
business trust	137
BX 2020-VIVA Servicer	227
BX 2020-VIVA Special Servicer	227
BX 2020-VIVA Trustee	227
BX 2020-VIVA TSA	227
C
C(WUMP)O	18
Cal EPA	167
call risk	126
Capped Area	170
CD	268
Central Index Key	275
CERCLA	464
Certificate Administrator Fee Rate	370
Certificate Administrator/Trustee Fee	370
Certificate Balance	299
Certificate Owners	333
Certificateholder	326
Certificateholder Quorum	425
Certificateholder Repurchase Request	434
Certifying Certificateholder	335
CGMRC	259
Class A Certificates	298
Class A-SB Planned Principal Balance	310
Class RR certificateholders	4
Class RR Certificates	293
Class X Certificates	298
Clearstream	332
Clearstream Participants	334
Closing Date	144
CMBS	61, 267, 289

Code	484
Coleman EIA	186
Coleman Highline CCR	183
Coleman Highline Development	183
Coleman Highline Phase 1	183
Coleman Highline PLL Policy	167
Coleman Highline Required PLL Period	167
Collateral Deficiency Amount	377
Collateral Parking Structure	183
Collection Account	353
Collection Period	302
COMM	268
COMM Conduit/Fusion	268
COMM FL	268
Communication Request	336
Companion Distribution Account	354
Companion Holder	204
Companion Loan	142
Companion Loans	142
Compensating Interest Payment	318
conflicted information	108
Constant Prepayment Rate	473
Consultation Termination Event	406
Control Eligible Certificates	400
Control Note	205
control period	133
Control Termination Event	406
Controlling Class	400
Controlling Class Certificateholder	400
Controlling Holder	205, 215
Controlling Note	205
Corrected Loan	391
covered fund	119
COVID Emergency	373
COVID Modification	373
COVID Modification Agreement	374
COVID Modified Loan	374
COVID-19	57
CPR	473
CPY	473
CREC	168
Credit Risk Retention Rules	294
CREFC®	322
CREFC® Intellectual Property Royalty License Fee	372
CREFC® Intellectual Property Royalty License Fee Rate	372
CREFC® Investor Reporting Package	358
CREFC® Reports	322
CREFI	143, 258
CREFI Data File	260
CREFI Mortgage Loans	258
CREFI Securitization Database	259
CREFI VRR Interest Portion	293

Cross-Over Date	306
Cumulative Appraisal Reduction Amount	377, 378
Cure Event	225
Cure Payment	225
Cure/Contest Period	420
Cut-off Date	142
Cut-off Date Balance	145
D
DBNY	267
DBRI	267
DBRS Morningstar	289
Default Release	196
Defaulted Loan	397
Defeasance Deposit	194
Defeasance Loans	194
Defeasance Lock-Out Period	194
Defeasance Option	194
Definitive Certificate	332
Delegated Directive	15
Delinquent Loan	417
Depositaries	332
Determination Date	300
Deutsche Bank	268
Development Agreement	188
DFA	174
Diligence File	338
Directing Certificateholder	400
Directing Certificateholder Asset Status Report Approval Process	393
Disclosable Special Servicer Fees	370
Discount Rate	316
Dispute Resolution Consultation	437
Dispute Resolution Cut-off Date	436
Distribution Accounts	354
Distribution Date	300
Distribution Date Statement	322
Diversey Required Policy Term	169
DMARC	268
Dodd Frank Act	119
DOJ	268
DOL	500
DSCR/DY Trigger	404
DTC	332
DTC Participants	333
DTC Rules	333
DTSC	167
Due Date	190, 302
Due Diligence Questionnaire	260
DY Cure Event	195
E
ECLIPSE	169

EDGAR	499
EEA	15, 121
Effective Gross Income	149
Elad Entity	203
Eligible Asset Representations Reviewer	421
Eligible Operating Advisor	412
Enforcing Party	434
Enforcing Servicer	434
ERISA	499
ERISA Plan	502
ESA	166, 255, 272, 15
Escrow/Reserve Mitigating Circumstances	257, 274
ESD	163
EU	15
EU Securitization Regulation	16
Euroclear	332
Euroclear Operator	334
Euroclear Participants	334
European Institutional Investors	120
European Risk Retention and Due Diligence Requirements	120
European Securitization Regulation	120
Excess Interest	190, 300
Excess Interest Distribution Account	354
Excess Modification Fee Amount	365
Excess Modification Fees	364
Excess Prepayment Interest Shortfall	319
excess servicing strip	290
Exchange Act	275
Excluded Controlling Class Holder	329
Excluded Controlling Class Loan	325
Excluded Information	325
excluded loan	108, 116
Excluded Loan	325
excluded special servicer	111
Excluded Special Servicer	425
Excluded Special Servicer Loan	425
Exemption	501
Exemption Rating Agency	501
extension risk	126
F
FATCA	494
FDIA	136
FDIC	137
FDIC Safe Harbor	137
fee interest	105
Fee Restricted Specially Serviced Loan	368
FIEL	19

Final Asset Status Report	393
Final Dispute Resolution Election Notice	437
Final Major Decision Reporting Package	405
Final Material Asset Status Report	393
Financial Promotion Order	16
FIRREA	138, 171, 255, 271
Fitch	444
FMC	167
FPO Persons	16
free and clear	106
FSMA	16, 498
Full Recourse Event	187
G
GACC	143, 267
GACC Data Tape	269
GACC Deal Team	269
GACC Mortgage Loans	269
Garn Act	465
GLA	146
Goldman Originator	278
Grace Period	190
Grantor Trust	54, 484
GS Bank	137, 276
GS Bank VRR Interest Portion	293
GSMC	276
GSMC Data Tape	277
GSMC Deal Team	277
GSMC Mortgage Loans	276
Guarantor	203
H
Hard Lockbox	146
HSTP Act	78
Hydrite	169
I
IEPA	168
Imminent Default Fee Restricted Period	368
Imminent Default Liquidation Fee Restricted Period	369
Imminent Default Workout Fee Restricted Period	368
inappropriately originated	122
Indirect Participants	333
Individual Borrower	197
Individual Loan Repayment Conditions	197
Individual Property	197
Initial Delivery Date	391
Initial Pool Balance	142

Initial Rate	190
Initial Requesting Certificateholder	434
In-Place Cash Management	146
Institutional Investor	18
Insurance and Condemnation Proceeds	353
Insurance Rating Requirements	5
Intercompany Loan	203
Intercompany Loan Lenders	203
Intercreditor Agreement	204
Interest Accrual Amount	308
Interest Accrual Period	309
Interest Distribution Amount	308
Interest Reserve Account	354
Interest Shortfall	308
Interested Person	398
investment company	119
Investment Company Act of 1940	1
Investor Certification	325
Investor Q&A Forum	330
IOP	169
ipso facto clauses	79
IRB	188
J
Japanese Affected Investors	122
Japanese Retention Requirement	20, 122
JFSA	19, 122
JPMCB	143, 250
JPMCB Data Tape	252
JPMCB Deal Team	252
JPMCB Mortgage Loans	252
JPMCB VRR Interest Portion	293
JPMCB’s Qualification Criteria	253
JRR Rule	20, 122
judicial action	102
Juul	181
K
KBRA	444
L
legal non-conforming structures	86
legal non-conforming use	86
lessee	461
Life Company Lenders	211
Liquidation Fee	366
Liquidation Fee Rate	366
Liquidation Proceeds	353
Loan Per Unit	146
Loan-Specific Directing Holder	401
Loss of Value Payment	342
Lower-Tier Regular Interests	484
Lower-Tier REMIC	54, 300, 484

Lower-Tier REMIC Distribution Account	354
LTV Ratio	146
LUC	170
M
MAI	343
Major Decision	401
Major Decision Reporting Package	401
market discount	489
MAS	18
Master Servicer Decision	383
Master Servicer Proposed Course of Action Notice	435
Master Servicer Remittance Date	349
Material Defect	341
MGM Grand & Mandalay Bay A Notes	226
MGM Grand & Mandalay Bay B Notes	226
MGM Grand & Mandalay Bay C Note Control Appraisal Period	240
MGM Grand & Mandalay Bay C Notes	227
MGM Grand & Mandalay Bay Co-Lender Agreement	227
MGM Grand & Mandalay Bay Companion Loans	227
MGM Grand & Mandalay Bay Controlling Noteholder	239
MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period	240
MGM Grand & Mandalay Bay Junior B Notes	226
MGM Grand & Mandalay Bay Major Decision	241
MGM Grand & Mandalay Bay Non-Controlling Noteholder	240
MGM Grand & Mandalay Bay Non-Lead Noteholders	241
MGM Grand & Mandalay Bay Pari Passu Companion Loans	226
MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period	241
MGM Grand & Mandalay Bay Subordinate Companion Loans	226
MGM Grand & Mandalay Bay Whole Loan	226
MGM Policies	182
MGM Tenant	155
MGM/Mandalay Operating Subtenant	156
Midland	288

MiFID II	498
MIFID II	15
MLPA	336
MOA	294
Modeling Assumptions	474
Modification Fees	364
Moffett Place - Building 6 Association	162
Moffett Place - Building 6 Campus	162
Moffett Place - Building 6 CCR	162
Moffett Place - Building 6 Common Area Spaces	162
Moffett Place - Building 6 Common Area Subdivision and Release	162
Moffett Place - Building 6 Companion Loans	217
Moffett Place - Building 6 Directing Certificateholder	224
Moffett Place - Building 6 Intercreditor Agreement	217
Moffett Place - Building 6 Non-Standalone Pari Passu Companion Loans	217
Moffett Place - Building 6 Noteholders	217
Moffett Place - Building 6 Pari Passu Companion Loans	217
Moffett Place - Building 6 Servicer	217
Moffett Place - Building 6 Special Servicer	217
Moffett Place - Building 6 Standalone Companion Loans	217
Moffett Place - Building 6 Standalone Pari Passu Companion Loans	217
Moffett Place - Building 6 Subordinate Companion Loans	217
Moffett Place - Building 6 Triggering Event of Default	218
Moffett Place - Building 6 Trustee	218
Moffett Place - Building 6 Whole Loan	217
MOFT 2020-B6 Securitization	217
MOFT 2020-B6 TSA	217
Mortgage	143
Mortgage File	336
Mortgage Loan Seller	258
Mortgage Loans	142
Mortgage Note	143
Mortgage Pool	142
Mortgage Rate	308
mortgage related securities	120
mortgageable	105
Mortgaged Property	143
Mortgagee Assignment	167
mortgages	453

Municipality	188
N
Natixis	288
Neiman Marcus	173
Net Mortgage Rate	308
Net Operating Income	147
Netflix	170
NFIP	88
NFP	188
NFP Benefit	188
NI 33-105	20
NOI Date	147
Nomura	288
Non VRR Gain-on-Sale Remittance Amount	302
Non-Control Note	205
Non-Controlling Holder	205, 213, 215
Non-Controlling Note Holder	247
non-economic residual	295
Nonrecoverable Advance	351
Non-Serviced AB Whole Loan	205
Non-Serviced Certificate Administrator	205
Non-Serviced Companion Loan	205
Non-Serviced Directing Certificateholder	205
Non-Serviced Intercreditor Agreement	205
Non-Serviced Master Servicer	205
Non-Serviced Mortgage Loan	205
Non-Serviced Operating Advisor	205
Non-Serviced Pari Passu Companion Loan	205
Non-Serviced Pari Passu Whole Loan	206
Non-Serviced PSA	206
Non-Serviced Securitization Trust	206
Non-Serviced Special Servicer	206
Non-Serviced Trustee	206
Non-Serviced Whole Loan	206
Non-U.S. Person	494
Non-VRR Certificates	298
Non-VRR Gain-on-Sale Reserve Account	355
non-VRR percentage	36
Non-VRR Percentage	296
Non-VRR Principal Distribution Amount	309
Non-VRR Realized Loss	320
Notice of Foreclosure/DIL	225
Notional Amount	299
NRA	147
NRSRO	324, 503
NRSRO Certification	326

NYCEDC	204
O
Occupancy	147
Occupancy Date	147
Offered Certificates	298
off-line	84
OID Regulations	487
OLA	138
one action	102
Operating Advisor Consultation Event	407
Operating Advisor Consulting Fee	370
Operating Advisor Expenses	371
Operating Advisor Fee	370
Operating Advisor Fee Rate	370
Operating Advisor Standard	410
Operating Advisor Termination Event	414
Operating Statements	151
Operative FMC Documents	167
Original RR Interest Balance	293
P
P&I Advance	349
PACE	103
PAR	255, 273
Par Purchase Price	397
Pari Passu Companion Loan	142
Pari Passu Companion Loans	142
Participants	332
Parties in Interest	500
partnership representative	493
Pass-Through Rate	306
Patriot Act	467
payment in lieu of taxes	106
PCR	266, 283
Pentalpha Surveillance	292
Percentage Interest	300
Periodic Payments	301
Permitted Investments	301, 355
Permitted Pledge	203
Permitted Pledgor	203
Permitted Special Servicer/Affiliate Fees	370
Phase I	166
Phase II	166
PILOT	188
PILOT Ground Lease	188
PILOT Leases	188
PIPs	84, 170
Plans	499
PLL	167
PLL Policy	166

PML	283
Portfolio Value	185
PRC	17
preferred equity	100
Preliminary Dispute Resolution Election Notice	436
Prepayment Assumption	488
Prepayment Interest Excess	317
Prepayment Interest Shortfall	318
PRIIPS Regulation	15
prime rate	136
Prime Rate	353
Principal Balance Certificates	298
Principal Shortfall	310
Privileged Information	413
Privileged Information Exception	413
Privileged Person	324
Professional Investors	17
Prohibited Prepayment	318
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	435
Proposed Course of Action Notice	435
Proposed Plan	173
Prospectus Regulation	15
PSA	298
PSA Party Repurchase Request	435
PTCE	502
Purchase Price	343
Q
Qualified Investor	15
Qualified Replacement Special Servicer	426
Qualified Substitute Mortgage Loan	343
Qualified Transferee	203
Qualifying CRE Loan Percentage	294
R
RAC No-Response Scenario	443
Rated Final Distribution Date	317
Rating Agencies	444
Rating Agency Confirmation	444
REA	76
Realized Losses	321
REC	166
Record Date	300
recycled	96
Redevelopment Reimbursement Agreement	189
Refinancing/P&S Document	369
Registration Statement	499
Regular Certificates	298

Regular Interestholder	487
Regular Interests	484
Regulation AB	446
Reimbursement Rate	353
Related Proceeds	352
Release Amount	196
Release Date	194
Release Debt Service Coverage Ratio	197
Relevant Investor	18
Relevant Persons	16
Relief Act	466
RELP	188
REMIC	484
REMIC LTV Test	140
REMIC Regulations	484
rents from real property	139
REO Account	355
REO Loan	311
REO Property	391
Repurchase Election Notice	225
Repurchase Option Notice	225
Repurchase Request	435
Requesting Certificateholder	437
Requesting Holders	378
Requesting Investor	336
Requesting Party	443
Required PLL Policy Term	167
Required Release DSCR	197
Required Risk Retention Percentage	294
Requirements	467
Residual Certificates	298
Resolution Failure	435
Resolved	435
Restricted Group	501
Restricted Party	413
retail investor	498
Retaining Parties	294
Retaining Sponsor	293
Review Materials	418
Revised Rate	190, 308
RevPAR	147
Risk Retention Affiliate	413
Risk Retention Affiliated	413
Risk Retention Consultation Party	324
RMBS	287
Roku	155
Rooms	151
Routine Disbursements	384
RR Interest	293
RR Interest Balance	296
RR interest owner	4
RR Interest Owner	293
Rule 15Ga-1	258
Rule 17g-5	326

S
S&P	444
Scheduled Principal Distribution Amount	309
SEC	275
Securities Act	446
Securitization Accounts	355
SEL	283
Senior Certificates	298
Serviced Mortgage Loan	206
Serviced Pari Passu Companion Loan	206
Serviced Pari Passu Mortgage Loan	206
Serviced Pari Passu Whole Loan	206
Serviced Whole Loan	206
Servicer Termination Event	428
Servicing Advances	350
Servicing Fee	362
Servicing Fee Rate	362
Servicing Shift Mortgage Loan	207
Servicing Shift PSA	207
Servicing Shift Securitization Date	207
Servicing Shift Whole Loan	207
Servicing Standard	348
Servicing Transfer Event	389
SF	147
SFA	18
SFO	17
shadow anchor tenant	75
Similar Law	500
single purpose entities	96
Skywater	181
SMMEA	503
Soft Lockbox	147
SPE Party	203
Special Servicing Fee	365
Special Servicing Fee Rate	365
Specially Serviced Loans	389
Sponsor	258
Springing Cash Management	147
Springing Lockbox	147
Sq. Ft.	147
Square Feet	147
SSDS	170
Startup Day	485
Stated Principal Balance	191, 310
static pool data	94
Structured Product	17
Subject Loans	371
Subordinate Certificates	298
Subordinate Companion Loan	142, 207
Subordinate Companion Loans	142
Subordinate Loan	204
Subsequent Asset Status Report	391

Sub-Servicing Agreement	349
sunset clauses	89
Syndicate Insurance Rating Requirements	5
T
T-12	147
Tenant	173
Term to Maturity	147
Terms and Conditions	334
Terrorism Insurance Program	89
Tests	419
Title V	466
Transition Period	15
TRG	170
Trigger Event	173
Triggering Event of Default	228
TRIPRA	89
Trust Directing Holder	400
Trust REMIC	54
Trust REMICs	300, 484
TTM	147
U
U.K. Institutional Investors	121
U.S. Person	494
UCC	454
UK	15
Underwriter Entities	109
Underwriting Agreement	496
Underwritten Expenses	148
Underwritten NCF Debt Yield	149
Underwritten Net Cash Flow	148
Underwritten Net Cash Flow Debt Service Coverage Ratio	148
Underwritten Net Operating Income Debt Service Coverage Ratio	149
Underwritten NOI	149
Underwritten Revenues	151
unexpired lease	79
Unfair and Deceptive Practices Acts	77
Units	151
Unscheduled Principal Distribution Amount	310
Unsolicited Information	419
Upper-Tier REMIC	54, 300, 484
Upper-Tier REMIC Distribution Account	354
USAA Build-Out	171
UW Expenses	148
UW NCF	148
UW NCF Debt Yield	149

UW NCF DSCR	148
UW NOI	149
UW NOI Debt Yield	151
UW NOI DSCR	149
UW NOI DY	151
V
VMS	167
Volcker Rule	119
Voting Rights	331
VPLE	169
VPLE Certificate	169
VRR Allocation Percentage	296
VRR Available Funds	295
VRR interest	4
VRR Interest	293, 298
VRR Interest Distribution Amount	296
VRR Interest Gain-on-Sale Remittance Amount	302
VRR Interest Gain-on-Sale Reserve Account	355
VRR interest owners	4
VRR Interest Owners	293
VRR Interest Rate	296
VRR percentage	37
VRR Percentage	294
VRR Principal Distribution Amount	296
VRR Realized Loss	295
VRR Realized Loss Interest Distribution Amount	296

VRR REMIC Regular Interests	484
VRR-A Risk Retention Consultation Party	324
VRR-B Risk Retention Consultation Party	324
VRR-C Risk Retention Consultation Party	324
W
WAC Rate	308
WDNR	169
Weighted Average Mortgage Rate	151
Wells Fargo Bank	286
Whole Loan	142
Withheld Amounts	354
Workout Fee	365
Workout Fee Rate	365
Workout-Delayed Reimbursement Amount	353
Y
Yield Maintenance Charge	315
YM Group A	315
YM Group B	315
YM Group D	315
YM Groups	315
YM/Defeasance Loans	194

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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Annex A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype	Year Built	Renovated	Units(3)
1	GACC	Moffett Place - Building 6	1195 Borregas Avenue	Sunnyvale	CA	94089	Santa Clara	1	Office	CBD	2020		314,352
2	JPMCB/CREFI	120 Wall Street	120 Wall Street	New York	NY	10005	New York	1	Office	CBD	1929	2013	668,276
3	CREFI/GACC	MGM Grand & Mandalay Bay	Various	Las Vegas	NV	Various	Clark	2	Hotel	Full Service	Various		9,748
3.01	CREFI/GACC	MGM Grand	3799 South Las Vegas Boulevard	Las Vegas	NV	89109	Clark	1	Hotel	Full Service	1993		4,998
3.02	CREFI/GACC	Mandalay Bay	3950 South Las Vegas Boulevard	Las Vegas	NV	89119	Clark	1	Hotel	Full Service	1999		4,750
4	JPMCB	4 West 58th Street	4 West 58th Street	New York	NY	10019	New York	1	Mixed Use	Office/Retail	1948	2016-2019	83,537
5	CREFI	Northern Trust Office	2160 East Elliot Road	Tempe	AZ	85283	Maricopa	1	Office	CBD	2015		149,371
6	GACC	Coleman Highline	1161, 1167 & 1173 Coleman Avenue	San Jose	CA	95110	Santa Clara	1	Office	Suburban	2020		380,951
7	GACC	Point West Portfolio	Various	Sacramento	CA	95815	Sacramento	3	Office	Suburban	Various		346,227
7.01	GACC	1610 & 1620 Arden Way	1610 & 1620 Arden Way	Sacramento	CA	95815	Sacramento	1	Office	Suburban	1983, 2000		150,188
7.02	GACC	1545 River Park Drive	1545 River Park Drive	Sacramento	CA	95815	Sacramento	1	Office	Suburban	1982		121,606
7.03	GACC	1601 Response Road	1601 Response Road	Sacramento	CA	95815	Sacramento	1	Office	Suburban	1984		74,433
8	CREFI	Skywater Technology HQ	2401 East 86th Street	Bloomington	MN	55425	Hennepin	1	Industrial	Flex/R&D	1985, 1994, 2000, 2020		393,765
9	JPMCB	Agellan Portfolio	Various	Various	Various	Various	Various	46	Various	Various	Various	Various	6,094,177
9.01	JPMCB	Sarasota Distribution Hub	6100 McIntosh Road	Sarasota	FL	34238	Sarasota	1	Industrial	Warehouse/Distribution	1981	2007	906,449
9.02	JPMCB	Naperville Woods Office Center	1000 & 1100 East Warrenville Road	Naperville	IL	60563	DuPage	1	Office	Suburban	1981, 1988	2007	482,497
9.03	JPMCB	Southpark Business Park FOP	2130, 2150 & 2170 Woodward Street	Austin	TX	78744	Travis	1	Industrial	Flex	1982		187,075
9.04	JPMCB	Supervalu	1201 John Burgess Drive	Fort Worth	TX	76140	Tarrant	1	Industrial	Warehouse/Distribution	1996		253,800
9.05	JPMCB	Plainfield Business Center IV	2151 Airwest Boulevard	Plainfield	IN	46168	Hendricks	1	Industrial	Warehouse/Distribution	1999		434,354
9.06	JPMCB	Beltway III	10900 Corporate Centre Drive	Houston	TX	77041	Harris	1	Office	CBD	2005		130,566
9.07	JPMCB	4405 Continental Dr	4405 Continental Drive	Flint	MI	48507	Genesee	1	Industrial	Warehouse/Distribution	1999	2006	400,000
9.08	JPMCB	Beltway IV	4920 Westway Park Boulevard	Houston	TX	77041	Harris	1	Office	CBD	2006		131,702
9.09	JPMCB	Sandy Plains Business Park	1800 Sandy Plains Industrial Parkway	Marietta	GA	30066	Cobb	1	Industrial	Flex	1986		167,329
9.10	JPMCB	Coliseum Distribution Center #1	1143 AT&T Center Parkway	San Antonio	TX	78219	Bexar	1	Industrial	Warehouse/Distribution	1978		208,000
9.11	JPMCB	Silber Industrial Park	2055, 2105 & 2155 Silber Road	Houston	TX	77055	Harris	1	Industrial	Warehouse/Distribution	1978		198,970
9.12	JPMCB	Southpark Business Park M	4120 Freidrich Lane	Austin	TX	78744	Travis	1	Industrial	Flex	1983		72,550
9.13	JPMCB	West by Northwest Business Blvd	6100 & 6120 West by Northwest Boulevard	Houston	TX	77040	Harris	1	Industrial	Flex	1983		122,750
9.14	JPMCB	Norcross Center	2100 & 2200 Norcross Parkway	Norcross	GA	30071	Gwinnett	1	Industrial	Flex	1988		169,951
9.15	JPMCB	Goshen Springs	5801 & 5901 Goshen Springs Road	Norcross	GA	30071	Gwinnett	1	Industrial	Flex	1986		152,319
9.16	JPMCB	Long Point Center	6500 & 6600 Long Point Road	Houston	TX	77055	Harris	1	Industrial	Warehouse/Distribution	1979		189,680
9.17	JPMCB	Corridor Park D	100 Michael Angelo Way	Austin	TX	78728	Travis	1	Industrial	Flex	1999	2016	56,100
9.18	JPMCB	Southport 1-4	5975-6049 South Loop East	Houston	TX	77033	Harris	1	Industrial	Flex	1980		149,401
9.19	JPMCB	Jameel	9001 & 9101 Jameel Road	Houston	TX	77040	Harris	1	Industrial	Flex	1983		94,900
9.20	JPMCB	Beltway II	11000 Corporate Centre Drive	Houston	TX	77041	Harris	1	Office	CBD	2003		101,039
9.21	JPMCB	Braker Center 4	2120 West Braker Lane	Austin	TX	78758	Travis	1	Industrial	Flex	1984	1999	45,913
9.22	JPMCB	Northgreen 1-4	1400-1412 North Sam Houston Parkway East	Houston	TX	77032	Harris	1	Industrial	Flex	1982		118,736
9.23	JPMCB	Minimax	2301 Minimax Drive	Houston	TX	77008	Harris	1	Industrial	Warehouse/Distribution	1967		119,821
9.24	JPMCB	Southpark Business Park E	2100 East Saint Elmo Road	Austin	TX	78744	Travis	1	Industrial	Flex	1982	1992	49,966
9.25	JPMCB	9385 Washington Blvd	9385 Washington Boulevard	Laurel	MD	20723	Howard	1	Industrial	Flex	1988	2007	57,590
9.26	JPMCB	Rothway	6300, 6310 & 6320 Rothway Street	Houston	TX	77040	Harris	1	Industrial	Flex	1983		75,460
9.27	JPMCB	2730 Pinnacle	2730 Pinnacle Drive	Elgin	IL	60124	Kane	1	Industrial	Warehouse/Distribution	2005	2007	44,990
9.28	JPMCB	Columbus West - Interchange Rd	3671-3701 & 3707-3743 Interchange Road	Columbus	OH	43204	Franklin	1	Industrial	Flex	1974		91,200
9.29	JPMCB	1346 Oakbrook Drive	1346 Oakbrook Drive	Norcross	GA	30093	Gwinnett	1	Industrial	Flex	1985		71,591
9.30	JPMCB	1230-1236 Hardt Circle	1230-1236 Hardt Circle	Bartlett	IL	60103	DuPage	1	Industrial	Warehouse/Distribution	2008		60,080
9.31	JPMCB	Pine Forest Business Park	232 & 302-350 West 38th Street	Houston	TX	77018	Harris	1	Industrial	Warehouse/Distribution	1980		80,091
9.32	JPMCB	Rittiman East Industrial Park #23 & 24	5032-5042 & 5100-5128 Service Center Drive	San Antonio	TX	78218	Bexar	1	Industrial	Flex	1983		50,806
9.33	JPMCB	1351 Oakbrook Drive	1351 Oakbrook Drive	Norcross	GA	30093	Gwinnett	1	Industrial	Flex	1985		36,489
9.34	JPMCB	1325 Oakbrook Drive	1325 Oakbrook Drive	Norcross	GA	30093	Gwinnett	1	Industrial	Flex	1986		53,120
9.35	JPMCB	490 Heartland Drive	490 North Heartland Drive	Sugar Grove	IL	60554	Kane	1	Industrial	Warehouse/Distribution	2002		39,520
9.36	JPMCB	1265 Oakbrook Drive	1265 Oakbrook Drive	Norcross	GA	30093	Gwinnett	1	Industrial	Flex	1985		51,200
9.37	JPMCB	Columbus West - Business Park	3949 Business Park Drive	Columbus	OH	43204	Franklin	1	Industrial	Flex	1996	2005	92,618
9.38	JPMCB	1155 Bowes Road	1155 Bowes Road	Elgin	IL	60123	Kane	1	Industrial	Warehouse/Distribution	2006		34,400
9.39	JPMCB	1280 Oakbrook Drive	1280 Oakbrook Drive	Norcross	GA	30093	Gwinnett	1	Industrial	Flex	1986		46,400
9.40	JPMCB	Cox Business Center	1300, 1310, 1320 & 1330 Cox Avenue	Erlanger	KY	41018	Boone	1	Industrial	Warehouse/Distribution	1987		52,040
9.41	JPMCB	2002 Bloomingdale	2002 Bloomingdale Road	Glendale Heights	IL	60139	DuPage	1	Industrial	Warehouse/Distribution	1998		31,919
9.42	JPMCB	333 Charles Court	333 Charles Court	West Chicago	IL	60185	DuPage	1	Industrial	Warehouse/Distribution	2007		36,623
9.43	JPMCB	483 Heartland Drive	483 North Heartland Drive	Sugar Grove	IL	60554	Kane	1	Industrial	Warehouse/Distribution	2010		36,426
9.44	JPMCB	1256 Oakbrook Drive	1256 Oakbrook Drive	Norcross	GA	30093	Gwinnett	1	Industrial	Flex	1985		40,392
9.45	JPMCB	550 Heartland	550 North Heartland Drive	Sugar Grove	IL	60554	Kane	1	Industrial	Warehouse	2000	2007	30,328
 A-1-1

Annex A-1

								Number of	Property	Property		Year
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype	Year Built	Renovated	Units(3)
9.46	JPMCB	Rittiman East Industrial Park #22	5008-5030 Service Center Drive	San Antonio	TX	78218	Bexar	1	Industrial	Warehouse/Distribution	1983		37,026
10	CREFI	2010 South Lamar	2010 South Lamar Boulevard	Austin	TX	78704	Travis	1	Office	CBD	2019		80,067
11	GSMC	333 South Wabash	333 South Wabash Avenue	Chicago	IL	60604	Cook	1	Office	CBD	1972	2019	1,207,380
12	CREFI	Redmond Town Center	7330, 7530 & 7345 164th Avenue Northeast	Redmond	WA	98052	King	1	Mixed Use	Retail/Office	1996, 1999, 2013		386,415
13	GSMC	Earhart Corporate Center	2211 Old Earhart Road	Ann Arbor	MI	48105	Washtenaw	1	Office	Suburban	2006		203,056
14	CREFI	2665 North First	2665 North First Street	San Jose	CA	95134	Santa Clara	1	Office	CBD	1983	2014	130,723
15	CREFI	KW Portfolio	Various	Various	CA	Various	Various	2	Various	Various	1982	Various	137,412
15.01	CREFI	10054 Old Grove Road	10054 Old Grove Road	San Diego	CA	92131	San Diego	1	Industrial	Flex/R&D	1982	2018	85,824
15.02	CREFI	2742 Dow Avenue	2742 Dow Avenue	Tustin	CA	92780	Orange	1	Office	Suburban	1982	2007, 2020	51,588
16	GSMC	USAA Plano	5543 Legacy Drive	Plano	TX	75024	Collin	1	Office	Suburban	2012		230,621
17	GSMC	The Hub	2994 Third Avenue	Bronx	NY	10455	Bronx	1	Mixed Use	Retail/Office	2006		172,136
18	JPMCB	Troy Technology Park	1835-1975 Technology Drive and 1960 Ring Drive	Troy	MI	48083	Oakland	1	Mixed Use	Industrial/Office	1986-1987	2005-2019	425,192
19	GSMC	Amazon Industrial Portfolio	Various	Various	Various	Various	Various	2	Industrial	Warehouse/Distribution	2017		1,713,210
19.01	GSMC	12900 Pecan Park Road	12900 Pecan Park Road	Jacksonville	FL	32218	Duval	1	Industrial	Warehouse/Distribution	2017		856,605
19.02	GSMC	6925 Riverview Avenue	6925 Riverview Avenue	Kansas City	KS	66102	Wyandotte	1	Industrial	Warehouse/Distribution	2017		856,605
20	GSMC	Westlake Center	2801 Post Oak Boulevard	Houston	TX	77056	Harris	1	Office	Suburban	1972	2001	129,441
21	GACC	Home Ranch Health Center	18601-18653 Yorba Linda Boulevard	Yorba Linda	CA	92886	Orange	1	Mixed Use	Medical/Retail	1984		60,639
22	CREFI	Keylock Storage Portfolio	Various	Various	Various	Various	Various	5	Self Storage	Self Storage	Various		338,076
22.01	CREFI	Mead	14106 North Market Street	Mead	WA	99021	Spokane	1	Self Storage	Self Storage	2002		68,110
22.02	CREFI	Franklin	1975 East Franklin Road	Meridian	ID	83642	Ada	1	Self Storage	Self Storage	2016		75,350
22.03	CREFI	Boise	450 South Maple Grove Road	Boise	ID	83709	Ada	1	Self Storage	Self Storage	1998		78,274
22.04	CREFI	Fruitland	3735 North Fruitland Lane	Coeur d'Alene	ID	83815	Kootenai	1	Self Storage	Self Storage	1998		56,946
22.05	CREFI	Pendleton	1220 Airport Road	Pendleton	OR	97801	Umatilla	1	Self Storage	Self Storage	1984		59,396
23	GSMC	711 Fifth Avenue	711 5th Avenue	New York	NY	10022	New York	1	Mixed Use	Office/Retail	1927	2013-2019	340,024
24	CREFI	6655 Wedgwood	6655 Wedgwood Road North	Maple Grove	MN	55311	Hennepin	1	Industrial	Flex/R&D	1989		123,854
25	CREFI	Mid Atlantic Storage Portfolio	Various	Various	Various	Various	Various	2	Self Storage	Self Storage	Various		119,145
25.01	CREFI	Storage at Atlas	40 Cindy Lane	Ocean Township	NJ	07712	Monmouth	1	Self Storage	Self Storage	1985		58,420
25.02	CREFI	Storage at Mont Mini	947 & 1070 Bethlehem Pike	Montgomeryville	PA	18936	Montgomery	1	Self Storage	Self Storage	1988, 1989		60,725
26	GSMC	3861 Sepulveda Boulevard	3861 Sepulveda Boulevard	Culver City	CA	90230	Los Angeles	1	Office	Medical	1983	2019	24,194
27	GSMC	Pell City Shopping Center	1019 Martin Street South	Pell City	AL	35128	Saint Clair	1	Retail	Anchored	1993		159,205
28	GACC	Tesla Service Center of Chicago	3059-3067 North Elston Avenue	Chicago	IL	60618	Cook	1	Retail	Other	1948, 2018	2018	31,700
29	GSMC	Storage Post – Jefferson, LA	225 River Road	Jefferson	LA	70121	Jefferson	1	Self Storage	Self Storage	1994		56,701
30	GACC	Diversey	316 Hart Street	Watertown	WI	53094	Jefferson	1	Industrial	Manufacturing	1919		145,014
31	CREFI	167 North 6th Street	167 North 6th Street	Brooklyn	NY	11211	Kings	1	Multifamily	Mid-Rise	1920	2013	10
32	CREFI	47 Ann	47 Ann Street	New York	NY	10038	New York	1	Mixed Use	Multifamily/Retail	1900	1999	12
33	GACC	Rosencrans Apartment Homes	4400-4500, 4520 & 4570 Rosencrans Drive	West Richland	WA	99353	Benton	1	Multifamily	Garden	1991, 2016, 2020	2013	41
34	CREFI	71 Leonard	71 Leonard Street	New York	NY	10013	New York	1	Mixed Use	Multifamily/Office	1910	1978	8

 A-1-2

Annex A-1

										Original		Current
			Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related
Loan #	Seller(1)	Property Name	Measure	Occupancy%(4)	Date	Value ($)(5)	Date	LTV%(5)(29)	Balance($)(6)(7)	per Unit($)(29)	Balance($)(6)(7)	per Unit($)	PoolBalance	Loan	Borrower(8)
1	GACC	Moffett Place - Building 6	Square Feet	100.0%	10/06/20	359,200,000	05/01/21	37.1%	74,850,000	423	74,850,000	423	8.3%	No	No
2	JPMCB/CREFI	120 Wall Street	Square Feet	95.1%	08/31/20	285,000,000	08/25/20	57.9%	70,000,000	247	70,000,000	247	7.7%	No	No
3	CREFI/GACC	MGM Grand & Mandalay Bay	Rooms	87.5%	06/30/20	4,600,000,000	01/10/20	35.5%	70,000,000	167,645	70,000,000	167,645	7.7%	No	No
3.01	CREFI/GACC	MGM Grand	Rooms	83.9%	06/30/20	2,505,000,000	01/10/20		38,150,000		38,150,000		4.2%
3.02	CREFI/GACC	Mandalay Bay	Rooms	91.7%	06/30/20	2,095,000,000	01/10/20		31,850,000		31,850,000		3.5%
4	JPMCB	4 West 58th Street	Square Feet	100.0%	10/01/20	180,000,000	02/01/20	69.4%	62,500,000	1,496	62,500,000	1,496	6.9%	No	No
5	CREFI	Northern Trust Office	Square Feet	100.0%	10/01/20	64,500,000	05/12/20	62.6%	40,400,000	270	40,400,000	270	4.5%	No	No
6	GACC	Coleman Highline	Square Feet	100.0%	10/06/20	305,100,000	10/01/20	50.8%	40,000,000	407	40,000,000	407	4.4%	No	No
7	GACC	Point West Portfolio	Square Feet	84.7%	08/31/20	66,500,000	07/23/20	59.4%	39,500,000	114	39,500,000	114	4.4%	No	No
7.01	GACC	1610 & 1620 Arden Way	Square Feet	82.5%	08/31/20	30,710,000	07/23/20		18,129,502		18,129,502		2.0%
7.02	GACC	1545 River Park Drive	Square Feet	89.3%	08/31/20	23,100,000	07/23/20		13,636,975		13,636,975		1.5%
7.03	GACC	1601 Response Road	Square Feet	81.4%	08/31/20	13,100,000	07/23/20		7,733,523		7,733,523		0.9%
8	CREFI	Skywater Technology HQ	Square Feet	100.0%	10/06/20	78,800,000	07/22/20	49.5%	39,000,000	99	39,000,000	99	4.3%	No	No
9	JPMCB	Agellan Portfolio	Square Feet	90.4%	Various	551,000,000	Various	41.9%	35,000,000	38	35,000,000	38	3.9%	No	No
9.01	JPMCB	Sarasota Distribution Hub	Square Feet	100.0%	06/01/20	70,200,000	02/17/20		4,411,042		4,411,042		0.5%
9.02	JPMCB	Naperville Woods Office Center	Square Feet	95.4%	06/01/20	68,800,000	02/20/20		4,380,645		4,380,645		0.5%
9.03	JPMCB	Southpark Business Park FOP	Square Feet	100.0%	06/01/20	34,900,000	02/18/20		2,222,457		2,222,457		0.2%
9.04	JPMCB	Supervalu	Square Feet	100.0%	10/07/20	26,720,000	03/02/20		1,677,047		1,677,047		0.2%
9.05	JPMCB	Plainfield Business Center IV	Square Feet	100.0%	06/01/20	24,100,000	02/17/20		1,534,615		1,534,615		0.2%
9.06	JPMCB	Beltway III	Square Feet	100.0%	06/01/20	20,100,000	02/20/20		1,280,149		1,280,149		0.1%
9.07	JPMCB	4405 Continental Dr	Square Feet	100.0%	10/07/20	18,750,000	02/12/20		1,194,169		1,194,169		0.1%
9.08	JPMCB	Beltway IV	Square Feet	72.6%	06/01/20	17,200,000	02/20/20		1,095,161		1,095,161		0.1%
9.09	JPMCB	Sandy Plains Business Park	Square Feet	94.3%	06/01/20	15,700,000	02/14/20		1,012,655		1,012,655		0.1%
9.10	JPMCB	Coliseum Distribution Center #1	Square Feet	100.0%	10/07/20	15,900,000	03/13/20		999,628		999,628		0.1%
9.11	JPMCB	Silber Industrial Park	Square Feet	90.4%	06/01/20	14,100,000	02/12/20		898,015		898,015		0.1%
9.12	JPMCB	Southpark Business Park M	Square Feet	100.0%	06/01/20	13,100,000	02/18/20		833,747		833,747		0.1%
9.13	JPMCB	West by Northwest Business Blvd	Square Feet	91.5%	06/01/20	12,800,000	02/12/20		814,640		814,640		0.1%
9.14	JPMCB	Norcross Center	Square Feet	100.0%	06/01/20	12,300,000	02/14/20		783,375		783,375		0.1%
9.15	JPMCB	Goshen Springs	Square Feet	95.3%	06/01/20	10,700,000	02/14/20		680,893		680,893		0.1%
9.16	JPMCB	Long Point Center	Square Feet	94.3%	06/01/20	10,400,000	02/12/20		661,787		661,787		0.1%
9.17	JPMCB	Corridor Park D	Square Feet	100.0%	10/07/20	10,300,000	02/18/20		655,707		655,707		0.1%
9.18	JPMCB	Southport 1-4	Square Feet	77.7%	06/01/20	10,000,000	02/21/20		636,600		636,600		0.1%
9.19	JPMCB	Jameel	Square Feet	87.5%	06/01/20	10,000,000	02/12/20		636,600		636,600		0.1%
9.20	JPMCB	Beltway II	Square Feet	13.3%	06/01/20	9,700,000	02/20/20		617,494		617,494		0.1%
9.21	JPMCB	Braker Center 4	Square Feet	90.3%	06/01/20	9,400,000	02/18/20		598,387		598,387		0.1%
9.22	JPMCB	Northgreen 1-4	Square Feet	61.7%	06/01/20	8,600,000	02/18/20		547,146		547,146		0.1%
9.23	JPMCB	Minimax	Square Feet	100.0%	06/01/20	8,100,000	02/18/20		515,881		515,881		0.1%
9.24	JPMCB	Southpark Business Park E	Square Feet	100.0%	10/07/20	7,500,000	02/18/20		477,667		477,667		0.1%
9.25	JPMCB	9385 Washington Blvd	Square Feet	92.2%	06/01/20	7,300,000	02/20/20		464,640		464,640		0.1%
9.26	JPMCB	Rothway	Square Feet	43.8%	06/01/20	7,200,000	02/12/20		458,561		458,561		0.1%
9.27	JPMCB	2730 Pinnacle	Square Feet	100.0%	10/07/20	6,100,000	02/21/20		388,213		388,213		0.0%
9.28	JPMCB	Columbus West - Interchange Rd	Square Feet	89.5%	06/01/20	5,650,000	02/18/20		359,553		359,553		0.0%
9.29	JPMCB	1346 Oakbrook Drive	Square Feet	100.0%	06/01/20	5,400,000	02/14/20		343,921		343,921		0.0%
9.30	JPMCB	1230-1236 Hardt Circle	Square Feet	75.1%	06/01/20	5,200,000	02/21/20		330,893		330,893		0.0%
9.31	JPMCB	Pine Forest Business Park	Square Feet	30.9%	06/01/20	4,900,000	02/12/20		311,787		311,787		0.0%
9.32	JPMCB	Rittiman East Industrial Park #23 & 24	Square Feet	90.6%	06/01/20	3,870,000	03/13/20		246,650		246,650		0.0%
9.33	JPMCB	1351 Oakbrook Drive	Square Feet	68.5%	06/01/20	3,850,000	02/14/20		244,913		244,913		0.0%
9.34	JPMCB	1325 Oakbrook Drive	Square Feet	100.0%	06/01/20	3,800,000	02/14/20		242,308		242,308		0.0%
9.35	JPMCB	490 Heartland Drive	Square Feet	100.0%	10/07/20	3,750,000	02/21/20		238,834		238,834		0.0%
9.36	JPMCB	1265 Oakbrook Drive	Square Feet	100.0%	06/01/20	3,650,000	02/14/20		232,754		232,754		0.0%
9.37	JPMCB	Columbus West - Business Park	Square Feet	0.0%	10/07/20	3,500,000	02/18/20		223,201		223,201		0.0%
9.38	JPMCB	1155 Bowes Road	Square Feet	0.0%	10/07/20	3,450,000	02/21/20		219,727		219,727		0.0%
9.39	JPMCB	1280 Oakbrook Drive	Square Feet	100.0%	10/07/20	3,400,000	02/14/20		216,253		216,253		0.0%
9.40	JPMCB	Cox Business Center	Square Feet	100.0%	06/01/20	3,350,000	03/13/20		213,648		213,648		0.0%
9.41	JPMCB	2002 Bloomingdale	Square Feet	100.0%	06/01/20	3,050,000	02/21/20		194,541		194,541		0.0%
9.42	JPMCB	333 Charles Court	Square Feet	100.0%	06/01/20	3,000,000	02/21/20		191,067		191,067		0.0%
9.43	JPMCB	483 Heartland Drive	Square Feet	84.1%	06/01/20	3,000,000	02/21/20		191,067		191,067		0.0%
9.44	JPMCB	1256 Oakbrook Drive	Square Feet	87.5%	06/01/20	2,950,000	02/14/20		187,593		187,593		0.0%
9.45	JPMCB	550 Heartland	Square Feet	100.0%	10/07/20	2,650,000	02/21/20		168,486		168,486		0.0%

 A-1-3

Annex A-1

										Original		Current
			Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related
Loan #	Seller(1)	Property Name	Measure	Occupancy %(4)	Date	Value ($)(5)	Date	LTV %(5)(29)	Balance ($)(6)(7)	per Unit ($)(29)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)
9.46	JPMCB	Rittiman East Industrial Park #22	Square Feet	83.8%	06/01/20	2,610,000	03/13/20		165,881		165,881		0.0%
10	CREFI	2010 South Lamar	Square Feet	100.0%	10/06/20	53,600,000	06/18/20	59.9%	32,100,000	401	32,100,000	401	3.6%	No	No
11	GSMC	333 South Wabash	Square Feet	90.5%	08/01/20	382,000,000	07/01/20	62.8%	30,000,000	199	30,000,000	199	3.3%	No	Yes - Group 1
12	CREFI	Redmond Town Center	Square Feet	92.9%	01/15/20	151,000,000	08/04/20	67.2%	30,000,000	263	30,000,000	263	3.3%	No	No
13	GSMC	Earhart Corporate Center	Square Feet	95.3%	09/30/20	48,000,000	08/17/20	62.5%	30,000,000	148	30,000,000	148	3.3%	No	No
14	CREFI	2665 North First	Square Feet	82.9%	08/28/20	48,600,000	07/27/20	59.7%	29,000,000	222	29,000,000	222	3.2%	No	No
15	CREFI	KW Portfolio	Square Feet	100.0%	10/06/20	43,570,000	Various	65.0%	28,330,250	206	28,330,250	206	3.1%	No	No
15.01	CREFI	10054 Old Grove Road	Square Feet	100.0%	10/06/20	22,720,000	08/15/20		14,830,250		14,830,250		1.6%
15.02	CREFI	2742 Dow Avenue	Square Feet	100.0%	10/06/20	20,850,000	08/27/20		13,500,000		13,500,000		1.5%
16	GSMC	USAA Plano	Square Feet	100.0%	10/01/20	119,900,000	08/02/20	53.0%	25,000,000	276	25,000,000	276	2.8%	No	No
17	GSMC	The Hub	Square Feet	100.0%	09/30/20	80,800,000	09/01/20	54.7%	25,000,000	257	25,000,000	257	2.8%	No	No
18	JPMCB	Troy Technology Park	Square Feet	85.8%	07/14/20	61,700,000	07/27/20	72.9%	25,000,000	106	25,000,000	106	2.8%	No	No
19	GSMC	Amazon Industrial Portfolio	Square Feet	100.0%	10/01/20	215,000,000	07/13/20	64.7%	24,100,000	81	24,100,000	81	2.7%	No	No
19.01	GSMC	12900 Pecan Park Road	Square Feet	100.0%	10/01/20	108,000,000	07/13/20		12,140,093		12,140,093		1.3%
19.02	GSMC	6925 Riverview Avenue	Square Feet	100.0%	10/01/20	107,000,000	07/13/20		11,959,907		11,959,907		1.3%
20	GSMC	Westlake Center	Square Feet	100.0%	09/03/20	32,600,000	07/01/20	66.3%	21,600,000	167	21,600,000	167	2.4%	No	No
21	GACC	Home Ranch Health Center	Square Feet	83.6%	05/31/20	31,500,000	04/19/20	58.2%	20,400,000	336	20,400,000	336	2.3%	No	No
22	CREFI	Keylock Storage Portfolio	Square Feet	82.6%	08/21/20	29,100,000	Various	67.5%	19,642,500	58	19,642,500	58	2.2%	No	No
22.01	CREFI	Mead	Square Feet	80.4%	08/21/20	7,500,000	07/13/20		5,140,000		5,140,000		0.6%
22.02	CREFI	Franklin	Square Feet	93.5%	08/21/20	6,300,000	07/11/20		4,425,000		4,425,000		0.5%
22.03	CREFI	Boise	Square Feet	80.5%	08/21/20	6,300,000	07/13/20		4,270,000		4,270,000		0.5%
22.04	CREFI	Fruitland	Square Feet	77.6%	08/21/20	4,900,000	07/13/20		3,192,500		3,192,500		0.4%
22.05	CREFI	Pendleton	Square Feet	78.9%	08/21/20	4,100,000	07/13/20		2,615,000		2,615,000		0.3%
23	GSMC	711 Fifth Avenue	Square Feet	76.5%	01/31/20	1,000,000,000	01/23/20	54.5%	15,000,000	1,603	15,000,000	1,603	1.7%	No	Yes - Group 1
24	CREFI	6655 Wedgwood	Square Feet	89.3%	07/09/20	15,250,000	08/11/20	67.5%	10,300,000	83	10,300,000	83	1.1%	No	No
25	CREFI	Mid Atlantic Storage Portfolio	Square Feet	86.2%	08/11/20	18,200,000	Various	54.9%	10,000,000	84	10,000,000	84	1.1%	No	No
25.01	CREFI	Storage at Atlas	Square Feet	86.6%	08/11/20	9,750,000	08/24/20		5,200,000		5,200,000		0.6%
25.02	CREFI	Storage at Mont Mini	Square Feet	85.7%	08/11/20	8,450,000	09/02/20		4,800,000		4,800,000		0.5%
26	GSMC	3861 Sepulveda Boulevard	Square Feet	100.0%	10/01/20	15,800,000	08/07/20	60.1%	9,500,000	393	9,500,000	393	1.1%	No	No
27	GSMC	Pell City Shopping Center	Square Feet	98.9%	11/04/19	12,000,000	08/16/19	65.0%	7,800,000	49	7,800,000	49	0.9%	No	No
28	GACC	Tesla Service Center of Chicago	Square Feet	100.0%	10/06/20	13,400,000	08/05/20	54.1%	7,250,000	229	7,250,000	229	0.8%	No	No
29	GSMC	Storage Post – Jefferson, LA	Square Feet	91.7%	08/04/20	12,050,000	07/27/20	58.8%	7,080,000	125	7,080,000	125	0.8%	No	No
30	GACC	Diversey	Square Feet	100.0%	10/06/20	10,400,000	07/01/20	59.5%	6,186,126	43	6,186,126	43	0.7%	No	No
31	CREFI	167 North 6th Street	Units	100.0%	08/05/20	9,100,000	08/27/20	63.7%	5,800,000	580,000	5,800,000	580,000	0.6%	No	No
32	CREFI	47 Ann	Units	100.0%	08/10/20	11,700,000	08/05/20	48.7%	5,700,000	475,000	5,700,000	475,000	0.6%	No	Yes - Group 2
33	GACC	Rosencrans Apartment Homes	Units	100.0%	09/01/20	9,350,000	08/13/20	55.1%	5,150,000	125,610	5,150,000	125,610	0.6%	No	No
34	CREFI	71 Leonard	Units	100.0%	08/01/20	4,600,000	08/05/20	50.0%	2,300,000	287,500	2,300,000	287,500	0.3%	No	Yes - Group 2

 A-1-4

Annex A-1

Net
			Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.	I/O
Loan #	Seller(1)	Property Name	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)	Service ($)(11)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	Period	Seasoning
1	GACC	Moffett Place - Building 6	3.369279	0.030530	3.338749	Actual/360	213,077.65	2,556,931.80	08/06/20	09/06/20			118	0	120	2
2	JPMCB/CREFI	120 Wall Street	3.20100	0.011780	3.189220	Actual/360	189,318.40	2,271,820.80	10/01/20	11/11/20			120	0	120	0
3	CREFI/GACC	MGM Grand & Mandalay Bay	3.55800	0.011155	3.546845	Actual/360	210,432.64	2,525,191.68	02/14/20	04/05/20			113	0	120	7
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street	3.68000	0.014480	3.665520	Actual/360	194,328.70	2,331,944.40	02/28/20	04/01/20			113	0	120	7
5	CREFI	Northern Trust Office	3.56000	0.014480	3.545520	Actual/360	121,517.96	1,458,215.52	09/30/20	11/01/20			84	0	84	0
6	GACC	Coleman Highline	2.80000	0.011780	2.788220	Actual/360	94,629.63	1,135,555.56	08/07/20	10/06/20			119	0	120	1
7	GACC	Point West Portfolio	3.06700	0.034480	3.032520	Actual/360	102,357.58	1,228,290.96	09/30/20	11/06/20			120	0	120	0
7.01	GACC	1610 & 1620 Arden Way
7.02	GACC	1545 River Park Drive
7.03	GACC	1601 Response Road
8	CREFI	Skywater Technology HQ	3.44000	0.014480	3.425520	Actual/360	193,990.47	2,327,885.64	09/30/20	11/06/20			120	300	0	0
9	JPMCB	Agellan Portfolio	4.62820	0.011780	4.616420	Actual/360	136,864.02	1,642,368.24	07/15/20	09/07/20			58	0	60	2
9.01	JPMCB	Sarasota Distribution Hub
9.02	JPMCB	Naperville Woods Office Center
9.03	JPMCB	Southpark Business Park FOP
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park
9.12	JPMCB	Southpark Business Park M
9.13	JPMCB	West by Northwest Business Blvd
9.14	JPMCB	Norcross Center
9.15	JPMCB	Goshen Springs
9.16	JPMCB	Long Point Center
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4
9.19	JPMCB	Jameel
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4
9.22	JPMCB	Northgreen 1-4
9.23	JPMCB	Minimax
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd
9.29	JPMCB	1346 Oakbrook Drive
9.30	JPMCB	1230-1236 Hardt Circle
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24
9.33	JPMCB	1351 Oakbrook Drive
9.34	JPMCB	1325 Oakbrook Drive
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court
9.43	JPMCB	483 Heartland Drive
9.44	JPMCB	1256 Oakbrook Drive
9.45	JPMCB	550 Heartland

 A-1-5

Annex A-1

					Net
			Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.	I/O
Loan #	Seller(1)	Property Name	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)	Service ($)(11)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	Period	Seasoning
9.46	JPMCB	Rittiman East Industrial Park #22
10	CREFI	2010 South Lamar	4.13000	0.014480	4.115520	Actual/360	112,011.91	1,344,142.92	09/22/20	11/06/20			84	0	84	0
11	GSMC	333 South Wabash	3.53000	0.043530	3.486470	30/360	88,250.00	1,059,000.00	08/12/20	10/01/20			95	0	96	1
12	CREFI	Redmond Town Center	3.85000	0.011780	3.838220	Actual/360	140,642.47	1,687,709.64	02/21/20	04/06/20	03/06/22	04/06/22	53	360	24	7
13	GSMC	Earhart Corporate Center	3.57200	0.014480	3.557520	Actual/360	135,922.03	1,631,064.36	10/02/20	11/06/20	10/06/25	11/06/25	120	360	60	0
14	CREFI	2665 North First	3.63000	0.024480	3.605520	Actual/360	88,943.40	1,067,320.80	09/22/20	11/06/20			120	0	120	0
15	CREFI	KW Portfolio	3.61000	0.014480	3.595520	Actual/360	128,961.41	1,547,536.92	09/24/20	11/06/20			120	360	0	0
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano	3.62400	0.011780	3.612220	Actual/360	76,548.61	918,583.32	08/31/20	10/06/20			119	0	120	1
17	GSMC	The Hub	3.49300	0.014480	3.478520	Actual/360	73,781.54	885,378.48	09/30/20	11/06/20			120	0	120	0
18	JPMCB	Troy Technology Park	3.69000	0.014480	3.675520	Actual/360	114,929.39	1,379,152.68	09/25/20	11/01/20	10/01/22	11/01/22	120	360	24	0
19	GSMC	Amazon Industrial Portfolio	3.25000	0.011780	3.238220	Actual/360	66,177.37	794,128.44	07/30/20	09/06/20			105	0	107	2
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center	3.71800	0.044480	3.673520	Actual/360	99,641.16	1,195,693.92	09/10/20	11/06/20			110	360	0	0
21	GACC	Home Ranch Health Center	3.73500	0.014480	3.720520	Actual/360	64,376.88	772,522.56	09/29/20	11/06/20			120	0	120	0
22	CREFI	Keylock Storage Portfolio	4.28000	0.014480	4.265520	Actual/360	96,974.58	1,163,694.96	09/24/20	11/06/20			120	360	0	0
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue	3.16000	0.013030	3.146970	Actual/360	40,048.61	480,583.32	03/06/20	04/06/20			113	0	120	7
24	CREFI	6655 Wedgwood	4.03000	0.014480	4.015520	Actual/360	49,352.08	592,224.96	09/21/20	11/06/20	10/06/23	11/06/23	120	360	36	0
25	CREFI	Mid Atlantic Storage Portfolio	3.80000	0.014480	3.785520	Actual/360	32,106.48	385,277.76	09/25/20	11/06/20			120	0	120	0
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard	3.76000	0.014480	3.745520	Actual/360	30,180.09	362,161.08	09/15/20	11/06/20			120	0	120	0
27	GSMC	Pell City Shopping Center	3.99000	0.043230	3.946770	Actual/360	37,193.44	446,321.28	12/27/19	02/06/20	01/06/25	02/06/25	111	360	60	9
28	GACC	Tesla Service Center of Chicago	3.45200	0.014480	3.437520	Actual/360	21,145.50	253,746.00	09/24/20	11/06/20			120	0	120	0
29	GSMC	Storage Post – Jefferson, LA	3.46700	0.054480	3.412520	Actual/360	20,739.40	248,872.80	09/08/20	11/06/20			120	0	120	0
30	GACC	Diversey	3.19700	0.014480	3.182520	Actual/360	26,742.80	320,913.60	09/22/20	11/06/20	10/06/22	11/06/22	120	360	24	0
31	CREFI	167 North 6th Street	3.94000	0.014480	3.925520	Actual/360	19,307.82	231,693.84	09/24/20	11/06/20			120	0	120	0
32	CREFI	47 Ann	4.03000	0.014480	4.015520	Actual/360	19,408.37	232,900.44	09/15/20	11/06/20			60	0	60	0
33	GACC	Rosencrans Apartment Homes	3.81400	0.014480	3.799520	Actual/360	16,595.76	199,149.12	09/30/20	11/06/20			120	0	120	0
34	CREFI	71 Leonard	4.03000	0.014480	4.015520	Actual/360	7,831.45	93,977.40	09/15/20	11/06/20			60	0	60	0

 A-1-6

Annex A-1

								Final	Maturity/ARD		Prepayment
			Payment	Grace Period	Grace Period	Maturity	ARD	Maturity	Balance	Maturity	Provision
Loan #	Seller(1)	Property Name	Due Date	(Late Payment)(12)	(Default)(12)	Date	Loan(6)(10)	Date	($)(6)(7)	LTV %(5)(29)	(Payments)(13)
1	GACC	Moffett Place - Building 6	6	0	0	08/06/30	No	08/06/30	74,850,000	37.1%	L(24),Grtr1%orYM(2),DeforGrtr1%orYM(87),O(7)
2	JPMCB/CREFI	120 Wall Street	11	0	0	10/11/30	No	10/11/30	70,000,000	57.9%	YM(24),DeforYM(92),O(4)
3	CREFI/GACC	MGM Grand & Mandalay Bay	5	0	0	03/05/30	Yes	03/05/32	70,000,000	35.5%	Grtr0.5%orYM(31),DeforGrtr0.5%orYM(82),O(7)
3.01	CREFI/GACC	MGM Grand							38,150,000
3.02	CREFI/GACC	Mandalay Bay							31,850,000
4	JPMCB	4 West 58th Street	1	1	0	03/01/30	No	03/01/30	62,500,000	69.4%	L(31),Def(83),O(6)
5	CREFI	Northern Trust Office	1	5	5	10/01/27	No	10/01/27	40,400,000	62.6%	L(24),Def(55),O(5)
6	GACC	Coleman Highline	6	0	0	09/06/30	No	09/06/30	40,000,000	50.8%	L(25),Def(88),O(7)
7	GACC	Point West Portfolio	6	0	0	10/06/30	No	10/06/30	39,500,000	59.4%	L(24),Def(91),O(5)
7.01	GACC	1610 & 1620 Arden Way							18,129,502
7.02	GACC	1545 River Park Drive							13,636,975
7.03	GACC	1601 Response Road							7,733,523
8	CREFI	Skywater Technology HQ	6	0	0	10/06/30	No	10/06/30	27,448,720	34.8%	L(24),Def(92),O(4)
9	JPMCB	Agellan Portfolio	7	3	0	08/07/25	No	08/07/25	35,000,000	41.9%	L(26),Def(30),O(4)
9.01	JPMCB	Sarasota Distribution Hub							4,411,042
9.02	JPMCB	Naperville Woods Office Center							4,380,645
9.03	JPMCB	Southpark Business Park FOP							2,222,457
9.04	JPMCB	Supervalu							1,677,047
9.05	JPMCB	Plainfield Business Center IV							1,534,615
9.06	JPMCB	Beltway III							1,280,149
9.07	JPMCB	4405 Continental Dr							1,194,169
9.08	JPMCB	Beltway IV							1,095,161
9.09	JPMCB	Sandy Plains Business Park							1,012,655
9.10	JPMCB	Coliseum Distribution Center #1							999,628
9.11	JPMCB	Silber Industrial Park							898,015
9.12	JPMCB	Southpark Business Park M							833,747
9.13	JPMCB	West by Northwest Business Blvd							814,640
9.14	JPMCB	Norcross Center							783,375
9.15	JPMCB	Goshen Springs							680,893
9.16	JPMCB	Long Point Center							661,787
9.17	JPMCB	Corridor Park D							655,707
9.18	JPMCB	Southport 1-4							636,600
9.19	JPMCB	Jameel							636,600
9.20	JPMCB	Beltway II							617,494
9.21	JPMCB	Braker Center 4							598,387
9.22	JPMCB	Northgreen 1-4							547,146
9.23	JPMCB	Minimax							515,881
9.24	JPMCB	Southpark Business Park E							477,667
9.25	JPMCB	9385 Washington Blvd							464,640
9.26	JPMCB	Rothway							458,561
9.27	JPMCB	2730 Pinnacle							388,213
9.28	JPMCB	Columbus West - Interchange Rd							359,553
9.29	JPMCB	1346 Oakbrook Drive							343,921
9.30	JPMCB	1230-1236 Hardt Circle							330,893
9.31	JPMCB	Pine Forest Business Park							311,787
9.32	JPMCB	Rittiman East Industrial Park #23 & 24							246,650
9.33	JPMCB	1351 Oakbrook Drive							244,913
9.34	JPMCB	1325 Oakbrook Drive							242,308
9.35	JPMCB	490 Heartland Drive							238,834
9.36	JPMCB	1265 Oakbrook Drive							232,754
9.37	JPMCB	Columbus West - Business Park							223,201
9.38	JPMCB	1155 Bowes Road							219,727
9.39	JPMCB	1280 Oakbrook Drive							216,253
9.40	JPMCB	Cox Business Center							213,648
9.41	JPMCB	2002 Bloomingdale							194,541
9.42	JPMCB	333 Charles Court							191,067
9.43	JPMCB	483 Heartland Drive							191,067
9.44	JPMCB	1256 Oakbrook Drive							187,593
9.45	JPMCB	550 Heartland							168,486

 A-1-7

Annex A-1

								Final	Maturity/ARD		Prepayment
			Payment	Grace Period	Grace Period	Maturity	ARD	Maturity	Balance	Maturity	Provision
Loan #	Seller(1)	Property Name	Due Date	(Late Payment)(12)	(Default)(12)	Date	Loan(6)(10)	Date	($)(6)(7)	LTV %(5)(29)	(Payments)(13)
9.46	JPMCB	Rittiman East Industrial Park #22							165,881
10	CREFI	2010 South Lamar	6	0	0	10/06/27	No	10/06/27	32,100,000	59.9%	L(24),Grtr1%orYM(56),O(4)
11	GSMC	333 South Wabash	1	5 (Once per year)	5 (Once per year)	09/01/28	No	09/01/28	30,000,000	62.8%	L(47),Def(43),O(6)
12	CREFI	Redmond Town Center	6	0	0	03/06/25	No	03/06/25	28,362,230	63.5%	L(31),Def(25),O(4)
13	GSMC	Earhart Corporate Center	6	0	0	10/06/30	No	10/06/30	27,022,980	56.3%	L(24),Def(91),O(5)
14	CREFI	2665 North First	6	0	0	10/06/30	No	10/06/30	29,000,000	59.7%	L(11),Grtr1%orYM(106),O(3)
15	CREFI	KW Portfolio	6	0	0	10/06/30	No	10/06/30	22,181,591	50.9%	L(24),Def(92),O(4)
15.01	CREFI	10054 Old Grove Road							11,611,565
15.02	CREFI	2742 Dow Avenue							10,570,026
16	GSMC	USAA Plano	6	0	0	09/06/30	Yes	08/06/31	25,000,000	53.0%	L(11),Grtr1%orYM(105),O(4)
17	GSMC	The Hub	6	0	0	10/06/30	No	10/06/30	25,000,000	54.7%	L(24),Def(92),O(4)
18	JPMCB	Troy Technology Park	1	0	0	10/01/30	No	10/01/30	20,873,798	60.9%	L(24),Def(93),O(3)
19	GSMC	Amazon Industrial Portfolio	6	0	0	07/06/29	No	07/06/29	24,100,000	64.7%	L(26),Def(74),O(7)
19.01	GSMC	12900 Pecan Park Road							12,140,093
19.02	GSMC	6925 Riverview Avenue							11,959,907
20	GSMC	Westlake Center	6	0	0	12/06/29	No	12/06/29	17,435,798	53.5%	L(24),Grtr1%orYM(81),O(5)
21	GACC	Home Ranch Health Center	6	0	0	10/06/30	No	10/06/30	20,400,000	58.2%	L(24),Def(91),O(5)
22	CREFI	Keylock Storage Portfolio	6	0	0	10/06/30	No	10/06/30	15,758,299	54.2%	L(24),Def(93),O(3)
22.01	CREFI	Mead							4,123,592
22.02	CREFI	Franklin							3,549,979
22.03	CREFI	Boise							3,425,630
22.04	CREFI	Fruitland							2,561,200
22.05	CREFI	Pendleton							2,097,897
23	GSMC	711 Fifth Avenue	6	0	0	03/06/30	No	03/06/30	15,000,000	54.5%	L(31),Def(82),O(7)
24	CREFI	6655 Wedgwood	6	0	0	10/06/30	No	10/06/30	8,916,631	58.5%	L(24),Def(92),O(4)
25	CREFI	Mid Atlantic Storage Portfolio	6	0	0	10/06/30	No	10/06/30	10,000,000	54.9%	L(24),Def(91),O(5)
25.01	CREFI	Storage at Atlas							5,200,000
25.02	CREFI	Storage at Mont Mini							4,800,000
26	GSMC	3861 Sepulveda Boulevard	6	5 (Once per year, only two times)	0	10/06/30	No	10/06/30	9,500,000	60.1%	L(24),Grtr1%orYM(92),O(4)
27	GSMC	Pell City Shopping Center	6	0	0	01/06/30	No	01/06/30	7,077,288	59.0%	L(33),Def(83),O(4)
28	GACC	Tesla Service Center of Chicago	6	0	0	10/06/30	No	10/06/30	7,250,000	54.1%	L(24),Def(91),O(5)
29	GSMC	Storage Post – Jefferson, LA	6	5 (Once per year)	0	10/06/30	No	10/06/30	7,080,000	58.8%	L(24),Def(92),O(4)
30	GACC	Diversey	6	0	0	10/06/30	No	10/06/30	5,089,405	48.9%	L(23),Grtr1%orYM(1),DeforGrtr1%orYM(91),O(5)
31	CREFI	167 North 6th Street	6	0	0	10/06/30	No	10/06/30	5,800,000	63.7%	L(24),Def(92),O(4)
32	CREFI	47 Ann	6	0	0	10/06/25	No	10/06/25	5,700,000	48.7%	L(24),Def(32),O(4)
33	GACC	Rosencrans Apartment Homes	6	0	0	10/06/30	No	10/06/30	5,150,000	55.1%	L(24),Def(92),O(4)
34	CREFI	71 Leonard	6	0	0	10/06/25	No	10/06/25	2,300,000	50.0%	L(24),Def(32),O(4)

 A-1-8

Annex A-1

			HISTORICAL FINANCIALS(14)

			2017	2017	2017	2018	2018	2018	2019	2019	2019	Most Recent	Most Recent	Most Recent
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(15)	As of
1	GACC	Moffett Place - Building 6
2	JPMCB/CREFI	120 Wall Street	24,140,302	11,652,754	12,487,548	23,299,486	13,252,949	10,046,537	26,193,303	13,240,969	12,952,334	26,254,913	13,064,624	13,190,289	07/31/20
3	CREFI/GACC	MGM Grand & Mandalay Bay	2,161,960,165	1,556,922,957	605,037,208	2,191,540,530	1,574,171,264	617,369,266	2,106,295,488	1,586,215,135	520,080,353	1,542,534,742	1,161,377,839	381,156,903	06/30/20
3.01	CREFI/GACC	MGM Grand	1,179,680,639	834,995,842	344,684,797	1,226,105,346	854,539,115	371,566,231	1,161,850,748	879,242,083	282,608,665	874,139,277	653,818,258	220,321,020	06/30/20
3.02	CREFI/GACC	Mandalay Bay	982,279,526	721,927,115	260,352,411	965,435,184	719,632,149	245,803,035	944,444,740	706,973,052	237,471,688	668,395,465	507,559,582	160,835,883	06/30/20
4	JPMCB	4 West 58th Street	4,905,078	1,996,939	2,908,139	4,877,497	1,903,193	2,974,304	5,628,265	2,057,287	3,570,977	7,897,694	3,378,556	4,519,138	06/30/20
5	CREFI	Northern Trust Office				4,158,664	1,355,848	2,802,816	4,934,469	1,482,044	3,452,425	5,170,655	1,530,337	3,640,318	04/30/20
6	GACC	Coleman Highline
7	GACC	Point West Portfolio	6,151,167	3,399,861	2,751,306	6,151,014	3,466,291	2,684,723	6,604,641	2,993,385	3,611,256	6,912,938	3,004,765	3,908,173	08/31/20
7.01	GACC	1610 & 1620 Arden Way
7.02	GACC	1545 River Park Drive
7.03	GACC	1601 Response Road
8	CREFI	Skywater Technology HQ
9	JPMCB	Agellan Portfolio	53,679,748	19,917,149	33,762,598	60,700,041	21,738,754	38,961,287	63,486,372	23,013,221	40,473,151
9.01	JPMCB	Sarasota Distribution Hub	7,406,160	2,739,497	4,666,663	7,670,233	2,937,926	4,732,307	8,667,076	3,826,998	4,840,078
9.02	JPMCB	Naperville Woods Office Center	11,389,307	5,730,623	5,658,684	12,083,301	5,589,481	6,493,820	12,433,338	5,958,534	6,474,805
9.03	JPMCB	Southpark Business Park FOP	3,033,240	931,542	2,101,698	3,196,891	984,124	2,212,767	3,262,196	946,984	2,315,211
9.04	JPMCB	Supervalu	1,807,491	241,114	1,566,378	1,679,544	254,739	1,424,805	1,822,008	250,678	1,571,331
9.05	JPMCB	Plainfield Business Center IV	1,907,215	574,471	1,332,744	1,891,007	594,804	1,296,204	1,913,185	586,757	1,326,428
9.06	JPMCB	Beltway III	2,474,086	1,321,115	1,152,972	3,516,342	1,485,310	2,031,032	3,449,593	1,454,757	1,994,836
9.07	JPMCB	4405 Continental Dr	1,520,286	167,141	1,353,145	2,387,108	365,458	2,021,650	2,454,022	380,753	2,073,269
9.08	JPMCB	Beltway IV	2,807,985	1,327,711	1,480,274	2,444,016	1,351,073	1,092,943	2,500,287	1,342,028	1,158,259
9.09	JPMCB	Sandy Plains Business Park	1,224,196	304,062	920,134	1,310,152	321,405	988,747	1,373,252	332,977	1,040,275
9.10	JPMCB	Coliseum Distribution Center #1				1,162,988	368,460	794,528	1,159,557	338,794	820,763
9.11	JPMCB	Silber Industrial Park	1,271,131	422,514	848,616	1,275,183	406,461	868,722	1,223,646	363,570	860,076
9.12	JPMCB	Southpark Business Park M	1,110,392	329,850	780,542	1,174,767	366,843	807,924	1,189,281	346,524	842,758
9.13	JPMCB	West by Northwest Business Blvd	1,056,180	320,321	735,859	1,131,126	349,481	781,644	1,050,317	307,652	742,665
9.14	JPMCB	Norcross Center	1,034,811	255,226	779,585	1,075,754	256,545	819,210	1,129,734	242,766	886,967
9.15	JPMCB	Goshen Springs	835,265	245,665	589,600	799,244	218,129	581,115	785,935	251,030	534,905
9.16	JPMCB	Long Point Center	1,021,122	380,837	640,285	1,156,406	409,301	747,105	1,166,108	370,381	795,727
9.17	JPMCB	Corridor Park D				219,211	60,308	158,903	919,083	279,002	640,082
9.18	JPMCB	Southport 1-4	997,736	432,557	565,180	1,072,677	449,239	623,438	1,043,587	408,071	635,516
9.19	JPMCB	Jameel	1,007,140	305,967	701,173	1,044,882	312,631	732,251	994,616	293,286	701,330
9.20	JPMCB	Beltway II	2,570,292	966,982	1,603,310	2,608,806	1,002,724	1,606,082	2,710,140	1,052,047	1,658,093
9.21	JPMCB	Braker Center 4	797,505	246,428	551,077	790,552	281,942	508,610	880,039	284,009	596,030
9.22	JPMCB	Northgreen 1-4	986,758	402,730	584,028	1,004,734	450,162	554,572	912,088	405,616	506,472
9.23	JPMCB	Minimax	607,608	192,832	414,776	741,124	228,055	513,068	766,323	222,922	543,402
9.24	JPMCB	Southpark Business Park E	740,437	218,917	521,519	605,888	76,428	529,460	625,886	77,241	548,645
9.25	JPMCB	9385 Washington Blvd				337,745	96,839	240,906	559,955	155,845	404,110
9.26	JPMCB	Rothway	1,018,807	362,692	656,115	1,006,249	334,398	671,851	695,389	299,234	396,155
9.27	JPMCB	2730 Pinnacle	277,754	53,751	224,003	552,011	107,691	444,320	552,302	112,886	439,415
9.28	JPMCB	Columbus West - Interchange Rd	556,678	180,038	376,641	617,707	207,187	410,520	629,778	191,462	438,316
9.29	JPMCB	1346 Oakbrook Drive	383,252	123,607	259,645	443,611	129,254	314,357	521,627	129,489	392,138
9.30	JPMCB	1230-1236 Hardt Circle	259,899	72,388	187,511	492,089	155,493	336,596	553,143	197,296	355,846
9.31	JPMCB	Pine Forest Business Park	474,613	165,208	309,405	512,978	192,327	320,651	496,975	166,758	330,216
9.32	JPMCB	Rittiman East Industrial Park #23 & 24				412,440	142,622	269,817	421,567	146,471	275,097
9.33	JPMCB	1351 Oakbrook Drive	278,250	78,703	199,547	322,882	76,626	246,256	350,467	79,762	270,705
9.34	JPMCB	1325 Oakbrook Drive	315,511	86,630	228,881	345,319	79,725	265,594	345,827	79,518	266,309
9.35	JPMCB	490 Heartland Drive	185,302	41,285	144,017	362,811	73,141	289,671	374,794	89,836	284,958
9.36	JPMCB	1265 Oakbrook Drive	293,387	87,934	205,453	293,148	81,301	211,847	300,836	83,435	217,401
9.37	JPMCB	Columbus West - Business Park	465,194	126,226	338,968	465,319	124,607	340,712	632,896	137,492	495,404
9.38	JPMCB	1155 Bowes Road	153,631	42,105	111,526	301,327	82,156	219,171	302,245	82,007	220,238
9.39	JPMCB	1280 Oakbrook Drive	321,273	82,313	238,960	313,163	67,047	246,116	325,735	71,894	253,841
9.40	JPMCB	Cox Business Center	150,775	72,348	78,427	85,008	72,934	12,074	253,893	84,109	169,783
9.41	JPMCB	2002 Bloomingdale	190,224	60,646	129,578	259,389	121,737	137,653	218,345	107,781	110,564
9.42	JPMCB	333 Charles Court	230,730	76,704	154,026	467,213	163,055	304,157	408,819	139,182	269,636
9.43	JPMCB	483 Heartland Drive	136,282	44,086	92,196	289,331	95,678	193,653	313,731	108,619	205,111
9.44	JPMCB	1256 Oakbrook Drive	247,333	68,959	178,374	257,044	65,952	191,092	280,108	73,017	207,091
9.45	JPMCB	550 Heartland	134,509	33,425	101,083	257,714	59,159	198,554	271,775	68,070	203,705

 A-1-9

Annex A-1

			HISTORICAL FINANCIALS(14)

			2017	2017	2017	2018	2018	2018	2019	2019	2019	Most Recent	Most Recent	Most Recent
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(15)	As of
9.46	JPMCB	Rittiman East Industrial Park #22				263,606	88,793	174,813	244,870	85,681	159,189
10	CREFI	2010 South Lamar
11	GSMC	333 South Wabash	32,751,800	17,917,991	14,833,810	21,999,071	18,059,960	3,939,112	11,924,085	13,207,574	-1,283,489	10,248,756	15,122,901	-4,874,145	05/31/20
12	CREFI	Redmond Town Center	12,572,296	3,843,706	8,728,590	12,945,809	3,914,837	9,030,971				13,766,778	4,065,369	9,701,409	11/30/19
13	GSMC	Earhart Corporate Center										4,509,192	2,228,029	2,281,162	06/30/20
14	CREFI	2665 North First	4,638,383	1,339,615	3,298,768	4,668,045	1,374,055	3,293,990	4,350,502	1,471,687	2,878,815	4,385,547	1,492,256	2,893,291	06/30/20
15	CREFI	KW Portfolio
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano
17	GSMC	The Hub	6,067,594	1,396,735	4,670,859	6,335,576	1,664,562	4,671,014	6,586,524	1,589,768	4,996,756	6,433,784	1,515,574	4,918,210	07/31/20
18	JPMCB	Troy Technology Park				5,557,027	1,855,375	3,701,652	5,993,464	1,883,348	4,110,116	6,152,363	1,964,561	4,187,802	06/30/20
19	GSMC	Amazon Industrial Portfolio
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center				3,394,420	1,591,920	1,802,500	3,307,308	1,586,091	1,721,217	3,572,890	1,560,911	2,011,979	06/30/20
21	GACC	Home Ranch Health Center							1,470,674	449,513	1,021,161	1,557,866	429,751	1,128,115	05/31/20
22	CREFI	Keylock Storage Portfolio	2,529,718	953,275	1,576,443	2,650,576	993,689	1,656,887	2,704,266	984,736	1,719,530	2,679,880	993,885	1,685,995	08/31/20
22.01	CREFI	Mead	573,422	201,436	371,985	631,284	212,288	418,996	677,914	210,261	467,653	670,340	234,866	435,474	08/31/20
22.02	CREFI	Franklin	537,430	229,687	307,743	552,075	229,770	322,305	587,128	244,385	342,743	609,144	237,266	371,878	08/31/20
22.03	CREFI	Boise	550,212	214,921	335,291	581,846	218,679	363,168	587,895	196,546	391,349	589,484	220,684	368,800	08/31/20
22.04	CREFI	Fruitland	442,618	150,331	292,287	455,769	161,326	294,443	442,274	159,896	282,377	421,757	145,525	276,232	08/31/20
22.05	CREFI	Pendleton	426,037	156,900	269,137	429,601	171,626	257,975	409,056	173,648	235,408	389,156	155,544	233,612	08/31/20
23	GSMC	711 Fifth Avenue	62,723,555	17,358,037	45,365,518	63,038,695	18,950,129	44,088,566	69,563,590	20,967,241	48,596,349	69,060,254	21,771,999	47,288,255	03/31/20
24	CREFI	6655 Wedgwood				1,854,502	673,176	1,181,326	2,084,221	758,387	1,325,834	2,135,646	719,502	1,416,144	06/30/20
25	CREFI	Mid Atlantic Storage Portfolio				1,527,032	544,613	982,419	1,579,928	560,661	1,019,268	1,576,213	547,342	1,028,870	08/31/20
25.01	CREFI	Storage at Atlas				788,324	305,516	482,808	820,154	305,074	515,081	819,261	296,385	522,876	08/31/20
25.02	CREFI	Storage at Mont Mini				738,708	239,097	499,611	759,774	255,587	504,187	756,952	250,957	505,995	08/31/20
26	GSMC	3861 Sepulveda Boulevard										273,632	176,024	97,608	05/31/20
27	GSMC	Pell City Shopping Center	939,867	190,068	749,799	1,120,331	226,730	893,601				1,239,646	249,245	990,401	07/31/20
28	GACC	Tesla Service Center of Chicago										1,069,814	72,383	997,431	07/31/20
29	GSMC	Storage Post – Jefferson, LA	1,116,519	370,019	746,500	1,156,130	362,956	793,174	1,124,050	376,793	747,257	1,109,749	395,488	714,261	06/30/20
30	GACC	Diversey
31	CREFI	167 North 6th Street	477,228	72,805	404,423	486,005	70,256	415,749	493,794	71,652	422,142	514,194	75,330	438,864	06/30/20
32	CREFI	47 Ann	702,238	361,154	341,084	825,335	403,627	421,708	847,695	396,675	451,020	844,754	402,855	441,899	06/30/20
33	GACC	Rosencrans Apartment Homes	278,966	73,508	205,457	337,152	71,267	265,885	346,293	65,862	280,431	522,459	41,577	480,882	08/30/20
34	CREFI	71 Leonard	377,518	176,183	201,335	396,438	195,895	200,543	399,640	205,548	194,092	405,677	203,957	201,720	06/30/20
 A-1-10

Annex A-1

			UW
			Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(15)(16)	Items ($)	NCF ($)(4)(16)	NOI DSCR(17)(29)	DSCR(17)(29)	Debt Yield %(18)(29)	Debt Yield %(18)(29)	Title Type(3)(19)	Expiration	Extension Terms
1	GACC	Moffett Place - Building 6	95.0%	18,990,159	2,692,414	16,297,746	387,722	15,910,023	3.58	3.50	12.2%	12.0%	Fee
2	JPMCB/CREFI	120 Wall Street	94.0%	28,608,590	13,183,745	15,424,845	768,517	14,656,328	2.88	2.74	9.3%	8.9%	Fee
3	CREFI/GACC	MGM Grand & Mandalay Bay	92.1%	2,106,295,488	1,586,215,135	520,080,353	32,774,592	487,305,761	4.95	4.95	17.9%	17.9%	Fee
3.01	CREFI/GACC	MGM Grand	91.4%	1,161,850,748	879,242,083	282,608,665	16,011,953	266,596,712					Fee
3.02	CREFI/GACC	Mandalay Bay	92.8%	944,444,740	706,973,052	237,471,688	16,762,639	220,709,049					Fee
4	JPMCB	4 West 58th Street	95.0%	11,943,386	2,701,328	9,242,058	182,111	9,059,948	1.98	1.94	7.4%	7.2%	Fee/Leasehold	09/14/2052	None
5	CREFI	Northern Trust Office	97.8%	5,497,638	1,709,554	3,788,084	29,874	3,758,210	2.60	2.58	9.4%	9.3%	Fee
6	GACC	Coleman Highline	95.0%	21,806,104	5,806,707	15,999,397	0	15,999,397	3.64	3.64	10.3%	10.3%	Fee
7	GACC	Point West Portfolio	84.7%	7,772,716	3,137,294	4,635,422	586,692	4,048,730	3.77	3.30	11.7%	10.2%	Fee
7.01	GACC	1610 & 1620 Arden Way											Fee
7.02	GACC	1545 River Park Drive											Fee
7.03	GACC	1601 Response Road											Fee
8	CREFI	Skywater Technology HQ	95.0%	6,300,718	1,812,651	4,488,067	292,156	4,195,911	1.93	1.80	11.5%	10.8%	Fee
9	JPMCB	Agellan Portfolio	89.4%	60,350,250	24,159,826	36,190,424	3,317,995	32,872,429	3.34	3.03	15.7%	14.2%	Fee
9.01	JPMCB	Sarasota Distribution Hub	95.0%	8,006,744	3,583,505	4,423,239	312,560	4,110,679					Fee
9.02	JPMCB	Naperville Woods Office Center	95.0%	13,114,742	6,065,177	7,049,566	860,403	6,189,162					Fee
9.03	JPMCB	Southpark Business Park FOP	95.0%	3,352,508	1,050,754	2,301,754	64,507	2,237,247					Fee
9.04	JPMCB	Supervalu	95.0%	1,873,904	389,739	1,484,165	87,515	1,396,650					Fee
9.05	JPMCB	Plainfield Business Center IV	95.0%	2,029,974	750,961	1,279,013	149,773	1,129,240					Fee
9.06	JPMCB	Beltway III	95.0%	3,436,783	1,538,276	1,898,507	232,829	1,665,678					Fee
9.07	JPMCB	4405 Continental Dr	95.0%	2,525,258	560,922	1,964,336	137,927	1,826,409					Fee
9.08	JPMCB	Beltway IV	81.1%	2,558,926	1,395,999	1,162,927	234,855	928,072					Fee
9.09	JPMCB	Sandy Plains Business Park	95.0%	1,487,417	363,265	1,124,152	57,698	1,066,454					Fee
9.10	JPMCB	Coliseum Distribution Center #1	95.0%	1,226,106	347,981	878,124	71,722	806,402					Fee
9.11	JPMCB	Silber Industrial Park	91.7%	1,246,286	405,968	840,318	68,608	771,710					Fee
9.12	JPMCB	Southpark Business Park M	95.0%	1,294,996	384,842	910,154	25,017	885,137					Fee
9.13	JPMCB	West by Northwest Business Blvd	93.4%	1,151,909	345,410	806,500	42,326	764,174					Fee
9.14	JPMCB	Norcross Center	95.0%	1,173,228	280,901	892,328	58,602	833,725					Fee
9.15	JPMCB	Goshen Springs	95.0%	970,773	270,791	699,982	52,522	647,460					Fee
9.16	JPMCB	Long Point Center	94.3%	1,121,405	414,360	707,044	65,405	641,639					Fee
9.17	JPMCB	Corridor Park D	95.0%	912,456	286,158	626,298	19,344	606,954					Fee
9.18	JPMCB	Southport 1-4	83.0%	1,008,255	447,199	561,056	51,516	509,540					Fee
9.19	JPMCB	Jameel	90.6%	956,717	311,211	645,505	32,723	612,782					Fee
9.20	JPMCB	Beltway II	19.3%	345,215	985,989	-640,774	180,176	-820,949					Fee
9.21	JPMCB	Braker Center 4	91.7%	849,308	300,337	548,971	15,832	533,140					Fee
9.22	JPMCB	Northgreen 1-4	71.5%	752,238	454,109	298,129	40,942	257,187					Fee
9.23	JPMCB	Minimax	95.0%	775,076	244,517	530,559	41,316	489,242					Fee
9.24	JPMCB	Southpark Business Park E	95.0%	787,979	241,852	546,128	17,229	528,898					Fee
9.25	JPMCB	9385 Washington Blvd	87.4%	541,947	137,510	404,437	19,858	384,579					Fee
9.26	JPMCB	Rothway	50.3%	415,134	294,125	121,009	26,020	94,989					Fee
9.27	JPMCB	2730 Pinnacle	95.0%	557,337	132,026	425,311	15,513	409,798					Fee
9.28	JPMCB	Columbus West - Interchange Rd	91.7%	608,246	230,717	377,529	31,447	346,082					Fee
9.29	JPMCB	1346 Oakbrook Drive	95.0%	548,668	135,883	412,785	24,686	388,099					Fee
9.30	JPMCB	1230-1236 Hardt Circle	82.1%	414,856	169,923	244,932	20,717	224,216					Fee
9.31	JPMCB	Pine Forest Business Park	37.3%	164,663	189,368	-24,706	27,617	-52,323					Fee
9.32	JPMCB	Rittiman East Industrial Park #23 & 24	93.8%	436,510	141,248	295,262	17,519	277,743					Fee
9.33	JPMCB	1351 Oakbrook Drive	70.7%	245,403	84,210	161,193	12,582	148,611					Fee
9.34	JPMCB	1325 Oakbrook Drive	95.0%	370,097	90,104	279,993	18,317	261,677					Fee
9.35	JPMCB	490 Heartland Drive	95.0%	374,187	89,177	285,010	13,627	271,383					Fee
9.36	JPMCB	1265 Oakbrook Drive	95.0%	350,043	92,566	257,476	17,655	239,821					Fee
9.37	JPMCB	Columbus West - Business Park		0	129,100	-129,100	31,936	-161,036					Fee
9.38	JPMCB	1155 Bowes Road		0	77,531	-77,531	11,862	-89,393					Fee
9.39	JPMCB	1280 Oakbrook Drive	95.0%	325,037	81,026	244,011	16,000	228,011					Fee
9.40	JPMCB	Cox Business Center	95.0%	306,220	64,509	241,711	17,944	223,767					Fee
9.41	JPMCB	2002 Bloomingdale	95.0%	296,359	117,080	179,279	11,006	168,273					Fee
9.42	JPMCB	333 Charles Court	95.0%	397,852	141,351	256,501	12,628	243,873					Fee
9.43	JPMCB	483 Heartland Drive	88.8%	263,482	108,557	154,925	12,560	142,365					Fee
9.44	JPMCB	1256 Oakbrook Drive	89.5%	258,090	76,234	181,856	13,928	167,928					Fee
9.45	JPMCB	550 Heartland	95.0%	257,816	67,685	190,131	10,458	179,673					Fee

 A-1-11

Annex A-1

			UW
			Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(15)(16)	Items ($)	NCF ($)(4)(16)	NOI DSCR(17)(29)	DSCR(17)(29)	Debt Yield %(18)(29)	Debt Yield %(18)(29)	Title Type(3)(19)	Expiration	Extension Terms
9.46	JPMCB	Rittiman East Industrial Park #22	87.8%	260,104	89,674	170,430	12,767	157,662					Fee
10	CREFI	2010 South Lamar	95.0%	4,487,441	1,424,863	3,062,579	151,970	2,910,609	2.28	2.17	9.5%	9.1%	Fee
11	GSMC	333 South Wabash	91.7%	41,578,718	17,347,570	24,231,148	903,660	23,327,488	2.86	2.75	10.1%	9.7%	Fee
12	CREFI	Redmond Town Center	94.0%	15,096,303	4,207,821	10,888,482	695,051	10,193,431	1.91	1.79	10.7%	10.0%	Fee
13	GSMC	Earhart Corporate Center	94.6%	5,503,407	2,259,782	3,243,624	232,624	3,011,000	1.99	1.85	10.8%	10.0%	Fee
14	CREFI	2665 North First	83.4%	4,747,771	1,653,713	3,094,058	190,995	2,903,063	2.90	2.72	10.7%	10.0%	Fee
15	CREFI	KW Portfolio	95.0%	3,398,183	823,130	2,575,053	152,719	2,422,334	1.66	1.57	9.1%	8.6%	Fee
15.01	CREFI	10054 Old Grove Road	95.0%	1,648,470	409,251	1,239,219	66,453	1,172,766					Fee
15.02	CREFI	2742 Dow Avenue	95.0%	1,749,713	413,879	1,335,833	86,266	1,249,568					Fee
16	GSMC	USAA Plano	97.5%	6,908,279	209,748	6,698,530	55,349	6,643,181	2.87	2.84	10.5%	10.4%	Fee
17	GSMC	The Hub	96.0%	6,511,632	1,586,584	4,925,048	166,363	4,758,685	3.15	3.04	11.1%	10.8%	Fee
18	JPMCB	Troy Technology Park	82.6%	6,029,035	1,896,232	4,132,803	7,399	4,125,403	1.66	1.66	9.2%	9.2%	Fee
19	GSMC	Amazon Industrial Portfolio	98.0%	13,375,374	2,281,427	11,093,948	171,321	10,922,627	2.42	2.38	8.0%	7.9%	Fee
19.01	GSMC	12900 Pecan Park Road											Fee
19.02	GSMC	6925 Riverview Avenue											Fee
20	GSMC	Westlake Center	95.0%	4,268,818	1,604,409	2,664,409	44,245	2,620,164	2.23	2.19	12.3%	12.1%	Fee
21	GACC	Home Ranch Health Center	82.9%	2,136,771	468,771	1,668,000	72,767	1,595,233	2.16	2.06	9.1%	8.7%	Fee
22	CREFI	Keylock Storage Portfolio	82.3%	2,679,880	992,092	1,687,788	45,705	1,642,082	1.45	1.41	8.6%	8.4%	Various	Various	Various
22.01	CREFI	Mead	85.0%	670,340	234,341	435,998	5,449	430,550					Fee
22.02	CREFI	Franklin	89.7%	609,144	236,648	372,496	3,014	369,482					Fee
22.03	CREFI	Boise	84.3%	589,484	219,645	369,839	13,307	356,533					Fee
22.04	CREFI	Fruitland	72.9%	421,757	145,361	276,396	9,681	266,715					Fee
22.05	CREFI	Pendleton	76.0%	389,156	156,098	233,058	14,255	218,803					Fee/Leasehold	06/30/2025	Two, five-year options
23	GSMC	711 Fifth Avenue	90.6%	74,193,553	22,888,769	51,304,783	629,356	50,675,427	2.94	2.90	9.4%	9.3%	Fee
24	CREFI	6655 Wedgwood	89.7%	2,022,577	789,619	1,232,958	87,470	1,145,488	2.08	1.93	12.0%	11.1%	Fee
25	CREFI	Mid Atlantic Storage Portfolio	81.0%	1,576,213	565,506	1,010,707	27,380	983,327	2.62	2.55	10.1%	9.8%	Fee
25.01	CREFI	Storage at Atlas	81.7%	819,261	293,834	525,426	14,021	511,406					Fee
25.02	CREFI	Storage at Mont Mini	80.4%	756,952	271,671	485,281	13,360	471,921					Fee
26	GSMC	3861 Sepulveda Boulevard	95.0%	1,084,522	202,829	881,693	27,823	853,870	2.43	2.36	9.3%	9.0%	Fee
27	GSMC	Pell City Shopping Center	95.0%	1,144,805	248,849	895,956	86,203	809,753	2.01	1.81	11.5%	10.4%	Fee
28	GACC	Tesla Service Center of Chicago	95.0%	1,067,485	295,218	772,267	19,020	753,247	3.04	2.97	10.7%	10.4%	Fee
29	GSMC	Storage Post – Jefferson, LA	96.5%	1,109,749	384,326	725,423	11,340	714,083	2.91	2.87	10.2%	10.1%	Fee
30	GACC	Diversey	95.0%	719,918	22,072	697,846	21,752	676,094	2.17	2.11	11.3%	10.9%	Fee
31	CREFI	167 North 6th Street	97.0%	516,234	82,967	433,267	4,546	428,721	1.87	1.85	7.5%	7.4%	Fee
32	CREFI	47 Ann	92.7%	913,816	422,356	491,460	7,140	484,320	2.11	2.08	8.6%	8.5%	Fee
33	GACC	Rosencrans Apartment Homes	94.9%	701,985	199,559	502,426	9,061	493,365	2.52	2.48	9.8%	9.6%	Fee
34	CREFI	71 Leonard	95.0%	406,670	221,707	184,963	6,025	178,938	1.97	1.90	8.0%	7.8%	Fee

 A-1-12

Annex A-1

UPFRONT ESCROW(21)
					Upfront	Upfront	Upfront	Upfront	Upfront	Upfront	Upfront	Upfront
			Franchise		Capex	Engin.	Envir.	TI/LC	RE Tax	Ins.	Debt Service	Other	Other Upfront
Loan #	Seller(1)	Property Name	Expiration Date(20)	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description
1	GACC	Moffett Place - Building 6		6%	0	0	0	2,728,059	0	0	2,496,716	12,062,876	Free Rent Reserve
2	JPMCB/CREFI	120 Wall Street			0	0	0	3,472,525	1,306,557	0	0	1,759,579	Rent Concession Reserve
3	CREFI/GACC	MGM Grand & Mandalay Bay			0	0	0	0	0	0	0	0
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street			0	0	0	7,811,435	91,175	4,669	0	5,799,156	Free Rent/Gap Rent Reserve
5	CREFI	Northern Trust Office			0	0	0	0	0	0	0	0
6	GACC	Coleman Highline		11%	0	0	0	0	814,077	0	5,000,000	1,871,099	Unfunded Obligations Reserve
7	GACC	Point West Portfolio		Various	0	33,370	0	1,300,000	331,747	0	0	0
7.01	GACC	1610 & 1620 Arden Way		7%
7.02	GACC	1545 River Park Drive		6%
7.03	GACC	1601 Response Road		5%
8	CREFI	Skywater Technology HQ			0	0	0	0	26,659	252,800	0	0
9	JPMCB	Agellan Portfolio			0	2,985,266	0	6,410,963	0	0	0	2,172,050	Working Capital Reserve: 2,000,000; Gap Rent Reserve: 172,050
9.01	JPMCB	Sarasota Distribution Hub
9.02	JPMCB	Naperville Woods Office Center
9.03	JPMCB	Southpark Business Park FOP
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park
9.12	JPMCB	Southpark Business Park M
9.13	JPMCB	West by Northwest Business Blvd
9.14	JPMCB	Norcross Center
9.15	JPMCB	Goshen Springs
9.16	JPMCB	Long Point Center
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4
9.19	JPMCB	Jameel
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4
9.22	JPMCB	Northgreen 1-4
9.23	JPMCB	Minimax
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd
9.29	JPMCB	1346 Oakbrook Drive
9.30	JPMCB	1230-1236 Hardt Circle
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24
9.33	JPMCB	1351 Oakbrook Drive
9.34	JPMCB	1325 Oakbrook Drive
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court
9.43	JPMCB	483 Heartland Drive
9.44	JPMCB	1256 Oakbrook Drive
9.45	JPMCB	550 Heartland

 A-1-13

Annex A-1

					UPFRONT ESCROW(21)
					Upfront	Upfront	Upfront	Upfront	Upfront	Upfront	Upfront	Upfront
			Franchise		Capex	Engin.	Envir.	TI/LC	RE Tax	Ins.	Debt Service	Other	Other Upfront
Loan #	Seller(1)	Property Name	Expiration Date(20)	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description
9.46	JPMCB	Rittiman East Industrial Park #22
10	CREFI	2010 South Lamar			0	0	0	0	525,330	30,715	0	0
11	GSMC	333 South Wabash			0	0	0	8,513,554	1,582,185	94,591	0	23,921,811	Rent Concession Reserve: 23,171,811; 55 E. Jackson Sublease Reserve: 750,000
12	CREFI	Redmond Town Center		10%	0	0	0	0	411,531	130,585	0	2,809,532	Unfunded Obligations Reserve
13	GSMC	Earhart Corporate Center			0	0	0	0	137,357	0	0	1,253,294	Unfunded Obligations Reserve: 747,325; Rent Reserve: 505,969
14	CREFI	2665 North First		14%	0	0	0	1,500,000	266,941	29,765	0	0
15	CREFI	KW Portfolio		Various	0	0	0	0	0	4,695	0	1,224,111	Unfunded Obligations Reserve: 824,111.45; Free Rent Reserve 400,000
15.01	CREFI	10054 Old Grove Road		10%
15.02	CREFI	2742 Dow Avenue		15%
16	GSMC	USAA Plano			0	0	0	0	0	0	0	13,394,240	Unfunded Obligations Reserve: 9,410,363.95; nThrive Lease Reserve: 3,983,876
17	GSMC	The Hub			0	11,300	0	0	0	0	0	0
18	JPMCB	Troy Technology Park			7,087	32,125	0	3,500,000	266,641	24,762	0	0
19	GSMC	Amazon Industrial Portfolio			0	0	0	0	0	0	0	0
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center			0	0	0	0	233,839	0	600,000	6,242,574	Building Improvements Reserve: 3,176,096.80; Rent Reserve: 1,820,576.80; Unfunded Obligations Reserve: 1,245,900
21	GACC	Home Ranch Health Center		14%	0	43,463	0	45,650	51,277	0	386,261	2,105,576	Economic Holdback Reserve: 2,070,000; Rent Replication Reserve: 35,576
22	CREFI	Keylock Storage Portfolio			0	15,500	0	0	69,240	12,047	0	1,263	Ground Rent Reserve
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue			0	0	0	0	0	0	0	3,048,024	TCO Renewal Reserve: 2,000,000; Unfunded Obligations Reserve: 1,048,024.18
24	CREFI	6655 Wedgwood			75,000	11,875	0	400,000	29,074	2,254	0	61,274	Free Rent Reserve
25	CREFI	Mid Atlantic Storage Portfolio			0	0	0	0	15,326	0	0	0
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard		14%	0	0	0	0	19,676	5,972	0	0
27	GSMC	Pell City Shopping Center			0	6,930	0	0	10,917	0	0	0
28	GACC	Tesla Service Center of Chicago			0	0	0	0	71,657	0	126,873	0
29	GSMC	Storage Post – Jefferson, LA			0	7,700	0	0	26,243	17,793	96,000	0
30	GACC	Diversey			0	0	0	0	0	0	98,885	150,000	Deductible Reserve
31	CREFI	167 North 6th Street			0	0	0	0	16,744	0	0	0
32	CREFI	47 Ann			0	15,468	0	0	104,209	0	114,855	212,426	American Foliage Reserve
33	GACC	Rosencrans Apartment Homes			0	0	0	0	45,752	1,351	99,575	0
34	CREFI	71 Leonard			0	5,808	0	0	48,684	0	46,345	0

 A-1-14

Annex A-1

MONTHLY ESCROW(22)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description
1	GACC	Moffett Place - Building 6	Springing	0	0	85,000	Springing	Springing	Lease Sweep Reserve
2	JPMCB/CREFI	120 Wall Street	Springing	0	111,379	326,640	Springing	0
3	CREFI/GACC	MGM Grand & Mandalay Bay	Springing	0	0	Springing	Springing	0
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street	1,392	0	13,932	91,175	4,669	0
5	CREFI	Northern Trust Office	Springing	0	Springing	Springing	Springing	0
6	GACC	Coleman Highline	Springing	0	Springing	203,519	Springing	0
7	GACC	Point West Portfolio	5,870	0	58,705	47,392	Springing	0
7.01	GACC	1610 & 1620 Arden Way
7.02	GACC	1545 River Park Drive
7.03	GACC	1601 Response Road
8	CREFI	Skywater Technology HQ	6,563	0	17,784	26,659	Springing	0
9	JPMCB	Agellan Portfolio	101,570	0	431,671	Springing	Springing	Springing	Common Charges Reserve
9.01	JPMCB	Sarasota Distribution Hub
9.02	JPMCB	Naperville Woods Office Center
9.03	JPMCB	Southpark Business Park FOP
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park
9.12	JPMCB	Southpark Business Park M
9.13	JPMCB	West by Northwest Business Blvd
9.14	JPMCB	Norcross Center
9.15	JPMCB	Goshen Springs
9.16	JPMCB	Long Point Center
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4
9.19	JPMCB	Jameel
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4
9.22	JPMCB	Northgreen 1-4
9.23	JPMCB	Minimax
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd
9.29	JPMCB	1346 Oakbrook Drive
9.30	JPMCB	1230-1236 Hardt Circle
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24
9.33	JPMCB	1351 Oakbrook Drive
9.34	JPMCB	1325 Oakbrook Drive
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court
9.43	JPMCB	483 Heartland Drive
9.44	JPMCB	1256 Oakbrook Drive
9.45	JPMCB	550 Heartland

 A-1-15

Annex A-1

			MONTHLY ESCROW(22)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description
9.46	JPMCB	Rittiman East Industrial Park #22
10	CREFI	2010 South Lamar	1,334	0	0	47,757	3,072	0
11	GSMC	333 South Wabash	0	0	0	527,395	47,296	Springing	Cash Collateral Reserve
12	CREFI	Redmond Town Center	4,830	0	53,090	68,589	10,045	0
13	GSMC	Earhart Corporate Center	3,384	0	20,833	68,678	Springing	0
14	CREFI	2665 North First	2,179	0	16,340	44,490	3,721	Springing	OneLin CREM Rent Reserve
15	CREFI	KW Portfolio	Springing	0	0	Springing	2,347	0
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano	Springing	0	Springing	Springing	Springing	0
17	GSMC	The Hub	Springing	0	43,034	Springing	Springing	Springing	Leasing Reserve
18	JPMCB	Troy Technology Park	7,087	0	35,433	53,328	8,254	0
19	GSMC	Amazon Industrial Portfolio	Springing	0	Springing	Springing	Springing	0
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center	2,157	0	0	29,230	Springing	Springing	Critical Tenant Reserve
21	GACC	Home Ranch Health Center	910	0	5,053	17,092	Springing	0
22	CREFI	Keylock Storage Portfolio	3,809	0	0	17,310	1,506	0
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue	Springing	0	Springing	Springing	Springing	Springing	Downgraded Tenant Reserve
24	CREFI	6655 Wedgwood	2,271	0	14,966	29,074	1,127	0
25	CREFI	Mid Atlantic Storage Portfolio	2,282	0	0	15,326	Springing	0
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard	403	0	0	2,811	664	0
27	GSMC	Pell City Shopping Center	1,990	0	6,634	5,459	Springing	0
28	GACC	Tesla Service Center of Chicago	264	0	2,642	20,774	Springing	0
29	GSMC	Storage Post – Jefferson, LA	945	0	0	2,386	2,966	0
30	GACC	Diversey	Springing	0	Springing	Springing	Springing	0
31	CREFI	167 North 6th Street	379	0	0	3,349	Springing	0
32	CREFI	47 Ann	295	0	0	20,842	Springing	0
33	GACC	Rosencrans Apartment Homes	854	0	0	3,813	676	0
34	CREFI	71 Leonard	210	0	0	9,737	Springing	0

 A-1-16

Annex A-1

RESERVE CAPS(23)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	GACC	Moffett Place - Building 6
2	JPMCB/CREFI	120 Wall Street	501,207		4,009,656
3	CREFI/GACC	MGM Grand & Mandalay Bay
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street	33,408		835,920
5	CREFI	Northern Trust Office
6	GACC	Coleman Highline
7	GACC	Point West Portfolio	140,891		2,250,000
7.01	GACC	1610 & 1620 Arden Way
7.02	GACC	1545 River Park Drive
7.03	GACC	1601 Response Road
8	CREFI	Skywater Technology HQ	393,765
9	JPMCB	Agellan Portfolio	3,656,506		15,540,151
9.01	JPMCB	Sarasota Distribution Hub
9.02	JPMCB	Naperville Woods Office Center
9.03	JPMCB	Southpark Business Park FOP
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park
9.12	JPMCB	Southpark Business Park M
9.13	JPMCB	West by Northwest Business Blvd
9.14	JPMCB	Norcross Center
9.15	JPMCB	Goshen Springs
9.16	JPMCB	Long Point Center
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4
9.19	JPMCB	Jameel
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4
9.22	JPMCB	Northgreen 1-4
9.23	JPMCB	Minimax
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd
9.29	JPMCB	1346 Oakbrook Drive
9.30	JPMCB	1230-1236 Hardt Circle
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24
9.33	JPMCB	1351 Oakbrook Drive
9.34	JPMCB	1325 Oakbrook Drive
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court
9.43	JPMCB	483 Heartland Drive
9.44	JPMCB	1256 Oakbrook Drive
9.45	JPMCB	550 Heartland

 A-1-17

Annex A-1

			RESERVE CAPS(23)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
9.46	JPMCB	Rittiman East Industrial Park #22
10	CREFI	2010 South Lamar
11	GSMC	333 South Wabash							3,000,000
12	CREFI	Redmond Town Center			2,750,000
13	GSMC	Earhart Corporate Center	160,000		1,000,000
14	CREFI	2665 North First	130,740		1,000,000				1,052,268
15	CREFI	KW Portfolio			250,000
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano
17	GSMC	The Hub			2,065,620
18	JPMCB	Troy Technology Park			1,275,576
19	GSMC	Amazon Industrial Portfolio
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center							4,404,720
21	GACC	Home Ranch Health Center			303,195
22	CREFI	Keylock Storage Portfolio
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue	170,012		1,020,072
24	CREFI	6655 Wedgwood			897,940
25	CREFI	Mid Atlantic Storage Portfolio
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard	24,194
27	GSMC	Pell City Shopping Center	119,404		398,013
28	GACC	Tesla Service Center of Chicago	9,510		158,500
29	GSMC	Storage Post – Jefferson, LA
30	GACC	Diversey	43,504		77,155
31	CREFI	167 North 6th Street
32	CREFI	47 Ann
33	GACC	Rosencrans Apartment Homes
34	CREFI	71 Leonard

 A-1-18

Annex A-1

				LARGEST TENANT (4), (24), (25), (26)			2nd LARGEST TENANT (4), (24), (25), (26)

			Single			Lease			Lease
Loan #	Seller(1)	Property Name	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration
1	GACC	Moffett Place - Building 6	Yes	Google	314,352	01/31/29
2	JPMCB/CREFI	120 Wall Street	No	Droga5, LLC	202,396	09/30/29	Success Academy Charter School	54,658	06/30/29
3	CREFI/GACC	MGM Grand & Mandalay Bay	No
3.01	CREFI/GACC	MGM Grand	No
3.02	CREFI/GACC	Mandalay Bay	No
4	JPMCB	4 West 58th Street	No	The Neiman Marcus Group LLC.	40,170	02/28/33	Netflix Inc.	10,651	12/31/30
5	CREFI	Northern Trust Office	Yes	Northern Trust Corporation	149,371	03/31/32
6	GACC	Coleman Highline	Yes	Roku, Inc.	380,951	09/30/30
7	GACC	Point West Portfolio	No
7.01	GACC	1610 & 1620 Arden Way	No	Social Security Administration	26,966	01/02/26	UBS Financial Services	15,074	08/31/23
7.02	GACC	1545 River Park Drive	No	Clear Channel Broadcasting	16,792	04/30/23	Umpqua Bank	10,179	04/30/23
7.03	GACC	1601 Response Road	No	CA Health Benefit Exchange	15,533	04/30/26	Insurance Company of the West	14,335	03/31/23
8	CREFI	Skywater Technology HQ	Yes	Skywater Technology Foundry, Inc.	393,765	08/31/40
9	JPMCB	Agellan Portfolio	Various
9.01	JPMCB	Sarasota Distribution Hub	No	United Natural Foods, Inc.	463,172	07/31/22	Beall's, Inc.	200,000	09/30/21
9.02	JPMCB	Naperville Woods Office Center	No	Health Care Service Corp.	177,114	11/30/25	ALDI, Inc.	137,986	12/31/28
9.03	JPMCB	Southpark Business Park FOP	No	Life Technologies Corporation	103,645	06/30/25	Asuragen	69,638	08/31/23
9.04	JPMCB	Supervalu	Yes	Moran Foods LLC	253,800	09/30/25
9.05	JPMCB	Plainfield Business Center IV	No	Ceva Freight LLC	333,397	08/31/22	Burlington Mattress Co. LLC	100,957	12/31/22
9.06	JPMCB	Beltway III	No	Disa Global Solutions, Inc.	34,919	08/31/27	Community Health Choice, Inc.	32,884	11/30/23
9.07	JPMCB	4405 Continental Dr	Yes	General Motors LLC	400,000	08/31/21
9.08	JPMCB	Beltway IV	No	Allstate Insurance Co.	75,623	05/31/24	Walgreens Co.	19,982	09/06/22
9.09	JPMCB	Sandy Plains Business Park	No	Softtouch Medical LLC	22,624	04/30/21	Dish Network Service LLC	19,848	01/31/25
9.10	JPMCB	Coliseum Distribution Center #1	Yes	VTech Communications, Inc.	208,000	07/31/22
9.11	JPMCB	Silber Industrial Park	No	RedCo Distribution, LLC.	53,663	05/31/24	Veritrust Corporation	41,937	04/30/23
9.12	JPMCB	Southpark Business Park M	No	Ideal Power, Inc.	14,782	05/31/21	Kennedy Creative Company	14,361	01/31/22
9.13	JPMCB	West by Northwest Business Blvd	No	AV8 MRO, LLC	28,933	12/31/26	Compudata Products, Inc.	18,790	01/31/23
9.14	JPMCB	Norcross Center	No	MDI Creative Inc	19,848	05/31/21	Heritage Food Srvc	19,178	07/31/22
9.15	JPMCB	Goshen Springs	No	Masada Bakery Inc	49,928	02/28/24	Olympic Printing	19,740	11/30/24
9.16	JPMCB	Long Point Center	No	IT Remarketing, Inc.	47,700	12/31/20	Stage 3 Separation, LLC	39,830	11/30/20
9.17	JPMCB	Corridor Park D	Yes	The Jewelry Channel, Inc.	56,100	06/30/24
9.18	JPMCB	Southport 1-4	No	Physicians Dialysis / DaVita	20,137	03/31/24	EPMA / Johnstone Supply	14,268	MTM
9.19	JPMCB	Jameel	No	Audio Fidelity Communications	21,531	12/31/20	Otis Elevator Company	12,958	07/31/22
9.20	JPMCB	Beltway II	No	Principal Management Group	13,402	03/31/23
9.21	JPMCB	Braker Center 4	No	Motorola Solutions Inc	7,003	01/31/23	Guardian Protection Services, Inc.	5,390	10/31/23
9.22	JPMCB	Northgreen 1-4	No	Envir. Sampling Supply, Inc.	10,414	02/28/21	Telecom Technicians, Inc.	8,846	10/31/20
9.23	JPMCB	Minimax	No	AmericanStar Mattress LLC	39,430	04/30/21	Ole Mexican Foods	22,600	09/30/24
9.24	JPMCB	Southpark Business Park E	Yes	Harmony Public Schools	49,966	08/31/21
9.25	JPMCB	9385 Washington Blvd	No	Sell Your Car Here LLC	10,800	08/31/21	Granix, LLC	10,800	09/30/22
9.26	JPMCB	Rothway	No	TestAmerica Laboratories, Inc.	29,230	02/28/21	Jotron USA, Inc.	3,848	02/28/27
9.27	JPMCB	2730 Pinnacle	Yes	Fox Valley Fire & Safety Co	44,990	08/31/28
9.28	JPMCB	Columbus West - Interchange Rd	No	Essilor of America	16,000	09/30/21	New Aqua LLC	14,400	03/31/21
9.29	JPMCB	1346 Oakbrook Drive	No	Guardian of Georgia	30,530	08/31/21	Ezwhelp, Inc.	12,764	05/31/23
9.30	JPMCB	1230-1236 Hardt Circle	No	Dener	15,060	05/31/23	S&S Inspection	15,060	10/31/25
9.31	JPMCB	Pine Forest Business Park	No	Alarmax Distributors, Inc.	14,759	08/31/26	Camp Wampum, Ltd.	10,000	10/31/20
9.32	JPMCB	Rittiman East Industrial Park #23 & 24	No	Tri-Rep Sales, Inc.	8,200	06/30/21	Fleetwash Inc.	7,200	12/31/24
9.33	JPMCB	1351 Oakbrook Drive	No	M Southern Design Concept	5,439	04/30/24	TNC Atlanta, LLC	4,587	07/31/24
9.34	JPMCB	1325 Oakbrook Drive	No	Minton-Jones Company	16,640	01/31/22	Vanguard Commercial Flooring, LLC	13,432	12/31/24
9.35	JPMCB	490 Heartland Drive	Yes	McNeilus Financial, Inc	39,520	12/31/21
9.36	JPMCB	1265 Oakbrook Drive	No	Carnett's Management Company	26,200	02/28/23	Sigma Foods, Inc	15,000	10/31/22
9.37	JPMCB	Columbus West - Business Park	Yes
9.38	JPMCB	1155 Bowes Road	Yes
9.39	JPMCB	1280 Oakbrook Drive	Yes	Southern Company Svcs	46,400	12/31/20
9.40	JPMCB	Cox Business Center	No	Intragenix, LLC	27,040	04/30/24	TempFlex Industrial Solutions, LLC	10,000	01/31/23
9.41	JPMCB	2002 Bloomingdale	No	Service247 of Illinois, Inc.	16,596	07/31/25	Arena Event Services, Inc.	15,323	09/30/21
9.42	JPMCB	333 Charles Court	No	Tacony Corporation	22,350	10/31/21	Motion Industries, Inc.	7,450	MTM
9.43	JPMCB	483 Heartland Drive	No	Tek Panel, Inc	12,625	02/28/21	International Valve Manufacturing, LLC	11,032	12/31/22
9.44	JPMCB	1256 Oakbrook Drive	No	Hi-Tech Pharmaceuticals, Inc	15,162	11/30/20	Crossville, Inc	10,126	09/30/23
9.45	JPMCB	550 Heartland	Yes	Deep Coat, LLC	30,328	12/31/20

 A-1-19

Annex A-1

				LARGEST TENANT (4), (24), (25), (26)			2nd LARGEST TENANT (4), (24), (25), (26)

			Single			Lease			Lease
Loan #	Seller(1)	Property Name	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration
9.46	JPMCB	Rittiman East Industrial Park #22	No	HEB Grocery Company, LP	16,226	11/30/21	Peter Pan Novelty Co. Inc.	11,800	MTM
10	CREFI	2010 South Lamar	Yes	Juul Labs Inc.	80,067	03/01/30
11	GSMC	333 South Wabash	No	The Northern Trust Company	547,719	08/31/35	Chicago Housing Authority	222,141	12/31/37
12	CREFI	Redmond Town Center	No	iPic Theaters	38,858	09/30/25	Guitar Center	15,393	05/31/25
13	GSMC	Earhart Corporate Center	No	XPO Logistics Freight, Inc.	138,438	06/30/30	Home Point Financial	33,309	06/30/29
14	CREFI	2665 North First	No	State of CA, DGS	31,849	08/31/25	OneSpace	25,417	09/30/33
15	CREFI	KW Portfolio	Yes
15.01	CREFI	10054 Old Grove Road	Yes	Manscaped, Inc.	85,824	11/30/27
15.02	CREFI	2742 Dow Avenue	Yes	Memorial Health Services	51,588	12/31/29
16	GSMC	USAA Plano	Yes	USAA	230,621	07/31/31
17	GSMC	The Hub	No	NYC Department of Finance	75,601	11/04/27	Forman Mills	42,573	08/31/22
18	JPMCB	Troy Technology Park	No	Magna Powertrain of America, Inc.	97,389	08/31/22	Raytheon Company	59,472	06/30/22
19	GSMC	Amazon Industrial Portfolio	Yes
19.01	GSMC	12900 Pecan Park Road	Yes	Amazon	856,605	07/31/32
19.02	GSMC	6925 Riverview Avenue	Yes	Amazon	856,605	07/31/32
20	GSMC	Westlake Center	No	Westlake Management Services, Inc	110,118	12/31/32	Rymer, Moore, Jackson & Echols	9,896	01/31/24
21	GACC	Home Ranch Health Center	No	UCI Medical	17,606	02/01/29	Kiddie Academy	11,292	05/30/35
22	CREFI	Keylock Storage Portfolio	No
22.01	CREFI	Mead	No
22.02	CREFI	Franklin	No
22.03	CREFI	Boise	No
22.04	CREFI	Fruitland	No
22.05	CREFI	Pendleton	No
23	GSMC	711 Fifth Avenue	No	SunTrust Banks	84,516	04/30/24	Allen & Company	70,972	09/30/33
24	CREFI	6655 Wedgwood	No	Philips/Spectranetics	35,807	08/31/25	4C Medical Technologies	28,120	10/31/25
25	CREFI	Mid Atlantic Storage Portfolio	No
25.01	CREFI	Storage at Atlas	No
25.02	CREFI	Storage at Mont Mini	No
26	GSMC	3861 Sepulveda Boulevard	Yes	Westside Family Health Center	24,194	03/31/39
27	GSMC	Pell City Shopping Center	No	Martin’s Family Clothing	40,000	12/31/27	Fresh Value	35,000	11/17/23
28	GACC	Tesla Service Center of Chicago	Yes	Tesla, Inc.	31,700	04/30/29
29	GSMC	Storage Post – Jefferson, LA	No
30	GACC	Diversey	Yes	Diversey	145,014	03/31/35
31	CREFI	167 North 6th Street	No
32	CREFI	47 Ann	No	American Foliage	3,600	03/31/24
33	GACC	Rosencrans Apartment Homes	No
34	CREFI	71 Leonard	No	Architectural Engineering	3,500	01/31/22

 A-1-20

Annex A-1

			3rd LARGEST TENANT (4), (24), (25), (26)			4th LARGEST TENANT (4), (24), (25), (26)

					Lease			Lease
Loan #	Seller(1)	Property Name	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
1	GACC	Moffett Place - Building 6
2	JPMCB/CREFI	120 Wall Street	AFS-USA, Inc.	40,029	06/30/29	Foundation for AIDS Research	30,822	08/31/27
3	CREFI/GACC	MGM Grand & Mandalay Bay
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street	J2 Enterprises LTD.	6,121	07/31/28	Northwell Health	5,174	05/31/30
5	CREFI	Northern Trust Office
6	GACC	Coleman Highline
7	GACC	Point West Portfolio
7.01	GACC	1610 & 1620 Arden Way	Covered California	10,796	04/30/23	Res Systems 3	10,258	07/30/26
7.02	GACC	1545 River Park Drive	American Cancer Society	8,978	09/30/21	TY Lin International	7,681	06/30/23
7.03	GACC	1601 Response Road	Valassis Sales & Marketing	8,580	08/31/21	DGS Speech Pathology	5,235	01/31/29
8	CREFI	Skywater Technology HQ
9	JPMCB	Agellan Portfolio
9.01	JPMCB	Sarasota Distribution Hub	Access USA	163,277	09/30/24	Albert's Organics	80,000	02/28/25
9.02	JPMCB	Naperville Woods Office Center	U.S. Bank	33,936	07/31/27	IMEG Corp	32,205	05/31/25
9.03	JPMCB	Southpark Business Park FOP	Genotox Laboratories, Ltd.	13,792	09/30/25
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III	Convergent Outsourcing, Inc.	31,709	11/30/27	BBVA Compass Bank	31,054	07/31/22
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park	Kone, Inc	15,384	12/31/24	Absolute Printing	13,928	10/31/20
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park	Schindler Elevator Corporation	23,885	12/31/22	Pilkington North America, Inc.	16,127	05/31/21
9.12	JPMCB	Southpark Business Park M	DunAn Microstaq, Inc.	12,062	10/31/23	Macquarie Holdings (USA) Inc.	9,761	01/31/23
9.13	JPMCB	West by Northwest Business Blvd	Camfil USA, Inc.	15,050	10/31/24	TTTE dba Craters & Freighters	14,165	12/31/22
9.14	JPMCB	Norcross Center	Marelli USA, Inc.	18,775	07/31/22	Systel	17,884	10/31/20
9.15	JPMCB	Goshen Springs	Advanced Home Care Inc	19,478	01/31/25	Blanke Corporation	13,126	12/31/22
9.16	JPMCB	Long Point Center	Faber CNK Stone Corp.	34,382	09/30/22	Hugh M Cunningham, Inc.	18,000	01/31/23
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4	Industrial Equipment Company	11,750	01/31/24	C Bond Systems, LLC	8,385	05/31/21
9.19	JPMCB	Jameel	Indeco Sales, Inc.	10,267	07/31/23	Tubbesing Solutions, LLC	7,491	04/30/22
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4	Evermore Systems, Inc.	4,500	10/31/20	Fastenal Company	4,490	01/31/21
9.22	JPMCB	Northgreen 1-4	Viridis Energy (Texas), LP	8,400	12/31/20	CLMS Mgmt. Svcs. Ltd Partner.	8,040	07/31/23
9.23	JPMCB	Minimax	Mogen Industrial (USA), Inc.	17,500	11/30/20	Pronto Vending, Ltd.	17,134	06/30/21
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd	Facema	9,000	06/30/24	Revamped, LLC	9,000	04/30/24
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd	King Bee Delivery	9,600	03/31/21	Ocean Providence Columbus LLC	9,500	09/30/23
9.29	JPMCB	1346 Oakbrook Drive	PWI Partners Inc	10,400	09/30/21	Capital City Electrical	7,750	09/30/23
9.30	JPMCB	1230-1236 Hardt Circle	TMC Supply Center Inc.	15,020	01/31/21
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24	Kenneth Stanley d/b/a Colors Unlimited	7,128	07/31/24	Rbex, Inc.	5,550	08/31/22
9.33	JPMCB	1351 Oakbrook Drive	TLLW, Inc	2,700	07/31/21	Fluid Engineering	2,333	MTM
9.34	JPMCB	1325 Oakbrook Drive	Specialty Tile Products	12,808	08/31/22	Stone Center, LLC	10,240	12/31/23
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive	Southern Sweepers & Scrub	10,000	09/30/24
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center	Amify, LLC	10,000	01/31/22	Laptop Fix, LLC	5,000	03/31/23
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court	ACI Plastics & Manufacturing, Inc.	6,823	02/28/22
9.43	JPMCB	483 Heartland Drive	Tuskin Equipment Corporation	6,961	MTM
9.44	JPMCB	1256 Oakbrook Drive	Americare, LLC	10,041	08/31/21
9.45	JPMCB	550 Heartland
 A-1-21

Annex A-1

			3rd LARGEST TENANT (4), (24), (25), (26)			4th LARGEST TENANT (4), (24), (25), (26)

					Lease			Lease
Loan #	Seller(1)	Property Name	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration
9.46	JPMCB	Rittiman East Industrial Park #22	BBMK, LLC d/b/a Blue Team Restoration	3,000	08/31/22
10	CREFI	2010 South Lamar
11	GSMC	333 South Wabash	Continental Casualty Company	56,638	11/30/24	Akuna Capital LLC	56,382	12/31/29
12	CREFI	Redmond Town Center	Haiku Seafood & Sushi Buffet	11,381	09/30/21	Pediatric Associates, Inc. P.S.	10,996	09/30/28
13	GSMC	Earhart Corporate Center	Infor Global	8,085	01/31/23	Ellis Porter PLC	6,698	11/30/27
14	CREFI	2665 North First	Cloudgenix, Inc	18,586	07/31/21	Beckhoff Automation	13,859	09/30/25
15	CREFI	KW Portfolio
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano
17	GSMC	The Hub	Aldi	17,936	10/31/23	Walgreens	16,447	07/31/24
18	JPMCB	Troy Technology Park	LG Chem Michigan Inc.	45,827	02/29/24	Roush Industries, Inc.	43,732	03/31/22
19	GSMC	Amazon Industrial Portfolio
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center	JADEC, Inc	8,392	12/31/22	TW Telecom	50	MTM
21	GACC	Home Ranch Health Center	Blue Agave	4,685	03/31/24	Cosmo Prof (Beauty Supply Store)	2,372	06/30/21
22	CREFI	Keylock Storage Portfolio
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue	Ralph Lauren	38,638	06/30/29	Loro Piana USA	24,388	08/31/25
24	CREFI	6655 Wedgwood	Audio Research Corporation	20,754	12/31/28	MDCM Solutions	13,049	06/30/26
25	CREFI	Mid Atlantic Storage Portfolio
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard
27	GSMC	Pell City Shopping Center	Bargain Hunt	30,983	02/28/25	Tractor Supply Company	24,022	12/01/27
28	GACC	Tesla Service Center of Chicago
29	GSMC	Storage Post – Jefferson, LA
30	GACC	Diversey
31	CREFI	167 North 6th Street
32	CREFI	47 Ann
33	GACC	Rosencrans Apartment Homes
34	CREFI	71 Leonard

 A-1-22

Annex A-1

			5th LARGEST TENANT (4), (24), (25), (26)

					Lease	Loan
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(27)
1	GACC	Moffett Place - Building 6				Refinance	Jay Paul
2	JPMCB/CREFI	120 Wall Street	Center for Appellate Litigation	20,535	01/31/25	Refinance	Silverstein Holdco I LLC
3	CREFI/GACC	MGM Grand & Mandalay Bay				Acquisition	BREIT Operating Partnership L.P., MGM Growth Properties Operating Partnership LP
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street	Union Sq. Dermatology	5,174	03/31/35	Recapitalization	Sheldon H. Solow
5	CREFI	Northern Trust Office				Refinance	The Richard L. Adams, Jr. Trust
6	GACC	Coleman Highline				Refinance	LDH, LLC, Sansome Guarantor LLC
7	GACC	Point West Portfolio				Refinance	Matthew T. White, Gary D. Nelson, Deborah Dedomenico
7.01	GACC	1610 & 1620 Arden Way	CSAA Insurance Exchange	8,148	12/31/24
7.02	GACC	1545 River Park Drive	Randstad Professionals	6,940	05/31/25
7.03	GACC	1601 Response Road	First Foundation Bank	3,655	08/31/26
8	CREFI	Skywater Technology HQ				Recapitalization	Loren Unterseher
9	JPMCB	Agellan Portfolio				Refinance	Elad Genesis Limited Partnership
9.01	JPMCB	Sarasota Distribution Hub
9.02	JPMCB	Naperville Woods Office Center	Equian, LLC	19,585	09/30/28
9.03	JPMCB	Southpark Business Park FOP
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park	Vaperite Inc	13,194	03/31/22
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park	Audio Visual Services Group	13,630	06/30/22
9.12	JPMCB	Southpark Business Park M	Maidbot, Inc.	9,153	12/31/20
9.13	JPMCB	West by Northwest Business Blvd	ABM Janitorial Svcs. Inc.	11,435	12/31/23
9.14	JPMCB	Norcross Center	ATL Courier Inc	16,902	06/30/24
9.15	JPMCB	Goshen Springs	Kenosha Beef International, Ltd	13,014	11/30/23
9.16	JPMCB	Long Point Center	ACS Flooring Group, Inc.	16,468	12/31/23
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4	Regnah Industry, LLC	7,937	12/31/22
9.19	JPMCB	Jameel	Plant Interscapes, Inc.	7,302	03/31/23
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4	Roku, Inc.	3,086	01/31/24
9.22	JPMCB	Northgreen 1-4	Evans Consoles, Inc.	4,560	12/31/24
9.23	JPMCB	Minimax	Texas Receiving, LLC	13,094	09/30/21
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd	Tasty Shirt Company, Inc.	8,990	12/31/22
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd	Matthews International Corp	8,000	11/30/20
9.29	JPMCB	1346 Oakbrook Drive	Fabulous Picasso Brothers	5,200	MTM
9.30	JPMCB	1230-1236 Hardt Circle
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24	First Lan Corporation	4,800	05/31/21
9.33	JPMCB	1351 Oakbrook Drive	Water Restoration Pros, LLC	2,300	02/28/22
9.34	JPMCB	1325 Oakbrook Drive
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court
9.43	JPMCB	483 Heartland Drive
9.44	JPMCB	1256 Oakbrook Drive
9.45	JPMCB	550 Heartland

 A-1-23

Annex A-1

5th LARGEST TENANT (4), (24), (25), (26)

					Lease	Loan
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(27)
9.46	JPMCB	Rittiman East Industrial Park #22
10	CREFI	2010 South Lamar				Refinance	Alan Sackman
11	GSMC	333 South Wabash	United Way of Metro Chicago	28,892	04/30/28	Acquisition	Michael Shvo, Deutsche Finance America LLC
12	CREFI	Redmond Town Center	Gene Juarez Salon & Spa	9,568	05/31/24	Recapitalization	Fairbourne Partners, LLC
13	GSMC	Earhart Corporate Center	U. Michigan Victors Care	3,290	06/30/23	Refinance	Jason Fine, Richard O. Fine, David Tomlinson, Jason Litwack, Alex Cantu
14	CREFI	2665 North First	HYC Technology Co.	6,879	12/31/27	Refinance	Zhonghuan Investment USA, LLC
15	CREFI	KW Portfolio				Acquisition	Chandru H. Wadhwani
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano				Acquisition	USRA Institutional Net Lease Fund III, LLC
17	GSMC	The Hub	Bronx Party Center	7,562	05/31/29	Refinance	The Related Companies, L.P.
18	JPMCB	Troy Technology Park	Ally Financial, Inc.	43,272	12/31/21	Acquisition	Boruch Drillman
19	GSMC	Amazon Industrial Portfolio				Acquisition	JDM Real Estate Funds, LLC
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center				Recapitalization	Gulf United Investments Corporation
21	GACC	Home Ranch Health Center	Dr. John Kim DDS	2,201	06/30/24	Refinance	Sean Hashem, Fareed Kanani
22	CREFI	Keylock Storage Portfolio				Refinance	Austin J. Osborne, Ronald L. Osborne
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue	Sandler Capital	17,200	06/30/27	Refinance	Bayerische Versorgungskammer, Deutsche Finance America LLC, DF Deutsche Finance Holding AG, Hessen Lawyers Pension Fund
24	CREFI	6655 Wedgwood	Forterra Pipe & Precast	12,897	06/30/24	Acquisition	Ryan Lucas, Mark Stark
25	CREFI	Mid Atlantic Storage Portfolio				Acquisition	Susan E. T. Petrone, Petrone Family Trust
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard				Refinance	Robert Hayman, David Dossetter, Ken Rosenblood, William Dorfman
27	GSMC	Pell City Shopping Center	Bender's Elite Fitness	9,200	07/31/23	Refinance	Micah Lacher
28	GACC	Tesla Service Center of Chicago				Refinance	Warren H. Baker
29	GSMC	Storage Post – Jefferson, LA				Refinance	Bruce C. Roch, Jr., William H. Shane, Jr., James P. Favrot
30	GACC	Diversey				Refinance	New Mountain Net Lease Partners Corporation
31	CREFI	167 North 6th Street				Refinance	Joel Gluck
32	CREFI	47 Ann				Refinance	Nathan Berman
33	GACC	Rosencrans Apartment Homes				Refinance	Ira Hickman
34	CREFI	71 Leonard				Refinance	Nathan Berman

 A-1-24

Annex A-1

Pari Passu Debt
							Pari Passu	Pari Passu	Pari Passu	Total Cut-off
			Lockbox	Lockbox	Cash	Pari Passu	Note Control	Piece In-Trust	Piece Non-Trust	Date Pari
Loan #	Seller(1)	Property Name	(Y/N)	Type(28)	Management(28)	(Y/N)(7)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt
1	GACC	Moffett Place - Building 6	Yes	Hard	In Place	Yes	No	74,850,000	58,250,000	133,100,000
2	JPMCB/CREFI	120 Wall Street	Yes	Hard	Springing	Yes	No	70,000,000	95,000,000	165,000,000
3	CREFI/GACC	MGM Grand & Mandalay Bay	Yes	Hard	Springing	Yes	No	70,000,000	1,564,200,000	1,634,200,000
3.01	CREFI/GACC	MGM Grand
3.02	CREFI/GACC	Mandalay Bay
4	JPMCB	4 West 58th Street	Yes	Hard	Springing	Yes	Yes	62,500,000	62,500,000	125,000,000
5	CREFI	Northern Trust Office	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
6	GACC	Coleman Highline	Yes	Hard	Springing	Yes	No	40,000,000	115,000,000	155,000,000
7	GACC	Point West Portfolio	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
7.01	GACC	1610 & 1620 Arden Way
7.02	GACC	1545 River Park Drive
7.03	GACC	1601 Response Road
8	CREFI	Skywater Technology HQ	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
9	JPMCB	Agellan Portfolio	Yes	Hard	In Place	Yes	No	35,000,000	196,000,000	231,000,000
9.01	JPMCB	Sarasota Distribution Hub
9.02	JPMCB	Naperville Woods Office Center
9.03	JPMCB	Southpark Business Park FOP
9.04	JPMCB	Supervalu
9.05	JPMCB	Plainfield Business Center IV
9.06	JPMCB	Beltway III
9.07	JPMCB	4405 Continental Dr
9.08	JPMCB	Beltway IV
9.09	JPMCB	Sandy Plains Business Park
9.10	JPMCB	Coliseum Distribution Center #1
9.11	JPMCB	Silber Industrial Park
9.12	JPMCB	Southpark Business Park M
9.13	JPMCB	West by Northwest Business Blvd
9.14	JPMCB	Norcross Center
9.15	JPMCB	Goshen Springs
9.16	JPMCB	Long Point Center
9.17	JPMCB	Corridor Park D
9.18	JPMCB	Southport 1-4
9.19	JPMCB	Jameel
9.20	JPMCB	Beltway II
9.21	JPMCB	Braker Center 4
9.22	JPMCB	Northgreen 1-4
9.23	JPMCB	Minimax
9.24	JPMCB	Southpark Business Park E
9.25	JPMCB	9385 Washington Blvd
9.26	JPMCB	Rothway
9.27	JPMCB	2730 Pinnacle
9.28	JPMCB	Columbus West - Interchange Rd
9.29	JPMCB	1346 Oakbrook Drive
9.30	JPMCB	1230-1236 Hardt Circle
9.31	JPMCB	Pine Forest Business Park
9.32	JPMCB	Rittiman East Industrial Park #23 & 24
9.33	JPMCB	1351 Oakbrook Drive
9.34	JPMCB	1325 Oakbrook Drive
9.35	JPMCB	490 Heartland Drive
9.36	JPMCB	1265 Oakbrook Drive
9.37	JPMCB	Columbus West - Business Park
9.38	JPMCB	1155 Bowes Road
9.39	JPMCB	1280 Oakbrook Drive
9.40	JPMCB	Cox Business Center
9.41	JPMCB	2002 Bloomingdale
9.42	JPMCB	333 Charles Court
9.43	JPMCB	483 Heartland Drive
9.44	JPMCB	1256 Oakbrook Drive
9.45	JPMCB	550 Heartland

 A-1-25

Annex A-1

Pari Passu Debt
							Pari Passu	Pari Passu	Pari Passu	Total Cut-off
			Lockbox	Lockbox	Cash	Pari Passu	Note Control	Piece In-Trust	Piece Non-Trust	Date Pari
Loan #	Seller(1)	Property Name	(Y/N)	Type(28)	Management(28)	(Y/N)(7)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt
9.46	JPMCB	Rittiman East Industrial Park #22
10	CREFI	2010 South Lamar	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
11	GSMC	333 South Wabash	Yes	Hard	Springing	Yes	No	30,000,000	210,000,000	240,000,000
12	CREFI	Redmond Town Center	Yes	Hard	Springing	Yes	No	30,000,000	71,500,000	101,500,000
13	GSMC	Earhart Corporate Center	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
14	CREFI	2665 North First	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
15	CREFI	KW Portfolio	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
15.01	CREFI	10054 Old Grove Road
15.02	CREFI	2742 Dow Avenue
16	GSMC	USAA Plano	Yes	Hard	In Place	Yes	No	25,000,000	38,600,000	63,600,000
17	GSMC	The Hub	Yes	Hard	Springing	Yes	Yes	25,000,000	19,205,881	44,205,881
18	JPMCB	Troy Technology Park	Yes	Hard	Springing	Yes	Yes	25,000,000	20,000,000	45,000,000
19	GSMC	Amazon Industrial Portfolio	Yes	Hard	Springing	Yes	No	24,100,000	115,000,000	139,100,000
19.01	GSMC	12900 Pecan Park Road
19.02	GSMC	6925 Riverview Avenue
20	GSMC	Westlake Center	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
21	GACC	Home Ranch Health Center	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
22	CREFI	Keylock Storage Portfolio	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
22.01	CREFI	Mead
22.02	CREFI	Franklin
22.03	CREFI	Boise
22.04	CREFI	Fruitland
22.05	CREFI	Pendleton
23	GSMC	711 Fifth Avenue	Yes	Hard	Springing	Yes	No	15,000,000	530,000,000	545,000,000
24	CREFI	6655 Wedgwood	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
25	CREFI	Mid Atlantic Storage Portfolio	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
25.01	CREFI	Storage at Atlas
25.02	CREFI	Storage at Mont Mini
26	GSMC	3861 Sepulveda Boulevard	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
27	GSMC	Pell City Shopping Center	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
28	GACC	Tesla Service Center of Chicago	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
29	GSMC	Storage Post – Jefferson, LA	Yes	Soft	Springing	No	NAP	NAP	NAP	NAP
30	GACC	Diversey	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
31	CREFI	167 North 6th Street	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
32	CREFI	47 Ann	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
33	GACC	Rosencrans Apartment Homes	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
34	CREFI	71 Leonard	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP

 A-1-26

Annex A-1

			Additional Debt					Total Debt
						Additional	Additional		Total Debt		Total Debt
			Addit Debt	Addit Debt	Additional	Debt Cut-off	Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)(29)	Exist (Y/N)(29)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	GACC	Moffett Place - Building 6	No	Yes	B-Note (66,900,000)/Mezzanine (49,000,000)	115,900,000	4.62946302933563	249,000,000	1.59	69.3%	6.5%
2	JPMCB/CREFI	120 Wall Street	Yes	No	Permitted Mezzanine	NAP	NAP	165,000,000	2.74	57.9%	9.3%
3	CREFI/GACC	MGM Grand & Mandalay Bay	Yes	Yes	B-Notes (804,400,000)/C-Notes (561,400,000)/Permitted Mezzanine	1,365,800,000	3.55800	3,000,000,000	2.70	65.2%	9.7%
3.01	CREFI/GACC	MGM Grand							2.70	65.2%	9.7%
3.02	CREFI/GACC	Mandalay Bay							2.70	65.2%	9.7%
4	JPMCB	4 West 58th Street	Yes	No	Permitted Mezzanine	NAP	NAP	125,000,000	1.94	69.4%	7.4%
5	CREFI	Northern Trust Office	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	GACC	Coleman Highline	No	No	NAP	NAP	NAP	155,000,000	3.64	50.8%	10.3%
7	GACC	Point West Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	GACC	1610 & 1620 Arden Way							NAP	NAP	NAP
7.02	GACC	1545 River Park Drive							NAP	NAP	NAP
7.03	GACC	1601 Response Road							NAP	NAP	NAP
8	CREFI	Skywater Technology HQ	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	JPMCB	Agellan Portfolio	No	Yes	Subordinate Debt (172,000,000)/Mezzanine Loan (31,000,000)	203,000,000	5.10246305418719	434,000,000	1.54	78.8%	8.3%
9.01	JPMCB	Sarasota Distribution Hub							1.54	78.8%	8.3%
9.02	JPMCB	Naperville Woods Office Center							1.54	78.8%	8.3%
9.03	JPMCB	Southpark Business Park FOP							1.54	78.8%	8.3%
9.04	JPMCB	Supervalu							1.54	78.8%	8.3%
9.05	JPMCB	Plainfield Business Center IV							1.54	78.8%	8.3%
9.06	JPMCB	Beltway III							1.54	78.8%	8.3%
9.07	JPMCB	4405 Continental Dr							1.54	78.8%	8.3%
9.08	JPMCB	Beltway IV							1.54	78.8%	8.3%
9.09	JPMCB	Sandy Plains Business Park							1.54	78.8%	8.3%
9.10	JPMCB	Coliseum Distribution Center #1							1.54	78.8%	8.3%
9.11	JPMCB	Silber Industrial Park							1.54	78.8%	8.3%
9.12	JPMCB	Southpark Business Park M							1.54	78.8%	8.3%
9.13	JPMCB	West by Northwest Business Blvd							1.54	78.8%	8.3%
9.14	JPMCB	Norcross Center							1.54	78.8%	8.3%
9.15	JPMCB	Goshen Springs							1.54	78.8%	8.3%
9.16	JPMCB	Long Point Center							1.54	78.8%	8.3%
9.17	JPMCB	Corridor Park D							1.54	78.8%	8.3%
9.18	JPMCB	Southport 1-4							1.54	78.8%	8.3%
9.19	JPMCB	Jameel							1.54	78.8%	8.3%
9.20	JPMCB	Beltway II							1.54	78.8%	8.3%
9.21	JPMCB	Braker Center 4							1.54	78.8%	8.3%
9.22	JPMCB	Northgreen 1-4							1.54	78.8%	8.3%
9.23	JPMCB	Minimax							1.54	78.8%	8.3%
9.24	JPMCB	Southpark Business Park E							1.54	78.8%	8.3%
9.25	JPMCB	9385 Washington Blvd							1.54	78.8%	8.3%
9.26	JPMCB	Rothway							1.54	78.8%	8.3%
9.27	JPMCB	2730 Pinnacle							1.54	78.8%	8.3%
9.28	JPMCB	Columbus West - Interchange Rd							1.54	78.8%	8.3%
9.29	JPMCB	1346 Oakbrook Drive							1.54	78.8%	8.3%
9.30	JPMCB	1230-1236 Hardt Circle							1.54	78.8%	8.3%
9.31	JPMCB	Pine Forest Business Park							1.54	78.8%	8.3%
9.32	JPMCB	Rittiman East Industrial Park #23 & 24							1.54	78.8%	8.3%
9.33	JPMCB	1351 Oakbrook Drive							1.54	78.8%	8.3%
9.34	JPMCB	1325 Oakbrook Drive							1.54	78.8%	8.3%
9.35	JPMCB	490 Heartland Drive							1.54	78.8%	8.3%
9.36	JPMCB	1265 Oakbrook Drive							1.54	78.8%	8.3%
9.37	JPMCB	Columbus West - Business Park							1.54	78.8%	8.3%
9.38	JPMCB	1155 Bowes Road							1.54	78.8%	8.3%
9.39	JPMCB	1280 Oakbrook Drive							1.54	78.8%	8.3%
9.40	JPMCB	Cox Business Center							1.54	78.8%	8.3%
9.41	JPMCB	2002 Bloomingdale							1.54	78.8%	8.3%
9.42	JPMCB	333 Charles Court							1.54	78.8%	8.3%
9.43	JPMCB	483 Heartland Drive							1.54	78.8%	8.3%
9.44	JPMCB	1256 Oakbrook Drive							1.54	78.8%	8.3%
9.45	JPMCB	550 Heartland							1.54	78.8%	8.3%

 A-1-27

Annex A-1

			Additional Debt					Total Debt
						Additional	Additional		Total Debt		Total Debt
			Addit Debt	Addit Debt	Additional	Debt Cut-off	Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)(29)	Exist (Y/N)(29)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
9.46	JPMCB	Rittiman East Industrial Park #22							1.54	78.8%	8.3%
10	CREFI	2010 South Lamar	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	GSMC	333 South Wabash	No	No	NAP	NAP	NAP	240,000,000	2.75	62.8%	10.1%
12	CREFI	Redmond Town Center	No	No	NAP	NAP	NAP	101,500,000	1.79	67.2%	10.7%
13	GSMC	Earhart Corporate Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	CREFI	2665 North First	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	CREFI	KW Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	CREFI	10054 Old Grove Road							NAP	NAP	NAP
15.02	CREFI	2742 Dow Avenue							NAP	NAP	NAP
16	GSMC	USAA Plano	No	No	NAP	NAP	NAP	63,600,000	2.84	53.0%	10.5%
17	GSMC	The Hub	No	Yes	Subordinate Debt	2,560,000	0.00000	46,765,881	2.76	57.9%	10.5%
18	JPMCB	Troy Technology Park	No	No	NAP	NAP	NAP	45,000,000	1.66	72.9%	9.2%
19	GSMC	Amazon Industrial Portfolio	No	No	NAP	NAP	NAP	139,100,000	2.38	64.7%	8.0%
19.01	GSMC	12900 Pecan Park Road							2.38	64.7%	8.0%
19.02	GSMC	6925 Riverview Avenue							2.38	64.7%	8.0%
20	GSMC	Westlake Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	GACC	Home Ranch Health Center	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
22	CREFI	Keylock Storage Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	CREFI	Mead							NAP	NAP	NAP
22.02	CREFI	Franklin							NAP	NAP	NAP
22.03	CREFI	Boise							NAP	NAP	NAP
22.04	CREFI	Fruitland							NAP	NAP	NAP
22.05	CREFI	Pendleton							NAP	NAP	NAP
23	GSMC	711 Fifth Avenue	Yes	No	Permitted Mezzanine	NAP	NAP	545,000,000	2.90	54.5%	9.4%
24	CREFI	6655 Wedgwood	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	CREFI	Mid Atlantic Storage Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	CREFI	Storage at Atlas							NAP	NAP	NAP
25.02	CREFI	Storage at Mont Mini							NAP	NAP	NAP
26	GSMC	3861 Sepulveda Boulevard	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	GSMC	Pell City Shopping Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	GACC	Tesla Service Center of Chicago	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	GSMC	Storage Post – Jefferson, LA	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	GACC	Diversey	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	CREFI	167 North 6th Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	CREFI	47 Ann	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	GACC	Rosencrans Apartment Homes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	CREFI	71 Leonard	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-28

Annex A-1

			HOTEL OPERATING STATISTICS
				2017	2017		2018	2018		2019	2019	Most	Most
			2017	ADR	Rev	2018	ADR	Rev	2019	ADR	Rev	Recent	Recent	Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	($)	PAR ($)	Occupancy %	($)	PAR ($)	Occupancy %	($)	PAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	GACC	Moffett Place - Building 6																1
2	JPMCB/CREFI	120 Wall Street																2
3	CREFI/GACC	MGM Grand & Mandalay Bay	91.0%	193.58	176.24	91.5%	192.62	176.18	92.1%	196.52	180.94	87.5%	197.27	172.60	92.1%	196.52	180.94	3
3.01	CREFI/GACC	MGM Grand	92.1%	181.76	167.36	92.7%	182.10	168.76	91.4%	190.29	173.85	83.9%	192.07	161.19	91.4%	190.29	173.85	3.01
3.02	CREFI/GACC	Mandalay Bay	90.0%	206.28	185.57	90.2%	203.96	183.96	92.8%	202.98	188.40	91.7%	202.85	185.98	92.8%	202.98	188.40	3.02
4	JPMCB	4 West 58th Street																4
5	CREFI	Northern Trust Office																5
6	GACC	Coleman Highline																6
7	GACC	Point West Portfolio																7
7.01	GACC	1610 & 1620 Arden Way																7.01
7.02	GACC	1545 River Park Drive																7.02
7.03	GACC	1601 Response Road																7.03
8	CREFI	Skywater Technology HQ																8
9	JPMCB	Agellan Portfolio																9
9.01	JPMCB	Sarasota Distribution Hub																9.01
9.02	JPMCB	Naperville Woods Office Center																9.02
9.03	JPMCB	Southpark Business Park FOP																9.03
9.04	JPMCB	Supervalu																9.04
9.05	JPMCB	Plainfield Business Center IV																9.05
9.06	JPMCB	Beltway III																9.06
9.07	JPMCB	4405 Continental Dr																9.07
9.08	JPMCB	Beltway IV																9.08
9.09	JPMCB	Sandy Plains Business Park																9.09
9.10	JPMCB	Coliseum Distribution Center #1																9.10
9.11	JPMCB	Silber Industrial Park																9.11
9.12	JPMCB	Southpark Business Park M																9.12
9.13	JPMCB	West by Northwest Business Blvd																9.13
9.14	JPMCB	Norcross Center																9.14
9.15	JPMCB	Goshen Springs																9.15
9.16	JPMCB	Long Point Center																9.16
9.17	JPMCB	Corridor Park D																9.17
9.18	JPMCB	Southport 1-4																9.18
9.19	JPMCB	Jameel																9.19
9.20	JPMCB	Beltway II																9.20
9.21	JPMCB	Braker Center 4																9.21
9.22	JPMCB	Northgreen 1-4																9.22
9.23	JPMCB	Minimax																9.23
9.24	JPMCB	Southpark Business Park E																9.24
9.25	JPMCB	9385 Washington Blvd																9.25
9.26	JPMCB	Rothway																9.26
9.27	JPMCB	2730 Pinnacle																9.27
9.28	JPMCB	Columbus West - Interchange Rd																9.28
9.29	JPMCB	1346 Oakbrook Drive																9.29
9.30	JPMCB	1230-1236 Hardt Circle																9.30
9.31	JPMCB	Pine Forest Business Park																9.31
9.32	JPMCB	Rittiman East Industrial Park #23 & 24																9.32
9.33	JPMCB	1351 Oakbrook Drive																9.33
9.34	JPMCB	1325 Oakbrook Drive																9.34
9.35	JPMCB	490 Heartland Drive																9.35
9.36	JPMCB	1265 Oakbrook Drive																9.36
9.37	JPMCB	Columbus West - Business Park																9.37
9.38	JPMCB	1155 Bowes Road																9.38
9.39	JPMCB	1280 Oakbrook Drive																9.39
9.40	JPMCB	Cox Business Center																9.40
9.41	JPMCB	2002 Bloomingdale																9.41
9.42	JPMCB	333 Charles Court																9.42
9.43	JPMCB	483 Heartland Drive																9.43
9.44	JPMCB	1256 Oakbrook Drive																9.44
9.45	JPMCB	550 Heartland																9.45

 A-1-29

Annex A-1

			HOTEL OPERATING STATISTICS
				2017	2017		2018	2018		2019	2019	Most	Most
			2017	ADR	Rev	2018	ADR	Rev	2019	ADR	Rev	Recent	Recent	Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	($)	PAR ($)	Occupancy %	($)	PAR ($)	Occupancy %	($)	PAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
9.46	JPMCB	Rittiman East Industrial Park #22																9.46
10	CREFI	2010 South Lamar																10
11	GSMC	333 South Wabash																11
12	CREFI	Redmond Town Center																12
13	GSMC	Earhart Corporate Center																13
14	CREFI	2665 North First																14
15	CREFI	KW Portfolio																15
15.01	CREFI	10054 Old Grove Road																15.01
15.02	CREFI	2742 Dow Avenue																15.02
16	GSMC	USAA Plano																16
17	GSMC	The Hub																17
18	JPMCB	Troy Technology Park																18
19	GSMC	Amazon Industrial Portfolio																19
19.01	GSMC	12900 Pecan Park Road																19.01
19.02	GSMC	6925 Riverview Avenue																19.02
20	GSMC	Westlake Center																20
21	GACC	Home Ranch Health Center																21
22	CREFI	Keylock Storage Portfolio																22
22.01	CREFI	Mead																22.01
22.02	CREFI	Franklin																22.02
22.03	CREFI	Boise																22.03
22.04	CREFI	Fruitland																22.04
22.05	CREFI	Pendleton																22.05
23	GSMC	711 Fifth Avenue																23
24	CREFI	6655 Wedgwood																24
25	CREFI	Mid Atlantic Storage Portfolio																25
25.01	CREFI	Storage at Atlas																25.01
25.02	CREFI	Storage at Mont Mini																25.02
26	GSMC	3861 Sepulveda Boulevard																26
27	GSMC	Pell City Shopping Center																27
28	GACC	Tesla Service Center of Chicago																28
29	GSMC	Storage Post – Jefferson, LA																29
30	GACC	Diversey																30
31	CREFI	167 North 6th Street																31
32	CREFI	47 Ann																32
33	GACC	Rosencrans Apartment Homes																33
34	CREFI	71 Leonard																34

 A-1-30

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation or one of its affiliates, as Mortgage Loan Seller; “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller; and “GSMC” denotes Goldman Sachs Mortgage Company, or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, Moffett Place – Building 6, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited and JPMCB.

With respect to Loan No. 2, 120 Wall Street, the mortgage loan is part of a whole loan that was co–originated by Wells Fargo Bank, National Association, JPMCB and CREFI.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the mortgage loan is part of a whole loan that was co–originated by CREFI, Barclays Capital Real Estate Inc., Deutsche Bank AG, New York Branch and Société Générale Financial Corporation.

With respect to Loan No. 11, 333 South Wabash, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, American General Life Insurance Company, The Variable Annuity Life Insurance Company, American Home Assurance Company and National Union Fire Insurance Company of Pittsburgh, PA.

With respect to Loan No. 23, 711 Fifth Avenue, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

(2)	With respect to Loan No. 2, 120 Wall Street, the mortgaged property includes two retail tenants that together consist of 7,281 square feet.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, each of the related mortgaged properties consists of a resort and casino and, as of the trailing twelve months ending June 30, 2020 (i) with respect to the MGM Grand mortgaged property, approximately 26.2% of the revenues were from hotel rooms, approximately 27.4% of the revenues were from food and beverage sales, approximately 24.4% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources and (ii) with respect to the Mandalay Bay mortgaged property, approximately 33.8% of the revenues were from hotel rooms, approximately 29.8% of the revenues were from food and beverage sales, approximately 13.6% of the revenues were from gaming, and approximately 22.8% of the revenues were from other sources.

With respect to Loan No. 8, Skywater Technology HQ, the mortgaged property consists of 84,457 square feet of office space (21.4% of net rentable area) and 309,308 square feet of R&D and manufacturing space (78.6% of net rentable area).

With respect to Loan No. 12, Redmond Town Center, the mortgaged property consists of 314,547 square feet of retail space that is 91.7% occupied and accounts for 78.9% of underwritten gross potential rent. The mortgaged property also consists of 71,868 square feet of office space that is 98.0% occupied and accounts for 17.2% of gross potential rent.

With respect to Loan No. 24, 6655 Wedgwood, the mortgaged property consists of 101,391 square feet of office/lab space (81.9% of net rentable area) and 22,463 square feet of warehouse space (18.1% of net rentable area).

With respect to Loan No. 32, 47 Ann, the mortgaged property consists of 12 multifamily units that are 100.0% occupied and account for 76.8% of underwritten effective gross income and 3,600 square feet of retail space that is 100.0% occupied and accounts for 23.2% of underwritten effective gross income.

With respect to Loan No. 34, 71 Leonard, the mortgaged property consists of 8 multifamily units that are 100.0% occupied and account for 66.8% of underwritten effective gross income and 3,500 square feet of office space that is 100.0% occupied and accounts for 33.2% of underwritten effective gross income.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

 A-1-31

With respect to Loan No. 7, Point West Portfolio, the 1620 Arden Way building that is part of the 1610 & 1620 Arden Way mortgaged property is a freestanding retail pad site that is ground leased to Sterling Jewelers Inc. through November 2025.

With respect to Loan No. 22, Keylock Storage Portfolio – Pendleton, the borrower, KS Pendleton LLC, owns its improvements but not the underlying land, which is ground leased to the borrower by the City of Pendleton. The term of the ground lease expires on June 30, 2025. The borrower has two five-year renewal options, which, if exercised, would extend the term of the ground lease to June 30, 2035.

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Prospectus for additional information.

With respect to Loan No. 1, Moffett Place – Building 6, the sole tenant, Google, has free rent through May 1, 2021. At origination, $12,062,876 was reserved in respect of such free rent. Google's lease commenced in May 2020. Google is building out its space, and has not yet taken occupancy of the Mortgaged Property. Google is expected to take occupancy by September or October 2021.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, each of the related mortgaged properties consist of a resort and casino and, as of the trailing twelve months ending June 30, 2020 (i) with respect to the MGM Grand mortgaged property, approximately 26.2% of the revenues were from hotel rooms, approximately 27.4% of the revenues were from food and beverage sales, approximately 24.4% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources and (ii) with respect to the Mandalay Bay mortgaged property, approximately 33.8% of the revenues were from hotel rooms, approximately 29.8% of the revenues were from food and beverage sales, approximately 13.6% of the revenues were from gaming, and approximately 22.8% of the revenues were from other sources.

With respect to Loan No. 4, 4 West 58th Street, the Largest Tenant, 2nd Largest Tenant, 4th Largest Tenant, and 5th Largest Tenant, Neiman Marcus Group LLC., Netflix Inc., Northwell Health, and Union Sq. Dermatology, respectively, at the mortgaged property, have free rent or vacancy periods from March 2020 through, in certain cases, December 2020. At loan origination, the borrower reserved an aggregate amount of $5,799,156 to cover all vacancies, gap rent, prepaid rent, outstanding free rent concessions and rent abatements under the related leases.

With respect to Loan No. 4, 4 West 58th Street, the 2nd Largest Tenant, Netflix Inc., is expected to commence paying rent on March 1, 2021.

With respect to Loan No. 4, 4 West 58th Street, the 4th Largest Tenant, Northwell Health, is currently in occupancy of its space and is expected to commence paying rent in December 2020. At loan origination, the borrower reserved $81,921.66 to cover for the free rent period.

With respect to Loan No. 6, Coleman Highline, the sole tenant, Roku, Inc., had free rent through the end of September 2020, which was reserved at origination. Roku, Inc.’s lease commenced in March 2020 and Roku, Inc. began paying rent on October 1, 2020. The tenant has not yet taken full occupancy of the space, but is expected to take occupancy by the end of the first quarter of 2021.

With respect to Loan No. 7, Point West Portfolio, the 4th Largest Tenant at the 1601 Response Road mortgaged property, DGS Speech Pathology, has signed a lease commencing on February 1, 2021. Gap rent has not been reserved for.

With respect to Loan No. 11, 333 South Wabash, The Northern Trust Company, representing approximately 45.4% of the net rentable area, has signed a lease with respect to an additional approximately 4.7% of the net rentable area at the mortgaged property commencing in 2023.

With respect to Loan No. 14, 2665 North First, OneSpace, representing 19.4% of the net rentable area, is in the process of completing its buildout and expects to open at the mortgaged property in the next 4-6 months.

 A-1-32

With respect to Loan No. 16, USAA Plano, the sole tenant, USAA, has executed a lease for the entire mortgaged property but currently only occupies 125,000 square feet (the "Phase I Space") on floors 2 and 3 pending the scheduled surrender of the remaining space by its current occupant, nThrive. The USAA lease had a commencement date with respect to the Phase I Space of January 2020 and USAA commenced paying rent on the Phase I Space in October 2020, following the expiration of a nine-month free rent period. USAA is expected to (i) take occupancy of floor 1 (the "Phase II Space") and floor 4 (the "Phase III Space") in July and September 2021, respectively, and (ii) commence paying rent for the Phase II Space and Phase III Space in January 2022. We cannot assure you that USAA will take possession of or begin paying rent on its space as expected or at all.

With respect to Loan No. 20, Westlake Center, Westlake Management Services, Inc, representing approximately 85.1% of the net rentable area, has signed a lease with respect to approximately 13.3% of the net rentable area at the mortgaged property commencing in 2024.

With respect to Loan No. 23, 711 Fifth Avenue, Ralph Lauren, representing approximately 11.4% of the net rentable area, is dark with respect to 31,202 square feet of its space. The tenant continues to operate the 7,436 square foot Polo Bar, which is open for takeout and delivery, at the mortgaged property. If the borrower believes the tenant has ceased retail operations in all of the premises under the related lease, the borrower may give notice thereof to the tenant. Within 30 days after the borrower gives such notice, the tenant must notify the borrower whether the tenant intends to cease retail operations at the premises. If the tenant notifies the borrower of its intent to cease such retail operations, the borrower has the right to terminate the lease.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 1, Moffett Place – Building 6, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “As Stabilized” Value of $359,200,000, which assumes the stabilized operation of the mortgaged property as of May 1, 2021. Based on the “As-Is” appraised value of $333,000,000, the Current LTV % and Maturity LTV % are 40.0% for the Moffett Place – Building 6 senior notes, 60.1% for the Moffett Place – Building 6 Whole Loan and 74.8% for the Moffett Place – Building 6 total debt.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the Appraised Value ($) of $4,600,000,000 as of January 10, 2020, is the appraised value solely with respect to real property at the MGM Grand & Mandalay Bay mortgaged properties, excluding personal property and intangible property attributable to the MGM Grand & Mandalay Bay mortgaged properties (the “Aggregate Real Property Appraised Value”). The appraisal also includes an “As Leased–Sale–Leaseback Appraised Value,” which is equal to the Aggregate Real Property Appraised Value. The Appraised Value of $7,352,600,000 (“Aggregate As Is Appraised Value”) as of January 10, 2020 includes personal property and intangible property attributable to the MGM Grand & Mandalay Bay mortgaged properties. The personal property and intangible property relating to the MGM Grand & Mandalay Bay mortgaged properties is owned by the MGM tenant or certain sublessees at the MGM Grand & Mandalay Bay mortgaged properties that are wholly owned subsidiaries of MGM (the “MGM/Mandalay Operating Subtenants”) (as more particularly provided in the master lease), which granted a security interest in certain property of the MGM tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM tenant (as more particularly described in the master lease); and provided that the FF&E is only transferred to the MGM Grand & Mandalay Bay Borrowers at no cost in the event of a termination of the master lease due to an event of default by the MGM tenant thereunder) in favor of the MGM Grand & Mandalay Bay Borrowers, and such security interest was collaterally assigned by the MGM Grand & Mandalay Bay Borrowers to the lender at origination. The Current LTV % and the Maturity % are based on the "Aggregate As Is Appraised Value" are 22.2% and 22.2%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan. The Current LTV % and the Maturity % are based on the Aggregate Real Property Appraised Value are 35.5% and 35.5%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan.

With respect to Loan No. 6, Coleman Highline, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “As Stabilized” Value of $305,100,000, which assumes the stabilized operation of the mortgaged property as of October 1, 2020. Based on the “As-Is” appraised value of $301,100,000, the Current LTV % and Maturity LTV % are both equal to 51.5%.

With respect to Loan No. 7, Point West Portfolio, the Appraised Value ($), Current LTV % and Maturity LTV % are based on the “As Portfolio” value of $66,500,000. The “As-Portfolio” value assumes a 20% discount to the As-Is appraised value of the retail pad included in the 1610 & 1620 Arden Way mortgaged property. The appraisal concluded an aggregate “As-Is” appraised value of $66,910,000, which results in a Current LTV % and Maturity LTV % of 59.0%.

 A-1-33

With respect to Loan No. 9, Agellan Portfolio, the Appraised Value ($) is based on an aggregate “As-Is” value of the Mortgaged Properties and is inclusive of excess land value that is defined in each individual mortgaged property appraisal and serves as collateral for the whole loan. The excess vacant land parcels are associated with the Sarasota Distribution Hub and Supervalu properties and may be released pursuant to satisfying conditions set forth in the whole loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Prospectus.

With respect to Loan No. 16, USAA Plano, the Current LTV % and Maturity LTV % are calculated utilizing the “Hypothetical Market Value - Accelerated Occupancy” appraised value of $119,900,000 as of August 2, 2020, which assumes that the scheduled occupancy by USAA of the entire mortgaged property occurs as of August 2, 2020, which is contrary to the actual terms of the related lease. The Current LTV % and Maturity LTV % calculated based on the “As-Is” appraised value of $99,200,000, as of August 2, 2020, are both 64.1%.

With respect to Loan No. 18, Troy Technology Park, the Appraised Value ($) represents the “Hypothetical As Portfolio” Appraised Value, which assumes $3,500,000 is funded at origination for an upfront rollover reserve. At origination, the borrower reserved $3,500,000 for all outstanding tenant improvements and outstanding repairs. The “As-Is” portfolio value as of July 27, 2020 is $58.2 million, which results in a Cut-off Date LTV of approximately 77.3%.

With respect to Loan No. 20, Westlake Center, the Current LTV % and Maturity LTV % are calculated utilizing the “Hypothetical Market Value - Accelerated Occupancy” appraised value of $32,600,000 as of July 1, 2020, which assumes that the scheduled occupancy of the expansion space for Westlake Management Services, Inc, occurs as of July 1, 2020, which is contrary to the actual terms of the related lease. The Current LTV % and Maturity LTV % calculated based on the “As-Is” appraised value of $29,800,000, as of July 1, 2020, are 72.5% and 58.5%, respectively.

With respect to Loan No. 21, Home Ranch Health Center, the Current LTV % and Maturity LTV % were calculated based on netting a holdback reserve of $2.07 million from the Cut-off Date or Maturity Date principal balance (as applicable) of such mortgage loan. The Current LTV % and Maturity LTV % of such mortgage loan based on its full principal balance are 64.8% and 64.8%, respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, The MGM Grand & Mandalay Bay Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of March 5, 2030 and a final maturity date of March 5, 2032. After the ARD, the following structure will apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y)(1) the ARD Treasury Note Rate in effect on the ARD (such new rate, the “Adjusted Interest Rate”) plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined in the related loan agreement) will be applied first to pay monthly additional interest amounts which, to the extent not paid, will be deferred (together with interest accrued thereon at the Adjusted Interest Rate) and added to the principal balance of the applicable note(s) comprising a portion of the MGM Grand & Mandalay Bay Whole Loan in the manner set forth in the MGM Grand & Mandalay Bay Whole Loan documents, and (iii) a full cash flow sweep to the extent of remaining amounts in the excess cash flow reserve will be applied to principal of the MGM Grand & Mandalay Bay Whole Loan in the manner set forth in the MGM Grand & Mandalay Bay Whole Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)” in this Prospectus.

(7)	With respect to Loan Nos. 1, 2, 3, 4, 6, 9, 11, 12, 16, 17, 18, 19 and 23, Moffett Place – Building 6, 120 Wall Street, MGM Grand & Mandalay Bay, 4 West 58th Street, Coleman Highline, Agellan Portfolio, 333 South Wabash, Redmond Town Center, USAA Plano, The Hub, Troy Technology Park, Amazon Industrial Portfolio and 711 Fifth Avenue in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” in the Prospectus for additional information.

(8)	Each number identifies a group of related borrowers. With respect to Loan No. 7, Point West Portfolio, the borrowers own the mortgaged properties as tenants-in-common.

 A-1-34

With respect to Loan Nos. 11 and 23, 333 South Wabash and 711 Fifth Avenue, the mortgaged properties are owned by related borrowers.

With respect to Loan No. 21, Home Ranch Health Center, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan Nos. 32 and 34, 47 Ann and 71 Leonard, the mortgaged properties are owned by separate borrowers, but are related through the loan sponsor, Nathan Berman.

(9)	For each mortgage loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

With respect to Loan No. 11, 333 South Wabash, the whole loan accrues interest on a 30/360 basis, and the Monthly Debt Service ($) is calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 360/360.

With respect to Loan No. 11, 333 South Wabash, commencing on the first payment date following the occurrence of an Amortization Trigger Event (as defined below), combined payments of principal and interest will be payable, in arrears, on each monthly payment date in the amount of (a) $340,745.07 under the Promissory Note (AGL), (b) $69,411.03 under the Promissory Note (AGL-Fortitude), (c) $157,752.35 under the Promissory Note (VALIC), (d) $12,620.19 under the Promissory Note (NUFI-Fortitude), (e) $37,860.56 under the Promissory Note (AHAC), (f) $12,620.19 under the Promissory Note (AHAC-Fortitude), (g) $225,360.49 under the Promissory Note (Tranche A-2-A), (h) $135,216.30 under the Promissory Note (Tranche A-2-B), and (i) $90,144.20 under the Promissory Note (Tranche A-2-C). “Amortization Trigger Event” means, commencing on the payment date in August 2026 and on the Payment Date in August of each calendar year thereafter, (i) the net operating income for the 12 calendar months immediately preceding the date of determination does not exceed $21,000,000 or (ii) based on a lease-in-place analysis as of the date of determination, the aggregate portion of the mortgaged property demised pursuant to any lease with a stated termination date on or prior to the date that is 36 months following the date of determination exceeds 241,348 square feet.

With respect to Loan No. 16, USAA Plano, commencing on the Anticipated Repayment Date, the interest rate will increase to a per annum rate equal to the greater of (x) 3.624% plus 300 basis points, (y) 6.45% or (z) the 1-year Swap Rate as of the Anticipated Repayment Date plus 292 basis points.

(11)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan No. 11, 333 South Wabash, the whole loan documents provide the borrower with one five day grace period in any 12 month period for any payments due on a payment date.

With respect to Loan No. 26, 3861 Sepulveda Boulevard, the mortgage loan documents provide the borrower with a five day grace period, one time per calendar year and two total times during the term of the mortgage loan for any payments due on a payment date.

With respect to Loan No. 29, Storage Post – Jefferson, LA, the mortgage loan documents provide the borrower with one five day grace period in any 12 month period for any payments due on a payment date (other than the maturity date).

(13)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

 A-1-35

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 2, 120 Wall Street, the defeasance lockout period will be 24 payments beginning with and including the first payment date of November 11, 2020. Defeasance of the 120 Wall Street Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the 120 Wall Street Whole Loan to be securitized and (b) the payment date occurring in November 2023. The assumed defeasance lockout period of 24 months is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer. Additionally, the borrower may prepay the 120 Wall Street Whole Loan at any time during the term of the 120 Wall Street Whole Loan with a 15-day prior notice and, if such prepayment date occurs before July 11, 2030, upon payment of the yield maintenance premium.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the lockout period will be at least 31 payment dates beginning with and including the first payment date of April 5, 2020. The MGM Grand & Mandalay Bay Borrowers have the option to defease the MGM Grand & Mandalay Bay Whole Loan, in whole or in part, after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 14, 2023. The MGM Grand & Mandalay Bay Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to September 5, 2029 (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a special release or a Default Release (as defined in the Prospectus)). The assumed lockout period of 31 payment dates is based on the expected Benchmark 2020–B20 securitization closing date in October 2020. The actual lockout period may be longer.

With respect to Loan No. 4, 4 West 58th Street, the lockout period will be 31 payments beginning with and including the first payment date of April 1, 2020. The borrower may defease the whole loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 28, 2023. The assumed lockout period of 31 payments is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer.

With respect to Loan No. 11, 333 South Wabash, at any time on or after September 1, 2024, the borrower has the right to voluntarily prepay, and defease, as applicable, the 333 South Wabash Whole Loan in full provided that (i) in respect of a prepayment of (a) note AGL, (b) note AGL-Fortitude, (c) note VALIC, (d) note NUFI-Fortitude, (e) note AHAC and (f) note AHAC-Fortitude (collectively, “Tranche A-1 Notes”), the borrower pays a prepayment premium equal to the greater of the yield maintenance amount or 1% of the unpaid principal balance evidenced by the Tranche A-1 Notes as of the prepayment date, and (ii) the borrower defeases the portion of the 333 South Wabash Whole Loan evidenced by the (x) note Tranche A-2-A, (y) note Tranche A-2-B and (z) note Tranche A-2-C (collectively, “Tranche A-2 Notes”). For the avoidance of doubt, the Tranche A-1 Notes must be prepaid simultaneously as the Tranche A-2 Notes are defeased.

With respect to Loan No. 12, Redmond Town Center, the lockout period will be at least 31 payment dates beginning with and including the first payment date in April 2020. Defeasance of the Redmond Town Center Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) February 21, 2023. The assumed defeasance lockout period of 31 payment dates is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer.

With respect to Loan No. 17, The Hub, the lockout period will be at least 24 payment dates beginning with and including the first payment date in November 2020. Defeasance of The Hub Whole Loan in full is permitted after the date that is the earlier to occur of (i) September 30, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer.

With respect to Loan No. 18, Troy Technology Park, the lockout period will be 24 payments beginning with and including the first payment date of November 1, 2020. The borrower may (i) defease the whole loan after the date that is two years after the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”) or (ii) prepay the whole loan on November 1, 2024 upon payment of an amount equal to the yield maintenance premium if the Permitted Defeasance Date has not yet occurred. The assumed lockout period of 24 payments is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer.

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With respect to Loan No. 21, Home Ranch Health Center, the loan is structured with a $2.07 million holdback reserve (the “Holdback Reserve”) which is held as additional collateral for the loan. The borrowers are entitled to, upon its request, and provided no event of default exists, receive the Holdback Reserve funds in no more than five disbursements if the following conditions are satisfied prior to the third anniversary of the loan origination date: (i) the debt yield (calculated including as part of the loan principal balance the portion of the Holdback Reserve requested to be released but excluding the portion of the Holdback Reserve not released from the loan principal balance) is at least 8.05%, (ii) no less than 85% of the leaseable area of the mortgaged property is leased pursuant to bona fide leases which satisfy the following conditions; (A) all tenant improvement allowances and leasing commissions have been paid (or sufficient funds to pay such amounts are available in the rollover account or retained in the Holdback Reserve), (B) the related tenants are in occupancy and open for business, and (C) the tenants are paying full unabated rent (or are in a market free rent period for which sufficient funds have been retained in the Holdback Reserve to pay the unabated rent that would have otherwise been due during such free rent period), (iii) the lender has received estoppel certificates from the applicable tenants (or other evidence reasonably satisfactory to the lender) as to the matters in clause (ii) above, and (iv) in the event that the UCI Medical tenant expands its space so that it has more than 10,000 square feet after such expansion (whether or not it had 10,000 or more square feet prior to the expansion), the borrowers provide such evidence as the lenders reasonably determine is necessary to prove that such expansion will be in compliance with all applicable legal requirements (including without limitation a conditional use permit). If the lender determines that the release conditions have not been satisfied on or before the third anniversary of the loan origination date, the lender may, in its discretion either retain the earnout reserve as additional collateral or apply the Holdback Reserve to the reduction of the debt and require the borrowers to pay the applicable yield maintenance premium.

With respect to Loan No. 23, 711 Fifth Avenue, the lockout period will be at least 31 payment dates beginning with and including the first payment date in April 2020. Defeasance of the 711 Fifth Avenue Whole Loan in full is permitted after the date that is the earlier to occur of (i) March 6, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 31 payments is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer.

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 1, Moffett Place – Building 6, the Mortgaged Property is newly constructed, and historical financial information is not available.

With respect to Loan No. 6, Coleman Highline, the Mortgaged Property is newly constructed, and historical financial information is not available.

With respect to Loan No. 8, Skywater Technology HQ, historical financial information was not available because the mortgage loan was used to facilitate a sale-leaseback transaction.

With respect to Loan No. 10, 2010 South Lamar, historical financial information was not available because the mortgaged property was recently constructed.

With respect to Loan No. 13, Earhart Corporate Center, historical cash flow information is not available because the borrower sponsors acquired the mortgaged property in 2019.

With respect to Loan No. 14, 2665 North First, the 2018 historical financial information of the mortgaged property represents 6 months annualized. The 2019 historical information of the mortgaged property represents 10 months annualized.

With respect to Loan No. 15, KW Portfolio, historical financial information was not available because the mortgaged property was acquired by the borrower sponsor.

With respect to Loan No. 16, USAA Plano, historical cash flow information is not available because the mortgaged property was acquired at origination.

With respect to Loan No. 18, Troy Technology Park, limited historical financial information was provided by the borrower because the mortgaged property was newly acquired by the borrower.

With respect to Loan No. 19, Amazon Industrial Portfolio, historical cash flow information is not available because each of the related mortgaged properties is subject to a triple-net lease with the related sole tenant.

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With respect to Loan No. 26, 3861 Sepulveda Boulevard, historical cash flow information is not available because the mortgaged property was renovated in 2019 in conjunction with the sole tenant taking occupancy.

With respect to Loan No. 28, Tesla Service Center of Chicago, certain historical financial information is not available because the lease of the sole tenant, Tesla, Inc., commenced November 1, 2018, and the tenant opened for business November 1, 2019.

With respect to Loan No. 30, Diversey, in March 2020, the borrower purchased the mortgaged property from the sole tenant, Diversey, in a sale-leaseback transaction in which Diversey entered into a 15-year triple-net lease at the mortgaged property through March 2035. Accordingly, no historical financial information has been provided.

With respect to Loan No. 33, Rosencrans Apartment Homes, Phase II (20 units out of 41 total) was delivered in May 2020. Accordingly, there is limited historical information for such portion of the mortgaged property.

(15)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 2, 120 Wall Street, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by (i) new leases commencing in 2020 and 2021 accounting for an increase of approximately $1.9 million in underwritten base rent and (ii) approximately $298,037 in contractual rent steps through November 2021.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the increase by 10% or more from Most Recent NOI to UW NOI is a result of the temporary closure of the MGM Grand & Mandalay Bay mortgaged properties due to COVID-19. On May 1, 2020, MGM Resorts International reported that, as a result of the temporary closure of its domestic properties (which includes the MGM Grand & Mandalay Bay mortgaged properties) following the outbreak of COVID-19, its domestic properties (which includes the MGM Grand & Mandalay Bay mortgaged properties) were effectively generating no revenue, there were high levels of room and convention cancellation through the third quarter of 2020, and that, following the re-opening of its domestic properties (which includes the MGM Grand & Mandalay Bay mortgaged properties), it expected weakened demand in light of consumer fears and general economic uncertainty, among other things.

With respect to Loan No. 7, Point West Portfolio, the increase in NOI from TTM to UW NOI is attributed to (i) $145,795 comprised of rent steps through August 2021 and straight line rent for investment grade tenants and (ii) five new leases signed since March 2020, which represent 38,687 square feet of the total net rentable area and $919,522 of the underwritten base rent at the Point West Portfolio properties.

With respect to Loan No. 11, 333 South Wabash, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to The Northern Trust Company’s new 15-year direct lease for approximately 45.4% of the net rentable area at the mortgaged property that commenced in September 2020. Leased occupancy changed from below 40% as of December 2019 to 90.5% in the underwriting due to recent leasing in previously vacant space.

With respect to Loan No. 12, Redmond Town Center, the increase from Most Recent NOI to UW NOI at the mortgaged property is primarily attributable to the inclusion of contractual rent steps through February 2021.

With respect to Loan No. 13, Earhart Corporate Center, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to (i) $711,375 of free rent that was included in the Most Recent NOI ($), (ii) Ellis Porter PLC increasing its leased space (from 3,415 square feet to 6,698 square feet) and converting its reimbursement method from gross to NNN, (iii) a newly signed lease with Vision Capital and (iv) newly negotiated renewal rental rates in addition to contractual rent steps.

With respect to Loan No. 20, Westlake Center, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to Westlake Management Services, Inc’s expansion at the mortgaged property following the lease expiration of a prior tenant. Additionally, UW NOI ($) assumes credit for the present value of Westlake Management Services, Inc’s rent steps throughout the lease term, given its investment grade rating.

With respect to Loan No. 21, Home Ranch Health Center, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by rent steps and the rent commencements of Kiddie Academy (18.2% of underwritten base rent), J San Ramen (2.8% of underwritten base rent), and Edward Jones (2.0% of underwritten base rent).

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With respect to Loan No. 26, 3861 Sepulveda Boulevard, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to (i) the 12-month free rent period for the sole tenant, Westside Family Health Center, that ended on March 31, 2020 and (ii) contractual rent steps through October 31, 2021.

With respect to Loan No. 32, 47 Ann, the increase from Most Recent NOI to UW NOI at the mortgaged property is primarily attributable to the mortgaged property achieving 100.0% occupancy.

(16)	With respect to all hotel properties the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 2, 120 Wall Street, the related mortgaged property is subject to a real estate tax program, between the borrower and the New York State Urban Development Corporation d/b/a Empire State Development, which provides a proportionate reduction in real estate taxes in the form of a payment in lieu of taxes based upon the percentage of space leased to not-for-profit (“NFP”) tenants, provided that the NFP tenants receive the full benefit of the expense reduction as a credit against their rents. See “Description of the Mortgage Pool— Real Estate and Other Tax Considerations” in the Prospectus for additional information.

With respect to Loan No. 34, 71 Leonard, the mortgaged property has four rent control units and four market rate units.

(17)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the UW NOI DSCR and UW NCF DSCR were calculated based on the initial MGM/Mandalay lease annual rent of $292,000,000. The UW NOI DSCR and UW NCF DSCR based on UW NOI and UW NCF are 8.82x and 8.27x, respectively.

(18)	With respect to Loan No. 3, MGM Grand & Mandalay Bay, the UW NOI Debt Yield and UW NCF Debt Yield were calculated based on the initial MGM/Mandalay lease annual rent of $292,000,000. The UW NOI Debt Yield and UW NCF Debt Yield based on UW NOI and UW NCF are 31.8% and 29.8%, respectively.

With respect to Loan No. 21, Home Ranch Health Center, the UW NOI Debt Yield and UW NCF Debt Yield were calculated based on netting a holdback reserve of $2.07 million from the Cut-off Date principal balance of such mortgage loan. The UW NOI Debt Yield and UW NCF Debt Yield of such mortgage loan based on its full Cut-off Date principal balance are 8.2% and 7.8%, respectively.

(19)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 2, 120 Wall Street, the borrower sponsor has owned the mortgaged property since 1980 but has deeded the mortgaged property to the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”) and leased it back as the ground lessee in connection with a real estate tax program which provides a proportionate reduction in real estate taxes in the form of a payment in lieu of taxes based upon the percentage of space leased to not-for-profit tenants. The mortgage loan is secured by both the ESD’s fee simple interest and the borrower’s leasehold interest.

With respect to Loan No. 19, Amazon Industrial Portfolio, JDM AMZN KC, LLC (the “Kansas Borrower”) acquired the mortgaged property from RELP Turner, LLC, the prior owner and developer of the mortgaged property (the “Developer”), as well as the Developer’s interests in certain industrial revenue bonds and the related documents in order to maintain a 100%, 10-year real property tax abatement relating to the Mortgaged Property through an industrial revenue bond and payment-in-lieu-of-taxes (“PILOT”) program with the Unified Government of Wyandotte County/Kansas City, Kansas (the “Municipality”). The Kansas Borrower is subject to a “Performance Agreement”, which grants the Kansas Borrower a 100% abatement of ad valorem and personal property taxes on the mortgaged property for the period that the related bonds remain outstanding, provided that the Developer pays $5,000 per year in lieu of taxes (the “PILOT Payment”) for the duration of the tax abatement. The Kansas Borrower owns the fee interest in the mortgaged property and leases it to the Municipality pursuant to the PILOT base lease (the (“PILOT Base Lease”), which qualifies the mortgaged property for a tax exemption due to the Municipality’s lessee interest. Concurrently with the PILOT Base Lease, the Municipality leases the mortgaged property back to the Kansas Borrower for its occupancy and use pursuant to the PILOT lease agreement (the “PILOT Lease Agreement”), which provides that the Kansas Borrower’s sole rent obligations are to pay interest and principal on the bonds as they become due. The Kansas Borrower is the sole holder of the bonds. No money changes hands to effect the Kansas Borrower’s rent obligations under the PILOT Lease Agreement because the

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Kansas Borrower, as owner of the bonds, has waived any actual payment of interest and principal otherwise due under the bonds.

(20)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the Prospectus for information related to mortgage loans secured by hotel properties.

(21)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 14, 2665 North First, at origination, and until the borrower delivers the letter of credit to collateralize the OneLin CREM Rent Reserve (as defined in the 2665 North First loan documents), all excess cash flow must be deposited into the OneLin CREM Rent Reserve account on each monthly payment date, subject to a cap on the swept funds of $1,052,268 (the amount of the letter of credit to be delivered). After the letter of credit is delivered, swept funds will be released to the borrower.

With respect to Loan No. 16, USAA Plano, the borrower posted a $3,983,876 letter of credit in lieu of the required nThrive lease reserve.

With respect to Loan No. 20, Westlake Center, the borrower posted a $6,842,573.60 letter of credit in lieu of the required building improvements reserve, rent reserve, unfunded obligations reserve and debt service reserve.

With respect to Loan No. 21, Home Ranch Health Center, the loan is structured with a $2.07 million Holdback Reserve, as described in footnote 13 above. Initial funding net the Holdback Reserve was $18.33 million.

With respect to Loan No. 23, 711 Fifth Avenue, the borrower funded $2,000,000 at origination for estimated costs in connection with obtaining a new temporary or permanent certificate of occupancy to replace the temporary certificate of occupancy that expired in November 2019. The borrower obtained a temporary certificate of occupancy that was effective as of March 24, 2020, and the $2,000,000 has been disbursed to the borrower.

(22)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 7, Point West Portfolio, the borrowers are required to deposit into a rollover reserve, on a monthly basis through December 6, 2025, an amount equal to approximately $58,705. Starting on January 6, 2026, the borrowers are required to deposit into a rollover reserve, on a monthly basis, approximately $73,381. The borrowers are not required to make deposits into the rollover reserve at any time that funds in such reserve equal or exceed $2,250,000.

With respect to Loan No. 15, KW Portfolio, the borrower is required to deposit $10,305.90 into the TI/LC Reserve on each payment date beginning in January 2025.

With respect to Loan No. 15, KW Portfolio, the borrower is required to deposit $1,717.67 into the replacement reserve on each monthly payment date. The lender may reassess its estimate of the amount necessary for the monthly replacement reserve and may require the borrower to increase the monthly deposits upon 30 days’ notice.

(23)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 13, Earhart Corporate Center, the TI/LC Reserve Cap ($) will increase to $1,500,000 if any amounts attributable to termination proceeds deposited in the TI/LC reserve account (other than termination proceeds received in relation to the XPO Logistics Freight, Inc. lease) are included in the determination of the balance of funds being held in the TI/LC reserve account.

With respect to Loan No. 14, 2665 North First, the TI/LC Reserve Cap ($) of $1,000,000 is exclusive of the leasing reserve initial deposit of $1,500,000.

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With respect to Loan No. 20, Westlake Center, the Other Reserve Cap ($) will increase to $9,910,620 if the long term credit rating of Westlake Chemical Corporation, Inc., the guarantor under the Westlake Management Services, Inc lease, is less than the following ratings from two or more of the noted rating agencies: (i) "BB-" by S&P, (ii) "BB-" by Fitch and (iii) "Ba3" by Moody's.

(24)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, 120 Wall Street, the Largest Tenant, Droga5, LLC, subleases approximately 25,910 square feet out the total of 202,396 square feet to Jax Media through June 2029 at a base rental rate of $52.15 per square foot.

With respect to Loan No. 2, 120 Wall Street, the 3rd Largest Tenant, AFS-USA, Inc., is currently subleasing 13,076 square feet out of the total of 40,029 square feet to Success Academy Charter School through June 2029 at a base rental rate of $39.00 per square foot.

With respect to Loan No. 2, 120 Wall Street, the 5th Largest Tenant, Center for Appellate Litigation, is currently subleasing 8,788 square feet out of the total of 20,535 square feet from American Suicide Foundation through November 2021, at which point Center for Appellate Litigation will pay $58.00 per square foot pursuant to a direct lease thereafter.

With respect to Loan No. 13, Earhart Corporate Center, the Largest Tenant, XPO Logistics Freight, Inc., subleases 5,280 square feet of its space at a base rent of $17.85 per square foot to RevSpring, Inc. through July 31, 2022. Underwritten base rent is based on the contractual rent under the prime lease.

With respect to Loan No. 15, KW Portfolio, the sole tenant at the 2742 Down Avenue mortgaged property, Memorial Health Services, subleases 100% of its space to Doctor’s Best, Inc. for a term coterminous to the master lease, which expires on December 29, 2029.

(25)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 11, 333 South Wabash, the 4th Largest Tenant, Akuna Capital LLC, leases 28,466 square feet with a lease expiration of December 31, 2029 and 27,916 square feet with a lease expiration of December 31, 2025.

With respect to Loan No. 14, 2665 North First, the Largest Tenant, State of CA, DGS, leases 20,125 square feet of space with a lease expiration of August 31, 2025 and 11,724 square feet of space with a lease expiration of November 30, 2025.

(26)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 2, 120 Wall Street, the 2nd Largest Tenant, Success Academy Charter School, has a one-time right to terminate its lease for the entire premises effective August 2024, with 12 months’ notice and the payment of a termination fee of $3,497,468.

With respect to Loan No. 2, 120 Wall Street, the 3rd Largest Tenant, AFS-USA, Inc. has a one-time right to terminate its lease for the entire premises effective June 2024, with 18 months’ prior notices and the payment of a termination fee equal to $2,593,000.

With respect to Loan No. 4, 4 West 58th Street, the Largest Tenant, The Neiman Marcus Group LLC. (“Neiman Marcus”) filed bankruptcy under chapter 11 of the Bankruptcy Code on May 7, 2020. On June 6, 2020, Neiman Marcus filed its plan of reorganization and disclosure statement, which was approved by the bankruptcy court on July 30, 2020. On September 25, 2020, Neiman Marcus emerged from bankruptcy. Neiman Marcus has elected to assume its lease at the mortgaged property.

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With respect to Loan No. 7, Point West Portfolio, the Largest Tenant at the 1610 & 1620 Arden Way property, Social Security Administration, may terminate its lease in whole or in part effective any time after January 2, 2024 by giving at least 90 days’ written notice. The 3rd Largest Tenant at the 1610 &1620 Arden Way property, Covered California, may terminate its lease on or after May 31, 2022 by giving at least 90 days’ written notice. The 4th Largest Tenant at the 1610 & 1620 Arden Way property, Res Systems 3, has a one-time right to terminate its lease on or after July 31, 2024 by giving at least 180 days’ written notice to the borrower. The Largest Tenant at the 1601 Response Road property, CA Health Benefit Exchange, may terminate its lease on or after April 30, 2022 by giving written notice to the borrower with at least 60 days’ notice. The 4th Largest Tenant at the 1601 Response Road property, DGS Speech Pathology, may terminate its lease on or after January 31, 2025 by giving at least 30 days’ written notice to the borrower.

With respect to Loan No. 8, Skywater Technology HQ, the sole tenant, Skywater Technology Foundry, Inc., is an affiliate of the borrower.

With respect to Loan No. 11, 333 South Wabash, the Largest Tenant, The Northern Trust Company, representing approximately 45.4% of the net rentable area, has the option to contract up to two full floors of its space on August 31 in 2027, 2030 or 2032 upon, among other conditions, (i) 12 months’ notice for the options in 2027 and 2032 and (ii) 18 months’ notice for the option in 2030. The 2nd Largest Tenant, Chicago Housing Authority, representing approximately 18.4% of net rentable area, has a one-time right to terminate its lease effective on December 31, 2031 with 18 months’ prior notice. The 3rd Largest Tenant, Continental Casualty Company, representing approximately 4.7% of net rentable area, has a one-time right to terminate its lease with respect to the fourth floor (28,172 square feet) effective on May 31, 2023 with notice provided by May 31, 2022.

With respect to Loan No. 12, Redmond Town Center, the 4th Largest Tenant, Pediatric Associates, Inc. P.S., has grant of preferential use that may allow for 50% rent reduction or termination after 12 months if a pediatric competitor leases space on the second floor of Building A.

With respect to Loan No. 13, Earhart Corporate Center, the Largest Tenant, XPO Logistics Freight, Inc. has the right to contract its space by vacating the 8,673 square feet located on the first floor. XPO Logistics Freight, Inc. may retain the space by providing written notice no later than May 31, 2022. If the contraction option is exercised, the base rent will increase to $2,281,805. The 4th Largest Tenant, Ellis Porter PLC has a one-time right to terminate its lease with respect to the entire premises effective February 2023, with 180 days’ prior notice and payment of a termination fee equal to any unamortized leasing costs.

With respect to Loan No. 14, 2665 North First, the Largest Tenant, State of CA, DGS, has the right to terminate its lease with respect to approximately 20,125 square feet of its space at any time effective on or after August 31, 2017, and with respect to approximately 11,724 square feet of its space at any time effective on or after November 30, 2021, by giving written notice to the lessor at least 30 days prior to the date when such termination will become effective.

With respect to Loan No. 14, 2665 North First, the 2nd Largest Tenant, OneSpace, representing approximately 19.4% of the net rentable area, and the seventh largest tenant, OneLin Capital Corp, representing approximately 2.9% of the net rentable area, are affiliates of the borrowers and borrower sponsors.

With respect to Loan No. 27, Pell City Shopping Center, the Largest Tenant, Martin’s Family Clothing, has a one-time right to terminate its lease in the event gross sales for the 12-month period from January 2022 through December 2022 do not exceed $4,000,000, provided Martin’s Family Clothing (a) delivers to the landlord a written termination notice and a statement of gross sales for such period on or before January 30, 2023 and (b) pays a termination fee equal to any unamortized brokerage commissions amortized on a straight-line basis over five years. If Martin’s Family Clothing terminates its lease, Martin’s Family Clothing is still required to stay in the shopping center for 180 days after exercising its termination option and to pay a minimum rent of $15,833.34 per month plus any additional rent during such 180 day period. Martin’s Family Clothing also has a one-time right to terminate its lease in the event that Bill Wakefield, an owner and the CEO of Martin’s Family Clothing, dies or becomes permanently incapacitated. Martin’s Family Clothing may exercise such termination right by delivering to the borrower a written termination notice within 60 days following such death or permanent incapacitation. The related termination date will be the date that is three months after the date of the written termination notice. As a condition to such termination, Martin’s Family Clothing must pay to the borrower a termination fee equal to any unamortized tenant improvement allowance amortized on a straight-line basis over five years, plus $20,000.

With respect to Loan No. 28, Tesla Service Center of Chicago, the sole tenant, Tesla, Inc. has a potential termination option if there is a “material interference” lasting for more than 120 consecutive days, which is (i) an interruption of utilities (including without limitation, water, power, telecommunications) or access to the premises

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which prevents Tesla, Inc. from using all or a portion of the premises, or (ii) a landlord default, which, in either case, renders all or part of the premises unusable by the tenant for the permitted use or causes Tesla’s sales to be reduced by 50% or more, and prevents Tesla, Inc. from using all or a portion of the premises by delivering 30 days’ prior written notice to the borrower. Such material interference must be caused by the negligence or misconduct of the landlord or be due to the borrower’s breach of its obligation to assist Tesla, Inc. in curing the material interference.

(27)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the guarantors' liability for full recourse events is several and not joint, and is capped at an amount equal to 10% of the aggregate outstanding principal balance of the MGM Grand & Mandalay Bay whole loan as of the date of the event. In addition, only the related borrowers are liable for breaches of environmental covenants; provided, however, that if the related borrowers fail to maintain an environmental insurance policy required under the MGM Grand & Mandalay Bay whole loan documents, the guarantor will be liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the MGM Grand & Mandalay Bay mortgaged properties or controlling equity interests in the related borrowers is loss recourse, rather than full recourse.

With respect to Loan No. 6, Coleman Highline, the nonrecourse carve-out guarantors, Sansome Guarantor LLC and LDH, LLC are liable on a several basis, at 95% and 5%, respectively. Along with the borrower and related lender, Sansome Guarantor LLC and LDH, LLC entered into an environmental indemnity agreement upon loan origination; pursuant to which, the indemnitee agreed not to seek recourse for any indemnified matters against Sansome Guarantor LLC and LDH, LLC to the extent the applicable matters (the “Indemnified Obligations”) are either covered pursuant to the environmental insurance policy required pursuant to Coleman Highline whole loan documents (the “PLL Insurance”) or are the obligation of the former occupant at the Coleman Highline mortgaged property, and such former occupant is in compliance with the operative documents requiring its adherence to certain environmental covenants, obligations and restrictions applicable to the Coleman Highline mortgaged property (said covenants, obligations, and restrictions, the “Prior Owner Documents”). Notwithstanding the foregoing, Sansome Guarantor LLC and LDH, LLC will become fully liable for the foregoing Indemnified Obligations in the event that either: (a) Sansome Guarantor LLC and LDH, LLC fail to diligently pursue payment and satisfaction of the Indemnified Obligations under the PLL Insurance and/or the Prior Owner Documents (as applicable) or (b) the Indemnified Obligations are not paid and satisfied by the insurance company providing the PLL Insurance or the applicable party pursuant to the Prior Owner Documents, in either case for any reason whatsoever, within 180 days of the indemnitee making demand of Sansome Guarantor LLC and LDH, LLC for the applicable Indemnified Obligation(s).

With respect to Loan No. 7, Point West Portfolio, the non-recourse carveout guarantors are Matthew T. White, Deborah Dedomenico and Gary D. Nelson. The non-recourse carveout guaranties and environmental indemnities executed by each of Deborah Dedomenico and Gary D. Nelson are limited to certain events caused by such guarantor’s related tenant-in-common borrower, or, in certain cases, by such guarantor or its affiliates.

With respect to Loan No. 9, Agellan Portfolio, the aggregate liability of the Guarantor with respect to the matters that constitute full recourse carveouts (each, a “Full Recourse Event”) under the Agellan Portfolio whole loan documents may not exceed an amount equal to (x) 20% of the outstanding principal balance of the Agellan Portfolio whole loan as of the first occurrence of a Full Recourse Event plus (y) any and all reasonable third–party costs incurred by the lender (including reasonable and out–of–pocket attorney’s fees and costs) in connection with the enforcement of the Full Recourse Event thereunder and the collection of amounts due thereunder.

With respect to Loan No. 23, 711 Fifth Avenue, the related mortgage loan does not have a separate principal / carveout guarantor, and each of the related borrowers is the only indemnitor under the related environmental indemnity agreement. Please see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus for additional information.

(28)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

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(29)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 3, MGM Grand & Mandalay Bay, the related borrowers have a one-time right to borrow a mezzanine loan subordinate to the MGM Grand & Mandalay Bay whole loan, subject to credit and legal criteria specified in the MGM Grand & Mandalay Bay whole loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the origination of the mezzanine loan and calculated based on the outstanding principal balance of the MGM Grand & Mandalay Bay whole loan and the initial principal amount of the mezzanine loan) of 67.0%, (ii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 4.81x, in each case, inclusive of the additional mezzanine debt and (iii) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will not be required in connection with the mezzanine loan.

With respect to Loan No. 17, The Hub, there is subordinate mortgage financing on the mortgaged property in favor of the New York City Economic Development Corporation in the original principal amount of $4,000,000 (the “NYCEDC Loan”), of which $2,560,000 is outstanding as of the Cut-off Date. The NYCEDC Loan has an amortization period of 25 years, an interest rate of 0% per annum, and requires annual payments of $160,000 for the term of the NYCEDC Loan. The scheduled maturity date of the NYCEDC Loan is the payment date in October 2036. UW NOI DSCR, UW NCF DSCR, UW NOI Debt Yield %, UW NCF Debt Yield %, Current LTV %, Maturity LTV % and Original Balance per Unit ($) calculations include the related Pari Passu Companion Loan but exclude the related subordinate debt represented by the NYCEDC Loan. See “Description of the Mortgage Loans – Other Indebtedness” in the Prospectus.

 A-1-44

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

$2,300,000	-	$9,999,999	9	$56,766,126	6.3%	3.71571%	110	2.31x	9.8%	58.1%	56.2%
$10,000,000	-	$19,999,999	4	54,942,500	6.1	3.83999%	118	2.12x	9.7%	61.7%	55.2%
$20,000,000	-	$24,999,999	3	66,100,000	7.3	3.55261%	111	2.22x	9.7%	63.2%	59.0%
$25,000,000	-	$49,999,999	14	448,330,250	49.6	3.59549%	103	2.52x	10.8%	58.2%	54.7%
$50,000,000	-	$74,850,000	4	277,350,000	30.7	3.44446%	116	3.32x	11.8%	49.2%	49.2%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

2.80000%	-	3.00000%	1	$40,000,000	4.4%	2.80000%	119	3.64x	10.3%	50.8%	50.8%
3.00001%	-	3.50000%	10	307,966,126	34.1	3.29246%	118	2.88x	10.7%	52.0%	50.0%
3.50001%	-	4.00000%	17	450,480,250	49.9	3.65316%	108	2.61x	10.9%	59.4%	56.4%
4.00001%	-	4.50000%	5	70,042,500	7.8	4.14594%	97	1.91x	9.5%	61.9%	56.9%
4.50001%	-	4.62820%	1	35,000,000	3.9	4.62820%	58	3.03x	15.7%	41.9%	41.9%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Original Term to Maturity/ARD in Months
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

60	4	$73,000,000	8.1%	4.24284%	56	2.41x	12.8%	53.1%	51.6%
84	2	72,500,000	8.0	3.81237%	84	2.40x	9.4%	61.4%	61.4%
96	1	30,000,000	3.3	3.53000%	95	2.75x	10.1%	62.8%	62.8%
107	1	24,100,000	2.7	3.25000%	105	2.38x	8.0%	64.7%	64.7%
110	1	21,600,000	2.4	3.71800%	110	2.19x	12.3%	66.3%	53.5%
120	25	682,288,876	75.5	3.47853%	118	2.80x	11.0%	54.8%	52.0%

Total / Wtd. Avg:	34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Remaining Term to Maturity/ARD in Months(1)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

53	-	60	4	$73,000,000	8.1%	4.24284%	56	2.41x	12.8%	53.1%	51.6%
61	-	84	2	72,500,000	8.0	3.81237%	84	2.40x	9.4%	61.4%	61.4%
85	-	119	10	370,850,000	41.0	3.44319%	113	3.21x	11.6%	51.7%	50.8%
120	-	120	18	387,138,876	42.8	3.51551%	120	2.34x	10.2%	59.7%	54.9%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

A-2-1

Annex A-2

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

	Interest Only		24	$685,630,000	75.9%	3.52361%	109	3.00x	11.0%	53.7%	53.7%
300	-	300	1	39,000,000	4.3	3.44000%	120	1.80x	11.5%	49.5%	34.8%
360	-	360	9	178,858,876	19.8	3.76816%	107	1.77x	10.3%	66.4%	56.7%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

	Interest Only		24	$685,630,000	75.9%	3.52361%	109	3.00x	11.0%	53.7%	53.7%
300	-	300	1	39,000,000	4.3	3.44000%	120	1.80x	11.5%	49.5%	34.8%
360	-	360	9	178,858,876	19.8	3.76816%	107	1.77x	10.3%	66.4%	56.7%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Amortization Types
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

Interest Only	22	$590,630,000	65.4%	3.51528%	108	2.78x	10.2%	55.8%	55.8%
IO-Balloon	6	109,286,126	12.1	3.72708%	101	1.81x	10.6%	66.6%	59.3%
Balloon	4	108,572,750	12.0	3.69163%	118	1.75x	10.5%	60.1%	46.2%
ARD-Interest Only	2	95,000,000	10.5	3.57537%	115	4.39x	16.0%	40.1%	40.1%

Total / Wtd. Avg:	34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

A-2-2

Annex A-2

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

24	-	24	3	$61,186,126	6.8%	3.71861%	87	1.77x	10.1%	68.8%	61.0%
36	-	36	1	10,300,000	1.1	4.03000%	120	1.93x	12.0%	67.5%	58.5%
60	-	60	2	37,800,000	4.2	3.65825%	118	1.84x	10.9%	63.0%	56.9%

Total / Wtd. Avg:			6	$109,286,126	12.1%	3.72708%	101	1.81x	10.6%	66.6%	59.3%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

1.41x	-	1.49x	1	$19,642,500	2.2%	4.28000%	120	1.41x	8.6%	67.5%	54.2%
1.50x	-	1.74x	2	53,330,250	5.9	3.64750%	120	1.61x	9.1%	68.7%	55.6%
1.75x	-	1.99x	8	187,700,000	20.8	3.68445%	106	1.86x	9.8%	63.1%	57.7%
2.00x	-	2.24x	5	85,986,126	9.5	3.85904%	100	2.14x	10.2%	60.3%	56.4%
2.25x	-	4.95x	18	556,830,000	61.6	3.45174%	110	3.23x	11.7%	51.3%	51.3%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Cut-off Date LTV Ratios(2)(3)(4)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

35.5%	-	39.9%	2	$144,850,000	16.0%	3.46048%	116	4.20x	15.0%	36.3%	36.3%
40.0%	-	49.9%	3	79,700,000	8.8	4.00399%	88	2.36x	13.1%	46.1%	38.9%
50.0%	-	59.9%	15	333,966,126	37.0	3.39208%	116	2.83x	10.2%	56.6%	56.4%
60.0%	-	69.9%	13	319,972,750	35.4	3.68332%	103	2.07x	9.4%	65.5%	61.2%
70.0%	-	72.9%	1	25,000,000	2.8	3.69000%	120	1.66x	9.2%	72.9%	60.9%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

LTV Ratio at Maturity/ARD(1)(2)(3)(4)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

34.8%	-	39.9%	3	$183,850,000	20.3%	3.45614%	117	3.69x	14.2%	39.1%	36.0%
40.0%	-	44.9%	1	35,000,000	3.9	4.62820%	58	3.03x	15.7%	41.9%	41.9%
45.0%	-	49.9%	2	11,886,126	1.3	3.59647%	91	2.10x	10.0%	54.3%	48.8%
50.0%	-	54.9%	10	194,122,750	21.5	3.48373%	117	2.61x	10.2%	57.7%	52.9%
55.0%	-	69.4%	18	478,630,000	53.0	3.56769%	107	2.36x	9.6%	62.9%	61.4%

Total / Wtd. Avg:			34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

A-2-3

Annex A-2

Type of Mortgaged Properties
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

Office
CBD	9	$279,342,804	30.9%	95.7%	2.86x	10.4%	53.8%	53.8%
Suburban	9	173,980,645	19.3	95.6%	2.78x	11.0%	57.9%	54.1%
Medical	1	9,500,000	1.1	100.0%	2.36x	9.3%	60.1%	60.1%
Subtotal:	19	$462,823,449	51.2%	95.7%	2.82x	10.6%	55.5%	54.0%

Mixed Use
Office/Retail	2	$77,500,000	8.6%	95.5%	2.13x	7.8%	66.5%	66.5%
Retail/Office	2	55,000,000	6.1	96.1%	2.36x	10.9%	61.5%	59.5%
Industrial/Office	1	25,000,000	2.8	85.8%	1.66x	9.2%	72.9%	60.9%
Medical/Retail	1	20,400,000	2.3	83.6%	2.06x	9.1%	58.2%	58.2%
Multifamily/Retail	1	5,700,000	0.6	100.0%	2.08x	8.6%	48.7%	48.7%
Multifamily/Office	1	2,300,000	0.3	100.0%	1.90x	8.0%	50.0%	50.0%
Subtotal:	8	$185,900,000	20.6%	93.2%	2.12x	9.1%	64.2%	62.0%

Industrial
Flex/R&D	3	$64,130,250	7.1%	98.3%	1.77x	11.0%	56.0%	42.3%
Warehouse/Distribution	20	38,437,841	4.3	98.2%	2.62x	10.9%	56.2%	56.2%
Flex	23	13,120,223	1.5	89.9%	3.03x	15.7%	41.9%	41.9%
Manufacturing	1	6,186,126	0.7	100.0%	2.11x	11.3%	59.5%	48.9%
Warehouse	1	168,486	0.0	100.0%	3.03x	15.7%	41.9%	41.9%
Subtotal:	48	$122,042,927	13.5%	97.4%	2.19x	11.5%	54.7%	47.0%

Hotel
Full Service	2	$70,000,000	7.7%	87.5%	4.95x	17.9%	35.5%	35.5%
Subtotal:	2	$70,000,000	7.7%	87.5%	4.95x	17.9%	35.5%	35.5%

Self Storage
Self Storage	8	$36,722,500	4.1%	85.4%	2.00x	9.3%	62.4%	55.3%
Subtotal:	8	$36,722,500	4.1%	85.4%	2.00x	9.3%	62.4%	55.3%

Retail
Anchored	1	$7,800,000	0.9%	98.9%	1.81x	11.5%	65.0%	59.0%
Other	1	7,250,000	0.8	100.0%	2.97x	10.7%	54.1%	54.1%
Subtotal:	2	$15,050,000	1.7%	99.4%	2.37x	11.1%	59.7%	56.6%

Multifamily
Mid-Rise	1	$5,800,000	0.6%	100.0%	1.85x	7.5%	63.7%	63.7%
Garden	1	5,150,000	0.6	100.0%	2.48x	9.8%	55.1%	55.1%
Subtotal:	2	$10,950,000	1.2%	100.0%	2.15x	8.6%	59.7%	59.7%

Total / Wtd. Avg:	89	$903,488,876	100.0%	94.5%	2.71x	10.9%	56.0%	53.5%

A-2-4

Annex A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

California	10	$241,580,250	26.7%	94.0%	3.00x	10.9%	51.7%	50.0%
New York	7	186,300,000	20.6	96.3%	2.47x	8.8%	60.9%	60.9%
Texas	24	95,050,993	10.5	97.9%	2.50x	11.5%	56.4%	53.5%
Nevada	2	70,000,000	7.7	87.5%	4.95x	17.9%	35.5%	35.5%
Michigan	3	56,194,169	6.2	91.2%	1.79x	10.2%	66.7%	58.0%
Minnesota	2	49,300,000	5.5	97.8%	1.83x	11.6%	53.3%	39.8%
Illinois	11	43,553,474	4.8	92.2%	2.83x	11.0%	58.3%	58.3%
Arizona	1	40,400,000	4.5	100.0%	2.58x	9.4%	62.6%	62.6%
Washington	3	40,290,000	4.5	92.2%	1.83x	10.3%	65.7%	61.2%
Florida	2	16,551,136	1.8	100.0%	2.55x	10.1%	58.6%	58.6%
Kansas	1	11,959,907	1.3	100.0%	2.38x	8.0%	64.7%	64.7%
Idaho	3	11,887,500	1.3	84.6%	1.41x	8.6%	67.5%	54.2%
Alabama	1	7,800,000	0.9	98.9%	1.81x	11.5%	65.0%	59.0%
Louisiana	1	7,080,000	0.8	91.7%	2.87x	10.2%	58.8%	58.8%
Wisconsin	1	6,186,126	0.7	100.0%	2.11x	11.3%	59.5%	48.9%
New Jersey	1	5,200,000	0.6	86.6%	2.55x	10.1%	54.9%	54.9%
Pennsylvania	1	4,800,000	0.5	85.7%	2.55x	10.1%	54.9%	54.9%
Georgia	9	3,944,665	0.4	95.2%	3.03x	15.7%	41.9%	41.9%
Oregon	1	2,615,000	0.3	78.9%	1.41x	8.6%	67.5%	54.2%
Indiana	1	1,534,615	0.2	100.0%	3.03x	15.7%	41.9%	41.9%
Ohio	2	582,754	0.1	55.2%	3.03x	15.7%	41.9%	41.9%
Maryland	1	464,640	0.1	92.2%	3.03x	15.7%	41.9%	41.9%
Kentucky	1	213,648	0.0	100.0%	3.03x	15.7%	41.9%	41.9%

Total / Wtd. Avg:	89	$903,488,876	100.0%	94.5%	2.71x	10.9%	56.0%	53.5%

A-2-5

Annex A-2

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

Defeasance	25	$565,252,750	62.6%	3.59919%	106	2.38x	10.2%	60.1%	56.6%
Defeasance or Yield Maintenance	4	221,036,126	24.5	3.37093%	117	3.68x	13.1%	43.8%	43.5%
Yield Maintenance	5	117,200,000	13.0	3.79242%	108	2.47x	10.5%	59.6%	57.2%

Total / Wtd. Avg:	34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)	Ratio(2)(3)(4)	Maturity(1)(2)(3)(4)

Refinance	22	$527,658,626	58.4%	3.53664%	109	2.78x	10.7%	54.5%	53.4%
Acquisition	8	222,730,250	24.7	3.58243%	113	3.09x	12.2%	54.6%	51.0%
Recapitalization	4	153,100,000	16.9	3.65754%	103	1.91x	9.8%	63.5%	57.2%

Total / Wtd. Avg:	34	$903,488,876	100.0%	3.56841%	109	2.71x	10.9%	56.0%	53.5%

(1) In the case of Loan Nos. 3 and 16, the Stated Remaining Term (Mos.) and LTV Ratio at Maturity are calculated as of the related anticipated repayment date.

(2) In the case of Loan Nos. 1, 2, 3, 4, 6, 9, 11, 12, 16, 17, 18, 19 and 23, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3, 9  and 17, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations exclude the related Subordinate Companion Loan(s), related mezzanine loan(s) and/or related additional secured subordinate debt.

(3) In the case of Loan No. 21, the UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated net of a holdback reserve of $2,070,000. In the case of loan No. 3, the UW NCF DSCR and UW NOI DY are calculated based on the master lease annual rent of $292,000,000.

(4) In the case of Loan Nos. 1, 3, 6, 7, 16, 18 and 20, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-6

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

A-3-2

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

Moffett Place - Building 6
1195 Borregas Avenue
Sunnyvale, CA 94089
San Francisco Bay
Lucile Packard Children's Hospital
FAIR MEADOW
Intuit
Shoreline Golf Links
Google Headquarters
Microsoft
NASA
MOFFETT FEDERAL AIRFIELD
MOFFETT PARK
Yahoo!
Net App
Sunnyvale Baylands County Park
Dell
Marvell
ALVISO
Ericsson
CALTRAIN
CHARLESTON GARDENS
San Antonio Center
CENTRAL EXPY
CALIFORNIA ST
W MIDDLEFIELD RD
Whisman Park
Symantec
WHISMAN STATION
VTA
Citrix
Levi's Stadium
California's Great America
Lakewood Park
Fairwood Park
Columbia Park
Mission College
Broadcom
Oracle
AMTRAK
ACE
Mountain View
Walmart.com
Fair Oaks Park
AMD
Trimble Navigation
Intel
Ericsson
Northrup Grumman
SCOTT BLVD
Applied Materials
Broadcom
KPMG
Intel
Nvidia HQ
Renesas
Roche
Sunnyvale Town Center
W EL CAMINO REAL
Sunnyvale
El Camino Hospital
FOOTHILL EXPY
Santa Clara
Heritage Oaks Park
Los Altos
W FREMONT AVE
Los Altos Golf & Country Club
EL CAMINO REAL
LAWRENCE EXPY
KELY BLVD
SAN TOMAS EXPY
SCOTT BLVD
Central Park
Ortega Park
E HOMESTEAD RD
Apple Park
Kaiser Permanente-Santa Clara
Apple Infinite Loop
Vallco Shopping Mall
Agilent Technologies Headquarters
Cupertino
STEVENS CREEK BLVD
Villa Shopping Center
Santana Row
Saratoga Square
De Anza College
Seagate Technologies
BOLLINGER RD
WILLIAMS RD
WEST SAN JOSE
Calabazas Park
Rainbow Park
101
237
85
280
San Francisco
Oakland
Berkeley
Alameda
Daly City
Hayward
San Mateo
Fremont
Redwood City
Palo Alto
Mountain View
Sunnyvale
Santa Clara
San Jose
Cupertino
Campbell
Saratoga
Los Gatos
Milpitas
Dublin
Pleasanton
San Ramon
Walnut Creek
PACIFIC OCEAN
MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-3

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$74,850,000	Title:	Fee
Cut-off Date Principal Balance(1):	$74,850,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	8.3%	Net Rentable Area (SF):	314,352
Loan Purpose:	Refinance	Location:	Sunnyvale, CA
Borrower:	MP B6 LLC	Year Built / Renovated:	2020 / N/A
Loan Sponsor:	Jay Paul	Occupancy:	100.0%
Interest Rate:	3.369279%	Occupancy Date:	10/6/2020
Note Date:	8/6/2020	Number of Tenants:	1
Maturity Date:	8/6/2030	2017 NOI:	N/A
Interest-only Period:	120 months	2018 NOI:	N/A
Original Term:	120 months	2019 NOI:	N/A
Original Amortization:	None	TTM NOI:	N/A
Amortization Type:	Interest Only	UW Economic Occupancy(2):	95.0%
Call Protection:	L(24),Grtr1%orYM(2),	UW Revenues:	$18,990,159
	DeforGrtr1%orYM(87),O(7)	UW Expenses:	$2,692,414
Lockbox / Cash Management:	Hard / In Place	UW NOI(2):	$16,297,746
Additional Debt(1):	Yes	UW NCF(2):	$15,910,023
Additional Debt Balance(1):	$58,250,000 / $66,900,000 /	Appraised Value / Per SF(2)(3):	$359,200,000 / $1,143
	$49,000,000	Appraisal Date:	5/1/2021
Additional Debt Type(1):	Pari Passu / Subordinate /
	Mezzanine

Escrows and Reserves(4)				Financial Information(1)(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan/Total Debt
Taxes:	$0	$85,000	N/A	Cut-off Date Loan / SF:	$423	$636 / $792
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$423	$636 / $792
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV(3):	37.1%	55.7% / 69.3%
TI/LC:	$2,728,059	$0	N/A	Maturity Date LTV(3):	37.1%	55.7% / 69.3%
Other(5):	$14,559,592	Springing	N/A	UW NCF DSCR:	3.50x	2.33x / 1.59x
				UW NOI Debt Yield:	12.2%	8.1% / 6.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$133,100,000	53.5%	Payoff Existing Debt	$164,454,172	66.0%
Junior Notes	66,900,000	26.9	Return of Equity	57,161,746	23.0%
Mezzanine Loan	49,000,000	19.7	Upfront Reserves	17,287,652	6.9%
			Closing Costs	10,096,430	4.1%
Total Sources	$249,000,000	100.0%	Total Uses	$249,000,000	100.0%
(1)	The Cut-off Date Balance of $74,850,000 represents the non-controlling Note A-1-C1, Note A-1-C2, Note A-1-C3, Note A-1-C4, and Note A-1-C6, and is part of the Moffett Place - Building 6 Whole Loan (as defined below), which is evidenced by nine pari passu senior notes and two junior notes, and has an aggregate outstanding principal balance as of the Cut-off Date of $200,000,000. For additional information, see “The Loan” herein.
(2)	While the Moffett Place – Building 6 Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Moffett Place – Building 6 Whole Loan more severely than assumed in the underwriting of the Moffett Place – Building 6 Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(3)	The appraised value represents the “Prospective Market Value Upon Stabilization” as of May 1, 2021. The appraiser also concluded an “As-Is” appraised value of $333,000,000 as of August 1, 2020, which results in a Cut-off Date LTV and Maturity Date LTV of 40.0% for the Moffett Place - Building 6 Senior Notes (as defined below), 60.1% for the Moffett Place - Building 6 Whole Loan (as defined below) and 74.8% for the Moffett Place - Building 6 Total Debt (as defined below). In addition, the appraisal concluded to a “Hypothetical As If Vacant” appraised value (“Go Dark” Value) equal to $289,100,000 as of August 1, 2020. Based on the “Hypothetical Go Dark” appraised value, the Cut-off Date LTV and Maturity Date LTV are 46.0 % for the Moffett Place - Building 6 Senior Notes, 69.2% for the Moffett Place - Building 6 Whole Loan and 86.1% for the Moffett Place - Building 6 Total Debt.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	The Other reserve is comprised of a $2,496,716 debt service reserve, a $12,062,876 free rent reserve and a springing lease sweep reserve. The lease sweep reserve is subject to the Lease Sweep Reserve Cap (as defined below).

A-3-4

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

The Loan. The Moffett Place - Building 6 mortgage loan (the “Moffett Place - Building 6 Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million (the “Moffett Place - Building 6 Whole Loan”), evidenced by nine pari passu senior notes with an aggregate initial principal balance of $133,100,000 (collectively the “Moffett Place - Building 6 Senior Notes”) and two junior notes with an aggregate initial principal balance of $66,900,000 (collectively the “Moffett Place - Building 6 Junior Notes”). The loan is secured by the borrower’s fee interest in a 314,352 square foot, newly constructed Class A office building located in Sunnyvale, California. The non-controlling Note A-1-C1, Note A-1-C2, Note A-1-C3, Note A-1-C4, and Note A-1-C6, with an outstanding principal balance as of the Cut-off Date of $74.85 million, will be included in the Benchmark 2020-B20 trust. The remaining notes have been contributed to one or more securitization trusts. The relationship between the holders of the Moffett Place - Building 6 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Moffett Place – Building 6 Whole Loan will be serviced under the trust and servicing agreement for the MOFT 2020-B6 transaction. The Moffett Place - Building 6 Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S, A-2-S	$500,000	$500,000	MOFT 2020-B6	No
A-1-C5, A-2-C	$57,750,000	$57,750,000	Benchmark 2020-B19	No(1)
A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C6	$74,850,000	$74,850,000	Benchmark 2020-B20	No
B-1, B-2	$66,900,000	$66,900,000	MOFT 2020-B6	Yes(1)
Whole Loan	$200,000,000	$200,000,000
(1)	The initial controlling notes are Note B-1 and Note B-2, so long as no Moffett Place - Building 6 control appraisal period has occurred and is continuing. If and for so long as a Moffett Place - Building 6 control appraisal period has occurred and is continuing, then the controlling note will be the Note A-1-C5. See “Description of the Mortgage Pool—The Whole Loans—The Moffett Place - Building 6 Whole Loan” in the Prospectus. The Moffett Place - Building 6 Whole Loan is being serviced pursuant to the MOFT 2020-B6 trust and servicing agreement. For so long as no Moffett Place - Building 6 control appraisal period has occurred and is continuing, the control rights of the Moffett Place - Building 6 Junior Notes will be exercisable by the controlling class under the MOFT 2020-B6 trust and servicing agreement.

The Borrower. The borrower is MP B6 LLC. The borrower is structured to be a single purpose entity with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor is Joseph K. Paul, also known as Jay Paul, and the non-recourse carveout guarantor is Paul Guarantor LLC. Jay Paul is the founder of Jay Paul Company, which is a privately-held real estate firm based in San Francisco, California that concentrates on the acquisition, development and management of commercial properties throughout California with a specific focus on creating projects for technology firms. Jay Paul Company has developed over 13.0 million square feet of institutional quality space including projects for Apple, Amazon, Facebook, Google, Microsoft, HP, Rambus, Nokia, Tencent and DreamWorks. Jay Paul Company owns over 25 office buildings in Moffett Park, totaling nearly 7.2 million square feet including Moffett Place, Moffett Gateway, Technology Corner, Moffett Towers, Moffett Towers II and Moffett Towers Buildings A, B & C.

The Property. The Moffett Place - Building 6 property is a newly-constructed eight-story, Class A LEED Gold Certified, office building totaling 314,352 square feet located in Sunnyvale, California. The Moffett Place - Building 6 property is part of a larger six building, 55 acre campus known as Moffett Place (the “Moffett Campus”), which in the aggregate (including the Moffett Place - Building 6 property) includes approximately 1.9 million square feet of Class A office space that is 100.0% leased to Google, an approximately 52,500 square feet amenities building including a conference center, a swimming pool, an outdoor common area space, a café and three separate parking structures and surface parking. The overall parking ratio is 3.3 spaces per 1,000 square feet of net rentable area. The rooftop level (level 3) on one of the parking structures is improved with the landlord’s “High Garden” concept as a project amenity. The “High Garden” features walking and running trails, outdoor volleyball, bocce ball courts and other recreational features.

To govern access to the non-collateral common areas, conference facility and parking structures (the “Common Area Spaces”), the Moffett Place - Building 6 property is subject to a declaration of covenants, conditions and restrictions (the “Moffett Place CCR”) with Moffett Place LLC (an affiliate of the loan sponsor and an affiliate of the owner of the non-collateral buildings at the Moffett Campus). The Moffett Place CCR grants the borrower non-exclusive easement rights over the Common Area Spaces. Ownership of the Common Area Spaces governed by the Moffett Place CCR is held by Moffett Place Association LLC (the “Association”).

The Moffett Place - Building 6 property is 100.0% leased to Google (Google’s parent company, Alphabet Inc. (NASDAQ: GOOG) is rated Aa2/AA+ by Moody’s/S&P) pursuant to a new 8.7-year triple net lease through January 2029, with two, seven-year extension options and no early termination rights. Google has an in place base rent of $49.56 per square foot with approximately 2.2% annual rent escalations. The Google lease commenced on May 21, 2020 and Google has fully accepted its space with no outs or remaining landlord work. Google is in the process of building out its space with an expected occupancy date by September/October of 2021. Google was provided $55.10 per square foot in tenant improvements and approximately 12 months of free rent. At loan origination, approximately $2.7 million was reserved for the remaining outstanding tenant obligations and approximately $12.1 million for free rent.

Under the Google lease, so long as the landlord owns the Moffett Place - Building 6 property, Google has a right of first offer to purchase all or any portion of the six building Moffett Campus which the landlord has determined in its sole discretion to sell. Such right excludes an offer to sell one or more buildings in the Moffett Campus to an affiliate of the landlord or to an entity or person that becomes the owner

A-3-5

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

of the Moffett Place - Building 6 property or the Moffett Campus through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale.

COVID-19 Update. On July 27, 2020, due to the COVID-19 pandemic, Google announced that it would extend its global voluntary work-from-home option through June of 2021 for roles of employees that are not needed in the office. Google had originally told employees to expect to return to the office in January of 2021. As of October 1, 2020, Google has not made any requests for rent relief. Google is in a free rent period through May 2021. As of October 1, 2020, the Moffett Place – Building 6 Whole Loan is not subject to any modification or forbearance requests related to the COVID-19 pandemic. The Moffett Place – Building 6 Whole Loan is current as of the October 2020 payment date. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Moffett Place - Building 6 property is located in Moffett Park, a submarket of Sunnyvale in Silicon Valley, California. Moffett Park comprises 519 acres which has undergone significant redevelopment over the past 15 years. The area has grown into one of the San Francisco Bay Area’s technology hubs, with firms such as Amazon, Google, Facebook, Comcast, and Verizon (Yahoo!) leasing significant space. Moffett Park is located adjacent to State Highway 237, Interstate 680, Interstate 280, and U.S. Highway 101 and has access from both the northern peninsula and areas in San Jose and the East Bay, making it a convenient location for corporate users.

Regional commuter service is indirectly provided for Moffett Park. Shuttles from Downtown Sunnyvale Caltrain station and the Altamont Commuter Express Great America station provide morning and evening services to the park. Future indirect regional access may be provided by the Bay Area Rapid Transit (“BART”) to San Jose extension. The BART extension would provide service potential from East Bay cities to downtown San Jose where additional shuttle or VTA light rail connections would be necessary to serve Moffett Park.

The VTA light rail Borregas Station is located within a half mile of the Moffett Place - Building 6 property along Java Drive, while the Java / Borregas bus stop is a five minute walk away. Access to major highways 101 and 237 is within a mile of the Moffett Place - Building 6 property and the downtown Sunnyvale Caltrain station is approximately three miles to the south. The San Jose International Airport is located about nine miles from the Moffett Place - Building 6 property.

According to the appraisal, the Moffett Park office submarket had a vacancy rate of 0.6% with an average asking rent of $69.60 per square foot. The following chart summarizes comparable office leases that range in base rent from $50.40 to $60.00 per square foot.

Summary of Comparable Office Leases(1)
Property	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Moffett Place - Building 6	Google	May-20	105	NNN	314,352(2)	$49.56(2)	12	$55.10
Moffett Towers II - Building III	Facebook	Jan-20	180	NNN	1,087,689	$52.20	7	$60.00
520 Almanor Avenue	Nokia, Inc	Apr-19	150	NNN	231,000	$50.40	6	$80.00
Grove 221	23 and Me	May-19	144	NNN	154,987	$60.00	9	$83.71
1001 North Shoreline	Google	Apr-18	144	NNN	132,960	$60.00	3	$50.00
Pathline Park	Synopsys	Nov-19	144	NNN	360,100	$51.00	0	$70.00
620 National View	Google	Dec-18	120	NNN	151,065	$59.40	0	$80.00
Total / Wtd. Avg.(3)			161		2,117,801	$53.37	5	$66.42

(1)	Source: Appraisal.
(2)	Based on the rent roll as of October 6, 2020.
(3)	Total / Wtd. Avg. excludes the Moffett Place - Building 6 property.

Summary of Comparable Office Sales(1)
Property	City, State	NRA	Year Built/ Renovated	Occupancy	Transaction Date	Sales Price	Sales Price PSF	Cap Rate
Moffett Place - Building 6	Sunnyvale, CA	314,352	2020	100.0%	NAP	NAP	NAP	NAP
620 National View	Mountain View, CA	151,065	2017	100.0%	Sep-19	$190,000,000	$1,258	4.8%
Grove 221	Sunnyvale, CA	154,987	2018	100.0%	Mar-19	$183,000,000	$1,181	5.1%
Shoreline Technology	Mountain View, CA	795,663	1985 / 2000	92.0%	Nov-18	$1,000,000,000	$1,257	3.5%
1001 North Shoreline	Mountain View, CA	132,960	2017	100.0%	Mar-18	$169,000,000	$1,158	4.4%
Menlo Gateway	Menlo Park, CA	772,983	2019	100.0%	Nov-17	$850,000,000	$1,100	5.0%
Total / Wtd. Avg.(2)		2,007,658		96.8%		$763,194,608	$1,184	4.4%

(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. excludes the Moffett Place - Building 6 property.

Historical and Current Occupancy(1)
2017	2018	2019	Current(2)
NAP	NAP	NAP	100.0%
(1)	Historical information is not available due to the recent construction of the Moffett Place - Building 6 property.
(2)	Based on the rent roll as of October 6, 2020.

A-3-6

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Google	Aa2 / NR / AA+	314,352	100.0%	$49.56	100.0%	1/31/2029
Total		314,352	100.0%	$49.56	100.0%
Other Occupied		0	0.0%	$0.00	0.0%
Total Occupied		314,352	100.0%	$49.56	100.0%
Vacant		0	0.0%
Total		314,352	100.0%
(1)	Based on the rent roll as of October 6, 2020.
(2)	Credit Ratings are those of the parent company. The tenant is the sole obligor with respect to the lease obligation.
Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2020	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	1	314,352	100.0	15,579,285	100.0	314,352	100.0%	$15,579,285	100.0%
2030	0	0	0.0	0	0.0	314,352	100.0%	$15,579,285	100.0%
2031 and Thereafter	0	0	0.0	0	0.0	314,352	100.0%	$15,579,285	100.0%
Total	1	314,352	100.0%	$15,579,285	100.0%
(1)	Based on the rent roll as of October 6, 2020.

Underwritten Net Cash Flow(1)
	Underwritten	Underwritten $ Per Square Foot	%(2)
Base Rent	$15,579,285	$49.56	77.9%
Straight Line Rent Credit(3)	1,297,970	4.13	6.5%
Amenities Rent	469,779	1.49	2.4%
Reimbursements	2,642,608	8.41	13.2%
Net Rental Income	$19,989,641	$63.59	100.0%
Vacancy & Credit Loss(4)	(999,482)	(3.18)	(5.0%)
Effective Gross Income	$18,990,159	$60.41	95.0%

Real Estate Taxes	$592,541	$1.88	3.1%
Insurance	221,528	0.70	1.2%
Management Fee	168,773	0.54	0.9%
Other Operating Expenses	1,709,572	5.44	9.0%
Total Operating Expenses	$2,692,414	$8.56	14.2%

Net Operating Income	$16,297,746	$51.85	85.8%
TI/LC	323,102	1.03	1.7%
Capital Expenditures	64,620	0.21	0.3%
Net Cash Flow	$15,910,023	$50.61	83.8%
(1)	Historical cash flow information is not available due to the recent construction of the Moffett Place – Building 6 property.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Straight Line Rent Credit is given to Google through the lease term.
(4)	Represents an underwritten economic vacancy of 5.0%.

A-3-7

Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

Property Management. The Moffett Place - Building 6 property is managed by Paul Holdings, Inc., an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower was required to deposit the following into upfront reserves: (i) $2,728,059 into a TI/LC reserve for outstanding tenant obligations, (ii) $2,496,716 into a debt service reserve (equal to three months of Moffett Place - Building 6 Total Debt service payments) and (iii) $12,062,876 into a free rent reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at $85,000 per month).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the origination date, an acceptable blanket policy was in place.

Lease Sweep Reserve – During a Lease Sweep Period (as defined below), all excess cash flow after payment of debt service, required reserves and budgeted operating expenses is required to be transferred to a lease sweep reserve until amounts on deposit equal the Lease Sweep Reserve Cap (as defined below). In the event that excess cash flow is not sufficient to meet the Required Minimum Monthly Lease Sweep Deposit Amount (as defined below), the borrower is required to deposit the Required Monthly Lease Sweep Deposit Amount into the lease sweep reserve.

A “Lease Sweep Period” will commence upon the earliest to occur of any of the following: (i) Google or a Lease Sweep Tenant Party (as defined below) fails to give notice of its intent to renew or extend the Google lease by May 31, 2027, which is 20 months prior to the lease expiration date until Google has exercised a renewal or an extension under the Lease Sweep Lease (as defined below) or a replacement tenant acceptable to lender executes a replacement lease covering the Requisite Lease Sweep Space (as defined below) or the total amount swept into the lease sweep reserve equals the applicable Lease Sweep Reserve Cap; (ii) the date on which (a) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or at least 41,000 square feet of the Lease Sweep Space (as defined below) prior to the then current expiration date or (b) a Lease Sweep Tenant Party delivers to borrower or manager a notice to terminate its Lease Sweep Lease with respect to all or at least 41,000 square feet of the Lease Sweep Space until either a renewal or retenanting occurs or the total amount swept into the lease sweep reserve equals the applicable Lease Sweep Reserve Cap; (iii) the Lease Sweep Tenant Party ceases operating its business in 20.0% or more of the space in a building subject to its leases (the “Dark Space”) (unless such tenant ceasing to operate is (a) Google, or (b) one or more investment grade entities, until a replacement tenant acceptable to lender executes a replacement lease covering the Requisite Lease Sweep Space or the total amount swept into the lease sweep reserve equals the applicable Lease Sweep Reserve Cap (clauses (i) through (iv) collectively, a “Lease Sweep Trigger”); (iv) a default under the lease by the Lease Sweep Tenant Party, until either such default is cured and no other default occurs for three consecutive months or the total amount swept into the lease sweep reserve equals the applicable Lease Sweep Reserve Cap; (v) a bankruptcy of Google or any parent entity under the applicable lease, until the related bankruptcy proceedings have terminated and the applicable lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and (vi) with respect to the Google lease, the date on which neither Google nor its parent company is an investment grade entity (a “Google Downgrade Event”), until one of (a) such tenant (or its parent company) becomes an investment grade entity again, (b) a renewal or re-tenanting occurs or (c) the total amount swept into the lease sweep reserve equals the applicable Lease Sweep Reserve Cap.

A “Lease Sweep Tenant Party” means any tenant under a Lease Sweep Lease or its direct or indirect parent company.

A “Lease Sweep Lease” means (i) the Google lease or (ii) any lease which is entered into by the borrower in replacement of any Google lease, and that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such replacement lease, demises Lease Sweep Space equal to or greater than the Requisite Lease Sweep Space.

The “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

The “Requisite Lease Sweep Space” means 75% or more of the rentable square feet demised under the applicable Lease Sweep Lease.

A “Required Minimum Monthly Lease Sweep Deposit Amount” means on each monthly payment date during the continuance of a Lease Sweep Period, an amount equal to: (i) from the payment date in September 2020 through October 2021, $475,000, (ii) from the payment date in November 2021 through October 2022, $505,000, (iii) from the payment date in November 2022 through October 2023, $535,000, (iv) from the payment date in November 2023 through October 2024, $555,000, (v) from the payment date in November 2024 through October 2025, $585,000, (vi) from the payment date in November 2025 through October 2026, $615,000 and (vii) from the payment date in November 2026 and thereafter, $628,700; provided that with respect to a Lease Sweep Period pursuant to clause (v) of the definition of Lease Sweep Period, such amount will be $0.00 on the date that funds then on deposit in the lease sweep reserve equal or exceed $15,717,600.

A “Lease Sweep Reserve Cap” means: (i) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) of the defined term “Lease Sweep Period”, an amount equal to $40.00 per rentable square foot that is leased pursuant to the Lease Sweep Lease in question; (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (iv) of the defined term “Lease Sweep Period”, $35.00 per rentable square foot that is leased pursuant to the Lease Sweep Lease in question; (iii) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) of the defined term “Lease Sweep Period”, $40.00 per rentable square foot of the terminated space; (iv) with respect to a Lease Sweep Period continuing pursuant to a Dark Period Event (clause (iii) of the defined term “Lease

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Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

Sweep Period”), whether or not a Lease Sweep Trigger pursuant to clauses (i), (ii) and/or (iv) of the defined term “Lease Sweep Period” is concurrently continuing, $50.00 per rentable square foot of Dark Space; (v) with respect to a Lease Sweep Period continuing pursuant to a Google Downgrade Event (clause (vi) of the defined term “Lease Sweep Period”), whether or not a Lease Sweep Trigger pursuant to clauses (i), (ii), (iii) and/or (iv) of the defined term “Lease Sweep Period” is concurrently continuing, $15,717,600 (i.e., $50.00 per rentable square foot that is leased pursuant to the Lease Sweep Lease in question).

Lockbox / Cash Management. The Moffett Place - Building 6 Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to direct all existing tenants of the Moffett Place - Building 6 property to directly deposit all rents into a deposit account controlled by the lender. Funds in the deposit account are required to be applied and disbursed in accordance with the Moffett Place - Building 6 Whole Loan documents. During a Trigger Period (as defined below), all excess cash after payment of the monthly debt service on the Moffett Place - Building 6 Whole Loan, all required reserves and budgeted operating expenses, and certain other items in the payment waterfall described in the Moffett Place - Building 6 Whole Loan documents will be reserved (i) if a Lease Sweep Period is continuing, into the lease sweep reserve until the aggregate amount of funds transferred into such reserve during the Lease Sweep Period in question equals the applicable Lease Sweep Reserve Cap, if any, (ii) if a DS Reimbursement Period (as defined below) is continuing, into the debt service reserve account, and (iii) if no DS Reimbursement Period is continuing, into a cash collateral account as additional collateral for the Moffett Place - Building 6 Whole Loan.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under the Moffett Place - Building 6 Whole Loan until cured, (ii) (A) the Moffett Place - Building 6 property not fully being leased to either Google or an investment grade entity and (B) the debt service coverage ratio being less than (a) 2.19x based on the Moffett Place - Building 6 Whole Loan and (b) 1.50x based on the Moffett Place - Building 6 Total Debt (a “Low DSCR Period”) until (x) the debt service coverage ratio based on the Moffett Place - Building 6 Whole Loan is equal to or greater than 2.19x and the debt service coverage ratio based on the Moffett Place - Building 6 Total Debt is equal to or greater than 1.50x, in each case, for one calendar quarter or (y) funds on deposit in the cash collateral account equal $15,717,600, (iii) the commencement of a Lease Sweep Period until such Lease Sweep Period is cured, (iv) the occurrence of a mezzanine loan default until the mezzanine lender notifies the lender that such mezzanine loan default has been cured or waived or (v) the commencement of a DS Reimbursement Period until such DS Reimbursement Period has ended.

A “DS Reimbursement Period” will commence upon (i) the allocation of any debt service reserve funds to any required debt service amounts pursuant to the Moffett Place - Building 6 Whole Loan documents and will end upon the earlier to occur of (a) the satisfaction of all DS Reserve Release Conditions (as defined below) and (b) the satisfaction of all DS Reimbursement Obligations (as defined below).

The “DS Reserve Release Conditions” means each of the following requirements has been satisfied: (i) no Trigger Period has occurred and is continuing (unless the Trigger Period is solely ongoing in connection with an ongoing DS Reimbursement Period) and (ii) with respect to the Google lease, the borrower has delivered evidence reasonably satisfactory to the lender that all contingencies under the Google lease have been satisfied and Google has actually commenced the payment of full contractual rent and any initial free rent period or period of partial rent abatements has expired.

The “DS Reimbursement Obligations” means the obligation of the borrower to reimburse to the lender all amounts disbursed from the lender-controlled debt service reserve.

Current Mezzanine or Subordinate Indebtedness. The Moffett Place - Building 6 Whole Loan consists of nine pari passu senior notes with an aggregate initial principal balance of $133,100,000 and two junior notes, with an aggregate initial principal balance of $66,900,000. In conjunction with the Moffett Place - Building 6 Whole Loan, on August 6, 2020, Security Benefit Life Insurance Company funded a $49.0 million mezzanine loan (and together with the Moffett Place - Building 6 Whole Loan, the “Moffett Place - Building 6 Total Debt”). The mezzanine loan has a fixed interest rate per annum of 6.35000% and maturity date of August 6, 2030. The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI for the Moffett Place - Building 6 Total Debt are set forth below:

Financial Information
	Senior Notes	Whole Loan	Total Debt
Cut-off Date Balance	$133,100,000	$200,000,000	$249,000,000
Cut-off Date LTV Ratio	37.1%	55.7%	69.3%
Maturity Date LTV Ratio	37.1%	55.7%	69.3%
DSCR Based on Underwritten NCF	3.50x	2.33x	1.59x
Debt Yield Based on Underwritten NOI	12.2%	8.1%	6.5%

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Annex A-3	Benchmark 2020-B20

Moffett Place - Building 6

Common Area Subdivision: The borrower, together with certain affiliates, may seek to reconfigure and reduce the Common Area Spaces and transfer a portion of the Common Area Spaces to an affiliate of the borrower or the Association to allow for the construction of one or more office buildings and associated common area improvements, to be owned in fee by an affiliate of borrower or of the Association (the “Common Area Subdivision and Release”). In connection with such transfer, the borrower and other members of the Association intend to amend the terms of the Moffett Place CCR to allow such Common Area Subdivision and Release. The Moffett Place - Building 6 Whole Loan documents permit the borrower to effectuate a Common Area Subdivision and Release subject to the satisfaction of certain terms and conditions, including, among others: (a) such subdivision and release (i) will not materially adversely interfere with any tenant’s use of its leased premises upon the Moffett Place - Building 6 property pursuant to the terms of its lease, (ii) will not materially adversely affect the Moffett Place - Building 6 property or its use or operation, (iii) does not violate the terms of any document or instrument relating to the Moffett Place - Building 6 property or Common Area Spaces, including any lease, reciprocal easement agreement or the Moffett Place CCR, (iv) will not cause any portion of the Moffett Place - Building 6 property and/or the reduced common area to be in violation of any legal requirements (including with respect to zoning and parking), and (v) does not create any liens on the Moffett Place - Building 6 property or Common Area Spaces and (b) not less than 20 days prior to the date of the commencement of such Common Area Subdivision and Release, the borrower submits to the lender copies of all plans, specifications, permits and approvals (as well as drafts of any shared facilities, access, infrastructure or parking easements to be entered into in connection with such Common Area Subdivision and Release), each as reasonably requested by the lender. Notwithstanding the foregoing, no such Common Area Subdivision and Release will be permitted if at the time of the effectuation of such Common Area Subdivision and Release, and after giving effect thereto, in the lender’s good faith discretion, the ratio of the unpaid principal balance of the Moffett Place - Building 6 Whole Loan to the value of the remaining Moffett Place - Building 6 property is greater than 125%.

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Annex A-3	Benchmark 2020-B20

120 Wall Street

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Annex A-3	Benchmark 2020-B20

120 Wall Street

Floor	Tenants								
34	Droga5, LLC 4,064 SF 9/2029								
33	Droga5, LLC 6,629 SF 9/2029								
32	Lavazza Premium Coffees Corp. 6,012 SF 10/2027								
31	The New Press 8,149 SF 6/2029								
30	Vacant 7,886 SF								
29	Center for Appellate Litigation 8,756 SF 11/2021								
28	Center for Appellate Litigation 11,747 SF 1/2025								
27	Lavazza Premium Coffees Corp. 11,747 SF 10/2027								
26	Nathan Cummings Foundation, Inc 13,751 SF 12/2032								
25	Gusrae, Kaplan, & Nusbaum PLLC 14,476 SF 12/2023								
24	Excess Line Association of New York 14,476 SF 12/2032								
23	American Institute of Chemical Engineers 16,506 SF 4/2029								
22	Leahey & Johnson P.C. 9,520 SF 3/2021	Foundation for AIDS Research 4,062 SF 8/2027							
21	Public Relations Society of America 19,448 SF 2/2027								
20	Urban Homesteading Assistance 6,180 SF 2/2022	Jewish Child Care Association 6,466 SF 9/2023	Urban Homesteading Assistance 4,545 SF 2/2022	Urban Homesteading Assistance 1,939 SF 2/2022					
19	Lambda Legal Defense & Education Fund 20,321 SF 7/2027								
18	Network for Teaching Entrepreneurs 14,292 SF 3/2025	Girls Incorporated 4,300 SF 9/2029	Georgoulis / Cohen 1,190 SF 4/2021	Georgoulis / Cohen 4,047 SF 4/2021					
17	Illuminating Engineering Society 11,149 SF 1/2033	Odyssey House, Inc. 13,870 SF 6/2027							
16	Pico Quantitative Trading 10,418 SF 3/2021	Vacant 9,384 SF	Vacant 5,305 SF	Vacant 1,845 SF					
15	Catalyst, Inc. 18,176 SF 7/2027	Television Bureau of Advertising 9,267 SF 9/2025							
14	Droga5, LLC 25,910 SF 9/2029								
13	Foundation for AIDS Research 26,615 SF 8/2027								
12	Droga5, LLC 26,953 SF 9/2029								
11	Droga5, LLC 26,953 SF 9/2029								
10	Droga5, LLC 26,953 SF 9/2029								
9	Concepts of Independence, Inc. 14,567 SF 1/2029	Droga5, LLC 4,728 SF 9/2029	Asian American Federation 6,024 SF 12/2026						
8	Droga5, LLC 26,953 SF 9/2029								
7	Droga5, LLC 26,953 SF 9/2029								
6	Success Academy Charter School 26,954 SF 8/2029								
5	Success Academy Charter School 26,954 SF 8/2029								
4	AFS-USA, Inc. 26,953 SF 6/2029								
3	The Eye-Bank for Sight Restoration 7,793 SF 5/2027	AFS-USA, Inc. 13,076 SF 6/2029	The Eye-Bank for Sight Restoration 4,666 SF 5/2027						
2	Droga5, LLC 26,410 SF 9/2029								
Mezz/1	Hydra 4,220 SF 4/2032	Management Office 2,253 SF	Derive Technologies, LLC 3,061 SF 8/2024	Vacant 327 SF	Vacant 5,359 SF	XO Communication Services 6 SF 1/2023	Cablevision Lightpath 6 SF 4/2021	AT&T Corp. 6 SF 6/2022	Time Warner Cable 6 SF 4/2020
Bsmt	Gusrae, Kaplan, & Nusbaum PLLC 363 SF 12/2023	Lavazza Premium Coffees Corp. 814 SF 10/2027	Success Academy Charter School 750 SF 8/2029	Jewish Child Care Association 313 SF 9/2023	Jax Media 951 SF 12/2024	Vacant 2,500 SF	Girls Incorporated 57 SF 9/2029	Foundation for AIDS Research 145 SF 8/2027	American Institute of Chemical Engineers 200 SF 3/2029
Bsmt (cont.)	Verizon 300 SF 2/2022								

Vacant | Building | MTM | 2020 – 2021 | 2022 – 2023 | 2024 – 2025 | 2026+

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Annex A-3	Benchmark 2020-B20

120 Wall Street

120 Wall Street
120 Wall Street
New York, NY 10005
FINANCIAL DISTRICT
East River
FDR / SOUTH STREET VIADUCT
Federal Reserve Bank of New York
NY Stock Exchange
One Chase Manhattan Plaza
The Collection
Federal Hall
The Trump Building
Downtown by Starck
Regent Wall Street
Andaz Hotel
Holiday Inn Express
Eurostars
110 Wall
111 Wall
101 Wall
100 Wall
72 Wall
60 Wall
40 Wall
63 Wall
67 Wall
180 Maiden Lane
88 Pine Street Plaza
1 Wall Street Plaza
1 Seaport
Fairfield Inn
175 Water
160 Water
180 Water
200 Water
Seaport Plaza
Smorgasburg
Tin Building
Fulton Market
Southbridge Towers
The Downtown Medical Bldg
Royal Insurance Building
St Margaret's House
Insurance Building
Renaissance Apts
99 John Deco Lofts
Home Insurance Plaza
Old Slip Financial Square
77 Water
55 Water
4 New York Plaza
125 Broad
ONE New York Plaza
1 State Street Plaza
Fraunces Tavern Museum
Broad Financial Center
Double Tree
Hampton Inn
Public Utility
2 Broadway
60 Broad
85 Broad
90 Broad
Our Lady of the Rosary
WALL STREET
PINE STREET
JOHN STREET
LIBERTY ST
MAIDEN LANE
EXCHANGE PLACE
HANOVER SQUARE
FULTON ST
WILLIAM ST
NASSAU ST
BROAD STREET
PEARL STREET
WATER STREET
FRONT ST
SOUTH STREET
COUVERNEUR LN
BEAVER STREET
Pier 11
Pier 15
Pier 16
Pier 17
Pier 6
Downtown Manhattan Heliport
South Street Seaport
UPPER WEST SIDE
UPPER EAST SIDE
QUEENS
MANHATTAN
New York
CHELSEA
EAST VILLAGE
SOHO
FINANCIAL DISTRICT
NY Stock Exchange
HOBOKEN
JERSEY CITY
BROOKLYN

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Annex A-3	Benchmark 2020-B20

120 Wall Street

Mortgage Loan Information		Property Information
Mortgage Loan Sellers(1):	JPMCB/CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$70,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$70,000,000	Property Type – Subtype:	Office – CBD
% of Pool by IPB:	7.7%	Net Rentable Area (SF):	668,276
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	120 Wall Property Owner, LLC	Year Built / Renovated:	1929 / 2013
Loan Sponsor:	Silverstein Holdco I LLC	Occupancy:	95.1%
Interest Rate:	3.20100%	Occupancy Date:	8/31/2020
Note Date:	10/1/2020	Number of Tenants:	35
Maturity Date:	10/11/2030	2017 NOI(4):	$12,487,548
Interest-only Period:	120 months	2018 NOI(4):	$10,046,537
Original Term:	120 months	2019 NOI(4):	$12,952,334
Original Amortization:	None	TTM NOI (as of 7/2020)(5):	$13,190,289
Amortization Type:	Interest Only	UW Economic Occupancy(7):	94.0%
Call Protection(3):	YM(24),DeforYM(92),O(4)	UW Revenues:	$28,608,590
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$13,183,745
Additional Debt(2):	Yes	UW NOI(5)(7):	$15,424,845
Additional Debt Balance(2):	$95,000,000	UW NCF(7):	$14,656,328
Additional Debt Type:	Pari Passu	Appraised Value / Per SF(7):	$285,000,000 / $426
		Appraisal Date:	8/25/2020

Escrows and Reserves(6)				Financial Information(2)(7)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$247
Taxes:	$1,306,557	$326,640	N/A	Maturity Date Loan / SF:	$247
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.9%
Replacement Reserves:	$0	Springing	$501,207	Maturity Date LTV:	57.9%
TI/LC:	$3,472,525	$111,379	$4,009,656	UW NCF DSCR:	2.74x
Other:	$1,759,579	$0	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$165,000,000	100.0%	Payoff Existing Debt	$135,478,875	82.1%
			Return of Equity	20,796,123	12.6_
			Upfront Reserves	6,538,661	4.0_
			Closing Costs	2,186,341	1.3_
Total Sources	$165,000,000	100.0%	Total Uses	$165,000,000	100.0%
(1)	The 120 Wall Street Whole Loan (as defined below) was co-originated by Wells Fargo Bank, National Association (“WFB”), JPMorgan Chase Bank, National Association. (“JPMCB”) and Citi Real Estate Funding Inc. (“CREFI”) on October 1, 2020. JPMCB will be contributing $35,000,000 (Notes A-4 and A-5) and CREFI will be contributing $35,000,000 (Notes A-6 and A-7) to the Benchmark 2020-B20 transaction.
(2)	The 120 Wall Street Loan (as defined below) is part of the 120 Wall Street Whole Loan evidenced by seven pari passu notes with an aggregate original principal balance as of the Cut-off Date of $165.0 million. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $165.0 million 120 Wall Street Whole Loan.
(3)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date of November 2020. Defeasance of the 120 Wall Street Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the 120 Wall Street Whole Loan to be securitized and (b) the payment date occurring in November 2023. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2020-B20 securitization in October 2020. The actual defeasance lockout period may be longer. Additionally, the borrower may prepay the 120 Wall Street Whole Loan at any time during the term of the 120 Wall Street Whole Loan with a 15-day prior notice and, if such prepayment date occurs before July 11, 2030, upon payment of the yield maintenance premium.
(4)	The decrease from 2017 NOI to 2018 NOI and subsequent increase from 2018 NOI to 2019 NOI is primarily attributable to new leases executed in 2018 accounting for 11.4% of net rentable area and 12.9% of underwritten base rent. In connection with executing such leases, the Borrower (as defined below) provided new tenants with free rent periods accounting for an adjustment of approximately $2,427,673 in 2018 base rent.
(5)	The increase from TTM NOI (as of 7/2020) to UW NOI at the 120 Wall Street property is primarily attributable to (i) new leases commencing in 2020 and 2021 accounting for an increase of approximately $1.9 million in underwritten base rent and (ii) approximately $298,037 in contractual rent steps through November 2021.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(7)	While the 120 Wall Street Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 120 Wall Street Whole Loan more severely than assumed in the underwriting of the 120 Wall Street Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Annex A-3	Benchmark 2020-B20

120 Wall Street

The Loan. The 120 Wall Street loan is part of a whole loan evidenced by seven pari passu promissory notes, each as described below, with an aggregate original principal balance as of the Cut-off Date of $165.0 million (the “120 Wall Street Whole Loan”), secured by the ESD’s (as defined below) fee simple interest and the borrower’s leasehold interest in a 668,276 square foot, Class B, CBD office building located in New York, New York. The non-controlling notes A-4, A-5, A-6 and A-7, with an aggregate outstanding principal balance as of the Cut-off Date of $70.0 million, will be included in the Benchmark 2020-B20 Trust. The remaining notes, which are currently held by WFB, are expected to be contributed to one or more future securitization trusts. The relationship between the holders of the 120 Wall Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The 120 Wall Street Whole Loan has a 10-year term and is interest only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1(1)	$70,000,000	$70,000,000	WFB	Yes
Note A-2(1)	$10,000,000	$10,000,000	WFB	No
Note A-3(1)	$15,000,000	$15,000,000	WFB	No
Note A-4, A-5, A-6, A-7(2)	$70,000,000	$70,000,000	Benchmark 2020-B20	No(3)
Whole Loan	$165,000,000	$165,000,000
(1)	Expected to be contributed to one or more future securitization transactions.
(2)	JPMCB will be contributing Note A-4 and Note A-5, which have an aggregate outstanding principal balance of approximately $35,000,000, to the Benchmark 2020-B20 mortgage trust. CREFI will be contributing Note A-6 and Note A-7, which have an aggregate outstanding principal balance of approximately $35,000,000, to the Benchmark 2020-B20 mortgage trust.
(3)	The 120 Wall Street Whole Loan is expected to be serviced under the Benchmark 2020-B20 pooling and servicing agreement until such time as the controlling note has been securitized, at which point the 120 Wall Street Whole Loan will be serviced under the pooling and servicing agreement related to such securitization.

The Borrower. The borrower is 120 Wall Property Owner, LLC (the “Borrower”), a Delaware limited liability company and single purpose entity with two independent directors.

The borrower sponsor is Silverstein Properties, Inc. (“Silverstein Properties”) and the non-recourse carveout guarantor is Silverstein Holdco I LLC. Silverstein Properties is a privately held, full-service real estate development, investment and management firm based in New York. Founded in 1957, Silverstein has developed, owned and managed more than 40 million square feet of office, residential, hotel, retail and mixed-use properties. Silverstein Properties is widely recognized for their role in rebuilding the World Trade Center following the tragic events of September 11, 2001. Silverstein Properties’ commercial and residential portfolio, includes over 12 million square feet of office and residential properties in Midtown and Lower Manhattan.

The Property. The 120 Wall Street property is a 35-story, 668,276 square foot, Class B, LEED Gold certified office building located in the Financial District of Manhattan in New York City. The property was constructed in 1929 and most recently renovated in 2013. The borrower sponsor purchased the 120 Wall Street property in 1980 and has invested significant capital to reposition and modernize the building. In 2005, the borrower sponsor restored the façade of the building, entrance and distinctive art deco lobby enhancing the building’s appeal. Since 2012, the borrower sponsor has invested $11.0 million in capital improvements ($16.47 per square foot) including a $4.5 million lobby renovation that includes the expansion and widening of the lobby footprint, new revolving doors, installing turnstiles, new flooring, new lighting, new security desks and restoration of interior lobby walls, as well as an approximately $3.4 million elevator modernization. The 120 Wall Street property is designated a historic landmark by the New York City Landmark’s Preservation Commission. Amenities at the 120 Wall Street property include unobstructed views across the East River, private terraces and around the clock security. As of August 31, 2020, the 120 Wall Street property was 95.1% occupied by 35 distinct tenants including 28 office tenants, five telecom tenants and two retail tenants.

The borrower sponsor has owned the 120 Wall Street property since 1980 and facilitated its designation as New York City’s first association center in 1992, which allows for not-for-profit (“NFP”) tenancy to receive financial incentives for leasing space at the 120 Wall Street property. On September 12, 2012, the 120 Wall Street property entered into a real estate tax program with the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”), where the building was deeded to the ESD and leased back by the Borrower. Under the agreement, the Borrower makes a payment in lieu of real estate taxes (“PILOT”). The PILOT amount is reduced (a) proportionately to the extent that NFP tenants lease space at the 120 Wall Street property (such proportionate reduction, the “NFP Benefit”) and (b) for certain other tax benefits that the 120 Wall Street property would otherwise be eligible for if the 120 Wall Street property was owned by the Borrower, resulting in expense savings. A proportionate amount of the NFP Benefit is then required to be passed back to each NFP tenant in the form of a rent credit. The ground lease expires on December 31, 2032 at which time the Borrower would obtain the fee ownership, repurchasing the deed for $1. There is no ground rent associated with the lease structure other than the PILOT tax payments for any for-profit tenants at the 120 Wall Street property. Under the program, any NFP tenant that executes a new lease or renews a current lease is eligible to participate in the program. Currently, 12 NFP tenants representing approximately 31.6% of net rentable area at the 120 Wall Street property participate in the program, resulting in an expected tax savings of approximately $1.6 million in 2020. 120 Wall Street is the only office building in Manhattan to offer this incentive for NFP tenants. The average NFP benefit is approximately $6.17 per square foot. See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” in the Prospectus.

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120 Wall Street

The largest tenant, Droga5, LLC (202,396 square feet; 30.3% of net rentable area; 32.6% of underwritten base rent) (“Droga5”), is an international creative and strategic advertising agency that was founded in 2006. Droga5 was acquired by Accenture (NYSE: ACN) Interactive in May 2019. Droga5 has worked on advertising campaigns for some of the largest corporation in the world including Coca-Cola, Motorola, Mondelez International, Kraft Heinz Company, LVMH, Unilever and the United Nations. Droga5 executed its lease at the 120 Wall Street property in October 2013 for 91,442 square feet and expanded its space at the property in 2016 and 2018 for 52,320 square feet and 58,634 square feet, respectively. The 120 Wall Street property serves as the company’s global headquarters. Droga5 has a lease expiration of September 2029 with one, ten-year renewal option for the entire premises or at least two full contiguous floors exercisable with at least 15 months’ notice but no more than 24 months prior to expiration. Droga5 has no termination options.

The second largest tenant, Success Academy Charter School (54,658 square feet; 8.2% of net rentable area; 8.1% of underwritten base rent), was founded in 2006 and is the largest and highest-performing free, public charter school network in New York City. Admission is open to all New York State children in grades K-12, including those with special needs and English language learners. Success Academy operates 47 schools serving 20,000 students in Manhattan, Brooklyn, Queens and the Bronx. The non-profit organization ranks in the top 1% among all schools in the state in math and English for 2019. Success Academy Charter School utilizes its space at 120 Wall Street for office and administrative space. Success Academy Charter School has a lease expiration of June 2029 with no renewal options. Success Academy Charter School has a one-time right to terminate its lease for the entire premises effective August 31, 2024, with 12 months’ notice and a termination fee of $3,497,468. According to the appraisal, Success Academy Charter School currently receives an NFP benefit in the form of a rent credit amounting to approximately $244,937.

The third largest tenant, AFS-USA, Inc. (40,029 square feet; 6.0% of net rentable area; 5.9% of underwritten base rent) (“AFS”) is an international youth exchange organization consisting of over 50 independent non-profit organizations. AFS provides young people with immersive, international or intercultural experiences, supports them with structured and facilitated learning and gives them real world social-impact and change making exposure. In 2018 alone, AFS served over 66,000 students across nine countries, raised over $36 million in scholarships and had more than 12,000 study-abroad participants. AFS has a lease expiration of June 2029 with one, 10-year renewable option exercisable with notice provided no later than 12 months, but no earlier than 18 months, prior to the expiration date. AFS has a one-time right to terminate its lease for the entire premises effective June 30, 2024, with 18 months’ prior notice, subject to a termination fee equal to $2,593,000. According to the appraisal, AFS-USA, Inc. currently receives an NFP benefit in the form of a rent credit amounting to approximately $181,879.

COVID-19 Update. As of October 1, 2020, the 120 Wall Street property is open for operations. As of September 11, 2020, four tenants accounting for approximately 12.7% of net rentable area and 12.1% of underwritten base rent in aggregate have requested tenant relief in the form of rent modifications and deferral. The borrower sponsor has not formally agreed to any such agreement. For April, May, June, July and August, the borrower sponsor collected approximately 99%, 100% 100%, 95% and 92% of base rent, respectively. As of September 11, 2020, the third largest tenant at the 120 Wall Street property, AFS, which accounts for 6.0% of net rentable area and 5.9% of underwritten base rent, has requested a rent reduction or a reduction in its square footage on the fourth floor by approximately 18,000 square feet. Two additional tenants at the property, Geourgoulis / Cohen and The New Press, accounting for 2.1% of net rentable area and 2.2% of underwritten base rent, have missed a payment but are expected to make such payment in full by the end of 2020. As of October 1, 2020 the 120 Wall Street Whole Loan is not subject to any modification or forbearance requests. The first payment date is scheduled for November 11, 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The 120 Wall Street property is situated in the Downtown East Office submarket of the Manhattan Office market. The 120 Wall Street Property is a short walk from the PATH, 4, 5, A, C, E, J, M, Z, W, R, 1, 2, 3 and the new Fulton Street Transit Center which provides access to New Jersey, Brooklyn and residential neighborhoods in Lower Manhattan. The FDR Drive, Brooklyn Bridge and Manhattan Bridge are accessible from the subject property and are located on the westernmost sections of Manhattan.

The Downtown East Office submarket had approximately 49.9 million square feet of inventory as of the second quarter of 2020. According to the appraisal, the Downtown East Office submarket had a vacancy rate as of second quarter 2020 of 7.0% and an average asking rent of $56.27 per square foot. The appraisal identified 12 comparable office leases with rents ranging from $52.00 to $70.79 per square foot with a weighted average rent of approximately $59.97 per square foot. The 120 Wall Street property’s underwritten weighted average rent for occupied office space is approximately $40.41 per square foot, approximately 22.0% below the appraisal’s concluded market rent of $51.80 per square foot for the same spaces.

The traditional office tenant within the Downtown East office submarket primarily consisted of financial institutions, insurance companies, and real estate corporations, which are commonly referred to as “FIRE” tenants. However, based on the discounted rents when compared to many other submarkets throughout Manhattan, the Downtown East office submarket has redefined its typical tenancy base, signing large anchor leases to companies within the technology, advertising, media and information technology sector, which are commonly referred to as “TAMI” tenants. Due to the recalibration of the tenancy base throughout New York City, there is no longer one definitive corridor or office market that is centralized around one specific tenancy base.

According to the appraisal, the estimated 2020 population within a 0.25, 0.5, and 1-mile radius of the 120 Wall Street property is 9,835, 33,707, and 94,136, respectively. In addition, the appraisal states that the estimated 2020 average household income within a 0.25, 0.5, and 1-mile radius is $268,181, $247,402, and $196,812, respectively.

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120 Wall Street

The following table presents certain information relating to the appraisal’s market rent conclusion for the 120 Wall Street property:

Summary of Appraisal’s Concluded Office and Retail Market Rent(1)

	Office
Storage	Floor (2)	Floors (3-9)	Floors (10-16)	Floors (17-25)	Floors (26-34)	Retail (Grade)
$25.00	$44.00	$48.00	$52.00	$56.00	$60.00	$65.00
(1)	Source: Appraisal.

Historical Occupancy(1)
2017	2018	2019	Current(2)
96.0%	95.0%	92.0%	95.1%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is based on the August 31, 2020 rent roll.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Droga5, LLC(4)	Aa3 / A+ / A+	202,396	30.3%	$41.56	32.6%	9/30/2029
Success Academy Charter School(5)	NR / NR / NR	54,658	8.2	$38.35	8.1	6/30/2029
AFS-USA, Inc.(6)(7)	NR / NR / NR	40,029	6.0	$37.95	5.9	6/30/2029
Foundation for AIDS Research	NR / NR / NR	30,822	4.6	$33.97	4.1	8/31/2027
Center for Appellate Litigation(8)	NR / NR / NR	20,535	3.1	$40.88	3.2	1/31/2025
Lambda Legal Defense & Education Fund	NR / NR / NR	20,321	3.0	$34.00	2.7	7/31/2027
Public Relations Society of America(9)	NR / NR / NR	19,448	2.9	$48.00	3.6	2/28/2027
Lavazza Premium Coffees Corp.	NR / NR / NR	19,173	2.9	$43.14	3.2	10/31/2027
Catalyst, Inc.	NR / NR / NR	18,176	2.7	$41.00	2.9	7/31/2027
American Institute of Chemical Engineers	NR / NR / NR	16,706	2.5	$38.33	2.5	3/31/2029
Total Major Office		442,264	66.2%	$40.14	68.7%
Other Occupied(10)(11)(12)		193,407	28.9	$41.79	31.3
Total Occupied		635,671	95.1%	$40.64	100.0%
Vacant		32,605	4.9
Total / Wtd. Avg.		668,276	100.0%
(1)	Based on the underwritten rent roll dated August 31, 2020.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF is inclusive of rent steps through November 2021 totaling $298,037.
(4)	Jax Media is currently subleasing an additional 25,910 square feet from Droga5 through June 2029 at a base rental rate of $52.15 per square foot.
(5)	Success Academy Charter School has a one-time right to terminate its lease for the entire premises effective August 2024, with 12 months’ notice and a termination fee of $3,497,468.
(6)	AFS-USA, Inc. is currently subleasing an additional 13,076 square feet to Success Academy Charter School through June 2029 at a base rental rate of $39.00 per square foot.
(7)	AFS-USA, Inc. has a one-time right to terminate its lease for the entire premises effective June 2024, with 18 months’ prior notice and a termination fee equal to $2,593,000.
(8)	Center for Appellate Litigation is currently subleasing an additional 8,788 square feet from American Suicide Foundation through November 2021 at which point Center for Appellate Litigation will pay $58.00 per square foot pursuant to a direct lease thereafter.
(9)	Kelley Jasons McGowan Spinelli Hanna & Reber, L.L.P (“KJMSHR”) is subleasing 2,442 square feet to Public Relations Society of America at a base rental rate of $46.00 per square foot through February 2027. KJMSHR leases no additional space at the 120 Wall Street property.
(10)	Other Occupied is inclusive of 7,281 square feet of retail space.
(11)	Other Occupied is inclusive of Pico Quantitative Trading which is currently dark. The tenant continues to pay rent in full at the 120 Wall Street property.
(12)	Other Occupied includes a 2,253 square feet management office with no attributable base rent.

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120 Wall Street

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	32,605	4.9%	NAP	NAP	32,605	4.9%	NAP	NAP
MTM & 2020	1	6	0.0	$0	0.0%	32,611	4.9%	$0	0.0%
2021	5	34,869	5.2	1,406,534	5.4%	67,480	10.1%	$1,406,534	5.4%
2022	3	12,950	1.9	404,608	1.6%	80,430	12.0%	$1,811,142	7.0%
2023	3	21,624	3.2	812,918	3.1%	102,054	15.3%	$2,624,060	10.2%
2024	2	3,912	0.6	195,440	0.8%	105,966	15.9%	$2,819,500	10.9%
2025	3	35,306	5.3	1,441,320	5.6%	141,272	21.1%	$4,260,820	16.5%
2026	1	6,024	0.9	219,876	0.9%	147,296	22.0%	$4,480,696	17.3%
2027	7	134,269	20.1	5,166,723	20.0%	281,565	42.1%	$9,647,419	37.3%
2028	1	4,357	0.7	157,515	0.6%	285,922	42.8%	$9,804,934	38.0%
2029	6	336,505	50.4	13,546,996	52.4%	622,427	93.1%	$23,351,930	90.4%
2030 and Thereafter(4)	4	45,849	6.9	2,481,934	9.6%	668,276	100.0%	$25,833,864	100.0%
Total	36	668,276	100.0%	$25,833,864	100.0%
(1)	Based on the underwritten rent roll dated August 31, 2020.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent Expiring and % of Base Rent Expiring is inclusive of rent steps through November 2021 totaling $298,037.
(4)	2030 & Thereafter includes 2,253 square feet of management office with no attributable underwritten base rent.

Operating History and Underwritten Net Cash Flow
	2017	2018	2019	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$21,819,923	$20,742,361	$23,378,989	$23,582,233	$25,833,864	$38.66	85.7%
Vacant Income	0	0	0	0	1,821,818	2.73	6.0
NFP Rent Credit(4)	(875,867)	(910,278)	(947,348)	(922,477)	(967,163)	(1.45)	(3.2)
Gross Potential Rent	$20,944,056	$19,832,083	$22,431,641	$22,659,756	$26,688,519	$39.94	88.5%
Total Reimbursements	3,108,126	3,395,970	3,502,179	3,321,088	3,467,820	5.19	11.5
Gross Rental Income	$24,052,182	$23,228,053	$25,933,820	$25,980,844	$30,156,339	$45.13	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,821,818)	(2.73)	(6.0)
Total Other Income(5)	88,120	71,433	259,483	274,069	274,069	0.41	0.9
Effective Gross Income	$24,140,302	$23,299,486	$26,193,303	$26,254,913	$28,608,590	$42.81	94.9%
Total Expenses	11,652,754	13,252,949	13,240,969	13,064,624	13,183,745	19.73	46.1
Net Operating Income(6)(7)	$12,487,548	$10,046,537	$12,952,334	$13,190,289	$15,424,845	$23.08	53.9%
TI/LC	0	0	0	0	668,276	1.00	2.3
Capital Expenditures	0	0	0	0	100,241	0.15	0.4
Net Cash Flow	$12,487,548	$10,046,537	$12,952,334	$13,190,289	$14,656,328	$21.93	51.2%
(1)	TTM represents the trailing 12-month period ending July 31, 2020.
(2)	% column represents percent of Gross Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Base Rent is inclusive of rent steps through November 2021 totaling $298,037.
(4)	NFP Rent Credit is based on contractual rent credits for 12 NFP tenants representing approximately 32.9% of net rentable area at the 120 Wall Street property
(5)	Total Other Income includes telecom income, license income, miscellaneous event income, lease cancellation fees and construction management fees.
(6)	The increase from TTM NOI (as of 7/2020) to UW NOI at the 120 Wall Street property is primarily attributable to (i) new leases commencing in 2020 and 2021 accounting for an increase of approximately $1.9 million in underwritten base rent and (ii) contractual rent steps through November 2021.
(7)	The decrease from 2017 NOI to 2018 NOI and subsequent increase from 2018 NOI to 2019 NOI is primarily attributable to new leases executed in 2018 accounting for 11.4% of net rentable area and 12.9% of underwritten base rent. In connection with executing such leases, the Borrower provided new tenants with free rent periods accounting for an adjustment of approximately $2,427,673 in 2018 base rent.

Property Management. The 120 Wall Street property is managed by Silverstein Properties, LLC, a Delaware limited liability company and an affiliate of the Borrower.

Escrows and Reserves. At loan origination, the Borrower deposited (i) $1,306,557 into a real estate tax reserve, (ii) $3,472,525 into an outstanding TI/LC reserve, including $415,000 for Hydra tenant improvements and (iii) $1,759,579 into a rent concession reserve funds consisting of (a) approximately $434,099 for Hydra, (b) approximately $176,067 for Droga5, LLC, (c) approximately $45,721 for Illuminating Engineers Society, (d) approximately $67,555 for Excess Line Association of New York, (e) approximately $908,712 for the Nathan Cummins Foundation, Inc and (f) approximately $127,426 for Center for Appellate Litigation.

Tax Reserve – On a monthly basis, the Borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into the tax reserve account (initially $326,640).

Insurance Reserve – On a monthly basis, the Borrower is required to deposit into an insurance reserve an amount equal to 1/12 of estimated insurance premiums. So long as a blanket policy acceptable to the lender is in effect, the Borrower provides the lender evidence

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Annex A-3	Benchmark 2020-B20

120 Wall Street

of timely payment of insurance premiums, and there is no event of default continuing, the requirement for monthly deposits into the insurance reserve is waived.

Replacement Reserve – On a monthly basis, during the continuance of a Cash Trap Event Period, the Borrower is required to deposit approximately $13,922 into a replacement reserve, subject to a cap of $501,207.

TI/LC Reserve – On a monthly basis, the Borrower is required to deposit approximately $111,379 into a TI/LC reserve, subject to a cap of $4,009,656.

Lockbox / Cash Management. The 120 Wall Street Whole Loan is structured with a hard lockbox and springing cash management. The Borrower is required to direct tenants to pay rent directly into the lender-controlled lockbox account and all rents received directly by the Borrower or the property manager are required to be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period, all funds in the lockbox account are required to be distributed to the Borrower. During a Cash Trap Event Period, funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the 120 Wall Street Whole Loan documents. Any excess cash flow remaining after satisfaction of the waterfall items outlined in the loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional collateral for the 120 Wall Street Whole Loan during the continuance of the Cash Trap Event Period. Provided no event of default is continuing, any excess cash flow funds remaining in the excess cash flow account will be disbursed to the Borrower upon the expiration of any Cash Trap Event Period provided that such funds are used for, among other things, preapproved capital expenditures, preapproved leasing expenses, operating expenses, and approved extraordinary expenses (other than material tenant sweep funds, which will be disbursed to the Borrower for reimbursement of permitted leasing expenses in accordance with the 120 Wall Street Whole Loan documents). Upon an event of default under the 120 Wall Street Whole Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Cash Trap Event Period” will commence upon the earlier to occur of (i) an event of default, (ii) the debt yield being less than 6.25% (as calculated in the 120 Wall Street Whole Loan documents) as of any Calculation Date (as defined below) and (iii) Droga5, LLC failing to renew or extend its lease by June 30, 2028.

A Cash Trap Event Period may be cured upon, with respect to a Cash Trap Event Period caused solely by (a) clause (i) above, the cure (if applicable) of the related event of default, (b) clause (ii) above, the earliest to occur of the date on which (A) the debt yield is at least 6.25% for two consecutive Calculation Dates or (B) the Borrower delivers a letter of credit reasonably satisfactory to the lender in an amount sufficient such that the debt yield would not be less than 6.25%, (c) clause (iii) above, the Borrower having deposited with the lender an amount equal to $50.00 per square foot of leased space under Droga5’s lease.

A “Calculation Date” means the last day of each calendar quarter during the 120 Wall Street Whole Loan term.

Future Mezzanine or Subordinate Indebtedness Permitted. The holder of 100% of the indirect equity interests in the Borrower is permitted to obtain mezzanine financing secured by 100% of the indirect ownership interests in the Borrower so long as, among other things: (a) no event of default has occurred and is continuing, (b) the lender and such mezzanine lender have entered into an intercreditor agreement reasonably satisfactory to the lender, (c) the aggregate loan-to-value ratio (as calculated in the 120 Wall Street Whole Loan documents) is no greater than 57.9%, (d) the aggregate debt service coverage ratio (as calculated in the 120 Wall Street Whole Loan documents) is equal to or greater than 2.37x, (e) the aggregate debt yield (as calculated in the 120 Wall Street Whole Loan documents) is equal to or greater than 7.7%, (f) the maturity date of the mezzanine loan is not earlier than the maturity date of the 120 Wall Street Whole Loan and (g) the mezzanine lender is a qualified mezzanine lender (as defined in the 120 Wall Street Whole Loan documents).

Partial Release. None.

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MGM Grand & Mandalay Bay

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MGM Grand & Mandalay Bay

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MGM Grand & Mandalay Bay

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MGM Grand & Mandalay Bay

Mortgage Loan Information		Property Information
Mortgage Loan Sellers(1):	CREFI/GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$70,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$70,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	7.7%	Net Rentable Area (Rooms)(6):	9,748
Loan Purpose:	Acquisition	Location:	Las Vegas, NV
Borrowers(3):	MGM Grand PropCo, LLC, Mandalay	Year Built / Renovated(7):	Various / N/A
	PropCo, LLC	Occupancy/ADR/RevPAR(6):	87.5% / $197.27 / $172.60
Sponsors(3):	BREIT Operating Partnership L.P.,	Occupancy/ADR/RevPAR Date:	6/30/2020
	MGM Growth Properties Operating
	Partnership LP
Interest Rate:	3.55800%	Number of Tenants:	N/A
Note Date:	2/14/2020	2017 NOI:	$605,037,208
Anticipated Repayment Date(4):	3/5/2030	2018 NOI:	$617,369,266
Final Maturity Date(4):	3/5/2032	2019 NOI:	$520,080,353
Interest-only Period(4):	120 months	TTM NOI (as of 6/2020)(3):	$381,156,903
Original Term(4):	120 months	UW Occupancy/ADR/RevPAR(11):	92.1% / $196.52 / $180.94
Original Amortization:	None	UW Revenues:	$2,106,295,488
Amortization Type(4):	ARD-Interest Only	UW Expenses:	$1,586,215,135
Call Protection(5):	Grtr0.5%orYM(31),DeforGrtr0.5%or	UW NOI(11):	$520,080,353
	YM(82),O(7)	UW NCF(11):	$487,305,761
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per Room(8)(11):	$4,600,000,000 / $471,892
Additional Debt(2):	Yes	Appraisal Date:	1/10/2020
Additional Debt Balance(2):	$1,564,200,000 / $804,400,000 / $561,400,000
Additional Debt Type(2):	Pari Passu / B Notes / C Notes

Escrows and Reserves(9)				Financial Information(11)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room(2):	$167,645	$307,755
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room(2):	$167,645	$307,755
FF&E Reserves:	$0	Springing	N/A	Cut-off Date LTV(2)(8):	35.5%	65.2%
Other:	$0	$0	N/A	Maturity Date LTV(2)(8):	35.5%	65.2%
				UW DSCR Master Lease Rent(3):	4.95x	2.70x
				UW Debt Yield Master Lease Rent(3):	17.9%	9.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,634,200,000	35.4%	Purchase Price	$4,600,000,000	99.6%
Junior Notes	1,365,800,000	29.6	Closing Costs	17,792,163	0.4%
Sponsor Equity(10)	1,617,792,163	35.0			%
Total Sources	$4,617,792,163	100.0%	Total Uses	$4,617,792,163	100.0%
(1)	The MGM Grand & Mandalay Bay Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Société Générale Financial Corporation (“SGFC”). CREFI will be contributing Note A-13-4 with an outstanding principal balance of approximately $46,666,667 and GACC will be contributing Note A-15-4 with an outstanding principal balance of approximately $23,333,333 to the Benchmark 2020-B20 mortgage trust.

(2)	The MGM Grand & Mandalay Bay Loan (as defined below) is part of the MGM Grand & Mandalay Bay Whole Loan (as defined below), which is comprised of (i) 26 pari passu senior promissory notes with an aggregate Cut-off Date balance of $1,634,200,000 (the “MGM Grand & Mandalay Bay Senior Notes,” and collectively, the “MGM Grand & Mandalay Bay Senior Loan”) and (ii) 24 promissory notes with an aggregate Cut-off Date balance of $1,365,800,000 consisting of multiple subordination levels, which are subordinate to the MGM Grand & Mandalay Bay Senior Notes (the “MGM Grand & Mandalay Bay Junior Notes”). The MGM Grand Property has an allocated mortgage loan amount (“ALA”) of $1,635,000,000 and the Mandalay Bay Property has an ALA equal to $1,365,000,000.

(3)	On January 14, 2020, MGM Growth Properties Operating Partnership LP (“MGP OP”), an affiliate of BREIT Operating Partnership L.P. (“BREIT OP”) and certain other parties entered into an agreement to, among other things, form a joint venture (50.1% indirectly owned by MGP OP and 49.9% indirectly owned by BREIT OP) (the “Joint Venture”) to acquire the MGM Grand & Mandalay Bay Properties (as defined below) for a purchase price of $4.60 billion ($471,892 per room). Contemporaneously with the acquisition, the MGM Grand & Mandalay Bay Borrowers (as defined below), as landlord entered into a 30-year triple-net master/operating lease (the “MGM/Mandalay Lease” or “Master Lease”) with two, 10-year renewal options with MGM Lessee II, LLC (“MGM Tenant”), a wholly owned subsidiary of MGM Resorts International (“MGM”). For so long as the MGM/Mandalay Lease is in effect, the MGM Grand & Mandalay Bay Borrowers will be entitled only to the rent due under the MGM/Mandalay Lease and not to the underlying rent and other income from the MGM Grand & Mandalay Bay Properties. The UW DSCR Master Lease Rent and UW Debt Yield Master Lease Rent presented in the chart above are based on the initial MGM/Mandalay Lease annual rent of $292,000,000. The UW EBITDAR Debt Yield and the UW NCF DSCR for the MGM Grand & Mandalay Bay A Notes (based on the UW EBITDAR of $520.1 million and UW NCF of $487.3 million) are 31.8% and 8.27x, respectively. On May 1, 2020, MGM Resorts International reported that, as a result of the temporary closure of its domestic properties (which includes the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which includes the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, there

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were high levels of room and convention cancellation through the third quarter of 2020, and that, following the re-opening of its domestic properties (which includes the MGM Grand & Mandalay Bay Properties), it expected weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020 (although operations at the MGM Grand Property remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort remained suspended through June 24, 2020 and June 30, 2020, respectively). The adjusted June 2020 TTM EBITDAR of $381.2 million takes into account an adjustment for a combined net extraordinary loss add-back of approximately $82.4 million during the June 2020 TTM period (primarily comprised of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The lender underwriting is based on 2019 financials, which reflects a full year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties. Please see the “Operating History and Underwritten Net Cash Flow” and “Historical Performance” tables herein, and the footnotes thereto, for more detailed underwritten cash flow information.

(4)	The MGM Grand & Mandalay Bay Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of March 5, 2030 and a final maturity date of March 5, 2032. After the ARD, the following structure will apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y) (1) the ARD Treasury Note Rate (as defined below) in effect on the ARD plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined below) will be applied first to pay monthly additional interest amounts which, to the extent not paid (such amount not paid, together with accrued interest thereon at the Adjusted Interest Rate (as defined below), the “Accrued Interest”), will be deferred and added to the principal balance of the MGM Grand & Mandalay Bay Whole Loan, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to the principal of the MGM Grand & Mandalay Bay Whole Loan. The metrics presented above are calculated based on the ARD.

(5)	The lockout period will be at least 31 payment dates beginning with and including the first payment date of April 5, 2020. The MGM Grand & Mandalay Bay Borrowers have the option to defease the MGM Grand & Mandalay Bay Whole Loan, in whole or in part, after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 14, 2023. The MGM Grand & Mandalay Bay Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to September 5, 2029 (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a Special Release or a Default Release (as defined in the Prospectus)). The assumed lockout period of 31 payment dates is based on the expected Benchmark 2020–B20 securitization closing date in October 2020. The actual lockout period may be longer.

(6)	Net Rentable Area (Rooms) and Occupancy/ADR/RevPAR are based solely on the hotel at the MGM Grand & Mandalay Bay Properties. As of the trailing 12 months ending June 30, 2020, approximately 29.5% of revenues were generated by rooms, 19.7% of revenues were from gaming, 28.4% from food & beverage and 22.4% from other sources.

(7)	The MGM Grand Property (as defined below) was built in 1993 and the Mandalay Bay Property (as defined below) was built in 1999. The MGM Grand Property has benefited from capital investment of approximately $480.0 million (approximately $96,000 per room) since 2010, $144.0 million of which was spent on a full rooms’ renovation from 2010 to 2013. Additionally, approximately $118.9 million was recently spent on an expansion and renovation of the convention center completed in December 2018, which is expected to expand the group business at the MGM Grand Property. The Mandalay Bay Property (including the Delano) underwent a substantial rooms’ renovation for approximately $159.7 million from 2012 to 2016 and, inclusive of the Four Seasons, has received a total of approximately $510.6 million (approximately $107,500 per room) of capital investment since 2010.

(8)	The Appraised Value of $4,600,000,000 as of January 10, 2020, set forth above is the appraised value solely with respect to real property at the MGM Grand & Mandalay Bay Properties, excluding personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties (the “Aggregate Real Property Appraised Value”). The appraisal also includes an (“As Leased-Sale-Leaseback Appraised Value,”), which is equal to the Aggregate Real Property Appraised Value. The appraised value of $7,352,600,000 (“Aggregate As-Is Appraised Value”) as of January 10, 2020, includes personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties. The personal property and intangible property relating to the MGM Grand & Mandalay Bay Properties is owned by the MGM Tenant or certain sublessees at the MGM Grand & Mandalay Bay Properties that are wholly owned subsidiaries of MGM (the “MGM/Mandalay Operating Subtenants”) (as more particularly provided in the Master Lease), which granted a security interest in certain property of the MGM Tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM Tenant as more particularly described in the Master Lease); and provided that the FF&E is only transferred to the MGM Grand & Mandalay Bay Borrowers at no cost in the event of a termination of the Master Lease due to an event of default by the MGM Tenant thereunder) in favor of the MGM Grand & Mandalay Bay Borrowers, and such security interest was collaterally assigned by the MGM Grand & Mandalay Bay Borrowers to the mortgage lender. The Cut-off Date LTV and Maturity Date LTV based on the Aggregate As-Is Appraised Value are 22.2% and 22.2%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan. The Cut-off Date LTV and Maturity Date LTV based on the Aggregate As-Is Appraised Value are 40.8% and 40.8%, respectively, based on the MGM Grand & Mandalay Bay Whole Loan.

(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(10)	Includes MGM’s approximately $80.0 million of retained equity interest in the MGM Grand & Mandalay Bay Properties after the sale-leaseback, by virtue of operating partnership units in MGP OP issued to MGM on the origination date of the MGM Grand & Mandalay Bay Whole Loan.

(11)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the MGM Grand & Mandalay Bay Whole loan was underwritten, based on such prior information See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The MGM Grand & Mandalay Bay mortgage loan (the “MGM Grand & Mandalay Bay Loan”) is part of a fixed rate whole loan secured by the borrowers’ fee simple interest in two full service luxury resort and casinos located in Las Vegas, Nevada (the “MGM Grand Property,” and the “Mandalay Bay Property,” and collectively “The MGM Grand & Mandalay Bay Properties”). The MGM Grand & Mandalay Bay Loan is evidenced by the non-controlling Notes A-13-4 and A-15-4 with an outstanding principal balance as of the Cut-off Date of $70.0 million. The MGM Grand & Mandalay Bay Loan is part of a $3.00 billion whole loan (the MGM Grand & Mandalay Bay Whole Loan”) that is evidenced by (i) 26 MGM Grand & Mandalay Bay Senior Notes with an aggregate principal balance of $1,634,200,000 and (ii) the MGM Grand & Mandalay Bay Junior Notes comprised of 24 notes of multiple subordination levels, which are subordinate to the MGM Grand & Mandalay Bay Senior Loan with an aggregate principal balance of $1,365,800,000. Only the MGM Grand & Mandalay Bay Loan will be included in the mortgage pool for the Benchmark 2020-B20 mortgage trust. The relationship between the holders of the MGM Grand & Mandalay Bay Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Whole Loan” in the Prospectus. The MGM Grand & Mandalay Bay Whole Loan has a 10-year interest-only term. The MGM Grand & Mandalay Bay Whole Loan will be serviced pursuant to the trust and servicing agreement for the BX 2020-VIVA transaction.

The MGM Grand & Mandalay Bay Whole Loan has a 10-year interest-only term through the ARD of March 5, 2030. After the ARD, through and including March 5, 2032 (the “Maturity Date”), the following structure would apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y)(1) the ARD Treasury Note Rate in effect on the ARD (such new rate, the “Adjusted Interest Rate”) plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined below) will be applied first to pay monthly additional interest amounts which, to the extent not paid, will be deferred (together with interest accrued thereon at the Adjusted Interest Rate) and added to the principal balance of the MGM Grand & Mandalay Bay Whole Loan, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to principal of the MGM Grand & Mandalay Bay Whole Loan. For the period

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from the origination date through the ARD, the MGM Grand & Mandalay Bay Senior Notes and Junior Notes accrue at the rate of 3.55800% per annum. The MGM Grand & Mandalay Bay Whole Loan proceeds along with loan sponsor equity were used to purchase the MGM Grand & Mandalay Bay Properties for $4.6 billion.

“ARD Treasury Note Rate” means the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the business day ending immediately prior to the ARD, of “U.S. Government Securities/Treasury Constant Maturities” with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. In the event Federal Reserve Statistical Release H.15 Selected Interest Rates is no longer published or in the event Federal Reserve Statistical Release H.15 Selected Interest Rates no longer publishes “U.S. Government Securities/Treasury Constant Maturities”, the mortgage lender will select a comparable publication to determine such “U.S. Government Securities/Treasury Constant Maturities” and the applicable ARD Treasury Note Rate. The mortgage lender’s determination of the ARD Treasury Note Rate will be final absent manifest error.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-13-4, A-15-4	$70,000,000	$70,000,000	Benchmark 2020-B20(1)	No
A-13-2, A-15-3	$80,000,000	$80,000,000	Benchmark 2020-B19	No
A-13-1, A-15-1	$65,000,000	$65,000,000	Benchmark 2020-B18	No
A-15-2	$50,000,000	$50,000,000	DBJPM 2020-C9	No
A-1, A-2, A-3, A-4	$670,139	$670,139	BX 2020-VIVA	No
A-5, A-6, A-7, A-8	$794,861	$794,861	BX 2020-VIV2	No
A-9, A-10, A-11, A-12	$1,000,000	$1,000,000	BX 2020-VIV3	No
A-14-1, A-16-1	$69,500,000	$69,500,000	BBCMS 2020-C8	No
A-13-3	$509,360,667	$509,360,667	CREFI(2)	No
A-14-2, A-14-3	$281,847,000	$281,847,000	Barclays Bank PLC(2)	No
A-15-5	$204,680,333	$204,680,333	DBRI(2)	No
A-16-2	$301,347,000	$301,347,000	SGFC(2)	No
Total Senior Notes	$1,634,200,000	$1,634,200,000
B-1-A, B-2-A, B-3-A, B-4-A, B-1-B, B-2-B, B-3-B, B-4-B(4)	$329,861	$329,861	BX 2020-VIVA	No
B-5-A, B-6-A, B-7-A, B-8-A, B-5-B, B-6-B, B-7-B, B-8-B(4)	$374,355,139	$374,355,139	BX 2020-VIV2	No
B-9-A, B-10-A, B-11-A, B-12-A(4)	$429,715,000	$429,715,000	BX 2020-VIV3	No
C-1, C-2, C-3, C-4(4)	$561,400,000	$561,400,000	BX 2020-VIVA	Yes(3)
Whole Loan	$3,000,000,000	$3,000,000,000
(1)	CREFI will be contributing Note A-13-4, which has an outstanding principal balance of approximately $46,666,667 to the Benchmark 2020-B20 mortgage trust. GACC will be contributing Note A-15-4, which has an outstanding principal balance of approximately $23,333,333 to the Benchmark 2020-B20 mortgage trust.

(2)	Expected to be contributed to one or more future securitization transactions.

(3)	The initial controlling note is Note C-1, so long as no related control appraisal period with respect to Note C-1 and the related pari passu C notes has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the controlling note will be as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Whole Loan” in the Prospectus.

(4)	The MGM Grand & Mandalay Bay Junior Notes are subordinate to the MGM Grand & Mandalay Bay Senior Notes.

The Borrowers. On January 14, 2020, MGM Growth Properties Operating Partnership LP, an affiliate of BREIT Operating Partnership L.P. (the “Sponsors”, more particularly referred to as the “Loan Sponsors”), and certain other parties entered into an agreement to, among other things, form a joint venture (50.1% indirectly owned by MGP OP and 49.9% indirectly owned by BREIT OP) to acquire the MGM Grand & Mandalay Bay Properties in Las Vegas for a purchase price of $4.60 billion ($471,892 per room). The borrowers under the MGM Grand & Mandalay Bay Whole Loan are MGM Grand PropCo, LLC and Mandalay PropCo, LLC (individually, a “MGM Grand & Mandalay Bay Borrower” and, collectively, the “MGM Grand & Mandalay Bay Borrowers” or the “Borrowers”), which are subsidiaries of the Joint Venture. The MGM Grand & Mandalay Bay Borrowers are Delaware limited liability companies and single purpose entities with two independent directors. Blackstone Real Estate Income Trust, Inc. (“BREIT”) is a non-traded real estate investment trust focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT seeks to directly own stabilized income-generating United States commercial real estate across the key property types, including multifamily, industrial, retail, hotel, healthcare and office. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate investor capital under management totals approximately $161.0 billion as of March 31, 2020 and includes prime assets such as the Bellagio, Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort.

MGM Growth Properties LLC (“MGP”) is one of the leading publicly traded real estate investment trusts engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts. MGP currently owns a portfolio of properties, consisting of 12 premier destination resorts in Las Vegas and elsewhere across the United States, with over 27,400 rooms, as well as MGM Northfield Park in Northfield, OH, Empire Resort Casino in Yonkers, NY, and a retail and entertainment district, The Park, in Las Vegas.

MGP OP and BREIT OP (together, individually or collectively as the context may require, the “Guarantor”), are the non-recourse carveout guarantors on a several basis in proportion to each Guarantor’s Liability Percentage (as defined below). The Liability Percentage of each Guarantor will be automatically increased or decreased from time to time, as applicable, to the extent any direct and/or indirect equity

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interest in the Borrowers is transferred by one Guarantor (or its affiliates) to the other Guarantor (or its affiliates) with the transferring Guarantor’s Liability Percentage increasing by the amount of such transferred interests and the transferee Guarantor’s Liability Percentage decreasing by such amount. In no event will the Liability Percentage of the Guarantors in the aggregate be less than or greater than one hundred percent (100%). For the avoidance of doubt, transfers by a Guarantor (or its affiliates) to a third party that is not an affiliate of the other Guarantor will not result in an adjustment to the Liability Percentage of either Guarantor. For illustrative purposes, if BREIT OP transfers a twenty-five percent (25%) indirect equity interest in Borrower to a third party that is not an Affiliate of MGP OP and subsequently transfers a ten percent (10%) indirect equity interest in Borrower to MGP OP, the adjustments required to be made as a result of such transfers will be: (i) a decrease of ten percentage points to BREIT OP’s Liability Percentage and (ii) an increase of 10 percentage points to MGP OP’s Liability Percentage.

The Guarantor’s liability for full recourse events is capped at an amount equal to 10% of the aggregate outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan as of the date of the event. In addition, only the Borrowers are liable for breaches of environmental covenants; provided, however, that if the Borrowers fail to maintain an environmental insurance policy required under the MGM Grand & Mandalay Bay Whole Loan documents, the Guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the MGM Grand & Mandalay Bay Properties or controlling equity interests in the MGM Grand & Mandalay Bay Borrowers is loss recourse, rather than full recourse.

“Liability Percentage” means, initially, (x) with respect to BREIT OP, 49.9% and (y) with respect to MGP OP, 50.1%.

The Properties.

MGM Grand (54.5% of Mortgage ALA and Master Lease Rent)

Built in 1993, the MGM Grand Property is a full-service luxury resort and casino property located on the Las Vegas Strip, situated between Tropicana Boulevard and Harmon Avenue. According to World Atlas, the MGM Grand Property is the third largest hotel in the world by room count. The MGM Grand Property is also a recipient of the AAA Four Diamond award. The MGM Grand Property covers approximately 101.9 acres and consists of 4,998 hotel rooms: 4,270 standard rooms, 554 suites, 88 luxury suites, 51 SKYLOFTS suites (excluding one additional office unit), 30 mansion villas (Mediterranean-themed villas targeted for high-end gamblers, celebrities and casino-invited guests on the strip) (the “Mansion Villas”) and four entourage rooms associated with the Mansion Villas. The MGM Grand Property contains approximately 177,268 square feet of casino space, featuring 1,553 slot machines and 128 gaming tables, over 748,000 square feet of meeting space, 18 restaurants, an approximately 22,858 square foot spa, four swimming pools and approximately 41,800 square feet of rentable retail space (featuring 31 retailers). The MGM Grand Property is home to Cirque du Soleil’s “Kà”, an acrobatic theater production that has been in residence at the MGM Grand Property since October 2004. The MGM Grand Property also includes the David Copperfield Theatre, Hakkasan Nightclub and the MGM Grand Garden Arena, which has a seating capacity of over 16,000 and hosts premier concerts, award shows, sporting events including championship boxing, and other special events.

Room sizes range from 346 square feet to 11,517 square feet and the MGM Grand Property offers one to four bedroom rooms. Standard room amenities include air conditioning, in-room dining service, minibar, telephone, hair dryer, in-room safe, and high-speed internet. SKYLOFTS at MGM Grand, a AAA Four-Diamond, Forbes Five Star hotel, occupies the top two floors of the main building. The hotel has 51 lofts ranging from 1,401 to 6,040 square feet per loft. SKYLOFTS is also a member of The Leading Hotels of the World. The Mansion at the MGM Grand Property contains 30 Mansion Villas ranging from 2,358 to 11,517 square feet per villa and $5,000 to $35,000 per night.

Since 2010, the MGM Grand Property has benefited from total capital investment of approximately $480.0 million (approximately $96,036 per room). Notable capital expenditures from this time period include an approximately $144.0 million full rooms renovation from 2010 to 2013 and a recent $118.9 million expansion and renovation of the conference center, which was completed in December 2018.

Mandalay Bay (45.5% of Mortgage ALA and Master Lease Rent)

Built in 1999, the Mandalay Bay Property is a full-service luxury resort and casino property located as the first major resort on the strip to greet visitors arriving by automobile from Southern California. The AAA Four Diamond award winning resort is a premier conference hotel in Las Vegas with approximately 2.2 million square feet of convention, ballroom and meeting space, making it the fifth single largest event space in the United States. The Mandalay Bay Property is immediately across Interstate 15 from Allegiant Stadium, the new home stadium of the National Football League’s (“NFL”) Raiders, which was substantially completed on July 31, 2020 and began being utilized in September 2020. The Mandalay Bay Property covers approximately 124.1 acres and consists of 4,750 hotel rooms. Also included within the Mandalay Bay Property are: (i) the Delano, which is an all-suite hotel tower within the complex and (ii) a Four Seasons hotel, each of which has its own lobby, restaurants and pool and spa. In addition to the significant meeting space, the Mandalay Bay Property contains approximately 152,159 square feet of casino space, featuring approximately 1,232 slot machines and 71 gaming tables, 27 total restaurants, an approximately 30,000 square foot spa, ten swimming pools and approximately 54,000 square feet of rentable retail space featuring 41 retailers. The Mandalay Bay Property is also the home to Cirque du Soleil’s Michael Jackson “ONE”, which has been in residence at the Mandalay Bay Property in an approximately 1,805-seat showroom since 2013, an approximately 12,000-seat special events arena, the House of Blues (which features an arena seating up to 2,500 people) and the Shark Reef Aquarium. Additionally, the

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Mandalay Bay Property’s expansive pool and beach area plays host to an array of evening open air concerts during the pool season, a large wave pool, and Moorea, a European-style “ultra” beach and Daylight Beach Club.

Room sizes range from 400 to 5,605 square feet and the Mandalay Bay Property offers one- to four-bedroom rooms. Standard room amenities include air conditioning, in-room dining service, minibar, telephone, hair dryer, in-room safe, and high-speed internet. Floors 60–62 are designed as penthouse suites, with a penthouse lounge on level 62 for guests staying in the penthouses. Floors numbered 35–39 of the main hotel building are occupied by the five-star and AAA Four-Diamond Four Seasons Hotel Las Vegas. Located at the resort’s 43-story second tower, the Delano Las Vegas is comprised of 45 rooms and 1,072 suites. Each suite at the Delano is at least 725 square feet.

The Mandalay Bay Property (including the Delano) underwent a substantial rooms’ renovation of approximately $159.7 million (approximately $35,150 per room) from 2012 to 2016 and has received a total of approximately $510.6 million (approximately $107,485 per room) of capital investment since 2010.

Cirque du Soleil performances at the MGM Grand & Mandalay Bay Properties have been suspended until further notice due to COVID-19. On June 29, 2020, Cirque du Soleil Entertainment Group (“Cirque”) announced that it and certain of its affiliated companies filed for protection from creditors under the Companies’ Creditors Arrangement Act in order to restructure its capital structure, which application was granted by the court. On July 16, 2020, Cirque announced that it entered into a new “stalking horse” purchase agreement with a group of existing first lien and second lien secured lenders pursuant to which such lenders would acquire substantially all of Cirque’s assets in settlement of Cirque’s first and second lien debt. Such purchase agreement was approved by the court on July 17, 2020, and served as the new “stalking horse” bid in a SISP supervised by the court and the court-appointed monitor. As of August 18, 2020, it was reported that the lenders’ bid was the highest bid, which requires court approval to take effect.

Revenue Streams. The MGM Grand & Mandalay Bay Properties benefit from a diverse set of revenue streams with a substantial contribution from non-gaming sources (only 18.0% of combined year-end (“YE”) December 2019 revenues were derived from casinos) and offer nearly 2.8 million square feet of combined meeting and convention space.

As of YE December 2019, the MGM Grand Property generated 77.8% of net revenues from rooms, food and beverage, retail, entertainment and other operations. The gaming segment contributed 22.2% of net revenue (approximately $257.9 million), representing a decline from the 2018 level of 29.8% of net revenue (of approximately $365.7 million). A portion of the decline can be attributed to a renovation of the Mansion Villas in 2019, which serve as the MGM Grand Property’s main attractant to high-end gamblers. Nearly all departments at the MGM Grand Property (including rooms, F&B, retail and entertainment) experienced continued growth in the YE December 2019 period despite the decline in casino revenue.

The Mandalay Bay Property has a much smaller casino department as a percentage of total net revenue (12.9% as of YE December 2019) than most casinos on the Las Vegas strip. The Mandalay Bay Property revenues are primarily driven by (i) the focus on group and convention business (according to the appraisal, the Mandalay Bay Property had a 2019 penetration factor of 134.8% for group business) and (ii) the fact that two of the three room types are operated as non-casino focused third party franchises (the Delano and Four Seasons). As of YE December 2019, 64.1% of total revenues at the Mandalay Bay Property were derived from rooms’ revenue (34.1%) and food & beverage revenue (30.0%).

As of YE December 2019, the MGM Grand Property achieved occupancy, ADR and RevPAR of 91.4%, $190.29 and $173.85, respectively. As of YE December 2019, the Mandalay Bay Property achieved occupancy, ADR and RevPAR of 92.8%, $202.98 and $188.40, respectively.

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Historical Performance
EBITDAR ($ Millions)(1)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(1)	June 2020 TTM(1)	UW
MGM Grand	$329	$396	$271	$214	$163	$149	$181	$236	$255	$281	$332	$345	$372	$283	$263	$220	$283
Mandalay Bay	$282	$291	$251	$160	$125	$169	$147	$167	$176	$204	$237	$260	$246	$237	$224	$161	$237
Total Collateral	$611	$688	$522	$374	$288	$318	$327	$403	$431	$485	$569	$605	$617	$520	$487	$381	$520
Debt Yield(2)	20.4%	22.9%	17.4%	12.5%	9.6%	10.6%	10.9%	13.4%	14.4%	16.2%	19.0%	20.2%	20.6%	17.3%	16.2%	12.7%	17.3%
Rent Coverage(3)	2.1x	2.4x	1.8x	1.3x	1.0x	1.1x	1.1x	1.4x	1.5x	1.7x	1.9x	2.1x	2.1x	1.8x	1.7x	1.3x	1.8x

(1)	On May 1, 2020, MGM Resorts International reported in its first quarter Form 10-Q filing that, as a result of the temporary closure of its domestic properties (which includes the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which includes the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, and there were high levels of room and convention cancellation through the third quarter of 2020. The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The $487 million presented above represents the adjusted March 2020 TTM EBITDAR, which takes into account an adjustment for a combined net extraordinary loss of approximately $20.6 million during the March 2020 TTM period (reflecting primarily operating losses during closure comprised mainly of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The $381 million presented above represents the adjusted June 2020 TTM EBITDAR, which takes into account an adjustment for a combined net extraordinary loss of approximately $82.4 million during the June 2020 TTM period (reflecting primarily operating losses during closure comprised mainly of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The lender underwriting presented above is based on 2019 financials, which reflects a full year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties. Please see “Operating History and Underwritten Net Cash Flow” herein, and the footnotes thereto, for more detailed underwritten cash flow information.

(2)	Debt Yield metrics presented above are based on the MGM Grand & Mandalay Bay Whole Loan Cut-off Date balance of $3.0 billion and the EBITDAR of each respective time period.

(3)	Rent Coverage ratios presented above are based on the initial Master Lease Rent of $292.0 million and the EBITDAR of each respective time period.

Historical Performance – MGM Grand(1)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(2)	June 2020 TTM(2)
RevPAR	$154	$162	$145	$112	$112	$128	$136	$138	$151	$155	$162	$167	$169	$174	$172	$161
Net Revenue ($ bns)	$1.19	$1.32	$1.22	$1.09	$1.03	$1.05	$1.07	$1.15	$1.21	$1.16	$1.15	$1.18	$1.23	$1.16	$1.10	$0.87
EBITDAR Margin	28%	30%	22%	20%	16%	14%	17%	21%	21%	24%	29%	29%	30%	24%	24%	25%
(1)	Any financial information contained in this Term Sheet for the MGM Grand Property which relates to any period prior to 2015 has not been recast to reflect the adoption of ASC 606 revenue recognition under GAAP and thus, any financial information provided for periods prior to 2015 may not be comparable to periods on or after 2015 with respect to which recasting has been applied.

(2)	The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand and Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The lender underwriting presented above is based on 2019 financials, which reflects a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

Historical Performance – Mandalay Bay(1)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(2)	June 2020 TTM(2)
RevPAR	$199	$213	$193	$142	$142	$160	$162	$164	$176	$177	$185	$186	$184	$188	$188	$186
Net Revenue ($ bns)	$0.99	$1.02	$0.95	$0.79	$0.78	$0.84	$0.78	$0.86	$0.95	$0.94	$0.97	$0.98	$0.97	$0.94	$0.90	$0.67
EBITDAR Margin	29%	28%	26%	20%	16%	20%	19%	19%	19%	22%	24%	27%	25%	25%	25%	24%
(1)	Any financial information contained in this Term Sheet for the Mandalay Bay Property which relates to any period prior to 2015 has not been recast to reflect the adoption of ASC 606 revenue recognition under GAAP and thus, any financial information provided for periods prior to 2015 may not be comparable to periods on or after 2015 with respect to which recasting has been applied.

(2)	The March 2020 TTM financials presented above reflect the suspension of operations at the Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand and Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The lender underwriting presented above is based on 2019 financials, which reflects a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

Master Lease. The MGM Grand & Mandalay Bay Properties are master leased to MGM Lessee II, LLC (“MGM Tenant”), a wholly-owned subsidiary of MGM under a 30-year, triple-net master and operating lease with two, ten-year renewal options. In turn, the MGM Tenant has subleased a portion of the MGM Grand & Mandalay Bay Properties to each of MGM Grand Hotel, LLC, a Nevada limited liability company (“Grand Operating Subtenant”), Mandalay Bay, LLC, a Nevada limited liability company (“Mandalay Bay Subtenant”) and Mandalay Place, LLC, a Nevada limited liability company (“Mandalay Place Subtenant”; and, together with Grand Operating Subtenant and Mandalay Bay Subtenant, individually or collectively as the context may require, together with any person to whom all or any portion

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MGM Grand & Mandalay Bay

of a Property is sublet by MGM Tenant pursuant to a MGM/Mandalay Operating sublease pursuant to the express terms and conditions of the MGM/Mandalay Lease, each a “MGM/Mandalay Operating Subtenant”). Each MGM/Mandalay Operating Subtenant executed a joinder to the MGM/Mandalay Lease for the purpose of (x) agreeing to be bound by the terms and provisions of the MGM/Mandalay Lease regarding the disposition of any portion of the MGM Tenant’s Property owned by such MGM/Mandalay Operating Subtenant and (y) granting a security interest to the Borrowers in the portion of the MGM Tenant’s pledged property owned by such MGM/Mandalay Operating Subtenant and certain reserve funds under the MGM/Mandalay Lease. The MGM Tenant and each MGM/Mandalay Operating Subtenant is not a borrower or an obligor under the MGM Grand & Mandalay Bay Loan documents.

Under the Master Lease, the MGM Tenant is required to pay to the Borrowers an initial lease rent of $292.0 million per annum ($159.0 million allocated to the MGM Grand Property and $133.0 million allocated to the Mandalay Bay Property, the “Master Lease Rent”), subject to annual increases of (i) 2.0% in years 2 through 15 of the initial lease term, and (ii) thereafter, the greater of 2.0% or CPI (CPI capped at 3.0%) for the remainder of the initial lease term. Additionally, MGM will be required to continue to invest in the MGM Grand & Mandalay Bay Properties, with (x) a minimum aggregate capital investment requirement of 3.5% of actual net revenues every five years (the first such period beginning January 1, 2020 and expiring December 31, 2024, and the second such period beginning January 1, 2021 and expiring December 31, 2025, and each five-year period thereafter on a rolling basis) in the aggregate for the MGM Grand & Mandalay Bay Properties (such amount not to be less than 2.5% of the actual net revenue of any individual Property) (collectively, the “Required CapEx”) and (y) a monthly reserve equal to 1.5% of actual net revenues which may be used for FF&E and on qualifying capital expenditures in satisfaction of the Required CapEx spend. Upon early termination of the Master Lease due to an event of default by MGM Tenant thereunder, the FF&E will be transferred to the Borrowers at no cost.

Beginning with the first full calendar quarter after the origination date for the MGM Grand & Mandalay Bay Whole Loan and continuing thereafter, if either (a) (x) EBITDAR to Rent Ratio (as defined in the Master Lease) for the prior four fiscal quarters is less than 1.60x and (y) MGM’s market cap is less than $6.0 billion or (b) (x) MGM is no longer publicly traded and listed on NYSE, AMEX or NASDAQ and (y) the EBITDAR to Rent Ratio for the prior four fiscal quarters is less than 2.0x, then the MGM Tenant will be required to provide one or more letters of credit or fund a cash escrow in an aggregate amount equal to the following year’s rent (taking into account the applicable escalations). Based on the adjusted June 2020 TTM EBITDAR of approximately $381.2 million and the initial Master Lease rent of $292.0 million, the MGM Grand & Mandalay Bay Whole Loan results in a June 2020 TTM EBITDAR-to-rent coverage ratio of 1.31x.

No intellectual property is licensed to the Borrowers and the Borrowers have no option to purchase upon expiration of the Master Lease. Upon the expiration of the Master Lease term or earlier termination of Master Lease, the MGM Tenant will be obligated to provide up to 18 months of transition services to permit the continuous and uninterrupted operation of the MGM Grand & Mandalay Bay Properties.

MGM (NYSE: MGM, rated Ba3/BB-/BB- by Moody’s, Fitch and S&P) guarantees to the Borrowers the payment and performance of all monetary obligations and certain other obligations of the MGM Tenant under the Master Lease. In addition to the lease guaranty, MGM (in such capacity, the “Shortfall Collection Guarantor”) has executed a shortfall guaranty for the benefit of the mortgage lenders for the MGM Grand & Mandalay Bay Loan, pursuant to which MGM has guaranteed to the mortgage lenders the unpaid portion of the initial principal amount of the MGM Grand & Mandalay Bay Loan (without giving effect to any future amendments that may increase the principal balance) and all interest accrued and unpaid thereon. For the avoidance of doubt, the Shortfall Collection Guarantor does not guarantee any Accrued Interest or any additional principal as a result of any unpaid Accrued Interest after the ARD. Transfers of interests in MGM are not restricted under the MGM Grand & Mandalay Bay Loan documents and any bankruptcy or other adverse event with respect to the Shortfall Collection Guarantor does not constitute a default under the MGM Grand & Mandalay Bay Loan documents. Neither MGM nor its affiliates (including, without limitation, MGM Tenant) are considered an affiliate of the Borrowers for any purpose under the MGM Grand & Mandalay Bay Loan documents so long as such person does not control the Borrowers. There is no continuing net worth requirement with respect to MGM in connection with the shortfall guaranty. As of the origination of the MGM Grand & Mandalay Bay Loan, neither MGM nor MGM Tenant controlled the Borrowers.

As of December 31, 2019, MGM had a market capitalization of approximately $16.7 billion, full-year 2019 revenue of approximately $12.9 billion and consolidated, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $3.0 billion. As of March 31, 2020, MGM reported revenue of approximately $2.3 billion for the first quarter of 2020. This represents a 29% decrease to the first quarter of 2019, which was primarily driven by MGM’s temporary suspension of its domestic and Macau casino operations related to the COVID-19 pandemic. MGM had $6.0 billion of cash and cash equivalents as of March 31, 2020, which included $1.8 billion at MGP and $381 million at MGM China. In addition, on April 23, 2020, MGM commenced a private offering of $750 million in aggregate principal amount of 6.75% coupon senior notes due in 2025, which further added to MGM’s cash position. As of June 30, 2020, MGM reported (i) revenue of approximately $290.0 million for the second quarter of 2020 (of which approximately $151.0 million was derived from MGM’s Las Vegas Strip resorts(1)), (ii) a total consolidated liquidity position of $8.1 billion (which includes MGM Resorts, MGM China and MGP and is comprised of cash and cash equivalents of approximately $4.8 billion and approximately $3.3 billion available under certain revolving credit facilities) and (iii) a market capitalization of approximately $8.3 billion. According to MGM’s second quarter 2020 earnings presentation, the Adjusted Property EBITDAR margin across all reopened MGM properties on the Las Vegas Strip (during the period the properties were operating through June 30, 2020) increased by approximately 450 basis points compared to the second quarter of 2019 (calculation methodology presented below)(2).

The MGM Tenant is a casino owner-operator for 29 unique hotel offerings totaling over 44,000 rooms across Las Vegas, United States regional markets and Macau. The MGM Tenant has managed the MGM Grand Property and Mandalay Bay Property for more than 27 and 18 years, respectively.

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MGM Grand & Mandalay Bay

(1)	Second quarter 2020 revenue of approximately $151.0 million for MGM’s Las Vegas Strip resorts reflects revenue from certain resorts which reopened during the second quarter of 2020 with limited amenities and certain COVID-19 mitigation procedures: the Bellagio (reopened on June 4, 2020), the MGM Grand (reopened on June 4, 2020), New York, New York (reopened on June 4, 2020), Excalibur (reopened on June 11, 2020) and Luxor (reopened on June 25, 2020). The Mandalay Bay, ARIA, Vdara, Mirage and Park MGM resorts were not open during the second quarter of 2020.

(2)	Second quarter 2020 Adjusted Property EBITDAR calculation methodology: Reflects MGM management’s estimates of operating trends for the periods in which the properties were operating (commencing on each respective properties reopening date and calculated through June 30, 2020), compared to the same periods in 2019 using monthly property level financials and internally generated daily operating reports to calculate activity for partial monthly periods, based on the days in the second quarter of 2020 that such properties were opened prior to June 30, 2020, including activity for invitation only customer events prior to reopening to the general public.

COVID-19 Update. According to a press release issued on March 15, 2020, MGM announced that it would suspend operations at all of its Las Vegas properties, including the MGM Grand & Mandalay Bay Properties, until further notice, effective as of March 17, 2020, and that casino operations would close on March 16, 2020, followed by hotel operations on March 17, 2020. MGM cited COVID-19 as a pandemic that had intensified in the United States, requiring major collective action to slow its progression. MGM stated that it cancelled all reservations at its Las Vegas properties prior to May 21, 2020. MGM further reported that it incurred substantial operating losses in March 2020 and did not expect to see a material improvement until more is known regarding the duration and severity of the pandemic, including when MGM’s properties can reopen to the public. On May 1, 2020, MGM reported that as a result of the government-mandated closure, its domestic properties (which includes the MGM Grand & Mandalay Bay Properties and several properties which are not part of the collateral for the MGM Grand & Mandalay Bay Whole Loan) were effectively generating no revenue. In addition, MGM Resorts International reported high levels of room and convention cancellation across its domestic properties through the third quarter of 2020 with some tentative re-bookings in the fourth quarter and into 2021, and it indicated that when it is able to re-open its domestic properties, it expects weakened demand in light of continued domestic and international travel restrictions or warnings, consumer fears and reduced consumer discretionary spending and general economic uncertainty. As of June 4, 2020, the MGM Grand Property was reopened, with limited amenities and certain COVID-19 mitigation procedures. MGM reopened The Shoppes at Mandalay Bay Place on June 25, 2020 and the Mandalay Bay resort on July 1, 2020, both with limited amenities and certain COVID-19 mitigation procedures. On August 28, 2020, several news outlets reported that MGM is expected to lay off approximately 18,000 furloughed workers in the United States, more than one-quarter of its pre-COVID-19 pandemic U.S. workforce, due to the continued impact of the COVID-19 pandemic on MGM’s business. As of October 6, 2020, the MGM Grand & Mandalay Bay Properties continue to operate subject to the restrictions described above. The MGM Grand & Mandalay Bay Whole Loan is current through the October 2020 payment date and as of October 6, 2020, no loan modification or forbearance requests have been made. Additionally, August and September master lease payments have been made and there have been no lease modification requests. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The MGM Grand & Mandalay Bay Properties are located on the Las Vegas Strip in the heart of Las Vegas, Nevada. Visitor volume and airport passenger traffic into the Las Vegas region have more than doubled from 1990 to 2019. In connection with the financial downturn in 2008 and 2009, the Las Vegas market generally experienced a contraction. During 2010, the market began to rebound and visitation returned to near peak levels. McCarran International Airport welcomed 51.5 million passengers in 2019 (surpassing the 2018 passenger count of approximately 49.6 million).

Since 2010, annual convention attendance in Las Vegas has grown by over 2 million people (4.0% CAGR). With an estimated local population of 2.3 million people as of 2019, an additional approximately 42.5 million tourists visiting the metropolitan Las Vegas area annually and recent investment in Las Vegas by major sports leagues, the amount of existing gaming activity has increased steadily since the 2009 trough. In Clark County, gaming revenue has increased approximately 17.2% through 2019 since the gaming revenue trough in 2009.

Market Overview(1)
Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117	42,524
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.1%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%	1.0%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250	$10,355
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%	1.0%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158	149,422
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,319	47,368	48,430	49,645	51,538
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.4%	0.5%	2.5%	5.7%	4.5%	2.2%	2.5%	3.8%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502	6,649
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%	2.3%
(1)	Source: Las Vegas Convention and Visitors Authority.

The Las Vegas Strip hotel average occupancy has been approximately 90% over the last three years. The Las Vegas Strip average 2019 occupancy was 90.4% and average 2018 occupancy was 89.5%. The Las Vegas Strip average 2019 ADR of $143.31 increased 3.3% relative to the average 2018 ADR of $138.71.

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MGM Grand & Mandalay Bay

Historical Occupancy, ADR, RevPAR – Competitive Set
	MGM Grand Resort(1)			Competitive Set(2)(3)			MGM Grand Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
December 31, 2017	92.1%	$181.76	$167.36	92.0%	$181.95	$167.10	100.2%	100.0%	100.3%
December 31, 2018	92.7%	$182.10	$168.76	93.0%	$187.63	$173.66	100.1%	97.4%	97.6%
December 31, 2019	91.4%	$190.29	$173.85	94.0%	$193.23	$181.41	98.7%	98.6%	97.3%
(1)	Source: Historical operating statements.

(2)	Source: Appraisal.

(3)	Includes: The Mirage, New York New York, Luxor, Caesars, Planet Hollywood, and Venetian/Palazzo.

Historical Occupancy, ADR, RevPAR – Competitive Set
	Mandalay Bay Resort(1)			Competitive Set(2)(3)			Mandalay Bay Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
December 31, 2017	90.0%	$206.28	$185.57	92.0%	$177.98	$164.06	98.0%	113.2%	110.9%
December 31, 2018	90.2%	$203.96	$183.96	93.0%	$183.94	$171.13	97.4%	109.2%	106.4%
December 31, 2019	92.8%	$202.98	$188.40	94.0%	$190.09	$178.15	96.6%	108.8%	105.1%
(1)	Source: Historical operating statements.

(2)	Source: Appraisal.

(3)	Includes: The Mirage, New York New York, Luxor, Caesars, Planet Hollywood, and Venetian/Palazzo.

Additional group business is expected to enter the market as a result of the delivery of Allegiant Stadium in August 2020 (across the street from the Mandalay Bay Property) which will serve as the home stadium for the Raiders NFL team. Non-gaming revenue in the Las Vegas market was approximately 65% of total revenue in 2019 compared to pre-recession levels of approximately 59% in 2007.

Each of the MGM Grand & Mandalay Bay Properties share the same competitive set. The primary competitive set for the MGM Grand & Mandalay Bay Properties consists of six hotels, which range in size from 2,024 to 7,117 rooms and collectively contain an aggregate 23,058 rooms. According to the appraisal, there are two mega resorts in the construction phase with planned delivery between 2021 and 2022. Resorts World Las Vegas is a 59-story Chinese-themed mega resort under construction at the former Stardust Resort and Casino site on the northern Las Vegas Strip with scheduled delivery by summer of 2021 according to the appraisal. The Drew is a 735-foot tall, 75% completed mega casino resort scheduled to be delivered by 2022.

Comparable Properties(1)
Property Name	No. of Rooms	Year Opened	Meeting Space (sq. ft.)	Casino Space (sq. ft.)	Estimated 2019 Occ.	Estimated 2019 ADR	Estimated 2019 RevPAR
MGM Grand(2)	4,998	1993	748,325	177,268	91.4%	$190.29	$173.85
Mandalay Bay(2)	4,750	1999	2,100,000	152,159	92.8%	$202.98	$188.40
The Mirage	3,044	1989	170,000	94,000	94.6%	$178.00	$168.39
New York New York	2,024	1997	30,500	81,000	95.5%	$151.00	$144.21
Luxor	4,397	1993	20,000	120,000	95.0%	$119.00	$113.05
Caesar’s Palace	3,976	1966	300,000	124,200	93.0%	$221.00	$205.53
Planet Hollywood	2,500	2000	20,000	64,500	90.0%	$185.00	$166.50
Venetian/Palazzo	7,117	1999	450,000	335,878	94.6%	$237.00	$224.20
(1)	Source: Appraisal, unless otherwise indicated.

(2)	Source: Underwriting and Loan Sponsor provided information.

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Annex A-3	Benchmark 2020-B20

MGM Grand & Mandalay Bay

	Operating History and Underwritten Net Cash Flow(1)
	2015	2016	2017	2018	2019	TTM(2)	Underwritten	Per Room	% of Total Revenue(3)
Occupancy	92.5%	92.4%	91.0%	91.5%	92.1%	87.5%	92.1%
ADR	$179.08	$187.27	$193.58	$192.62	$196.52	$197.27	$196.52
RevPAR	$165.56	$172.97	$176.24	$176.18	$180.94	$172.60	$180.94

Hotel Revenue	$576,193,751	$611,611,719	$621,671,255	$619,356,266	$635,408,160	$454,847,334	$635,408,160	$65,183	30.2%
Casino Revenue	461,726,103	438,253,825	459,676,698	492,001,712	379,532,959	304,523,632	379,532,959	$38,934	18.0%
F&B Revenue	578,021,518	598,992,505	608,876,978	604,859,218	629,566,379	438,092,332	629,566,379	$64,584	29.9%
Other Revenue	480,778,051	465,818,022	471,735,234	475,323,334	461,787,990	345,071,444	461,787,990(4)	$47,373	21.9%
Total Revenue	$2,096,719,423	$2,114,676,071	$2,161,960,165	$2,191,540,530	$2,106,295,488	$1,542,534,742	$2,106,295,488	$216,075	100.0%
Hotel Expense	230,915,708	235,477,994	249,304,637	255,303,612	265,201,312	205,510,281	265,201,312	$27,206	41.7%
Casino Expense	253,918,628	213,245,938	229,109,011	226,996,812	223,320,361	189,641,029	223,320,361	$22,909	58.8%
F&B Expense	428,952,166	429,128,035	433,970,578	437,033,184	449,487,794	329,402,047	449,487,794	$46,111	71.4%
Other Expense	349,547,741	323,328,025	322,504,168	316,078,620	304,747,043	225,847,118	304,747,043	$31,263	66.0%
Total Departmental Expenses	$1,263,334,243	$1,201,179,992	$1,234,888,394	$1,235,412,228	$1,242,756,510	$950,400,475	$1,242,756,510	$127,488	59.0%
Gross Operating Income	$833,385,180	$913,496,079	$927,071,771	$956,128,302	$863,538,978	$592,134,267	$863,538,978	$88,586	41.0%
Total Undistributed Expenses	278,305,919	261,847,999	247,318,999	257,487,307	258,119,417	215,257,835	258,119,417	$26,479	12.3%
Gross Operating Profit	$555,079,261	$651,648,080	$679,752,772	$698,640,995	$605,419,561	$376,876,432	$605,419,561	$62,107	28.7%
Management Fee	46,463,959	59,835,056	53,171,104	56,764,258	57,698,013	48,582,051	57,698,013	$5,919	2.7%
Taxes	16,605,853	16,929,584	15,852,622	17,309,478	18,451,931	19,072,787	18,451,931	$1,893	0.9%
Insurance	6,711,471	6,110,026	5,691,838	7,197,993	9,189,264	10,442,121	9,189,264	$943	0.4%
Net Extraordinary Loss Add-back	0	0	0	0	0	82,377,430	0	$0	0.0%
Total Operating Expenses	$1,611,421,445	$1,545,902,657	$1,556,922,957	$1,574,171,264	$1,586,215,135	$1,161,377,839	$1,586,215,135	$162,722	75.3%
EBITDAR	$485,297,978	$568,773,414	$605,037,208	$617,369,266	$520,080,353	$381,156,903(6)	$520,080,353	$53,353	24.7%
Capital Expenditures(5)	0	0	0	0	0	0	32,774,592	$3,362	1.6%
Net Cash Flow	$485,297,978	$568,773,414	$605,037,208	$617,369,266	$520,080,353	$381,156,903(6)	$487,305,761	$49,990	23.1%
(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	TTM column represents the trailing 12-month period ending June 30, 2020.

(3)	% of Total Revenue for Hotel Expense, Casino Expense, F&B Expense and Other Expenses are based on their corresponding aggregate revenue line item.

(4)	The most recent available breakout of the Signature Condo-Hotel revenue as a component of Other Revenue was from the November 2019 trailing 12-month period.

(5)	Underwritten Capital Expenditures is based on the 1.5% contractual FF&E reserve based on total net revenues (excluding net revenues associated with the Signature Condo-Hotel development at the MGM Grand Property for which FF&E is not reserved under the Master Lease). With respect to the Mandalay Bay Property, 5.0% FF&E Reserve was underwritten for the revenues associated with the closing date Four Seasons Management Agreement.

(6)	The TTM financials presented above reflect the suspension of operations at the Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand and Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The TTM June 2020 financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The lender UW presented above is based on 2019 financials, which reflects a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

Property Management. The MGM Grand & Mandalay Bay Properties are currently managed by the MGM Tenant and/or the applicable MGM/Mandalay Operating Subtenant, and there are no management agreements currently in effect with the Borrowers and, other than the management agreement with respect to the Four Seasons hotel and the management agreement with respect to certain signature hotel units (which, for the avoidance of doubt, are not part of the MGM Grand & Mandalay Bay Properties), for which management fees related thereto are included as part of the collateral, there are no management agreements currently in effect with respect to the MGM Grand & Mandalay Bay Properties.

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MGM Grand & Mandalay Bay

Escrows and Reserves. At loan origination, the Borrowers were not required to deposit any upfront reserves.

Under the Master Lease, the MGM Tenant is obligated to make monthly deposits of 1.50% of net revenues at an eligible institution to be used for FF&E and qualifying capital expenditures (the “OpCo FF&E Reserve Account”). MGM Tenant granted the Borrowers a security interest in the OpCo FF&E Reserve Account, and the Borrowers collaterally assigned the Borrowers’ security interest in the OpCo FF&E Reserve Account to the mortgage lender.

Tax Reserve – For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, no reserves for real estate taxes are required under the MGM Grand & Mandalay Bay Whole Loan documents. If the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, solely if a MGM Grand & Mandalay Bay Trigger Period is in effect, the MGM Grand & Mandalay Bay Whole Loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months at least 30 days prior to their respective due dates. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the MGM Grand & Mandalay Bay Properties.

Insurance Reserve – For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, no reserves for insurance premiums are required under the MGM Grand & Mandalay Bay Whole Loan documents. If the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, solely if a MGM Grand & Mandalay Bay Trigger Period is in effect, the MGM Grand & Mandalay Bay Whole Loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies at least 30 days prior to the expiration thereof. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the MGM Grand & Mandalay Bay Properties. In addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the MGM Grand & Mandalay Bay Properties are included in a blanket policy reasonably acceptable to the lender.

FF&E Reserve – For so long as the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, (i) on each payment date during a MGM Grand & Mandalay Bay Trigger Period, the Borrowers will be required to make a deposit equal to (a) 4.0% of net revenue from guest rooms and Borrower-managed food and beverage operations and (b) 0.5% of all other net revenue (other than non-recurring items), in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the replacement reserve fund is to be made (the sum of (a) and (b), the “Replacement Reserve Monthly Deposit”), and (ii) if a MGM Grand & Mandalay Bay Trigger Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency (as defined below) and (y) the Replacement Reserve Five Year Lookback Deficiency (as defined below) (the lesser of (x) and (y), the “Replacement Reserve Quarterly Deposit”), provided that for so long as any individual MGM Grand & Mandalay Bay Property is managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for replacements, PIP work or brand mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if the Borrowers deliver evidence reasonably satisfactory to the mortgage lender that such deposit has been made.

A “Replacement Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of Replacement Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a MGM Grand & Mandalay Bay Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during such calendar year to date and (2) the aggregate amount funded into the Replacement Reserve during such calendar year to date; provided that, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency will be deemed to be zero.

A “Replacement Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2024, and (ii) from and after January 1, 2025, an amount equal to (x) 4.0% of net revenue from guest rooms and Borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period (as defined below) less (y) the sum of (1) the aggregate amount expended on replacements, PIP Work and brand mandated work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the Master Lease) and (2) the aggregate amounts funded into the Replacement Reserve during such Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency will be deemed to be zero.

A “Replacement Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2020 and expiring on December 31, 2024 and the second period commencing on January 1, 2021 and expiring on December 31, 2025.

Lockbox / Cash Management. The MGM Grand & Mandalay Bay Whole Loan is subject to a hard lockbox with springing cash management. Amounts on deposit in the lockbox account will be disbursed to the Borrower’s operating account in accordance with the

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MGM Grand & Mandalay Bay

clearing account agreement. After the occurrence and during the continuation of a MGM Grand & Mandalay Bay Trigger Period (as defined below), the Borrowers will establish a cash management account and, at least two times per week, the clearing account bank will sweep funds from the lockbox accounts into the cash management account in accordance with the clearing account agreement and the cash management bank will apply funds on deposit in the order of priority described in the MGM Grand & Mandalay Bay Whole Loan documents, with the remaining excess cash flow (“Excess Cash Flow Reserve”) to be held as additional collateral for the MGM Grand & Mandalay Bay Whole Loan (and, after the ARD, all amounts in the Excess Cash Flow Reserve account will be used to pay the monthly additional interest amount and applied to the principal of the MGM Grand & Mandalay Bay Whole Loan).

A “MGM Grand & Mandalay Bay Trigger Period” means a period (A) commencing upon the occurrence of any of the following: (i) the Debt Service Coverage Ratio (“DSCR”) falling below 2.50x (“DSCR Threshold”) for two consecutive quarters (“DSCR Trigger”), (ii) the MGM Tenant is subject to a bankruptcy action (“OpCo Bankruptcy”), (iii) an event of default under the MGM Grand & Mandalay Bay Whole Loan has occurred and is continuing (“EOD Trigger”), (iv) an OpCo Trigger Event (as defined below) or (v) the Borrowers fail to repay the MGM Grand & Mandalay Bay Whole Loan in full on or before the ARD and (B) terminating upon (i) in the event of a DSCR Trigger, either such time that the DSCR exceeds the DSCR Threshold for two consecutive quarters or the Borrowers make voluntary prepayments of the MGM Grand & Mandalay Bay Whole Loan in accordance with the terms of the MGM Grand & Mandalay Bay Whole Loan documents in amounts necessary to achieve a DSCR greater than or equal to the DSCR Threshold (without any obligation to wait two consecutive quarters), (ii) in the event of an OpCo Bankruptcy, the assumption of the Master Lease in such bankruptcy proceeding or the replacement of the MGM Tenant as provided in the MGM Grand & Mandalay Bay Whole Loan documents (or in the event the Master Lease is terminated and not replaced, the DSCR is equal to or greater than the DSCR Threshold or the Borrowers make voluntary prepayments of the MGM Grand & Mandalay Bay Whole Loan in accordance with the terms of the MGM Grand & Mandalay Bay Whole Loan documents in amounts necessary to achieve a DSCR greater than or equal to the DSCR Threshold (without any obligation to wait two consecutive quarters)), (iii) in the event of an OpCo Trigger Period, any OpCo Trigger Event Cure (as defined below) and (iv) in the event of an EOD Trigger, no other events of default exist and are continuing and the mortgage lender will have accepted a cure by the Borrowers of such event of default. For the avoidance of doubt, in no instance will a MGM Grand & Mandalay Bay Trigger Period caused by the failure of the Borrowers to repay the MGM Grand & Mandalay Bay Whole Loan in full on or before the ARD be capable of being cured or deemed to expire.

An “OpCo Trigger Event” means the occurrence and continuance of all of the following conditions simultaneously: (i) an event of default under the Master Lease has occurred and is continuing; (ii) (x) the managing member of the Joint Venture is an affiliate of the Borrowers other than MGP or MGP OP that is controlled by MGP or MGP OP and (y) MGP OP is controlled by MGM and (iii) such managing member is permitted under the terms of the Joint Venture agreement to take any of the following actions without the consent of (x) BCORE Windmill Parent LLC (the member of the Joint Venture that is affiliated with BREIT OP) (a) granting any consent, approval or wavier or making any election under the Master Lease, Lease Guaranty or other related lease documents, (b) entering into any amendment, supplement or modification to the Master Lease, Lease Guaranty or other related lease documents, or (c) declaring an event of default under the Master Lease, Lease Guaranty or other related lease documents or (y) if applicable, a Qualified Transferee (as defined in the MGM Grand & Mandalay Bay Whole Loan documents) that is not an affiliate of MGM Tenant which owns a 15% or greater direct and/or indirect interest in the Borrowers.

A “Lease Guaranty” means that certain Guaranty of Lease Documents dated as of February 14, 2020, made by MGM in favor of the Borrowers.

An “OpCo Trigger Event Cure” means, as applicable, (i) the Borrowers have provided evidence to the mortgage lender of the cure of the event of default under the Master Lease, (ii) the Borrowers have waived the event of default under the Master Lease, provided that such waiver was approved by the mortgage lender, or (iii) in the event that the event of default results in the termination of the Master Lease, either (a) (I) the Borrowers and MGM Tenant have entered into a new lease on terms and conditions substantially similar to those contained in the Master Lease as of the origination of the MGM Grand & Mandalay Bay Whole Loan and (II) the Master Lease opinion delivery requirements have been satisfied, or (b) after giving effect to the termination of the Master Lease the DSCR is equal to or greater than 2.50x for two consecutive quarters or the Borrowers make voluntary prepayments in accordance with the terms of the MGM Grand & Mandalay Bay Whole Loan documents in an amount necessary to achieve a DSCR equal to or greater than 2.50x.

Current Mezzanine or Subordinate Indebtedness. In addition to the MGM Grand & Mandalay Bay Loan, the MGM Grand & Mandalay Bay Properties also secure the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2020-B20 mortgage trust, which have an aggregate Cut-off Date principal balance of $1,564,200,000, and the MGM Grand & Mandalay Bay Junior Notes (which have an aggregate Cut-off Date principal balance of $1,365,800,000). The MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2020-B20 trust and the MGM Grand & Mandalay Bay Junior Notes accrue interest at the same rate as the MGM Grand & Mandalay Bay Loan. The MGM Grand & Mandalay Bay Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2020-B20 mortgage trust. The MGM Grand & Mandalay Bay Loan and the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2020-B20 mortgage trust are generally senior to the MGM Grand & Mandalay Bay Junior Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. The MGM Grand & Mandalay Bay Borrowers have a one-time right to borrow a mezzanine loan subordinate to the MGM Grand & Mandalay Bay Whole Loan (“Mezzanine Loan”), subject to credit and legal criteria specified in the MGM Grand & Mandalay Bay Whole Loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the Mezzanine Loan and calculated based on

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Annex A-3	Benchmark 2020-B20

MGM Grand & Mandalay Bay

the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan and the initial principal amount of the Mezzanine Loan) of 67.0%, (ii) a debt service coverage ratio at the closing of the Mezzanine Loan at least equal to 4.81x, in each case, inclusive of the additional mezzanine debt and (iii) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will not be required in connection with the Mezzanine Loan.

Notwithstanding the foregoing, (1) during a MGM Grand & Mandalay Bay Trigger Period (and for so long as no event of default has occurred and is continuing), in the event that the Mezzanine Loan (or any portion thereof) is directly or indirectly or beneficially owned by the MGM Grand & Mandalay Bay Borrowers, mezzanine borrower or a “broad affiliate” (as defined in the MGM Grand & Mandalay Whole Loan documents) of the Borrowers or mezzanine borrower (“Affiliated Mezzanine Lender”), in no instance will the Affiliated Mezzanine Lender be permitted to receive late charges, principal (other than the pro rata prepayment of the Mezzanine Loan upon the release of an individual Property or prepayment of the MGM Grand & Mandalay Bay Whole Loan in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Whole Loan documents and the Mezzanine Loan documents) or interest at the default rate, even if an event of default has occurred and is continuing under the Mezzanine Loan and such Affiliated Mezzanine Lender will only be permitted to receive interest at the non-default rate on a monthly basis, (2) during a MGM Grand & Mandalay Bay Trigger Period (and for so long as no event of default has occurred and is continuing under the MGM Grand & Mandalay Bay Whole Loan documents), for so long as the whole Mezzanine Loan is not directly or indirectly or beneficially owned by an Affiliated Mezzanine Lender, the mezzanine lender will receive on a monthly basis interest at the non-default rate and, if an event of default has occurred and is continuing under the Mezzanine Loan, funds sufficient to pay any other amounts then due under the Mezzanine Loan and the Mezzanine Loan documents (other than the payment of the outstanding principal amount of the Mezzanine Loan on the maturity date of the Mezzanine Loan whether on the scheduled date for such payment or earlier due to an acceleration of the Mezzanine Loan) and (3) after the ARD, in no instance will any mezzanine lender be permitted to receive any payments whatsoever.

Partial Release. So long as no event of default has occurred and is continuing (other than as set forth below), the Borrowers may at any time release an individual MGM Grand & Mandalay Bay Property from the MGM Grand & Mandalay Bay Whole Loan by prepaying the applicable Release Percentage (as defined below) of the ALA of the subject individual property (including any yield maintenance premium, if required), and subject to the terms and conditions in the MGM Grand & Mandalay Bay Whole Loan documents, including, without limitation: (i) the DSCR after giving effect to such release is at least equal to 4.81x; (ii) continued compliance with the single purpose entity requirements contained in the MGM Grand & Mandalay Bay Whole Loan documents; (iii) payment to an agent or servicer of the then current and customary fee by such persons for such releases in an amount not to exceed $2,000.00 and any reasonable legal fees or other out-of-pocket costs incurred by the lender to effect the release and any applicable prepayment premiums (provided the legal fees may not exceed $10,000.00); (iv) payment of all recording charges, filing fees, taxes or other similar expenses payable in connection therewith; (v) compliance with applicable REMIC requirements relating to the REMIC 125% LTV test for release which may be satisfied by delivery of any of the following if permitted by REMIC requirements: an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case satisfactory to the lender, but will be based solely on the value of real property and will exclude personal property and going-concern value; and (vi) if the property is subject to the Master Lease, the Borrowers removing the released individual property from the Master Lease and entering into a new triple-net lease with respect to the remaining individual property on substantially the same terms as the Master Lease (collectively, the “Release Conditions”).

A “Release Percentage” means, with respect to any individual MGM Grand & Mandalay Bay Property, 105.0% until such time as the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan is reduced to $2,250,000,000 (the “Release Percentage Threshold”), and 110.0% thereafter. In calculating the Release Amount for an individual Property, the Release Percentage may initially be one hundred and five percent (105%) until the application of a portion of such prepayment would reach the Release Percentage Threshold and with respect to any remaining prepayment for such individual Property, the Release Percentage would be one hundred and ten percent (110%).

Notwithstanding the foregoing, in the event that the DSCR following the release would not satisfy the DSCR requirement in clause (i) of the Release Conditions, and such release is in connection with an arms’ length transaction with an unrelated third party, the Borrowers will be permitted to release the subject property and the amount that will be required to be prepaid (or defeased) in connection with such Release will equal the greater of (I) the Release Percentage of the ALA for such individual property, together with, to the extent the release does not occur in connection with a partial defeasance, any yield maintenance premium required (if any) and (II) the lesser of (x) one hundred percent (100.0%) of the net sales proceeds for the sale of such individual property (net of reasonable and customary closing costs associated with the sale of such individual property) and (y) an amount necessary to, after giving effect to such release of the individual property, achieve the DSCR requirement in the preceding paragraph.

The Borrowers may release any defaulting individual property, without the payment of any yield maintenance premium, in order to cure a default or an event of default related to such individual property, subject to the satisfaction of other terms and conditions in the MGM Grand & Mandalay Bay Whole Loan documents (including, without limitation, Release Conditions (other than clause (i)) (“Default Release”). In addition, the Borrowers may release an individual property (including to an affiliate) if the estimated net proceeds following any casualty or condemnation at such individual Property will be equal to or greater than (x) 25.0% of its ALA, or (y) 5.0% of its ALA (subject to the satisfaction of other terms and conditions in the MGM Grand & Mandalay Bay Whole Loan documents) upon satisfaction of clauses (iii), (iv) and (v) of the Release Conditions above and prepayment of the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the net proceeds (up to an amount equal to the Release Percentage) for such individual property (“Special Release”).

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4 West 58th Street

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Annex A-3	Benchmark 2020-B20

4 West 58th Street

PP North America US Inc.
3,125 SF EXP 9/2023
Navaderm Partners
3,974 SF EXP 11/2029
Neistein Plastic Surgery PLLC
3,974 SF EXP 7/2030
EBS Enterprises
5,174 SF EXP 1/2030
Union Sq. Dermatology
5,174 SF EXP 3/2035
Northwell Health 5,174 SF EXP 5/2030
The Neiman Marcus Group LLC.
40,170 SF EXP 2/2033
Netflix Inc.
10,651 SF EXP 12/2030
J2 Enterprises LTD.
6,121 SF EXP 7/2028
2023
2028 – 2029
2030 – 2031
2032+

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Annex A-3	Benchmark 2020-B20

4 West 58th Street

4 West 58th Street
4 West 58th Street
New York, NY 10019
New York
MANHATTAN
QUEENS
BROOKLYN
UPPER WEST SIDE
UPPER EAST SIDE
ASTORIA
MIDTOWN
CHELSEA
EAST VILLAGE
SOHO
FINANCIAL DISTRICT
HOBOKEN
JERSEY CITY
Central Park
Central Park Zoo
The Pond
MIDTOWN
E 64TH STREET
E 63RD STREET
E 62ND STREET
E 61ST STREET
E 60TH STREET
W 58TH STREET
E 58TH STREET
W 57TH STREET
E 57TH STREET
W 56TH STREET
E 56TH STREET
W 55TH STREET
E 55TH STREET
W 54TH STREET
E 54TH STREET
W 53RD STREET
E 53RD STREET
W 52ND STREET
E 52ND STREET
W 51ST STREET
E 51ST STREET
SIXTH AVENUE
FIFTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
The Plaza
Solow Building
Bergdorf Goodman
Apple
General Motors Bldg
The Ritz Carlton
24 Central Park South
40 Central Park South
Essex House Apartment Hotel
Westin Hotel
Parc Apts
1 Hotel Central Park
Aka Central Park Hotel
Vogel Building
Wilshire House
Windsor-Helmsley Hotel
Salisbury Hotel
The Quin Hotel
745 Fifth
600 Madison
Four Seasons
470 Park
Fuller Bldg
460 Park
Library
Ritz Tower
135E 57th
Tiffany
Nike
Trump Tower
590 Madison
432 Park
575 Madison
Squibb Building
Hemisphere Tower
Chambers Hotel
Crown Bldg
Metropolitan Tower
Le Parker Meridien Hotel
Carnegie House
Renaissance Hotel
Lombardy Hotel
Sony Building
717 Fifth
Coca-Cola Building
Continental Tower
Fifth Avenue Presbyterian
NY City Center
Claridge's Apartments
Park Ave Tower
Howard Hotel
St. Regis
540 Madison
Peninsula Hotel
University Club
MGM Building
1345 Sixth
Ziegfield Theater
Central Synagogue
Brook Club
Lex 54
Museum of Modern Art (MOMA)
Saint Thomas Church
New York Hilton Hotel
Gucci
520 Madison
Hotel Elysee
Lever House
399 Park
CBS Building
666 Fifth
The Paley Center For Media
Calyon Building
510 Madison
Omni Berkshire Place Hotel
Park Ave Plaza
Racquet & Tennis Club
Seagram Bldg
Sperry Rand Building
Time Warner Building
Equitable Life Assurance Society
787 Seventh
Cartier
Versace
Olympic Tower
488 Madison
350 Park
345 Park
The Jewel
Plaza Athenee
Central Presbyterian
Gurdjieff Foundation
Lowell
Colony Club
Beekman Hotel
Knickerbocker Club
Links Club
Browning School
Loews Regency Hotel
Carlton House
535 Park
The Pierre
Barney's
Metropolitan Club
Christ Church
Hitchcock Center
Harmonie Club
650 Madison
The Revlon Building
480 Park
Amro Bank Building
Aramco Building
Plaza Tower

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Annex A-3	Benchmark 2020-B20

4 West 58th Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$62,500,000	Title(2):	Fee/Leasehold
Cut-off Date Principal Balance(1):	$62,500,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	6.9%	Net Rentable Area (SF):	83,537
Loan Purpose:	Recapitalization	Location:	New York, NY
Borrowers:	Ulysses Co. II, L.L.C.,	Year Built / Renovated:	1948 / 2016-2019
	Solow Building Company III, L.L.C.	Occupancy(3):	100.0%
Loan Sponsor:	Sheldon H. Solow	Occupancy Date:	10/1/2020
Interest Rate:	3.68000%	Number of Tenants:	9
Note Date:	2/28/2020	2017 NOI:	$2,908,139
Maturity Date:	3/1/2030	2018 NOI(4):	$2,974,304
Interest-only Period:	120 months	2019 NOI(4):	$3,570,977
Original Term:	120 months	TTM NOI (as of 6/2020):	$4,519,138
Original Amortization:	None	UW Economic Occupancy(7):	95.0%
Amortization Type:	Interest Only	UW Revenues(5):	$11,943,386
Call Protection:	L(31),Def(83),O(6)	UW Expenses(5):	$2,701,328
Lockbox / Cash Management:	Hard / Springing	UW NOI(4)(5)(7):	$9,242,058
Additional Debt(1):	Yes	UW NCF(3)(5)(7):	$9,059,948
Additional Debt Balance(1):	$62,500,000	Appraised Value / Per SF(7):	$180,000,000 / $2,155
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/1/2020

Escrows and Reserves(6)				Financial Information(1)(7)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$1,496
Taxes:	$91,175	$91,175	N/A	Maturity Date Loan / SF:	$1,496
Insurance:	$4,669	$4,669	N/A	Cut-off Date LTV:	69.4%
Replacement Reserves:	$0	$1,392	$33,408	Maturity Date LTV:	69.4%
TI/LC:	$7,811,435	$13,932	$835,920	UW NCF DSCR:	1.94x
Other:	$5,799,156	$0	N/A	UW NOI Debt Yield:	7.4%
Excess Cash Flow Reserve(6):	$1,341,385	NAP	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$125,000,000	100.0%	Return of Equity	$107,093,482	85.7%
			Upfront Reserves	13,706,435	11.0_
			Closing Costs	4,200,083	3.4
Total Sources	$125,000,000	100.0%	Total Uses	$125,000,000	100.0%
(1)	The 4 West 58th Street loan is part of a whole loan evidenced by four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $125.0 million. Financial Information presented in the chart above reflects the Cut-off Date balance of the $125.0 million 4 West 58th Street Whole Loan (as defined below). For additional information, see “The Loan” herein.
(2)	The 4 West 58th Street Whole Loan (as defined below) is secured by both the fee simple interest and the leasehold interest owned by Ulysses Co. II, L.L.C. and Solow Building Company III, L.L.C., respectively, each a borrower under the 4 West 58th Street Whole Loan.
(3)	Occupancy and UW NCF are inclusive of Netflix Inc., J2 Enterprises LTD., Northwell Health, Neistein Plastic Surgery PLLC and PP North America US Inc., all of which have executed their respective leases and/or taken possession of their space but are not yet in occupancy and/or paying rent. Netflix Inc. has taken possession of its space, is in the process of building out its space and is scheduled to commence paying rent in March 2021. J2 Enterprises LTD. is expected to complete its renovation in December 2020. Northwell Health and Neistein Plastic Surgery PLLC have taken possession of their space and are scheduled to begin paying rent in December 2020.
(4)	The increase in UW NOI from 2018 NOI is primarily attributable to six of the nine tenants accounting for 40.8% of net rentable area and 65.8% of underwritten base rent executing leases between 2018 and July 2020.
(5)	UW figures are based on the underwritten rent roll dated as of October 1, 2020 which accounts for all executed leases (whether or not tenants are in occupancy and/or have commenced paying rent with rent steps underwritten through July 2021. For avoidance of doubt, no COVID-19 specific adjustments have been incorporated into the lender underwriting.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. The Excess Cash Flow Reserve is described in the “Lockbox/Cash Management” section below.
(7)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the 4 West 58th Street loan was underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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The Loan. The 4 West 58th Street mortgage loan (the “4 West 58th Street Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $125.0 million (the “4 West 58th Street Whole Loan”), secured by the borrowers’ fee simple and leasehold interests in an approximately 83,537 square foot Class A, multi-tenant, office and retail building located in New York, New York. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $62.5 million, will be included in the Benchmark 2020-B20 trust. The remaining notes are expected to be, contributed to one or more future securitization trusts. The relationship between the holders of the 4 West 58th Street Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The 4 West 58th Street Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$62,500,000	$62,500,000	Benchmark 2020-B20	Yes
Note A-2	$30,000,000	$30,000,000	JPMCB(1)	No
Note A-3	$20,000,000	$20,000,000	JPMCB(1)	No
Note A-4	$12,500,000	$12,500,000	JPMCB(1)	No
Whole Loan	$125,000,000	$125,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Borrowers. The borrowers are Ulysses Co. II, L.L.C., and Solow Building Company III, L.L.C., each a Delaware limited liability company (collectively, the “Borrowers”), with two independent directors in their organizational structures.

The Loan Sponsor. Sheldon H. Solow is the loan sponsor and non-recourse carveout guarantor. Sheldon H. Solow, who is the founder and CEO of Solow Building Company L.L.C. (“Solow Building Company”), has been an owner and developer of residential and commercial properties in New York for over 50 years. Solow Building Company is a Manhattan-based real estate company specializing in design, construction and property management for commercial and residential properties. Founded in 1965, Solow Building Company has a real estate portfolio comprised of buildings throughout Manhattan. Sheldon Solow’s holdings include 9 West 57th Street, a 50-story black glass office tower with views of Central Park, which is located adjacent to the 4 West 58th Street property. Mr. Solow’s residential portfolio includes One and Two Sutton Place North and the Solow Townhouses in the Upper East Side.

The Property. The 4 West 58th Street property is a 14-story, 83,537 square foot mixed-use building located in New York, New York. The property is located on 58th Street between 5th Avenue and 6th Avenue and is situated across from the Plaza, on the southwest corner of the Grand Army Plaza with unobstructed views of Central Park. The property is divided between 14 stories of office, retail and theater space located on the ground-floor. As of October 1, 2020 the 4 West 58th Street property is 100.0% leased. The property benefits from various nearby attractions and amenities, including Central Park, Rockefeller Center, Radio Music Hall, Columbus Circle, and the Museum of Modern Art. Additionally, the property is known for its desirable location in the Plaza District, as it is located on “Billionaire’s Row” and is adjacent to Bergdorf Goodman’s flagship store. The 4 West 58th Street property was originally constructed in 1948 and was home to the Paris Theater for over 70 years until August 2019. Since 2016, the property has undergone approximately $16.9 million in renovations and upgrades between landlord work and tenant improvements, of which approximately $11.6 million was invested in the build-out of the Neiman Marcus space. In March of 2020, the Borrowers began a comprehensive base building renovation of the space previously occupied by the Paris Theater. During this time, $1.5 million of base building improvements were made by the Borrowers for various improvements to HVAC systems, electrical equipment, sprinklers and safety equipment. The Borrowers delivered the space to Netflix in September of 2020, at which point Netflix began tenant specific buildout of its space. Netflix is expected to re-open in July 2021.

As of October 1, 2020, the 4 West 58th Street property is 100.0% leased to a diverse roster of nine tenants. There are three designated retail tenants inclusive of the Netflix theater space and six office tenants. The tenants have a weighted average remaining lease term of approximately 10.94 years. Despite occupying approximately 23.8% of net rentable area, retail tenants will account for approximately 52.9% of underwritten base rent which is largely driven by the Netflix rent. Since November of 2019, the Borrowers have completed 34,121 square feet of new leases at the 4 West 58th Street property, of which 10,651 square feet is attributable to retail space and 23,470 square feet is attributable to office space. Each medical office tenant at the 4 West 58th Street property occupies their own floor with views of Central Park.

The largest tenant, The Neiman Marcus Group LLC. (“Neiman Marcus”), (40,170 square feet; 48.1% of net rentable area; 28.6% of underwritten base rent), is an American chain of luxury department stores owned by the Neiman Marcus Group, headquartered in Dallas, Texas. Founded in 1907, the retail company offers women's and men's apparel, handbags, shoes, cosmetics, jewelry, and home decoration products, serving customers worldwide. Neiman Marcus occupies space across six floors and has been at the property for almost four years. The property serves as an extension of its flagship Bergdorf Goodman store located on 5th Avenue and is interconnected to the store on five floors. Employees can walk seamlessly between the two buildings. Neiman Marcus utilizes the space for offices tailoring/alteration and excess inventory storage. Neiman Marcus executed a lease in September of 2016, which expires in February of 2033. Neiman Marcus filed for bankruptcy under chapter 11 of the Bankruptcy Code on May 7, 2020, and subsequently emerged from bankruptcy on September 25, 2020. As part of the bankruptcy filing, Neiman Marcus assumed its lease at the 4 West 58th Street property and is current with respect to all contractual rent obligations. When Neiman Marcus filed bankruptcy, this caused a Tenant Trigger Event (as defined below) pursuant to the terms set forth in the loan agreement and excess cash flow since May has been

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deposited in an excess cash flow reserve. The excess cash flow reserve account has a current balance as of October 1, 2020 of $1,341,385.

The second largest tenant, Netflix Inc. (“Netflix”) (10,651 square feet, 12.8% of net rentable area, 47.3% of underwritten base rent), is an internet subscription service company, providing movies and television episodes via the internet and mail. Founded in 1997, Netflix has become a leading internet streaming company, distributing movies and TV shows in a variety of genres and languages to over 167 million monthly paid subscribers in more than 190 countries as of January 2020. Netflix will keep the name Paris Theater and will utilize the space as an entertainment venue for movie screenings, grand openings and “red-carpet” events as well as media launches and theatrical releases of its movies. The Netflix space was delivered to the tenant in September 2020 with a rent commencement date in March 2021. The Netflix lease expires in December 2030 and has four, five-year renewal options.

The third largest tenant, J2 Enterprises LTD. (“J2 Enterprises”) (6,121 square feet; 7.3% of net rentable area; 3.3% of underwritten base rent), is an American restaurant business. J2 Enterprises will be opening a 6,121 square foot restaurant at the 4 West 58th Street property upon the completion of renovations. 604 square feet of storage space is in the basement and the remaining 5,517 square feet is on the mezzanine level. The J2 Enterprises lease expires in July 2028.

COVID-19 Update. As of October 1, 2020, the 4 West 58th Street property is open for operations. As of October 1 2020, the 4 West 58th Street Loan is not subject to any modification or forbearance requests. The table below outlines the current status with respect to all tenants at the property according to communications from the borrower sponsor as of October 6, 2020. The 4 West 58th Street Whole Loan is current as of the October 2020 payment date. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Tenant Specific - COVID Update
Tenant	NRA	% of NRA	% of UW Base Rent	Commentary
Neiman Marcus	40,170	48.1%	28.6%	Current.
Netflix	10,651	12.8%	47.3%	New Lease executed; Netflix took possession of the space in September 2020, rather than the anticipated date in July 2020 due to COVID; Rent commencement date delayed from January 2021 to March 2021.
J2 Enterprises	6,121	7.3%	3.3%	Restaurant renovation delayed due to COVID expected to be completed in December 2020; Tenant is not currently paying rent and has requested rent forgiveness.
Northwell Health	5,174	6.2%	4.2%	Tenant is currently in occupancy with an expected rent commencement date in December 2020.
Union Sq. Dermatology	5,174	6.2%	4.1%	Current.
EBS Enterprises	5,174	6.2%	4.0%	Current.
Neistein Plastic Surgery PLLC	3,974	4.8%	3.1%	New lease, Tenant in occupancy; rent commencement date in December 2020.
Navaderm Partners	3,974	4.8%	3.1%	Current.
PP North America US Inc.	3,125	3.7%	2.4%	Tenant in occupancy; Tenant is not currently paying rent and has requested rent forgiveness.

See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Market. The 4 West 58th Street property is located in the heart of the Plaza District in Manhattan, New York in the Plaza District office submarket within the New York office market. The boundaries of the 4 West 58th Street property’s immediate area are the Plaza Hotel and Central Park to the north, Midtown Manhattan to the south, Bergdorf Goodman to the east and 9 West 57th Street to the west. New York City’s largest employers include a diverse group of multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Forty-six of the nation’s Fortune 500 corporations are headquartered in New York City including Verizon, J.P. Morgan Chase, Citigroup, MetLife, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner. According to CoStar, the estimated 2020 population within a one-, three- and five-mile radius of the 4 West 58th Street property was 194,480, 1,311,499 and 2,780,233, respectively. Additionally, according to CoStar, the estimated 2020 median household income within a one-, three- and five-mile radius of the 4 West 58th Street property was $129,370, $100,187 and $83,691, respectively.

According to CoStar, as of the third quarter of 2020, the New York office market consisted of approximately 945.7 million square feet of office space with an overall market vacancy of 9.5% and average market rents of approximately $58.32 per square foot. Tech tenants are a major driver of leasing activity as one of the few sectors still adding headcounts, as witnessed by notable expansions from companies in 2019. Approximately 66.6 million people visited New York City in 2019, while Central Park draws approximately 37.5 million visitors annually. The 4 West 58th Street property also benefits from its proximity to the many transportation alternatives. There are 12 different subway lines that have stops in the area encompassed by Eighth Avenue, Fifth Avenue, 57th Street and Central Park South, including a shuttle train that provides access to Grand Central Terminal. Additionally, Penn Station is located approximately 1.6 miles away from the 4 West 58th Street property and LaGuardia Airport is approximately 6.7 miles away.

The 4 West 58th Street property is located in the Plaza District office submarket in the New York office market. The Plaza District office submarket is the largest office submarket in the nation. According to CoStar, as of the third quarter of 2020, the Plaza District office

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submarket included over 89.5 million square feet of office space with a total vacancy rate of 11.3% and average market rents of $92.06 per square foot. The 4 West 58th Street property is located adjacent to 9 West 57th Street, a 50-story black glass office tower owned by the borrower sponsor and has convenient access to Central Park. The submarket benefits from its geographically central location, highway access, proximity to LaGuardia Airport, John F. Kennedy Airport and Newark Airport, as well as various trains and highways.

The appraisal identified six comparable office leases across the Plaza District office submarket. Base rents at the comparable properties ranged from $87.38 to $97.40 per square foot with an average rent of approximately $92.40 per square foot. The appraisal identified six comparable medical office leases across the Plaza District office submarket. Base rents at the comparable properties ranged from $88.06 to $98.01 per square foot with an average rent of approximately $93.49 per square foot. The concluded market rent for the six office tenants at the 4 West 58th Street property is $90.00 for office tenants and ranges from $95.00 to $105.00 for medical office tenants as detailed below, which is higher than the 4 West 58th Street property’s underwritten in-place weighted average office rent of $86.81 per square foot.

The following table presents certain information relating to the appraisal’s market rent conclusion for the 4 West 58th Street property:

Appraisal Concluded Market Rent PSF(1)
Tenant Type	Retail/Theater	Floors 3-8	Floors 9-13	PH
Office	NAP	$90.00	$95.00	$105.00
Theater	$473.00	NAP	NAP	NAP
Retail	$75.00	NAP	NAP	NAP
(1)	Based on the Appraisal.

Historical and Current Occupancy(1)
2017	2018	2019	Current(2)
79.6%	73.2%	76.7%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of October 1, 2020. Current Occupancy is inclusive of Netflix Inc., J2 Enterprises LTD., Northwell Health, Neistein Plastic Surgery PLLC and PP North America US Inc. all of which have executed their respective leases and/or taken possession of their space but are not yet in occupancy and/or paying rent. Netflix Inc. has taken possession of its space, is in the process of building out its space and is scheduled to commence paying rent in March 2021. J2 Enterprises LTD. is expected to complete renovations in December 2020. Northwell Health and Neistein Plastic Surgery PLLC have taken possession of their space and are scheduled to begin paying rent in December 2020.

Tenant Summary(1)
Tenant	Tenant Type	Ratings Fitch/S&P/Moody’s(2)	Net Rentable Area (SF)		Base Rent PSF(3)		Lease Expiration
				% of Total NRA		% of Total Base Rent(3)
Neiman Marcus	Office	NR / NR / NR	40,170	48.1%	$83.50	28.6%	2/28/2033
Netflix	Theater	NR / BB / Ba3	10,651	12.8	$521.08	47.3%	12/31/2030
J2 Enterprises	Retail	NR / NR / NR	6,121	7.3	$62.69	3.3%	7/31/2028
Northwell Health	Office	NR / NR / NR	5,174	6.2	$95.00	4.2%	5/31/2030
Union Sq. Dermatology	Office	NR / NR / NR	5,174	6.2	$92.25	4.1%	3/31/2035
EBS Enterprises	Office	NR / NR / NR	5,174	6.2	$90.00	4.0%	1/31/2030
Neistein Plastic Surgery PLLC	Office	NR / NR / NR	3,974	4.8	$93.00	3.1%	7/30/2030
Navaderm Partners(4)	Office	NR / NR / NR	3,974	4.8	$92.25	3.1%	11/30/2029
PP North America US Inc.	Retail(5)	NR / NR / NR	3,125	3.7	$88.50	2.4%	9/30/2023
Total Occupied Space			83,537	100.0%	$140.48	100.0%
Vacant			0	0.0
Total / Wtd. Avg.			83,537	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2020.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent is inclusive of contractual rent steps through July 2021.
(4)	Navaderm Partners has the right to terminate its lease on November 1, 2026, with nine months’ prior written notice and a termination fee equal to the unamortized amounts of brokerage commissions, rent abatements and landlord work costs related to such space.
(5)	PP North America is located on the 14th floor and would typically be utilized as office space but is currently utilized as retail/showroom space.

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Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	1	3,125	3.7%	276,563	2.4%	3,125	3.7%	$276,563	2.4%
2024	0	0	0.0%	0	0.0%	3,125	3.7%	$276,563	2.4%
2025	0	0	0.0%	0	0.0%	3,125	3.7%	$276,563	2.4%
2026	0	0	0.0%	0	0.0%	3,125	3.7%	$276,563	2.4%
2027	0	0	0.0%	0	0.0%	3,125	3.7%	$276,563	2.4%
2028	1	6,121	7.3%	383,721	3.3%	9,246	11.1%	$660,283	5.6%
2029	1	3,974	4.8%	366,602	3.1%	13,220	15.8%	$1,026,885	8.8%
2030	4	24,973	29.9%	6,876,795	58.6%	38,193	45.7%	$7,903,680	67.4%
2031 and Thereafter	2	45,344	54.3%	3,831,497	32.6%	83,537	100.0%	$11,735,176	100.0%
Total	9	83,537	100.0%	$11,735,176	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2020.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent Expiring and % of Base Rent Expiring is inclusive of contractual rent steps through July 2021.

Underwritten Net Cash Flow
	2017	2018	2019	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$4,427,725	$4,152,921	$5,462,283	$6,926,217	$11,735,176	$140.48	93.8%
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$4,427,725	$4,152,921	$5,462,283	$6,926,217	$11,735,176	$140.48	93.8%
Total Reimbursements	656,091	$702,970	707,741	582,227	769,704	9.21	6.2
Net Rental Income	$5,083,816	$4,855,891	$6,170,024	$7,508,445	$12,504,880	$149.69	100.0%
(Vacancy / Credit Loss)	0	0	0	0	(625,244)	(7.48)	(5.0)
Other Income	(178,738)	21,606	(541,760)	389,250	63,750	0.76	0.5
Effective Gross Income	$4,905,078	$4,877,497	$5,628,265	$7,897,694	$11,943,386	$142.97	95.5%
Total Expenses	$1,996,939	$1,903,193	$2,057,287	$3,378,556	$2,701,328	$32.34	22.6%
Net Operating Income(4)	$2,908,139	$2,974,304	$3,570,977	$4,519,138	$9,242,058	$110.63	77.4%
Total TI/LC, CapEx	0	0	0	0	182,111	2.18	1.5
Net Cash Flow	$2,908,139	$2,974,304	$3,570,977	$4,519,138	$9,059,948	$108.45	75.9%
(1)	TTM column represents the trailing 12-month period ending June 30, 2020.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Base Rent is inclusive of contractual rent steps through July 2021.
(4)	The increase in Underwritten NOI from 2018 NOI is primarily attributable to six of the nine tenants accounting for 40.8% of net rentable area and 65.8% of underwritten base rent executing leases between 2018 and July 2020.

Property Management. The 4 West 58th Street property is managed by Solow Management Corp., a New York corporation, and an affiliate of the Borrowers.

Escrows and Reserves. At loan origination, the Borrowers deposited (i) approximately $91,175 into a real estate tax reserve, (ii) $4,669 into an insurance reserve, (iii) $7,811,435 into an outstanding TI/LC reserve, and (iv) $5,799,156 into an outstanding free rent reserve in connection with six leases.

Tax Reserve. The Borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (which currently equates to $91,175).

Insurance Reserve. The Borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums (which currently equates to $4,669).

TI/LC Reserve. The Borrowers are required to deposit into the TI/LC reserve, on a monthly basis, $13,932 ($2.00 per square foot per annum), subject to a cap of $835,920.

Replacement Reserve. The Borrowers are required to deposit into the replacement reserve, on a monthly basis, $1,392 (which is based on $0.20 per rentable square foot per annum), subject to a cap of $33,408.

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Lockbox / Cash Management. The 4 West 58th Street Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lender controlled lockbox account. So long as no Trigger Period (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on a daily basis to or at the direction of the Borrowers. During the continuance of a Trigger Period, all funds on deposit in the lockbox account are required to be transferred to the cash management account on a daily basis, at which point, following payment of taxes and insurance, debt service, required reserves and operating expenses, all funds are required to be deposited into the excess cash flow reserve, to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account. As a result of the bankruptcy action of Neiman Marcus in May 2020, the 4 West 58th Street Whole Loan is currently in a Trigger Period as detailed below. The excess cash flow reserve account has a current balance as of October 1, 2020 of $1,341,385.

Pursuant to a letter that the lender received on October 7, 2020, the Borrowers challenged the Trigger Period remaining in effect, and expressed their view that Neiman Marcus effectuated a corporate restructuring by, inter alia, (i) filing new organizational documents, (ii) dissolving Neiman Marcus’ ownership interests, (iii) appointing new board members, and (iv) assuming the lease, resulting in the estate of Neiman Marcus being dissolved and Neiman Marcus emerging as a reorganized debtor. The Borrowers further asserted that it has satisfied the Trigger Event Cure (as defined below) conditions, given that the reorganized entity (a) has a creditworthiness and financial standing superior to that of the pre-bankruptcy Neiman Marcus, (b) assumed the lease, and (c) is in occupancy of the premises, open for business, and paying full contractual rent, and, therefore, the Trigger Event is cured and amounts held in the excess cash flow reserve should be released to the Borrowers.  The lender disagrees with the Borrowers’ position and has not terminated the Trigger Period or released amounts held in the excess cash flow reserve. However, we cannot assure you that the master servicer or the special servicer will not come to a different view and elect to discontinue the Trigger Event and release the funds currently held in the excess cash flow reserve account, or otherwise amend terms of the 4 West 58th Street Whole Loan documents in connection with any related action. In addition, we cannot assure you that the continued imposition of the cash flow sweep will not result in further actions by the Borrowers, including litigation, to terminate the cash sweep and/or obtain the release of the funds held in the excess cash flow reserve. See “Description of the Mortgage Pool—Litigation and Other Considerations” for additional information.

“Trigger Period” means each period commencing on the occurrence of a Trigger Event and continuing until the earlier of (i) the payment date next occurring following the related Trigger Event Cure, or (ii) payment in full of all principal and interest on the 4 West 58th Street Whole Loan and all other amounts payable under the loan documents.

A “Trigger Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of the Borrowers or property manager, (iii) a DSCR Trigger Event (as defined below) or (iv) a Tenant Trigger Event (as defined below).

A “DSCR Trigger Event” means the debt service coverage ratio of the 4 West 58th Street Whole Loan (as calculated in accordance with the loan documents) based on underwritten net cash flow on a trailing three-month basis as of the date of determination is less than 1.50x.

A “Tenant Trigger Event” means that (i) Neiman Marcus or Netflix goes dark or sublets, vacates or abandons 50% or more of the premises demised to Neiman Marcus or the premises demised to Netflix, as applicable, (ii) Neiman Marcus or Netflix defaults under their respective leases, beyond any notice and cure periods, (iii) a bankruptcy action of Neiman Marcus or Netflix occurs, or (iv) Netflix gives notice of non-renewal, notice of termination, or does not renew the Netflix lease prior to 18 months prior to the expiration date or renewal period required under the Netflix lease.

A “Trigger Event Cure” means if the Trigger Event is caused solely by (a) the occurrence of a DSCR Trigger Event, the achievement of the a debt service coverage ratio, as reasonably determined by the lender based on underwritten net cash flow on a trailing three-month basis, of at least 1.50x for two consecutive calendar quarters, (b) an event of default, the acceptance by the lender of a cure of such event of default (which cure the lender may reject or accept in its sole discretion), (c) the bankruptcy or insolvency of the property manager, the Borrowers replacing such manager with a qualified manager (as fully described in the 4 West 58th Street Whole Loan documents) under a replacement management agreement in accordance with the terms under the 4 West 58th Street Whole Loan documents within 60 days or (d) a Tenant Trigger Event, the replacement of Neiman Marcus or Netflix, as applicable, with one or more replacement tenant(s) pursuant to one or more lease(s) entered into in accordance with the 4 West 58th Street Whole Loan documents; provided, however, that such Trigger Event Cure set forth in this definition will be subject to the following conditions, (i) all other Trigger Events that have occurred have been cured, (ii) the Borrowers have paid all of the lender’s reasonable expenses incurred in connection with such Trigger Event Cure including reasonable attorneys’ fees and expenses and (iii) the Borrowers have the right two (2) times in the aggregate to effect such Trigger Event Cure in any 12-month period. In no event will a Trigger Event Cure occur with respect to any Trigger Event caused in whole or in part by the bankruptcy or insolvency of the Borrowers.

Future Mezzanine or Subordinate Indebtedness Permitted. Certain direct and indirect owners of the Borrowers have the right to obtain a future mezzanine loan provided, among other conditions listed in the 4 West 58th Street Whole Loan documents, (a) the loan-to-value ratio for the total debt stack inclusive of the 4 West 58th Street mezzanine loan is no greater than a 69.4% combined loan-to-value ratio and (b) the debt service coverage ratio for the total debt stack inclusive of the 4 West 58th Street Whole Loan, is no less than 1.50x.

Partial Release. None.

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Annex A-3	Benchmark 2020-B20

Northern Trust Office

DISCOVERY
BUSINESS CAMPUS
NORTHERN TRUST

DISCOVERY
BUSINESS CAMPUS

A-3-48

Annex A-3	Benchmark 2020-B20

Northern Trust Office

MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS
Northern Trust Office
2160 East Elliot Road
Tempe, AZ 85283
Tempe
Chandler
Phoenix
Valley Fair Shopping Center
W SOUTHERN AVE
Banner Desert Medical Center
Mesa Community College
DOBSON RANCH
Lake Country Village Center
E BASELINE RD
W BASELINE RD
N RURAL RD
Optimist Park
Dobson Ranch Golf Course
Kiwanis Park
W GUADALUPE RD
Tempe Square Center
Pueblo Anozira Center
Dobbs Plaza
Carriage Lane Park
S DOBSON RD
S ALMA SCHOOL RD
Ken McDonald Golf Course
E ELLIOT RD
W ELLIOT RD
Southwind Plaza
S MCCLINTOCK DR
Royal Palm Plaza
Shawnee Park
Dobson Park Plaza
E WARNER RD
W WARNER RD
Cobblestone Village
S RURAL RD
Warner Park
Hanger Park
Laguna Village Shopping Center
W RAY RD
Raintree Ranch Center
Desert Breeze Park
Chandler Gateway
Chandler Festival
Intel
NXP
W CHANDLER BLVD
Sun City
Peoria
Glendale
El Mirage
Scottsdale
Tolleson
Mesa
Gilbert

A-3-49

Annex A-3	Benchmark 2020-B20

Northern Trust Office

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$40,400,000	Title:	Fee
Cut-off Date Principal Balance:	$40,400,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	4.5%	Net Rentable Area (SF):	149,371
Loan Purpose(1):	Refinance	Location:	Tempe, AZ
Borrower:	Cello Property Arizona, L.L.C.	Year Built / Renovated:	2015 / N/A
Loan Sponsor:	The Richard L. Adams, Jr. Trust	Occupancy:	100.0%
Interest Rate:	3.56000%	Occupancy Date:	10/1/2020
Note Date:	9/30/2020	Number of Tenants:	1
Maturity Date:	10/1/2027	2017 NOI(3):	N/A
Interest-only Period:	84 months	2018 NOI(3):	$2,802,816
Original Term:	84 months	2019 NOI(3):	$3,452,425
Original Amortization:	None	TTM NOI (as of 4/2020):	$3,640,318
Amortization Type:	Interest Only	UW Economic Occupancy(4):	97.8%
Call Protection:	L(24),Def(55),O(5)	UW Revenues:	$5,497,638
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,709,554
Additional Debt:	N/A	UW NOI(4):	$3,788,084
Additional Debt Balance:	N/A	UW NCF(4):	$3,758,210
Additional Debt Type:	N/A	Appraised Value / Per SF(4):	$64,500,000 / $432
		Appraisal Date:	5/12/2020

Escrows and Reserves(2)				Financial Information(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$270
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$270
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.6%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	62.6%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	2.58x
				UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$40,400,000	100.0%	Payoff Existing Debt	$38,076,000	94.2%
			Return of Equity	2,180,972	5.4
			Closing Costs	143,028	0.4
Total Sources	$40,400,000	100.0%	Total Uses	$40,400,000	100.0%
(1)	The Northern Trust Office Loan (as defined below) is being used to refinance existing debt on the Northern Trust Office Property (as defined below), which was purchased by the loan sponsor in May 2020 for $64,500,000.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(3)	Northern Trust Corporation’s lease at the Northern Trust Office Property commenced in 2015. Northern Trust Corporation later expanded its space in 2016, 2017 and 2019 at the Northern Trust Property. 2017 NOI information is not applicable because Northern Trust Corporation took 100.0% occupancy of the Northern Trust Office Property in October 2017. The increase in 2018 NOI to 2019 NOI can be attributable to Northern Trust Corporation executing a lease amendment to include additional parking garage space.

(4)	While the Northern Trust Office Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Northern Trust Office Loan more severely than assumed in the underwriting of the Northern Trust Office Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Annex A-3	Benchmark 2020-B20

Northern Trust Office

The Loan. The Northern Trust Office mortgage loan is a $40.4 million loan (“Northern Trust Office Loan”) secured by the borrower’s fee simple interest in a 149,371 square foot office building in Tempe, Arizona (the “Northern Trust Office Property”). The Northern Trust Office Loan has a seven-year term and will be interest-only for its entire term. The Northern Trust Office Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on September 30, 2020.

The Borrower. The borrower is Cello Property Arizona, L.L.C. (“Northern Trust Office Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Northern Trust Office Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is The Richard L. Adams, Jr. Trust, which was established by Richard Adams for the benefit of his family. Mr. Adams is the founder of UUNET Technologies, which was one of the first commercial internet service provider in the United States. Mr. Adams has been involved in real estate acquisitions since the late 1990s. The carve out guarantor under the loan is The Richard L. Adams, Jr. Trust, which holds substantially all of the sponsor’s assets.

The Property. The Northern Trust Office Property is a three-story, Class A, 149,371 square foot office building located within the Discovery Business Campus in Tempe, Arizona. The improvements are situated on a 7.22-acre site. The single-tenant building was built in 2015 and is currently 100% leased to Northern Trust Corporation.

Northern Trust Corporation (“Northern Trust”) is the 3rd largest manager of defined benefit assets and sovereign wealth assets and has been in business for more than 130 years. They are a leader in core services such as wealth management, asset servicing, asset management, and banking. The firm has a total of $1.3 trillion assets under management (as of June 30, 2020) and a presence in 22 states in the U.S. and 22 international locations. While the property was built-to-suit for the Northern Trust Corporation, the floor plan was designed to service both single and multi-tenant configurations. Northern Trust Corporation is expected to occupy 450,000 square feet across three new buildings at Discovery Business Campus. Northern Trust Corporation has already extended its lease since originally signing in 2015 and has invested significant capital into the space, building out their 24/7 operations infrastructure. Northern Trust has two, five-year extension options and a one-time right to terminate their lease effective after October 31, 2031.

The Northern Trust Office Property is located within Tempe, Arizona, in Maricopa County. It is part of the Phoenix-Mesa-Scottsdale metro area (“Phoenix MSA”). The Northern Trust Office Property is located within Discover Business Campus. Other major uses within the neighborhood include the Arizona State University Research Park, the Tempe Sports Complex, the Tempe Autoplex, and the Stellar Airpark (an airstrip combined with a residential community and business uses). Arizona State University is located in Tempe, with enrollment of over 100,000 students across 5 campuses (more than 50,000 students at the Tempe campus).

The Northern Trust Office Property is located within the South Tempe-Ahwatukee office submarket, which has an average vacancy rate of 12.2% with gross rents at $24.81 per square foot. The Northern Trust Office Property’s rent of $23.40 per square foot is below the average office rents in the submarket. Among similar properties in the submarket, the Northern Trust Office Property ranks at the top tier in terms of occupancy at 100.0% occupancy as of October 1, 2020.

The appraisal offers six comparable lease transactions to the Northern Trust Office Property. All but one of the comparable properties are triple net leases and all comparable properties are 100% occupied. The comparable properties range in size between 149,208 and 358,800 square feet, compared to the subject’s 149,371 square feet. Adjusted rental rates at the comparable properties range from $21.89 to $26.78 per square foot per year with an average of $24.02 per square foot, compared to the subject’s rental rate of $23.40 per square foot.

COVID-19 Update. The Northern Trust Office Property fully reopened on May 18, 2020 and employees have been going into the office since. There has been no rent relief requested and Northern Trust has paid rent each month. As of October 6, 2020, no loan modification or forbearance requests have been made on the Northern Trust Office Loan. The first payment date of the Northern Trust Office Loan is November 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)
2017(2)	2018	2019	Current(3)
N/A	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Northern Trust Corporation’s lease at the Northern Trust Office Property commenced in 2015. Northern Trust Corporation later expanded its space in 2016, 2017, and 2019 to take 100.0% occupancy of the Northern Trust Property. 2017 NOI information is unavailable because Northern Trust Corporation took 100.0% occupancy of the Northern Trust Office Property in October 2017.

(3)	Current Occupancy is as of October 1, 2020.

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Annex A-3	Benchmark 2020-B20

Northern Trust Office

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Northern Trust Corporation(3)	A2/A+/A+	149,371	100.0%	$23.40	100.0%	3/31/2032
Total Occupied		149,371	100.0%	$23.40	100.0%
Vacant		0	0.0
Total		149,371	100.0%
(1)	Based on the underwritten rent roll.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Northern Trust has two, five-year extension options and a one-time right to terminate their lease effective after October 31, 2031.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031 and Thereafter	1	149,371	100.0	3,495,281	100.0	149,371	100.0%	$3,495,281	100.0%
Total	1	149,371	100.0%	$3,495,281	100.0%
(1)	Based on the underwritten rent roll.

(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.

Operating History and Underwritten Net Cash Flow
	2018(1)	2019(1)	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent	$2,831,327	$3,406,662	$3,587,891	$3,495,281	$23.40	62.1%
Contractual Rent Steps(4)	0	0	0	426,846	2.86	7.6
Gross Potential Rent	$2,831,327	$3,406,662	$3,587,891	$3,922,128	$26.26	69.7%
Total Reimbursements	1,327,337	1,527,807	1,582,764	1,702,054	11.39	30.3
Total Other Income	0	0	0	0	0.00	0.0
Net Rental Income	$4,158,664	$4,934,469	$5,170,655	$5,624,182	$37.65	100.0%
(Vacancy/Credit Loss)	0	0	0	(126,544)	(0.85)	(2.3)
Effective Gross Income	$4,158,664	$4,934,469	$5,170,655	$5,497,638	$36.81	97.8%
Total Expenses	1,355,848	1,482,044	1,530,337	1,709,554	11.45	31.1
Net Operating Income	$2,802,816	$3,452,425	$3,640,318	$3,788,084	$25.36	68.9%
Total TI/LC, CapEx/RR	0	0	0	29,874	0.20	0.5
Net Cash Flow	$2,802,816	$3,452,425	$3,640,318	$3,758,210	$25.16	68.4%
(1)	Northern Trust Corporation’s lease at the Northern Trust Office Property commenced in 2015. Northern Trust Corporation later expanded its space in 2016, 2017 and 2019 to take 100.0% occupancy of the Northern Trust Property. 2017 NOI information is unavailable because Northern Trust Corporation took 100.0% occupancy of the Northern Trust Office Property in October 2017. The increase in 2018 NOI to 2019 NOI is due to Northern Trust Corporation executing a lease amendment to include additional parking garage space.

(2)	TTM column represents the trailing 12-month period ending April 30, 2020.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Contractual Rent Steps are taken as a present value of the rent steps through the end of the loan term.

Property Management. The Northern Trust Office Property is managed by Wentworth Property Management, LLC.

Escrows and Reserves. At loan origination, the Northern Trust Office Borrower was not required to deposit any upfront reserves.

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Annex A-3	Benchmark 2020-B20

Northern Trust Office

Tax Reserve – On each payment date, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve account. The monthly tax reserve requirement will be waived if (i) no event of default is continuing (ii) the Specified Tenant’s (as defined below) lease is in full force and effect with no monetary defaults thereunder, (iii) the Specified Tenant continues to make the applicable payments for which the reserve was established directly (or reimburse the Northern Trust Office Borrower for such payments) and delivers evidence of the same, and (iv) the Specified Tenant is not bankrupt or insolvent (“Reserve Waiver Conditions”).

Insurance Reserve – On each payment date, the borrower is required to deposit an amount equal to 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage into an insurance reserve account. The monthly insurance reserve requirement will be waived if the Reserve Waiver Conditions are satisfied on such payment date.

Replacement Reserve – On each payment date during the continuance of a Trigger Period (as defined below), the borrower is required to deposit $2,490 into a replacement reserve account.

TI/LC Reserve – On each payment date during the continuance of a Trigger Period, the borrower is required to deposit $18,671 into a tenant improvement and leasing commissions reserve account.

Lockbox / Cash Management. The Northern Trust Office Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to Northern Trust Corporation, the sole tenant at the Northern Trust Office Property directing it to remit its rent directly into the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the Northern Trust Office Property to be deposited into such lockbox within one business day of receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Northern Trust Office Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Northern Trust Office Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Northern Trust Office Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Northern Trust Office Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default beyond applicable notice and/or cure periods, and (ii) a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, such Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) Northern Trust Corporation, (ii) any other tenants of the Specified Tenant space (or any portion thereof), and (iii) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant lease.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) the Specified Tenant being in monetary or material non-monetary default, or not paying full unabated rent, beyond applicable notice and/or cure periods, (ii) the Specified Tenant providing written notice that it is terminating its lease or subleasing more than 33% of the Specified Tenant space, (iii) any termination or cancellation of the Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding), and/or any Specified Tenant lease failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of the Specified Tenant, (v) the senior unsecured credit rating of the applicable Specified Tenant failing two notches below its level as of the origination date of the Northern Trust Office Loan, and (vi) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space, and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to lender of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below), or (2) the Northern Trust Office Borrower leasing the entire Specified Tenant space in accordance with the Northern Trust Office Loan documents and such tenant being in actual, physical occupancy of such space and paying the full amount of the rent due under such lease.

“Specified Tenant Cure Conditions” means each of the following, as applicable: (a) with respect to clause (i) of the definition of Specified Tenant Trigger Period , the cure of such event of default, (b) with respect to clause (ii) or (iii) of the definition of Specified Tenant Trigger Period, the Specified Tenant having revoked or rescinded all termination or cancellation notices and has re-affirmed the Specified Tenant lease or lender having approved the sublease, as applicable, (c) with respect to clause (v) of the definition of Specified Tenant Trigger Period, the applicable rating rising to at least the level it was as of the origination date of the Northern Trust Office Loan, (d) with respect to any applicable bankruptcy or insolvency proceeding involving the Specified Tenant, the applicable Specified Tenant no longer being insolvent or subject to any bankruptcy or insolvency proceedings, (e) the applicable Specified Tenant paying full, unabated rent, and (f) the applicable Specified Tenant being in actual, physical possession of Specified Tenant space.

Current Mezzanine or Subordinate Indebtedness. None.

Partial Release. None.

Future Permitted Mezzanine Indebtedness. None.

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Annex A-3	Benchmark 2020-B20

Coleman Highline

A-3-54

Annex A-3	Benchmark 2020-B20

Coleman Highline

MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS
Coleman Highline
1161, 1167 & 1173 Coleman Avenue
San Jose, CA 95110
SAN JOSE INTERNATIONAL AIRPORT (SJC)
ALVISO
Milpitas
BERRYESSA
NORTH VALLEY
NORTH SAN JOSE
Santa Clara
San Jose
ROSE GARDEN
BURBANK
Cupertino
WEST SAN JOSE
WILLOW GLEN
Campbell
CALTRAIN
AMTRAK
ACE
VTA
VTA LIGHT RAIL
FUTURE BART RAIL
JDSU
Calaveras Plaza Shopping Center
McCarthy Ranch
Milpitas Square
SanDisk
Cisco
Samsung
Great Mall
Fireeye
Ericsson
Dell
Marvel
Net App
Google Campus
Citrix
Levi's Stadium
California's Great America
Mission College
Broadcom
Intel
AMD
Trimble Navigation
Applied Materials
Broadcom KPMG
Cisco Campus
Altera
BAE Systems
Riveroaks Plaza
Netgear
Oracle
Qualcomm
Verizon
Apple (Future)
Paypal
Conway
Epson
Buck Shaw Stadium
Santa Clara University
Stephen Schott Stadium
PG&E
Adobe
PWC
SJSU
O'Connor Hospital
Westfield Valley Fair
Santana Row
Grokker
Vocera
Santa Clara Valley Medical Center
San Jose City College
Apple HQ
Kaiser Permanente-Santa Clara
Agilent Technologies Headquarters
Vallco Shopping Mall
Villa Shopping Center
Saratoga Square
Ebay
Skyhigh Networks
Ameriprise Financial
Kaiser Permanente
Spartan Stadium
San Jose Municipal Stadium
EL CAMINO REAL
SCOTT BLVD
STEVENS CREEK BLVD
W SAN CARLOS ST
E HAMILTON AVE
Oakland
San Francisco
San Jose

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Annex A-3	Benchmark 2020-B20

Coleman Highline

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.4%	Net Rentable Area (SF):	380,951
Loan Purpose:	Refinance	Location:	San Jose, CA
Borrower:	CAP OZ 34, LLC	Year Built / Renovated:	2020 / N/A
Loan Sponsors:	LDH, LLC, Sansome Guarantor LLC	Occupancy:	100.0%
Interest Rate:	2.80000%	Occupancy Date:	10/6/2020
Note Date:	8/7/2020	Number of Tenants:	1
Maturity Date:	9/6/2030	2017 NOI:	N/A
Interest-only Period:	120 months	2018 NOI:	N/A
Original Term:	120 months	2019 NOI:	N/A
Original Amortization:	None	TTM NOI:	N/A
Amortization Type:	Interest Only	UW / Economic Occupancy(5):	95.0%
Call Protection:	L(25),Def(88),O(7)	UW Revenues:	$21,806,104
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$5,806,707
Additional Debt(1):	Yes	UW NOI(5):	$15,999,397
Additional Debt Balance(1):	$115,000,000	UW NCF(5):	$15,999,397
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(2)(5):	$305,100,000 / $801
		Appraisal Date:	10/1/2020

Escrows and Reserves(3)				Financial Information(1)(5)
	Initial	Monthly	Initial Cap
Taxes:	$814,077	$203,519	N/A	Cut-off Date Loan / SF:	$407
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$407
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV(2):	50.8%
TI/LC:	$0	Springing	N/A	Maturity Date LTV(2):	50.8%
Other(4):	$6,871,099	$0	N/A	UW NCF DSCR:	3.64x
				UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$155,000,000	100.0%	Payoff Existing Debt	$140,528,275	90.7%
			Upfront Reserves	7,685,176	5.0
			Closing Costs	4,456,905	2.9
			Return of Equity	2,329,643	1.5
Total Sources	$155,000,000	100.0%	Total Uses	$155,000,000	100.0%

(1)	The Coleman Highline Loan (as defined below) consists of the non-controlling Note A-4 and Note A-6 and is part of the Coleman Highline Whole Loan (as defined below) evidenced by six pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $155.0 million. For additional information, see “The Loan” herein.

(2)	Based on the “As Stabilized” appraised value, which assumes free rent has burned off and rent commencement has begun. The sole tenant, Roku, Inc. has begun the buildout of its space and approximately $1.9 million was reserved upfront for tenant improvements and free rent. Based on the “As-Is” appraised value as of July 13, 2020 equal to $301.1 million, the Cut-off Date LTV and Maturity Date LTV are 51.5%. In addition, the appraisal concluded to a “Hypothetical Go Dark” appraised value of $242.9 million as of July 13, 2020. Based on the “Hypothetical Go Dark” appraised value, the Cut-off Date LTV and Maturity Date LTV are 63.8%.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	The other reserve is comprised of a $5,000,000 debt service reserve and a $1,871,099 unfunded obligations reserve.

(5)	While the Coleman Highline Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Coleman Highline Loan more severely than assumed in the underwriting of the Coleman Highline Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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The Loan. The Coleman Highline mortgage loan (the “Coleman Highline Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $155.0 million (the “Coleman Highline Whole Loan”), secured by the borrower’s fee interest in a 380,951 square foot office building located in San Jose, California (the “Coleman Highline Property”). The non-controlling Notes A-4 and A-6, with an outstanding principal balance as of the Cut-off Date of $40.0 million, will be included in the Benchmark 2020-B20 trust. The remaining notes have been contributed to one or more securitization trusts. The relationship between the holders of the Coleman Highline Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Coleman Highline Whole Loan will be serviced pursuant to the Benchmark 2020-B19 pooling and servicing agreement. The Coleman Highline Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1, A-3, A-5	$85,000,000	$85,000,000	Benchmark 2020-B19	Yes
Note A-4, A-6	$40,000,000	$40,000,000	Benchmark 2020-B20	No
Note A-2	$30,000,000	$30,000,000	DBJPM 2020-C9	No
Whole Loan	$155,000,000	$155,000,000

The Borrower. The borrower is CAP OZ 34, LLC, a Delaware limited liability company. The company is structured to be a single purpose entity with two independent directors in its organizational structure.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Sansome Guarantor LLC (an affiliate of Sansome Partners) and LDH, LLC (an affiliate of Hunter Properties), which are liable on a several basis, at 95% and 5%, respectively. Along with the borrower and related lender, Sansome Guarantor LLC and LDH, LLC entered into an environmental indemnity agreement upon loan origination; pursuant to such agreement, the indemnitee will not seek recourse for any indemnified matters against Sansome Guarantor LLC and LDH, LLC to the extent the applicable matters (the “Indemnified Obligations”) are either covered pursuant to the environmental insurance policy required pursuant to the Coleman Highline Whole Loan documents (the “PLL Insurance”) or are the obligation of the former occupant at the Coleman Highline Property, and such former occupant is in compliance with the operative documents requiring its adherence to certain environmental covenants, obligations and restrictions applicable to the Coleman Highline Property (said covenants, obligations, and restrictions, the “Prior Owner Documents”). Notwithstanding the foregoing, Sansome Guarantor LLC and LDH, LLC will become fully liable for the foregoing Indemnified Obligations in the event that either: (a) Sansome Guarantor LLC and LDH, LLC fail to diligently pursue payment and satisfaction of the Indemnified Obligations under the PLL Insurance and/or the Prior Owner Documents (as applicable) or (b) the Indemnified Obligations are not paid and satisfied by the insurance company providing the PLL Insurance or the applicable party pursuant to the Prior Owner Documents, in either case for any reason whatsoever, within 180 days of the indemnitee making demand of Sansome Guarantor LLC and LDH, LLC for the applicable Indemnified Obligation(s).

Founded in 1997 by Sandy Dean, Sansome Partners is a San Francisco-based investment firm, with offices in Seattle, Boston, and New York, that makes long-term investments in businesses and assets. Sansome Partners is one of the main investment vehicles for the Fisher Family, the founders of both GAP and Banana Republic, and has deployed over $3.0 billion of private equity capital since inception. Additionally, Sansome Partners manages an over $1.0 billion long-only fund, targeting 10 positions in publicly-traded companies. Over the last 20 years, Hunter Properties, through the development arm Hunter Storm, LLC, has leveraged its multiple product-type development experience with its entitlement experience to complete several real estate projects. More recently, the firm has focused on transit-oriented development (TOD) and mixed-use development.

The Property. The Coleman Highline Property is a newly developed three-building, 380,951 square foot Class A office complex situated on an 8.82-acre site in San Jose, California. The Coleman Highline Property is the second phase of the greater Coleman Highline mixed-use development, which is expected to include on-site retail, a mix of restaurants, a public market, and a collection of food trucks and caterers. Built in 2020, the Coleman Highline Property features architecture with expansive glass line, large 32,000 square foot floorplates and 14’ slab-to-slab heights. The Coleman Highline Property is comprised of Building 3 (194,790 square feet; the “Building 3 Space”), Building 4 (163,272 square feet; the “Building 4 Space”), and Building A2 (22,889 square feet; the “Building A2 Space”), all of which are fully leased to Roku (as defined below). Buildings 3 and 4 are office buildings, and Building A2 is an amenities building which is expected to feature dining options, conference rooms and an auditorium. The Coleman Highline Property also includes a parking garage (the “Collateral Parking Structure”) with 1,219 parking spaces, for a parking ratio of approximately 3.2 parking spaces per 1,000 square feet of net rentable area. The Collateral Parking Structure is subject to a Declaration of Covenants, Conditions and Restrictions (the “CCR”), pursuant to which: (i) all parking structures on the Coleman Highline Property and the neighboring phase of the development (“Phase I”) are to be utilized for shared parking among the Coleman Highline Property and Phase I and (ii) all parking structures throughout the Coleman Highline development are subject to various control rights of a “Declarant” which is an affiliate of the loan sponsors. The Declarant has agreed that, notwithstanding anything to the contrary contained in the CCR: (i) the parking structure on the Coleman Highline Property will be insured in accordance with the terms of the Coleman Highline Whole Loan documents, (ii) any proceeds of the foregoing insurance will be held by the lender and made available for restoration, (iii) the Coleman Highline Property will always have access to sufficient parking to satisfy all legal requirements (including zoning requirements) as well as all requirements relating to parking set forth in the Roku lease at the Coleman Highline Property, and (iv) the Coleman Highline Property will always have access to no less than (x) 65 parking spaces in the parking structures and surface parking located on the Coleman Highline Property on an exclusive basis and (y) 1,116 parking spaces in the parking structures and surface parking located on the Coleman Highline Property and Phase I on a

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non-exclusive basis. As of October 6, 2020, the Coleman Highline Property was 100.0% leased to Roku as its United States headquarters location.

Roku, Inc. (“Roku”) (380,951 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent) was founded in 2002 and is a leading television streaming platform in the United States by base installed, representing 39% of the market share. Roku operates in two segments: Player and Platform, the first of which is a hardware-based purchase, the second of which is an ongoing paid subscription to platform access. Roku engages in “over the top” (OTT) television streaming with approximately 40 million global users as of March 2020. The platform offers approximately 5,000 domestic streaming channels and approximately 3,000 international streaming channels. Roku has expanded as a result of the increase in demand for streaming services and as of 2019, had 1,650 employees, doubling its employee count over the prior two years. The Coleman Highline Property is expected to serve as Roku’s United States headquarters, spread between the Coleman Highline Property and Coleman Highline Phase I, which includes two additional office buildings and an amenities building 100% leased to Roku. As of March 31, 2020, Roku had 39.8 million active accounts and streaming hours of 13.2 billion, increases over the prior year quarter of 37% and 49%, respectively, which helped increase revenues by 55% in the same quarter. Roku expects its new account growth, streaming hours, and employee headcount to accelerate as a result of the COVID-19 pandemic as demand for streaming content from home increases. As of December 31, 2019, Roku reported a net loss of $59.9 million and total revenue of $1.1 billion, representing an increase of 52.0% from December 31, 2018, with $515.5 million of cash and cash equivalents. In the second quarter of 2020, Roku reported a net loss of $43.1 million and added 3.2 million incremental active accounts to reach 43.0 million total accounts.

Roku recently signed a 10-year, seven-month NNN lease that will expire on September 30, 2030, with an initial annual base rent of $44.50 per square foot. In addition, Roku received six months of free rent and rent commenced on October 1, 2020. Roku has a one-time option to extend its lease for seven years at 97.5% of fair market value with 15-18 months’ notice. Roku does not have any termination or contraction options.

As of March 2020, Building 3 is fully built out and Roku began moving employees into the space prior to the start of the COVID-19 pandemic. Building 4 is fully built out except for floor coverings and cubicles, which Roku is expected to hold off on installing in the near term as they evaluate the post-COVID work environment. The landlord has satisfied all of its tenant improvement obligations and provided Roku an $82.50 per square foot tenant improvement allowance of which approximately $458,533 remained outstanding as of the origination date of the Coleman Highline Whole Loan. The borrower indicated that Roku intends to move roughly 30% of its workforce back into Building 3 by the end of 2020. The work remaining on Building 4 is expected to be completed and furnished by the end of 2020, with Roku taking occupancy by the end of the first quarter of 2021. We cannot assure you that Roku will take occupancy as expected or at all.

COVID-19 Update. As of the October 6, 2020 underwritten rent roll, the Coleman Highline Property is 100.0% leased. The sole tenant’s rent commenced October 1, 2020 and the sole tenant has not requested any lease modifications. The Coleman Highline Whole Loan is current as of the October 2020 payment date. As of October 5, 2020, the Coleman Highline Whole Loan is not subject to any modification or forbearance requests. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Coleman Highline Property is located within the San Jose Airport submarket, which is adjacent to the Mineta San Jose International Airport, and a 15-minute drive north of Downtown San Jose. The Coleman Highline Property is positioned across a pedestrian bridge from the Santa Clara Caltrain station, the most widely used mode of public transit between San Francisco and San Jose. The Santa Clara station also serves as a “Baby Bullet” stop with transit times of roughly 60 and 15 minutes to San Francisco and Palo Alto, respectively. The Coleman Highline Property is the second phase of the greater Coleman Highline mixed-use development. Phase I includes two additional office buildings, both fully leased to Roku, with a total Roku square footage at the Coleman Highline mixed-use development of 738,057 square feet. A fourth phase of the greater Coleman Highline mixed-use development is scheduled to be completed by 2021 and is expected to feature additional office space that is 100% leased to Verizon. The Coleman Highline Property is located in an area with a concentration of major technology companies including Google, Apple, Netflix and Facebook. According to a third-party market research report, the estimated 2020 population within a one-, three-, and five-mile radius was projected to be 10,205, 176,399, and 642,978, respectively. The population within the same radii is expected to grow 0.37%, 2.31%, and 2.14%, respectively, over the next five years. The 2020 average household income within a one-, three-, and five-mile radius was $130,114, $135,262, and $140,271.

According to the appraisal, as of the first quarter of 2020, the San Jose Airport submarket consisted of approximately 5.5 million square feet of office space with an overall market vacancy of 8.6% and average asking rents of approximately $3.69 per square feet.

The appraisal identified six lease comparables for the Coleman Highline Property. Comparable buildings were built between 1984 and 2021 and range in size from 42,188 square feet to 643,990 square feet. Initial asking rents at the comparable properties ranged between $42.00 and $49.20 per square foot (net leases) with a weighted average of approximately $46.71 per square foot. The appraisal concluded a market rent at the Coleman Highline Property of $46.20 per square foot. The Coleman Highline Property has an in-place rent of $44.50 per square foot.

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Historical and Current Occupancy(1)
2017	2018	2019	Current(2)
N/A	N/A	N/A	100.0%
(1)	The historical occupancy is not available since the Coleman Highline Property was recently constructed.
(2)	Current Occupancy is as of October 6, 2020.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(4)	% of Total Base Rent	Lease Expiration Date
Roku, Inc.(2)(3)	NR / NR / NR	380,951	100.0%	$44.50	100.0%	9/30/2030
Total		380,951	100.0%	$44.50	100.0%
Other Occupied		0	0.0	$0.00	0.0
Total Occupied		380,951	100.0%	$44.50	100.0%
Vacant		0	0.0
Total		380,951	100.0%

(1)	Based on the underwritten rent roll.

(2)	Roku has no termination or contraction options.

(3)	Roku is expected to take occupancy of Building 4 (163,272 square feet) of the Coleman Highline Property in the first quarter of 2021. We cannot assure you that Roku will take occupancy as expected or at all.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2020	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	1	380,951	100.0	16,950,792	100.0	380,951	100.0%	$16,950,792	100.0%
2031 and Thereafter	0	0	0.0	0	0.0	380,951	100.0%	$16,950,792	100.0%
Total	1	380,951	100.0%	$16,950,792	100.0%

(1)	Based on the underwritten rent roll.

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Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent	$16,950,792	$44.50	73.8%
Rent Steps(3)	512,002	1.34	2.2
Gross Potential Rent	$17,462,794	$45.84	76.1%
Total Reimbursements	5,491,000	14.41	23.9
Total Other Income	0	0.00	0.0
Net Rental Income	$22,953,794	$60.25	100.0%
(Vacancy/Credit Loss)	(1,147,690)	(3.01)	(5.0)
Effective Gross Income	$21,806,104	$57.24	95.0%
Total Expenses	$5,806,707	$15.24	26.6%
Net Operating Income	$15,999,397	$42.00	73.4%
Total TI/LC, Capex/RR	0	0.00	0.0
Net Cash Flow	$15,999,397	$42.00	73.4%
(1)	Historical financial information is not available because the Coleman Highline Property was recently built in 2020 with the sole tenant commencing to take occupancy in March 2020.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Represents 12 months of rent steps.

Property Management. The Coleman Highline Property is managed by Hunter Properties, Inc., an affiliate of the borrower.

Escrows and Reserves. At loan origination of the Coleman Highline Whole Loan, the borrower funded reserves of (i) approximately $814,077 for real estate taxes (equivalent to 48 months of tax payments), (ii) approximately $5,000,000 for a debt service reserve, and (iii) approximately $1,871,099 related to the remaining free rent (in the amount of $1,412,566) and tenant improvement allowance (in the amount of $458,533) pursuant to the Roku lease.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at $203,519).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the origination date, an acceptable blanket policy was in effect.

Replacement Reserve – Solely to the extent the Single Tenant Condition (as defined below) fails to be satisfied as of the applicable due date, the borrower is required to deposit approximately $6,350 into a replacement reserve account for annual capital expenditures.

Rollover Reserve – Solely to the extent the Single Tenant Condition fails to be satisfied as of the applicable due date, the borrower is required to deposit $47,620 into a rollover reserve account for tenant improvements and leasing commissions that may be incurred.

A “Single Tenant Condition” is satisfied when a single tenant lease is in full force and effect and no Trigger Period (as defined below) has occurred and is then continuing.

Lockbox / Cash Management. The Coleman Highline Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause the tenants to deposit rents directly into a lender-approved lockbox account (the “Clearing Account”). In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the Coleman Highline Property into the Clearing Account within one business day of receipt. Provided no Trigger Period exists, funds deposited into the Clearing Account are required to be swept on a daily basis into the borrower’s operating account. If a Trigger Period exists, such funds are required to be swept on a daily basis into the deposit account and applied and disbursed in accordance with the loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default under the Coleman Highline Whole Loan (ii) the debt yield being less than 8.0% on the last day of any calendar quarter, (iii) the commencement of a Lease Sweep Period (as defined below), or (iv) the disbursement of funds from the debt service reserve account; and will end if, (A) with respect to clause (i), the event of default under the Coleman Highline Whole Loan has been cured and such cure has been accepted by the lender (and no other event of default under the Coleman Highline Whole Loan is then continuing), (B) with respect to clause (ii), the debt yield is at least 8.0% on the last day of any calendar quarter, (C) with respect to clause (iii), such Lease Sweep Period has ended pursuant to the terms thereof (and no other

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Lease Sweep Period is then continuing), or (D) with respect to clause (iv), the earliest to occur of (x) the satisfaction of all Debt Service Reserve Release Conditions (as defined below) and (y) the reimbursement of any portion of the debt service reserve funds that have been allocated to the monthly debt service payment.

A “Lease Sweep Period” will commence on the first monthly payment date following the occurrence of any of the following: (a) the earliest of (i) the date that is 12 months prior to the stated maturity date of the Coleman Highline Whole Loan, (ii) the date that is 15 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of the Roku lease (or a replacement lease that covers all or any portion of the Roku premises) (a “Lease Sweep Lease”), provided, however, if the entirety of any “dark” portion is demised to a subtenant that is reasonably approved by the lender (which subtenant must be open and operating in the entirety of said space and must either (x) be of a credit quality and reputation that is not materially less as compared with the tenant pursuant to the applicable Lease Sweep Lease (as determined by the lender in its reasonable discretion) or (y) have an investment grade rating) pursuant to a sublease that is coterminous with the applicable Lease Sweep Lease (the “Sublease Conditions”), the foregoing 15 month period will be extended to 24 months or (iii) the date under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or the property manager of written notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date); (c) the occurrence of a Go Dark Trigger (as defined below); (d) a monetary or material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; or (e) the occurrence of an insolvency proceeding in connection with a Lease Sweep Tenant (as defined below). A Lease Sweep Period will end upon the first to occur of the following: (A) in the case of clauses (a), (b), and (c) above, (I) either (x) the entirety of the applicable premises, or applicable portion thereof, is leased pursuant to one or more qualified leases or (y) a portion of the applicable premises, or applicable portion thereof, is leased pursuant to one or more qualified leases so as to cause the Coleman Highline Property to achieve a debt yield of 8.0% and (II) sufficient funds have been accumulated (or otherwise deposited) in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated leasing expenses, free rent periods, and/or rent abatement periods with respect to such qualified leases and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases; (B) in the case of clause (a) above, the date on which the applicable tenant (I) irrevocably exercises its renewal or extension option with respect to either (x) all of its premises or (y) a portion of the applicable premises, or applicable portion thereof, is leased pursuant to one or more qualified leases so as to cause the Coleman Highline Property to achieve a debt yield of 8.0%, and (II) sufficient funds have been accumulated (or deposited) in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated leasing expenses, free rent periods and/or rent abatement periods with respect to such renewal or extension; (C) in the case of clause (d) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under the Lease Sweep Lease occurs for a period of six consecutive months following such cure; (D) in the case of clause (c) above, (x) Roku (or a replacement tenant that occupies all or any portion of the Roku premises) resumes operation of its business in the entirely of the applicable premises and continuously operates for at least 30 days or (y) the date on which the lease sweep funds in the lease sweep account in connection with the Go Dark Trigger (as defined below) pursuant to clause (c) above equals or exceeds the Lease Sweep Go Dark Deposit Amount (as defined below) or the borrower delivers a letter of credit (which satisfies the requirements set forth in the loan documents) in an amount equal to the Lease Sweep Go Dark Deposit Amount or (z) the date on which either the Sublease Conditions are satisfied, or the tenant achieves an investment grade rating; (E) in the case of clause (e) above, either (a) the applicable Lease Sweep Tenant’s insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender; and (F) in the case of clauses (a), (b), (d), and (e) above, the date on which (x) the funds in the lease sweep account collected with respect to the Lease Sweep Lease in question (including any lease termination payments with respect to such Lease Sweep Lease deposited into the lease sweep account) is equal to the Lease Sweep Deposit Amount (as defined below) applicable to such space, (y) the borrower delivers to the lender a letter of credit in the foregoing amount or (z) the borrower deposits an amount equal to the deficient amount for deposit into the lease sweep account, unless, in any such case, the applicable premises has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrower to incur expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in the lender’s determination, exceed the Lease Sweep Deposit Amount applicable to such premises (in which case the Lease Sweep Period in question will continue until the borrower satisfies clause (A) above).

A “Lease Sweep Go Dark Deposit Amount” means (x) solely with respect to a Lease Sweep Period commencing upon the occurrence of a Go Dark Trigger prior to August 7, 2026, an amount equal to the portion of the rentable square feet of the applicable Lease Sweep Lease in which the applicable tenant has “gone dark” multiplied by $60.00 and (y) for the period from and after August 7, 2026, an amount equal to the total rentable square feet of the applicable Lease Sweep Lease multiplied by $60.00.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable square feet of the applicable Lease Sweep Lease multiplied by $60.00.

A “Lease Sweep Tenant” means a tenant under a Lease Sweep Lease or, if such tenant’s obligations are guaranteed by its direct or indirect parent company (if any), such parent company.

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A “Go Dark Trigger” will be deemed to occur on the date on which any Lease Sweep Tenant discontinues its business (i.e., “goes dark”) in more than 50% of its space at the Coleman Highline Property, not including the Building A2 Space, or gives notice that it intends to discontinue its business in greater than 50% of its applicable premises at the Coleman Highline Property, not including the Building A2 Space, provided, however, that for so long as any such discontinuation of operations by a Lease Sweep Tenant satisfies any of the following conditions, no Go Dark Trigger will be deemed to occur in connection with any of the following (each a “Go Dark Exception”): (i) either: (A) such discontinuation is effectuated in order to comply with governmental restrictions which restrict the use or occupancy of the Coleman Highline Property in connection with the COVID-19 pandemic or any other pandemic or epidemic (a “SIP Order”), and the applicable Lease Sweep Tenant resumes operations in its space within 90 days after such SIP Order is lifted or (B) such discontinuation occurs prior to August 7, 2022 in connection with such Lease Sweep Tenant’s commercially reasonable safety protocols relating to the COVID-19 pandemic; provided further that the applicable Lease Sweep Tenant resumes operations in its applicable premises no later than August 7, 2022; (ii) such discontinuation is related to upgrades or renovations to the premises pursuant to the Lease Sweep Lease and lasts for a period of no longer than 180 days; (iii) such discontinuation is in connection with an ongoing restoration of the Coleman Highline Property following a casualty and lasts for a period of no longer than 12 months after receipt of all applicable governmental permits and approvals necessary to complete the applicable restoration; (iv) any cessation by the Lease Sweep Tenant of all or some of the applicable premises so long as during the period that such discontinuation of operations continues, such Lease Sweep Tenant (or  any parent entity that has guaranteed all of such Lease Sweep Tenant’s obligations pursuant to the Lease Sweep Lease) maintains an investment grade rating; or (v) the Sublease Conditions are satisfied with respect to the applicable Lease Sweep Lease. In addition to the Go Dark Exceptions identified in the above, no Go Dark Trigger will have occurred with respect to Roku not yet having commenced operating in the Building B4 Space in connection with Roku performing the initial buildout and occupancy of its space (provided that the initial buildout and occupancy have completed and operations commence on or before the earlier to occur of (x) August 7, 2022 and (y) one year after the termination of any SIP Order in place as of the origination date).

A “Debt Service Reserve Release Conditions” will be met so long as each of the following conditions is satisfied after July 7, 2021: (i) no Trigger Period is then continuing (other than pursuant to clause (iv) in the definition of Trigger Period set forth above); (ii) each tenant under a Lease Sweep Lease has timely made all rental payments (including, without limitation, any payments of additional rent, common area maintenance expenses, tax assessments) due under any Lease Sweep Lease for the immediately preceding three full calendar month period; (iii) the debt service coverage ratio is equal to or exceeds 3.42x; and (iv) no portion of the debt service reserve funds has been allocated to the monthly debt service payment during the immediately preceding 11 full calendar month period.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Point West Portfolio

1601 Response Road

POINT • WEST • CORPORATE • CENTER

1610 & 1620 Arden Way

1545 River Park

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Point West Portfolio

MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS
SACRAMENTO INTERNATIONAL AIRPORT
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Point West Portfolio

	PROPERTY NAME	ADDRESS	CITY, STATE	ZIP CODE
1	1610 & 1620 Arden Way	1610 & 1620 Arden Way	Sacramento, CA	95815
2	1545 River Park	1545 River Park Drive	Sacramento, CA	95815
3	1601 Response Road	1601 Response Road	Sacramento, CA	95815

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$39,500,000	Title:	Fee
Cut-off Date Principal Balance:	$39,500,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.4%	Net Rentable Area (SF):	346,227
Loan Purpose:	Refinance	Location:	Sacramento, CA
Borrowers:	Point West Investors LLC, Nelson	Year Built / Renovated:	Various / N/A
	Point West LLC, BW Point West	Occupancy:	84.7%
	Property LLC	Occupancy Date:	8/31/2020
Loan Sponsor:	Matthew T. White	Number of Tenants:	52
Interest Rate:	3.06700%	2017 NOI:	$2,751,306
Note Date:	9/30/2020	2018 NOI:	$2,684,723
Maturity Date:	10/6/2030	2019 NOI:	$3,611,256
Interest-only Period:	120 months	TTM NOI (as of 8/2020)(1):	$3,908,173
Original Term:	120 months	UW / Economic Occupancy(4):	84.7%
Original Amortization:	None	UW Revenues:	$7,772,716
Amortization Type:	Interest Only	UW Expenses:	$3,137,294
Call Protection:	L(24),Def(91),O(5)	UW NOI(1)(4):	$4,635,422
Lockbox / Cash Management:	Springing / Springing	UW NCF(4):	$4,048,730
Additional Debt:	N/A	Appraised Value / Per SF(2)(4):	$66,500,000 / $192
Additional Debt Balance:	N/A	Appraisal Date:	7/23/2020
Additional Debt Type:	N/A

Escrows and Reserves(3)				Financial Information(4)
	Initial	Monthly	Initial Cap
Taxes:	$331,747	$47,392	N/A	Cut-off Date Loan / SF:	$114
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$114
Replacement Reserves:	$0	$5,870	$140,891	Cut-off Date LTV(2):	59.4%
TI/LC:	$1,300,000	$58,705	$2,250,000	Maturity Date LTV(2):	59.4%
Immediate Repairs:	$33,370	$0	N/A	UW NCF DSCR:	3.30x
Other:	$0	$0	N/A	UW NOI Debt Yield:	11.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$39,500,000	100.0%	Payoff Existing Debt	$34,168,289	86.5%
			Return of Equity	3,064,113	7.8
			Upfront Reserves	1,665,117	4.2
			Closing Costs	602,481	1.5
Total Sources	$39,500,000	100.0%	Total Uses	$39,500,000	100.0%
(1)	The increase in NOI from TTM to UW is attributed to (i) $145,795 of rent steps through August 31, 2021 and straight line rent for investment grade tenants and (ii) five new leases signed since March 2020, which represent 38,687 square feet of the total net rentable area and $919,522 of the underwritten base rent at the Point West Portfolio.
(2)	Based on the “As-Portfolio” value of $66,500,000. The “As-Portfolio” value applies a 20% discount to the “As-Is” appraised value of the retail pad located at 1620 Arden Way. The individual appraisals concluded an aggregate “As-Is” appraised value of $66,910,000, which results in a Cut-off Date LTV and Maturity Date LTV of 59.0%.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	While the Point West Portfolio Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Point West Portfolio Loan more severely than assumed in the underwriting of the Point West Portfolio Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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The Loan. The Point West Portfolio mortgage loan is a $39.5 million loan (the “Point West Portfolio Loan”) secured by the borrowers’ fee interest in three office buildings totaling 346,227 square feet and one retail pad site in Sacramento, California (the “Point West Portfolio Properties”). The Point West Portfolio Loan has a ten-year term and will be interest-only for its entire term. The Point West Portfolio Loan was originated by Deutsche Bank AG, New York Branch on September 30, 2020.

The Borrowers. The borrowers are three tenants-in-common, Point West Investors LLC (73.38% tenant-in-common interest), BW Point West Property LLC (18.65% tenant-in-common interest) and Nelson Point West LLC (7.97% tenant-in-common interest). Each tenant-in-common borrower is a Delaware limited liability company structured to be a single purpose entity, with the borrowers having one independent director in their organizational structure.

The Loan Sponsor. The loan sponsor is Matthew T. White and the non-recourse carveout guarantors are Matthew T. White, Deborah Dedomenico and Gary D. Nelson. Matthew T. White is the current Chief Executive Officer of Basin Street Properties, has been with the company since 2000, and owns an interest in the managing member of the Point West Investors LLC borrower. A family trust and other entities owned by Deborah Dedomenico own all of the BW Point West Property LLC borrower and a family trust related to Gary D. Nelson owns all of the Nelson Point West LLC borrower. The non-recourse carveout guaranties and environmental indemnities executed by each of Deborah Dedomenico and Gary D. Nelson are limited to certain events caused by such guarantor’s related tenant-in-common borrower, or, in certain cases, by such guarantor or its affiliates. Basin Street Properties was founded in 1974 and is a developer, owner and operator of commercial real estate. Basin Street Properties has a portfolio of approximately 5.2 million square feet which includes office, retail, residential and hospitality properties of which approximately 1.5 million square feet is in Sacramento, California.

The Properties. The Point West Portfolio Properties consist of three buildings totaling 346,227 square feet of Class A and B office space, and one retail pad site, located in Sacramento, California. The three office properties are located at 1545 River Park Drive, 1601 Response Road, and 1610 Arden Way and the retail pad is a leased fee interest located at 1620 Arden Way. The Point West Portfolio Properties are located approximately five miles northeast of downtown Sacramento in the Point West district of Sacramento, California. Point West is a well-established commercial and residential district offering shopping, dining, and office destinations for the greater Sacramento region, including Cal Exposition and Arden Fair Mall. The Point West Portfolio Properties are 84.7% leased to 52 tenants across numerous sectors, with no single tenant occupying more than 7.8% of the square feet in the portfolio.

The 1610 & 1620 Arden Way property includes (i) 1610 Arden Way, a two-story Class B building built in 1983 totaling 150,188 square feet (43.4% of portfolio net rentable area) with a parking ratio of 2.42 spaces per 1,000 square feet and (ii) 1620 Arden Way, a freestanding retail pad site that is ground leased to a Jared’s Jewelry store through November 2025. The 1610 & 1620 Arden Way property represents 43.0% of portfolio underwritten base rent (inclusive of the 1620 Arden Way ground lease). The 1610 Arden Way building is 82.5% occupied by 19 tenants across multiple industries. The largest tenants are the Social Security Administration, UBS Financial Services and Covered California.

The 1545 River Park Drive property is a five-story Class A building built in 1982 totaling 121,606 square feet (35.1% of portfolio net rentable area), represents 36.9% of portfolio underwritten base rent, and has a parking ratio of 3.82 spaces per 1,000 square feet. The 1545 River Park Drive property is 89.3% occupied by 21 tenants. The largest tenants are Clear Channel Broadcasting, Umpqua Bank and American Cancer Society.

The 1601 Response Road property is a three-story Class B building built in 1984 totaling 74,433 square feet (21.5% of portfolio net rentable area), represents 20.1% of portfolio underwritten base rent and has a parking ratio of 3.76 spaces per 1,000 square feet. The 1601 Response Road property is 81.4% occupied by 11 tenants. The largest tenants are CA Health Benefit Exchange and Insurance Company of the West. The three properties are summarized below.

Portfolio Summary
Property Name	City, State	Year Built	NRA	Property Occupancy	Allocated Cut- Off Date Balance	% Allocated Cut-off Date Balance	Appraised Value(1)
1610 & 1620 Arden Way	Sacramento, CA	1983, 2000	150,188	82.5%	$18,129,502	45.9%	$30,710,000
1545 River Park Drive	Sacramento, CA	1982	121,606	89.3%	13,636,975	34.5	23,100,000
1601 Response Road	Sacramento, CA	1984	74,433	81.4%	7,733,523	19.6	13,100,000
Total / Weighted Average			346,227	84.7%	$39,500,000	100.0%	$66,910,000
(1)	Represents the aggregate of the individual “As – Is” appraised values. The Appraised Value of the Point West Portfolio Properties is the “As Portfolio” value of $66,500,000, which applies a 20% discount to the “As-Is” appraised value of the retail pad located at 1620 Arden Way.

The largest tenant of the Point West Portfolio Properties, Social Security Administration (7.8% of portfolio net rentable area; 9.6% of portfolio underwritten base rent) leases 26,966 square feet at the 1610 & 1620 Arden Way property through January 2, 2026. The Sacramento Office of Adjudication and Review (GSA) provides California citizens the ability to appeal on issues related to Social Security Disability hearings and Social Security Income hearings. This office handles the adjudication procedures for all of Northern California, with 15 different administrative judges, processing an average of 30 total cases per day. The tenant may terminate its lease in whole or in part effective any time after January 2, 2024 by giving at least 90 days’ written notice. The tenant does not have any renewal options.

The second largest tenant of the Point West Portfolio Properties, Clear Channel Broadcasting (4.8% of portfolio net rentable area; 5.8% of portfolio underwritten base rent) leases 16,792 square feet at the 1545 River Park Drive property through April 30, 2023. Clear Channel

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Broadcasting, now part of iHeartMedia, is a radio broadcaster. With over 850 stations nationwide, Clear Channel Broadcasting provides listeners with music, news, talk, sports and other content across multiple platforms including on-air and online. Clear Channel Broadcasting has two alternative sets of renewal options (a short term option and a long term option); (i) a six month renewal option at 115% of the base rent of the final term of the lease with at least 12 months' written notice or (ii) two five-year renewal options at fair market value upon 12 months' written notice.

The third largest tenant of the Point West Portfolio Properties, CA Health Benefit Exchange (4.5% of portfolio net rentable area; 4.7% of portfolio underwritten base rent) leases 15,533 square feet at the 1601 Response Road property through April 30, 2026. CA Health Benefit Exchange is where Californians can get health insurance under the Patient Protection and Affordable Care Act from brand-name insurance with federal premium assistance. The CA Health Benefit Exchange was renamed Covered California in October 2012. Covered California is supported by the State of California as well as the California Department of Health Care Services. With the help of Covered California, nearly 35 million Californians have access to care options from providers including Anthem Blue Cross, Blue Shield of California, Health Net, and Kaiser Permanente. CA Health Benefit Exchange may terminate its lease at the 1601 Response Road property at any time effective on or after April 30, 2022, by giving the landlord at least 60 days' written notice. The tenant has no extension options at the 1601 Response Road property. Covered California also leases 10,796 square feet at the 1610 & 1620 Arden Way property (3.1% of portfolio net rentable area; 3.5% of portfolio underwritten base rent) through April 30, 2023. Covered California may terminate its lease at the 1610 & 1620 Arden Way property at any time effective on or after May 31, 2022, by giving the landlord at least 90 days' written notice. The tenant has no extension options at the 1610 & 1620 Arden Way property.

COVID-19 Update. As of October 1, 2020, the Point West Portfolio is open, however most tenants have implemented a work from home policy for their employees. For August and September 2020, tenants occupying 97.2% and 99.7%, respectively of the occupied square feet paid their rent, and 99.2% and 99.9%, of the underwritten base rent, respectively, were collected. Three tenants totaling 4.9% of the underwritten base rent and 2.8% of the occupied square feet have requested rent relief. One tenant representing 0.0% of the underwritten base rent and 0.3% of the occupied square feet was granted a rent abatement from May to December 2020. One tenant representing 2.8% of the underwritten base rent and 2.6% of the occupied square feet was granted a 50% rent abatement in May, June and July in exchange for one additional year in its lease term. One tenant representing 2.1% of the underwritten base rent and 0.0% of the occupied square feet was granted a 50% rent deferral in April, May and June to be paid in three equal installments from January to March 2021. One tenant representing 1.8% of the underwritten base rent and 1.8% of the occupied square feet has yet to take occupancy of its space due to the delay in its buildout caused by the COVID-19 pandemic. The rent commencement date is expected to be in December 2020. As of October 1, 2020, the Point West Portfolio Loan was not subject to any modification or forbearance requests. The first payment date is scheduled for November 6, 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Point West Portfolio Properties are located in the Point West submarket, in Sacramento, California. According to the appraisal, the Point West office submarket contains approximately 3.0 million square feet and recorded an average asking rent of $24.96 per square foot as of the second quarter of 2020. The submarket’s vacancy rate was noted at 11.88% which has consistently declined from 27.06% in 2012. Over the past decade, the submarket absorbed an annual average of 19,000 square feet on a net basis and reported an average vacancy rate of 20.86% during this period. As of the second quarter of 2020, the submarket saw a net absorption of approximately 31,000 square feet and posted a vacancy rate of 11.88%, down 42 basis points year-over-year.

The appraisal referenced four comparable office leases that range in base rent from approximately $22.20 - $25.80 per square foot. The appraiser concluded to a market rent of (i) $24.60 per square foot at the 1610 Arden Way building, (ii) $30.00 per square foot at the 1620 Arden Way building, (iii) $25.80 per square foot at the 1545 River Park property and (iv) $24.60 per square foot at the 1601 Response Road property.

Historical and Current Occupancy
2017(1)	2018(1)	2019(1)	Current(2)
75.1%	76.4%	74.3%	84.7%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is the occupancy as of August 31, 2020.

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Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total Portfolio NRA	Base Rent PSF(3)	% of Total Portfolio Base Rent(3)	Lease Expiration Date
Social Security Administration(4)	Aaa / AAA / AA+	26,966	7.8%	$26.00	9.6%	1/2/2026
Clear Channel Broadcasting	NR / NR / NR	16,792	4.8	$25.50	5.8	4/30/2023
CA Health Benefit Exchange(5)	Aa2 / AA / AA-	15,533	4.5	$22.04	4.7	4/30/2026
UBS Financial Services	Aa3 / AA- / A+	15,074	4.4	$24.83	5.1	8/31/2023
Insurance Company of the West	NR / NR / NR	14,335	4.1	$25.90	5.1	3/31/2023
Covered California(6)	Aa2 / AA / AA-	10,796	3.1	$23.62	3.5	4/30/2023
Res Systems 3(7)	NR / NR / NR	10,258	3.0	$24.24	3.4	7/30/2026
Umpqua Bank	NR / NR / NR	10,179	2.9	$25.85	3.6	4/30/2023
American Cancer Society	NR / NR / NR	8,978	2.6	$25.20	3.1	9/30/2021
Valassis Sales & Marketing	NR / NR / NR	8,580	2.5	$24.00	2.8	8/31/2021
Total		137,491	39.7%	$24.85	46.5%
Other Occupied(8)		155,595	44.9	$25.21	53.5
Total Occupied	293,086		84.7%	$25.04	100.0%
Vacant		53,141	15.3
Total	346,227		100.0%
(1)	Based on the underwritten rent roll dated August 31, 2020.

(2)	Certain ratings are those of the parent or government entity whether or not the parent or government entity guarantees the lease.

(3)	The Base Rent PSF and % of Total Base Rent is inclusive of the retail pad site that is ground leased to a Jared’s jewelry store through November 2025.

(4)	The Social Security Administration may terminate its lease in whole or in part effective any time after January 2, 2024 by giving at least 90 days’ written notice.

(5)	The CA Health Benefit Exchange may terminate its lease at any time effective on or after April 30, 2022, by giving at least 60 days’ written notice.

(6)	Covered California may terminate its lease at any time effective on or after May 31, 2022 by giving at least 90 days’ written notice.

(7)	RES Systems 3 has a one-time right to terminate its lease on or after July 31, 2024 by giving at least 180 days’ written notice.

(8)	Other Occupied Net Rentable Area (SF) and Base Rent PSF includes DGS Speech Pathology which has signed a lease commencing February 1, 2021 and is currently building out its space and is expected to take occupancy in February 2021. Gap rent was not reserved for.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	53,141	15.3%	NAP	NAP	53,141	15.3%	NAP	NAP
MTM & 2020	0	0	0.0	$0	0.0%	53,141	15.3%	$0	0.0%
2021	11	42,564	12.3	1,052,184	14.3	95,705	27.6%	$1,052,184	14.3%
2022	12	41,064	11.9	1,057,711	14.4	136,769	39.5%	$2,109,895	28.7%
2023	10	95,687	27.6	2,408,801	32.8	232,456	67.1%	$4,518,696	61.6%
2024	5	15,582	4.5	369,880	5.0	248,038	71.6%	$4,888,576	66.6%
2025	5	17,232	5.0	550,829	7.5	265,270	76.6%	$5,439,405	74.1%
2026	5	61,409	17.7	1,536,730	20.9	326,679	94.4%	$6,976,135	95.0%
2027	0	0	0.0	0	0.0	326,679	94.4%	$6,976,135	95.0%
2028	1	5,497	1.6	127,300	1.7	332,176	95.9%	$7,103,435	96.8%
2029	2	7,309	2.1	181,816	2.5	339,485	98.1%	$7,285,251	99.3%
2030	0	0	0.0	0	0.0	339,485	98.1%	$7,285,251	99.3%
2031 and Thereafter(4)	1	6,742	1.9	54,219	0.7	346,227	100.0%	$7,339,470	100.0%
Total	52	346,227	100.0%	$7,339,470	100.0%
(1)	Based on the underwritten rent roll dated August 31, 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	The 2025 Base Rent Expiring is inclusive of revenue generated by the retail pad site that is ground leased to a Jared’s jewelry store. The improvements are not part of the collateral and as such no square footage is allocated to this space.

(4)	2031 and Thereafter square footage is inclusive of the Health Club/Conference Room space.

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Operating History and Underwritten Net Cash Flow
	2017	2018	2019	TTM 8/31/2020	Underwritten	Per Square Foot	%(1)
Base Rent	$6,071,509	$5,928,015	$6,323,264	$6,631,281	$7,339,470	$21.20	80.0%
Rent Steps	0	0	0	0	145,795	0.42	1.6
Vacant Income	0	0	0	0	1,399,088	4.04	15.3
Gross Potential Rent	$6,071,509	$5,928,015	$6,323,264	$6,631,281	$8,884,352	$25.66	96.9%
Total Reimbursements	0	145,794	199,896	193,137	198,931	0.57	2.2
Total Other Income	79,658	77,205	81,481	88,520	88,520	0.26	1.0
Net Rental Income	$6,151,167	$6,151,014	$6,604,641	$6,912,938	$9,171,804	$26.49	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,399,088)	(4.04)	(15.3)
Effective Gross Income	$6,151,167	$6,151,014	$6,604,641	$6,912,938	$7,772,716	$22.45	84.7%
Total Expenses	$3,399,861	$3,466,291	$2,993,385	$3,004,765	$3,137,294	$9.06	40.4%
Net Operating Income(2)	$2,751,306	$2,684,723	$3,611,256	$3,908,173	$4,635,422	$13.39	59.6%
Total TI/LC, Capex/RR	0	0	0	0	586,692	1.69	7.5
Net Cash Flow	$2,751,306	$2,684,723	$3,611,256	$3,908,173	$4,048,730	$11.69	52.1%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	The increase in Net Operating Income from TTM to Underwritten is attributed to (i) $145,795 of rent steps through August 31, 2021 and straight line rent for investment grade tenants and (ii) five new leases signed since March 2020, which represent 38,687 square feet of the total net rentable area and $919,522 of the underwritten base rent at the Point West Portfolio.

Property Management. The Point West Portfolio Properties are managed by Basin Street Properties, an affiliate of the loan sponsor.

Escrows and Reserves. At loan origination, the borrowers deposited (i) $1,300,000 into a tenant improvement allowances and leasing commissions reserve, (ii) $331,747 into a real estate tax reserve and (iii) $33,370 into an immediate repairs reserve.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at $47,392).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in place. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to $5,870, provided that the borrowers are not required to make such deposits at any time the funds in such reserve equal or exceed $140,891.

Rollover Reserve – The borrowers are required to deposit into a rollover reserve, on a monthly basis through the monthly payment date in December 2025, an amount equal to approximately $58,705. Starting on the monthly payment date in January 2026, the borrowers are required to deposit into a rollover reserve on a monthly basis approximately $73,381. The borrowers are not required to make deposits into the rollover reserve at any time that funds in such reserve equal or exceed $2,250,000.

Lockbox / Cash Management. The Point West Portfolio Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Management Trigger Event (as defined below) the borrowers are required to establish a lender-controlled lockbox account and the borrowers are required to cause all tenants under leases at the Point West Portfolio Properties to pay all rents directly into such lockbox account, and, if despite such direction, the borrowers or manager receive any rents, they are required to deposit such rent into such lockbox account within one business day of receipt. Provided that no Trigger Period (as defined below) is continuing, funds in the lockbox account will be transferred to or at the direction of the borrowers. During the continuance of a Trigger Period, all funds in the lockbox account are required to be transferred to the cash management account daily and, provided no event of default is continuing, disbursed in accordance with the Point West Portfolio Loan documents to make deposits into the tax and insurance reserves as described above, to pay debt service on the Point West Portfolio Loan, to make deposits into the replacement reserve and rollover reserve as described above, to pay the lesser of actual monthly operating expenses and monthly budgeted operating expenses as set forth in the borrowers’ annual budget (which during a Trigger Period is required to be reasonably approved by the lender) and lender-approved extraordinary expenses, and to deposit any remainder into a cash collateral account to be held as additional security for the Point West Portfolio Loan during the continuance of such Trigger Period.

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A “Trigger Period” will be continuing upon (i) an event of default under the Point West Portfolio Loan until cured or (ii) the debt service coverage ratio as calculated in the Point West Portfolio Loan documents being less than 1.20x (assuming a 30-year amortization schedule) until the date the Point West Portfolio Properties achieves a debt service coverage ratio of at least 1.25x (assuming 30-year amortization) for two consecutive calendar quarters.

A “Cash Management Trigger Event” will occur upon (i) an event of default under the Point West Portfolio Loan or (ii) the debt service coverage ratio as calculated in the Point West Portfolio Loan documents being less than 1.25x (assuming a 30-year amortization schedule).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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DATA © OSM CONTRIBUTORS
MINNEAPOLIS/ST PAUL INTERNATIONAL AIRPORT
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Thermo King Corporation
Valley View Playfield
W 90TH ST
Long Meadow Lake
Central Park Commons
Blue Cross and Blue Shield of Minnesota
Anthem
Twin Cities Premium Outlets
Cedar Cliff Center
Cliff Lake Centre
Skywater Technology HQ
2401 East 86th Street
Bloomington, MN 55425
Champlin
Rogers
Brooklyn Park
Mounds View
Maple Grove
Shoreview
Plymouth
Minneapolis
St Paul
Lake Elmo
Oakdale
Minnetonka
Woodbury
Eden Prairie
Bloomington
Chaska
Cottage Grove
Burnsville
Rosemount
Coates
Savage
Apple Valley

A-3-73

Annex A-3	Benchmark 2020-B20

Skywater Technology HQ

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$39,000,000	Title:	Fee
Cut-off Date Principal Balance:	$39,000,000	Property Type - Subtype:	Industrial – Flex/R&D
% of Pool by IPB:	4.3%	Net Rentable Area (SF):	393,765
Loan Purpose(1):	Recapitalization	Location:	Bloomington, MN
Borrower:	Oxbow Realty Partners, LLC	Year Built / Renovated:	1985, 1994, 2000, 2020 / N/A
Loan Sponsor:	Loren Unterseher	Occupancy:	100.0%
Interest Rate:	3.44000%	Occupancy Date:	10/6/2020
Note Date:	9/30/2020	Number of Tenants:	1
Maturity Date:	10/6/2030	2017 NOI(2):	N/A
Interest-only Period:	None	2018 NOI(2):	N/A
Original Term:	120 months	2019 NOI(2):	N/A
Original Amortization:	300 months	TTM NOI(2):	N/A
Amortization Type:	Balloon	UW Economic Occupancy(3):	95.0%
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$6,300,718
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,812,651
Additional Debt:	N/A	UW NOI(3):	$4,488,067
Additional Debt Balance:	N/A	UW NCF(3):	$4,195,911
Additional Debt Type:	N/A	Appraised Value / Per SF(3):	$78,800,000 / $200
		Appraisal Date:	7/22/2020

Escrows and Reserves(4)				Financial Information(3)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$99
Taxes:	$26,659	$26,659	N/A	Maturity Date Loan / SF:	$70
Insurance:	$252,800	Springing	N/A	Cut-off Date LTV:	49.5%
Replacement Reserves:	$0	$6,563	$393,765	Maturity Date LTV:	34.8%
TI/LC:	$0	$17,784	N/A	UW NCF DSCR:	1.80x
Other:	$0	$0	N/A	UW NOI Debt Yield:	11.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$39,000,000	100.0%	Purchase Price(1)	$37,914,756	97.2%
			Closing Costs	805,786	2.1
			Upfront Reserves	279,459	0.7
Total Sources	$39,000,000	100.0%	Total Uses	$39,000,000	100.0%
(1)	The purpose of the loan was to facilitate the recapitalization of existing debt via a sale-leaseback between related parties. Oxbow Industries is the majority owner of the tenant, Skywater Technology Foundry, Inc., who sold the property and then subsequently executed a 20-year absolute net lease of the facility. Skywater Technology Foundry, Inc. utilized the loan proceeds to recapitalize existing debt against the property and existing balance sheet debt.
(2)	Historical NOI is not available given the nature of the subject’s sale-leaseback transaction.
(3)	While the Skywater Technology HQ Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Skywater Technology HQ Loan more severely than assumed in the underwriting of the Skywater Technology HQ Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

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Annex A-3	Benchmark 2020-B20

Skywater Technology HQ

The Loan. The Skywater Technology HQ mortgage loan is a $39.0 million loan (“Skywater Technology HQ Loan”) secured by the borrower’s fee simple interest in a 393,765 square foot industrial flex and R&D building in Bloomington, Minnesota (the “Skywater Technology HQ Property”). The Skywater Technology HQ Loan has a ten-year term and will amortize on a 25-year amortization schedule. The Skywater Technology HQ Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on September 30, 2020.

The Borrower. The borrower is Oxbow Realty Partners, LLC, a Delaware limited liability company (“Skywater Technology HQ Borrower”). The Skywater Technology HQ Borrower is a newly-formed Delaware limited liability company with a non-consolidation opinion and one independent director.

The Loan Sponsor. The loan sponsor is Loren Unterseher. Mr. Unterseher is the Managing Partner of Oxbow Industries, LLC and has completed over $2.5 billion in corporate finance transactions over the course of his career. Prior to Oxbow Industries, he was a Principal/Shareholder and Director of Mergers & Acquisitions for CraigHallum Capital Group, and prior to that he was Managing Director of Private Equity at Lazard.

The Property. The Skywater Technology HQ Property consists of a 393,765 square foot industrial flex and R&D building in Bloomington, Minnesota. It is 100% occupied by Skywater Technology Foundry, Inc. (“Skywater Technology”) operating under a recently executed 20-year absolute net lease running through 2040. The Skywater Technology HQ Property was originally constructed in 1985 with an initial buildout of 190,000 square feet and currently serves as the headquarters for Skywater Technology Foundry, Inc. In 1994, the west side of the building was expanded by 100,000 square feet as operations continued to grow and the space was needed to service the growing demand. The next expansion occurred in 2000 with a 41,000 square foot second-story office component above the original building section. Most recently, another major expansion was announced as Skywater Technology Foundry, Inc. was awarded a $170 million investment from the United States Department of Defense for a multi-phase project to enhance its microelectronic capabilities. Approximately $50 million of the investment consists of a 63,000 square foot expansion of the building, which is in its final stages of completion. Skywater Technology Foundry, Inc. has also invested $8 million in R&D equipment upgrades for its manufacturing operation over the last two years. In total, the building is comprised of 84,457 square feet of office space (21.4% of net rentable area), with the other 78.6% utilized for R&D and manufacturing business components consisting of 107,763 square feet of cleanroom and fabrication space (27.4% of net rentable area), 56,786 square feet in sub fabrication space (14.4% of net rentable area), and 113,955 square feet of energy, make up air, and storage space (28.9% of net rentable area). The Skywater Technology HQ Property is the collateral for a sale-leaseback transaction in which Oxbow Realty Partners is acquiring the property from Skywater Technology Foundry, Inc., subject to a 20-year absolute net lease for 100% of the space, which was executed by Skywater Technology Foundry, Inc. at origination.

As of October 6, 2020, the Skywater Technology HQ Property was 100.0% leased to one tenant.

Skywater Technology Foundry, Inc. is the only domestically owned, production scaled semiconductor foundry in the United States. The company and its 400+ employees focus on the production of high-margin analog chips. The facility is the company’s only location for wafer production and possesses high volume manufacturing capabilities of approximately 12,000 wafers per month. Skywater Technology Foundry, Inc. was founded in 2017 when its predecessor company, Cypress Semiconductor Corp, sold its Minnesota wafer fabrication facility business unit to Oxbow Industries. Skywater Technology Foundry, Inc. works primarily with large, technologically advanced companies and organizations of which many carry investment grade credits. Major customers include the U.S. Department of Defense, along with multiple other aerospace and defense companies.

The Market. The Skywater Technology HQ Property is located in Bloomington, Minnesota, in Hennepin County, which is part of the Minneapolis-St. Paul MSA. According to Moody’s, the Minneapolis-St. Paul MSA had a 2019 population of 3.6 million and is expected to increase by approximately 5% over the next five years. The MSA’s unemployment rate was 2.9% at YE 2019, down from 3.9% in 2014. Median household income was $81,800 for the same time period, which represents an approximately 18% increase from its 2014 level, and is expected to further increase to $94,200 by 2025. There are 16 Minnesota-based companies on the Fortune 500 list, including UnitedHealth Group Inc. (7), Target Corp. (37), Best Buy (75), 3M Co. (103), and CHS (105).

The Skywater Technology HQ Property possesses access to multiple interstate and highway systems. I-494, I-35W, I-35E, and I-94 are all in close proximity, enabling the Skywater Technology HQ Property to draw from multiple labor pools throughout the Twin Cities. The Skywater Technology HQ Property is approximately 10.6 miles from the Minneapolis/St. Paul International airport, which enables customers and suppliers to access the facility.

According to a third party report, the Skywater Technology HQ Property is located in the I-494 corridor office submarket of Minneapolis. As of second quarter 2020, the submarket contained approximately 33.9MM square feet of existing supply, with 64,000 square feet of new supply coming online in the last 12 months. Vacancy in the submarket as of second quarter 2020 was 9.0%, which is consistent with the submarket’s historical trailing 10-year average vacancy rate of 9.4%. Asking rental rates in the submarket as of second quarter 2020 were $25.66 per square foot. Per the appraisal, the Skywater Technology HQ Property is located in the Minneapolis office market, which reports average asking rents of $26.07 per square foot for office properties. The appraiser identified six comparable office properties within 26 miles of the Skywater Technology HQ Property. Rental rates for the comparable properties ranged from $12.75 per square foot to $15.95 per square foot, as compared to the $12.00 per square foot in place rents at the Skywater Technology HQ Property.

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Annex A-3	Benchmark 2020-B20

Skywater Technology HQ

COVID-19 Update. Skywater Technology Foundry, Inc. was deemed an essential business by the State of Minnesota as a result of its critical role in U.S. defense infrastructure via the Department of Defense, and is also working to provide semiconductors utilized in COVID-19 detection devices. The property has been operating at full capacity and utilization throughout the pandemic. As of October 6, 2020, there have been no loan modification or forbearance requests on the Skywater Technology HQ Loan. The first payment date of the Skywater Technology HQ Loan is November 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors— The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)
2017	2018	2019	Current(2)
N/A	N/A	N/A	100.0%
(1)	Historical occupancies are not available given the nature of the subject’s sale-leaseback transaction.
(2)	Current Occupancy is as of October 6, 2020.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Skywater Technology Foundry, Inc.	NR/NR/NR	393,765	100.0%	$12.00	100.0%	8/31/2040
Total Occupied		393,765	100.0%	$12.00	100.0%
Vacant		0	0.0
Total		393,765	100.0%

(1)	Based on the underwritten rent roll.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031 and Thereafter	1	393,765	100.0	4,725,180	100.0	393,765	100.0%	$4,725,180	100.0%
Total	1	393,765	100.0%	$4,725,180	100.0%
(1)	Based on the underwritten rent roll.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.

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Annex A-3	Benchmark 2020-B20

Skywater Technology HQ

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent	$4,725,180	$12.00	71.2%
Rent Steps(3)	94,504	0.24	1.4
Gross Potential Rent	$4,819,684	$12.24	72.7%
Total Reimbursements	1,812,651	4.60	27.3
Total Other Income	0	0.00	0.0
Net Rental Income	$6,632,335	$16.84	100.0%
(Vacancy/Credit Loss)	(331,617)	(0.84)	(5.0)
Effective Gross Income	$6,300,718	$16.00	95.0%
Total Expenses	1,812,651	4.60	28.8
Net Operating Income	$4,488,067	$11.40	71.2%
Total TI/LC, Capex/RR	292,156	0.74	4.6
Net Cash Flow	$4,195,911	$10.66	66.6%
(1)	Operating history is not available given the nature of the subject’s sale-leaseback transaction.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Rent Steps taken through September 1, 2021.

Property Management. The Skywater Technology HQ Property is self-managed by the Skywater Technology HQ Borrower.

Escrows and Reserves. At loan origination, the Skywater Technology HQ Borrower deposited (i) approximately $26,659 into the real estate tax reserve and (ii) approximately $252,800 into the insurance reserve.

Tax Reserve – The Skywater Technology HQ Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $26,659).

Insurance Reserve – On each payment date, the Skywater Technology HQ Borrower is required to deposit an amount equal to 1/12 of estimated insurance premiums unless the following conditions are satisfied: (i) the Skywater Technology HQ Borrower (or Skywater Technology) finances the insurance premiums through a third-party premium finance company pursuant to a blanket premium finance agreement pursuant to which the Skywater Technology HQ Borrower (or Skywater Technology) makes payments on a monthly basis, (ii) the Skywater Technology HQ Borrower submits to the lender proof of payment of each and every installment due, on or prior to the date each such payment is due and payable, under such premium financing agreement or installment arrangement directly to the insurance company, and (iii) the amount of funds on deposit in the insurance account is equal to or greater than an amount equal to 115% of the next two (2) months’ required monthly payments under such blanket premium finance agreement (it being agreed that if such amount is not on deposit in the insurance account, the Skywater Technology HQ Borrower shall be required to make a true up payment with respect to the amount of the deficiency in order for the monthly Insurance reserve deposits to continue to be waived).

Replacement Reserve – The Skywater Technology HQ Borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $6,562.75 for replacement reserves. The Skywater Technology HQ Borrower will have no obligation to make the replacement reserve monthly deposit on any monthly payment date to the extent that the amount of the replacement reserve funds then on deposit in the replacement reserve account equals or exceeds an amount equal to 60 months of replacement reserve monthly deposits.

TI/LC Reserve – The Skywater Technology HQ Borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $17,784 for tenant improvements and leasing commissions.

Lockbox / Cash Management. The Skywater Technology HQ Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to Skywater Technology Foundry, Inc., the existing tenant at the Skywater Technology HQ Property, directing it to remit their rent checks directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the Skywater Technology HQ Property to be deposited into such lockbox promptly upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Skywater Technology HQ Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Skywater Technology HQ Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Skywater Technology HQ Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Skywater Technology HQ Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio being less than 1.20x as of any applicable calculation date, and (iii) a Specified Tenant Trigger Period (as defined below), and expiring

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Annex A-3	Benchmark 2020-B20

Skywater Technology HQ

upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters, and (c) with respect to clause (iii) above, such Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) Skywater Technology Foundry, Inc., together with any parent or affiliate thereof providing credit support or a guaranty, or (ii) any replacement tenant of Skywater Technology Foundry, Inc. approved in accordance with the Skywater Technology HQ Loan documents.

A “Specified Tenant Trigger Period” will (A) commence upon the first to occur of (i) the Specified Tenant being in default under the applicable Specified Tenant lease beyond any applicable grace, notice and/or cure period under such Specified Tenant lease, (ii) the Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof) failing to conduct business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iii) the Specified Tenant giving notice that it is terminating its lease for 10% or more of the Specified Tenant space, (iv) any termination or cancellation of the Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding), and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of the Specified Tenant, and (vi) the Specified Tenant’s EBITDAR Ratio (as defined below) being less than 5.00x (the “EBITDAR Trigger”) and (B) expire upon the first to occur of (x) the satisfaction of the Specified Tenant Cure Conditions (as defined below), or (y) the Specified Tenant space (or applicable portion thereof) being re-leased pursuant to one or more replacement leases approved by the lender in accordance with the Skywater Technology HQ Loan documents and the tenants thereunder are in actual physical occupancy of, and conducting business in, the Skywater Technology HQ Property and are paying the full amount of the rent due.

“Specified Tenant Cure Conditions” shall mean each of the following, as applicable (i) the Specified Tenant has cured all defaults under the Specified Tenant lease, (ii) the Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), conducting business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the Specified Tenant lease and has re-affirmed the Specified Tenant lease as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the Specified Tenant and/or the Specified Tenant lease, the Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (v) the Specified Tenant is paying full, unabated rent under the Specified Tenant lease, and (vi) in the event the Specified Tenant Trigger Period is due to an EBITDAR Trigger, Specified Tenant’s EBITDAR Ratio being equal to or greater than 5.10x.

An “EBITDAR Ratio” means the quotient (calculated based on a trailing twelve (12) month basis) of (i) the Specified Tenant’s annual earnings before interest, taxes, depreciation, amortization and restructuring or rent costs, divided by (ii) the amount of gross rents at the Skywater Technology HQ Property attributable to the Specified Tenant.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Annex A-3	Benchmark 2020-B20

Agellan Portfolio

A-3-80

Annex A-3	Benchmark 2020-B20

Agellan Portfolio

Chicago
Detroit
Cleveland
Indianapolis
Columbus
Washington, D.C.
New York
Kansas City
St. Louis
Atlanta
Dallas
Houston
San Antonio
Gulf of Mexico
Atlantic Ocean

Agellan Industrial Portfolio

	PROPERTY NAME	ADDRESS	CITY, STATE
1	Sarasota Distribution Hub	6190 McIntosh Road	Sarasota, FL
2	Southpark Business Park F-G-D	2130, 2150 & 2170 Woodward Street	Austin, TX
3	Supervalu	1231 John Burgess Drive	Fort Worth, TX
4	Plainfield Business Center IV	2151 Airwest Boulevard	Plainfield, IN
5	4485 Continental Dr	4485 Continental Drive	Flint, MI
6	Sandy Plains Business Park	1800 Sandy Plains Industrial Parkway	Marietta, GA
7	Silber Industrial Park	2655, 2305 & 2355 Silber Road	Houston, TX
8	Southpark Business Park M	4120 Freidrich Lane	Austin, TX
9	Coliseum Distribution Center 21	3165 AT&T Center Parkway	San Antonio, TX
10	West by Northwest Business Blvd	6100 & 6120 West by Northwest Boulevard	Houston, TX
11	Norcross Center	2100 & 2200 Norcross Parkway	Norcross, GA
12	Goshen Springs	5831 & 5881 Goshen Springs Road	Norcross, GA
13	Long Point Center	6590 & 6690 Long Point Road	Houston, TX
14	Corridor Park D	100 Michael Angelo Way	Austin, TX
15	Jameel	9031 & 9101 Jameel Road	Houston, TX
16	Southport 1-6	5979-6009 South Loop East	Houston, TX
17	Braker Center 4	2120 West Braker Lane	Austin, TX
18	Northgreen 1-4	1400-1412 North Sam Houston Parkway East	Houston, TX
19	Minimax	2331 Minimax Drive	Houston, TX
20	Southpark Business Park E	2190 East Saint Elmo Road	Austin, TX
21	9385 Washington Blvd	9385 Washington Boulevard	Laurel, MD
22	Beltway	6300, 6310 & 6320 Beltway Street	Houston, TX
23	2730 Pinnacle	2730 Pinnacle Drive	Elgin, IL
24	Columbus West - Interchange Rd	3671-3701 & 3737-3743 Interchange Road	Columbus, OH
25	1346 Oakbrook Drive	1346 Oakbrook Drive	Norcross, GA
26	1230-1236 Hardt Circle	1230-1236 Hardt Circle	Bartlett, IL
27	Pine Forest Business Park	232 & 602-650 West 38th Street	Houston, TX
28	1351 Oakbrook Drive	1351 Oakbrook Drive	Norcross, GA
29	1320 Oakbrook Drive	1320 Oakbrook Drive	Norcross, GA
30	400 Heartland Drive	400 North Heartland Drive	Sugar Grove, IL
31	1265 Oakbrook Drive	1265 Oakbrook Drive	Norcross, GA
32	Columbus West - Business Park	3800 Business Park Drive	Columbus, OH
33	1155 Bowes Road	1155 Bowes Road	Elgin, IL
34	1280 Oakbrook Drive	1280 Oakbrook Drive	Norcross, GA
35	Rittiman East Industrial Park #23 & 24	5832-5842 & 5330-5326 Service Center Drive	San Antonio, TX
36	2002 Bloomingdale	2002 Bloomingdale Road	Glendale Heights, IL
37	333 Charles Court	333 Charles Court	West Chicago, IL
38	403 Heartland Drive	403 North Heartland Drive	Sugar Grove, IL
39	Cox Business Center	1300, 1310, 1320 & 1330 Cox Avenue	Erlanger, KY
40	1256 Oakbrook Drive	1256 Oakbrook Drive	Norcross, GA
41	558 Heartland	558 North Heartland Drive	Sugar Grove, IL
42	Rittiman East Industrial Park #22	5808-5880 Service Center Drive	San Antonio, TX

Agellan Office Portfolio

	PROPERTY NAME	ADDRESS	CITY, STATE
1	Naperville Woods Office Center	1000 & 1100 East Warrenville Road	Naperville, IL
2	Beltway III	10900 Corporate Centre Drive	Houston, TX
3	Beltway IV	4920 Westway Park Boulevard	Houston, TX
4	Beltway II	11900 Corporate Centre Drive	Houston, TX

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Annex A-3	Benchmark 2020-B20

Agellan Portfolio

Mortgage Loan Information
Mortgage Loan Seller:	JPMCB
Original Principal Balance(1):	$35,000,000
Cut-off Date Principal Balance(1):	$35,000,000
% of Pool by IPB:	3.9%
Loan Purpose:	Refinance
Borrowers(2):	Various
Loan Sponsor(2):	Elad Canada Realty Inc.
Interest Rate(3):	4.62820%
Note Date:	7/15/2020
Maturity Date:	8/7/2025
Interest-only Period:	60 months
Original Term:	60 months
Original Amortization:	None
Amortization Type:	Interest Only
Call Protection:	L(26),Def(30),O(4)
Lockbox / Cash Management:	Hard / In Place
Additional Debt(4):	Yes
Additional Debt Balance(4):	$196,000,000 / $172,000,000 /
	$31,000,000
Additional Debt Type(4):	Pari Passu / Subordinate Debt /
	Mezzanine Debt

Escrows and Reserves(5)
	Initial	Monthly	Initial Cap
Taxes:	$0	Springing	N/A
Insurance:	$0	Springing	N/A
Replacement Reserves:	$0	$101,570	$3,656,506
TI/LC:	$6,410,963	$431,671	$15,540,151
Required Repairs:	$2,985,266	$0	N/A
Other:	$2,172,050	Springing	N/A

Property Information
Single Asset / Portfolio:	Portfolio
Title:	Fee
Property Type - Subtype:	Various
Net Rentable Area (SF)(6):	6,094,177
Location:	Various
Year Built / Renovated:	Various / Various
Occupancy:	90.4%
Occupancy Date:	Various
Number of Tenants:	250
2017 NOI(7):	$33,762,598
2018 NOI(7):	$38,961,287
2019 NOI:	$40,473,151
TTM NOI(8):	N/A
UW Economic Occupancy(10):	89.4%
UW Revenues:	$60,350,250
UW Expenses:	$24,159,826
UW NOI(9)(10):	$36,190,424
UW NCF(9)(10):	$32,872,429
Appraised Value / Per SF(10):	$551,000,000 / $90
Appraisal Date:	Various

Financial Information(1)(10)
	Senior Notes	Whole Loan	Total Debt
Cut-off Date Loan / SF:	$38	$66	$71
Maturity Date Loan / SF:	$38	$66	$71
Cut-off Date LTV:	41.9%	73.1%	78.8%
Maturity Date LTV:	41.9%	73.1%	78.8%
UW NCF DSCR:	3.03x	1.78x	1.54x
UW NOI Debt Yield:	15.7%	9.0%	8.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$231,000,000	53.0%	Payoff Existing Debt(11)	$418,924,922	96.0%
Subordinate Debt	172,000,000	39.4	Upfront Reserves	11,568,279	2.7
Mezzanine Loan	31,000,000	7.1	Closing Costs	5,670,436	1.3
Sponsor Equity	2,163,638	0.5
Total Sources	$436,163,638	100.0%	Total Uses	$436,163,638	100.0%
(1)	The Agellan Portfolio loan is part of a whole loan evidenced by seven pari passu notes and one subordinate note with an aggregate outstanding principal balance as of the Cut-off Date of $403.0 million. Financial Information presented in the chart above reflects the Cut-off Date balance of the $231.0 million Agellan Portfolio Senior Notes as defined below), the $403.0 million Agellan Portfolio Whole Loan (as defined below) and the $434.0 million Agellan Portfolio Total Debt (as defined below). For additional information, see “The Loan” herein.
(2)	For a description of the Borrowers (as defined below) see “The Borrowers” below. For a description of the Borrower Sponsor (as defined below), see “The Loan Sponsor” below.
(3)	Represents the interest rate of the Agellan Senior Notes (as defined below). The interest rate for Agellan Portfolio Subordinate Note (as defined below) is 4.4000%.
(4)	See “Current Mezzanine or Subordinate Indebtedness” below.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Initial Other reserves consist of (i) $2,000,000 for a working capital reserve and (ii) $172,050 for free rent.
(6)	Net Rentable Area (SF) is exclusive of 344 square feet associated with re-measurements.
(7)	The increase in 2018 NOI and 2017 NOI is due to the increase of assets in the Agellan Portfolio from 41 to 46 properties.
(8)	TTM NOI is not available as the Borrowers are only required to report financials on an annual basis.
(9)	UW NOI and UW NCF are inclusive of contractual rent steps taken through June 1, 2021 and include the ALDI, Inc. expansion of approximately 24,597 square feet and HCSC (as defined below) relocation at the Naperville Woods Office Center property. Underwritten base rent and reimbursements have been further adjusted to account for a 10.0% stress to tenants that missed full or partial rent payments in April, May and/or June or have requested rent relief during the COVID-19 pandemic. The total stress to underwritten base rent and reimbursements is $223,074 and $79,032, respectively. All underwritten base rent figures herein are exclusive of rent attributable to vacant space.
(10)	While the Agellan Portfolio Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Agellan Portfolio Whole Loan more severely than assumed in the underwriting of the Agellan Portfolio Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the DSCR and Debt Yield metrics presented above. The appraised value was determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all LTV metrics were calculated based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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(11)	Payoff Existing Debt represents the refinance of 42 of the Agellan Properties that were previously securitized in the MSC 2019-AGLN transaction and the balance sheet financing associated with the borrower sponsors’ recent acquisition of four of the Agellan Properties.

The Loan. The Agellan Portfolio mortgage loan (the “Agellan Portfolio Loan”) is part of a fixed rate whole loan secured by first mortgages encumbering the Borrowers’ fee simple interests in a 46-property portfolio of industrial and office properties in the aggregate comprising approximately 6,094,177 square feet located throughout nine states (“Agellan Portfolio” or the “Agellan Properties”). The Agellan Portfolio Loan is evidenced by the non-controlling fixed rate Note A-5 and Note A-7 with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $35.0 million. The Agellan Portfolio Loan is part of a $403.0 million whole loan (the “Agellan Portfolio Whole Loan”) that is evidenced by seven pari passu notes with an aggregate Cut-off Date principal balance of $231.0 million (the “Agellan Portfolio Senior Notes”) and a controlling subordinate fixed rate note (the “Agellan Portfolio Subordinate Note”), with a Cut-off Date principal balance of $172.0 million. The Agellan Portfolio Senior Notes are senior to the Agellan Portfolio Subordinate Note. The relationship between the holders of the Agellan Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Agellan Portfolio Whole Loan” in the Prospectus. The Agellan Portfolio Whole Loan has a five-year term and will be interest-only for the entire term of the loan. 42 of the Agellan Properties were previously securitized in the MSC 2019-AGLN transaction and the balance sheet financing associated with the Sponsors’ recent acquisition of four of the Agellan Properties.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$75,000,000	$75,000,000	Benchmark 2020-B18	No
Note A-2, Note A-6	$61,000,000	$61,000,000	DBJPM 2020-C9	No
Note A-3, Note A-4	$60,000,000	$60,000,000	Benchmark 2020-B19	No
Note A-5, Note A-7	$35,000,000	$35,000,000	Benchmark 2020-B20	No
Total Senior Notes	$231,000,000	$231,000,000
Note B	$172,000,000	$172,000,000	Benchmark 2020-B18	Yes(2)
Whole Loan	$403,000,000	$403,000,000
(1)	The Agellan Portfolio Subordinate Note will be subordinate in right of payment to the Agellan Portfolio Senior Notes.
(2)	The initial controlling note is Note B, for so long as no control appraisal period with respect to Note B is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Agellan Portfolio Whole Loan” in the Prospectus. The Agellan Portfolio Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2020-B18 transaction.

The Borrowers. The borrowers are Chicago Industrial Properties 1 LP, Corridor Park LP, Norcross Springs LP, 6100 McIntosh LP, 6100 McIntosh Vacant LP, Agellan Commercial REIT U.S. L.P., Continental Drive LP, 9385 Washington Blvd. L.P., Agellan Warrenville L.P., 1300 Cox Avenue LP and San Antonio Industrial One LP, each a Delaware limited partnership and single purpose entity with two independent directors in its organizational structure (collectively, the “Borrowers”). Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the Agellan Portfolio Whole Loan.

The Loan Sponsor. The sponsor is Elad Canada Realty Inc. (the “Borrower Sponsor” or ELAD Canada”), and the non-recourse carveout guarantor is Elad Genesis Limited Partnership a subsidiary of the Borrower Sponsor. ELAD Canada is a privately held, commercial real estate company specializing in the acquisition and development of commercial and residential properties. ELAD Canada was founded in 1997 and is based in Toronto, Canada. The firm operates as a subsidiary of Elad US Holding, Inc. ELAD Canada has focused its business in central Canada, acquiring income producing properties, as well as development sites. As of 2020, ELAD Canada has 7.4 million square feet of income producing space, as well as 4.4 million square feet of construction in the pipeline and over 6,000 residential units under development. Elad Genesis Limited Partnership is required to maintain a minimum net worth of $100 million during the term of the Agellan Portfolio Whole Loan. ELAD Canada is a part of the ELAD Group. Founded in 1992, ELAD Group is a real estate conglomerate with development projects in North America, Europe and Israel. ELAD Group has developed successful condominiums, hotels and mixed-use projects making its mark as a significant developer of ultra-luxury properties in New York City, like the Plaza Hotel. ELAD Group is focused on the acquisition, development and conversion of architecturally significant residential and commercial properties in key markets throughout North America.

The aggregate liability of the guarantor with respect to the matters that constitute full recourse carveouts (each, a “Full Recourse Event”) under the Agellan Portfolio Whole Loan documents may not exceed an amount equal to (x) 20% of the outstanding principal balance of the Agellan Portfolio Whole Loan as of the first occurrence of a Full Recourse Event plus (y) any and all reasonable third-party costs incurred by the lender (including reasonable and out-of-pocket attorney’s fees and costs) in connection with the enforcement of the Full Recourse Event thereunder and the collection of amounts due thereunder.

The Borrower Sponsor has notified JPMCB that Elad Canada Operations Inc., the controlling shareholder of the entities that own ELAD Canada, has entered into a binding offer letter to sell 100% of ELAD Canada, reflecting holdings of ELAD Canada’s properties, including, among other properties, the Agellan Properties, but excluding certain assets of ELAD Canada (the “Excluded Properties”), to Rester Management Group (“Rester”). Rester is expected to pay approximately CAD 508 million, which, in addition to the value allotted to the Excluded Properties of approximately CAD 275 million, results in the total value of ELAD Canada of approximately CAD 783 million. By contrast, ELAD Canada’s equity value according to its financial statements as of the end of the first quarter was CAD 605 million. The transaction is still under negotiation and the transaction is expected to close within 45 days following the execution of such acquisition agreement. In the event the transaction moves forward, Rester is expected to continue to employ ELAD Canada’s current senior officers

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and key personnel. Rester Management is a Canadian family-owned real estate company that was established in early 1900s and owns, develops and manages office, retail and residential properties primarily in the greater Montreal area. Rester Management’s current portfolio includes residential, office, retail and industrial properties in Eastern Canada and the United States.

See “Risk Factors—Risks Related to the Mortgage Loans—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” in the Prospectus.

The Properties. The Agellan Portfolio consists of the fee simple interests in a 46 property portfolio of industrial and office properties comprising approximately 6,094,177 square feet in the aggregate, located throughout nine states and 12 distinct markets. The Agellan Portfolio is comprised of 42 industrial properties (5,248,373 square feet; 86.1% of net rentable area; 71.3% of underwritten base rent) and four office properties (845,804 square feet, 13.9% of net rentable area; 28.7% of underwritten base rent). The tenancy spans a variety of industries including health care, food services, automotive parts, insurance and technology.

As of June 1, 2020, the Agellan Portfolio is 93.4% leased (90.4% leased excluding dark tenants and known vacates) to 250 unique tenants with no single tenant accounting for more than 6.9% of underwritten base rent. Four of the top 10 tenants (Health Care Service Corp., General Motors LLC, Life Technologies Corporation and Allstate Insurance Co.) have investment grade credit ratings by one or more of Moody’s, Fitch or S&P and account for approximately 12.4% and 18.2% of net rentable area and underwritten base rent, respectively. The Agellan Properties have a weighted average remaining lease term of approximately 2.6 years.

COVID-19 Update. As of October 1, 2020, the Agellan Properties have remained open; however, in many instances office tenants have opted to work remotely. For May, June, July, August and September of 2020, the Borrower Sponsor collected approximately 98.9%, 98.5%, 98.3%, 98.0% and 97.8% of underwritten base rent, respectively. The top 10 tenants, representing 38.6% of net rentable area and 41.0% of underwritten rent, experienced no disruption with respect to contractual rent obligations. 32 tenants representing approximately 5.5% of the underwritten base rent and 5.4% of the net rentable area have requested rent relief or have made partial and/or no rental payments for the months of May, June, July, August and September. The five largest tenants that have put in formal requests for relief in aggregate represent approximately 2.0% of net rentable area and approximately 1.8% of underwritten base rent. As of September 2020, one of the tenants representing 0.1% of net rentable area and 0.1% of underwritten base rent has been granted a two month rent deferral agreement to be paid back in six installments from September 2020 to February 2021. 24 tenants (totaling 5.3% of NRA) are in discussions with the Borrowers for rent relief. The Agellan Portfolio Whole Loan is current as of the October 2020 payment date. As of October 1, 2020, there have been no loan modification or forbearance requests on the Agellan Portfolio Whole Loan. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Portfolio Summary
No.	Property Name	City, State	Property Type	Net Rentable Area	Allocated Loan Amount	% Allocated Loan Amount	UW Base Rent(1)	% of UW Base Rent	Appraised Value	% of Appraised Value
1	Sarasota Distribution Hub	Sarasota, FL	Industrial	906,449	$4,411,042	12.6%	$4,804,386	11.7%	$70,200,000	12.7%
2	Naperville Woods Office Center	Naperville, IL	Office	482,497	$4,380,645	12.5%	$7,480,569	18.2%	$68,800,000	12.5%
3	Southpark Business Park FOP	Austin, TX	Industrial	187,075	$2,222,457	6.3%	$2,478,202	6.0%	$34,900,000	6.3%
4	Supervalu	Fort Worth, TX	Industrial	253,800	$1,677,047	4.8%	$1,573,560	3.8%	$26,720,000	4.8%
5	Plainfield Business Center IV	Plainfield, IN	Industrial	434,354	$1,534,615	4.4%	$1,385,853	3.4%	$24,100,000	4.4%
6	Beltway III	Houston, TX	Office	130,566	$1,280,149	3.7%	$2,347,444	5.7%	$20,100,000	3.6%
7	4405 Continental Dr	Flint, MI	Industrial	400,000	$1,194,169	3.4%	$2,097,244	5.1%	$18,750,000	3.4%
8	Beltway IV	Houston, TX	Office	131,702	$1,095,161	3.1%	$1,714,514	4.2%	$17,200,000	3.1%
9	Sandy Plains Business Park	Marietta, GA	Industrial	167,329	$1,012,655	2.9%	$1,141,184	2.8%	$15,700,000	2.8%
10	Silber Industrial Park	Houston, TX	Industrial	198,970	$898,015	2.6%	$882,818	2.2%	$14,100,000	2.6%
11	Southpark Business Park M	Austin, TX	Industrial	72,550	$833,747	2.4%	$958,626	2.3%	$13,100,000	2.4%
12	Coliseum Distribution Center #1	San Antonio, TX	Industrial	208,000	$999,628	2.9%	$942,656	2.3%	$15,900,000	2.9%
13	West by Northwest Business Blvd	Houston, TX	Industrial	122,750	$814,640	2.3%	$835,905	2.0%	$12,800,000	2.3%
14	Norcross Center	Norcross, GA	Industrial	169,951	$783,375	2.2%	$942,051	2.3%	$12,300,000	2.2%
15	Goshen Springs	Norcross, GA	Industrial	152,319	$680,893	1.9%	$718,035	1.7%	$10,700,000	1.9%
16	Long Point Center	Houston, TX	Industrial	189,680	$661,787	1.9%	$741,097	1.8%	$10,400,000	1.9%
17	Corridor Park D	Austin, TX	Industrial	56,100	$655,707	1.9%	$674,322	1.6%	$10,300,000	1.9%
18	Southport 1-4	Houston, TX	Industrial	149,401	$636,600	1.8%	$684,408	1.7%	$10,000,000	1.8%
19	Jameel	Houston, TX	Industrial	94,900	$636,600	1.8%	$664,060	1.6%	$10,000,000	1.8%
20	Beltway II	Houston, TX	Office	101,039	$617,494	1.8%	$214,432	0.5%	$9,700,000	1.8%
21	Braker Center 4	Austin, TX	Industrial	45,913	$598,387	1.7%	$579,872	1.4%	$9,400,000	1.7%
22	Northgreen 1-4	Houston, TX	Industrial	118,736	$547,146	1.6%	$474,118	1.2%	$8,600,000	1.6%
23	Minimax	Houston, TX	Industrial	119,821	$515,881	1.5%	$568,098	1.4%	$8,100,000	1.5%
24	Southpark Business Park E	Austin, TX	Industrial	49,966	$477,667	1.4%	$587,600	1.4%	$7,500,000	1.4%
25	9385 Washington Blvd	Laurel, MD	Industrial	57,590	$464,640	1.3%	$426,784	1.0%	$7,300,000	1.3%
26	Rothway	Houston, TX	Industrial	75,460	$458,561	1.3%	$297,597	0.7%	$7,200,000	1.3%
27	2730 Pinnacle	Elgin, IL	Industrial	44,990	$388,213	1.1%	$454,404	1.1%	$6,100,000	1.1%
28	Columbus West - Interchange Rd	Columbus, OH	Industrial	91,200	$359,553	1.0%	$404,218	1.0%	$5,650,000	1.0%
29	1346 Oakbrook Drive	Norcross, GA	Industrial	71,591	$343,921	1.0%	$441,662	1.1%	$5,400,000	1.0%
30	1230-1236 Hardt Circle	Bartlett, IL	Industrial	60,080	$330,893	0.9%	$287,187	0.7%	$5,200,000	0.9%
31	Pine Forest Business Park	Houston, TX	Industrial	80,091	$311,787	0.9%	$106,122	0.3%	$4,900,000	0.9%
32	1351 Oakbrook Drive	Norcross, GA	Industrial	36,489	$244,913	0.7%	$188,866	0.5%	$3,850,000	0.7%
33	1325 Oakbrook Drive	Norcross, GA	Industrial	53,120	$242,308	0.7%	$299,472	0.7%	$3,800,000	0.7%
34	490 Heartland Drive	Sugar Grove, IL	Industrial	39,520	$238,834	0.7%	$304,704	0.7%	$3,750,000	0.7%
35	1265 Oakbrook Drive	Norcross, GA	Industrial	51,200	$232,754	0.7%	$287,275	0.7%	$3,650,000	0.7%
36	Columbus West - Business Park(2)	Columbus, OH	Industrial	92,618	$223,201	0.6%	$0	0.0%	$3,500,000	0.6%
37	1155 Bowes Road(3)	Elgin, IL	Industrial	34,400	$219,727	0.6%	$0	0.0%	$3,450,000	0.6%
38	1280 Oakbrook Drive	Norcross, GA	Industrial	46,400	$216,253	0.6%	$261,118	0.6%	$3,400,000	0.6%
39	Rittiman East Industrial Park #23 & 24	San Antonio, TX	Industrial	50,806	$246,650	0.7%	$308,606	0.8%	$3,870,000	0.7%
40	2002 Bloomingdale	Glendale Heights, IL	Industrial	31,919	$194,541	0.6%	$194,877	0.5%	$3,050,000	0.6%
41	333 Charles Court	West Chicago, IL	Industrial	36,623	$191,067	0.5%	$277,441	0.7%	$3,000,000	0.5%
42	483 Heartland Drive	Sugar Grove, IL	Industrial	36,426	$191,067	0.5%	$172,234	0.4%	$3,000,000	0.5%
43	Cox Business Center	Erlanger, KY	Industrial	52,040	$213,648	0.6%	$247,686	0.6%	$3,350,000	0.6%
44	1256 Oakbrook Drive	Norcross, GA	Industrial	40,392	$187,593	0.5%	$191,411	0.5%	$2,950,000	0.5%
45	550 Heartland	Sugar Grove, IL	Industrial	30,328	$168,486	0.5%	$203,700	0.5%	$2,650,000	0.5%
46	Rittiman East Industrial Park #22	San Antonio, TX	Industrial	37,026	$165,881	0.5%	$184,961	0.5%	$2,610,000	0.5%
	Total	6,094,177			$35,000,000	100.0%	$41,031,381	100.0%	$551,000,000	100.0%

(1)	UW Base Rent has been further adjusted to account for a 10.0% stress to tenants having missed full or partial rent payments in April, May and/or June and/or have requested rent relief during the COVID-19 pandemic. The total stress to UW Base Rent is $223,074.
(2)	The Columbus West – Business Park property is 100.0% vacant as of October 7, 2020 and has been underwritten as such.
(3)	The 1155 Bowes Road property is leased to a single tenant that is currently dark. The tenant is underwritten as vacant.

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Portfolio Summary (continued)
No.	Property Name	Market	Property Type	Property Sub-Type	Net Rentable Area	Property Occupancy	Year Built	Year Renovated	Ceiling Height	Percent Office	Appraisal Cap Rate(1)
1	Sarasota Distribution Hub	Tampa	Industrial	Warehouse/Distribution	906,449	100.0%	1981	2007	28’	5.0%	6.75%
2	Naperville Woods Office Center	Chicago	Office	Suburban	482,497	95.4%	1981, 1988	2007	NAP	100.0%	8.25%
3	Southpark Business Park FOP	Austin	Industrial	Flex	187,075	100.0%	1982	NAP	16’	96.0%	6.25%
4	Supervalu	Dallas	Industrial	Warehouse/Distribution	253,800	100.0%	1996	NAP	32’	7.0%	6.50%
5	Plainfield Business Center IV	Indianapolis	Industrial	Warehouse/Distribution	434,354	100.0%	1999	NAP	30’	3.5%	5.75%
6	Beltway III	Houston	Office	CBD	130,566	100.0%	2005	NAP	NAP	100.0%	8.00%
7	4405 Continental Dr	Flint	Industrial	Warehouse/Distribution	400,000	100.0%	1999	2006	30’	2.0%	9.50%
8	Beltway IV	Houston	Office	CBD	131,702	72.6%	2006	NAP	NAP	100.0%	8.50%
9	Sandy Plains Business Park	Atlanta	Industrial	Flex	167,329	94.3%	1986	NAP	20’	40.0% - 95.0%	7.00%
10	Silber Industrial Park	Houston	Industrial	Warehouse/Distribution	198,970	90.4%	1978	NAP	21’ - 24’	13.0%	6.50%
11	Southpark Business Park M	Austin	Industrial	Flex	72,550	100.0%	1983	NAP	16’	96.0%	6.75%
12	Coliseum Distribution Center #1	San Antonio	Industrial	Warehouse/Distribution	208,000	100.0%	1978	NAP	26.5’	5.0%	6.00%
13	West by Northwest Business Blvd	Houston	Industrial	Flex	122,750	91.5%	1983	NAP	19’	34.0%	7.00%
14	Norcross Center	Atlanta	Industrial	Flex	169,951	100.0%	1988	NAP	20’	33.0%	7.00%
15	Goshen Springs	Atlanta	Industrial	Flex	152,319	95.3%	1986	NAP	26’	33.0%	6.25% / 6.75%
16	Long Point Center	Houston	Industrial	Warehouse/Distribution	189,680	94.3%	1979	NAP	24’	11.0%	7.50% / 7.25%
17	Corridor Park D	Austin	Industrial	Flex	56,100	100.0%	1999	2016	24’	100.0%	6.50%
18	Southport 1-4	Houston	Industrial	Flex	149,401	77.7%	1980	NAP	16’	33.0%	8.00%
19	Jameel	Houston	Industrial	Flex	94,900	87.5%	1983	NAP	19’	50.0%	6.75%
20	Beltway II	Houston	Office	CBD	101,039	13.3%	2003	NAP	NAP	100.0%	9.00%
21	Braker Center 4	Austin	Industrial	Flex	45,913	90.3%	1984	1999	16’	95.0%	6.50%
22	Northgreen 1-4	Houston	Industrial	Flex	118,736	61.7%	1982	NAP	12’ – 18’	35.0%	8.00%
23	Minimax	Houston	Industrial	Warehouse/Distribution	119,821	100.0%	1967	NAP	20’	13.0%	6.50%
24	Southpark Business Park E	Austin	Industrial	Flex	49,966	100.0%	1982	1992	16’	100.0%	6.75%
25	9385 Washington Blvd	Baltimore	Industrial	Flex	57,590	92.2%	1988	2007	18’	20.0%	6.00%
26	Rothway	Houston	Industrial	Flex	75,460	43.8%	1983	NAP	14’	90.0%	7.00%
27	2730 Pinnacle	Chicago	Industrial	Warehouse/Distribution	44,990	100.0%	2005	2007	20’	45.0%	7.50%
28	Columbus West - Interchange Rd	Columbus	Industrial	Flex	91,200	89.5%	1974	NAP	22’	20.0%	8.00%
29	1346 Oakbrook Drive	Atlanta	Industrial	Flex	71,591	100.0%	1985	NAP	14’	85.0%	7.25%
30	1230-1236 Hardt Circle	Chicago	Industrial	Warehouse/Distribution	60,080	75.1%	2008	NAP	24’	10.0%	6.25%
31	Pine Forest Business Park	Houston	Industrial	Warehouse/Distribution	80,091	30.9%	1980	NAP	20’ - 22’	14.0%	7.00%
32	1351 Oakbrook Drive	Atlanta	Industrial	Flex	36,489	68.5%	1985	NAP	12’	72.0%	7.00%
33	1325 Oakbrook Drive	Atlanta	Industrial	Flex	53,120	100.0%	1986	NAP	20’	21.0%	7.00%
34	490 Heartland Drive	Chicago	Industrial	Warehouse/Distribution	39,520	100.0%	2002	NAP	20’	20.0%	7.50%
35	1265 Oakbrook Drive	Atlanta	Industrial	Flex	51,200	100.0%	1985	NAP	18’	21.0%	7.00%
36	Columbus West - Business Park	Columbus	Industrial	Flex	92,618	0.0%	1996	2005	25’	20.0%	8.00%
37	1155 Bowes Road	Chicago	Industrial	Warehouse/Distribution	34,400	0.0%	2006	NAP	26’	20.0%	6.50%
38	1280 Oakbrook Drive	Atlanta	Industrial	Flex	46,400	100.0%	1986	NAP	19’	27.0%	7.25%
39	Rittiman East Industrial Park #23 & 24	San Antonio	Industrial	Flex	50,806	90.6%	1983	NAP	16’ - 18’	19.0%	7.50%
40	2002 Bloomingdale	Chicago	Industrial	Warehouse/Distribution	31,919	100.0%	1998	NAP	23’	15.0%	6.00%
41	333 Charles Court	Chicago	Industrial	Warehouse/Distribution	36,623	100.0%	2007	NAP	20’	20.0%	7.25%
42	483 Heartland Drive	Chicago	Industrial	Warehouse/Distribution	36,426	84.1%	2010	NAP	24’	10.0%	6.50%
43	Cox Business Center	Cincinnati	Industrial	Warehouse/Distribution	52,040	100.0%	1987	NAP	15’ - 19’	10.0%	7.25%
44	1256 Oakbrook Drive	Atlanta	Industrial	Flex	40,392	87.5%	1985	NAP	20’	28.0%	7.00%
45	550 Heartland	Chicago	Industrial	Warehouse	30,328	100.0%	2000	2007	20’	15.0%	6.50%
46	Rittiman East Industrial Park #22	San Antonio	Industrial	Warehouse/Distribution	37,026	83.8%	1983	NAP	18’	14.0%	7.50%

(1)	Each of Naperville Woods Office Center, Goshen Spring and Long Point Center have multiple buildings that were appraised separately.

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Property Distribution
Property Type	No. of Properties	Total Sq. Ft.	% of Total Sq. Ft.	Allocated Loan Amount	(%) Allocated Loan Amount	UW Base Rent	% of UW Base Rent	Appraised Value	% of Appraised Value
Industrial	42	5,248,373	86.1%	$27,626,551	78.9%	$29,274,423	71.3%	$435,200,000	79.0%
Warehouse / Distribution	18	3,164,189	51.9%	$14,337,841	41.0%	$15,225,330	37.1%	$226,680,000	41.1%
Flex	23	2,053,856	33.7%	$13,120,223	37.5%	$13,845,394	33.7%	$205,870,000	37.4%
Warehouse	1	30,328	0.5%	$168,486	0.5%	$203,700	0.5%	$2,650,000	0.5%
Office	4	845,804	13.9%	$7,373,449	21.1%	$11,756,958	28.7%	$115,800,000	21.0%
Suburban	1	482,497	7.9%	$4,380,645	12.5%	$7,480,569	18.2%	$68,800,000	12.5%
CBD	3	363,307	6.0%	$2,992,804	8.6%	$4,276,389	10.4%	$47,000,000	8.5%
Portfolio Total	46	6,094,177	100.0%	$35,000,000	100.0%	$41,031,381	100.0%	$551,000,000	100.0%

Since May 2019, the Borrower Sponsor has executed 38 new, renewal and expansion leases for approximately 470,218 square feet. Renewal leases totaled approximately 342,447 square feet and had weighted average rent increases of approximately 8.7%. Renewal and expansion leases totaled approximately 43,983 square feet and had weighted average rent increases of 16.1%. New leases accounted for approximately 78,344 square feet and had weighted average rent increases of 8.3%.

Portfolio Leasing Spreads(1)
Lease Type	Expiring sq. ft.	Expiring Rent per sq. ft.	New sq. ft.	Rent per sq. ft.	Leasing Spread $	Leasing Spread %
Renew	342,447	$8.58	342,447	$9.32(2)	$0.75	8.7%
Renew & Expansion	28,284	$6.23	43,983	$7.24	$1.01	16.1%
Expansion	11,252	$6.00	5,444	$5.84	($0.16)(3)	(2.7%)(3)
New	109,848	$6.71	78,344	$7.27	$0.56	8.3%
(1)	Represents new and renewal leasing since May 2019.
(2)	The leasing spread for Dish Network, Inc. is calculated based on a gross renewal rent of $8.70 per square foot.
(3)	International Valve at the 483 Heartland Drive property expanded and took 5,444 square feet of the 11,252 square feet of vacated space. The expansion increased the tenant’s footprint to 11,032 square feet and the rent for the net rentable area occupied prior to the expansion (5,588 square feet) also increased $0.16 per square foot or 2.4%.

The top five tenants occupying the Agellan Properties by underwritten base rent are Health Care Service Corp. (177,114 square feet; 2.9% of net rentable area; 6.9% of underwritten base rent), United Natural Foods, Inc. (463,172 square feet; 7.6% of net rentable area; 6.4% of underwritten base rent), ALDI, Inc. (137,986 square feet; 2.3% of net rentable area; 5.4% of underwritten base rent), General Motors LLC (400,000 square feet.; 6.6% of net rentable area; 5.1% of underwritten base rent) and Moran Foods LLC (253,800 square feet; 4.2% of net rentable area; 3.8% of underwritten base rent).

The largest tenant, Health Care Service Corp (“HCSC”) (177,114 square feet; 2.9% of net rentable area; 6.9% of underwritten base rent), is an independent licensee of the Blue Cross and Blue Shield Association. HCSC is the largest customer-owned health insurer in the United States and fifth largest overall. Health Care Service Corp operates through Blue Cross and Blue Shield Plans in Illinois, Montana, New Mexico, Oklahoma and Texas. HCSC affiliates and subsidiaries such as Dearborn National, Medecision and Dental Network of America offer group life, disability and dental solutions, as well as a range of other individual solutions. The company, founded in 1936, serves more than 16 million members across five states and employs more than 23,000 people in over 60 local offices. A portion of the space occupied by HCSC will be relocated within the Naperville Wood Office Center property in conjunction with the ALDI, Inc. expansion, which will allow HCSC to have all of its office space in one building. Additionally, HCSC’s overall footprint will increase slightly with the relocation space from 175,080 square feet to 177,114 square feet. The expansion and relocation are estimated to occur in June/July 2021. Health Care Service Corp. has one, five-year renewal option at market rent.

The second largest tenant, United Natural Foods, Inc. (463,172 square feet; 7.6% of net rentable area; 6.4% of underwritten base rent), engages in the distribution of natural, organic, and specialty foods and non-food products. The company is headquartered in Providence, Rhode Island. United Natural Foods, Inc. has one, five-year renewal option at market rent.

The third largest tenant, ALDI, Inc. (137,986 square feet; 2.3% of net rentable area; 5.4% of underwritten base rent), owns and operates grocery stores throughout the U.S. ALDI, Inc. offers grocery, meat, fresh produce, wine and beer, beverages, and other home products. ALDI, Inc. is located in Batavia, Illinois. ALDI, Inc. has approximately 3,000 total employees across all of its locations and generates approximately $4.32 billion in sales annually. ALDI, Inc. operated more than 1,900 stores in across 36 states. In February 2020, ALDI, Inc. exercised an expansion option for an additional 24,597 square feet. ALDI, Inc. has one, five-year renewal option at market rent.

The fourth largest tenant, General Motors LLC (400,000 square feet; 6.6% of net rentable area; 5.1% of underwritten base rent), is the fourth largest automaker globally and the largest in the U.S. with approximately $246.6 billion in total assets as of March 31, 2020. Headquartered in Detroit, Michigan, General Motors LLC’s brands include Chevrolet, Buick, GMC and Cadillac. General Motors LLC has two, five-year renewal options at the greater of market rent or 90% of the then-current base rent.

The fifth largest tenant, Moran Foods LLC (253,800 square feet; 4.2% of net rentable area; 3.8% of underwritten base rent), is the parent company of Save-A-Lot Holdings, LLC (“Save-A-Lot”). Save-A-Lot is an American discount grocery store chain with approximately 1,300 stores across 36 states with over $4.0 billion in annual sales. Headquartered in St. Louis, Missouri, Save-A-Lot’s stores carry most grocery

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products, including an assortment of fresh, canned and frozen produce as well as meat, meal products, household items and everyday groceries. Moran Foods LLC has two, seven-year renewal options at $6.75 per square foot and market rent, respectively.

The Agellan Portfolio is geographically diverse with properties located across nine states including Texas (46.7% of allocated loan amount (“ALA”); 43.4% of underwritten base rent), Illinois (18.0% of ALA; 22.8% of underwritten base rent), Florida (12.6% of ALA; 11.7% of underwritten base rent), Georgia (11.3% of ALA; 10.9% of underwritten base rent) and Michigan (3.4% of ALA; 5.1% of underwritten base rent).

Geographic Distribution
State	Number of Properties	Total Sq. Ft.	% of Total Sq. Ft.	Allocated Loan Amount	(%) Allocated Loan Amount	UW Base Rent	% of UW Base Rent	Appraised Value	% of Appraised Value
Texas	21	2,474,352	40.6%	$16,350,993	46.7%	$17,819,019	43.4%	$257,400,000	46.7%
Illinois	9	796,783	13.1%	$6,303,474	18.0%	9,375,116	22.8%	99,000,000	18.0%
Florida	1	906,449	14.9%	$4,411,042	12.6%	4,804,386	11.7%	70,200,000	12.7%
Georgia	9	788,791	12.9%	$3,944,665	11.3%	4,471,074	10.9%	61,750,000	11.2%
Michigan	1	400,000	6.6%	$1,194,169	3.4%	2,097,244	5.1%	18,750,000	3.4%
Indiana	1	434,354	7.1%	$1,534,615	4.4%	1,385,853	3.4%	24,100,000	4.4%
Ohio	2	183,818	3.0%	$582,754	1.7%	404,218	1.0%	9,150,000	1.7%
Maryland	1	57,590	0.9%	$464,640	1.3%	426,784	1.0%	7,300,000	1.3%
Kentucky	1	52,040	0.9%	$213,648	0.6%	247,686	0.6%	3,350,000	0.6%
Portfolio Total	46	6,094,177	100.0%	$35,000,000	100.0%	$41,031,381	100.0%	$551,000,000	100.0%

The Agellan Portfolio is located across 12 U.S. markets including Houston (24.2% of ALA; 23.2% of underwritten base rent), Chicago (18.0% of ALA; 22.8% of underwritten base rent), Austin (13.7% of ALA; 12.9% of underwritten base rent), Tampa (12.6% of ALA; 11.7% of underwritten base rent) and Atlanta (11.3% of ALA; 10.9% of underwritten base rent).

Market Overview
Market	Number of Properties	Total Sq. Ft.	% of Total Sq. Ft.	Allocated Loan Amount	(%) Allocated Loan Amount	UW Base Rent	% of UW Base Rent	Appraised Value	% of Appraised Value
Houston	12	1,513,116	24.8%	$8,473,821	24.2%	$9,530,614	23.2%	$133,100,000	24.2%
Chicago	9	796,783	13.1%	$6,303,474	18.0%	9,375,116	22.8%	99,000,000	18.0%
Austin	5	411,604	6.8%	$4,787,965	13.7%	5,278,622	12.9%	75,200,000	13.6%
Tampa	1	906,449	14.9%	$4,411,042	12.6%	4,804,386	11.7%	70,200,000	12.7%
Atlanta	9	788,791	12.9%	$3,944,665	11.3%	4,471,074	10.9%	61,750,000	11.2%
Flint	1	400,000	6.6%	$1,194,169	3.4%	2,097,244	5.1%	18,750,000	3.4%
Dallas	1	253,800	4.2%	$1,677,047	4.8%	1,573,560	3.8%	26,720,000	4.8%
San Antonio	3	295,832	4.9%	$1,412,159	4.0%	1,436,224	3.5%	22,380,000	4.1%
Indianapolis	1	434,354	7.1%	$1,534,615	4.4%	1,385,853	3.4%	24,100,000	4.4%
Baltimore	1	57,590	0.9%	$464,640	1.3%	426,784	1.0%	7,300,000	1.3%
Columbus	2	183,818	3.0%	$582,754	1.7%	404,218	1.0%	9,150,000	1.7%
Cincinnati	1	52,040	0.9%	$213,648	0.6%	247,686	0.6%	3,350,000	0.6%
Portfolio Total	46	6,094,177	100.0%	$35,000,000	100.0%	$41,031,381	100.0%	$551,000,000	100.0%

Major Markets.

Houston. According to a third party report, the Houston Industrial market ended the first quarter 2020 with a vacancy rate of 7.6%. The reported market vacancy rates for logistics and flex properties were 8.4% and 10.0%, respectively. The existing market inventory is made up of 74.6% logistics properties and 8.1% flex properties based on total square feet. Rental rates ended the first quarter of 2020 at $7.42 per square feet. The average quoted rates for logistics and flex properties were $6.91 per square foot and $10.61 per square foot, respectively. The 12-month net absorption ending in the first quarter 2020 was 8,621,259 square feet for logistics properties and -49,931 square feet for flex properties.

According to a third party report, the Houston Office market ended the first quarter 2020 with a vacancy rate of 16.8%. The reported vacancy rates for Class A and Class B buildings were 19.6% and 17.1%, respectively. The existing market inventory is comprised of 44.5% Class A, 42.8% Class B, and 12.6% Class C based on total square feet. The average quoted rental rate in the first quarter 2020 for all classes was $28.36 per square foot. The average quoted rental rate for Class A and B was $34.07 per square foot and $24.25 per square foot, respectively. The 12-month net absorption ending in the first quarter 2020 for Class A & B in the market was 1,251,779 square feet and -1,448,622 square feet, respectively.

Historical Market Occupancy - Industrial(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
93.9%	93.1%	93.7%	94.3%	95.0%	94.5%	95.1%	94.9%	94.6%	94.8%	94.3%	93.3%
(1)	Source: Third party report.

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Historical Market Occupancy - Office(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
88.4%	86.7%	86.9%	87.2%	88.4%	88.6%	89.4%	87.1%	85.5%	84.0%	83.8%	83.4%
(1)	Source: Third party report.

Chicago. According to a third party report, the Chicago Industrial market ended the first quarter 2020 with a vacancy rate of 6.2%. The reported market vacancy rates for logistics and flex properties were 7.1% and 7.6%, respectively. The existing market inventory is made up of 66.1% logistics properties and 5.8% flex properties based on total square feet. Rental rates ended the first quarter of 2020 at $7.36 per square foot. The average quoted rates for logistics and flex properties were $6.87 per square foot and $12.24 per square foot, respectively. The 12-month net absorption ending in the first quarter 2020 was 535,853 square feet for flex properties and 14,631,591 square feet for logistics properties.

According to a third party report, the Chicago Office market ended the first quarter 2020 with a vacancy rate of 12.2%. The reported vacancy rates for Class A and Class B buildings were 15.2% and 11.7%, respectively. The existing market inventory is comprised of 39.0% Class A, 44.2% Class B, and 16.7% Class C based on total square feet. The average quoted rental rate in the first quarter 2020 for all classes was $29.44 per square foot. The average quoted rental rate for Class A and B was $37.39 per square foot and $25.20 per square foot, respectively. The 12-month net absorption ending in the first quarter 2020 for Class A and B in the market was 3,566,358 square feet and -457,122 square foot, respectively.

Historical Market Occupancy - Industrial(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
89.8%	88.1%	88.2%	89.1%	90.6%	91.3%	92.6%	93.2%	93.8%	93.7%	94.2%	94.1%
(1)	Source: Third party report.

Historical Market Occupancy - Office(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
87.4%	85.0%	85.2%	85.6%	86.1%	86.6%	87.3%	88.0%	87.7%	88.0%	88.4%	87.9%
(1)	Source: Third party report.

Austin. According to a third party report, the market vacancy rates for logistics and flex properties were 9.8% and 7.3%, respectively. The existing market inventory is made up of 60.5% logistics properties and 20.9% flex properties based on total square feet, Rental rates ended the first quarter of 2020 at $11.30 per square foot. The average quoted rates for logistics and flex properties were $9.93 per square foot and $14.31 per square foot, respectively. The 12-month net absorption ending in the first quarter 2020 was 1,113,224 square feet for logistics properties and 744,867 square feet for flex properties. According to a third party report, Austin is expected to outperform the state of Texas and the United States in 2020, with a high number of technology companies and housing at the forefront. Long term, Austin is viewed as a market with a well-educated labor force, high concentration of technology businesses and a relatively low cost of living compared to other high technology based industries which is anticipated to fuel a high population growth for the market.

Historical Market Occupancy - Industrial(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
90.2%	87.8%	88.5%	89.6%	91.3%	93.5%	93.5%	95.6%	95.6%	93.6%	93.6%	92.8%
(1)	Source: Third party report.

Tampa. According to a third party report, the Tampa Bay Industrial market ended the first quarter 2020 with a vacancy rate of 5.0%. The reported market vacancy rates for logistics properties was 5.4%. The existing market inventory is made up of 66.3% logistics properties based on total square feet. Rental rates ended the first quarter at $7.72 per square foot. The average quoted rates for logistics properties was $7.11 per square foot. The 12-month net absorption ending in the first quarter 2020 for logistics properties was 2,025,279 square foot. According to a third party report, as of year-end 2019, Tampa’s industrial sector outpaced the industrial sectors in the state of Florida in relation to demand growth at approximately 2.8 million square feet of absorbed space. Tampa was the only market in the state that saw improved growth from approximately 2.7 million square feet of positive net absorption year over year.

Historical Market Occupancy - Industrial(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
92.3%	89.4%	89.3%	89.8%	90.2%	91.6%	92.3%	93.8%	95.0%	95.1%	95.3%	95.1%
(1)	Source: Third party report.

Atlanta. According to a third party report, the Atlanta Industrial market ended the first quarter 2020 with a vacancy rate of 6.1%. The reported market vacancy rates for logistics and flex properties were 6.7% and 5.5%, respectively. The existing market inventory is made up of 77.4% logistics properties and 9.1% flex properties based on total square feet. Rental rates ended the first quarter at $6.17 per square foot. The average quoted rates for logistics and flex properties were $5.52 per square foot and $11.03 per square foot, respectively. The 12-month net absorption ending in the first quarter 2020 was 11,337,139 square feet for logistics properties and -202,543 square feet for flex properties. According to a third party report, the Atlanta market is seen as Georgia’s main growth engine and one of the

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strongest economies in the nation. Job growth in the Atlanta market has averaged approximately 2.0% as of year-end 2019, which has been one of the best in the nation for nine consecutive years.

Historical Market Occupancy - Industrial(1)
2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
87.5%	86.4%	85.6%	86.9%	87.5%	88.7%	91.5%	93.1%	93.0%	94.1%	94.6%	94.4%
(1)	Source: Third party report.

Historical and Current Portfolio Occupancy(1)(2)(3)
2013		2014	2015	2016	2017	2018	2019	Current(4)	Current With Dark Tenants(5)	Current With Dark Tenants and Known Vacates(6)
# of Assets(7)	21	21	28	31	40	42	42	46	46	46
Portfolio NRA Sq. ft. (millions)	3,224	3,224	3,689	4,917	5,631	5,745	5,745	6,094	6,094	6,094
% Occupancy	91.8%	91.0%	94.4%	93.3%	94.7%	96.1%	96.2%	90.4%	92.1%	93.4%

(1)	Historical occupancy data for the four most recent acquisitions is not available.
(2)	Historical occupancy for 2013 – 2019 is reflective of quarterly averages for each respective year.
(3)	Historical occupancy for 2013 – 2019 includes any applicable leased dark space.
(4)	Current occupancy is based on the underwritten rent roll and excludes dark, known vacate, and bankrupt tenants.
(5)	Current With Dark Tenants occupancy is inclusive of dark tenants.
(6)	Current With Dark Tenants and Known Vacates occupancy is inclusive of dark and known vacate tenants.
(7)	# of Assets may vary from the “Portfolio Operating History” below as certain properties have not provided occupancy history.

Tenant Summary(1)
Tenant	Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Health Care Service Corp.(4)(5)	Office	A3 / A- / AA-	177,114	2.9%	$16.00	6.9%	11/30/2025
United Natural Foods, Inc.(6)	Industrial	B2 / NR / B	463,172	7.6	$5.66	6.4%	7/31/2022
ALDI, Inc.(4)(7)	Office	NR / NR / NR	137,986	2.3	$16.09	5.4%	12/31/2028
General Motors LLC(8)	Industrial	Baa3 / BBB- / BBB	400,000	6.6	$5.24	5.1%	8/31/2021
Moran Foods LLC(9)	Industrial	NR / NR / B-	253,800	4.2	$6.20	3.8%	9/30/2025
Life Technologies Corporation(10)	Industrial	Baa1 / BBB / BBB+	103,645	1.7	$13.00	3.3%	6/30/2025
Allstate Insurance Co.(11)	Office	Aa3 / A+ / AA-	75,623	1.2	$16.00	2.9%	5/31/2024
Ceva Freight LLC(12)	Industrial	B1 / NR / B+	333,397	5.5	$3.09	2.5%	8/31/2022
Beall’s, Inc.(13)	Industrial	NR / NR / NR	200,000	3.3	$4.80	2.3%	9/30/2021
VTech Communications, Inc.(14)	Industrial	NR / NR / NR	208,000	3.4	$4.53	2.3%	7/31/2022
Total Major Tenants			2,352,737	38.6%	$7.16	41.0%
Other Tenants			3,156,625	51.8%	$7.67	59.0%
Total Occupied			5,509,362	90.4%	$7.45	100.0%
Vacant			584,815	9.6%
Total / Wtd. Avg.			6,094,177	100.0%
(1)	Based on the underwritten rent roll.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent is inclusive of contractual rent steps taken through June 1, 2021.
(4)	ALDI, Inc. reflects an expansion option for 24,597 square feet that was exercised in February 2020. The expansion space is currently occupied by HCSC. HCSC will be relocated within the Naperville Wood Office Center property as part of the ALDI, Inc. expansion, which will allow HCSC to have all of its office space in one building. Additionally, HCSC’s overall footprint will increase slightly with the relocation space from 175,080 square feet to 177,114 square feet. The expansion and relocation are estimated to occur in June/July 2021.
(5)	Health Care Service Corp. has one, five-year renewal option at market rent.
(6)	United Natural Foods, Inc. has one, five-year renewal option at market rent.
(7)	ALDI, Inc. has one, five-year renewal option at market rent.
(8)	General Motors LLC has two, five-year renewal options at the greater of market rent or 90% of the then-current base rent.
(9)	Moran Foods LLC has two, seven-year renewal options at $6.75 per square foot and market rent, respectively.
(10)	Life Technologies Corporation has one, five-year renewal option beginning at $13.00 per square foot.
(11)	Allstate Insurance Co. has two, five-year renewal options upon nine months’ notice at 95% of market rent. Allstate Insurance Co. also has a one-time termination option as of any month end between May 2022 and May 2023.
(12)	Ceva Freight LLC has two, five-year renewal options at market rent.
(13)	In May 2018 Beall’s, Inc. vacated and subleased their space to United Natural Foods Inc. Beall’s, Inc. has one, three-year renewal option at $5.30 per square foot.
(14)	VTech Communications, Inc. has one, five-year renewal option at market rent.

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Lease Rollover Schedule(1)(2)
						Cumulative
		Net				Net			Cumulative
	Number	Rentable			% of Base	Rentable	Cumulative	Cumulative %	of Base
	of Leases	Area	% of NRA	Base Rent	Rent	Area	% of NRA	Base Rent	Rent
Year	Expiring	Expiring	Expiring	Expiring(3)	Expiring(3)	Expiring	Expiring	Expiring	Expiring
Vacant	NAP	584,815	9.6%	NAP	NAP	584,815	9.60%	NAP	NAP
2020 & MTM	43	460,033	7.5	$2,699,461	6.6%	1,044,848	17.1%	$2,699,461	6.6%
2021(4)	61	1,264,748	20.8	7,900,783	19.3	2,309,596	37.9%	$10,600,244	25.8%
2022(5)	45	1,523,829	25.0	8,589,113	20.9	3,833,425	62.9%	$19,189,357	46.8%
2023	38	470,932	7.7	4,123,559	10.0	4,304,357	70.6%	$23,312,916	56.8%
2024	33	633,520	10.4	4,505,835	11.0	4,937,877	81.0%	$27,818,751	67.8%
2025	18	786,447	12.9	7,935,153	19.3	5,724,324	93.9%	$35,753,904	87.1%
2026	3	50,301	0.8	453,559	1.1	5,774,625	94.8%	$36,207,462	88.2%
2027	5	112,643	1.8	1,750,362	4.3	5,887,268	96.6%	$37,957,824	92.5%
2028	3	202,643	3.3	2,958,461	7.2	6,089,911	99.9%	$40,916,285	99.7%
2029	0	0	0.0	$0	0.0	6,089,911	99.9%	$40,916,285	99.7%
2030 & Thereafter	1	4,266	0.1	115,097	0.3	6,094,177	100.0%	$41,031,381	100.0%
Total	250	6,094,177	100.0%	$41,031,381	100.0%

(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Base Rent Expiring and % of Base Rent Expiring is inclusive of (i) contractual rent steps taken through June 1, 2021 and (ii) the ALDI, Inc. expansion of approximately 24,597 square feet and HCSC relocation at the Naperville Woods Office Center property. Base Rent Expiring has been further adjusted to account for a 10.0% stress to tenants having missed full or partial April and/or May rent payments and/or requested rent relief during the COVID-19 pandemic. The total stress to underwritten base rent is $223,074.
(4)	General Motors LLC leases will expire in 2021 and has two, five-year renewal options at the greater of market rent or 90% of the then-current base rent. General Motors LLC has occupied the property since 1998. General Motors LLC has expressed interest to renew and is expecting to receive a formal proposal with renewal terms from the Borrower Sponsor.
(5)	Both United Natural Foods, Inc. and Ceva Freight LLC leases will expire in 2022. United Natural Foods, Inc. has one, five-year renewal option at market rent. Ceva Freight LLC has two, five-year renewal options at market rent. United Natural Foods Inc. and Ceva Freight LLC have both engaged the Borrower Sponsor about potentially expanding at expiration if any space were to become vacant at the respective properties.

Portfolio Operating History
	2015	2016	2017	2018	2019	2020 Budget
2015 Reporting Assets
Number of Properties	27	27	27	27	27	27
Effective Gross Revenue	$40,377,590	$41,938,945	$40,607,440	$42,687,111	$43,265,751	$44,216,063
Operating Expenses	$15,493,935	$15,426,605	$15,832,843	$16,065,442	$16,124,634	$16,800,898
Net Operating Income	$24,883,655	$26,512,341	$24,774,596	$26,621,670	$27,141,118	$27,415,165
Year-over-Year Change	-	6.5%	-6.6%	7.5%	2.0%	1.0%

2016 Reporting Assets
Number of Properties		31	31	31	31	31
Effective Gross Revenue		$43,483,706	$50,440,354	$52,850,050	$54,478,273	$55,355,348
Operating Expenses		$15,881,067	$19,253,268	$19,685,230	$20,636,890	$20,967,544
Net Operating Income		$27,602,639	$31,187,086	$33,164,820	$33,841,384	$34,387,804
Year-over-Year Change		-	13.0%	6.3%	2.0%	1.6%

2017 Reporting Assets
Number of Properties			41	41	41	41
Effective Gross Revenue			$53,679,748	$58,304,052	$60,181,340	$61,115,986
Operating Expenses			$19,917,149	$20,981,732	$22,007,429	$22,423,094
Net Operating Income			$33,762,598	$37,322,320	$38,173,911	$38,692,892
Year-over-Year Change			-	10.5%	2.3%	1.4%

2018 Reporting Assets
Number of Properties				46	46	46
Effective Gross Revenue				$60,700,041	$63,486,372	$64,626,262
Operating Expenses				$21,738,754	$23,013,221	$23,452,522
Net Operating Income				$38,961,287	$40,473,151	$41,173,740
Year-over-Year Change				-	3.9%	1.7%

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Underwritten Net Cash Flow
	2016	2017	2018	2019	Underwritten	Per Square Foot	%(1)
Agellan Properties Included	31	41	46	46	46

Base Rent(2)	$30,444,923	$36,778,978	$40,209,368	$42,047,666	$41,031,381	$6.73	61.3%
Vacant Income(3)	0	0	0	0	5,221,640	0.86	7.8
Gross Potential Rent	$30,444,923	$36,778,978	$40,209,368	$42,047,666	$46,253,021	$7.59	69.1%
Total Reimbursements(4)	12,782,653	16,793,058	19,551,436	21,118,949	20,640,034	3.39	30.9
Gross Potential Income	$43,227,576	$53,572,036	$59,760,803	$63,166,615	$66,893,055	$10.98	100.0%
(Vacancy / Credit Loss)(5)	(53,002)	(16,561)	(50,095)	(101,504)	(7,113,805)	(1.17)	(10.6)
Other Income	309,133	124,273	989,333	421,261	571,000	0.09	0.9
Effective Gross Income	$43,483,706	$53,679,748	$60,700,041	$63,486,372	$60,350,250	$9.90	90.2%
Total Fixed Expenses	7,331,761	8,981,519	10,147,809	10,478,429	11,650,648	1.91	19.3
Total Operating Expenses	8,549,306	10,935,630	11,590,945	12,534,792	12,509,178	2.05	20.7
Total Expenses	$15,881,067	$19,917,149	$21,738,754	$23,013,221	$24,159,826	$3.96	40.0%
Net Operating Income(6)(7)	$27,602,639	$33,762,598	$38,961,287	$40,473,151	$36,190,424	$5.94	60.0%
TI/LC	0	0	0	0	2,623,997	0.43	4.3
Capital Expenditures	0	0	0	0	693,998	0.11	1.1
Net Cash Flow	$27,602,639	$33,762,598	$38,961,287	$40,473,151	$32,872,429	$5.39	54.5%
(1)	% column represents percent of Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Underwritten Base Rent is inclusive of contractual rent steps taken through June 1, 2021 and includes the ALDI, Inc. expansion of approximately 24,597 square feet and HCSC relocation at the Naperville Woods Office Center property. Underwritten Base Rent has been further adjusted to account for a 10.0% stress to tenants who missed full or partial rent payments in April, May and/or June or have requested rent relief during the COVID-19 pandemic. The total stress to Underwritten Base Rent is $223,074.
(3)	Vacant Income includes all applicable dark tenants as well as known vacates.
(4)	Total Reimbursements include reimbursements to lease terms of each tenant. An additional stress loss adjustment of 10.0% was applied to any tenants that missed full rent payments in April, May and/or June. The total stress to reimbursements is $79,032.
(5)	Vacancy is underwritten to 10.6%, which represents the sum of economic vacancy of the Agellan Portfolio, inclusive of a minimum vacancy of 5.0% for all Agellan Properties.
(6)	The increase from 2018 NOI and 2017 NOI is due to the increase of assets in the Agellan Portfolio from 41 to 46 properties.
(7)	The change from 2019 Net Operating Income to Underwritten Net Operating Income is largely attributable to adjustments made in relation to dark and known to be vacating tenants.

Property Management. The Agellan Portfolio is managed by 11 individual managers which include Agellan Management LP, Colliers International Management - Atlanta, LLC, Adena Commercial LLC d/b/a Colliers International Greater Columbus Region, PCR Property Services, LLC d/b/a NAI Partners, Jones Lang LaSalle Americas, Inc., NAI Hiffman Asset Management, LLC, Stream Realty Partners-Austin, L.P., Stream Realty Partners-Houston, L.P., Stream Realty-Illinois, L.L.C., Hiffman Asset Management, LLC d/b/a Hiffman National, LLC, and Stream Realty Partners - Central TX, L.P.

Escrows and Reserves. At loan origination, the Borrowers deposited (i) $6,410,963 for outstanding TI/LC obligations and free rent, (ii) $2,985,266 into the required repair reserve for deferred maintenance, (iii) $2,000,000 into a working capital reserve for shortfalls in debt service and operating expenses and the payment of any replacements, leasing costs, taxes, other charges and/or insurance premiums and (iv) $172,050 into the gap rent reserve.

Tax Reserve. The Borrowers are required to deposit into a tax reserve, on a monthly basis, 1/12 of the estimated (a) annual real estate taxes, and (b) during a Cash Sweep Period, annual maintenance charges, impositions and any other charges levied or assessed against the Agellan Portfolio Properties, unless the Borrowers deliver evidence reasonably acceptable to lender that such amounts required for real estate taxes and maintenance charges, impositions and any other charges have or will be paid directly by a tenant. As of the origination date, the requirement for the payment of monthly real estate taxes for tenants have been paid directly by the Borrowers, with the exception of a small portion of the Supervalu property which was paid directly by the tenant.

Insurance Reserve. The Borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums. In the event the borrowers obtain and maintain a blanket insurance policy that complies with the requirements of the Agellan Portfolio Whole Loan documents, the requirement for monthly deposits into the insurance reserve will be waived. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve. The Borrowers are required to deposit into the replacement reserve, on a monthly basis, approximately $101,570 (1/12 of $0.20 per square foot), subject to a cap of the amount equal to 36 times the required monthly deposit (approximately $3,656,506).

TI/LC Reserve. The Borrowers are required to deposit into the TI/LC reserve, on a monthly basis, approximately $431,671 (1/12 of $0.85 per square foot), subject to a cap of the amount equal to 36 times the required monthly deposit (approximately $15,540,151).

Working Capital Reserve. Provided no event of default exists, the lender will make disbursements from the working capital reserve for (i) the payment of shortfalls in the payment of debt service of mezzanine debt service, (ii) the payment of shortfalls for any documented operating expenses, (iii) the payment of any replacements at any Agellan Portfolio Property, (iv) the payment of any leasing costs at any Agellan Portfolio Property to the extent amounts in the TI/LC reserve are insufficient to pay such amounts and (v) the payment of taxes,

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other charges and insurance premiums at any Agellan Portfolio Property to the extent amounts in the taxes and insurance reserves are insufficient to pay such amounts.

Common Charges Funds Reserve. During the continuance of a Cash Sweep Period, the Borrowers are required to deposit into the common charges reserve, on a monthly basis, an amount equal to 1/12 of the fees, dues, charges and assessments payable under the condominium documents (the “Common Charges”) that the lender estimates will be payable during the next ensuing 12 months in order to accumulate sufficient funds to pay all such Common Charges at least 30 days prior to their respective due dates.

Lockbox / Cash Management. The Agellan Portfolio Whole Loan documents require a hard lockbox and in-place cash management. At loan origination, the Borrowers were required to deliver tenant direction letters within 30 days following the loan origination date to the existing tenants at the Agellan Portfolio Properties, directing each tenant to remit its rent checks directly to the lender-controlled lockbox. All funds in the lockbox account are required to be swept to a lender-controlled cash management account every business day. Provided no Cash Sweep Period (as defined below) is continuing, all funds in the cash management account will be transferred into the Borrowers’ operating account. During a Cash Sweep Period, all excess cash in the cash management account after payment of debt service, required reserves, operating expenses, approved extraordinary expenses and mezzanine debt service will be retained by the lender as additional collateral for the Agellan Portfolio Whole Loan and disbursed to the Borrowers for payment of certain permitted amounts, including the payment of shortfalls in debt service and mezzanine debt service and payment of capital expenditure work.

A “Cash Sweep Period” will commence upon the occurrence of (i) an event of default under the Agellan Portfolio Whole Loan documents, (ii) a bankruptcy action of any individual Borrower or any general partner or managing member, as applicable, of an individual Borrower, (iii) the date that is 30 days following any bankruptcy action of any property manager (unless as of such date the manager has been replaced in accordance with the Agellan Portfolio Whole Loan documents), (iv) the debt service coverage ratio for any calendar quarter (based upon Agellan Portfolio Whole Loan and Agellan Portfolio Mezzanine Loan (as defined below) assuming a 30-year amortization on the trailing three-month period immediately preceding the end of such calendar quarter) being less than 1.15x, or (v) an event of default under the Agellan Portfolio Mezzanine Loan documents.

A Cash Sweep Period will cease to exist upon the following events (each, a “Cash Sweep Event Cure”): with respect to (a) clause (i) or (v) above, a cure of such event of default, (b) clause (iii) above, the replacement of the property manager with a qualified manager under a replacement management agreement in accordance with the Agellan Portfolio Whole Loan documents, or (c) clause (iv) above, the achievement of a debt service coverage ratio of 1.15x or greater for any calendar quarter based upon a 30-year amortization on the trailing three-month period immediately preceding the end of such calendar quarter; provided (1) no other event of default is continuing under any Agellan Portfolio Whole Loan documents or Agellan Portfolio Mezzanine Loan documents, and (2) the Borrowers have paid all of the lender’s reasonable and actual out-of-pocket costs and expenses and the mezzanine borrowers have paid all of Mezzanine Lender’s (as defined below) reasonable and actual out-of-pocket costs and expenses, in each case, incurred by the lender or Mezzanine Lender, as applicable, in connection with such Cash Sweep Event Cure including, reasonable and actual out-of-pocket attorney’s fees and expenses.

Current Mezzanine or Secured Subordinate Indebtedness Permitted. Concurrently with the funding of the Agellan Portfolio Whole Loan, the lender (in such capacity, the “Mezzanine Lender”) also funded a mezzanine loan in the amount of $31.0 million (the “Agellan Portfolio Mezzanine Loan”). The Agellan Portfolio Mezzanine Loan is secured by the pledge of the direct or indirect equity interest in the Borrowers and is coterminous with the Agellan Portfolio Whole Loan. The Agellan Portfolio Mezzanine Loan accrues interest at a rate of 9.00000% per annum. Based on the Agellan Portfolio Whole Loan and the Agellan Portfolio Mezzanine Loan, the cumulative Cut-off Date LTV is 78.8%, the cumulative underwritten NCF DSCR is 1.54x and the cumulative underwritten NOI Debt Yield is 8.3%. The rights of the Mezzanine Lender under the Agellan Portfolio Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Other Indebtedness. Each of Agellan Commercial REIT U.S. L.P., 9385 Washington Blvd LP, 6100 McIntosh LP, Agellan Warrenville LP, Continental Drive LP, Norcross Springs LP, Corridor Park LP and Chicago Industrial Properties 1 LP (collectively, the “Intercompany Loan Lenders”) is a lender under an intercompany loan (each, an “Intercompany Loan”) to Piper Commercial Holdings LLC, an indirect parent company of the Intercompany Loan Lenders. The Intercompany Loans are fully funded, non-interest bearing, and collectively have an aggregate outstanding amount of $152,880,751. Each Intercompany Loan is unsecured and subject and subordinate to the Agellan Portfolio Loan in all respects. The borrower under each Intercompany Loan has agreed that so long as the Agellan Portfolio Loan remains outstanding, it will not (i) commence any legal or equitable proceedings against an Intercompany Loan Lender or otherwise in connection with such Intercompany Loan or (ii) assert any claims or demands whatsoever under applicable law against the Intercompany Loan Lender. See “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity and Preferred Return Arrangements” in the Prospectus.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Releases. Under the Agellan Portfolio Whole Loan documents, the Borrowers have the right to the release of an individual Agellan Portfolio property (each, an “Individual Property”) from the lien of the mortgage, provided that the Borrowers satisfy certain terms and conditions set forth in the Agellan Portfolio Whole Loan documents (the “Individual Loan Repayment Conditions”), including among other things (i) no event of default under the Agellan Portfolio Whole Loan documents has occurred and is continuing (other than an event of default that would be cured by the release of such Individual Property); (ii) the applicable individual Borrower (each such Borrower, an

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“Individual Borrower”) will make a voluntary prepayment of the Agellan Portfolio Whole Loan in an amount equal to the Release Price (as defined below) for the Individual Property; (iii) after giving effect to the release of the applicable Individual Property (including the portion of the Agellan Portfolio Whole Loan prepaid pursuant to the terms of the Agellan Portfolio Whole Loan documents), the debt service coverage ratio for the Agellan Portfolio properties then remaining subject to the liens of the mortgages (excluding the Individual Property requested to be released) based on the trailing 12-month period immediately preceding the release of the applicable Individual Property will be equal to or greater than the greater of (A) the Release Debt Service Coverage Ratio (as defined below), and (B) the debt service coverage ratio for all of the Agellan Portfolio properties then remaining subject to the liens of the mortgages (including the Individual Property requested to be released) immediately preceding the release of the applicable Individual Property based on the trailing 12 month period immediately preceding the release of the applicable Individual Property (such greater amount, the “Required Release DSCR”), provided that the Borrowers will have the right to do any one or a combination of the following to achieve the Required Release DSCR in accordance with the Agellan Portfolio Whole Loan documents make a prepayment of the Agellan Portfolio Whole Loan, deliver a letter of credit or deposit cash collateral with the lender; and (iv) subsequent to such release, each Individual Borrower will continue to be a special purpose entity. The Agellan Portfolio Whole Loan documents also provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Agellan Portfolio Whole Loan is prepaid by an amount set forth in the Agellan Portfolio Whole Loan documents or the Borrower delivers a REMIC opinion.

“Release Debt Service Coverage Ratio” means the debt service coverage of 1.70x.

“Release Price” means, with respect to any Individual Property being released, (i) until an amount equal to $60,450,000 has been prepaid in connection with partial releases in accordance with the Agellan Portfolio Whole Loan documents, 110% of the Agellan Portfolio Whole Loan amount allocated to such Individual Property and (ii) thereafter, 115% of the Agellan Portfolio Whole Loan amount allocated to such Individual Property.

Outparcel Release. In addition, the Agellan Portfolio Whole Loan documents provide that the Borrowers may release certain non-income producing parcels comprising a portion of Sarasota Distribution Hub, Supervalu and Naperville Woods Office Center properties upon satisfaction of certain conditions set forth in the Agellan Portfolio Whole Loan documents, including, without limitation, the payment of a release price set forth herein.

Condominium Structure. One of the Agellan Properties, owned by Chicago Industrial Properties 1 LP (the “Chicago Industrial Borrower”), is subject to a condominium declaration. The Chicago Industrial Borrower has an approximately 81.15% ownership in common elements, and controls the condominium association’s board of directors. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus for additional information.

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2010 South Lamar
2010 South Lamar Boulevard
Austin, TX 78704
Austin
Leander
Hutto
Round Rock
Jonestown
Jollyville
Pflugerville
Manor
Bee Cave
West Lake Hills
Sunset Valley
San Leanna
Buda
Seton Medical Center Austin
Heart Hospital of Austin
Hancock Golf Course
WINDSOR ROAD
NORTH UNIVERSITY
St David's Medical Center
Lions Municipal Golf Course
WEST UNIVERSITY
University of Texas at Austin
Texas Memorial Stadium
Pease District Park
Brackenridge Field Laboratory
OLD WEST AUSTIN
Frank Erwin Center
Oakwood Cemetery
EAST AUSTIN
University Medical Center-Brackenridge
Plaza de Las Lomas
Shops at Mira Vista
Zilker Metropolitan Park
Keeling Park & Pool
Huston-Tillotson University
Austin Convention Center
Intel
Synopsys Inc
American Express
Barton Creek Square Mall
Mexican American Cultural Center
EAST CESAR CHAVEZ
BARTON HILLS
BOULDIN
Broadcom Corporation
Fiesta Gardens
SOUTH RIVER CITY
ARM
Gus Fruth Park
RIVERSIDE
GALINDO
SOUTH LAMAR
Brodie Oaks Shopping Center
Lakehills Plaza
Sunset Valley Homestead
St. Edward's University
WEST GATE
St David South Austin Hospital
PARKER LANE
SOUTH MANCHACA
SAINT EDWARDS
Mabel Davis District Park
WEST CONGRESS
Sunset Valley
MAP © 2020 CARTIFACT
DATA © OSM CONTRIBUTORS

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$32,100,000	Title:	Fee
Cut-off Date Principal Balance:	$32,100,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.6%	Net Rentable Area (SF):	80,067
Loan Purpose:	Refinance	Location:	Austin, TX
Borrower:	2010 South Lamar, LLC	Year Built / Renovated:	2019 / N/A
Loan Sponsors:	Alan Sackman, Carter F. Sackman,	Occupancy:	100.0%
	Sr., Carter F. Sackman, Jr.	Occupancy Date:	10/6/2020
Interest Rate:	4.13000%	Number of Tenants:	1
Note Date:	9/22/2020	2017 NOI(1):	N/A
Maturity Date:	10/6/2027	2018 NOI(1):	N/A
Interest-only Period:	84 months	2019 NOI(1):	N/A
Original Term:	84 months	TTM NOI(1):	N/A
Original Amortization:	None	UW Economic Occupancy(2):	95.0%
Amortization Type:	Interest Only	UW Revenues:	$4,487,441
Call Protection:	L(24),Grtr1%orYM(56),O(4)	UW Expenses:	$1,424,863
Lockbox / Cash Management:	Hard / Springing	UW NOI(2):	$3,062,579
Additional Debt:	N/A	UW NCF(2):	$2,910,609
Additional Debt Balance:	N/A	Appraised Value / Per SF(2):	$53,600,000 / $669
Additional Debt Type:	N/A	Appraisal Date:	6/18/2020

Escrows and Reserves(3)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$401
Taxes:	$525,330	$47,757	N/A	Maturity Date Loan / SF:	$401
Insurance:	$30,715	$3,072	N/A	Cut-off Date LTV:	59.9%
Replacement Reserves:	$0	$1,334	N/A	Maturity Date LTV:	59.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.17x
				UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$32,100,000	100.0%	Payoff Existing Debt	$21,322,076	66.4%
			TI Disbursement(4)	5,608,717	17.5
			Return of Equity	4,200,676	13.1
			Upfront Reserves	556,045	1.7
			Closing Costs	412,486	1.3
Total Sources	$32,100,000	100.0%	Total Uses	$32,100,000	100.0%
(1)	Historical financial information is not available for the 2010 South Lamar Property (as defined below) because it was constructed in 2019.

(2)	While the 2010 South Lamar Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 2010 South Lamar Loan more severely than assumed in the underwriting of the 2010 South Lamar Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(4)	Represents an outstanding TI allowance paid directly to Juul Labs Inc.

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The Loan. The 2010 South Lamar mortgage loan is a $32.1 million loan (“2010 South Lamar Loan”) secured by the borrower’s fee simple interest in an 80,067 square foot office building in Austin, Texas (the “2010 South Lamar Property”). The 2010 South Lamar Loan has a seven-year term and will be interest-only for its entire term. The 2010 South Lamar Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on September 22, 2020.

The Borrower. The borrower is 2010 South Lamar, LLC (the “2010 South Lamar Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 2010 South Lamar Loan.

The Loan Sponsors. The loan sponsors are Alan Sackman, Carter F. Sackman, Sr., and Carter F. Sackman, Jr. Alan Sackman is the founder and current chairman of Sackman Enterprises, Inc. (“Sackman”), a multi-generational real estate family firm based in New York City. Founded in 1969, Sackman began operations by focusing on the restoration of historic brownstones on Manhattan’s Upper West Side. Today, Sackman continues to rehabilitate historic buildings and holdings include both residential and commercial properties, which are managed directly by Sackman. Sackman’s portfolio includes properties in Manhattan, Brooklyn, Bronx, New Jersey, North and South Carolina, Colorado, Texas, and Turks and Caicos. The company is led by Alan Sackman, James Hefelfinger, and Carter F. Sackman, Sr. In New York City, the Sackman family own and operate more than 25 properties. In Austin, Texas, the loan sponsors own the 2010 South Lamar Property and also recently developed 70 Rainey, a luxury residential condo building containing 164 units and 20,000 square feet of amenity space. The glass condo tower spans 35 stories in Austin’s Rainey Street neighborhood. Alan Sackman is the guarantor of the 2010 South Lamar Loan. Alan Sackman owns 27.33% of the 2010 South Lamar Borrower and is the manager of Frontier Realty LLC, which is the managing member of the 2010 South Lamar Borrower.

The Property. The 2010 South Lamar Property consists of a three-story, newly-constructed Class A office building located in Austin, Texas. The building consists of 13,992 square feet of grade level space that functions as a lobby and security greeting area, employee cafeteria, coffee bar, and tenant lounge and gaming space. The remaining 66,075 square feet is spread across the second and third-floors and is arranged as traditional luxury office space with open bullpen-style desks, glass conference and breakout rooms, and multiple terrace areas to accommodate an outdoor working environment. All floors of the 2010 South Lamar Property feature glass and black metal construction, exposed finished concrete, and floor-to-ceiling glass windows with views of South Lamar and downtown Austin from the upper floors. The building also features a two-story atrium and green wall spanning from the second-floor landing to the roof. The 2010 South Lamar Property is situated on approximately 45,011 square feet of land with grade and two sub levels of parking totaling 206 parking spaces.

As of October 6, 2020, the 2010 South Lamar Property was 100.0% leased to one tenant.

The sole tenant, Juul Labs Inc. (“Juul”) (80,067 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent) is an American electronic cigarette company founded in 2015 that is headquartered in San Francisco, California. Juul recently raised $700 million of convertible debt and has underwritten its internal valuation at approximately $12 billion. Altria Group (Moody’s: A3; Fitch: BBB; S&P: BBB), Juul’s largest investor with a 35% stake, took a $12.8 billion stake in the company in December 2018, and has two of the nine seats on the company’s board. Other prominent investors in Juul include Tiger Global Management, LLC (approximately $41 billion in assets under management) and D1 Capital Partners LP (led by Dan Sundheim, former CIO of Viking).

The Market. The 2010 South Lamar Property is located in Austin’s South-Central submarket, which according to the appraisal, has been undergoing revitalization for the past few years. Historically, older one- and two-story commercial buildings were located along the major roadways, however, recently there has been a significant increase in the number of luxury residential, commercial and mixed-use developments along South Lamar Boulevard, South Congress Avenue and Barton Springs Road. Over the past ten years, the appeal of centrally located areas just south of the Austin central business district has increased substantially. A recent example of the push southward is Lamar Union at 1100 South Lamar (0.5 miles north of the 2010 South Lamar Property), a newly built nine-acre mixed-use development including 440 apartment units, 86,377 square feet of retail space (including seven restaurants and Shake Shack’s first Texas location), and a more than 1,300-space parking garage. Revitalization along the South Lamar Boulevard Corridor has provided amenity-rich housing and employment options for residents who are attracted to urban-style living and the mix of shopping, restaurants, atmosphere and quality of life that the location has to offer.

According to the appraisal, as of the second quarter of 2020, the South office submarket consists of approximately 6,357,647 square feet of office space and reports a 92.6% occupancy with average asking rents of $37.91 per square foot. The greater overall Austin office market comprises approximately 115,175,063 square feet of office space and reports an occupancy rate of 90.1% with average asking rents of $39.20 per square foot gross.

When determining market rent for the 2010 South Lamar Property, the appraiser cited five comparable leases that ranged from $33.00 to $41.00 per square foot triple net and all were executed no earlier than March 2018. The appraiser concluded that the current $40.00 per square foot net rental rate is at market.

COVID-19 Update. The loan sponsors have confirmed that Juul has not requested any form of rent relief. Juul has completed their buildout and the office is open to employees with limited utilization, currently at 25%. As of October 6, 2020, there have been no loan modification or forbearance requests on the 2010 South Lamar Loan. The first payment date of the 2010 South Lamar Loan is November 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

A-3-99

Annex A-3	Benchmark 2020-B20

2010 South Lamar

Historical and Current Occupancy
2017(1)	2018(1)	2019(2)	Current(3)
N/A	N/A	100.0%	100.0%
(1)	There is no historical occupancy available, as the property was recently constructed in 2019.

(2)	2019 Occupancy is as of December 31, 2019.

(3)	Current Occupancy is as of October 6, 2020.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Juul Labs Inc.	NR/NR/NR	80,067	100.0%	$40.00	100.0%	3/1/2030
Total Occupied		80,067	100.0%	$40.00	100.0%
Vacant		0	0.0
Total		80,067	100.0%
(1)	Based on the underwritten rent roll.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	1	80,067	100.0	3,202,680	100.0	80,067	100.0%	$3,202,680	100.0%
2031 and Thereafter	0	0	0.0	0	0.0	80,067	100.0%	$3,202,680	100.0%
Total	1	80,067	100.0%	$3,202,680	100.0%
(1)	Based on the underwritten rent roll.

(2)	Lease rollover schedule is based on the lease expiration date of the direct lease in place.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent	$3,202,680	$40.00	67.8%
Rent Steps(3)	96,080	1.20	2.0
Gross Potential Rent	$3,298,760	$41.20	69.8%
Total Reimbursements	1,424,863	17.80	30.2
Total Other Income	0	0.00	0.0
Net Rental Income	$4,723,623	$59.00	100.0%
(Vacancy/Credit Loss)	(236,181)	(2.95)	(5.0)
Effective Gross Income	$4,487,441	$56.05	95.0%
Total Expenses	1,424,863	17.80	31.8
Net Operating Income	$3,062,579	$38.25	68.2%
Total TI/LC, Capex/RR	151,970	1.90	3.4
Net Cash Flow	$2,910,609	$36.35	64.9%
(1)	Historical financial information is not available for the 2010 South Lamar Property because it was constructed in 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rent steps taken through October 2020.

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Annex A-3	Benchmark 2020-B20

2010 South Lamar

Property Management. The 2010 South Lamar Property is managed by Sackman Enterprises, Inc., an affiliate of the borrower.

Escrows and Reserves. At origination of the 2010 South Lamar Loan, the 2010 South Lamar Borrower deposited (i) approximately $525,330 into a real estate tax reserve and (ii) approximately $30,715 into an insurance reserve.

Tax Reserve – The 2010 South Lamar Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated to be approximately $47,757). Notwithstanding the foregoing, the borrower will not be required to make the monthly tax reserve deposit on any monthly payment date during which the Reserve Waiver Conditions (as defined below) are satisfied in full.

Insurance Reserve – At the option of the lender, the 2010 South Lamar Borrower will be required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12 of estimated insurance premiums (initially estimated to be approximately $3,072). Notwithstanding the foregoing, the borrower will not be required to make the monthly insurance reserve deposit on any monthly payment date during which the Reserve Waiver Conditions are satisfied in full.

Replacement Reserve – The 2010 South Lamar Borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $1,334 for replacement reserves.

“Reserve Waiver Conditions” means each of the following: (i) no event of default has occurred and is continuing, (ii) the Specified Tenant (as defined below) lease is in full force and effect with no defaults thereunder, (iii) the Specified Tenant continues to make the payments and perform the obligations required under the Specified Tenant lease, in each case, relating to the obligations and liabilities for which the applicable reserve account was established and delivers evidence of the same by no later than five days prior to the same were due, (iv) the Specified Tenant is not bankrupt or insolvent, and (v) the Specified Tenant has not expressed its intention in writing to terminate, cancel or default under the Specified Tenant lease (including, without limitation, in connection with any rejection in any bankruptcy or similar insolvency proceeding).

Lockbox / Cash Management. The 2010 South Lamar Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to Juul, the sole tenant at the 2010 South Lamar Property directing it to remit its rent checks directly to the lender-controlled lockbox. The 2010 South Lamar Borrower is required to cause revenue received by the property manager from the 2010 South Lamar Property to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the 2010 South Lamar Borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 2010 South Lamar Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 2010 South Lamar Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 2010 South Lamar Loan. Provided no event of default has occurred and is continuing, any excess cash flow funds remaining in the excess cash flow account will be disbursed to the borrower upon the expiration of any Trigger Period. Upon an event of default under the 2010 South Lamar Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio being less than 1.20x for two consecutive calendar quarters, and (iii) a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, the debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters, and (c) with respect to clause (iii) above, the satisfaction of the Specified Tenant Cure Conditions (as defined below).

A “Specified Tenant” means, as applicable, (i) Juul, and (ii) any other tenants of the Specified Tenant space (or any portion thereof) and any guarantors of the applicable related Specified Tenant lease.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) the Specified Tenant being in default under the applicable Specified Tenant lease beyond any applicable notice and cure periods, (ii) except for permitted subleasing and permitted assignments under the existing Specified Tenant lease, the Specified Tenant’s failure to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof) and/or failing to utilize the Specified Tenant space (or applicable portion thereof) for the intended use set forth in the Specified Tenant lease, except as required by local, state or federal health ordinances (provided in such instance, such closure shall not exceed ninety (90) days), (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of the Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of the Specified Tenant, (vi) the occurrence of a Quick Ratio Trigger Event (as defined below), or (vii) the occurrence of a Cash & Cash Equivalents Trigger Event (as defined below) and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the Specified Tenant Cure Conditions or (2) the 2010 South Lamar Borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the 2010 South Lamar Loan documents, the applicable tenant being in actual, physical possession of the space demised under its lease, utilizing the premises (or applicable portion thereof) for the intended use as set forth in the lease and paying the full amount of rent due.

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Annex A-3	Benchmark 2020-B20

2010 South Lamar

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the lender’s receipt of satisfactory evidence that the Specified Tenant has cured all defaults under the Specified Tenant lease, (ii) the lender’s receipt of satisfactory evidence that the Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof) and utilizing the Specified Tenant space (or applicable portion thereof) for the intended use set forth in the Specified Tenant lease, (iii) the Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the Specified Tenant lease and has reaffirmed the Specified Tenant lease as being in full force and effect, (iv) with respect to a Quick Ratio Trigger Event, the earlier to occur of (a) the date that the Quick Ratio (as defined below) of the Specified Tenant is equal to or greater than 1.50x for at least two consecutive calendar quarters or (b) a Specified Tenant Financial Trigger Cure (as defined below), (v) with respect to a Cash & Cash Equivalents Trigger Event, the earlier to occur of (a) the date that the cash and cash equivalents of the Specified Tenant are equal to or greater than $150,000,000 for two consecutive calendar quarters or (b) a Specified Tenant Financial Trigger Cure, (vi) with respect to any applicable bankruptcy or insolvency proceedings involving the Specified Tenant and/or the Specified Tenant lease, the Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the Specified Tenant lease pursuant to final, nonappealable order of a court of competent jurisdiction, and (vii) the Specified Tenant is paying full, unabated rent under the Specified Tenant lease.

“Specified Tenant Financial Trigger Cure” means that the 2010 South Lamar Borrower has delivered or caused to be delivered to the lender either (i) a letter of credit acceptable to lender in its sole and absolute discretion or (ii) cash, in each case, in an amount equal to $2,001,675.

“Quick Ratio” means the ratio calculated by the lender of (i) current assets, less inventory and prepaid expenses to (ii) current liabilities, each as determined in accordance with GAAP.

“Quick Ratio Trigger Event” means the Quick Ratio of the Specified Tenant being less than 1.50 to 1.00 for two consecutive calendar quarters.

“Cash & Cash Equivalents Trigger Event” means that the cash and cash equivalents of the Specified Tenant, as reported pursuant to 2010 South Lamar Loan documents, are less than $150,000,000 for two consecutive calendar quarters.

Current Mezzanine or Subordinate Indebtedness. None.

Partial Release. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

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A-3-103

Annex A-3	Benchmark 2020-B20

333 South Wabash

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	1,207,380
Loan Purpose:	Acquisition	Location:	Chicago, IL
Borrower:	DF 333 Wabash PropCo LLC	Year Built / Renovated:	1972 / 2019
Loan Sponsors:	Michael Shvo, Deutsche Finance	Occupancy:	90.5%
	America LLC	Occupancy Date:	8/1/2020
Interest Rate:	3.53000%	Number of Tenants:	13
Note Date:	8/12/2020	2017 NOI:	$14,833,810
Maturity Date:	9/1/2028	2018 NOI(3):	$3,939,112
Interest-only Period:	96 months	2019 NOI(3):	($1,283,489)
Original Term:	96 months	TTM NOI (as of 5/2020)(3):	($4,874,145)
Original Amortization:	None	UW Economic Occupancy(6):	91.7%
Amortization Type:	Interest Only	UW Revenues:	$41,578,718
Call Protection(2):	L(47),Def(43),O(6)	UW Expenses:	$17,347,570
Lockbox / Cash Management:	Hard / Springing	UW NOI(3)(6):	$24,231,148
Additional Debt(1):	Yes	UW NCF(6):	$23,327,488
Additional Debt Balance(1):	$210,000,000	Appraised Value / Per SF(6):	$382,000,000 / $316
Additional Debt Type(1):	Pari Passu	Appraisal Date:	7/1/2020

Escrows and Reserves				Financial Information(1)(6)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$199
Taxes:	$1,582,185	$527,395	N/A	Maturity Date Loan / SF:	$199
Insurance:	$94,591	$47,296	N/A	Cut-off Date LTV:	62.8%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	62.8%
TI/LC:	$8,513,554	$0	N/A	UW NCF DSCR:	2.75x
Other(4):	$23,921,811	Springing	$3,000,000	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$240,000,000	57.2%	Purchase Price(5)	$376,000,000	89.6%
Sponsor Equity	179,786,770	42.8	Upfront Reserves	34,112,141	8.1
			Closing Costs	9,674,629	2.3
Total Sources	$419,786,770	100.0%	Total Uses	$419,786,770	100.0%
(1)	The 333 South Wabash Loan is part of a whole loan evidenced by nine pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $240.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $240.0 million 333 South Wabash Whole Loan (as defined below).

(2)	The defeasance lockout period will be at least 47 payment dates beginning with and including the first payment date of October 2020. At any time on or after September 1, 2024, the borrower has the right to voluntarily prepay, and defease, as applicable, the 333 South Wabash Whole Loan in full provided that (i) in respect of a prepayment of (a) note AGL, (b) note AGL-Fortitude, (c) note VALIC, (d) note NUFI-Fortitude, (e) note AHAC and (f) note AHAC-Fortitude (collectively, “Tranche A-1 Notes”), the borrower pays a prepayment premium equal to the greater of the yield maintenance amount or 1% of the unpaid principal balance evidenced by the Tranche A-1 Notes as of the prepayment date, and (ii) the borrower defeases the portion of the 333 South Wabash Whole Loan evidenced by the (x) note Tranche A-2-A, (y) note Tranche A-2-B and (z) note Tranche A-2-C (collectively, “Tranche A-2 Notes”). For the avoidance of doubt, the Tranche A-1 Notes must be prepaid simultaneously as the Tranche A-2 Notes are defeased.

(3)	The decrease from 2018 NOI to 2019 NOI was due to the 2019 renovation and CNA vacating a majority of its space at the 333 South Wabash Property. The renovation included a new tenant build out for Northern Trust, which now occupies 45.4% of the net rentable square footage. Northern Trust began to occupy their space in February of 2020. The increase in UW NOI from TTM NOI is due to the recently completed $167.5 million renovation and execution of a new lease with Northern Trust at the 333 South Wabash Property. The 333 South Wabash Property is 90.5% leased as of August 1, 2020, compared to 38.3% leased as of December 31, 2019.

(4)	At origination, the borrower reserved approximately $23.2 million for gap rent and rent concessions associated with Chicago Housing Authority, Akuna Capital LLC, Bright Horizons, The Northern Trust and Millhouse Engineering & Construction, Inc. Additionally, the borrower reserved $750,000 to be utilized in the re-tenanting of the 55 E. Jackson sublease space.

(5)	The Purchase Price includes seller credits totaling approximately $34.1 million, which was escrowed at origination, for outstanding obligations, including tenant improvements and leasing commissions, gap rent, rent concessions, and sublease rent.

(6)	While the 333 South Wabash Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 333 South Wabash Loan more severely than assumed in the underwriting of the 333 South Wabash Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Annex A-3	Benchmark 2020-B20

333 South Wabash

The Loan. The mortgage loan (the “333 South Wabash Loan”) is part of a whole loan (the “333 South Wabash Whole Loan”) consisting of nine pari passu promissory notes with an aggregate original principal balance of $240,000,000 and secured by a first mortgage encumbering the borrower’s fee simple interest in an approximately 1.2 million square foot office tower located in downtown Chicago, Illinois (the “333 South Wabash Property”).

The 333 South Wabash Loan is evidenced by the non-controlling note Tranche A-2-A and has an outstanding principal balance as of the Cut-off Date of $30,000,000, representing approximately 3.3% of the Initial Pool Balance. The controlling note, Tranche A-2-B, with an outstanding principal balance as of the Cut-off Date of $50,000,000, was contributed to the Benchmark 2020-B19 Trust. However, American International Group, Inc. (“AIG”) has been appointed as the controlling noteholder representative so long as certain AIG affiliates continue to hold notes aggregating at least $75,000,000 in outstanding principal balance of the 333 South Wabash Whole Loan and, accordingly, AIG will exercise control and consultation rights on behalf of the directing holder for the 333 South Wabash Whole Loan. The related pari passu companion loans, evidenced by the non-controlling notes AGL, AGL-Fortitude, VALIC, NUFI-Fortitude, AHAC, AHAC-Fortitude (the “Tranche A-1 Notes”), Tranche A-2-B (controlling note) and Tranche A-2-C (together with Tranche A-2-A, the “Tranche A-2 Notes”), have an aggregate outstanding principal balance as of the Cut-off Date of $210,000,000.

The 333 South Wabash Whole Loan was co-originated by Goldman Sachs Bank USA, American General Life Insurance Company, The Variable Annuity Life Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA., and American Home Assurance Company on August 12, 2020. Each note of the 333 South Wabash Whole Loan has an interest rate per annum of 3.53000%. The borrower utilized the proceeds of the 333 South Wabash Whole Loan to finance the acquisition of the 333 South Wabash Property, fund reserves and pay closing costs.

The 333 South Wabash Whole Loan had an initial term of 96 months and has a remaining term of 95 months as of the Cut-Off Date. The 333 South Wabash Whole Loan requires interest-only payments during its term; provided that, under the terms of the 333 South Wabash Whole Loan documents, principal and interest payments based on a 30-year amortization schedule may be triggered, commencing on the August 2026 payment date and the August payment date of each subsequent year, in the event that (i) net operating income (as calculated under the loan documents) for the preceding 12 calendar months does not exceed $21.0 million or (ii) the amount of aggregate square feet of the 333 South Wabash Property that is subject to leases expiring in the following 36 month period exceeds 241,348 square feet (an “Amortization Trigger Event”). The borrower can prevent the occurrence of an Amortization Trigger Event for 12 months by depositing cash or letter of credit in an amount equal to $4,582,500. The scheduled maturity date of the 333 South Wabash Whole Loan is September 1, 2028.

The borrower may obtain the release of the 333 South Wabash Property on or after the due date in September 2024 by defeasing the Tranche A-2 Notes and prepaying the Tranche A-1 Notes. Any such release prior to the due date in April 2028 requires a (i) prepayment of the Tranche A-1 Notes together with a premium payment equal to the greater of (x) 1% of the aggregate outstanding balance as of the prepayment date of the Tranche A-1 Notes and (y) the present value of the remaining 333 South Wabash Whole Loan debt service payments, less the aggregate outstanding balance of the Tranche A-1 Notes, each as of the prepayment date, and (ii) defeasance of the Tranche A-2 Notes with certain direct full faith and credit obligations of the United States of America of the entire outstanding balance of the Tranche A-2 Notes in accordance with the 333 South Wabash Whole Loan documents.

The table below summarizes the promissory notes that comprise the 333 South Wabash Whole Loan. The relationship between the holders of the 333 South Wabash Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
AGL	$75,600,000	$75,600,000	AGL(1)	No
AGL-Fortitude	15,400,000	15,400,000	AGL(1)	No
VALIC	35,000,000	35,000,000	VALIC(1)	No
Tranche A-2-A	30,000,000	30,000,000	Benchmark 2020-B20	No
Tranche A-2-B	50,000,000	50,000,000	Benchmark 2020-B19	Yes(2)
Tranche A-2-C	20,000,000	20,000,000	DBJPM 2020-C9	No
AHAC	8,400,000	8,400,000	AHAC(1)	No
AHAC-Fortitude	2,800,000	2,800,000	AHAC(1)	No
NUFI-Fortitude	2,800,000	2,800,000	NUFIC(1)	No
Total	$240,000,000	$240,000,000
(1)	Expected to be contributed to a future securitization.

(2)	The controlling note is Tranche A-2-B; however, so long as certain AIG affiliates continue to hold notes aggregating at least $75,000,000 in outstanding principal balance of the 333 South Wabash Whole Loan, an AIG affiliate has been irrevocably appointed as the controlling note holder representative entitled to exercise all control rights.

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Annex A-3	Benchmark 2020-B20

333 South Wabash

The Borrower. The borrower is DF 333 Wabash PropCo LLC, a Delaware limited liability company and single purpose entity with two independent directors (the “333 South Wabash Borrower”). Legal counsel to the 333 South Wabash Borrower delivered a non-consolidation opinion in connection with the origination of the 333 South Wabash Whole Loan.

The borrower is affiliated with the borrower of the mortgage loan identified on Annex A-1 to the Prospectus as 711 Fifth Avenue, which has a Cut-off Date Balance of $15.0 million.

The Loan Sponsors. The borrower sponsors and non-recourse carveout guarantors are Michael Shvo and Deutsche Finance America LLC (“DFA”). The non-recourse carveout guarantors have provided a limited non-recourse carveout guaranty that covers only certain existing litigation in which the borrower, the related borrower sponsors and several entities in the borrower’s ownership structure are defendants (the “Existing Litigation”) and, among other things, any voluntary bankruptcy as a result of such Existing Litigation. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations” in the Prospectus. Michael Shvo is the founder, chairman, and CEO of SHVO, a New York-based commercial real estate development firm with a portfolio valued at over $7 billion. DFA is the US real estate private equity platform of the Munich-based Deutsche Finance Group, a global investment management firm active since 2005 with over €6.5 billion of assets under management and investments across 49 markets as of September 2020. The partnership between SHVO and DFA has acquired seven other assets located in New York, Miami Beach, and Beverly Hills.

The Property. The 333 South Wabash Property consists of a 45-story central business district office building totaling 1,207,380 square feet located in Chicago, Illinois. The 333 South Wabash Property was built in 1972 on a 0.94-acre site, located at the intersection of South Wabash Avenue and East Van Buren Street in Chicago’s East Loop office submarket. In 2019, the prior owner completed a $167.5 million renovation and opened a new food hall, Hayden Hall, including eight quick-service restaurants plus two full-service dining experiences. Based on the underwritten rent roll dated August 1, 2020, the 333 South Wabash Property is currently 90.5% leased.

The Northern Trust Company (547,719 square feet; 45.4% of net rentable area; 48.9% of underwritten base rent) is the largest office tenant based on NRA at the 333 South Wabash Property, executing its lease in July 2017 to relocate its headquarters to the 333 South Wabash Property from the existing headquarters location at 50 South LaSalle Street, approximately a half mile west of the 333 South Wabash Property. The lease commenced on September 1, 2020 with The Northern Trust Company (“Northern Trust”) taking early occupancy of its space in phases beginning in February 2020 with an additional 56,932 square feet expected to commence on two floors in 2023. Founded in Chicago in 1889, Northern Trust is a provider of wealth management, asset servicing, and banking to corporations, institutions, affluent families, and individuals. Northern Trust has a global presence with offices in 21 US states and Washington, DC, and across 22 locations in Canada, Europe, the Middle East, and the Asia-Pacific.

Chicago Housing Authority (222,141 square feet; 18.4% of net rentable area; 17.0% of underwritten base rent ) is the second largest office tenant based on NRA at the 333 South Wabash Property and has occupied space in the 333 South Wabash Property since December 2006. The Chicago Housing Authority (“CHA”) is the third largest public housing agency in the nation in terms of households served and provides housing opportunities across Chicago. Through the provision of public housing apartments and the management of Housing Choice Vouchers, CHA serves more than 63,000 low-income families and individuals.

Continental Casualty Company (56,638 square feet; 4.7% of net rentable area; 4.3% of underwritten base rent ) is the third largest office tenant based on NRA at the 333 South Wabash Property with the 333 South Wabash Property serving as the company’s headquarters from 1972 to 2018. Continental Casualty Company (“CNA”) is one of the largest commercial property and casualty insurance companies in the United States. CNA provides a range of standard and specialized property and casualty insurance products for businesses and professionals in the United States, Canada, and Europe.

COVID-19 Update. As of September 30, 2020, the 333 South Wabash Property is open, however most tenants have implemented a work from home policy for their employees, with a small group of employees coming to the 333 South Wabash Property daily. For August and September 2020, tenants occupying 98.3% and 89.8%, respectively, of the occupied square feet paid rent, and 97.8% and 87.4%, respectively, of the underwritten base rent was collected. As of September 30, 2020, the 333 South Wabash Whole Loan was not subject to any modification or forbearance requests. As of October 9, 2020, the 333 South Wabash Whole Loan is current. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The 333 South Wabash Property is located at 333 South Wabash Avenue in Chicago, Illinois. According to a third party market research report, the 333 South Wabash Property is located within Chicago’s Loop/central business district where there is a significant corporate and governmental presence. The 333 South Wabash Property is considered a Class A Office Building in this market whereas, the bulk of traditional office development in the subject neighborhood is Class C.

The 333 South Wabash Property is located in the East Loop submarket. During the first quarter of 2020, asking rents in the East Loop submarket declined by 0.3% to an average of $35.22, higher than eight of the metro area’s 13 submarkets. Since the same reporting period last year, asking rents have increased by 1.7%, up from $34.63. The East Loop submarket's current asking rent levels are higher than the metro area average of $32.38, while asking rent growth in the first quarter compares unfavorably to the metro area average of 0.7%. Effective rents, which exclude the value of concessions offered to prospective tenants, declined by 0.2% during the first quarter to an average of $26.38.

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333 South Wabash

A comprehensive overview of the Chicago office market suggests that the primary concentrations of competitive office space are located in the West Loop submarket, amounting to 46.4 million square feet and 18.1% of the metropolitan inventory, followed by West, with a 15.7% share, and Northwest Suburbs with 15.1%. Since the beginning of the second quarter of 2010, the fastest growing area has been the West Loop submarket, adding 3.5 million square feet over that period, or 29.7% of total metropolitan office completions. The East Loop submarket, one of thirteen distinct geographic concentrations within Chicago, contains 20.0 million market rate rental square feet, or 7.8% of the metro area’s total inventory of office space.

Historical and Current Occupancy(1)
2017	2018	2019	Current(2)
92.1%	69.2%	38.3%	90.5%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of August 1, 2020. The increase in occupancy between 2019 and Current is primarily due to the new lease executed with Northern Trust.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration
Northern Trust(4)	A2/A+/A+	547,719	45.4%	$21.03	48.9%	8/31/2035
CHA(5)	NR/NR/NR	222,141	18.4	18.00	17.0	12/31/2037
Akuna Capital LLC(6)	NR/NR/NR	56,382	4.7	27.53	6.6	Various
CNA(7)	NR/NR/NR	56,638	4.7	18.01	4.3	11/30/2024
Hayden Hall	NR/NR/NR	26,137	2.2	38.26	4.2	8/31/2030
Hellmuth, Obata & Kassabaum	NR/NR/NR	27,034	2.2	32.40	3.7	1/31/2025
United Way of Metro Chicago(8)	NR/NR/NR	28,892	2.4	30.21	3.7	4/30/2028
IFF	NR/NR/NR	27,928	2.3	29.75	3.5	9/30/2030
Milhouse Engineering & Construction, Inc.(9)	NR/NR/NR	28,466	2.4	27.90	3.4	6/30/2030
Signature Office Centers, LLC(10)	NR/NR/NR	18,927	1.6	30.00	2.4	6/30/2030
Ten Largest Owned Tenants		1,040,264	86.2%	$22.14	97.7%
Remaining Owned Tenants(11)		52,325	4.3	$10.38	2.3
Total Occupied		1,092,589	90.5%	$21.58	100.0%
Vacant Spaces (Owned Space)		114,791	9.5
Total / Wtd. Avg.		1,207,380	100.0%

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent are based on the underwritten rent roll dated August 1, 2020.

(4)	Northern Trust includes 56,932 square feet on floors 20 and 21, commencing July 1, 2023. The Northern Trust lease provides for contraction options effective on August 31, 2027, August 31, 2030, and August 31, 2032, allowing for the contraction of up to two full floors on either the bottom of the high-rise portion or any of its floors within the mid-rise portion of the 333 South Wabash Property. Each contraction option requires (i) (a) 12 months’ notice with respect to the options exercisable in 2027 and 2032 and (b) 18 months’ notice with respect to the option exercisable in 2030, and (ii) payment of a termination fee equal to the product of (x) any unamortized leasing costs, multiplied by (y) a fraction, the numerator of which is the rentable area of the applicable contraction space, the denominator of which is the rentable area of the premises, amortized at a rate of 8.0% per annum. Northern Trust has two extension options for periods of not less than five and not more than 10 years.

(5)	CHA has a one-time right to terminate its lease with respect to the entire premises effective December 31, 2031, with 18 months’ prior notice and payment of a termination fee. In addition, CHA has a free rent period until December 31, 2020 that is offset by distributions from the rent concessions reserve.

(6)	Akuna Capital LLC (“Akuna”) has 27,916 square feet expiring on December 31, 2025 and 28,466 square feet expiring on December 31, 2029. Akuna has a one-time right to terminate its lease with respect to the entire premises effective December 31, 2027, with prior notice on or before December 31, 2026 and payment of a termination fee. In addition, Akuna has a free rent period until December 31, 2020 that is offset by distributions from the rent concessions reserve. Akuna has one option to extend the lease on the 27,916 square feet space for four years.

(7)	CNA has a one-time right to terminate its lease with respect to suite 400 (28,172 square feet) effective May 31, 2023, with prior notice on or before May 31, 2022 and payment of a termination fee.

(8)	United Way of Metro Chicago has the right to terminate its lease beginning on April 30, 2023 with 12 months’ prior notice and payment of a termination fee.

(9)	Solely in the event that The Northern Trust exercises its expansion rights, the borrower has the right to terminate the lease of Milhouse Engineering & Construction, Inc. effective December 31, 2024, with prior notice on or before July 31, 2023.

(10)	Signature Office Centers, LLC has the option to terminate its lease effective June 30, 2027, with 12 months’ prior notice and payment of a termination fee.

(11)	Remaining Tenants is inclusive of 33,746 square feet used as amenity space and 238 square feet used as mechanical space, which has no attributable underwritten base rent.

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Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	114,791	9.5%	NAP	NAP	114,791	9.5%	NAP	NAP
2020 & MTM	1	1,662	0.1	$44,043	0.2%	116,453	9.6%	$44,043	0.2%
2021	0	0	0.0	0	0.0	116,453	9.6%	$44,043	0.2%
2022	0	0	0.0	0	0.0	116,453	9.6%	$44,043	0.2%
2023	0	0	0.0	0	0.0	116,453	9.6%	$44,043	0.2%
2024	2	56,638	4.7	1,020,072	4.3	173,091	14.3%	$1,064,115	4.5%
2025	2	54,950	4.6	1,713,382	7.3	228,041	18.9%	$2,777,497	11.8%
2026	2	7,299	0.6	217,691	0.9	235,340	19.5%	$2,995,188	12.7%
2027	0	0	0.0	0	0.0	235,340	19.5%	$2,995,188	12.7%
2028	2	28,892	2.4	872,875	3.7	264,232	21.9%	$3,868,063	16.4%
2029	1	28,466	2.4	714,781	3.0	292,698	24.2%	$4,582,844	19.4%
2030	6	110,838	9.2	3,474,215	14.7	403,536	33.4%	$8,057,059	34.2%
2031 & Beyond(4)	9	803,844	66.6	15,518,782	65.8	1,207,380	100.0%	$23,575,841	100.0%
Total / Wtd. Avg.	25	1,207,380	100.0%	$23,575,841	100.0%
(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring are based on the underwritten rent roll dated August 1, 2020.

(4)	2031 & Beyond is inclusive of 33,746 square feet used as amenity space and 238 square feet used as mechanical space, which has no attributable underwritten base rent. This space was excluded from the Number of Expiring Leases.

Operating History and Underwritten Net Cash Flow(1)
	2017	2018(2)	2019(2)	T-12 5/31/2020(2)	Underwritten(2)	Per Square Foot(2)	%(3)
Base Rent(4)	$19,249,428	$14,262,067	$9,974,877	$8,526,667	$26,666,957	$22.09	58.8%
Vacant Income	0	0	0	0	3,760,230	3.11	8.3
Reimbursements(5)	12,025,122	7,114,143	1,811,531	1,531,946	13,229,336	10.96	29.2
Other Income(6)	1,477,249	622,862	137,677	190,143	1,682,425	1.39	3.7
Gross Revenue	$32,751,800	$21,999,071	$11,924,085	$10,248,756	$45,338,948	$37.55	100.0%
Vacancy & Credit Loss	0	0	0	0	(3,760,230)	(3.11)	(8.3)
Effective Gross Income	$32,751,800	$21,999,071	$11,924,085	$10,248,756	$41,578,718	$34.44	91.7%
Total Operating Expenses	17,917,991	18,059,960	13,207,574	15,122,901	17,347,570	14.37	41.7
Net Operating Income	$14,833,810	$3,939,112	($1,283,489)	($4,874,145)	$24,231,148	$20.07	58.3%
TI/LC	0	0	0	0	662,184	0.55	1.6
Capital Expenditures	0	0	0	0	241,476	0.20	0.6
Net Cash Flow	$14,833,810	$3,939,112	($1,283,489)	($4,874,145)	$23,327,488	$19.32	56.1%
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The decrease from 2018 Net Operating Income and Net Cash Flow to 2019 Net Operating Income and Net Cash Flow was due to the 2019 renovation and CNA vacating a majority of its space at the 333 South Wabash Property. The renovation included a new tenant build out for Northern Trust, which now occupies 45.4% of the net rentable square feet. Northern Trust began to occupy their space in February of 2020. The increase in Underwritten Net Operating Income and Net Cash Flow from T-12 5/31/2020 Net Operating Income and Net Cash Flow is due to the recently completed $167.5 million renovation and execution of a new lease with Northern Trust at the 333 South Wabash Property. The 333 South Wabash Property is 90.5% leased as of August 1, 2020, compared to 38.3% leased as of December 31, 2019.

(3)	% column represents percent of Gross Revenue for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Base Rent is based on the underwritten rent roll dated as of August 1, 2020 inclusive of the rent steps through August 2021 for investment grade tenants (CHA, CNA, and Northern Trust) through the lease term, utilizing a 7.0% discount rate ($3,091,117).

(5)	Underwritten Reimbursements include afterhours HVAC billing.

(6)	Underwritten Other Income includes parking revenue, tenant service income, telecom and storage income excluded from rent, and amenity income.

Property Management. The 333 South Wabash Property is currently managed by SHVO Property Management LLC, an affiliate of Michael Shvo, one of the related borrower sponsors, and sub-managed by Jones Lang LaSalle Americas (Illinois), L.P. The 333 South Wabash Property is required to be managed by a property manager and if applicable, a sub-manager, pursuant to a property management agreement, in each case approved by the lender, such approval not to be unreasonably withheld, conditioned or delayed so long as no monetary default, material non-monetary default or event of default under the 333 South Wabash Whole Loan documents then exists. The lender pre-approved (i) SHVO Property Management LLC as the initial property manager, so long as Jones Lang LaSalle America Inc. or a replacement sub-manager appointed and approved in accordance with the terms of the 333 South Wabash Whole Loan documents, is the sub-manager, and (ii) DFA or an affiliate of DFA, as a substitute or replacement property manager, if the borrower elects to replace SHVO Property Management LLC as the property manager, so long as Jones Lang LaSalle America Inc., or a substitute or replacement sub-manager appointed and approved in accordance with the terms of the 333 South Wabash Whole Loan documents, is the sub-manager. Any substitute or replacement property manager or any other change in property manager are subject to, among other things, (a) the prior written approval of the lender, not to be unreasonably withheld, conditioned or delayed so long as no monetary default, material non-monetary default or event of default under the 333 South Wabash Whole Loan documents then exists, (b) receipt

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333 South Wabash

by the lender of a rating agency confirmation from each applicable rating agency with respect to the replacement property manager and its replacement property management agreement, and (c) if such property manager is an affiliate of the borrower, the borrower delivers a new non-consolidation opinion with respect to such property manager and the related property management agreement reasonably acceptable to the lender.

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Redmond Town Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Mixed Use - Retail/Office
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	386,415
Loan Purpose:	Recapitalization	Location:	Redmond, WA
Borrower:	FHR Main Retail Center, LLC	Year Built / Renovated:	1996, 1999, 2013 / N/A
Loan Sponsor:	Fairbourne Partners, LLC	Occupancy:	92.9%
Interest Rate:	3.85000%	Occupancy Date:	1/15/2020
Note Date:	2/21/2020	Number of Tenants:	100
Maturity Date:	3/6/2025	2017 NOI:	$8,728,590
Interest-only Period:	24 months	2018 NOI:	$9,030,971
Original Term:	60 months	2019 NOI:	N/A
Original Amortization:	360 months	TTM NOI (as of 11/2019)(3):	$9,701,409
Amortization Type:	IO-Balloon	UW Economic Occupancy(5):	94.0%
Call Protection(2):	L(31),Def(25),O(4)	UW Revenues:	$15,096,303
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$4,207,821
Additional Debt:	Yes	UW NOI(3)(5):	$10,888,482
Additional Debt Balance(1):	$71,500,000	UW NCF(5):	$10,193,431
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(5):	$151,000,000 / $391
		Appraisal Date:	8/4/2020

Escrows and Reserves				Financial Information(1)(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$263
Taxes:	$411,531	$68,589	N/A	Maturity Date Loan / SF:	$248
Insurance:	$130,585	$10,045	N/A	Cut-off Date LTV:	67.2%
Replacement Reserves:	$0	$4,830	N/A	Maturity Date LTV:	63.5%
TI/LC:	$0	$53,090	$2,750,000	UW NCF DSCR:	1.79x
Other(4):	$2,809,532	$0	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$101,500,000	68.1%	Purchase Price	$144,882,040	97.1%
Sponsor Equity	47,641,961	31.9	Upfront Reserves	3,351,648	2.2
			Closing Costs	908,273	0.6
Total Sources	$149,141,961	100.0%	Total Uses	$149,141,961	100.0%
(1)	The Redmond Town Center Loan (as defined below) is evidenced by the non-controlling Notes A-3-1 and A-4, with an original principal balance and outstanding principal balance as of the Cut-off Date of $30.0 million. The related companion loans are evidenced by the controlling Note A-2, which has an outstanding principal balance as of the Cut-off Date of $25.0 million, and has been contributed to the Benchmark 2020-B19 transaction and four non-controlling Notes, A-1-1 (contributed to Benchmark 2020-B19), A-1-2-1, A-1-2-2, and A-3-2.
(2)	The defeasance lockout period will be at least 31 payment dates beginning with and including the first payment date in April 2020. Defeasance of the Redmond Town Center Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) February 21, 2023. The assumed defeasance lockout period of 31 payment dates is based on the expected Benchmark 2020-B20 securitization closing date in October 2020. The actual lockout period may be longer.
(3)	The increase from TTM NOI as of (11/2019) to UW NOI at the Redmond Town Center Property is primarily attributable to the inclusion of contractual rent steps through February 1, 2021.
(4)	The Initial Other reserve consists of a $2,809,532 unfunded obligations reserve.
(5)	While the Redmond Town Center Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Redmond Town Center Loan more severely than assumed in the underwriting of the Redmond Town Center Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Redmond Town Center

The Loan. The Redmond Town Center mortgage loan (the “Redmond Town Center Loan”) is a fixed rate loan secured by a first mortgage lien on the borrower’s fee interest in a 386,415 square foot mixed use center located in Redmond, Washington. The Redmond Town Center Loan is part of a whole loan comprised of seven pari passu notes in the aggregate original principal balance of $101.5 million (the “Redmond Town Center Whole Loan”). The Redmond Town Center Loan is evidenced by the non-controlling Notes A-3-1 and A-4, with an original principal balance and outstanding principal balance as of the Cut-off Date of $30.0 million. The related companion loans are evidenced by the controlling Note A-2, which has an outstanding principal balance as of the Cut-off Date of $25.0 million, and has been contributed to the Benchmark 2020-B19 transaction and four non-controlling Notes, A-1-1 (contributed to Benchmark 2020-B19), A-1-2-1, A-1-2-2 and A-3-2. The Redmond Town Center Whole Loan has a five-year term with interest only payments during the first two years and will amortize on a 30-year schedule thereafter.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$5,000,000	$5,000,000	Benchmark 2020-B19	No
Note A-1-2-1	$5,000,000	$5,000,000	CREFI	No
Note A-1-2-2	$16,500,000	$16,500,000	CREFI	No
Note A-2	$25,000,000	$25,000,000	Benchmark 2020-B19	Yes
Note A-3-1	$5,000,000	$5,000,000	Benchmark 2020-B20	No
Note A-3-2	$20,000,000	$20,000,000	CREFI	No
Note A-4	$25,000,000	$25,000,000	Benchmark 2020-B20	No
Total	$101,500,000	$101,500,000

The Borrower. The borrowing entity for the Redmond Town Center Whole Loan is FHR Main Retail Center, LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Fairbourne Partners, LLC. Fairbourne Properties, LLC is 100% owned by Fairbourne Partners, LLC. Fairbourne Properties, LLC is a full-service real estate investment and property management company focusing on acquiring, managing and asset managing office, retail and mixed-use properties throughout the United States. Headquartered in Chicago, the firm’s operations are led by David W. Harvey, Vivian Fields, Zoran Urosevic and George Manojlovic each with more than 20 years of commercial real estate investment and operations experience. Fairbourne Properties, LLC has $1.47 billion total assets under management spanning approximately 6.1 million square feet.

The Property. The Redmond Town Center property (“Redmond Town Center Property”) is a mixed use retail and office center that comprises 386,415 square feet of net leasable area, located in Redmond, Washington, a suburb of the in Seattle-Tacoma-Bellevue metropolitan statistical area (“Seattle MSA”). The Seattle MSA is home to multiple Fortune 500 companies headquarters including Starbucks, Nordstrom, Costco, Microsoft, and Amazon. The Redmond Town Center Property is located on a site area of 20.47 acres and is comprised of nine different buildings. The Redmond Town Center Property is part of a large development project within Redmond, Washington that includes the Seattle Marriott Redmond Hotel, the Residence Inn by Marriott Seattle East/Redmond, and the Archer Hotel, as well as office buildings that contain Microsoft, and AT&T. A newly constructed apartment building that can be found adjacent to the Redmond Town Center Property is an expected demand driver to the Redmond Town Center Property.

The subject is 92.9% leased to a collection of 100 tenants that is partially composed of one theater and eight restaurants. The notable tenants include iPic Theaters, Guitar Center, Gap/Gap Kids, LensCrafters, and Chico’s. Additional retail line-up includes national tenants, including American Eagle Outfitters, Zumiez, Bath & Body Works, Claire's, and Sunglass Hut. Additionally, the Redmond Town Center Property includes one ground lease held by BJ's Restaurant & Brewhouse, which pays $247,500 per year. In addition, the rent roll at the Redmond Town Center Property is granular, with the top tenant representing 10.1% of net rentable area, and no other tenant exceeding over 4.0% of net rentable area. The rollover at the Redmond Town Center Property is granular, only 2021 (12.6% of net rentable area), and 2025 (26.0% of net rentable area) have net rentable area expirations above 9.6%.

The largest tenant at the Redmond Town Center Property is iPic Theaters (38,858 square feet; 10.1% of net rentable area; 5.5% of underwritten base rent), which has occupied its space since 2008.The original lease term expires on September 30, 2025 with three, five year extension options. Established in 2010, iPic Theaters is America's premier luxury restaurant-and-movie theater brand, iPic Theaters currently operates in 14 locations with seven luxury restaurants and 107 screens nationwide.

The second largest tenant at the Redmond Town Center Property is Guitar Center (15,393 square feet; 4.0% of net rentable area; 2.6% of underwritten base rent) which has occupied its space since January 2015. Guitar Center currently has a lease expiration date of May 31, 2025 with two, five-year extension options remaining, and no termination options. Guitar Center was founded in 1959 and is currently headquartered in Westlake Village, California. The company operates a chain of retail stores that offer a variety of instruments and other musical equipment. The company operates 297 stores in 46 states.

The third largest tenant at the Redmond Town Center Property is Haiku Seafood & Sushi Buffet (11,381 square feet; 2.9% of net rentable area; 2.5% of underwritten base rent), which has occupied its space since August 2011, with a lease expiration date of September 30, 2021. Haiku Seafood & Sushi Buffet is a buffet style sushi and seafood restaurant that offers dine in or takeout and delivery options through DoorDash, UberEats, and Fantuan.

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Redmond Town Center

No other tenant at the Redmond Town Center Property accounts for over 2.8% of square feet or 4.4% of underwritten base rent at the property.

COVID-19 Update. As of October 2, 2020, the Redmond Town Center Property is open and operating under phase two of the King County safe start plan. Phase two of the reopening plan allows for the full operation of retail businesses and restaurants to operate at 50% capacity with no tables serving more than five people and indoor dining available only for members of the same household. The Redmond Town Center Loan is current as of the October 2020 payment date. Approximately 60.7% of the anticipated August rent was collected, representing approximately 55.1% of the net rentable area. Approximately 64.4% of the anticipated September rent was collected, representing approximately 59.5% of the net rentable area. As of October 2, 2020, the Redmond Town Center Loan is not subject to any modification or forbearance request. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Redmond Town Center Property is located in Redmond, Washington, which is part of the Seattle MSA, approximately 10.0 miles from downtown Seattle. Major employers in the Seattle MSA consist of The Boeing Company, Joint Base Lewis-McChord, Microsoft Corporation, Amazon.com, and University of Washington. The Redmond Town Center Property benefits from regional linkages, State Route 50 and Interstate 405, which all converge in various locations within three-miles from the Redmond Town Center Property. Access to the Redmond Town Center Property is also provided via bus service through the King County Metro Transit, which has bus stops on Redmond Way and connecting street Bear Creek Parkway. An East Link Light Rail connecting Seattle and neighboring suburbs has been under construction since 2016 and is set to be complete by 2024.

According to the appraisal, the Redmond Town Center Property is located within the Seattle/Puget Sound retail market, which, as of the fourth quarter of 2019, consisted of approximately 179.6 million square feet of retail space with a market vacancy of rate of 3.0% and average gross asking rent of $20.46 per square foot. According to the appraisal, the Redmond Town Center Property is located in the Redmond retail submarket, which, as of the fourth quarter of 2019, consisted of approximately 3.1 million square feet of retail space representing roughly 1.74% of the total retail inventory in the Redmond submarket. The Redmond retail submarket experienced a lower vacancy rate than the Seattle/Puget Sound market, with a vacancy rate of 1.4% and a higher average gross asking rent per square foot of $33.78. The appraisals concluded a market asking rent of $35.37 per square foot for 2019, compared to the Redmond Town Center Property’s underwritten weighted average base rent of $28.80 per square foot. The concluded appraisal weighted average market rent per square foot is 22.8% higher than the underwritten weighted average contract rent of the Redmond Town Center Property.

According to the appraisal, the Seattle MSA 2019 number of households was 1,490,276, with a weighted average household size of 2.64, which was 1.71% larger than the U.S. average household size of 2.6 for 2019. The City of Redmond, however, has an estimated 2019 population of 65,860, which is a 38.0% increase from the population in 2000, and is expected to grow another 16% over the next five years. The median household income for the Seattle MSA in 2019 was estimated to be $82,030, while the median household income for the Seattle MSA is expected to grow 3.4% annually over the next five years, increasing it to $97,013.

Historical and Current Occupancy(1)
2017	2018	2019(2)	Current(3)
88.2%	89.1%	90.0%	92.9%
(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.
(2)	2019 historical occupancy is as of the trailing twelve months ending November 30, 2019.
(3)	Current Occupancy is as of January 15, 2020.

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Annex A-3	Benchmark 2020-B20

Redmond Town Center

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
iPic Theaters	NR / NR / NR	38,858	10.1%	$14.50	5.5%	9/30/2025
Guitar Center	NR / NR / NR	15,393	4.0	$17.36	2.6	5/31/2025
Haiku Seafood & Sushi Buffet	NR / NR / NR	11,381	2.9	$22.68	2.5	9/30/2021
Pediatric Associates, Inc. P.S.	NR / NR / NR	10,996	2.8	$41.50	4.4	9/30/2028
Gene Juarez Salon & Spa	NR / NR / NR	9,568	2.5	$39.14	3.6	5/31/2024
Gap/Gap Kids	Baa2 / BB / NR	9,043	2.3	$12.75	1.1	4/30/2021
Redmond Swimming LLC	NR / NR / NR	8,527	2.2	$21.50	1.8	11/30/2029
Apex Learning, Inc	NR / NR / NR	8,174	2.1	$30.67	2.4	2/28/2025
Overlake Medical Clinics	NR / NR / NR	8,167	2.1	$23.36	1.8	1/31/2022
Matt's Rotisserie & Oyster Lounge	NR / NR / NR	7,731	2.0	$36.88	2.8	1/31/2023
Subtotal / Weighted Average		127,838	33.1%	$23.04	28.5%
Remaining Tenants		231,023	59.8	$31.99	71.5
Total Occupied		358,861	92.9%	$28.80	100.0%
Vacant		27,554	7.1
Total / Weighted Average		386,415	100.0%
(1)	Based on the underwritten rent roll dated January 15, 2020.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent includes $291,455 of contractual rent steps underwritten through February 1, 2021.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	27,554	7.1%	NAP	NAP	27,554	7.1%	NAP	NAP
MTM(4)	4	10,207	2.6	$143,500	1.4%	37,761	9.8%	$143,500	1.4%
2020	3	8,571	2.2	323,778	3.1	46,332	12.0%	$467,278	4.5%
2021	13	48,871	12.6	1,334,986	12.9	95,203	24.6%	$1,802,263	17.4%
2022	11	25,680	6.6	782,632	7.6	120,883	31.3%	$2,584,895	25.0%
2023	15	37,244	9.6	1,263,917	12.2	158,127	40.9%	$3,848,812	37.2%
2024	5	24,289	6.3	941,221	9.1	182,416	47.2%	$4,790,033	46.3%
2025	17	100,609	26.0	2,230,543	21.6	283,025	73.2%	$7,020,576	67.9%
2026	2	6,694	1.7	73,669	0.7	289,719	75.0%	$7,094,245	68.6%
2027	8	19,436	5.0	573,398	5.5	309,155	80.0%	$7,667,644	74.2%
2028	7	22,928	5.9	844,362	8.2	332,083	85.9%	$8,512,005	82.4%
2029	5	20,286	5.2	612,501	5.9	352,369	91.2%	$9,124,506	88.3%
2030	6	18,967	4.9	510,772	4.9	371,336	96.1%	$9,635,278	93.2%
2031 & Beyond	4	15,079	3.9	699,465	6.8	386,415	100.0%	$10,334,743	100.0%
Total	100	386,415	100.0%	$10,334,743	100.0%			$10,334,743
(1)	Based on the underwritten rent roll dated January 15, 2020.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring includes $291,455 of contractual rent steps underwritten through February 1, 2021.
(4)	Includes RTC Storage which accounts for 1,867 square feet.

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Redmond Town Center

Underwritten Net Cash Flow(1)(2)
	2016	2017	2018	TTM 11/30/2019	Underwritten	Per Square Foot	%(3)
Rents in Place	$8,149,147	$8,531,553	$8,889,675	$9,229,612	$10,043,287	$25.99	65.9%
Contractual Rent Steps(4)	0	0	0	0	291,455	0.75	1.9
Total Reimbursements	3,350,473	3,522,125	3,786,655	4,009,475	4,900,611	12.68	32.2
Net Rental Income	$11,499,620	$12,053,678	$12,676,330	$13,239,087	$15,235,354	$39.43	100.0%
(Vacancy/Credit Loss)	(65,626)	(122,637)	(246,425)	(225,456)	(914,121)	(2.37)	(6.0)
Other Income(5)	839,540	641,255	515,904	753,147	775,071	2.01	5.1
Effective Gross Income	$12,273,534	$12,572,296	$12,945,809	$13,766,778	$15,096,303	$39.07	99.1%
Total Expenses	$3,919,053	$3,843,706	$3,914,837	$4,065,369	$4,207,821	$10.89	27.9%
Net Operating Income(6)	$8,354,481	$8,728,590	$9,030,971	$9,701,409	$10,888,482	$28.18	72.1%
Total TI/LC, Capex/RR	0	0	0	0	695,051	1.80	4.6
Net Cash Flow	$8,354,481	$8,728,590	$9,030,971	$9,701,409	$10,193,431	$26.38	67.5%
(1)	Based on the underwritten rent roll dated January 15, 2020.
(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	% column represents percent of Net Rental Income for all revenue lines included in Net Rental Income and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Contractual Rent Steps includes the contractual rent steps through February 1, 2021.

(5)	Other Income includes water and sewer reimbursements, marketing income from booth rentals, skating rink income, holiday train and Santa income, license income, special rent income, percentage rent and storage income.

(6)	The increase from TTM 11/30/2019 NOI to Underwritten NOI at the Redmond Town Center Property is primarily attributable to the inclusion of contractual rent steps through February 1, 2021.

Property Management. The Redmond Town Center Property is managed by Fairbourne Properties, LLC.

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Annex A-3	Benchmark 2020-B20

Earhart Corporate Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$30,000,000	Title:	Fee
Cut-off Date Principal Balance:	$30,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	203,056
Loan Purpose:	Refinance	Location:	Ann Arbor, MI
Borrower:	Integris Ventures ECC, LLC	Year Built / Renovated:	2006 / N/A
Loan Sponsors:	Jason Fine, Richard O. Fine, David	Occupancy:	95.3%
	Tomlinson, Jason Litwack,	Occupancy Date:	9/30/2020
	Alex Cantu	Number of Tenants:	7
Interest Rate:	3.57200%	2017 NOI(1):	N/A
Note Date:	10/2/2020	2018 NOI(1):	N/A
Maturity Date:	10/6/2030	2019 NOI(1):	N/A
Interest-only Period:	60 months	TTM NOI (as of 6/2020):	$2,281,162
Original Term:	120 months	UW Economic Occupancy(2):	94.6%
Original Amortization:	360 months	UW Revenues:	$5,503,407
Amortization Type:	IO-Balloon	UW Expenses:	$2,259,782
Call Protection:	L(24),Def(91),O(5)	UW NOI(2):	$3,243,624
Lockbox / Cash Management:	Springing / Springing	UW NCF(2):	$3,011,000
Additional Debt:	N/A	Appraised Value / Per SF(2):	$48,000,000 / $236
Additional Debt Balance:	N/A	Appraisal Date:	8/17/2020
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$148
Taxes:	$137,357	$68,678	N/A	Maturity Date Loan / SF:	$133
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.5%
Replacement Reserves:	$0	$3,384	$160,000	Maturity Date LTV:	56.3%
TI/LC:	$0	$20,833	$1,000,000	UW NCF DSCR:	1.85x
Other(3):	$1,253,294	$0	N/A	UW NOI Debt Yield:	10.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$30,000,000	100.0%	Payoff Existing Debt	$27,975,193	93.3%
			Upfront Reserves	1,390,651	4.6
			Closing Costs	420,441	1.4
			Return of Equity	213,716	0.7
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%
(1)	The Earhart Corporate Center property was acquired by the borrower on May 21, 2019; therefore historical financials were not available.

(2)	While the Earhart Corporate Center Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Earhart Corporate Center Loan more severely than assumed in the underwriting of the Earhart Corporate Center Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(3)	Other initial reserves includes a $747,325 unfunded obligations reserve and a $505,969 rent reserve.

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Annex A-3	Benchmark 2020-B20

Earhart Corporate Center

The Loan. The Earhart Corporate Center mortgage loan, with a principal balance of $30.0 million as of the Cut-off Date (the “Earhart Corporate Center Loan”), is secured by a first mortgage lien on the borrower’s fee interest in a 203,056 square foot office building located in Ann Arbor, Michigan (the “Earhart Corporate Center Property”). The Earhart Corporate Center Loan has a 10-year term and, following a five-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity is Integris Ventures ECC, LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with two independent directors (the “Earhart Corporate Center Borrower”).

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Jason Fine, Richard O. Fine, David Tomlinson, Jason Litwack and Alex Cantu, on a joint and several basis. Jason Fine, Richard O. Fine, David Tomlinson and Jason Litwack serve as the managing members of Integris Ventures – Management, LLC, a private real estate investment firm based in St. Louis, Missouri.

The Property. The Earhart Corporate Center Property consists of a three-story suburban office building totaling 203,056 square feet located in Ann Arbor, Michigan. The Earhart Corporate Center Property was built in 2006 on a 22.84-acre site, located at the intersection of Interstate 23 and Plymouth Road, in the Ann Arbor office submarket. The property was acquired by the Earhart Corporate Center Borrower on May 21, 2019. Based on the underwritten rent roll dated September 30, 2020, the Earhart Corporate Center Property is currently 95.3% leased.

XPO Logistics Freight, Inc. (138,438 square feet; 68.2% of net rentable area; 66.1% of underwritten base rent) is the largest office tenant based on net rentable area at the Earhart Corporate Center Property and executed its lease in June 2008. The original lease commenced on June 1, 2008, with an extension being executed as of June 1, 2019, resulting in a fully extended lease expiration date of June 30, 2030. The space was originally occupied by Con-way Freight, who was acquired by XPO Logistics Freight, Inc. in 2015. The Earhart Corporate Center Property serves as the headquarters for the less-than-truckload division. XPO Logistics Freight, Inc. has two five-year extension options, with 15 months’ notice.

Home Point Financial (33,309 square feet; 16.4% of net rentable area; 19.2% of underwritten base rent) is the second largest office tenant based on net rentable area at the Earhart Corporate Center Property and has occupied space in the Earhart Corporate Center Property since April 2018. Home Point Financial has a current lease expiration date of June 30, 2029 and has two five-year extension options, with nine to 12 months’ notice.

Infor Global (8,085 square feet; 4.0% of net rentable area; 5.5% of underwritten base rent) is the third largest office tenant based on net rentable area at the Earhart Corporate Center Property and has occupied space in the Earhart Corporate Center Property since May 2012. Infor Global has a current lease expiration date of January 31, 2023 and has one 5-year extension option, with nine to 12 months’ notice.

COVID-19 Update. As of October 2, 2020 the Earhart Corporate Center Property is open and most, if not all, office tenants are working remotely. For August and September 2020, 100% of the underwritten base rent payments were collected. As of October 2, 2020, the Earhart Corporate Center Loan is not subject to any modification or forbearance requests. The first payment date on the Earhart Corporate Center Loan is November 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Earhart Corporate Center Property is located within Ann Arbor and Washtenaw County, Michigan. It is part of the Ann Arbor metro area (“Ann Arbor MSA”). The Earhart Corporate Center Property is considered a Class A office building in the northeast Ann Arbor submarket. The Earhart Corporate Center Property’s neighborhood represents a major office pocket, with office uses dominating on both number of properties and size bases. However, multi-family uses are also present, with the Earhart Corporate Center Property located in a residential portion of the community.

The Ann Arbor MSA is projected to outperform the Midwest Region Metros in five of eight performance categories (gross metro product, unemployment rate, personal income growth, population, and multifamily permits) over the next five years. In the first quarter of 2020, the asking market office rent in the Ann Arbor submarket was $20.73 per square foot, a 1.71% decrease from the previous quarter. Rents quickly resurged to $21.45 per square foot in the second quarter. Occupancy rates in the Ann Arbor submarket have remained at a stable 93.7% in both quarters one and two of 2020.

The Earhart Corporate Center Property is located in the Ann Arbor MSA, which outperformed the greater metropolitan Detroit in terms of both occupancy and rental levels in the trailing four quarters. In the trailing four quarters, ending in the second quarter of 2020, Ann Arbor’s vacancy rate was 6.3% with an office gross rent of $22.47 per square foot as compared to Detroit’s 10.0% and $20.07 per square foot, respectively. Ann Arbor has office space inventory of 11,918,298 square feet.

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Earhart Corporate Center

Historical and Current Occupancy(1)
2017	2018	2019	Current(2)
82.0%	98.2%	93.4%	95.3%
(1)	Historical occupancies are as of December 31 of each year.

(2)	Current Occupancy is as of September 30, 2020.

Tenant Summary(1)(2)
Tenant	Ratings Moody’s/Fitch/S&P(3)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(4)	% of Total Base Rent	Lease Expiration
XPO Logistics Freight, Inc.(5)	Ba2/NR/BB	138,438	68.2%	$16.44	66.1%	6/30/2030
Home Point Financial	NR/NR/NR	33,309	16.4	$19.90	19.2	6/30/2029
Infor Global	NR/NR/NR	8,085	4.0	$23.49	5.5	1/31/2023
Ellis Porter PLC(6)	NR/NR/NR	6,698	3.3	$23.49	4.6	11/30/2027
U. Michigan Victors Care	NR/NR/NR	3,290	1.6	$22.95	2.2	6/30/2023
National Business Supply	NR/NR/NR	2,162	1.1	$23.00	1.4	3/31/2023
Vision Capital(7)	NR/NR/NR	1,504	0.7	$21.93	1.0	6/30/2027
Seven Largest Owned Tenants		193,486	95.3%	$17.80	100.0%
Vacant Spaces (Owned Space)		9,570	4.7
Total / Wtd. Avg.		203,056	100.0%
(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated September 30, 2020.

(3)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(4)	Base Rent PSF is inclusive of the rent steps through September 2021.

(5)	XPO Logistics Freight, Inc. has the right to contract its space by vacating the 8,673 square feet located on the first floor. XPO Logistics Freight, Inc. may retain the space by providing written notice no later than May 31, 2022. If the contraction option is exercised, the base rent will increase to $2,281,805. XPO Logistics Freight, Inc. is currently subleasing 5,280 square feet to RevSpring, Inc. through July 31, 2022 at a Base Rent PSF of $17.85.

(6)	Ellis Porter PLC has a one-time right to terminate its lease with respect to the entire premises effective February 2023, with 180 days’ prior notice and payment of a termination fee equal to any unamortized leasing costs. Ellis Porter PLC has one five-year extension option, with six months’ notice.

(7)	Vision Capital has a one-time right to terminate its lease with respect to the entire premises effective February 2025, with 180 days’ prior notice and payment of a termination fee equal to any unamortized leasing costs. Vision Capital has one five-year extension option, with six months’ notice.

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	9,570	4.7%	NAP	NAP	9,570	4.7%	NAP	NAP
2020 & MTM	0	0	0.0	$0	0.0%	9,570	4.7%	$0	0.0%
2021	0	0	0.0	0	0.0	9,570	4.7%	$0	0.0%
2022	0	0	0.0	0	0.0	9,570	4.7%	$0	0.0%
2023	3	13,537	6.7	315,168	9.2	23,107	11.4%	$315,168	9.2%
2024	0	0	0.0	0	0.0	23,107	11.4%	$315,168	9.2%
2025	0	0	0.0	0	0.0	23,107	11.4%	$315,168	9.2%
2026	0	0	0.0	0	0.0	23,107	11.4%	$315,168	9.2%
2027	2	8,202	4.0	190,319	5.5	31,309	15.4%	$505,487	14.7%
2028	0	0	0.0	0	0.0	31,309	15.4%	$505,487	14.7%
2029	1	33,309	16.4	662,801	19.2	64,618	31.8%	$1,168,288	33.9%
2030	1	138,438	68.2	2,275,960	66.1	203,056	100.0%	$3,444,248	100.0%
2031 & Beyond	0	0	0.0	0	0.0	203,056	100.0%	$3,444,248	100.0%
Total / Wtd. Avg.	7	203,056	100.0%	$3,444,248	100.0%
(1)	Based on underwritten rent roll dated September 30, 2020.

(2)	Calculated based on the approximate square footage occupied by each owned tenant.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(4)	Base Rent Expiring and % of Base Rent Expiring are inclusive of the rent steps through September 2021.

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Annex A-3	Benchmark 2020-B20

Earhart Corporate Center

Operating History and Underwritten Net Cash Flow(1)(2)
	TTM 6/30/2020	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$3,436,396	$3,444,248	$16.96	59.2%
Vacant Income	0	316,509	1.56	5.4
Reimbursements	1,769,881	2,050,927	10.10	35.2
Other Income	14,290	8,231	0.04	0.1
Gross Revenue	$5,220,566	$5,819,916	$28.66	100.0%
Vacancy & Credit Loss(5)	(711,375)	(316,509)	(1.56)	(5.4)
Effective Gross Income	$4,509,192	$5,503,407	$27.10	94.6%
Total Operating Expenses	2,228,029	2,259,782	11.13	41.1
Net Operating Income	$2,281,162	$3,243,624	$15.97	58.9%
TI/LC	0	192,013	0.95	3.5
Capital Expenditures	0	40,611	0.20	0.7
Net Cash Flow	$2,281,162	$3,011,000	$14.83	54.7%
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Earhart Corporate Center Property was acquired by the borrower on May 21, 2019; therefore historical financials were not available.

(3)	% column represents percent of Gross Revenue for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Base Rent is based on the underwritten rent roll dated as of September 30, 2020 and is inclusive of the rent steps through September 2021.

(5)	TTM 6/30/2020 Vacancy & Credit Loss consists of $711,375 of rent concessions.

Property Management. The Earhart Corporate Center Property is managed by Integris Ventures – Management, LLC, an affiliate of the loan sponsors.

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Annex A-3	Benchmark 2020-B20

2665 North First

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$29,000,000	Title:	Fee
Cut-off Date Principal Balance:	$29,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	130,723
Loan Purpose:	Refinance	Location:	San Jose, CA
Borrower:	GZI First North 1, LLC	Year Built / Renovated:	1983 / 2014
Loan Sponsor:	Zhonghuan Investment USA, LLC	Occupancy:	82.9%
Interest Rate:	3.63000%	Occupancy Date:	8/28/2020
Note Date:	9/22/2020	Number of Tenants:	9
Maturity Date:	10/6/2030	2017 NOI:	$3,298,768
Interest-only Period:	120 months	2018 NOI(2):	$3,293,990
Original Term:	120 months	2019 NOI(3):	$2,878,815
Original Amortization:	None	TTM NOI (as of 6/2020):	$2,893,291
Amortization Type:	Interest Only	UW Occupancy(4):	83.4%
Call Protection(1):	L(11),Grtr1%orYM(106),O(3)	UW Revenues:	$4,747,771
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,653,713
Additional Debt:	N/A	UW NOI(4):	$3,094,058
Additional Debt Balance:	N/A	UW NCF(4):	$2,903,063
Additional Debt Type:	N/A	Appraised Value / Per SF(4):	$48,600,000 / $372
		Appraisal Date:	7/27/2020

Escrows and Reserves				Financial Information(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$222
Taxes:	$266,941	$44,490	N/A	Maturity Date Loan / SF:	$222
Insurance:	$29,765	$3,721	N/A	Cut-off Date LTV:	59.7%
FF&E Reserves:	$0	$2,179	$130,740	Maturity Date LTV:	59.7%
TI/LC:	$1,500,000	$16,340	$1,000,000	UW NCF DSCR:	2.72x
Other(5):	$0	Springing	$1,052,268	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,000,000	98.6%	Payoff Existing Debt	$27,118,482	92.2%
Sponsor Equity	407,715	1.4	Upfront Reserves	1,796,706	6.1%
			Closing Costs	492,527	1.7%
Total Sources	$29,407,715	100.0%	Total Uses	$29,407,715	100.0%
(1)	The 2665 North First Loan may be prepaid in whole (but not in part), at any time on or after the first anniversary of the closing date, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to August 6, 2030.

(2)	2018 NOI was based off six months of annualized operating financial statements because the loan sponsor acquired the 2665 North First Property (as defined below) in March 2019.

(3)	2019 NOI was based off 10 months of annualized operating financial statements because the loan sponsor acquired the 2665 North First Property (as defined below) in March 2019.

(4)	While the 2665 North First Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 2665 North First Loan more severely than assumed in the underwriting of the 2665 North First Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(5)	At closing, and until the borrower delivers the letter of credit to collateralize the OneLin CREM Rent Reserve (as defined in the 2665 North First Loan documents), all excess cash flow must be deposited into the OneLin CREM Rent Reserve Account on each Monthly Payment Date, subject to a cap on the swept funds of $1,052,268 (the amount of the letter of credit to be delivered). After the letter of credit is delivered, swept funds will be released to the borrower.

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Annex A-3	Benchmark 2020-B20

2665 North First

The Loan. The 2665 North First loan (the “2665 North First Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 130,723 square foot CBD office building located at 2665 North First Street in San Jose, California (the “2665 North First Property”). The 2665 North First Loan has a 10-year term and requires payments of interest-only for the entire term.

The Borrower. The borrowing entity for the 2665 North First Loan is GZI First North 1, LLC, a Delaware limited liability company and special purpose entity, with at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 2665 North First Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the 2665 North First loan is Zhonghuan Investment USA, LLC, which is managed by members of the Lin Family. The Lin Family manages OneLin Capital Corporation. OneLin Capital Corporation is a global multi-asset and investment management firm that manages across different asset classes, including real estate development, and venture capital who have offices in San Jose and Seattle.

The Property. The 2665 North First Property is a 130,723 square foot central business district office located in San Jose, California on North First Street, near the intersection of North First Street and Trimble. The 2665 North First Property is located in the city of San Jose in an area known as the Golden Triangle, which is bound by US Highway 101, State Highway 237 and Interstate 880. The neighborhood is accessible via the Santa Clara Valley Transportation Authority’s light rail system and has accessibility to the San Jose International Airport, as well as the downtown core area.

The largest tenant at the 2665 North First Property is the State of CA, DGS (the “State of California”) (31,849 square feet; 24.4% of net rentable area; 31.0% of underwritten base rent). The State of California has been at the property since 2009, and it further expanded its space, in the building in 2017. The State of California comprises 24.4% of NRA at the property and has leases expiring in August and November of 2025. This space is used specifically by the State Department of Employment Development (20,125 square feet) and the Department of Franchise Tax Board (11,724 square feet).

The second largest tenant at the 2665 North First Property is OneSpace (25,417 square feet; 19.4% of net rentable area; 23.6% of underwritten base rent). OneSpace positions consumer packaged goods brands on the digital shelf with a suite of tools and on-demand services for publishing content on multiple online retailers. OneSpace was founded in 2012 and has over 250 employees, they provide services for companies like Staples, Overstock, and eBay. OneSpace recently executed a lease that commenced in September 2020 and expires in September 2033.

The third largest tenant at the 2665 North First Property is Cloudgenix, Inc (“Cloudgenix”) (18,586 square feet; 14.2% of net rentable area; 16.6% of underwritten base rent). Cloudgenix provides a comprehensive end-to-end secure software-defined wide area network. Cloudgenix was recently acquired by Palo Alto Networks for approximately $420 million. Cloudgenix’s lease commenced in March 2016 and runs through July 2021.

COVID-19 Update. As of October 2, 2020, the 2665 North First Property is open and operating, however, most tenants are working remotely. All tenants at the 2665 North First Property have made their August and September rent payments. As of October 2, 2020, there have been no loan modification or forbearance requests on the 2665 North First Loan. The first payment date of the 2665 North First Loan is November 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The 2665 North First Property is located in the City of San Jose in an area called the Golden Triangle. According to the appraisal, the Golden Triangle is bounded by US Highway 101, State Highway 237 and Interstate 880. The Golden Triangle is home to many established and start-up technology companies and is known as an area that is involved with technological innovation. The area provides access to the Santa Clara Valley Transportation Authority’s light rail system and has convenient accessibility to the San Jose International Airport.

According to the appraisal, the 2665 North First Property is located in the Greater Silicon Valley market. The Greater Silicon Valley market reported a 9.2% vacancy rate as of the first quarter 2020, which is 20 basis points lower year over year. Average asking rental rates in the Greater Silicon Valley market have increased 9.1% year over year to $5.18 per square foot, while Class A office rents have increased 10.2% year over year to $5.50 per square foot. The appraisal concluded an overall vacancy/credit loss of 10.0% in 2019.

The 2665 North First Property is located within the approved general plan area known as the (“San Jose 2020 General Plan”). The San Jose 2020 General Plan provides the growth of North San Jose as an employment center through a planned 26.7 million square feet of industrial development. Of the 26.7 million square feet, 16.0 million square feet is designed to be located along the North First Street corridor, between Trimble Road and Montague Expressway. The plan also supports the conversion of specific sites from industrial use to high-density residential use, allowing for the development of up to 32,000 new residential units. Additionally, retail capacity for up to 1.7 million square feet of local retail use is provided within the policy to support the area’s new job and housing growth.

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2665 North First

Historical Occupancy(1)
2017	2018	2019	Current(2)
97.0%	94.1%	88.1%	82.9%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of August 28, 2020.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
State of CA, DGS(3)(4)	Aa2 / AA- / AA	31,849	24.4%	$43.50	31.0%	8/31/2025
OneSpace	NR / NR / NR	25,417	19.4	$41.40	23.6	9/30/2033
Cloudgenix, Inc	NR / NR / NR	18,586	14.2	$39.78	16.6	7/31/2021
Beckhoff Automation	NR / NR / NR	13,859	10.6	$39.65	12.3	9/30/2025
HYC Technology Co.	NR / NR / NR	6,879	5.3	$45.60	7.0	12/31/2027
Prometric	NR / B- / NR	4,815	3.7	$41.40	4.5	9/30/2024
OneLin Capital Corp	NR / NR / NR	3,824	2.9	$36.00	3.1	9/30/2033
General Mortgage Capital Corp	NR / NR / NR	2,185	1.7	$37.50	1.8	1/31/2021
Subtotal / Weighted Average		107,414	82.2%	$41.52	99.9%
Remaining Tenants(5)		925	0.7	3.65	0.1
Vacant		22,384	17.1	NAP	NAP
Total / Weighted Average		130,723	100.0%	$41.19	100.0%
(1)	Based on the underwritten rent roll dated August 28, 2020.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	State of CA, DGS, leases 20,125 square feet of space that expire on August 31, 2025 and 11,724 square feet of space that expire on November 30, 2025.

(4)	State of CA, DGS, has the right to terminate its lease with respect to approximately 20,125 square feet of its space at any time effective on or after August 31, 2017, and with respect to approximately 11,724 square feet of its space at any time effective on or after November 30, 2021, by giving written notice to the lessor at least 30 days prior to the date when such termination shall become effective.

(5)	Remaining Tenants includes a fitness center (925 square feet; 0.7% of net rentable area; 0.0% of underwritten base rent) and MCIMETRO ACCESS TRANSMISSION (0 square feet; 0.0% of net rentable area; 0.1% of underwritten base rent).

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	22,384	17.1%	NAP	NAP	22,384	17.1%	NAP	NAP
MTM	0	0	0.0	0	0.0%	22,384	17.1%	$0	0.0%
2020	0	0	0.0	0	0.0	22,384	17.1%	$0	0.0%
2021	2	20,771	15.9	$821,314	18.4	43,155	33.0%	$821,314	18.4%
2022	0	0	0.0	0	0.0	43,155	33.0%	$821,314	18.4%
2023	0	0	0.0	0	0.0	43,155	33.0%	$821,314	18.4%
2024	1	4,815	3.7	199,332	4.5	47,970	36.7%	$1,020,646	22.9%
2025	3	45,708	35.0	1,935,055	43.4	93,678	71.7%	$2,955,701	66.2%
2026	0	0	0.0	0	0.0	93,678	71.7%	$2,955,701	66.2%
2027	1	6,879	5.3	313,682	7.0	100,557	76.9%	$3,269,384	73.3%
2028	0	0	0.0	0	0.0	100,557	76.9%	$3,269,384	73.3%
2029	0	0	0.0	0	0.0	100,557	76.9%	$3,269,384	73.3%
2030	0	0	0.0	0	0.0	100,557	76.9%	$3,269,384	73.3%
2031 & Beyond(3)	3	30,166	23.1	1,193,309	26.7	130,723	100.0%	$4,462,692	100.0%
Total	10	130,723	100.0%	$4,462,692	100.0%
(1)	Based on the underwritten rent roll dated August 28, 2020.

(2)	Certain tenants may hold termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. Individual tenant termination options can be found in the footnotes under the Tenant Summary table.

(3)	2031 & Beyond is inclusive of the MCIMETRO ACCESS TRANSMISSION with 0 square feet and $3,377 in base rent that does not have a lease expiration date.

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2665 North First

Underwritten Net Cash Flow
	2017	2018(1)	2019(2)	TTM(3)	Underwritten	Per Square Foot	%(4)
Rents in Place	$4,524,544	$4,597,285	$4,181,585	$4,231,342	$4,462,692	$34.14	78.9%
Contractual Rent Steps(5)	0	0	0	0	148,321	1.13	2.6
Potential Income From Vacant Space	0	0	0	0	940,128	7.19	16.6
Total Reimbursements	148,343	188,578	147,478	124,514	107,066	0.82	1.9
Net Rental Income	$4,672,887	$4,785,863	$4,329,063	$4,355,856	$5,658,208	$43.28	100.0%
(Vacancy/Credit Loss)	(34,504)	(117,818)	0	0	(940,128)	(7.19)	(16.6)
Other Income	0	0	21,439	29,691	29,691	0.23	0.5
Effective Gross Income	$4,638,383	$4,668,045	$4,350,502	$4,385,547	$4,747,771	$36.32	83.9%
Total Expenses	$1,339,615	$1,374,055	$1,471,687	$1,492,256	$1,653,713	$12.65	34.8%
Net Operating Income	$3,298,768	$3,293,990	$2,878,815	$2,893,291	$3,094,058	$23.67	65.2%
Total TI/LC, Capex/RR	0	0	0	0	190,995	1.46	4.0
Net Cash Flow	$3,298,768	$3,293,990	$2,878,815	$2,893,291	$2,903,063	$22.21	61.1%
(1)	2018 NOI was based off six months of annualized operating financial statements because the loan sponsor acquired the 2665 North First Property in March 2019.

(2)	2019 NOI was based off 10 months of annualized operating financial statements because the loan sponsor acquired the 2665 North First Property in March 2019.

(3)	TTM represents the trailing 12-month period ending June 30, 2020.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(5)	Contractual Rent Steps represents of contractual rent steps underwritten through September 1, 2020.

Property Management. The 2665 North First Property is managed by R.N. Borelli, Inc., a California Corporation.

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KW Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$28,330,250	Title:	Fee
Cut-off Date Principal Balance:	$28,330,250	Property Type - Subtype:	Various - Various
% of Pool by IPB:	3.1%	Net Rentable Area (SF):	137,412
Loan Purpose:	Acquisition	Location:	Various, CA
Borrowers:	Old Grove LLC, Dow Avenue LLC	Year Built / Renovated:	1982 / Various
Loan Sponsor:	Chandru H. Wadhwani	Occupancy:	100.0%
Interest Rate:	3.61000%	Occupancy Date:	10/6/2020
Note Date:	9/24/2020	Number of Tenants:	2
Maturity Date:	10/6/2030	2017 NOI(1):	N/A
Interest-only Period:	None	2018 NOI(1):	N/A
Original Term:	120 months	2019 NOI(1):	N/A
Original Amortization:	360 months	TTM NOI(1):	N/A
Amortization Type:	Balloon	UW Economic Occupancy(3):	95.0%
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$3,398,183
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$823,130
Additional Debt:	N/A	UW NOI(3):	$2,575,053
Additional Debt Balance:	N/A	UW NCF(3):	$2,422,334
Additional Debt Type:	N/A	Appraised Value / Per SF(3):	$43,570,000 / $317
		Appraisal Date:	Various

Escrows and Reserves				Financial Information(3)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$206
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$161
Insurance:	$4,695	$2,347	N/A	Cut-off Date LTV:	65.0%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	50.9%
TI/LC:	$0	$0	$250,000	UW NCF DSCR:	1.57x
Other(2):	$1,224,111	$0	N/A	UW NOI Debt Yield:	9.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,330,250	62.2%	Purchase Price	$43,564,241	95.7%
Sponsor Equity	15,742,448	34.6	Upfront Reserves	1,228,806	2.7
Other Sources	1,470,961	3.2	Closing Costs	750,612	1.6
Total Sources	$45,543,659	100.0%	Total Uses	$45,543,659	100.0%
(1)	Historical Financial Information was not provided due to this being an acquisition of single tenant properties.

(2)	The Initial Other reserve consists of an unfunded obligations reserve equal to $824,111 and a free rent reserve equal to $400,000.

(3)	While the KW Portfolio Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the KW Portfolio Loan more severely than assumed in the underwriting of the KW Portfolio Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The KW Portfolio mortgage loan (the “KW Portfolio Loan”) has an outstanding balance as of the Cut-off Date of $28,330,250 million and is secured by the borrowers’ fee interest in a 137,412 square foot portfolio, comprised of two properties located in two locations in California, one property is located at 10054 Old Grove Road in San Diego, California, (the “10054 Old Grove Road Property”) and the other property is located at 2742 Dow Avenue in Tustin, California, (the “2742 Dow Avenue Property”, collectively the “KW Portfolio Properties”). The KW Portfolio Loan has a 10-year term and 360-month amortization schedule.

The Borrowers. The borrowing entities for the KW Portfolio Loan are Old Grove LLC and Dow Avenue LLC, each a single-purpose, single-asset entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the KW Portfolio Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the KW Portfolio is Chandru H. Wadhwani. Mr. Wadhwani is the co-founder and CEO of Amrapur Overseas Inc. Amrapur Overseas Inc. supplies home decor products. The company offers products such as textile and felt goods, duvets, comforters, sheets, throws and blankets, and window coverings.

The Property. The 10054 Old Grove Road Property is an 85,824 square foot industrial flex and R&D space located in San Diego, California. The 10054 Old Grove Road Property was built in 1982 and renovated in 2018, it consists of a two-story building and 137 parking spaces for a parking ratio of 1.60 spaces per 1,000 square feet. The building features a 30-foot clear height, eight loading doors

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KW Portfolio

and three drive-in doors. The 10054 Old Grove Property is 21.0% office and flex, while the remaining 79.0% of the property is used as R&D space. The sole tenant at the 10054 Old Grove Property is Manscaped, Inc. (“Manscaped”). Manscaped was founded in 2017 and is headquartered in San Diego. Manscaped manufactures and sells male grooming and hygiene products while offering direct to-consumer shipping as well as in-store options across the United States. The lease to Manscaped commenced in June 2020 on a 7.5-year term expiring at the end of November 2027. Manscaped was given a $1,000,000 tenant improvement allowance, while it is estimated by the loan sponsor that Manscaped will spend an additional $1,000,000 to $2,000,000 in completing the space.

The 2742 Dow Avenue Property is a 51,588 square foot office located in Tustin, California. The 2742 Dow Avenue Property is located in Tustin on the west side of Dow Avenue, approximately one mile west of the 5 freeway. The property was built in 1982 and renovated in 2007 and 2020, it also has 215 parking spaces giving it an overall parking ratio of 4.17 per 1,000 square feet. The sole tenant at the 2742 Dow Avenue Property is Memorial Health Services. Memorial Health Services is a tax-exempt California public benefit corporation that is the parent corporation to a multi-hospital, integrated health care system headquartered in Fountain Valley, California. Memorial Health Services has been at the property since 2007 and has triple net lease that runs through December 2029 with no termination options. In February of 2020 Memorial Health Services came to an agreement to sublease the 2742 Dow Avenue Property to Doctor’s Best Inc. (“Doctor’s Best”). The sublease is set to expire on December 29, 2029 and Doctor’s Best is set to invest approximately $5,400,000 into this space. Doctor’s Best manufactures and distributes dietary and nutritional supplements for anti-aging, antioxidant, blood sugar support, bone health, brain and memory, circulation, digestion, energy, eye health, and heart health.

COVID-19 Update. As of October 2, 2020, the KW Portfolio Properties are open and operating. All tenants at the KW Portfolio Properties have made their August and September rent payments. As of October 2, 2020, there have been no loan modification or forbearance requests on the KW Portfolio Loan. The first payment date of the KW Portfolio Loan is November 2020. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. According to the appraisal, the 10054 Old Grove Property is located in the San Diego flex/industrial market. The San Diego market reported a 5.8% vacancy rate in the second quarter of 2020, with average asking rental rate of $15.69 per square foot for flex/industrial properties. There is a total inventory of 197,710,639 square feet of flex/industrial space in the San Diego market with a net absorption of negative 68,581 square feet. There has been 1,785,539 square feet of construction completed in the last year within the San Diego market. The 10054 Old Grove Property is more specifically located in the Scripps Ranch flex/industrial submarket. The Scripps Ranch submarket reported a 6.6% vacancy rate in the second quarter of 2020, with an average asking rental rate of $14.64 per square foot. There is a total inventory of 1,467,849 square feet of flex/industrial in the Scripps Ranch submarket with a net absorption of 18,570 square feet. There has been zero construction completed in the last year within the Scripps Ranch Flex/Industrial submarket.

According to the appraisal, the 2742 Dow Avenue Property is located in the Orange County office market. The Orange County market reported a 9.7% vacancy rate in the second quarter of 2020, with average asking rental rate of $32.76 per square foot for office properties. There is a total inventory of 159,059,898 square feet of office space in the Orange County market with a net absorption of negative 154,953 square feet. There has been 1,295,053 square feet of construction completed in the last year within the Orange County office market. The 2742 Dow Avenue Property is more specifically located in the Central County office submarket. The Central County submarket reported a 10.5% vacancy rate in the second quarter of 2020, with an average asking rental rate of $28.97 per square foot for office properties. There is a total inventory of 32,721,655 square feet of office in the Central County submarket with a net absorption of negative 226,315 square feet. There has been zero construction completed in the last year within the Central County office submarket.

The below chart displays the historical and current occupancy for the 10054 Old Grove Road Property:

Current Occupancy(1)(2)
100.0%
(1)	Historical occupancy was not provided due to this being an acquisition of single tenant properties.

(2)	Current Occupancy is as of October 6, 2020.

The below chart displays the historical and current occupancy for the 2742 Dow Avenue Property:

Current Occupancy(1)(2)
100.0%
(1)	Historical occupancy was not provided due to this being an acquisition of single tenant properties.

(2)	Current Occupancy is as of October 6, 2020.

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KW Portfolio

The below chart displays the tenant summary for the 10054 Old Grove Road Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Manscaped, Inc.	NR / NR / NR	85,824	100.0%	$15.15	100.0%	11/30/2027
Total Occupied		85,824	100.0%	$15.15	100.0%
Vacant		0	0.0	NAP
Total		85,824	100.0%	$15.15
(1)	Based on the underwritten rent roll.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease.

The below chart displays the tenant summary for the 2742 Dow Avenue Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Memorial Health Services(3)	NR / AA- / NR	51,588	100.0%	$24.69	100.0%	12/31/2029
Total Occupied		51,588	100.0%	$24.69	100.0%
Vacant		0	0.0	NAP
Total		51,588	100.0%	$24.69
(1)	Based on the underwritten rent roll.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease.

(3)	In February 2020 Memorial Health Services came to an agreement on a sublease to Doctor’s Best that expires on December 29, 2029.

The below chart displays the Lease Rollover for the KW Portfolio:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	1	85,824	62.5	1,300,000	50.5	85,824	62.5%	$1,300,000	50.5%
2028	0	0	0.0	0	0.0	85,824	62.5%	$1,300,000	50.5%
2029	1	51,588	37.5	1,273,779	49.5	137,412	100.0%	$2,573,779	100.0%
2030 & Thereafter	0	0	0.0	0	0.0	137,412	100.0%	$2,573,779	100.0%
Total	2	137,412	100.0%	$2,573,779	100.0%
(1)	Based on the underwritten rent roll.

(2)	Certain tenants may hold termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. Individual tenant termination options can be found in the footnotes under the ‘Tenant Summary’ table.

A-3-126

Annex A-3	Benchmark 2020-B20

KW Portfolio

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,573,779	$18.73	72.0%
Contractual Rent Steps(3)	189,612	1.38	5.3
Total Reimbursements	813,644	5.92	22.7
Net Rental Income	$3,577,035	$26.03	100.0%
(Vacancy/Credit Loss)	(178,852)	(1.30)	(5.0)
Other Income	0	0.00	0.0
Effective Gross Income	$3,398,183	$24.73	95.0%
Total Expenses	$823,130	$5.99	24.2%
Net Operating Income	$2,575,053	$18.74	75.8%
Total TI/LC, Capex/RR	152,719	1.11	4.5
Net Cash Flow	$2,422,334	$17.63	71.3%
(1)	Historical Financial Information was not provided due to this being an acquisition of single tenant properties.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Contractual Rent Steps were underwritten through June 1, 2021.

Property Management. The 10054 Old Grove Road Property is managed by Caprock Property Management, Inc. and the 2742 Dow Avenue Property is managed by 2.0 Realty Partners, LLC.

A-3-127

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 8th Floor New York, NY 10179 Contact: Kunal Singh Phone Number: (212) 834-5467	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Pentalpha Surveillance LLC 375 North French Road Suite 100 Amherst, NY 14228 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Class RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000
X-NR		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
Directing Holder:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Default Interest and Late Payment Charges	0.00		Surveillance LLC
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B20 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B20	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/20
		Record Date:	10/30/20
		Determination Date:	11/12/20

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com, specifically under the “U.S. Risk Retention Special Notices” tab for the Benchmark 2020-B20 Mortgage Trust transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2020 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: Benchmark 2020-B20 Mortgage Trust, Benchmark 2020-B20 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B20
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: KKR Real Estate Credit Opportunity Partners II L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.  List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1) Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2) Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the

D-1-1

PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4) Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5) Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of October 2, 2020, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related borrower for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after October 2, 2020.

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(7) Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8) Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the

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related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9) Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate

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amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

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(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all

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property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date

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the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty

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would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents,

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condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

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(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty

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or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

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(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)    The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date

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pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service

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designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a

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property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan

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Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgaged Property
9.27	Agellan Portfolio - Rothway

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	120 Wall Street (Loan No. 2) 4 West 58th Street (Loan No. 4) Agellan Portfolio (Loan No. 9) Troy Technology Park (Loan No. 18)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(9) Junior Liens	120 Wall Street (Loan No. 2)	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 57.9%, (b) combined minimum DSCR of 2.370x, (c) combined minimum debt yield of 7.7%, and (d) the lenders entering into an intercreditor agreement.
(9) Junior Liens	Agellan Portfolio (Loan No. 9)	There is a mezzanine loan in the original principal balance of $31,000,000, which is currently held by JPMorgan Chase Bank, National Association and is expected to be sold to a third-party investor. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(9) Junior Liens	4 West 58th Street (Loan No. 4)	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 69.4%, (b) combined minimum DSCR of 1.50x, and (c) the lenders entering into an intercreditor agreement.
(10) Assignment of Leases and Rents	120 Wall Street (Loan No. 2) 4 West 58th Street (Loan No. 4) Agellan Portfolio (Loan No. 9) Troy Technology Park (Loan No. 18)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	Agellan Portfolio (Loan No. 9)	Terrorism coverage is included in both general liability and umbrella liability policies, but the terrorism coverage applies only up to $25,000,000 of the umbrella coverage, as opposed to $75,000,000 generally applicable under the umbrella coverage; provided, however, the lender is permitted under the Mortgage Loan documents to increase the requirement with respect to the terrorism coverage throughout the Mortgage Loan term so long as at no point during the Mortgage Loan term will such coverage (a) be required to be greater than the umbrella coverage generally required under the Mortgage Loan documents and (b) coverage is commercially available but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than $200,000 at such time in respect of the umbrella coverage, and if the cost of terrorism insurance exceeds such amount, the Mortgagor will purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(26) Local Law Compliance	4 West 58th Street (Loan No. 4)	The Mortgagor must promptly cure (i) certain sprinkler violations set forth on the Mortgage Loan documents on or prior to the date that the work related to such violations is required to be completed pursuant to the Netflix lease, and (ii) certain Department of Building code violations, fire violations, and the New York City Environmental Control Board violations set forth on the Mortgage Loan documents within three (3) months following the loan origination date, provided, with respect to this clause (ii) herein, such time period will be extended and the failure to complete such work within such time period will not constitute an event of default so long as the Mortgagor provides evidence reasonably acceptable to the lender that the Mortgagor is diligently pursuing completion.
(28) Recourse Obligations	120 Wall Street (Loan No. 2)	None of insurance proceeds paid to the Mortgagor, condemnation awards received by the Mortgagor, or any rents will be deemed to have been misappropriated, converted or intentionally misapplied to the extent such amounts were not required to be deposited into the restricted account and/or cash management account pursuant to the terms of the Mortgage Loan documents and (1) with respect to rents, were applied to payment of debt service and normal operating expenses, (2) with respect to insurance proceeds and/or condemnation awards, such amounts (A) were not required to be delivered or paid to the lender pursuant to the Mortgage Loan documents, and (B) were used for the repair or replacement of the Mortgaged Property as a result of

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
loss, damage, destruction or condemnation in accordance with the Mortgage Loan documents, or (3) the Mortgagor did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct the disbursement of such amounts and took action in such proceeding to prevent the disbursement of such amounts in a manner that would trigger liability.

(28) Recourse Obligations	Agellan Portfolio (Loan No. 9)

The loss recourse carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The loss recourse carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to misappropriation thereof and does not include misapplication or conversion thereof.

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The loss carveout for security deposits covers misappropriation of security deposits of any individual Mortgaged Property, during the continuance of an event of default in violation of the terms of the Mortgage Loan documents.

Failure to obtain the lender’s consent, where such consent is required under the Mortgage Loan documents to any transfer of (x) any individual Mortgaged Property or any portion thereof, or (y) any equity interest in the Mortgagor, in each case, in violation of the Mortgage Loan documents constitutes only a loss carveout.

The full recourse carveout for any petition for bankruptcy, insolvency, dissolution or liquidation does not require instances in which such proceedings are consented to or acquiesced by the Mortgagors.

The full recourse carveout for collusion by the Mortgagors or the guarantor with other creditors to cause an involuntary bankruptcy filing is limited to collusion “in writing.”

The aggregate liability of related guarantor with respect to the matters that constitute full recourse carveouts (each, a “Full Recourse Event”) under the Mortgage Loan documents will not exceed an amount equal to (x) 20% of the outstanding principal balance of the Mortgage Loan as of the first occurrence of a Full Recourse Event plus (y) any and all reasonable third-party costs incurred by the lender (including

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

reasonable and out-of-pocket attorney’s fees and costs) in connection with the enforcement of the Full Recourse Event thereunder and the collection of amounts due thereunder.

(i) The exercise of remedies by the lender under the Mortgage Loan or by the mezzanine lender (together with its successors and assigns, a “Mezzanine Lender”) under the mezzanine loan (the “Mezzanine Loan”) will not by itself trigger liability to the guarantor under the guaranty or the Indemnitor (as defined below) under the environmental indemnity, (ii) neither the guarantor nor the Indemnitor will have any liability under the guaranty or the environmental indemnity, as applicable, with respect to any acts, events or circumstances first arising with respect to any individual Mortgaged Property (each, an “Individual Property”) after (x) the date the lender or a person that is not a Guarantor Affiliate (as defined below) acquires title to such Individual Property, whether through foreclosure, private power of sale, the acceptance of a deed-in-lieu of foreclosure or otherwise, or (y) the date on which a receiver, trustee, liquidator or conservator, other than any such person appointed at the request of the guarantor or any Guarantor Affiliate, takes control of the Individual Property, except, in each case, with respect to acts taken by the guarantor or any Guarantor Affiliate prior to, on or after such date, (iii) the guarantor will not have any liability under the guaranty or the environmental indemnity, as applicable, with respect to any acts, events or circumstances first arising after the date on which any Mezzanine Lender (but in each case under this clause (iii), only as to the portion of the pledged interests as described in the mezzanine loan documents (the “Pledged Securities”) subject to such action), (x) consummates any foreclosure or acceptance of an assignment in lieu of foreclosure upon the Pledged Securities for the applicable mezzanine loan with respect to such Pledged Securities or otherwise consummates a similar enforcement action with respect to such Pledged Securities if after such action such Mezzanine Lender controls the Mortgagors or (y) exercises control over the Mortgagors following the consummation of an enforcement or remedial action with respect to the Pledged Securities for such mezzanine loan, including, if such Mezzanine Lender exercises any voting, proxy or similar right over any Pledged Securities or any right to replace officers and directors of such individual Mortgagor, the general partner or managing member of such individual Mortgagor (each, an “SPE Party”) or the mezzanine

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

borrower, as applicable, except, in each case, for any liability under the guaranty arising as a result of acts taken by the guarantor or any Guarantor Affiliate prior to, on or after any of the actions set forth in clause (ii) or (iii) above (each, an “Enforcement Action”), and (iv) the guarantor will not have any liability with respect to any acts, events or circumstances first arising after the date that a replacement guarantor executes and deliver a replacement guaranty covering the guaranteed obligations under the Mortgage Loan documents substantially similar to the guaranty or in such other form as reasonably acceptable to the lender in accordance with the terms hereunder and the Mortgage Loan documents, including delivery of any organizational documents, consents and resolutions and legal opinions of counsel reasonably required by the lender in connection therewith, each in form and substance reasonably acceptable to the lender. A “Guarantor Affiliate” means the guarantor and any person that either (or both) (a) is in control of, is controlled by or is under common control with (i) any guarantor or (ii) any general partner or managing member of, or other person or persons controlling, any guarantor (each a “Control Person”), or (b) is either (1) a person that owns directly or indirectly 25% or more equity interests in the guarantor, or (2) a person (other than the Mortgagors, any SPE Party and the mezzanine borrower after an Enforcement Action) with respect to which the guarantor directly or indirectly owns 25% or more equity interests in such person, or (3) a person with respect to which any combination of the guarantor and Control Persons own, directly or indirectly voting equity interests in such person and have the right to control such person.

The obligations and liabilities of the Mortgagors and the related guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will be deemed satisfied in full and fully discharged two years after the date (i) the Whole Loan is paid in full or, (ii) with respect to any individual Mortgaged Property (each, an “Individual Property”), such Individual Property is released, provided that the Indemnitor delivers to the indemnitee a Phase I environmental report confirming that each Individual Property is clear of any hazardous substances and each Individual Property is not subject to any significant risk of contamination from any off-site hazardous substances in violation of the representations, warranties, and covenants set forth in the environmental indemnity and the other Mortgage Loan documents, as determined by the indemnitee in its reasonable discretion and

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

provided further, that, the indemnification obligations of the Indemnitor under the environmental indemnity will continue to survive as to any claims, actions, litigation or other proceedings that are then pending or subject to further appeal as of the two-year anniversary of the repayment of the Whole Loan in full.

(28) Recourse Obligations	4 West 58th Street (Loan No. 4)

The loss recourse carveout with respect to intentional misrepresentation is limited to intentional material misrepresentation.

The loss recourse carveout with respect to insurance proceeds, condemnation awards, rents, or any other property cash flow is limited to misappropriation and conversion thereof and does not include misapplication thereof.

(29) Mortgage Releases	Agellan Portfolio (Loan No. 9)

Until an amount of $60,450,000.00 has been prepaid in connection with partial releases of individual Mortgaged Properties (each, an “Individual Property”), the release price will be 110% of the Mortgage Loan amount allocated to such individual Mortgaged Properties.

The Mortgage Loan documents also permit releases of certain non-income producing and unimproved outparcels comprising a portion of the Mortgaged Property upon payment of a release price equal to the allocated loan amount set forth in the Mortgage Loan documents (the “Allocated Loan Amount”) and the parcel permitted to be released under the Mortgage Loan documents (the “Release Parcel”) has a release price equal to (A) the pro rata portion of the Allocated Loan Amount for such Individual Property that is allocable to the Release Parcel, as determined by the lender in its reasonable discretion (except that if such Release Parcel is released to an affiliate of the Mortgagor, such amount will equal 120% of such pro rata portion of such Allocated Loan Amount as so determined by the lender) or (B) if the Release Parcel is sold to any third-party, the gross sale proceeds received from any such sale of the Release Parcel (less any (x) out-of-pocket costs paid at the closing of the sale of the Release Parcel to third parties that are not affiliates of the Mortgagor and (y) prorations that constitute credits to the purchaser).

(30) Financial Reporting and Rent Rolls	Agellan Portfolio (Loan No. 9)	The audited financial statements may be on a consolidated basis with Agellan Commercial REIT U.S. L.P. (“Agellan REIT”), so long as Agellan REIT owns no assets other than the direct or indirect interest in the Mortgaged Properties and the equity interests in the other individual Mortgagors and any general partners of such other individual Mortgagors, and provided that

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
such statements include appropriate notations to indicate the separateness of each individual Mortgagor, a listing is provided of each such Mortgagor and their respective Mortgaged Properties, and include a schedule of the unaudited operating statements for each individual Mortgaged Property on a property-level basis, including unaudited statements of income and expense and cash flow for the Mortgagors and each individual Mortgaged Property and an unaudited balance sheet for the Mortgagors.

(31) Acts of Terrorism Exclusion	120 Wall Street (Loan No. 2)	With respect to any such standalone policy covering terrorist acts, the Mortgagor will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of an amount equal to two times the amount of annual insurance premium that is payable at such time for the insurance coverage required under the Mortgage Loan documents (the “Terrorism Premium Cap”) but the Mortgagor will obtain as much terrorism coverage as is available for the Terrorism Premium Cap; provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option, purchase such standalone terrorism policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap.
(31) Acts of Terrorism Exclusion	Agellan Portfolio (Loan No. 9)	Terrorism coverage is included in both general liability and umbrella liability policies, but the terrorism coverage applies only up to $25,000,000 of the umbrella coverage, as opposed to $75,000,000 generally applicable under the umbrella coverage; provided, however, the lender is permitted under the Mortgage Loan documents to increase the requirement with respect to the terrorism coverage throughout the Mortgage Loan term so long as at no point during the Mortgage Loan term will such coverage (a) be required to be greater than the umbrella coverage generally required under the Mortgage Loan documents and (b) coverage is commercially available but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than $200,000 at such time in respect of the umbrella coverage, and if the cost of terrorism insurance exceeds such amount, the Mortgagor will purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(32) Due on Sale or Encumbrance	120 Wall Street (Loan No. 2)	The Mortgage Loan documents permit pledges of interests in “Multi Asset Persons” (i.e., a person in

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
respect of which the net operating income from its interest in the Mortgaged Property (or such portion thereof allocable to such person) is less than 35% of such person’s aggregate gross income).
(36) Ground Leases	120 Wall Street (Loan No. 2)

The Mortgaged Property is subject to a ground lease that expires December 31, 2032, which is less than 20 years beyond the stated maturity date of the Mortgage Loan. However, upon expiration of the ground lease, the Mortgagor is required to purchase the fee interest in the Mortgaged Property at a nominal value of $1.00.

In the case of a total taking, the lease terminates and the entire award is the property of Mortgagor.

Note that the ground lease is part of an arrangement between the Mortgagor and the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”) pursuant to which the Mortgagor, who has owned the Mortgaged Property since 1980, has deeded the Mortgaged Property to ESD and leased it back as a ground lessee in connection with the real estate tax program which provides a proportionate reduction in real estate taxes in the form of a payment in lieu of taxes based upon the percentage of space leased to not-for-profit tenants.

(36) Ground Leases	4 West 58th Street (Loan No. 4)	Any assignment of the ground lease requires the ground lessor’s consent (not to be unreasonably withheld, conditioned or delayed) and there is no exception for assignment of the ground lease related to foreclosure. Note, however, that the underlying fee interest is also encumbered by the mortgage.
(40) No Material Default; Payment Record	All JPMCB Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(43) Lease Estoppels	Agellan Portfolio (Loan No. 9)	Some of the lease estoppels provided in connection with the origination of the Mortgage Loan are dated up to approximately 150 days prior to the origination date.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(47) Cross-Collateralization	120 Wall Street (Loan No. 2) 4 West 58th Street (Loan No. 4) Agellan Portfolio (Loan No. 9) Troy Technology Park (Loan No. 18)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

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ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set

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forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of October 2, 2020, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Borrower for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after October 2, 2020.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or

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actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be

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issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related

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Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original

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principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements,

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earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

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(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date)or an equity participation by the Mortgage Loan Seller.

(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged

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Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an

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opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance

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exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents;

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(ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage

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Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

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(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

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(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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SCHEDULE E-1 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	Moffett Place - Building 6

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SCHEDULE E-2 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
3	MGM Grand & Mandalay Bay
21	Home Ranch Health Center

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SCHEDULE E-3 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Moffett Place - Building 6 (Loan No. 1)	The sole tenant, Google, LLC, has a right of first offer pursuant to its lease to purchase all or any portion of the six office building campus in which the Mortgaged Property is located (the “Project”), including without limitation the Mortgaged Property, that the landlord is willing to sell or transfer. Under the terms of the lease, such right does not apply to a sale or transfer (i) to an entity which becomes the owner of the Mortgaged Property or the Project (or any portion thereof) through a foreclosure by trustee's power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale or (ii) to an entity which is controlled by, controls or is under common control with the originally named landlord under the sole tenant’s lease. “Control” is defined in the related lease provision as ownership of at least 50% of the equity interests in an entity and the right to vote such equity interests in the ordinary course of business. However, such right will apply to subsequent transfers.
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Home Ranch Health Center (Loan No. 21)	The Mortgaged Property is subject to rights of reversion under a deed restriction under a recorded indenture dated December 17, 1915. The deed restriction provides that “neither the owner nor the occupant of the premises shall use or cause to be used, or allow or authorize in any manner, directly or indirectly, said premises or any portion thereof to be used for the purpose of vending intoxicating liquors for drinking purposes, whether such vending shall be directly or under some evasive guise.” Tenants at the Mortgaged Property include restaurants and stores that sell liquor. The deed restriction provides that “upon the violation of any of the conditions or provisions hereinbefore set forth the title to said premises shall immediately, ipso facto, revert to and vest in the grantors, their heirs, successors and legal representatives.” In the event that any person were to seek to enforce the right of reversion, and were to be successful, because the indenture was recorded prior to the Mortgage Loan, the indenture would prime the lien of the Mortgage Loan, and the trust, as lender (or as owner following a foreclosure or other exercise of remedies), would lose its right in the Mortgaged Property.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Diversey (Loan No. 30)	The lease for the sole tenant at the related Mortgaged Property, Diversey, Inc., prohibits the owner of the Mortgaged Property from transferring the Mortgaged Property to a Tenant Competitor. A “Tenant Competitor” is any person that operates a business which competes with that of the tenant, as reasonably determined by the landlord and the tenant, provided, however, that a private equity sponsor or other financial sponsor which owns a Tenant Competitor shall not be a tenant Competitor; and further, to the extent a sponsor’s separate real estate fund is unrelated to the corporate fund that owns the business which is competitive with that of the tenant, such real estate fund will not be a Tenant Competitor so long as any such sale to such private equity sponsor, other financial sponsor or real estate fund is not intended to circumvent the Tenant Competitor provisions of the lease. The lease provides that such restriction will not apply to the landlord’s mortgagee upon foreclosure or acceptance of a deed-in-lieu thereof, or during an event of default under the lease, but it will apply to subsequent transfers.
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Diversey (Loan No. 30)	Diversey, Inc., the sole tenant at the related Mortgaged Property, has a right of first offer under its lease to purchase the Mortgaged Property. Pursuant to the subordination, non-disturbance and attornment agreement obtained at loan origination, the tenant has agreed that such right of first offer shall not be exercisable in connection with any exercise of remedies pursuant to the Mortgage, including a purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the lender or its designee pursuant to a deed in lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed in lieu of foreclosure. However, such right will apply to any subsequent transfers.
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Tesla Service Center of Chicago (Loan No. 28)	Tesla Inc., the sole tenant at the related Mortgaged Property, has a right of first offer under its lease to purchase the Mortgaged Property. Pursuant to Tesla’s lease, the right of first offer does not apply with respect to a transfer of the Mortgaged Property to or from any party holding a mortgage, deed of trust or similar instrument pursuant to or in consequence of any foreclosure sale, deed-in-lieu of foreclosure or similar transaction or to any subsequent sale transaction by such parties. However such right will apply to any subsequent transfers.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(17) Insurance	MGM Grand & Mandalay Bay (Loan No. 3)

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the applicable Mortgaged Property; provided that if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the related Whole Loan guaranteeing any failure by the related Borrower to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related Borrower may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

The Whole Loan documents permit the Borrower to rely on insurance maintained by MGM Lessee II, LLC (the “MGM Tenant”) so long as the master lease (the “MGM Lease”) between the Borrower and the MGM Tenant is in effect and there is no default continuing under the lease (beyond any applicable cure period). Such insurance maintained by the MGM Tenant (the “MGM Policies”) is required to conform to the requirements of the Whole Loan documents (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements of the Whole Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $5,000,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses, if any, which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

acceptable to the Borrower and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property (or any portion thereof); provided that if the total amount of proceeds payable net of applicable deductibles is $50,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds will be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

Terrorism insurance may be written by a non-rated captive insurer.

(17) Insurance	Diversey (Loan No. 30)	The tenant’s insurance (which the Borrower is permitted to rely on) permits a deductible of $250,000, which may be considered to be larger than customary in the circumstances of the Mortgage Loan and the tenant. Borrower deposited $150,000 into a reserve to be held as additional collateral for the Mortgage Loan due to the amount of such deductible.
(25) Local Law Compliance and (26) Licenses and Permits	Home Ranch Health Center (Loan No. 21)	The use of the portion of the Mortgaged Property occupied by the largest tenant, the Regents of the University of California, constitutes a legal non-conforming use, as under current zoning regulations, the use as a medical clinic greater than 10,000 square feet requires a conditional use permit. In addition, the uses of the portions of the Mortgaged Property occupied by restaurants and by a day care center are legal conforming because a conditional use permit has been obtained for such uses. The related zoning ordinance provides that whenever a structure which is located in any commercial or industrial zone … the use of which does not conform with the regulations for the commercial or industrial zone in which the use is located, is destroyed by fire or other calamity, by act of God, or by the public enemy to the extent of fifty percent (50%) or less, the structure may be restored and the nonconforming use may be resumed; provided, that restoration is started within one (1) year and diligently pursued to completion. When the destruction exceeds fifty percent (50%) or the structure is voluntarily razed or is required by law to be razed, the structure shall not be restored except in full conformity with the regulations for the commercial or industrial zone in which it is located and the nonconforming use shall not be resumed.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Accordingly, if the Mortgaged Property is destroyed beyond the 50% threshold, a conditional use permit may be required to be obtained in order to continue the use a medical clinic greater than 10,000 square feet, and in addition, new conditional use permits may be required to be obtained to continue the uses as restaurants and as a day care center. The granting of a conditional use permit is discretionary.
(26) Licenses and Permits	MGM Grand & Mandalay Bay (Loan No. 3)	The Borrower did not covenant in the Whole Loan documents (so long as the applicable Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable government authorizations necessary for its operation of the Mortgaged Property in full force and effect.
(27) Recourse Obligations	Coleman Highline (Loan No. 6)

The related guarantors are liable on a several, and not joint, basis; such liability is apportioned between the two such guarantors at 95% and 5%, respectively.

With respect to the environmental indemnity, the indemnitee does not have the right to seek recourse for any indemnified matters against the indemnitor to the extent the applicable matters (the “Indemnified Obligations”) are either covered pursuant to the environmental insurance policy required pursuant to the Mortgage Loan documents (the “PLL Insurance”) or are the obligation of the former occupant at the Mortgaged Property, and such former occupant is in compliance with the operative documents requiring its adherence to certain environmental covenants, obligations and restrictions applicable to such Mortgaged Property (said covenants, obligations, and restrictions, the “Prior Owner Documents”). Notwithstanding the foregoing, the indemnitor will become fully liable for the foregoing Indemnified Obligations in the event that either: (a) the indemnitor shall fail to diligently pursue payment and satisfaction of the Indemnified Obligations under the PLL Insurance and/or the Prior Owner Documents (as applicable) or (b) the Indemnified Obligations shall fail to be paid and satisfied by the insurance company providing the PLL Insurance or the applicable party pursuant to the Prior Owner Documents, in either case for any reason whatsoever, within 180 days of the indemnitee making demand of the indemnitor for the applicable Indemnified Obligation(s).

(27) Recourse Obligations	MGM Grand & Mandalay Bay (Loan No. 3)	BREIT Operating Partnership L.P. (“BREIT Guarantor”) and MGM Growth Properties Operating Partnership LP (“MGP Guarantor” and together with BREIT Guarantor, collectively, “Guarantor”) are severally (but not jointly) liable for recourse events, in

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

accordance with their respective percentage interests in the Borrower.

The Guarantor’s liability with respect to the bankruptcy-related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the Whole Loan as of the date of the event.

Only the related Borrower, and not the Guarantor, is liable for breaches of environmental covenants, and the related Borrower is the only party liable under the environmental indemnity; provided, however, that if the related Borrower fails to maintain an environmental insurance policy as required under the Whole Loan documents and the Mortgaged Property is not subject to the MGM Lease, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the Whole Loan documents and (y) for any amounts recovered under the environmental policy.

Recourse for waste is limited to willful misconduct by the related Borrower, Guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.

(27) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) Mortgage Releases	MGM Grand & Mandalay Bay (Loan No. 3)	Upon satisfying certain conditions, the Borrower may release a Mortgaged Property by prepaying or defeasing an amount equal to the lesser of (1) the outstanding principal amount of the Whole Loan, together with all interest accrued and unpaid thereon and (2)(i) 105% of the allocated loan amount for the released Mortgaged Property until such time that the outstanding principal balance of the Whole Loan has been reduced to $2,250,000,000 and (ii) thereafter, 110% of the allocated loan amount of the released Mortgaged Property.
(30) Acts of Terrorism Exclusion	MGM Grand & Mandalay Bay (Loan No. 3)

So long as the Mortgaged Property is subject to the MGM Lease, the Borrower is permitted to rely on terrorism insurance provided by the MGM Tenant.

Terrorism insurance may be written by a non-rated captive insurer.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
If (A) TRIPRA is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related Borrower (or the MGM Tenant) will be required to maintain terrorism insurance as required by the Whole Loan documents; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower (or the MGM Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(31) Due on Sale or Encumbrance	MGM Grand & Mandalay Bay (Loan No. 3)

The Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the Borrower or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Borrower.

Certain transfers are permitted without lender consent so long as, after giving effect to such sale or pledge, (x) (1) the Borrower and any principal thereof (on an unencumbered and look through basis) are indirectly controlled and at least 50.1% owned by BREIT OP and/or MGP OP, provided that (I) with respect to BREIT OP, BREIT OP is owned, managed or controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle (each such term, as defined in the Whole Loan documents) and (II) with respect to MGP OP, MGP OP is managed and controlled by MGP Growth Properties LLC, a Public Vehicle or a Qualified Transferee, or (y) following a Public Sale (as defined in the Whole Loan

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

documents), a Public Vehicle or, following a Permitted Assumption, the applicable Qualified Transferee (1) shall own not less than 51% of the economic and direct or indirect legal and beneficial interests in the Borrower, the Guarantor and any principal (on an unencumbered and look through basis) and (2) control the Borrower, the Guarantor and any principal.

“Restricted Pledge Party” means, collectively, the Borrower, any mezzanine borrower, or any other direct or indirect equity holder in the Borrower up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.

(33) Defeasance	MGM Grand & Mandalay Bay (Loan No. 3)	See exception to Representation and Warranty 28 above.
(38) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

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ANNEX F-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1) Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the

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mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3) Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of October 2, 2020, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Borrower for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after October 2, 2020.

(5) Hospitality Provisions. The Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust)in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that

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possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6) Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7) Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence,

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none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8) Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9) Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10) UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11) Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed

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in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

(12) Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15) Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16) No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan

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Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an

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earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19) No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon

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any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20) No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21) REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22) Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23) Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s

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report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26) Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27) Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28) Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the

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preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29) Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30) Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent

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statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex F-1 or the exceptions thereto set forth in Annex F-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule F-1 to this Annex F-1 or future permitted mezzanine debt as set forth in Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule G-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32) Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or

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Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33) Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34) Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict

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the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the

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right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36) Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37) Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38) No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39) Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40) Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41) Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42) Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43) Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44) Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

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(45) Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex F-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex F-1.

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SCHEDULE F-1 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE F-2 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	120 Wall Street

3	MGM Grand & Mandalay Bay

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SCHEDULE F-3 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment	120 Wall Street (Loan No. 2)	The related Mortgage and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(7) Permitted Liens; Title Insurance	Northern Trust Office (Loan No. 5)	The lease for the sole tenant at the related Mortgaged Property, Northern Trust Corporation, grants Northern Trust Corporation a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property to an unaffiliated third party.
(7) Permitted Liens; Title Insurance	Skywater Technology HQ (Loan No. 8)	The lease for the sole tenant at the related Mortgaged Property, Skywater Technology Foundry, Inc. (“Skywater”), grants Skywater a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property, or the directly or indirectly of the partnership interests, membership interests, stock, or other equity interests of borrower.
(7) Permitted Liens; Title Insurance	2010 South Lamar (Loan No. 10)	The lease for the sole tenant at the related Mortgaged Property, Juul Labs, Inc. (“Juul”), grants Juul a right of first offer to purchase the Mortgaged Property upon the landlord’s election to sell the Mortgaged Property.
(7) Permitted Liens; Title Insurance	Keylock Storage Portfolio (Loan No. 22)	The lease for a 1,080 square foot portion of the premises, which would account for approximately 1.4% or the net rentable area, at the Boise Mortgaged Property grants a tenant, Horizon Tower, LLC, a right of first refusal to purchase the underlying lease agreement upon the landlord’s receipt of an offer to purchase the Mortgaged Property.
(9) Assignment of Leases and Rents	120 Wall Street (Loan No. 2)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(17) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(17) Insurance	MGM Grand & Mandalay Bay (Loan No. 3)	The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the applicable Mortgaged Property; provided that if the non-recourse carveout guarantor

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the Whole Loan guaranteeing any failure by the related Borrower to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related Borrower may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

The Whole Loan documents permit the Borrower to rely on insurance maintained by MGM Lessee II, LLC (the “MGM Tenant”) so long as the master lease (the “MGM Lease”) between the Borrower and the MGM Tenant is in effect and there is no default continuing under the lease (beyond any applicable cure period). Such insurance maintained by the MGM Tenant (the “MGM Policies”) is required to conform to the requirements of the Whole Loan documents (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements of the Whole Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $5,000,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses, if any, which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the Borrower and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property (or any portion thereof); provided that if the total amount of proceeds payable net of applicable deductibles is $50,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds will be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the damage to the leased property in accordance with the terms of the MGM Lease. Terrorism insurance may be written by a non-rated captive insurer.
(17) Insurance	Skywater Technology HQ (Loan No. 8)	So long as the Mortgaged Property is subject to the Skywater Technology Lease, the borrower is permitted to rely on insurance coverage provided by the Skywater Technology tenant. The permitted deductible for insurance policies for the Skywater Technology tenant under the Mortgage Loan documents and the Skywater Technology Lease is $500,000, which may be considered not to be a customary deductible.
(26) Licenses and Permits	MGM Grand & Mandalay Bay (Loan No. 3)	The Borrower did not covenant in the Whole Loan documents (so long as the applicable Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable government authorizations necessary for its operation of the Mortgaged Property in full force and effect.
(26) Licenses and Permits	2665 North First (Loan No. 14)	The zoning report provided does not contain all certificates of occupancy for the Mortgaged Property.
(27) Recourse Obligations	MGM Grand & Mandalay Bay (Loan No. 3)

BREIT Operating Partnership L.P. (“BREIT Guarantor”) and MGM Growth Properties Operating Partnership LP (“MGP Guarantor” and together with BREIT Guarantor, collectively, “Guarantor”) are severally (but not jointly) liable for recourse events in accordance with their respective percentage interests in the Borrower.

The Guarantor’s liability with respect to bankruptcy-related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the Whole Loan as of the date of the event.

Only the related mortgagors, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the related mortgagors are the only parties liable under the environmental indemnity; provided, however, that if the related Borrower fails to maintain an environmental insurance policy as required under the Whole Loan documents and the Mortgaged Property is not subject to the MGM Lease, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the Whole Loan documents and (y) for any amounts recovered under the environmental policy.

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Recourse for waste is limited to willful misconduct by the related mortgagors, non-recourse guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.
(27) Recourse Obligations	120 Wall Street (Loan No. 2)	None of insurance proceeds paid to the Borrower, condemnation awards received by the Borrower, or any rents will be deemed to have been misappropriated, converted or intentionally misapplied to the extent such amounts were not required to be deposited into the restricted account and/or cash management account pursuant to the terms of the Mortgage Loan documents and (1) with respect to rents, were applied to payment of debt service and normal operating expenses, (2) with respect to insurance proceeds and/or condemnation awards, such amounts (A) were not required to be delivered or paid to the lender pursuant to the Mortgage Loan documents, and (B) were used for the repair or replacement of the Mortgaged Property as a result of loss, damage, destruction or condemnation in accordance with the Mortgage Loan documents, or (3) the Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct the disbursement of such amounts and took action in such proceeding to prevent the disbursement of such amounts in a manner that would trigger liability.
(28) Mortgage Releases	MGM Grand & Mandalay Bay (Loan No. 3)	Upon satisfying certain conditions, the Borrower may release a Mortgaged Property by prepaying or defeasing an amount equal to the lesser of (1) the outstanding principal amount of the Whole Loan, together with all interest accrued and unpaid thereon and (2) (i) 105% of the allocated loan amount for the released Mortgaged Property until such time that the outstanding principal balance of the Whole Loan has been reduced to $2,250,000,000 and (ii) thereafter, 110% of the allocated loan amount of the released Mortgaged Property.
(30) Acts of Terrorism Exclusion	MGM Grand & Mandalay Bay (Loan No. 3)

So long as the Mortgaged Property is subject to the MGM Lease, the mortgagors are permitted to rely on terrorism insurance provided by the MGM Tenant.

Terrorism insurance may be written by a non-rated captive insurer.

If (A) TRIPRA is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related Borrower (or the MGM

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Tenant) will be required to maintain terrorism insurance as required by the Whole Loan documents; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower (or the MGM Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Due on Sale or Encumbrance	MGM Grand & Mandalay Bay (Loan No. 3)

The Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the mortgagors or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the mortgagors.

Certain transfers are permitted without lender consent so long as, after giving effect to such sale or pledge, (x) (1) the mortgagors and any principal thereof (on an unencumbered and look through basis) are indirectly controlled and at least 50.1% owned by BREIT OP and/or MGP OP, provided that (I) with respect to BREIT OP, BREIT OP is owned, managed or controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle (each such term, as defined in the Whole Loan documents) and (II) with respect to MGP OP, MGP OP is managed and controlled by MGP Growth Properties LLC, a Public Vehicle or a Qualified Transferee, or (y) following a Public Sale (as defined in the Whole Loan documents), a Public Vehicle or, following a Permitted Assumption (as defined in the Whole Loan documents), the applicable Qualified Transferee (1) shall own not less than 51% of the economic and direct or indirect legal and beneficial interests in the mortgagors, the Guarantor and any principal (on an unencumbered and look through basis) and (2) control the mortgagors, the Guarantor and any principal.

“Restricted Pledge Party” means, collectively, the Borrower, any mezzanine borrower, or any other direct or indirect equity holder in the Borrower up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the mortgaged property.

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
31) Due on Sale or Encumbrance	120 Wall Street (Loan No. 2)	The Mortgage Loan documents permit pledges of interests in “Multi Asset Persons” (i.e., a person in respect of which the net operating income from its interest in the Mortgaged Property (or such portion thereof allocable to such person) is less than 35% of such person’s aggregate gross income).
(33) Defeasance	MGM Grand & Mandalay Bay (Loan No. 3)	The exception to Representation and Warranty #28 is also an exception to this representation.
(35) Ground Lease	120 Wall Street (Loan No. 2)

The Mortgaged Property is subject to a ground lease that expires December 31, 2032, which is less than 20 years beyond the stated maturity date of the Mortgage Loan. However, upon expiration of the ground lease, the Borrower is required to purchase the fee interest in the Mortgaged Property at a nominal value of $1.00.

In the case of a total taking, the lease terminates, and the entire award is the property of Borrower.

Note that the ground lease is part of an arrangement between the Borrower and the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”) pursuant to which the Borrower, who has owned the Mortgaged Property since 1980, has deeded the Mortgaged Property to ESD and leased it back as a ground lessee in connection with the real estate tax program which provides a proportionate reduction in real estate taxes in the form of a payment in lieu of taxes based upon the percentage of space leased to not-for-profit tenants.

(35) Ground Lease	Keylock Storage Portfolio (Loan No. 22)	One of the two parcels comprising the Pendleton Mortgage Property is held by the related borrower pursuant to a ground lease. The term of the ground lease, including remaining renewal options, expires on June 30, 2035.
(40) Organization of Borrower	MGM Grand & Mandalay Bay (Loan No. 3)	The Borrowers under the related Mortgage Loans are affiliated with the borrowers under the Bellagio Hotel and Casino and BX Industrial Portfolio mortgage loan.
(40) Organization of Borrower	47 Ann (Loan No. 32) 71 Leonard Bay (Loan No. 34)	The related mortgagors are affiliated.

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ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex G-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or

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premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)   Mortgage Provisions. The Loan Documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of October 2, 2020, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Borrower for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each GSMC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after October 2, 2020.

(5)   Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the GSMC Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex G-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding

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anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a Cross-Collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)   Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

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(9)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related GSMC Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)   Condition of Property. The Sponsor or the originator of the GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the GSMC Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)   Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of the

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Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Depositor or its servicer.

(15)   No Holdbacks. The principal amount of the GSMC Mortgage Loan stated on the GSMC Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original

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principal balance of the GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or the then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the GSMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related GSMC Mortgage Loan obligates the related Mortgagor to maintain (or caused to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)   No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up”

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commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)   No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature (except that an ARD Loan may provide for the accrual of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(20)   REMIC. The GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.).Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

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(22)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust.

(23)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)   Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GSMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)   Recourse Obligations. The Loan Documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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(27)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan)outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)   Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)   Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the

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Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex G-2 or the exceptions thereto set forth on Annex G-2, or (vii) as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)   Single-Purpose Entity. Each GSMC Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the GSMC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the

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GSMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)   Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the GSMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)   Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in situations where default interest is imposed.

(34)   Ground Leases. For purposes of this Annex G-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)  The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)  The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)  The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)  Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair

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or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GSMC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex G-1.

(37)   No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex G-1 (including, but not limited to, the prior sentence). No person other than the holder of such GSMC Mortgage Loan may declare any event of default under the GSMC Mortgage Loan or accelerate any indebtedness under the GSMC Mortgage Loan documents.

(38)   Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)   Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan.

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(40)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)   Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth in the GSMC Mortgage Loan Schedule attached as an exhibit to the related GSMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the GSMC Mortgage Loan Schedule.

(43)   Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex G-2.

(44)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan

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Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)   Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE G-1 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE G-2 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
23	711 Fifth Avenue

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SCHEDULE G-3 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSSED MORTGAGE LOANS

None.

G-1-18

ANNEX G-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GOLDMAN SACHS MORTGAGE COMPANY

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	Earhart Corporate Center (Loan No. 13)	The largest tenant at the Mortgaged Property, XPO Freight Logistics, Inc., has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer (i) is subordinate to the Mortgage Loan documents and (ii) does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale of the Mortgaged Property thereafter.
(5) Lien; Valid Assignment	Amazon Industrial Portfolio (Loan No. 19)	The sole tenant at each related Mortgaged Property, Amazon (Kansas City) or Amazon (Jacksonville), as applicable, has a right of first offer to purchase the related Mortgaged Property in the event that the Mortgagor offers any portion of the tenant’s premises for sale, and if such tenant does not elect to exercise its right of first offer, it will have a right of first refusal to purchase the related Mortgaged Property (or portion thereof) on the terms of a bona fide offer from a third-party purchaser. Such rights of first refusal and of first offer do not apply in the event of a foreclosure or deed in lieu of foreclosure.
(5) Lien; Valid Assignment	Amazon Industrial Portfolio – 6925 Riverview Avenue (Loan No. 19.02)	The Mortgaged Property is subject to an industrial revenue bond (“IRB”) and PILOT lease structure. In July 2016, the previous owner of the Mortgaged Property, RELP Turner, LLC (“RELP”), and the Unified Government of Wyandotte County/Kansas City, Kansas (the “Municipality”) entered into a development agreement (the “Development Agreement”) pursuant to which the Municipality agreed to issue an IRB with a maximum principal amount of $138.01 million, maturing in December 1, 2027. RELP entered into a performance agreement, which granted RELP a 100% abatement of taxes on the Mortgaged Property for the period that the IRB remains outstanding, provided that RELP paid $5,000 per year in lieu of taxes. RELP ground leased the Mortgaged Property to the Municipality pursuant to a ground lease (the “PILOT Ground Lease”); the Municipality leased the Mortgaged Property to RELP pursuant to a lease (the “PILOT Lease” and together with the PILOT Ground Lease, the “PILOT Leases”), and RELP subleased the Mortgaged Property to the Amazon Tenant. RELP purchased the bonds for $138.01 million and the proceeds were disbursed to RELP as reimbursement for the development costs of 6925 Riverview Avenue. The Mortgagor acquired RELP’s interests in the IRB and the PILOT Leases.

G-2-1

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
As successor-in-interest to RELP under the Development Agreement, the Mortgagor will be required to satisfy certain ongoing covenants in order to maintain the tax abatement, including: (1) the sole tenant, Amazon (Kansas City), is required to continuously operate and employ at least 1,000 full time employees at the Mortgaged Property; and (2) the sole tenant and the Mortgagor will required to become dues paying members of the KCK Area Chamber of Commerce and the Wyandotte Econ Dev Corp. If there is a default under the Development Agreement that remains uncured following 90 days’ notice from the Municipality, then the Municipality will be entitled to: (1) receive $1.5 million of liquidated damages from the Mortgagor, (2) terminate the Development Agreement, and (3) recover the amount of any tax abatement previously received by RELP or the Mortgagor, including any sales tax exemptions received by RELP, the Mortgagor or the Amazon Tenant in connection with the IRB (the Development Agreement provided that personal property and services purchased entirely with the proceeds of the IRB for the construction of the 6925 Riverview Avenue Property were exempt from Kansas’s 6.5% sales tax). Potential liability could exceed $30 million, and following a foreclosure the mortgagee would step into the Mortgagor’s obligations under the Development Agreement.
(5) Lien; Valid Assignment	USAA Plano (Loan No. 16)	The sole tenant at the Mortgaged Property, USAA, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer (i) is subordinate to the Mortgage Loan documents and (ii) does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale of the Mortgaged Property thereafter.
(5) Lien; Valid Assignment	3861 Sepulveda Boulevard (Loan No. 26)	The sole tenant at the Mortgaged Property, Westside Family Health Center, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first offer (i) is subordinate to the Mortgage Loan documents and (ii) does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale of the Mortgaged Property thereafter.
(6) Permitted Liens; Title Insurance	Earhart Corporate Center (Loan No. 13)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	Amazon Industrial Portfolio (Loan No. 19)	See exception to Representation and Warranty No. 5, above.

G-2-2

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Permitted Liens; Title Insurance	USAA Plano (Loan No. 16)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	3861 Sepulveda Boulevard (Loan No. 26)	See exception to Representation and Warranty No. 5, above.
(7) Junior Liens	The Hub (Loan No. 17)	The Mortgaged Property is subject to a subordinate mortgage securing a loan (the “Subordinate Loan”) in favor of the New York City Economic Development Corporation (“NYCEDC”) in the original principal amount of $4,000,000, of which $2,560,000 is outstanding (after giving effect to the scheduled October payment). At origination, NYCEDC entered into a subordination agreement pursuant to which NYCEDC is prohibited from exercising its rights and remedies under the Subordinate Loan (including any foreclosure or acceleration of the Subordinate Loan) without the lender’s consent until either (i) 90 days have passed from the date of notice from NYCEDC to the lender of NYCEDC’s intention to exercise remedies or (ii) the lender has accelerated the Mortgage Loan or taken any action to appoint a receiver or to foreclose on the senior mortgage. Under the subordination agreement, NYCEDC also agrees not to commence or join with other creditors in commencing any bankruptcy proceeding with respect to the Mortgagor without the lender’s prior written consent.
(13) Actions Concerning Mortgage Loan	333 South Wabash (Loan No. 11)	The Mortgagor and several entities in the ownership structure (including Michael Shvo, Deutsche Finance America (“DFA”), and related entities), are defendants in a lawsuit filed in the Superior Court of California, County of San Francisco on July 20, 2020. The plaintiff, Serdar Bilgili (the founder of BLG Capital (“BLG”) claims, among other things, that (i) BLG, SHVO and DFA had a joint venture to acquire the Mortgaged Property at the beginning of 2020; (ii) SHVO and DFA informed BLG that the acquisition of the Mortgaged Property was cancelled; and (iii) SHVO and DFA proceeded to form a new entity that entered into a new agreement to acquire the Mortgaged Property without BLG. BLG seeks to recover its right to certain asset management fees and carried interest.
(17) Access; Utilities; Separate Tax Lots	333 South Wabash (Loan No. 11)	The Mortgagor is a tenant under a space lease in a neighboring parcel that is part of a separate, larger tax lot; it is not a ground lease and no value was attributed to the space in underwriting. The Mortgagor pays its portion of taxes for that space as part of rent under the space lease.
(25) Licenses and Permits	3861 Sepulveda Boulevard (Loan No. 26)	The Mortgagor has not yet obtained a final, permanent certificate of occupancy (a “Final CO”) for the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to obtain a Final CO by March 15, 2021.

G-2-3

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Recourse Obligations	333 South Wabash (Loan No. 11)	The non-recourse carveout guarantor has provided a limited non-recourse carveout guaranty that only covers certain existing litigation and any bankruptcy as a result of such litigation. Other than for the events described above, there is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(26) Recourse Obligations	711 Fifth Avenue (Loan No. 23)	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(31) Single-Purpose Entity	Westlake Center (Loan No. 20)	The related Mortgage Loan has a Cut-off Date Principal Balance of $21,000,000; however, the related Mortgagor was not required to deliver a non-consolidation opinion to the lender at origination.
(37) No Material Default; Payment Record	All GSMC loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(39) Organization of Mortgagor	333 South Wabash (Loan No. 11) 711 Fifth Avenue (Loan No. 23)	The mortgagors under each of the related Mortgage Loans are affiliated with each other.

G-2-4

ANNEX H

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
11/15/2020	18,529,000.00
12/15/2020	18,529,000.00
1/15/2021	18,529,000.00
2/15/2021	18,529,000.00
3/15/2021	18,529,000.00
4/15/2021	18,529,000.00
5/15/2021	18,529,000.00
6/15/2021	18,529,000.00
7/15/2021	18,529,000.00
8/15/2021	18,529,000.00
9/15/2021	18,529,000.00
10/15/2021	18,529,000.00
11/15/2021	18,529,000.00
12/15/2021	18,529,000.00
1/15/2022	18,529,000.00
2/15/2022	18,529,000.00
3/15/2022	18,529,000.00
4/15/2022	18,529,000.00
5/15/2022	18,529,000.00
6/15/2022	18,529,000.00
7/15/2022	18,529,000.00
8/15/2022	18,529,000.00
9/15/2022	18,529,000.00
10/15/2022	18,529,000.00
11/15/2022	18,529,000.00
12/15/2022	18,529,000.00
1/15/2023	18,529,000.00
2/15/2023	18,529,000.00
3/15/2023	18,529,000.00
4/15/2023	18,529,000.00
5/15/2023	18,529,000.00
6/15/2023	18,529,000.00
7/15/2023	18,529,000.00
8/15/2023	18,529,000.00
9/15/2023	18,529,000.00
10/15/2023	18,529,000.00
11/15/2023	18,529,000.00
12/15/2023	18,529,000.00
1/15/2024	18,529,000.00
2/15/2024	18,529,000.00
3/15/2024	18,529,000.00
4/15/2024	18,529,000.00
5/15/2024	18,529,000.00
6/15/2024	18,529,000.00
7/15/2024	18,529,000.00
8/15/2024	18,529,000.00
9/15/2024	18,529,000.00
10/15/2024	18,529,000.00
11/15/2024	18,529,000.00
12/15/2024	18,529,000.00
1/15/2025	18,529,000.00
2/15/2025	18,529,000.00
3/15/2025	18,529,000.00
4/15/2025	18,529,000.00
5/15/2025	18,529,000.00
6/15/2025	18,529,000.00
7/15/2025	18,529,000.00
8/15/2025	18,529,000.00
9/15/2025	18,529,000.00
10/15/2025	18,528,155.10
11/15/2025	18,212,991.05
Distribution Date	Balance($)
12/15/2025	17,879,951.31
1/15/2026	17,562,744.29
2/15/2026	17,244,537.83
3/15/2026	16,874,975.92
4/15/2026	16,554,600.30
5/15/2026	16,216,501.10
6/15/2026	15,894,049.95
7/15/2026	15,553,935.83
8/15/2026	15,229,396.20
9/15/2026	14,903,833.91
10/15/2026	14,560,699.47
11/15/2026	14,233,029.27
12/15/2026	13,887,848.45
1/15/2027	13,558,057.18
2/15/2027	13,227,226.62
3/15/2027	12,846,226.15
4/15/2027	12,513,150.17
5/15/2027	12,162,721.37
6/15/2027	11,827,490.56
7/15/2027	11,474,969.83
8/15/2027	11,137,570.73
9/15/2027	10,799,108.21
10/15/2027	10,443,450.13
11/15/2027	10,102,799.15
12/15/2027	9,745,016.47
1/15/2028	9,402,163.35
2/15/2028	9,058,229.54
3/15/2028	8,681,308.12
4/15/2028	8,335,100.70
5/15/2028	7,971,923.78
6/15/2028	7,623,479.52
7/15/2028	7,258,131.05
8/15/2028	6,907,435.97
9/15/2028	6,555,635.34
10/15/2028	6,187,028.48
11/15/2028	5,832,956.07
12/15/2028	5,462,143.75
1/15/2029	5,105,785.37
2/15/2029	4,748,303.48
3/15/2029	4,343,154.57
4/15/2029	3,983,266.27
5/15/2029	3,606,807.82
6/15/2029	3,244,597.21
7/15/2029	2,865,884.24
8/15/2029	2,501,336.81
9/15/2029	2,135,639.91
10/15/2029	1,753,542.43
11/15/2029	1,385,486.93
12/15/2029	1,001,099.69
1/15/2030	672,298.44
2/15/2030	354,695.57
3/15/2030 and thereafter	0.00

H-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	57
Description of the Mortgage Pool	142
Transaction Parties	250
Credit Risk Retention	293
Description of the Certificates	298
Description of the Mortgage Loan Purchase Agreements	336
Pooling and Servicing Agreement	346
Certain Legal Aspects of Mortgage Loans	451
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	468
Pending Legal Proceedings Involving Transaction Parties	469
Use of Proceeds	469
Yield and Maturity Considerations	469
Material Federal Income Tax Considerations	484
Certain State and Local Tax Considerations	496
Method of Distribution (Conflicts of Interest)	496
Incorporation of Certain Information by Reference	498
Where You Can Find More Information	499
Financial Information	499
Certain ERISA Considerations	499
Legal Investment	503
Legal Matters	504
Ratings	504
Index of Defined Terms	508

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$746,733,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2020-B20
Mortgage Trust
Issuing Entity

Benchmark 2020-B20 Mortgage Trust,

Commercial Mortgage Pass-Through

Certificates, Series 2020-B20

Class A-1	$13,046,000
Class A-2	$69,728,000
Class A-3	$68,875,000
Class A-4	$170,000,000
Class A-5	$260,642,000
Class A-SB	$18,529,000
Class X-A	$667,339,000
Class X-B	$79,394,000
Class A-S	$66,519,000
Class B	$38,624,000
Class C	$40,770,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.
Co-Manager

Drexel Hamilton, LLC

Co-Manager

October 20, 2020